FILED PURSUANT TO RULE 424(b)(2)
REGISTRATION FILE NO.: 333-226943-06

PROSPECTUS

$762,321,000 (Approximate)

Benchmark 2020-B16 Mortgage Trust

(Central Index Key Number 0001797288)

Issuing Entity

Deutsche Mortgage & Asset Receiving Corporation

(Central Index Key Number 0001013454)

Depositor

German American Capital Corporation

(Central Index Key Number 0001541294)

JPMorgan Chase Bank, National Association

(Central Index Key Number 0000835271)

Citi Real Estate Funding Inc.

(Central Index Key Number 0001701238)

Sponsors and Mortgage Loan Sellers

Benchmark 2020-B16 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2020-B16

Deutsche Mortgage & Asset Receiving Corporation is offering certain classes of the Benchmark 2020-B16 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2020-B16 identified in the table below. The offered certificates (and the non-offered certificates identified under “Summary of Certificates”) will represent the ownership interests in the issuing entity, Benchmark 2020-B16 Mortgage Trust, a New York common law trust. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th is not a business day, the next business day), commencing in March 2020. The rated final distribution date for each class of offered certificates is the distribution date in February 2053.

Class	Initial Class Certificate Balance or Notional Amount(1)	Approx. Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(2)
Class A-1	$4,592,000	1.927%	Fixed(3)	December 2024
Class A-2	$10,098,000	2.878%	Fixed(3)	December 2024
Class A-3	$40,849,000	2.475%	Fixed(3)	December 2026
Class A-SB	$9,800,000	2.700%	Fixed(3)	December 2029
Class A-4	$221,000,000	2.483%	Fixed(3)	December 2029
Class A-5	$311,560,000	2.732%	Fixed(3)	January 2030
Class X-A	$691,854,000(4)	0.928%	Variable(5)	January 2030
Class A-M	$93,955,000	2.944%	WAC Cap(3)	January 2030
Class B	$36,301,000	3.176%	WAC Cap(3)	January 2030
Class C	$34,166,000	3.535%	WAC – 0.055%(3)	January 2030

(Footnotes on table begin on page 3)

You should carefully consider the risk factors beginning on page 55 of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, the depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. Deutsche Mortgage & Asset Receiving Corporation will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Academy Securities, Inc. and Drexel Hamilton, LLC will purchase the offered certificates from Deutsche Mortgage & Asset Receiving Corporation and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Citigroup Global Markets Inc. are acting as co-lead managers and joint bookrunners in the following manner: Deutsche Bank Securities Inc. is acting as sole bookrunning manager with respect to approximately 27.5% of each class of offered certificates, J.P. Morgan Securities LLC is acting as sole bookrunning manager with respect to approximately 45.2% of each class of offered certificates, and Citigroup Global Markets Inc. is acting as sole bookrunning manager with respect to approximately 27.2% of each class of offered certificates. Academy Securities, Inc. and Drexel Hamilton, LLC are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about February 12, 2020. Deutsche Mortgage & Asset Receiving Corporation expects to receive from this offering approximately 109.384776357364% of the aggregate certificate balance of the offered certificates, plus accrued interest from February 1, 2020, before deducting expenses payable by the depositor.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)(3)
Commercial Mortgage Pass-Through Certificates	$762,321,000	100%	$762,321,000	$98,949.27

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Calculated according to Rule 457(s) of the Securities Act of 1933.

(3)	Payment of this registration fee was made in connection with the filing of the preliminary prospectus (accession number: 0001539497-20-000091).

Deutsche Bank Securities	Citigroup	J.P. Morgan
Co-Lead Managers and Joint Bookrunners
Academy Securities Co-Manager		Drexel Hamilton Co-Manager

January 27, 2020

 (THIS PAGE INTENTIONALLY LEFT BLANK)

Summary of Certificates

Class	Initial Certificate Balance or Notional Amount(1)		Approx. Initial Credit Support(6)	Approx. Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(2)	Weighted Average Life (Yrs.)(7)	Principal Window(7)
Offered Certificates
Class A-1	$4,592,000		30.000%	1.927%	Fixed(3)	December 2024	3.07	1 – 58
Class A-2	$10,098,000		30.000%	2.878%	Fixed(3)	December 2024	4.84	58 – 58
Class A-3	$40,849,000		30.000%	2.475%	Fixed(3)	December 2026	6.84	82 – 82
Class A-SB	$9,800,000		30.000%	2.700%	Fixed(3)	December 2029	7.47	58 – 118
Class A-4	$221,000,000		30.000%	2.483%	Fixed(3)	December 2029	9.84	118 – 118
Class A-5	$311,560,000		30.000%	2.732%	Fixed(3)	January 2030	9.87	118 – 119
Class X-A	$691,854,000	(4)	N/A	0.928%	Variable(5)	January 2030	N/A	N/A
Class A-M	$93,955,000		19.000%	2.944%	WAC Cap(3)	January 2030	9.93	119 – 119
Class B	$36,301,000		14.750%	3.176%	WAC Cap(3)	January 2030	9.93	119 – 119
Class C	$34,166,000		10.750%	3.535%	WAC – 0.055%(3)	January 2030	9.93	119 – 119
Non-Offered Certificates(8)
Class X-B	$70,467,000	(4)	N/A	0.240%	Variable(5)	January 2030	N/A	N/A
Class X-D	$40,572,000	(4)	N/A	1.090%	Variable(5)	February 2030	N/A	N/A
Class X-F	$16,015,000	(4)	N/A	1.500%	Variable(5)	February 2030	N/A	N/A
Class X-G	$8,541,000	(4)	N/A	1.500%	Variable(5)	February 2030	N/A	N/A
Class X-H	$26,692,872	(4)	N/A	1.500%	Variable(5)	February 2030	N/A	N/A
Class D	$23,489,000		8.000%	2.500%	Fixed(3)	January 2030	9.93	119 – 119
Class E	$17,083,000		6.000%	2.500%	Fixed(3)	February 2030	9.98	119 – 120
Class F	$16,015,000		4.125%	2.090%	WAC – 1.500%(3)	February 2030	10.01	120 – 120
Class G	$8,541,000		3.125%	2.090%	WAC – 1.500%(3)	February 2030	10.01	120 – 120
Class H	$26,692,872		0.000%	2.090%	WAC – 1.500%(3)	February 2030	10.01	120 – 120
Class R(9)	N/A		N/A	N/A	N/A	N/A	N/A	N/A
VRR Interest(10)	$44,955,000		N/A	3.590%(11)	(11)	February 2030	9.62	1 – 120

(1)	Approximate, subject to a permitted variance of plus or minus 5%. The certificate balance of the VRR Interest is not included in the certificate balance or notional amount of any class of certificates set forth under “Offered Certificates” or “Non-Offered Certificates” in the table above, and the VRR Interest is not offered by this prospectus.

(2)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(3)	The pass-through rates for the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class D and Class E certificates, in each case, for each distribution date will be a fixed per annum rate equal to the initial pass-through rate for such class set forth in the table above. The pass-through rate for the Class A-M certificates for each distribution date will be a per annum rate equal to the lesser of (i) the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which such distribution date occurs (referred to as the “WAC rate”) and (ii) 2.944%. The pass-through rate for the Class B certificates for each distribution date will be a per annum rate equal to the lesser of (i) the WAC rate and (ii) 3.176%. The pass-through rate for the Class C certificates for each distribution date will be a per annum rate equal to (i) the WAC rate, minus (ii) 0.055%, but in any case, not less than 0.000%. The pass-through rate for the Class F, Class G and Class H certificates, in each case, for each distribution date will be a per annum rate equal to (i) the WAC rate, minus (ii) 1.500%, but in any case, not less than 0.000%. See “Description of the Certificates—Distributions—Pass-Through Rates”. The Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M, Class B, Class C, Class D, Class E, Class F, Class G and Class H certificates are collectively referred to as the “principal balance certificates”.

(4)	The Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H certificates (collectively, the “Class X certificates”) will not have certificate balances. The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5 and Class A-M certificates. The notional amount of the Class X-B certificates will be equal to the aggregate certificate balance of the Class B and Class C certificates. The notional amount of the Class X-D certificates will be equal to the aggregate certificate balance of the Class D and Class E certificates. The notional amount of the Class X-F certificates will be equal to the certificate balance of the Class F certificates. The notional amount of the Class X-G certificates will be equal to the certificate balance of the Class G certificates. The notional amount of the Class X-H certificates will be equal to the certificate balance of the Class H certificates. See “Description of the Certificates—Distributions—Pass-Through Rates”.

(5)	Each class of Class X certificates will not be entitled to distributions of principal. Each class of Class X certificates will accrue interest on their respective notional amount and at their respective pass-through rate as described in “Description of the Certificates—Distributions—Pass-Through Rates”.

(6)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, are represented in the aggregate. The approximate initial credit support percentages shown in the table above do not take into account the VRR Interest. However, losses incurred on the mortgage loans will be allocated between the VRR Interest and the principal balance certificates, pro rata in accordance with their respective outstanding certificate balances. See “Credit Risk Retention” and “Description of the Certificates”.

(7)	The weighted average life and principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of principal balance certificates are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates of the mortgage loans.

(8)	The classes of certificates set forth under “Non-Offered Certificates” in the table above are not offered by this prospectus. Any information in this prospectus concerning the non-offered certificates is presented solely to enhance your understanding of the offered certificates.

(9)	The Class R certificates will not have a certificate balance, notional amount, pass-through rate, assumed final distribution date or rating. The Class R certificates will represent the residual interests in each Trust REMIC, as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

(10)	German American Capital Corporation, as retaining sponsor, is expected to acquire from the depositor, on the closing date, an “eligible vertical interest” (as defined in Regulation RR) in the form of a single vertical security (the “VRR Interest”), representing the right to receive approximately 5.00% of all amounts collected on the mortgage loans, net of all expenses of the issuing entity, and distributed on the principal balance certificates, the class X certificates and the VRR Interest, as further described under “Credit Risk Retention”. The VRR Interest will be retained by certain retaining parties in accordance with the credit risk retention rules applicable to this securitization transaction. The VRR Interest is a class of certificates.

(11)	Although it does not have a specified pass-through rate (other than for tax reporting purposes), the effective interest rate for the VRR Interest will be the WAC rate.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	11
Important Notice About Information Presented in This Prospectus	12
Summary of Terms	19
Risk Factors	55
The Certificates May Not Be a Suitable Investment for You	55
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	55
Risks Related to Market Conditions and Other External Factors	55
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS	55
Other Events May Affect the Value and Liquidity of Your Investment	55
Risks Relating to the Mortgage Loans	56
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	56
Risks of Commercial and Multifamily Lending Generally	56
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	58
Retail Properties Have Special Risks	62
The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector	62
Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants	62
Office Properties Have Special Risks	63
Hospitality Properties Have Special Risks	64
Risks Related to Casino Properties	66
Risks Relating to Affiliation with a Franchise or Hotel Management Company	66
Industrial Properties Have Special Risks	67
Multifamily Properties Have Special Risks	68
Mixed Use Properties Have Special Risks	71
Self Storage Properties Have Special Risks	71
Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the
Business Models and Viability of Retailers	72
Leased Fee Properties Have Special Risks	72
Sale-Leaseback Transactions Have Special Risks	73
Parking Properties Have Special Risks	74
Condominium Ownership May Limit Use and Improvements	75
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	76
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	77
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	78
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	79
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	80
Risks Related to Zoning Non-Compliance and Use Restrictions	82
Risks Relating to Inspections of Properties	83
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	83
Insurance May Not Be Available or Adequate	83
Terrorism Insurance May Not Be Available for All Mortgaged Properties	85
Risks Associated with Blanket Insurance Policies or Self-Insurance	87
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	87
Limited Information Causes Uncertainty	87
Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions	88
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	88
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us	89
Static Pool Data Would Not Be Indicative of the Performance of this Pool	90

Appraisals May Not Reflect Current or Future Market Value of Each Property	90
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	91
The Borrower’s Form of Entity May Cause Special Risks	92
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	93
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	94
Other Financings or Ability to Incur Other Indebtedness Entails Risk	95
Tenancies-in-Common May Hinder Recovery	96
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	97
Risks Associated with One Action Rules	97
State Law Limitations on Assignments of Leases and Rents May Entail Risks	97
Various Other Laws Could Affect the Exercise of Lender’s Rights	97
Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	98
Risks Related to Ground Leases and Other Leasehold Interests	99
Increases in Real Estate Taxes May Reduce Available Funds	101
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds	101
Risks Related to Conflicts of Interest	101
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	101
The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers	103
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	104
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	105
Potential Conflicts of Interest of the Operating Advisor	107
Potential Conflicts of Interest of the Asset Representations Reviewer	108
Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders	108
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	111
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Holder To Terminate the Special Servicer of the Applicable Whole Loan	112
Other Potential Conflicts of Interest May Affect Your Investment	112
Other Risks Relating to the Certificates	113
The Certificates Are Limited Obligations	113
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	113
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Certificates	113
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	116
Subordination of the Subordinate Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinate Certificates	118
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	118
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	121
Risks Relating to Modifications of the Mortgage Loans	126
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	127
Payments Allocated to the VRR Interest Will Not Be Available to Make Payments on the Non-VRR Certificates, and Payments Allocated to the Non-VRR Certificates Will Not

Be Available to Make Payments on the VRR Interest	128
Risks Relating to Interest on Advances and Special Servicing Compensation	128
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	128
The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	129
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	130
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	130
Description of the Mortgage Pool	131
General	131
Co-Originated or Third-Party Originated Mortgage Loans	133
Certain Calculations and Definitions	133
Definitions	134
Mortgage Pool Characteristics	142
Overview	142
Property Types	142
Specialty Use Concentrations.	146
Mortgage Loan Concentrations	147
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	148
Geographic Concentrations	149
Mortgaged Properties With Limited Prior Operating History	149
Tenancies-in-Common or Diversified Ownership	150
Condominium and Other Shared Interests	150
Fee & Leasehold Estates; Ground Leases	151
Environmental Considerations	151
Redevelopment, Renovation and Expansion	153
Assessment of Property Value and Condition	154
Litigation and Other Considerations	155
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	157
Loan Purpose	157
Default History, Bankruptcy Issues and Other Proceedings	157
Tenant Issues	158
Tenant Concentrations	158
Lease Expirations and Terminations	158
Purchase Options and Rights of First Refusal	164
Affiliated Leases	165
Insurance Considerations	166
Use Restrictions	166
Appraised Value	167
Non-Recourse Carveout Limitations	168
Real Estate and Other Tax Considerations	170
Delinquency Information	172
Certain Terms of the Mortgage Loans	172
Amortization of Principal	172
Due Dates; Mortgage Rates; Calculations of Interest	172
Prepayment Protections and Certain Involuntary Prepayments	173
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	176
Defeasance; Collateral Substitution	177
Partial Releases	177
Escrows	181
Mortgaged Property Accounts	182
Exceptions to Underwriting Guidelines	182
Additional Indebtedness	182
General	182
Whole Loans	183
Mezzanine Indebtedness	183
Preferred Equity	185
Other Secured Indebtedness	187
Other Unsecured Indebtedness	187
The Whole Loans	187
General	187
The Serviced Pari Passu Whole Loans	192
The Non-Serviced Pari Passu Whole Loans	195
The Non-Serviced AB Whole Loans	198
Additional Information	231
Transaction Parties	232
The Sponsors and Mortgage Loan Sellers	232
German American Capital Corporation	232
JPMorgan Chase Bank, National Association	240
Citi Real Estate Funding Inc.	248
The Depositor	257
The Issuing Entity	257
The Trustee and the Certificate Administrator	258
The Master Servicer	260
The Special Servicer	262
The Operating Advisor and Asset Representations Reviewer	265
Credit Risk Retention	266
Qualifying CRE Loans	267
The VRR Interest	267
Material Terms of the VRR Interest	267
Hedging, Transfer and Financing Restrictions	269
Description of the Certificates	270
General	270
Distributions	272
Method, Timing and Amount	272
Available Funds	272

Priority of Distributions	274
Pass-Through Rates	277
Interest Distribution Amount	279
Principal Distribution Amount	280
Certain Calculations with Respect to Individual Mortgage Loans	282
Application Priority of Mortgage Loan Collections or Whole Loan Collections	282
Allocation of Yield Maintenance Charges and Prepayment Premiums	285
Assumed Final Distribution Date; Rated Final Distribution Date	287
Prepayment Interest Shortfalls	287
Subordination; Allocation of Realized Losses	289
Reports to Certificateholders; Certain Available Information	291
Certificate Administrator Reports	291
Information Available Electronically	296
Voting Rights	301
Delivery, Form, Transfer and Denomination	301
Denomination	301
Book-Entry Registration	301
Definitive Certificates	304
Certificateholder Communication	304
Access to Certificateholders’ Names and Addresses	304
Requests to Communicate	304
List of Certificateholders	305
Description of the Mortgage Loan Purchase Agreements	305
General	305
Dispute Resolution Provisions	316
Asset Review Obligations	316
Pooling and Servicing Agreement	316
General	316
Assignment of the Mortgage Loans	317
Servicing Standard	318
Subservicing	319
Advances	320
P&I Advances	320
Servicing Advances	321
Nonrecoverable Advances	322
Recovery of Advances	323
Accounts	324
Withdrawals from the Collection Account	326
Servicing and Other Compensation and Payment of Expenses	328
General	328
Master Servicing Compensation	333
Special Servicing Compensation	335
Disclosable Special Servicer Fees	339
Certificate Administrator and Trustee Compensation	339
Operating Advisor Compensation	340
Asset Representations Reviewer Compensation	341
CREFC® Intellectual Property Royalty License Fee	341
Appraisal Reduction Amounts	342
Maintenance of Insurance	348
Modifications, Waivers and Amendments	351
Mortgage Loans with “Due-on-Sale” and “Due-on-Encumbrance” Provisions	353
Inspections	355
Collection of Operating Information	355
Special Servicing Transfer Event	355
Asset Status Report	357
Realization Upon Mortgage Loans	361
Sale of Defaulted Loans and REO Properties	363
The Directing Holder	365
General	365
Major Decisions	368
Asset Status Report	371
Replacement of the Special Servicer	371
Control Termination Event and Consultation Termination Event	371
Servicing Override	372
Rights of Holders of Companion Loans	373
Limitation on Liability of Directing Holder	374
The Operating Advisor	374
General	374
Duties of the Operating Advisor While No Control Termination Event is Continuing	375
Duties of the Operating Advisor While a Control Termination Event is Continuing	375
Annual Report	376
Recommendation of the Replacement of the Special Servicer	378
Eligibility of Operating Advisor	378
Other Obligations of Operating Advisor	378
Delegation of Operating Advisor’s Duties	379
Termination of the Operating Advisor With Cause	379
Rights Upon Operating Advisor Termination Event	380
Waiver of Operating Advisor Termination Event	381
Termination of the Operating Advisor Without Cause	381
Resignation of the Operating Advisor	381
Operating Advisor Compensation	382
The Asset Representations Reviewer	382
Asset Review	382
Eligibility of Asset Representations Reviewer	387
Other Obligations of Asset Representations Reviewer	387

Delegation of Asset Representations Reviewer’s Duties	388
Assignment of Asset Representations Reviewer’s Rights and Obligations	388
Asset Representations Reviewer Termination Events	388
Rights Upon Asset Representations Reviewer Termination Event	389
Termination of the Asset Representations Reviewer Without Cause	389
Resignation of Asset Representations Reviewer	390
Asset Representations Reviewer Compensation	390
Limitation on Liability of the Risk Retention Consultation Parties	390
Replacement of the Special Servicer Without Cause	391
Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote	393
Termination of the Master Servicer and the Special Servicer for Cause	394
Servicer Termination Events	394
Rights Upon Servicer Termination Event	396
Waiver of Servicer Termination Event	398
Resignation of the Master Servicer and Special Servicer	398
Limitation on Liability; Indemnification	399
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	401
Dispute Resolution Provisions	401
Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder	401
Repurchase Request Delivered by a Party to the PSA	402
Resolution of a Repurchase Request	402
Mediation and Arbitration Provisions	405
Servicing of the Non-Serviced Mortgage Loans	406
General	406
Servicing of the Bellagio Hotel and Casino Mortgage Loan	409
Servicing of the 1633 Broadway Whole Loan	410
Servicing of the 650 Madison Avenue Mortgage Loan	410
Servicing of the 181 West Madison Whole Loan	411
Servicing of the Servicing Shift Mortgage Loans	411
Rating Agency Confirmations	411
Evidence as to Compliance	413
Limitation on Rights of Certificateholders to Institute a Proceeding	414
Termination; Retirement of Certificates	415
Amendment	416
Resignation and Removal of the Trustee and the Certificate Administrator	418
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	420
Certain Legal Aspects of Mortgage Loans	420
New York	420
Illinois	420
General	421
Types of Mortgage Instruments	421
Leases and Rents	421
Personalty	422
Foreclosure	422
General	422
Foreclosure Procedures Vary from State to State	422
Judicial Foreclosure	422
Equitable and Other Limitations on Enforceability of Certain Provisions	422
Nonjudicial Foreclosure/Power of Sale	423
Public Sale	423
Rights of Redemption	424
Anti-Deficiency Legislation	425
Leasehold Considerations	425
Cooperative Shares	425
Bankruptcy Laws	426
Environmental Considerations	431
General	431
Superlien Laws	431
CERCLA	431
Certain Other Federal and State Laws	432
Additional Considerations	432
Due-on-Sale and Due-on-Encumbrance Provisions	433
Subordinate Financing	433
Default Interest and Limitations on Prepayments	433
Applicability of Usury Laws	433
Americans with Disabilities Act	434
Servicemembers Civil Relief Act	434
Anti-Money Laundering, Economic Sanctions and Bribery	434
Potential Forfeiture of Assets	435
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	435
Pending Legal Proceedings Involving Transaction Parties	437
Use of Proceeds	437
Yield and Maturity Considerations	437
Yield Considerations	437
General	437
Rate and Timing of Principal Payments	437
Losses and Shortfalls	439

Certain Relevant Factors Affecting Loan Payments and Defaults	439
Delay in Payment of Distributions	440
Yield on the Certificates with Notional Amounts	440
Weighted Average Life	441
Pre-Tax Yield to Maturity Tables	446
Material Federal Income Tax Considerations	449
General	449
Qualification as a REMIC	450
Status of Offered Certificates	451
Taxation of Regular Interests	452
General	452
Original Issue Discount	452
Acquisition Premium	454
Market Discount	454
Premium	455
Election To Treat All Interest Under the Constant Yield Method	456
Treatment of Losses	456
Yield Maintenance Charges and Prepayment Provisions	457
Sale or Exchange of Regular Interests	457
Taxes That May Be Imposed on a REMIC	458
Prohibited Transactions	458
Contributions to a REMIC After the Startup Day	458
Net Income from Foreclosure Property	458
Bipartisan Budget Act of 2015	459
Taxation of Certain Foreign Investors	459
FATCA	460
Backup Withholding	460
Information Reporting	460
3.8% Medicare Tax on “Net Investment Income”	461
Reporting Requirements	461
Certain State and Local Tax Considerations	462
Method of Distribution (Conflicts of Interest)	463
Incorporation of Certain Information by Reference	465
Where You Can Find More Information	465
Financial Information	465
Certain ERISA Considerations	466
General	466
Plan Asset Regulations	466
Administrative Exemption	467
Insurance Company General Accounts	469
Legal Investment	470
Legal Matters	470
Ratings	471
Index of Defined Terms	473

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-2	CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-3	DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN INFORMATION
ANNEX B	FORM OF REPORT TO CERTIFICATEHOLDERS
ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT
ANNEX D-1	GERMAN AMERICAN CAPITAL CORPORATION AND CITI REAL ESTATE FUNDING INC. MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX D-2	EXCEPTIONS TO GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX D-3	EXCEPTIONS TO CREFI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX E-1	JPMORGAN CHASE BANK, NATIONAL ASSOCIATION MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX E-2	EXCEPTIONS TO JPMCB MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX F	CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING HOLDER, THE RISK RETENTION CONSULTATION PARTIES, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE”.

Important Notice About Information Presented in This Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates, which sets forth important statistical information relating to the certificates;

●	Summary of Terms, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

●	Risk Factors, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms”.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to Deutsche Mortgage & Asset Receiving Corporation.

●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

●	unless otherwise specified, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a mortgaged property name (or portfolio of mortgaged properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization, and (iv) any parenthetical with a percent next to a mortgage loan name or a group of mortgage loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization.

This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state or other jurisdiction where such offer, solicitation or sale is not permitted.

NOTICE TO INVESTORS IN THE EUROPEAN ECONOMIC AREA AND THE UNITED KINGDOM

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE PROSPECTUS DIRECTIVE (AS DEFINED BELOW).

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (THE “EEA”) OR IN THE UNITED KINGDOM. FOR THESE PURPOSES, A RETAIL INVESTOR MEANS A PERSON WHO IS ONE (OR MORE) OF: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN DIRECTIVE 2003/71/EC (AS AMENDED OR SUPERSEDED, THE “PROSPECTUS DIRECTIVE”). CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (AS AMENDED, THE “PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO RETAIL INVESTORS IN THE EEA OR IN THE UNITED KINGDOM HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY RETAIL INVESTOR IN THE EEA OR IN THE UNITED KINGDOM MAY BE UNLAWFUL UNDER THE PRIIPS REGULATION.

NONE OF THE DEPOSITOR, THE ISSUING ENTITY OR ANY OF THE UNDERWRITERS HAS AUTHORIZED, NOR DOES ANY OF THEM AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES OTHER THAN TO QUALIFIED INVESTORS.

ANY DISTRIBUTOR SUBJECT TO MIFID II THAT IS OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING ITS OWN DISTRIBUTION CHANNELS FOR THE PURPOSES OF THE MIFID II PRODUCT GOVERNANCE RULES UNDER COMMISSION DELEGATED DIRECTIVE (EU) 2017/593 (AS AMENDED, THE “DELEGATED DIRECTIVE“). NEITHER THE ISSUING ENTITY, THE DEPOSITOR NOR ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE DELEGATED DIRECTIVE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE ANY OFFERED CERTIFICATES TO ANY RETAIL INVESTOR IN THE EEA OR IN THE UNITED KINGDOM. FOR THE PURPOSES OF THIS PROVISION:

(i)   THE EXPRESSION “RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING:

(A)   A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF MIFID II; OR

(B)   A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR

(C)  NOT A QUALIFIED INVESTOR AS DEFINED IN THE PROSPECTUS DIRECTIVE; AND

(ii)   THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE FOR THE OFFERED CERTIFICATES.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (AS AMENDED, “FSMA”) THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (AS AMENDED, THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES”, “UNINCORPORATED ASSOCIATIONS”, ETC.) OF THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS” ); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (AS AMENDED, THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH CHAPTER 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A) IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FSMA) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR THE DEPOSITOR; AND

(B) IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

NO PERSON HAS ISSUED OR DISTRIBUTED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, OR WILL ISSUE OR DISTRIBUTE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF (A) ONLY TO PERSONS OUTSIDE HONG KONG OR (B) ONLY TO “PROFESSIONAL INVESTORS” WITHIN THE MEANING OF THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) (THE “SFO”) AND ANY RULES OR REGULATIONS MADE UNDER THE SFO.

THE OFFERED CERTIFICATES (IF THEY ARE NOT A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) HAVE NOT BEEN OFFERED OR SOLD AND WILL NOT BE OFFERED OR SOLD, BY MEANS OF ANY DOCUMENT, OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO, OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT CONSTITUTING A “PROSPECTUS” AS DEFINED IN

THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32 OF THE LAWS OF HONG KONG) OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE COMPANIES ORDINANCE (CAP. 622 OF THE LAWS OF HONG KONG). FURTHER, THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY THE SECURITIES AND FUTURES COMMISSION OF HONG KONG OR ANY OTHER REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFERING CONTEMPLATED IN THIS PROSPECTUS.

W A R N I N G

IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN OR WILL BE LODGED OR REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT.

THIS PROSPECTUS AND ANY OTHER DOCUMENTS OR MATERIALS IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE DIRECTLY OR INDIRECTLY ISSUED, CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A(1)(C) OF THE SFA) (“INSTITUTIONAL INVESTOR”) PURSUANT TO SECTION 304 OF THE SFA.

UNLESS SUCH OFFERED CERTIFICATES ARE OF THE SAME CLASS AS OTHER OFFERED CERTIFICATES OF THE ISSUING ENTITY THAT ARE LISTED FOR QUOTATION ON AN APPROVED EXCHANGE (AS DEFINED IN SECTION 2(1) OF THE SFA) (“APPROVED EXCHANGE”) AND IN RESPECT OF WHICH ANY OFFER INFORMATION STATEMENT, INTRODUCTORY DOCUMENT, SHAREHOLDERS’ CIRCULAR FOR A REVERSE TAKE-OVER, DOCUMENT ISSUED FOR THE PURPOSES OF A TRUST SCHEME, OR ANY OTHER SIMILAR DOCUMENT APPROVED BY AN APPROVED EXCHANGE, WAS ISSUED IN CONNECTION WITH AN OFFER, OR THE LISTING FOR QUOTATION, OF THOSE OFFERED CERTIFICATES, ANY SUBSEQUENT OFFERS IN SINGAPORE OF OFFERED CERTIFICATES ACQUIRED PURSUANT TO AN INITIAL OFFER MADE HEREUNDER MAY ONLY BE MADE, PURSUANT TO THE REQUIREMENTS OF SECTION 304A, TO PERSONS WHO ARE INSTITUTIONAL INVESTORS.

AS THE OFFERED CERTIFICATES ARE ONLY OFFERED TO PERSONS IN SINGAPORE WHO QUALIFY AS AN INSTITUTIONAL INVESTOR, THE ISSUING ENTITY IS NOT REQUIRED TO DETERMINE THE CLASSIFICATION OF THE OFFERED CERTIFICATES PURSUANT TO SECTION 309B OF THE SFA.

NOTHING SET OUT IN THIS NOTICE SHALL BE CONSTRUED AS LEGAL ADVICE AND EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN LEGAL COUNSEL. THIS NOTICE IS FURTHER SUBJECT TO THE PROVISIONS OF THE SFA AND ITS REGULATIONS, AS THE SAME MAY BE AMENDED OR CONSOLIDATED FROM TIME TO TIME, AND DOES NOT PURPORT TO BE EXHAUSTIVE IN ANY RESPECT.

THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS THIS PROSPECTUS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA”), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN.

JAPANESE RETENTION REQUIREMENT

The JAPANESE Financial Services Agency (“JFSA”) published a risk retention rule as part of the regulatory capital regulation of certain categories of Japanese investors seeking to invest in securitization transactions (the “JRR RULE”). The JRR Rule mandates an “indirect” compliance requirement, meaning that certain categories of Japanese investors will be required to apply higher risk weighting to securitization exposures they hold unless the relevant originator commits to hold a retention interest in the securities issued in the securitization transaction equal to at least 5% of the exposure of the total underlying assets in the securitization transaction (the “JAPANESE RETENTION REQUIREMENT”), or such investors determine that the underlying assets were not “inappropriately originated.” In the absence of such a determination by such investors that such underlying assets were not “inappropriately originated,” the Japanese Retention Requirement would apply to an investment by such investors in such securities.

No party to the transaction described in this Prospectus has committed to hold a risk retention interest in compliance with the Japanese Retention Requirement, and we make no representation as to whether the transaction described in this prospectus would otherwise comply with the JRR Rule.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Depositor	Deutsche Mortgage & Asset Receiving Corporation, a Delaware corporation. The depositor’s principal offices are located at 60 Wall Street, New York, New York 10005, and its telephone number is (212) 250-2500. See “Transaction Parties—The Depositor”.

Issuing Entity	Benchmark 2020-B16 Mortgage Trust, a New York common law trust. The issuing entity will be established on the closing date pursuant to the pooling and servicing agreement that will be entered into between certain parties to this securitization transaction. See “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors of this transaction are:

●	German American Capital Corporation, a Maryland corporation;

●	JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America; and

●	Citi Real Estate Funding Inc., a New York corporation.

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

The sponsors originated, co-originated or acquired (or, on or prior to the closing date, will acquire) and will transfer to the depositor the mortgage loans set forth in the following chart:

Mortgage Loan Seller(1)	Number of Mortgage Loans	Aggregate Cut-off Date Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
German American Capital Corporation(2)	7	$225,200,000	25.0%
JPMorgan Chase Bank, National Association	13	354,301,873	39.4
Citi Real Estate Funding Inc.	11	214,595,000	23.9
JPMorgan Chase Bank, National Association / Citi Real Estate Funding Inc.(3)	1	60,000,000	6.7
German American Capital Corporation / JPMorgan Chase Bank, National Association(2)(4)	1	45,000,000	5.0
Total	33	$899,096,873	100.0%

(1)	Each mortgage loan was originated by its respective mortgage loan seller or its affiliate, except those certain mortgage loans that were originated by an unaffiliated third-party or are part of larger whole loan structures that were co-originated by the applicable mortgage loan seller or its affiliate with one or more other lenders. See “Description of the Mortgage Pool—Co-Originated or Third-Party Originated Mortgage Loans” for additional information.

(2)	One (1) mortgage loan (0.7%) being sold by German American Capital Corporation was originated by Deutsche Bank AG, New York Branch, an affiliate of German American Capital Corporation. Seven (7) mortgage loans (25.0%) being sold by German American Capital Corporation were originated, co-originated or acquired by DBR Investments Co. Limited, an Exempted Company incorporated in the Cayman Islands, an affiliate of German American Capital Corporation. German American Capital Corporation is expected to acquire each of the mortgage loans (or applicable portion thereof with respect to the 1633 Broadway mortgage loan) originated or co-originated by Deutsche Bank AG, New York Branch or DBR Investments Co. Limited on or prior to the closing date. Each such mortgage loan originated, co-originated or acquired by each of Deutsche Bank AG, New York Branch or DBR Investments Co. Limited was underwritten pursuant to the underwriting guidelines of Deutsche Bank AG, New York Branch or DBR Investments Co. Limited, as applicable.

(3)	The Bellagio Hotel and Casino mortgage loan (6.7%) is part of a whole loan as to which separate notes are being sold by JPMorgan Chase Bank, National Association and Citi Real Estate Funding Inc. The Bellagio Hotel and Casino whole loan was co-originated by Morgan Stanley Bank, N.A., JPMorgan Chase Bank, National Association and Citi Real Estate Funding Inc. The Bellagio Hotel and Casino mortgage loan is evidenced by two (2) promissory notes: (i) note A-2-C2, with an outstanding principal balance of $30,000,000 as of the cut-off date, as to which Citi Real Estate Funding Inc. is acting as mortgage loan seller; and (ii) note A-3-C2, with an outstanding principal balance of $30,000,000 as of the cut-off date, as to which JPMorgan Chase Bank, National Association is acting as mortgage loan seller.

(4)	The 1633 Broadway mortgage loan (5.0%) is part of a whole loan as to which separate notes are being sold by German American Capital Corporation and JPMorgan Chase Bank, National Association. The 1633 Broadway whole loan was co-originated by DBR Investments Co. Limited, Wells Fargo Bank, National Association, JPMorgan Chase Bank, National Association and Goldman Sachs Bank USA. The 1633 Broadway mortgage loan is evidenced by two (2) promissory notes: (i) note A-3-C-1-B, with an outstanding principal balance of $22,500,000 as of the cut-off date, as to which JPMorgan Chase Bank, National Association is acting as mortgage loan seller; and (ii) note A-2-C-1-B, with an outstanding principal balance of $22,500,000 as of the cut-off date, as to which German American Capital Corporation is acting as mortgage loan seller.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, is expected to act as the master servicer and will be responsible for the master servicing and administration of the serviced mortgage loans and any related serviced companion loans pursuant to the pooling and servicing agreement. The principal commercial mortgage master servicing offices of the master servicer are located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is (913) 253-9000. See “Transaction Parties—The Master Servicer” and “Pooling and Servicing Agreement”.

Prior to the servicing shift securitization date, the servicing shift whole loan will be serviced by the master servicer under the pooling and servicing agreement. From and after the servicing shift securitization date, the servicing shift whole loan will be serviced under, and by the master servicer designated in, the servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loan”.

Special Servicer	KeyBank National Association, a national banking association, is expected to act as the special servicer with respect to the serviced mortgage loans (other than any applicable excluded special servicer loan) and any related serviced companion loans. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such serviced mortgage loans and any related serviced companion loans as to which a special servicing transfer event (such as a default or an imminent default) is continuing and (ii) in certain circumstances, reviewing, evaluating, processing and providing or withholding consent as to certain major decisions and special servicer non-major decisions and other transactions and performing certain enforcement actions relating to such serviced mortgage loans and any related serviced companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement. The principal servicing office of the special servicer is located at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66210. See “Transaction Parties—The Special Servicer” and “Pooling and Servicing Agreement”.

If the special servicer obtains knowledge that it has become a borrower party with respect to any serviced mortgage loan and any related serviced companion loan (referred to as an “excluded special servicer loan”), if any, the special servicer will be required to resign as special servicer of that excluded special servicer loan. See “Pooling and Servicing Agreement—Termination of the Master Servicer and the Special Servicer for Cause”.

KeyBank National Association is expected to be appointed as the special servicer by Ellington Management Group, LLC, or its affiliate, which, on the closing date is expected to be appointed

(or to appoint an affiliate) as the initial directing holder. Certain entities managed by Ellington Management Group, LLC or affiliates will purchase each of the Class X-F, Class X-G, Class X-H, Class F, Class G and Class H certificates and a portion of the Class X-D, Class D and Class E certificates and, on the closing date, will be the initial directing holder with respect to each serviced mortgage loan (other than the servicing shift mortgage loan or any excluded loans) and any related serviced companion loans. See “Pooling and Servicing Agreement—The Directing Holder”.

KeyBank National Association, or its affiliate, assisted Ellington Management Group, LLC (or its affiliate) with due diligence relating to the mortgage loans to be included in the mortgage pool.

Prior to the servicing shift securitization date, the servicing shift whole loan, if necessary, will be specially serviced by the special servicer under the pooling and servicing agreement. From and after the servicing shift securitization date, the servicing shift whole loan will be specially serviced, if necessary, under, and by the special servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans”.

Trustee	Wells Fargo Bank, National Association, a national banking association, will be the trustee. The corporate trust office of Wells Fargo Bank, National Association, in its capacity as trustee, is located at 9062 Old Annapolis Road, Columbia, Maryland 21045. Following the transfer of the mortgage loans to the issuing entity, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each serviced mortgage loan and any related serviced companion loans. See “Transaction Parties—The Trustee and the Certificate Administrator” and “Pooling and Servicing Agreement”.

The initial mortgagee of record with respect to the servicing shift mortgage loan will be the trustee under the pooling and servicing agreement. From and after the servicing shift securitization date, the mortgagee of record with respect to the servicing shift mortgage loan will be the trustee designated in the servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans”.

Certificate Administrator

Wells Fargo Bank, National Association, a national banking association, will be certificate administrator. The certificate administrator will also be required to act as custodian, 17g-5 information provider, certificate registrar and authenticating agent. The corporate trust offices of Wells Fargo Bank, National Association, in its capacity as certificate administrator, are located at 9062 Old Annapolis Road, Columbia, Maryland 21045,

and for certificate transfer services, Wells Fargo Bank, NA, 600 South 4th Street, 7th Floor MAC N9300-070, Minneapolis, Minnesota 55479. See “Transaction Parties—The Trustee and the Certificate Administrator” and “Pooling and Servicing Agreement”.

The custodian with respect to the servicing shift mortgage loan will be the certificate administrator, in its capacity as custodian under the pooling and servicing agreement. After the servicing shift securitization date, the custodian of the related mortgage file (other than the promissory note evidencing such servicing shift mortgage loan) will be the custodian under the servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans”.

Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer and, in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations Reviewer	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC, will also be the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of certificateholders have voted to direct a review of such delinquent mortgage loans.

See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Holder

The directing holder will have certain consent and consultation rights in certain circumstances with respect to the serviced mortgage loans (other than any excluded loans) and any related serviced companion loans, as further described in this prospectus. The directing holder (other than with respect to the servicing shift mortgage loan) will generally be the controlling class certificateholder (or its representative, the “trust directing holder”) selected by more than a specified percentage of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). See “Pooling and Servicing Agreement—The Directing Holder”. However, in

certain circumstances there may be no directing holder even if there is a controlling class, and in other circumstances there will be no controlling class.

With respect to the directing holder, an “excluded loan” is a mortgage loan or whole loan with respect to which the directing holder or the holder of the majority of the controlling class certificates (by certificate balance), is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

With respect to the Starwood Industrial Portfolio whole loan, for so long as a control appraisal period relating to the B-1 note is continuing, the trust directing holder will have certain consent and consultation rights in certain circumstances and approval rights with respect to certain major decisions (including with respect to assumptions, waivers, loan modifications and workouts).

The controlling class will be the most subordinate class of the Class F, Class G and Class H certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing holder.

Certain entities managed by Ellington Management Group, LLC or affiliates will purchase each of the Class X-F, Class X-G, Class X-H, Class F, Class G and Class H certificates and a portion of the Class X-D, Class D and Class E certificates and, on the closing date, will appoint Ellington Management Group, LLC or an affiliate as the initial directing holder with respect to each serviced mortgage loan (other than the servicing shift mortgage loan or any excluded loans) and any related serviced companion loans.

With respect to the servicing shift whole loan, the holder of the related controlling companion loan will be the related controlling noteholder, and will be entitled to certain consent and consultation rights with respect to such servicing shift whole loan under the related intercreditor agreement. From and after the related servicing shift securitization date, the controlling noteholder of such servicing shift whole loan is expected to be the directing holder (or equivalent party) under the related servicing shift pooling and servicing agreement and will be entitled to certain consent and consultation rights with respect to the related servicing shift whole loan, which are substantially similar to, but not necessarily identical to, those of the trust directing holder related to this securitization transaction. The trust directing holder of this securitization will only have limited consultation rights with respect to certain servicing matters or mortgage loan modifications affecting the servicing shift mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.

The Starwood Industrial Portfolio whole loan is expected to be serviced pursuant to the pooling and servicing agreement entered into in connection with the GSMS 2020-GC45 securitization. With respect to the Starwood Industrial Portfolio whole loan, (i) for so long as no control appraisal period relating to the B-1 note is continuing, the B-1 note holder will be the controlling holder of such whole loan and the issuing entity will have consultation rights and (ii) for so long as a control appraisal period relating to the B-1 note is continuing, the issuing entity will be the controlling holder of such whole loan and will have consent rights with respect to certain major decisions. The trust directing holder will be entitled to exercise such consultation rights (for so long as no consultation termination event is continuing) and such consent rights (for so long as no control termination event is continuing). Regardless of whether a control appraisal period relating to the B-1 note is continuing, the Starwood Industrial Portfolio whole loan is expected to continue to be serviced pursuant to the GSMS 2020-GC45 pooling and servicing agreement.

Risk Retention

Consultation Party	The “risk retention consultation parties” will be (i) a party selected by Deutsche Bank AG, New York Branch, (ii) a party selected by Citi Real Estate Funding Inc. and (iii) a party selected by JPMorgan Chase Bank, National Association, in each case, as a holder of the VRR Interest. Each risk retention consultation party will have certain non-binding consultation rights in certain circumstances (i) for so long as no consultation termination event is continuing, with respect to any serviced mortgage loan (other than the servicing shift mortgage loan or any excluded loans) and any related serviced companion loans that is a specially serviced loan, and (ii) during the continuance of a consultation termination event, with respect to any serviced mortgage loan (other than the servicing shift mortgage loan or any excluded loans) and any related serviced companion, as further described in this prospectus. For the avoidance of doubt, none of the risk retention consultation parties will have any consultation rights with respect to any applicable excluded loan. Deutsche Bank AG, New York Branch, JPMorgan Chase Bank, National Association and Citi Real Estate Funding Inc. (or affiliates thereof) are expected to be appointed as the initial risk retention consultation parties.

With respect to any risk retention consultation party, an “excluded loan” is a mortgage loan or whole loan with respect to which such risk retention consultation party or the person entitled to appoint such risk retention consultation party is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

Non-Serviced Mortgage Loan

Related Parties	With respect to each non-serviced mortgage loan, the entities acting or expected to act as of the date of this prospectus as master servicer, special servicer, trustee, custodian, directing holder (or equivalent party), operating advisor and asset representations reviewer (or, in each case, in similar capacities) are identified in the table titled “Non-Serviced Whole Loans” under “—Whole Loans” below in connection with the related securitization transactions. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certain Affiliations	The originators, the sponsors, the underwriters and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Relevant Dates and Periods

Cut-off Date	With respect to each mortgage loan, the later of the related due date of such mortgage loan in February 2020 (or, in the case of any mortgage loan that has its first due date after February 2020, the date that would have been its due date in February 2020 under the terms of that mortgage loan if a monthly payment were scheduled to be due in that month) and the date of origination of such mortgage loan.

Closing Date	On or about February 12, 2020.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in March 2020.

Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Interest Accrual Period	Interest will accrue on the offered certificates during the calendar month immediately preceding the related distribution date. Interest will be calculated on the offered certificates based on a 360-day year consisting of 30-day months, or a “30/360 basis”.

Collection Period

For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan occurring in the month in which that distribution date occurs. However, in the event that the last day of a collection period (or applicable grace period) is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final Distribution Date;

Rated Final Distribution Date	Each class of offered certificates will have the assumed final distribution dates set forth below and have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class A-1	December 2024
Class A-2	December 2024
Class A-3	December 2026
Class A-SB	December 2029
Class A-4	December 2029
Class A-5	January 2030
Class X-A	January 2030
Class A-M	January 2030
Class B	January 2030
Class C	January 2030

The rated final distribution date for each class of offered certificates will be the distribution date in February 2053.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed pursuant to the pooling and servicing agreement.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

The foregoing illustration does not take into account the sale of any non-offered certificates.

Offered Certificates

General	We are offering the following classes of Benchmark 2020-B16 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2020-B16 set forth below (referred to as the “offered certificates”):

●	Class A-1

●	Class A-2

●	Class A-3

●	Class A-SB

●	Class A-4

●	Class A-5

●	Class X-A

●	Class A-M

●	Class B

●	Class C

The certificates will consist of (i) the offered certificates and (ii) each class of non-offered certificates, which consists of the Class X-B, Class X-D, Class X-F, Class X-G, Class X-H, Class D, Class E, Class F, Class G, Class H and Class R Certificates and the VRR Interest (the “non-offered certificates”). The offered certificates and the non-offered certificates (other than the Class R certificates and the VRR Interest) are collectively referred to as the “non-VRR certificates”.

Certificate Balances and

Notional Amounts	Each class of offered certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Initial Certificate Balance or Notional Amount
Class A-1	$4,592,000
Class A-2	$10,098,000
Class A-3	$40,849,000
Class A-SB(1)	$9,800,000
Class A-4	$221,000,000
Class A-5	$311,560,000
Class X-A	$691,854,000
Class A-M	$93,955,000
Class B	$36,301,000
Class C	$34,166,000

(1)	The Class A-SB certificates have certain priority with respect to reducing the principal balance of those certificates to their planned principal balance, as described in this prospectus.

Pass-Through Rates

A. Offered Certificates	Each class of offered certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate for each class of offered certificates is set forth below:

Class A-1	1.927%(1)
Class A-2	2.878%(1)
Class A-3	2.475%(1)
Class A-SB	2.700%(1)
Class A-4	2.483%(1)
Class A-5	2.732%(1)
Class X-A	0.928%(2)
Class A-M	2.944%(1)
Class B	3.176%(1)
Class C	3.535%(1)

(1)	The pass through rates for the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, in each case, for each distribution date will be a fixed per annum rate equal to the initial pass-through rate for such class set forth in the table above. The pass-through rate for the Class A-M certificates for each distribution date will be a per annum rate equal to the lesser of (i) the WAC rate, and (ii) 2.944%. The pass-through rate for the Class B certificates for each distribution date will be a per annum rate equal to the lesser of (i) the WAC rate, and (ii) 3.176%. The pass-through rate for the Class C certificates for each distribution date will be a per annum rate equal to (i) the WAC rate, minus (ii) 0.055%, but in any case, not less than 0.000%.

(2)	The pass-through rate for the Class X-A certificates for any distribution date will equal the excess, if any, of (a) the WAC rate, over (b) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5 and Class A-M certificates for that distribution date, weighted on the basis of their respective certificate balances immediately prior to that distribution date.

See “Description of the Certificates—Distributions—Pass-Through Rates”.

B. Interest Rate Calculation

Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 30/360 basis.

For purposes of calculating the pass-through rates on each class of Class X certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage interest rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year (“actual/360 basis”), will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the

Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and

Administration Fees	The master servicer and the special servicer will be entitled to a master servicing fee and a special servicing fee, respectively, from the payments on each mortgage loan (other than a non-serviced mortgage loan with respect to the special servicing fee only), any related serviced companion loans and any related REO loans and, with respect to the special servicing fees, if the related loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans. The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the stated principal amount of each mortgage loan and any related serviced companion loans at the servicing fee rate equal to a per annum rate ranging from 0.00250% to 0.04250%.

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the special servicing fee, the workout fee and the liquidation fee.

The special servicing fee for each distribution date is calculated based on the stated principal amount of each serviced mortgage loan and any related serviced companion loans as to which a special servicing transfer event is continuing (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to 0.25% per annum. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

The workout fee will generally be payable with respect to each specially serviced loan and any related serviced companion loans which has become a “corrected loan” (which will occur (i) with respect to a specially serviced loan as to which there has been a payment default, when the borrower has brought the mortgage loan current and thereafter made three consecutive full and timely monthly payments, including pursuant to any workout and (ii) with respect to any other specially serviced loan, when the related default is cured or the other circumstances pursuant to which it became a specially serviced loan cease to exist in the commercially reasonable judgment of the special servicer). The workout fee will be payable out of each collection of interest and principal (including scheduled payments, prepayments, balloon payments, and payments at maturity) received on the related mortgage loan (or serviced whole loan, as applicable) for so long as it remains a corrected mortgage loan, in an amount equal to the lesser of (1) 1.0% of each such collection of interest and principal (or 0.50%, in the case of the 560 Mission Street whole loan) (or, if such rate would result in an aggregate workout fee of less than $25,000, then such higher rate as would result in an aggregate workout fee equal to $25,000) and (2) $1,000,000 in the aggregate with respect to any particular workout of a specially serviced loan.

A liquidation fee will generally be payable with respect to each specially serviced loan (and any related serviced companion loans) and any related REO property, each mortgage loan repurchased by a mortgage loan seller or other applicable party or that is subject to a loss of value payment or each defaulted mortgage loan that is a non-serviced mortgage loan sold by the special servicer, as to which the special servicer obtains a full, partial or discounted payoff from the related borrower, loan purchaser or which is repurchased by the related mortgage loan seller outside the applicable cure period and, except as otherwise described in this prospectus, with respect to any specially serviced loan or REO property as to which the special servicer receives any liquidation proceeds. The liquidation fee for each mortgage loan (and any related serviced companion loans) and REO property will be payable from the related payment or proceeds in an amount equal to the lesser of (1) 1.0% of such payment or proceeds (or, 0.50%, in the case of the 560 Mission Street whole loan) (or, if such rate would result in an aggregate liquidation fee of less than $25,000, then the liquidation fee rate will be equal to such higher rate as would result in an aggregate liquidation fee equal to $25,000) and (2) $1,000,000.

Workout fees and liquidation fees paid by the issuing entity with respect to each serviced mortgage loan and any related serviced companion loans will be subject to an aggregate cap per serviced mortgage loan and any related serviced companion loans of $1,000,000 as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Special Servicing Compensation”. Any workout fees or liquidation fees paid to a predecessor or successor special servicer will not be taken into account in determining the cap.

Any primary servicing fees or sub-servicing fees with respect to each serviced mortgage loan and any related serviced companion loan will be paid by the master servicer out of the fees described above.

The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the stated principal amount of each serviced mortgage loan and REO loan at a per annum rate equal to 0.00856%. The trustee fee will be payable by the certificate administrator from the certificate administrator fee.

The operating advisor will be entitled to a fee on each distribution date calculated on the stated principal amount of each mortgage loan and REO loan (including non-serviced mortgage loans but excluding any companion loans) at a per annum rate equal to 0.00192%.

The asset representations reviewer will be entitled to a reasonable hourly fee (to be paid by the applicable mortgage loan seller except as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”) upon the completion of the review it conducts with respect to certain delinquent mortgage loans, which will be subject to a cap as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement will be generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the stated principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council© as a license fee for use of its name and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the following table, the related master servicer under the related pooling and servicing agreement governing the servicing of that mortgage loan will be entitled to a primary servicing fee (which includes any sub-servicing fee) at a rate equal to a per annum rate set forth in the following table, and the related special servicer under the related pooling and servicing agreement will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the related pooling and servicing agreement governing the servicing of such non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans(1)

Non-Serviced Loan	Primary Servicer Fee(2)	Special Servicer Fee(2)
Bellagio Hotel and Casino	0.00125%	0.2500%(3)
1633 Broadway	0.00125%	0.1250%
Starwood Industrial Portfolio	0.00250%	0.2500%
650 Madison Avenue	0.00125%	0.2500%
181 West Madison	0.00125%	0.2500%
510 East 14th Street	0.00250%	0.2500%(4)
490-504 Myrtle Avenue	0.00125%	0.2500%
Giant Anchored Portfolio	0.00125%	0.2500%(5)

(1)	Does not reflect the Kings Plaza mortgage loan, a servicing shift mortgage loan. With respect to the servicing shift mortgage loan, after the securitization of the related controlling pari passu companion loan, such mortgage loan will be a non-serviced mortgage loan, and the related servicing shift master servicer and related servicing shift special servicer under the related servicing shift pooling and servicing agreement will be entitled to a primary servicing fee and special servicing fee, respectively, as will be set forth in such related servicing shift pooling and servicing agreement.

(2)	The fees related to the whole loans listed in the above chart relate to securitization transactions that have either closed or are expected to close on or prior to the closing date, and, in certain instances are based on publicly available information.

(3)	Subject to an annual cap of $250,000.

(4)	Subject to a monthly minimum of $3,500.

(5)	Subject to a monthly minimum of $3,500 (or $5,000 if the related risk retention consultation party consulted with the special servicer under the related non-serviced pooling and servicing agreement during the occurrence and continuance of a consultation termination event under the related non-serviced pooling and servicing agreement).

Distributions

A. Allocation Between VRR

Interest and Non-VRR

Certificates

The aggregate amount available for distribution to holders of the certificates (including the VRR Interest) on each distribution date will be: (i) the gross amount of interest, principal, yield maintenance charges and prepayment premiums collected with respect to the mortgage loans in the applicable one-month collection period, net of specified expenses of the issuing entity, including fees payable therefrom to, and losses, liabilities, costs and expenses reimbursable or indemnifiable therefrom to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and CREFC®; and (ii) allocated to amounts available for distribution to the holders of the VRR Interest, on the one hand, and amounts available for distribution to the holders of the non-VRR certificates, on the other hand. On each distribution date, the portion of such aggregate available funds allocable to: (a) the VRR Interest will be the product of such aggregate available funds multiplied by a fraction, expressed as a percentage, the numerator of which is the initial certificate balance of the VRR Interest, and the denominator of which is the aggregate initial certificate balance of all of the classes of principal balance certificates and the initial certificate balance of the VRR Interest; and (b) the non-VRR certificates will at all times be the product of such aggregate available funds multiplied by the difference between 100% and the percentage referenced in clause (a). With respect to each of the VRR Interest and the non-VRR certificates, the percentage referred to in the preceding sentence is referred to in this prospectus as its “percentage allocation entitlement”.

B. Amount and Order of

Distributions	On each distribution date, funds available for distribution to the holders of the non-VRR certificates (exclusive of any portion thereof that represents the related percentage allocation entitlement of any yield maintenance charges and prepayment premiums) and the Class R certificates will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, in reduction of the certificate balances of those classes, in the following priority:

First, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to the planned principal balance for the related distribution date set forth in Annex F;

Second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero;

Third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero;

Fourth, to principal on the Class A-3 certificates, until the certificate balance of the Class A-3 certificates has been reduced to zero;

Fifth, to principal on the Class A-4 certificates, until the certificate balance of the Class A-4 certificates has been reduced to zero;

Sixth, to principal on the Class A-5 certificates, until the certificate balance of the Class A-5 certificates has been reduced to zero; and

Seventh, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero.

However, if the certificate balances of each class of principal balance certificates, other than the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, having an initial principal balance have been reduced to zero, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, pro rata, based on their respective certificate balances and without regard to the Class A-SB planned principal balance;

Third, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, pro rata, based on the aggregate unreimbursed losses, for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes;

Fourth, to the Class A-M certificates, as follows: (a) to interest on the Class A-M certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-M certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class A-M certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates;

Fifth, to the Class B certificates, as follows: (a) to interest on the Class B certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates;

Sixth, to the Class C certificates, as follows: (a) to interest on the Class C certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates;

Seventh, to the non-offered certificates (other than the Class X-B, Class X-D, Class X-F, Class X-G, Class X-H and Class R certificates and the VRR Interest), in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

C. Interest and Principal

Entitlements	A description of the interest entitlement of each class of certificates (other than the Class R certificates), including the VRR Interest, can be found in “Description of the Certificates—Distributions—Interest Distribution Amount” and “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the VRR Interest”. As described in those sections, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

D. Yield Maintenance Charges,

Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the holders of the VRR Interest, on the one hand, and to the holders of certain of the non-VRR certificates, on the other hand, in accordance with their respective percentage allocation entitlement as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. Yield maintenance charges and prepayment premiums with respect to the mortgage loans that are allocated to the non-VRR certificates will be further allocated as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

E. Subordination, Allocation of

Losses and Certain Expenses	The following chart generally sets forth the manner in which the payment rights of certain classes of non-VRR certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of non-VRR certificates. On any distribution date, the aggregate amount available for distributions on the certificates will be allocated between the VRR Interest and the non-VRR certificates in accordance with their respective percentage allocation entitlement, and principal and interest allocated to the non-VRR certificates will be further allocated to the specified classes of those certificates in descending order (beginning with the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H certificates), in each case as set forth in the following chart. Certain payment rights between the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H certificates are more particularly described under “Description of the Certificates—Distributions”.

On any distribution date, mortgage loan losses will be allocated between the VRR Interest and non-VRR certificates in accordance with their respective percentage allocation entitlement, and the mortgage loan losses allocated to the non-VRR certificates will be further allocated to the specified classes of those certificates in ascending order (beginning with certain non-VRR certificates that are not being offered by this prospectus), in each case as set forth in the chart below.

*	The Class A-SB certificates have certain priority with respect to reducing the principal balance of those certificates to their planned principal balance as described in this prospectus.

**	The Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H certificates are interest-only certificates and the Class X-B, Class X-D, Class X-F, Class X-G and Class X-H certificates are not offered by this prospectus.

***	Other than the Class X-B, Class X-D, Class X-F, Class X-G, Class X-H and Class R certificates and the VRR Interest.

Credit enhancement will be provided solely by certain classes of subordinate principal balance certificates that will be subordinate to certain classes of senior non-VRR certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. No other form of credit enhancement will be available for the benefit of the holders of the offered certificates. The right to payment of holders of the VRR Interest will be pro rata and pari passu with the right to payment of holders of the non-VRR certificates (as a collective whole), and, as described above, any losses incurred on the mortgage loans will be allocated between the VRR Interest, on the one hand, and the non-VRR certificates, on the other hand, pro rata in accordance with their respective percentage allocation entitlements.

Principal losses and principal payments, if any, on mortgage loans that are allocated to a class of non-VRR certificates (other than the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-H or Class R certificates) will reduce the certificate balance of that class of certificates. Principal losses and principal payments, if any, on mortgage loans that are allocated to the VRR Interest will reduce the certificate balance of the VRR Interest.

The notional amount of the Class X-A certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5 and Class A-M certificates. The notional amount of the Class X-B certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class B and Class C certificates. The notional amount of the Class X-D certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class D and Class E certificates. The notional amount of the Class X-F certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class F certificates. The notional amount of the Class X-G certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class G certificates. The notional amount of the Class X-H certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class H certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “Credit Risk Retention—The VRR Interest—Allocation of VRR Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

F. Shortfalls in Available Funds	The following types of shortfalls will reduce the aggregate available funds and will correspondingly reduce the amount allocated to the VRR Interest and the non-VRR certificates. The reduction in amounts available for distribution to the non-VRR certificates will reduce distributions to the classes of non-VRR certificates with the lowest payment priorities:

●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated between the VRR Interest, on the one hand, and the non-VRR certificates, on the other hand, in accordance with their respective percentage allocation entitlement. The prepayment interest shortfalls allocated to the non-VRR certificates entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Distributions—Priority of Distributions”.

With respect to a whole loan that is comprised of a mortgage loan, one or more subordinate companion loans and, in some cases, one or more pari passu companion loans, shortfalls in available funds resulting from any of the foregoing will result first in a reduction in amounts distributable in accordance with the related intercreditor agreement in respect of the related subordinate companion loan(s), and then, result in a reduction in amounts distributable in accordance with the related intercreditor agreement in respect of the related mortgage loan (and any pari passu companion loans, on a pro rata basis), which allocations to the related mortgage loan will in turn reduce distributions in respect of the certificates as described above. See “Description of the Mortgage Pool—The Whole Loans” and “Yield and Maturity Considerations—Yield Considerations—Losses and Shortfalls”.

Advances

A. P&I Advances	The master servicer will be required to advance a delinquent periodic payment on each mortgage loan (unless the master servicer or the special servicer determines that the advance would be non-recoverable). Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be non-recoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the regular monthly fees payable to the certificate administrator, the trustee, the operating advisor and the CREFC® license fee.

Neither the master servicer nor the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan that is not held by the issuing entity.

None of the master servicer, special servicer or trustee will make, or be permitted to make, any advance in connection with the exercise of any cure rights or purchase rights granted to the holder of any subordinate companion loan under the related intercreditor agreement.

See “Pooling and Servicing Agreement—Advances”.

B. Servicing Advances	The master servicer may be required to make advances with respect to serviced mortgage loans and any related serviced companion loans to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

●	maintain the priority of the lien on the related mortgaged property; and/or

●	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any servicing advances but may in the special servicer’s discretion make such an advance on an urgent or emergency basis.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be non-recoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to any non-serviced mortgage loan, the master servicer and/or the special servicer (and the trustee, as applicable) under the related pooling and servicing agreement governing the servicing of the related non-serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “Prime Rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.

With respect to any non-serviced mortgage loan, the applicable makers of advances under the related pooling and servicing agreement governing the servicing of the related non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on servicing advances made in respect of the related non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced mortgage loan and to the extent allocable to the related non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool

The issuing entity’s primary assets will be 33 fixed rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee simple and/or leasehold estate of the related borrower(s) in 77 commercial and/or multifamily properties. See “Description of the Mortgage Pool—Additional Indebtedness”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $899,096,873.

In this prospectus, unless otherwise specified, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a mortgaged property name (or portfolio of mortgaged properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization, and (iv) any parenthetical with a percent next to a mortgage loan name or a group of mortgage loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the 33 commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each of the mortgage loans in the following table is part of a larger whole loan, each of which is comprised of (i) the related mortgage loan, (ii) one or more loans that are pari passu in right of payment to the related mortgage loan (each referred to in this prospectus as a “pari passu companion loan”) and (iii) in the case of 5 of the mortgage loans in the following table, one or more loans that are subordinate in right of payment to the related mortgage loan and any related pari passu companion loans (each referred to in this prospectus as a “subordinate companion loan”). Each of the pari passu companion loans and the subordinate companion loans are referred to in this prospectus as a “companion loan”. The companion loans, together with their related mortgage loan, are each referred to in this prospectus as a “whole loan”.

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(1)(2)	Mortgage Loan Underwritten NCF DSCR(1)	Mortgage Loan Underwritten NOI Debt Yield(1)	Whole Loan LTV Ratio(2)(3)	Whole Loan Underwritten NCF DSCR(3)	Whole Loan Underwritten NOI Debt Yield(3)
Bellagio Hotel and Casino	$60,000,000	6.7%	$1,616,200,000	$1,333,800,000	39.3%	8.42x	28.3%	70.7%	4.06x	15.7%
Kings Plaza	$50,000,000	5.6%	$437,000,000	N/A	54.1%	3.07x	10.7%	54.1%	3.07x	10.7%
3500 Lacey	$50,000,000	5.6%	$35,800,000	N/A	66.5%	2.38x	11.3%	66.5%	2.38x	11.3%
560 Mission Street	$45,000,000	5.0%	$255,000,000	N/A	35.6%	5.23x	14.2%	35.6%	5.23x	14.2%
1633 Broadway	$45,000,000	5.0%	$956,000,000	$249,000,000	41.7%	3.84x	11.9%	52.1%	3.08x	9.5%
Starwood Industrial Portfolio	$45,000,000	5.0%	$99,500,000	$65,527,072	45.2%	3.67x	13.1%	65.7%	2.53x	9.0%
650 Madison Avenue	$45,000,000	5.0%	$541,800,000	$213,200,000	48.5%	2.74x	10.0%	66.1%	2.01x	7.3%
181 West Madison	$43,000,000	4.8%	$64,900,000	$132,100,000	28.8%	4.67x	20.4%	64.0%	2.10x	9.2%
510 East 14th Street	$35,000,000	3.9%	$50,000,000	N/A	29.5%	3.62x	10.9%	29.5%	3.62x	10.9%
490-504 Myrtle Avenue	$35,000,000	3.9%	$50,000,000	N/A	60.2%	1.92x	7.4%	60.2%	1.92x	7.4%
Giant Anchored Portfolio	$10,000,000	1.1%	$87,000,000	N/A	74.3%	1.52x	9.1%	74.3%	1.52x	9.1%

(1)	Calculated based on the balance of or debt service on, as applicable, the related whole loan, but excluding any related subordinate companion loans and any related mezzanine debt.

(2)	Calculated based on the value other than the “as-is” appraised value with respect to each of the Bellagio Hotel and Casino whole loan, the 650 Madison Avenue whole loan and the 181 West Madison whole loan. See “Description of the Mortgage Pool—Appraised Value” for more information.

(3)	Calculated based on the balance of or debt service on, as applicable, the related whole loan (including any related subordinate companion loans), but excluding any related mezzanine debt.

The 3500 Lacey and 560 Mission Street whole loans will be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction and are each referred to in this prospectus as a “serviced whole loan”, the related companion loans are referred to in this prospectus as “serviced companion loans” and any related pari passu companion loan is referred to in this prospectus as a “serviced pari passu companion loan”.

The Kings Plaza mortgage loan, a “servicing shift whole loan”, will initially be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction. From and after the date on which the related controlling pari passu companion loan is securitized (the “servicing shift securitization date”), it is anticipated that the servicing shift whole loan will be serviced under, and by the master servicer designated in, the related pooling and servicing agreement entered into in connection with such securitization (the “servicing shift pooling and servicing agreement”). Prior to the related servicing shift securitization date, the servicing shift whole loan will be a “serviced whole loan”. On and after the related servicing shift securitization date, the servicing shift whole loan will be a “non-serviced whole loan”.

Each mortgage loan identified in the following table will not be serviced under the pooling and servicing agreement for this transaction and instead will be serviced under a separate pooling and servicing agreement or trust and servicing agreement, as applicable, identified in the following table relating to the securitization of a related companion loan and is, together with the related companion loan(s), referred to in this prospectus as a “non-serviced whole loan”. Each related mortgage loan is referred to as a “non-serviced mortgage loan” and each of the related companion loans are referred to in this prospectus as a “non-serviced companion loan”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans(1)

Loan Name	Transaction/ Pooling and Servicing Agreement(2)	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee	Certificate Administrator and Custodian	Initial Directing Party(3)	Operating Advisor	Asset Representations Reviewer
Bellagio Hotel and Casino	BX 2019-OC11	6.7%	KeyBank National Association	Situs Holdings, LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	CPPIB Credit Structured North America III, Inc.	Park Bridge Lender Services LLC	N/A
1633 Broadway	BWAY 2019-1633	5.0%	KeyBank National Association	Situs Holdings, LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Prima Capital Advisors LLC(4)	Pentalpha Surveillance LLC	N/A
Starwood Industrial Portfolio	GSMS 2020-GC45(4)	5.0%	Midland Loan Services, a Division of PNC Bank, National Association	CWCapital Asset Management LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	BREIT Debt Investments L.L.C. on behalf of itself and its affiliates(5)	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC
650 Madison Avenue	MAD 2019-650M	5.0%	KeyBank National Association	LNR Partners, LLC	Wilmington Trust, National Association	Citibank, N.A.	Healthcare of Ontario Pension Plan Trust Fund(6)	N/A	N/A
181 West Madison	JPMCC 2020-LOOP	4.8%	KeyBank National Association	Situs Holdings, LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Prima Capital Advisors LLC(7)	Park Bridge Lender Services LLC	N/A
510 East 14th Street	GSMS 2020-GC45	3.9%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	KKR Real Estate Credit Opportunity Partners II L.P.	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC
490-504 Myrtle Avenue	CGCMT 2019-C7	3.9%	Wells Fargo Bank, National Association	LNR Partners, LLC	Wilmington Trust, National Association	Citibank, N.A.	LNR Securities Holdings, LLC	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC
Giant Anchored Portfolio	CGCMT 2019-C7	1.1%	Wells Fargo Bank, National Association	LNR Partners, LLC	Wilmington Trust, National Association	Citibank, N.A.	LNR Securities Holdings, LLC	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC

(1)	Does not reflect the Kinga Plaza whole loan, which is a servicing shift mortgage loan. With respect to the servicing shift mortgage loan, on and after the related servicing shift securitization date, the servicing shift mortgage loan will also be a non-serviced mortgage loan and the related whole loan will be a non-serviced whole loan.

(2)	The identification of a “Transaction/Pooling and Servicing Agreement” above indicates that we have identified a securitization trust that has closed or as to which a preliminary prospectus (or preliminary offering circular) or final prospectus (or final offering circular) has printed that has or is expected to include the related controlling note for such whole loan.

(3)	The entity listed as the “Initial Directing Party” reflects the party entitled to exercise control and consultation rights with respect to the related mortgage loan until such party’s rights are terminated pursuant to the related pooling and servicing agreement, trust and servicing agreement or intercreditor agreement, as applicable.

(4)	The initial Directing Party for the 1633 Broadway whole loan is Prima Capital Investors LLC, as the directing holder (or equivalent party) under the BWAY 2019-1633 trust and servicing agreement. During the continuance of a control shift event relating to the BWAY 2019-1633 securitization transaction (i.e., when the most senior class of certificates in such transaction have been control appraised out), the holder of note A-1-C-1 (currently Goldman Sachs Bank USA) is expected to be the Directing Party for the 1633 Broadway whole loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 1633 Broadway Whole Loan”.

(5)	The initial Directing Party for the Starwood Industrial whole loan is BREIT Debt Investments L.L.C. on behalf of itself and its affiliates, as the loan-specific directing holder for the Starwood Industrial loan-specific certificates. Pursuant to the related intercreditor agreement, during the continuance of a Starwood Industrial Portfolio control appraisal period, (i) the holder of note A-2-1 will be the controlling holder for the Starwood Industrial Portfolio whole loan and (ii) the Starwood Industrial Portfolio whole loan will be serviced by the master servicer and, if necessary, the special servicer under the pooling and servicing agreement for the securitization that holds note A-1. Note A-2-1 is being included in this Benchmark 2020-B16 securitization, and therefore, during the continuance of a Starwood Industrial Portfolio control appraisal period, the trust directing holder is expected to exercise the rights of the controlling holder with respect to the Starwood Industrial Portfolio mortgage loan, and the Starwood Industrial Portfolio whole loan is expected to remain serviced under the pooling and servicing agreement for the GSMS 2020-GC45 securitization. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Starwood Industrial Portfolio Whole Loan”.

(6)	The initial Directing Party for the 650 Madison Avenue whole loan is Healthcare of Ontario Pension Plan Trust Fund, as the directing holder (or equivalent party) under the MAD 2019-650M trust and servicing agreement. During the continuance of a 650 Madison Avenue control appraisal period, the directing holder (or equivalent party) under the CGCMT 2019-C7 pooling and servicing agreement (initially LNR Securities Holdings, LLC) is expected to be the Directing Party for the 650 Madison Avenue whole loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 650 Madison Avenue Whole Loan”.

(7)	The initial Directing Party for the 181 West Madison whole loan is Prima Capital Investors LLC, as the directing holder (or equivalent party) under the JPMCC 2020-LOOP trust and servicing agreement. During the continuance of a trust loan control event relating to the JPMCC 2020-LOOP securitization transaction (i.e., when the class G certificates in such transaction have been control appraised out, but the class C certificates in such transaction have not been control appraised out), a specified percentage of the certificateholders of such transaction will be entitled to exercise the rights of the Control Note to replace the special servicer (but no certificateholder will have any other rights of the Control Note). During a control shift event relating to the JPMCC 2020-LOOP securitization transaction (i.e., when the class G certificates in such transaction have been control appraised out), the holder of note A-2 is expected to be the

Directing Party for the 181 West Madison whole loan. Note A-2 is being included in this Benchmark 2020-B16 securitization, and therefore, during the continuance of such control shift event, the trust directing holder is expected to exercise the rights of the controlling holder with respect to the 181 West Madison whole loan; provided, however, that the 181 West Madison whole loan will continue to be serviced by the master servicer, and if necessary, the special servicer, under the trust and servicing agreement for the JPMCC 2020-LOOP securitization. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 181 West Madison Whole Loan”.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loan, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics

The following table sets forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with one or more pari passu companion loans or subordinate companion loans is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding any related subordinate companion loans, mezzanine debt or preferred equity. However, unless specifically indicated, for the purpose of numerical and statistical information with respect to the composition of the mortgage pool contained in this prospectus (including any tables, charts and information set forth on Annex A-1, A-2 and A-3), no subordinate companion loan is reflected in this prospectus.

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Additional Information” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$899,096,873
Number of mortgage loans	33
Number of mortgaged properties	77
Range of Cut-off Date Balances	$3,725,000 to $65,000,000
Average Cut-off Date Balance	$27,245,360
Range of Mortgage Rates	2.5890% to 4.3500%
Weighted average Mortgage Rate	3.6060%
Range of original terms to maturity	60 months to 120 months
Weighted average original term to maturity	118 months
Range of remaining terms to maturity	58 months to 120 months
Weighted average remaining term to maturity	116 months
Range of original amortization term(2)	360 months to 360 months
Weighted average original amortization term(2)	360 months
Range of remaining amortization terms(2)	358 months to 360 months
Weighted average remaining amortization term(2)	360 months
Range of LTV Ratios as of the Cut-off Date(3)(4)(7)	28.8% to 74.3%
Weighted average LTV Ratio as of the Cut-off Date(3)(4)(7)	52.8%
Range of LTV Ratios as of the maturity date(3)(4)	28.8% to 70.0%
Weighted average LTV Ratio as of the maturity date(3)(4)	51.9%
Range of UW NCF DSCR(4)(5)(6)	1.22x to 8.42x
Weighted average UW NCF DSCR(4)(5)(6)	3.20x
Range of UW NOI Debt Yield(4)(7)	7.1% to 28.3%
Weighted average UW NOI Debt Yield(4)(7)	12.1%
Percentage of Initial Pool Balance consisting of:
Interest Only	88.6%
Interest Only, then Amortizing Balloon	7.5%
Amortizing Balloon	3.8%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Does not include mortgage loans that pay interest-only until their maturity dates.

(3)	Unless otherwise indicated under “Description of the Mortgage Pool—Appraised Value”, the cut-off date loan-to-value ratio has been calculated using the “as-is” appraised value. However, with respect to 5 mortgage loans (18.1%), the related loan-to-value ratios have been calculated using values other than “as-is” values. Such mortgage loans are identified under “Description of the Mortgage Pool—Appraised Value.” For further information, see Annex A-1. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value.”

(4)	In the case of the 11 mortgage loans (51.5%), each of which has one or more pari passu companion loans and, in certain cases, one or more subordinate companion loans that are not included in the issuing entity, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated including the related pari passu companion loan(s), but excluding any related subordinate companion loan(s). See the table titled “Whole Loan Summary” under “Description of the Mortgage Pool—The Whole Loans” for information about the debt service coverage ratios, loan-to-value ratios and debt yields including the subordinate companion loans.

(5)	Debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date (but without regard to any leap year adjustments), provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity date, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to its maturity date and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable immediately following the expiration of the interest-only period.

(6)	With respect to the Bellagio Hotel and Casino mortgage loan (6.7%), the related mortgaged property is master leased and for so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease, and not the underlying rents and other receipts from the mortgaged property. Debt service coverage ratios and debt yields for such mortgage loan set forth in this prospectus are calculated on a “look-through” basis, based on the rents and receipts of the mortgaged property. The debt service coverage ratio and UW NOI debt yield of the related whole loan, based only on the master lease rent, are 2.19x and 8.1%, respectively.

(7)	In the case of the Landing Square mortgage loan (4.0%), the LTV Ratio as of the Cut-Off Date and the UW NOI Debt Yield have been calculated net of an earnout or holdback reserve.

All of the mortgage loans accrue interest on an actual/360 basis.

For further information regarding the Mortgage Loans, see “Description of the Mortgage Pool”.

Modified and Refinanced Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency.

See “Description of the Mortgage Pool”.

Loans Underwritten Based on

Projections of Future Income	Four (4) of the mortgage loans (10.4%) are secured by mortgaged properties that (i) were constructed, in a lease-up period or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no or limited prior operating history or the mortgage loan seller did not take the operating history into account in the underwriting of the related mortgage loan, (ii) were acquired by the related borrower or an affiliate of the borrower within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information (or provided limited historical financial information) for such acquired mortgaged property or (iii) are single tenant properties subject to double-net or triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from

Underwriting Standards	Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers” with respect to the related third party reports requirements. The mortgage loans to be contributed by German American Capital Corporation were originated in accordance with the underwriting standards of Deutsche Bank AG, New York Branch, or DBR Investments Co. Limited, as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes”.

The mortgage loans to be contributed by JPMorgan Chase Bank, National Association were originated in accordance with JPMorgan Chase Bank, National Association’s underwriting standards as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”. The mortgage loans to be contributed by Citi Real Estate Funding Inc. were originated in accordance with Citi Real Estate Funding Inc.’s underwriting standards as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances will be issued, maintained and transferred only in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $100,000 and in integral multiples of $1 in excess of $100,000.

Registration, Clearance and

Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	For a discussion of the manner by which German American Capital Corporation, as retaining sponsor, intends to satisfy the credit risk retention requirements of the credit risk retention rules, see “Credit Risk Retention”.

None of the sponsors, the depositor, the issuing entity or any other party to the transaction intends to retain a material net economic interest in the securitization constituted by the issuance of the offered certificates in accordance with the EU risk retention and due diligence requirements or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the EU risk retention and due diligence requirements or similar requirements. See “Risk Factors—Other Risks Relating to the Certificates—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates”.

Information Available to

Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

●	BlackRock Financial Management, Inc., Moody’s Analytics, Bloomberg Financial Markets, RealINSIGHT, CMBS.com, Inc., L.P., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corporation, Markit LLC and Thomson Reuters Corporation;

●	The certificate administrator’s website initially located at www.ctslink.com; and

●	The master servicer’s website initially located at www.pnc.com/midland.

Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans remaining in the issuing entity is less than 1.0% of the aggregate principal balance of the mortgage loans as of the cut-off date, certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (other than the Class R certificates) for the mortgage loans held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M, Class B, Class C, Class D and Class E certificates are no longer outstanding and (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class R certificates).

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or

Substitutions of Mortgage

Loans; Loss of Value

Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but without regard to the rule of Treas. Reg. Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”); provided that with respect to each of the Bellagio Hotel and Casino mortgage loan and the 1633 Broadway mortgage loan, each of Citi Real Estate Funding Inc. and JPMorgan Chase Bank, National Association (in the case of the Bellagio Hotel and Casino mortgage loan), and German American Capital Corporation and JPMorgan Chase Bank, National Association (in the case of the 1633 Broadway mortgage loan), will be obligated to take the above remedial actions only with respect to the related promissory note(s) sold by such mortgage loan seller to the depositor as if the note(s) contributed by each such mortgage loan seller and evidencing such mortgage loan were a separate mortgage loan. See “Description of the Mortgage Loan Purchase Agreements”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, the special servicer is required to solicit offers for defaulted serviced mortgage loans and any related serviced companion loans and/or related REO properties and accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for such defaulted serviced mortgage loan and any related serviced companion loans or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard, that rejection of such offer would be in the best interests of the certificateholders and the related companion loan holders (as a collective whole as if such certificateholders and such companion loan holders constituted a single lender).

If a non-serviced mortgage loan with a related pari passu companion loan becomes a defaulted mortgage loan and the special servicer under the related pooling and servicing agreement or trust and servicing agreement, as applicable, for the related pari passu companion loan determines to sell such pari passu companion loan, then that special servicer will be required to sell such non-serviced mortgage loan together with the related pari passu companion loan and any related subordinate companion loans, in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

Pursuant to each mezzanine loan intercreditor agreement with respect to the mortgage loans with mezzanine indebtedness, the holder of the related mezzanine loan has the right to purchase the related mortgage loan as described in “Description of the Mortgage Pool—Additional Indebtedness”. Additionally, in the case of mortgage loans that permit certain equity owners of the borrower to incur future mezzanine debt as described in “Description of the Mortgage Pool—Additional Indebtedness”, the related mezzanine lender may have the option to purchase the related mortgage loan after certain defaults. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”, “—Sale of Defaulted Loans and REO Properties” and “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity as two separate REMICs (the “Lower-Tier REMIC” and the “Upper-Tier REMIC” and each, a “Trust REMIC”) for federal income tax purposes.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates using the accrual method of accounting.

●	It is anticipated that the Class X-A certificates will be issued with original issue discount and that the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M, Class B and Class C certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

[THIS PAGE INTENTIONALLY LEFT BLANK]

Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to, the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●

Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

●

Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness. In addition, certain mortgage loans may provide for recourse to a guarantor for a portion of the indebtedness or for any loss or costs that may be incurred by the borrower or the lender with respect to certain borrower obligations under the related mortgage loan documents. In such cases, we cannot assure you any recovery from such guarantor will be made or that such guarantor will have assets sufficient to pay any otherwise recoverable claim under a guaranty.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income producing commercial and multifamily  properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●

the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●

the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General. Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●

space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●

leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels. See “Description of the Mortgage Pool—Tenant Issues”.

A Tenant Concentration May Result in Increased Losses. Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease“ below and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks. If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the five largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks. If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including treatment of the mortgage loan as an unsecured obligation, a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates.

See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease. The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure. In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal to purchase and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right may not be subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal or first offer, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow. Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the related borrower allows uses at the mortgaged property in violation of use restrictions in current tenant leases;

●	if the related borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions;

●	if the related borrower fails to provide a designated number of parking spaces;

●

if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease;

●

upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time or if the casualty or condemnation occurs within a specified period of the lease expiration date;

●	if a tenant’s use is not permitted by zoning or applicable law;

●	if the tenant is unable to exercise an expansion right;

●	if the landlord defaults on its obligations under the lease;

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor;

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time;

●	if significant or specified tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied;

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time;

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations;

●	in the case of government sponsored tenants, any time or for lack of appropriations; or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks. Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Retail Properties Have Special Risks

Some of the mortgage loans are secured by retail properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties.” The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as well as changes in shopping methods and choices. Some of the risks related to these matters are further described in “—Risks of Commercial and Multifamily Lending Generally“ and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, and “—Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers,” “—The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector” and “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales. We cannot assure you that the net operating income contributed by the mortgaged retail properties or the rates of occupancy at the retail stores will remain at the levels specified in this prospectus or remain consistent with past performance. In addition, some or all of the rental payments from tenants may be tied to tenant’s gross sales. To the extent that a tenant changes the manner in which its gross sales are reported it could result in lower rent paid by that tenant. For example, if a tenant takes into account customer returns of merchandise purchased online and reduces the gross sales, this could result in lower gross sales relative to gross sales previously reported at that location even if the actual performance of the store remained unchanged.

The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important to the performance of a retail property because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Retail properties may also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, anchor tenants and non-anchor tenants at anchored or shadowed anchored retail centers may have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor, shadow anchor tenant or another specified tenant goes dark or is otherwise no longer in occupancy, if the subject store is not meeting the minimum sales requirements under its lease or if a specified percentage of the related mortgaged property is vacant. Even if non-anchor tenants do not have termination or rent abatement rights, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants. This, in turn, may adversely impact the borrower’s ability to meet its obligations under the related loan. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy may be to terminate that lease after the anchor tenant has been dark for a specified amount of time.

If anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, we cannot assure you that the related borrower’s ability to repay its mortgage loan would not be materially and adversely affected.

Certain tenant estoppels will have been obtained in connection with the origination of the mortgage loans. These estoppels may identify disputes between the related borrower and the applicable tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and/or operating agreement (each, an “REA”). Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or REA by the tenant or to the tenant withholding some or all of its rental payments or to litigation against the related borrower. We cannot assure you that the tenant estoppels obtained identify all potential disputes that may arise with the subject tenants or with respect to the mortgaged retail properties, or that anchor tenant or tenant disputes will not have a material adverse effect on the ability of borrowers to repay their mortgage loans.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally“ and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●

the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the adaptability of the building to changes in the technological needs of the tenants;

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space);

●

in the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property; and

●	office space used as lab and/or research and development may rely on funds for research and development from government and/or private sources of funding, which may become unavailable.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

Certain office tenants at the mortgaged properties may use their leased space to create shared workspaces that they lease to other businesses. Shared workspaces are rented by customers on a short term basis. Short term space users may be more impacted by economic fluctuations compared to traditional long term office leases, which has the potential to impact operating profitability of the company offering the shared space and, in turn, its ability to maintain its lease payments. This may subject the related mortgage loan to increased risk of default and loss.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Hospitality Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hospitality properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

●	ability to convert to alternative uses which may not be readily made;

●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hospitality property;

●

changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors; and

●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.

Because rooms are generally rented for short periods of time, the financial performance of hospitality properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hospitality properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hospitality property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, some of the hospitality properties are limited-service, select service or extended stay hotels. Hospitality properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hospitality properties as they generally require less capital for construction than full-service hospitality properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hospitality properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hospitality properties also operate entertainment and sports complexes that include restaurants, theaters, lounges, bars, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants, theaters, lounges, bars and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s, lounge’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hospitality property’s nightclubs, restaurants, theaters, lounges or bars will maintain their current level of popularity or perception in the market. With respect to mortgaged properties that operate entertainment venues, the entertainment industry’s brand perception of the mortgaged property’s entertainment venue may have a significant impact on the ability to book talent and sell shows at the property.  Any change in perception of entertainment venues by consumers or by the entertainment industry could have a material adverse effect on the net cash flow of the property. Furthermore, because of the unique construction requirements of restaurants, theaters, lounges, bars or nightclubs, the space at those hospitality properties would not easily be converted to other uses.

In addition, some hospitality properties also operates a casino business at the property, which is subject to a number of risks. See “—Risks Related to Casino Properties” below.

Some of the hospitality properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hospitality property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hospitality property could have an adverse impact on the revenue from the related mortgaged property or on the hospitality property’s occupancy rate.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower. In addition, certain state laws prohibit the assignment of liquor revenues. In such case, the lender may not be able to obtain a security interest in such revenues, which may constitute a material portion of the revenues at the related hospitality property. As a result, the lender may lose its ability to obtain such revenues in a foreclosure in certain scenarios, including if there is bankruptcy of the liquor license holder. In certain cases, the liquor license holder may not be a single purpose entity.

Further, liquor licenses are subject to extensive regulation. A revocation of the liquor license at a hospitality property, particularly a property with a significant revenues from nightclubs, casinos, other entertainment venues, restaurants and lounges, could have a material adverse effect on revenues from such property.

In addition, there may be risks associated with hospitality properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hospitality properties often enter into these types of agreements in order to align the hospitality property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hospitality properties that lack such benefits will be able to operate successfully on an independent basis.

With respect to certain hospitality properties, including hospitality properties that are unflagged, the collateral may include the collateral assignment of the rights of the borrower in certain intellectual property and brand names used in connection with the operation of the properties. The success of the operation of the mortgaged property depends in part on the borrower’s continued ability to use this intellectual property and on adequate protection and enforcement of this intellectual property, as well as related brands, logos and branded merchandise, including to increase brand awareness and further develop the property’s brand. Not all of the trademarks, copyrights, proprietary technology or other intellectual property rights used in the operation of such a mortgaged property may have been registered, and some of these trademarks and other intellectual property rights may never be registered. Despite the borrower’s efforts to protect their proprietary rights, third parties may infringe or otherwise violate such intellectual property rights, and use information that the borrower regards as proprietary, and the borrower’s rights may be invalidated or rendered unenforceable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Risks Related to Casino Properties

Certain Mortgaged Properties may consist of casino properties, or may consist of hospitality and resort properties that include casinos. The casino business is highly competitive among a large number of participants, including riverboat casinos, dockside casinos, land-based casinos, video lottery, sweepstakes and poker machines not located in casinos, Native American gaming,  internet lotteries and other internet wagering gaming services.  In addition, the casino business is subject to the following risks: (i) the casino business is subject to changes in discretionary consumer spending, which may decline during economic downturns or for other reasons, (ii) the gaming industry is characterized by an element of chance, which may result in the actual win rates of the casino being less than anticipated, leading to losses, (iii) customers or employees may attempt or commit  fraud or theft or cheat in order to increase winnings, (iv) credit extended to customers (which is unsecured)  may be uncollectable, and (v) the gaming industry is subject to significant regulation, and loss of its gaming license could materially adversely affect the ability of the borrower to make payments under the related mortgage loan. In addition, the gaming laws of certain jurisdictions relating to casino operations prohibit the transfer of gaming licenses and, in the case of a transfer of the equity of the entity holding the gaming license, require the prior approval from the related gaming authorities. Accordingly, in the event of a foreclosure of the related mortgaged property, the lender or its agent, or a purchaser of the property, would not have the right to operate the casino without first obtaining a license, which may be granted after a delay, which could be significant, or may not be granted at all.  Furthermore, because of the unique construction requirements of casinos, the space at those hospitality properties would not easily be converted to other uses.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hospitality property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement, license agreement or hotel management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise, license or management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination. In addition, replacement franchises, licenses and/or hospitality property managers may require significantly higher fees as well as the investment of capital to bring the hospitality property into compliance with the requirements of the replacement franchisor, licensor and/or hospitality property manager. Any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and property management agreements may be restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure, licensor or real estate owned property.

In some cases where a hospitality property is subject to a license or franchise agreement, the licensor or franchisor has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the licensor or franchisor. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hospitality property losing its license or franchise. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hospitality property. In addition, in some cases, those reserves will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally“ and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	building design and adaptability;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use; and

●	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenant(s) conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses. Because of seasonal use, leases at such facilities are customarily for shorter terms, making income potentially more volatile than for properties with longer term leases. In addition, such facilities require customized refrigeration design, rendering them less readily convertible to alternative uses.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●

the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base;

●

in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

●

certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●	restrictions on the age of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●

adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship of an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase its rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Some counties and municipalities may later impose stricter rent control regulations on apartment buildings. For example, in New York State, the Housing Stability and Tenant Protection Act of 2019 (the “HSTP Act”), among other things, limits the ability of landlords to increase rents in rent stabilized apartments at the time of lease renewal and after a vacancy. The HSTP Act also limits potential rent increases for major capital improvements and for individual apartment improvements. In addition, the HSTP Act permits certain qualified localities in the State of New York to implement the rent stabilization system. In particular, the impact of the HSTP Act on the appraised value of mortgaged real properties located in the City of New York that have significant numbers of rent stabilized units, such as the 510 East 14th Street mortgaged property (3.9%), the 490-504 Myrtle Avenue mortgaged property (3.9%) and the 65 Ainslie mortgaged property (3.5%), is uncertain.

We cannot assure you that the rent stabilization laws or regulations will not cause a reduction in rental income or the appraised value of mortgage real properties. If rents are reduced, we cannot assure you that any such mortgaged real property will be able to generate sufficient cash flow to satisfy debt service payments and operating expenses.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expense; and

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Certain of the multifamily properties may be residential cooperative buildings where the land under the building is owned or leased by a non-profit residential cooperative corporation. The cooperative owns all the units in the building and all common areas. Its tenants own stock, shares or membership certificates in the corporation. This ownership entitles the tenant-stockholders to proprietary leases or occupancy agreements which confer exclusive rights to occupy specific units. Generally, the tenant-stockholders make monthly maintenance payments which represent their share of the cooperative corporation’s mortgage loan payments, real property taxes, reserve contributions and capital expenditures, maintenance and other expenses, less any income the corporation may receive. These payments are in addition to any payments of principal and interest the tenant-stockholder may be required to make on any loans secured by its shares in the cooperative.

A number of factors may adversely affect the value and successful operation of a residential cooperative property. Some of these factors include:

●	the primary dependence of a borrower upon maintenance payments and any rental income from units or commercial areas to meet debt service obligations;

●

the initial concentration of shares relating to occupied rental units of the sponsor, owner or investor after conversion from rental housing, which may result in an inability to meet debt service obligations on the residential cooperative corporation’s mortgage loan if the sponsor, owner or investor is unable to make the required maintenance payments;

●

the failure of a borrower to qualify for favorable tax treatment as a “cooperative housing corporation” each year, which may reduce the cash flow available to make payments on the related mortgage loan; and

●

that, upon foreclosure, in the event a cooperative property becomes a rental property, certain units could be subject to rent control, stabilization and tenants’ rights laws, at below market rents, which may affect rental income levels and the marketability and sale proceeds of the rental property as a whole.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged properties are subject to the risks relating to the property types described in “—Multifamily Properties Have Special Risks”, “—Retail Properties Have Special Risks” and/or “—Office Properties Have Special Risks”. See Annex A-1 for the 5 largest tenants (by net rentable area leased) at the mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Self Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self storage properties, including:

●	decreased demand;

●	lack of proximity to apartment complexes or commercial users;

●	apartment tenants moving to single family homes;

●	decline in services rendered, including security;

●	dependence on business activity ancillary to renting units;

●	security concerns;

●	age of improvements; or

●	competition or other factors.

Self storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self storage properties becomes unprofitable, the liquidation value of that self storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self storage mortgaged property were readily adaptable to other uses.

Tenants at self storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self storage unit. No environmental assessment of a self storage mortgaged property included an inspection of the contents of the self storage units at that mortgaged property, and we cannot assure you that all of the units included in the self storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self storage properties may derive a material portion of revenue from business activities ancillary to self storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self Storage Properties”.

Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues. See also “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

In addition to competition from online shopping, retail properties face competition from sources outside a specific geographical real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

We cannot assure you that these developments in the retail sector will not adversely affect the performance of retail properties securing the mortgage loans.

Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain tenants or subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interests if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type of the ground lessee’s use of the premises because that use is a source of revenue for the payment of ground rent.  See “—Retail Properties Have Special Risks”.

Sale-Leaseback Transactions Have Special Risks

Certain mortgaged properties were each the subject of a sale-leaseback transaction in connection with the acquisition of such property (or a portion of such property) by the related borrower or following such acquisition, including the Bellagio Hotel and Casino mortgaged property (6.7%).  This mortgaged property (or a portion thereof) is leased to a tenant, who is the former owner of the mortgaged property or portion thereof, pursuant to a lease.  We cannot assure you that any of these tenants will not file for bankruptcy protection.

A bankruptcy with respect to a tenant in a sale-leaseback transaction could result in the related lease being recharacterized as a loan from the borrower to the tenant.  If the lease were recharacterized as a loan, the lease would be a deemed loan and the tenant would gain a number of potential benefits in a bankruptcy case.  The tenant could retain possession of the mortgaged property during the pendency of its bankruptcy case without having to comply with the ongoing post-petition rent requirements of section 365(d)(3) of the federal bankruptcy code, which requires a tenant to start paying rent within 60 days following the commencement of its bankruptcy case, while deciding whether to assume or reject a lease of nonresidential real property.  The tenant desiring to remain in possession of the mortgaged property would not have to assume the lease within 210 days following the commencement of its bankruptcy case pursuant to section 365(d)(4) of the federal bankruptcy code or comply with the conditions precedent to assumption, including curing all defaults, compensating for damages and giving adequate assurance of future performance.  To the extent the deemed loan is under-secured, the tenant would be able to limit the secured claim to the then-current value of the mortgaged property and treat the balance as a general unsecured claim.  The tenant also might assert that the entire claim on the deemed loan is an unsecured claim.  In Liona Corp., Inc. v. PCH Associates (In re PCH Associates), 949 F.2d 585 (2d Cir. 1991), the court considered the effect of recharacterizing a sale-leaseback transaction as a financing rather than a true lease.  The court held that the landlord’s record title to the leased property should be treated as an equitable mortgage securing the deemed loan.  Under the reasoning of that case, if a lease were recharacterized as a loan, the related borrower would have a claim against the tenant secured by an equitable mortgage.  That secured claim has been collaterally assigned to the mortgagees. However, the legal authority considering the effects of such a recharacterization is limited, and we cannot assure you that a bankruptcy court would follow the reasoning of the PCH Associates case.

There is also a risk that a tenant that files for bankruptcy protection may reject the related lease.  Pursuant to section 502(b)(6) of the federal bankruptcy code, a lessor’s damages for lease rejection are limited to the amount owed for the unpaid rent reserved under the lease for the periods prior to the bankruptcy petition (or earlier surrender of the leased premises) which are unrelated to the rejection, plus the greater of one year’s rent or 15% of the remaining rent reserved under the lease (but not to exceed three years’ rent).

It is likely that each lease constitutes an “unexpired lease” for purposes of the federal bankruptcy code.  Federal bankruptcy law provides generally that rights and obligations under an unexpired lease of a debtor may not be terminated or modified at any time after the commencement of a case under the federal bankruptcy code solely on the basis of a provision in such contract to such effect or because of certain other similar events.  This prohibition on so called “ipso facto clauses” could limit the ability of a borrower to exercise certain contractual remedies with respect to a lease.  In addition, the federal bankruptcy code provides that a trustee in bankruptcy or debtor in possession may, subject to approval of the court, (a) assume an unexpired lease and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract.  In a bankruptcy case of a tenant, if the lease were to be assumed, the trustee in bankruptcy on behalf of the tenant, or the tenant as debtor in possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the related borrower for its losses and provide such borrower with “adequate assurance” of future performance.  Such remedies may be insufficient, however, as the borrower may be forced to continue under the lease with a tenant that is a poor credit risk or an unfamiliar tenant if the lease was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate.  If the lease is rejected, such rejection generally constitutes a breach of the lease immediately before the date of the filing of the petition.  As a consequence, the borrower would have only an unsecured claim against the tenant for damages resulting from such breach, which could adversely affect the security for the certificates.

Furthermore, there is likely to be a period of time between the date upon which a tenant files a bankruptcy petition and the date upon which the lease is assumed or rejected. Although the tenant is obligated to make all lease payments within 60 days following the commencement of the bankruptcy case, there is a risk that such payments will not be made due to the tenant’s poor financial condition. If the lease is rejected, the lessor will be treated as an unsecured creditor with respect to its claim for damages for termination of the lease and the borrower must re-let the mortgaged property before the flow of lease payments will recommence. In addition, pursuant to section 502(b)(6) of the federal bankruptcy code, a lessor’s damages for lease rejection are limited to the amount owed for the unpaid rent reserved under the lease for the periods prior to the bankruptcy petition (or earlier surrender of the leased premises) which are unrelated to the rejection, plus the greater of one year’s rent or 15% of the remaining rent reserved under the lease (but not to exceed three years’ rent).

As discussed above, bankruptcy courts, in the exercise of their equitable powers, have the authority to recharacterize a lease as a financing.  We cannot assure you such recharacterization would not occur with respect to the mortgage loans as to which the related mortgaged properties were the subject of sale-leaseback transactions.

The application of any of these doctrines to any one of the sale-leaseback transactions could result in substantial, direct and material impairment of the rights of the certificateholders.

Parking Properties Have Special Risks

Certain of the mortgaged properties are comprised in whole or in part of, or contain, a parking lot or parking garage. The primary source of income for parking lots and garages is the rental fees charged for parking spaces (or in the case of a parking lot or parking garage leased in whole or part to a parking garage or parking lot operator, rents from such operating lease). Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to parking properties leased to a parking garage, parking lot operator or single tenant user, such leases generally provide the parking operator the right to abate rent or terminate such leases upon various contingencies, which may include if there are specified reductions in gross receipts, or specified income targets are not met, if certain subleases of such parking properties are terminated or reduced, or upon a specified amount of capital expenditures to such properties being required in order to comply with applicable law, or other adverse events. We cannot assure you that the operating lessee of a parking property will not terminate its lease upon such an event.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property.

Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining certificateholders may pose a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the tables entitled “Stated Remaining Term (Mos.)” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es), if any, have been paid in full, classes that have a lower sequential priority are more likely to face these types of risk of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are retail, office, hospitality, industrial, multifamily and mixed use. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in New York, Illinois, California,  Nevada, North Carolina and Washington. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●

if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●

mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions.

Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●

the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property, any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee, the special servicer or the master servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity.

See also representation and warranty number 41 in Annex D-1, representation and warranty number 43 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3 or Annex E-2, as applicable.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”, “—JPMorgan Chase Bank, National Association”, “—Citi Real Estate Funding Inc.”, “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to undergo future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents. In addition, such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease(s) and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hospitality properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hospitality property. In other cases, these renovations may involve renovations of common spaces or external features of the related hospitality property, which may cause disruptions or otherwise decrease the attractiveness of the related hospitality property to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also

Annex A-3 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 10 largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed-use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail, mixed use or office properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Mortgaged properties may have other specialty use tenants, such as medical and dental offices, fitness centers, lab space, gas stations, dry cleaners, bank branches, data centers, urgent care facilities, schools, daycare centers and/or restaurants, as part of the mortgaged property.  Re-tenanting certain specialty use tenants, such as gas stations and dry cleaners, may also involve substantial costs related to environmental remediation.

In the case of specialty use tenants such as bank branches, restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit, lease defaults, ratings and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance. Zoning protection insurance will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, vertical subdivisions and related structures, the related declarations or other use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Additionally, some of the mortgaged properties may have current or past tenants that handle or have handled hazardous materials and, in some cases, related contamination at some of the mortgaged properties was previously investigated and, as warranted, remediated with regulatory closure, the conditions of which in some cases may include restrictions against any future redevelopment for residential use or other land use restrictions. See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 40 in Annex D-1, representation and warranty number 43 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3 or Annex E-2, as applicable.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole or major tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

Certain Risks Are Not Covered under Standard Insurance Policies. In general (other than where the mortgage loan documents permit the borrower to rely on a tenant (including a ground tenant) or other third party (such as a condominium association, if applicable) to obtain the insurance coverage, on self-insurance provided by a tenant or on a tenant’s agreement to rebuild or continue paying rent), the master servicer and special servicer will be required to cause the borrower on each mortgage loan to maintain such insurance coverage in respect of the related mortgaged property as is required under the related mortgage loan documents. See “Description of the Mortgage Pool—Insurance Considerations”. In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of a property by fire, lightning, explosion, smoke, windstorm and hail, and riot, strike and civil commotion, subject to the conditions and exclusions specified in each policy (windstorm is a common exclusion for properties located in certain locations). Most policies typically do not cover any physical damage resulting from, among other things:

●	war;

●	revolution;

●	terrorism;

●	nuclear, biological or chemical materials;

●	governmental actions;

●	floods and other water related causes;

●	earth movement, including earthquakes, landslides and mudflows;

●	wet or dry rot;

●	vermin; and

●	domestic animals.

Unless the related mortgage loan documents specifically require the borrower to insure against physical damage arising from such causes, then, the resulting losses may be borne by you as a holder of certificates.

Standard Insurance May Be Inadequate Even for Types of Losses That Are Insured Against. Even if a type of loss is covered by the insurance policies required to be in place at the mortgaged properties, the mortgaged properties may suffer losses for which the insurance coverage is inadequate. For example:

●

in a case where terrorism coverage is included under a policy, if the terrorist attack is, for example, nuclear, biological or chemical in nature, the policy may include an exclusion that precludes coverage for such terrorist attack;

●

in certain cases, particularly where land values are high, the insurable value (at the time of origination of the mortgage loan) of the mortgaged property may be significantly lower than the principal balance of the mortgage loan;

●

with respect to mortgaged properties located in flood prone areas where flood insurance is required, the related mortgaged property may only have federal flood insurance (which only covers up to $500,000), not private flood insurance, and the related mortgaged property may suffer losses that exceed the amounts covered by the federal flood insurance;

●	the mortgage loan documents may limit the requirement to obtain related insurance to where the premium amounts are “commercially reasonable” or a similar limitation; and

●

if reconstruction or major repairs are required, changes in laws may materially affect the borrower’s ability to effect any reconstruction or major repairs and/or may materially increase the costs of the reconstruction or repairs and insurance may not cover or sufficiently compensate the insured.

We Cannot Assure You That Required Insurance Will Be Maintained. We cannot assure you that borrowers have maintained or will maintain the insurance required under the mortgage loan documents or that such insurance will be adequate.

Even if the mortgage loan documents specify that the related borrower must maintain standard extended coverage casualty insurance or other insurance that covers acts of terrorism, the borrower may fail to maintain such insurance and the master servicer or the special servicer may not enforce such default or cause the borrower to obtain such insurance if the special servicer has determined, in accordance with the servicing standard and subject to the discussion under “Pooling and Servicing Agreement—The Directing Holder” and “—The Operating Advisor”, that either (a) such insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the mortgaged property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (b) such insurance is not available at any rate. Additionally, if the related borrower fails to maintain such terrorism insurance coverage, neither the master servicer nor the special servicer will be required to maintain such terrorism insurance coverage if the special servicer determines, in accordance with the servicing standard, that such terrorism insurance coverage is not available for the reasons set forth in the preceding sentence. Furthermore, at the time existing insurance policies are subject to renewal, we cannot assure you that terrorism insurance coverage will be available and covered under the new policies or, if covered, whether such coverage will be adequate. Most insurance policies covering commercial real properties such as the mortgaged properties are subject to renewal on an annual basis. If this coverage is not currently in effect, is not adequate or is ultimately not continued with respect to some of the mortgaged properties and one of those properties suffers a casualty loss as a result of a terrorist act, then the resulting casualty loss could reduce the amount available to make distributions on your certificates.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the master servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

The National Flood Insurance Program’s (“NFIP”) is scheduled to expire on September 30, 2020. We cannot assure you if or when NFIP will be reauthorized. If NFIP is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair or rebuild after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was reauthorized on December 20, 2019 through December 31, 2027 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2019 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer will be equal to 80% of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $200 million. The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2027, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain a “sunset clause” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See “Annex A-3—Description of Top Fifteen Mortgage Loans and Additional Mortgage Loan Information” for a summary of the terrorism insurance requirements under each of the ten largest mortgage loans.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans.  The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan.  The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property.  Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Limited Information Causes Uncertainty

Historical Information. Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for, among other things, inflation, significant occupancy increases and/or a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent, which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available.

Ongoing Information. The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions

As described under “Description of the Mortgage Pool—Additional Information”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy in all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Additional Information”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the issuing entity.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements“ and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes”, “—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes” and”—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—Review of GACC Mortgage Loans”, “—JPMorgan Chase Bank, National Association—Review of JPMCB Mortgage Loans” and  “—Citi Real Estate Funding Inc.—Review of CREFI Mortgage Loans”. The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage

Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or whole loan, if applicable). See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed.  Such capital expenditures are not required and have not been reserved for under the Mortgage Loan documents, and we cannot assure you that they will be made. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect the “as-is” value as well as an “as-stabilized”, “hypothetical as-is”, “as complete” or “as-is air rights” value or similar hypothetical value. However, the appraised value reflected in this prospectus with respect to each mortgaged property reflects the “as-is” value, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Appraised Value”, where, to the extent another value is used, such value and the satisfaction of the related conditions or assumptions are described, which may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-stabilized”, “hypothetical as-is”, “as complete” or “as-is air rights” values or similar hypothetical values, we cannot assure you that those assumptions are or will be accurate or that such value will be the value of the related mortgaged property at the indicated stabilization or other relevant date or at maturity. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. For additional information regarding the appraisals obtained by the sponsors or, in the case of any mortgage loan acquired by the related sponsor, appraisal(s) obtained by the related originator and relied upon by such sponsor, see “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”, “—JPMorgan Chase Bank, National Association” and “—Citi Real Estate Funding Inc.” We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the

Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake. The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, and will comply, with such requirements, and in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s)(and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain real estate investment trusts, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability to Incur Other Indebtedness Entails Risk“ below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors and the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or has been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. See also representation and warranty number 32 in Annex D-1, representation and warranty number 33 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3 or Annex E-2, as applicable. However, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●

the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●

the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●

if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although the companion loans related to the whole loans are not assets of the issuing entity, each related borrower is still obligated to make interest and principal payments on such companion loans. As a result, the issuing entity is subject to additional risks, including:

●

the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●

the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the sponsor of the borrower. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. If a tenant-in-common borrower has waived its right to partition, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi-property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. In particular, with respect to properties that are master leased, state law may provide that the lender will not have a perfected security interest in the underlying rents (even if covered by an assignment of leases and rents), unless there is also a mortgage on the master tenant’s leasehold interest.  Such a mortgage is not typically obtained. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial or multifamily real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Retail Properties Have Special Risks“ and “—Office Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect a borrower’s ability to refinance the related mortgage loan or sell the related mortgaged property on or before the related mortgage loan’s maturity date.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of the related companion loans.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and each pooling and servicing agreement governing the servicing of a non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or special servicer pursuant to the pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 Amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 Amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See representation and warranty number 35 in Annex D-1, representation and warranty number 36 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3 or Annex E-2, as applicable.

Except as noted in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal or first offer in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of German American Capital Corporation, one of the sponsors, DBR Investments Co. Limited, an originator, Deutsche Bank AG, acting through its New York Branch, an originator and one of the initial risk retention consultation parties, and Deutsche Bank Securities Inc., one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators or their affiliates are the holders of the mezzanine loans and/or companion loans related to their mortgage loans. The originators and/or their respective affiliates may retain existing mezzanine loans and/or companion loans or originate future permitted mezzanine indebtedness with respect to the mortgage loans. These transactions may cause the originators and their affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

In addition, Deutsche Bank AG, acting through its New York Branch, JPMorgan Chase Bank, National Association and Citi Real Estate Funding Inc. are each expected to hold a portion of the VRR Interest as described in “Credit Risk Retention”, and are (or are affiliated with the entities) expected to be appointed as the initial risk retention consultation parties. Each risk retention consultation party may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not required to follow any such recommendations or take directions from any risk retention consultation party and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. The risk retention consultation parties and the holders of the VRR Interest by whom they are appointed may have interests that are in conflict with those of certain other certificateholders, in particular if any risk retention consultation party or holder of the VRR Interest holds companion loan securities, or has financial interests in, or other financial dealings (as a lender or otherwise) with, a borrower or an affiliate of a borrower under any of the mortgage loans. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is a risk retention consultation party or the holder of the VRR Interest entitled to appoint such risk retention consultation party (any such mortgage loan referred to in this context as an “excluded loan” as to such risk retention consultation party), then such risk retention consultation party will not have consultation rights solely with respect to any such excluded loan. See “Credit Risk Retention”.

In addition, for so long as any of Deutsche Bank AG, acting through its New York Branch, JPMorgan Chase Bank, National Association or Citi Real Estate Funding Inc. (in each case as a holder of the VRR Interest or a risk retention consultation party) is a borrower party with respect to any mortgage loan or whole loan, such party will be required to certify that it will forego access to any “conflicted information” solely relating to such excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding such restriction, we cannot assure you that none of Deutsche Bank AG, acting through its New York Branch, JPMorgan Chase Bank, National Association or Citi Real Estate Funding Inc. (in each case as a holder of the VRR Interest or a risk retention consultation party) will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or whole loan or otherwise seek to exert its influence over the special servicer in the event such mortgage loan or whole loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans“ and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers

The servicing of the Kings Plaza whole loan, a servicing shift whole loan, is expected to be governed by the pooling and servicing agreement for this securitization only temporarily, until the related servicing shift securitization date. At that time, the servicing and administration of the related servicing shift whole loan will shift to the related master servicer and related special servicer under the related servicing shift pooling and servicing agreement and will be governed exclusively by such servicing shift pooling and servicing agreement and the related intercreditor agreement. Neither the closing date of any such securitization nor the identities of any such servicing shift master servicer or servicing shift special servicer have been determined. In addition, the provisions of the related servicing shift pooling and servicing agreement have not yet been determined. Prospective investors should be aware that they will not have any control over the identity of the related servicing shift master servicer or related servicing shift special servicer, nor can we assure you as to the particular terms of such servicing shift pooling and servicing agreement except to the extent of compliance with the requirements of the related intercreditor agreement. Moreover, the trust directing holder for this securitization will not have any consent or consultation rights with respect to the servicing of the servicing shift whole loan other than those limited consent and consultation rights as are provided in the related intercreditor agreement, and the holder of the related controlling pari passu companion loan or the controlling party in the related securitization of such controlling pari passu companion loan or such other party specified in the related intercreditor agreement may have rights similar to, or more expansive than, those granted to the trust directing holder in this transaction. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. Similarly, the expected holders of the VRR Interest and the parties expected to be designated to consult with the special servicer on their behalf as the risk retention consultation parties are each an Underwriter Entity. We cannot assure you that any actions that such party takes in either such capacity will necessarily be aligned with the interests of the holders of other classes of certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of (i) the depositor, (ii) German American Capital Corporation, a sponsor, (iii) Deutsche Bank AG, acting through its New York Branch, an originator, an initial risk retention consultation party, a holder of a portion of the VRR Interest, and (iv) DBR Investments Co. Limited, an originator and the holder of the companion loans for which the noteholder is identified as “DBRI” in the table titled “Whole Loan Control Notes and Non-Control Notes“ under “Description of the Mortgage Loans—The Whole Loans—General”. J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of JPMorgan Chase Bank, National Association, a sponsor, an originator, an initial risk retention consultation party, a holder of a portion of the VRR Interest and the holder of the companion loans for which the noteholder is identified as “JPMCB” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Loans—The Whole Loans—General”. Citigroup Global Markets Inc., one of the underwriters, is an affiliate of Citi Real Estate Funding Inc., a sponsor, an originator, an initial risk retention consultation party, a holder of a portion of the VRR Interest and the holder of the companion loans for which the noteholder is identified as “CREFI” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Loans—The Whole Loans—General”.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard that is generally similar to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each applicable master servicer, sub-servicer, special servicer or any of their respective affiliates under the pooling and servicing agreement governing the servicing of a non-serviced whole loan, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any of the applicable companion loans, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, if the special servicer obtains knowledge that it has become a borrower party with respect to a serviced mortgage loan and any related serviced companion loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan or serviced whole loan (referred to in this prospectus as an “excluded special servicer loan”) and a separate special servicer that is not a borrower party (referred to in this prospectus as an “excluded special servicer”) will be appointed as special servicer for such excluded special servicer loan as described under “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect all mortgage loans and serviced whole loans that are not excluded special servicer loans). While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to the excluded special servicer loan to the related borrower party or any employees or personnel of such borrower party involved in the management of any investment in the related borrower party or the related mortgaged property and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, we cannot assure you that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or special servicer under the pooling and servicing agreement including, among other things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or the special servicer.

The special servicer may enter into one or more arrangements with the directing holder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Ellington Management Group, LLC or one of its affiliates will be appointed as the initial directing holder (other than with respect to any non-serviced mortgage loan, any applicable excluded loan or the servicing shift mortgage loan). Certain entities managed by Ellington Management Group, LLC or affiliates will purchase each of the Class X-F, Class X-G, Class X-H, Class F, Class G and Class H certificates and a portion of the Class X-D, Class D and Class E certificates. KeyBank National Association is expected to act as the special servicer with respect to each serviced mortgage loan (other than any excluded special servicer loans) and any related serviced companion loans and it or an affiliate assisted Ellington Management Group, LLC (or its affiliate) with its due diligence on the mortgage loans prior to the closing date.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC has been appointed as the initial operating advisor with respect to all of the serviced mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, Park Bridge Lender Services LLC and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing holder, the risk retention consultation parties, collateral property owners and their vendors or affiliates of any of those parties. In the normal course of its business, Park Bridge Lender Services LLC and its affiliates are also hired by trustees and other transaction parties to perform valuation services with respect to properties that may have mortgages attached. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the duties of Park Bridge Lender Services LLC as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders, especially if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent or sponsor of a borrower or any of their affiliates.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans other than the non-serviced mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing holder, the risk retention consultation parties, collateral property owners and their vendors or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

In addition, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders, especially if the asset representations reviewer or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent or sponsor of a borrower or any of their affiliates.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders

Ellington Management Group, LLC, or its affiliate, will be appointed as the initial directing holder (other than with respect to any non-serviced mortgage loan, the servicing shift whole loan or any applicable excluded loan). The special servicer may, at the direction of the directing holder (for so long as a control termination event does not exist and other than with respect to any applicable excluded special servicer loan), take actions with respect to the specially serviced mortgage loans administered under the pooling and servicing agreement that could adversely affect the holders of some or all of the classes of certificates. The directing holder will be controlled by the controlling class certificateholders.

The controlling class certificateholders and the holders of the companion loans or securities backed by such companion loans may have interests in conflict with those of the other certificateholders. As a result, it is possible that the directing holder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and other than with respect to the servicing shift mortgage loan or any applicable excluded loan) or on behalf of the subordinate companion loan holders or the directing holder (which term as used herein will include any equivalent entity or any representative thereof) under the pooling and servicing agreement governing the servicing of a non-serviced whole loan may direct the special servicer or the special servicer under such pooling and servicing agreement relating to the other securitization transaction, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates.

Set forth in the following table is the identity of the initial directing holder (or equivalent party) for each whole loan, the expected securitization trust holding the controlling note in such whole loan and the pooling and servicing agreement under which it is expected to be serviced.

Whole Loan	Pooling/Trust and Servicing Agreement(1)	Controlling Noteholder	Initial Directing Party(2)
Bellagio Hotel and Casino	BX 2019-OC11	BX 2019-OC11	CPPIB Credit Structured North America III, Inc.
Kings Plaza	Benchmark 2020-B16(3)	Benchmark 2020-B16	JPMorgan Chase Bank, National Association(3)
3500 Lacey	Benchmark 2020-B16	Benchmark 2020-B16	Ellington Management Group, LLC (or its affiliate)
560 Mission Street	Benchmark 2020-B16	Benchmark 2020-B16	Ellington Management Group, LLC (or its affiliate)
1633 Broadway	BWAY 2019-1633	BWAY 2019-1633(4)	Prima Capital Advisors LLC(4)
Starwood Industrial Portfolio	GSMS 2020-GC45	GSMS 2020-GC45(5)	BREIT Debt Investments L.L.C. on behalf of itself and its affiliates(5)
650 Madison Avenue	MAD 2019-650M	MAD 2019-650M	Healthcare of Ontario Pension Plan Trust Fund(6)
181 West Madison	JPMCC 2020-LOOP	JPMCC 2020-LOOP	Prima Capital Advisors LLC(7)
510 East 14th Street	GSMS 2020-GC45	GSMS 2020-GC45	KKR Real Estate Credit Opportunity Partners II L.P.
490-504 Myrtle Avenue	CGCMT 2019-C7	CGCMT 2019-C7	LNR Securities Holdings, LLC
Giant Anchored Portfolio	CGCMT 2019-C7	CGCMT 2019-C7	LNR Securities Holdings, LLC

(1)

The identification of a “Pooling/Trust and Servicing Agreement” above indicates that we have identified a securitization trust that has closed or as to which a preliminary prospectus (or preliminary offering circular) or final prospectus (or final offering circular) has printed that has or is expected to include the related controlling note for such whole loan.

(2)

The entity listed as the “Initial Directing Party” reflects the party entitled to exercise control and consultation rights with respect to the related mortgage loan until such party’s rights are terminated pursuant to the related pooling and servicing agreement, trust and servicing agreement or intercreditor agreement, as applicable.

(3)

The servicing of the servicing shift whole loan will be transferred on the related servicing shift securitization date. The initial controlling noteholder of such servicing shift whole loan will be JPMorgan Chase Bank, National Association, as the holder of the related controlling pari passu companion loan. On and after the related servicing shift securitization date, the controlling noteholder of such servicing shift whole loan is expected to be the related directing holder (or equivalent entity) under such securitization.

(4)

The initial Directing Party for the 1633 Broadway whole loan is Prima Capital Investors LLC, as the directing holder (or equivalent party) under the BWAY 2019-1633 trust and servicing agreement. During the continuance of a control shift event relating to the BWAY 2019-1633 securitization transaction (i.e., when the most senior class of certificates in such transaction has been control appraised out), the holder of note A-1-C-1 (currently Goldman Sachs Bank USA), will be the Directing Party. See “Description of the Mortgage Pool—The Non-Serviced AB Whole Loans—The 1633 Broadway Whole Loan”.

(5)

The initial Directing Party for the Starwood Industrial whole loan is BREIT Debt Investments L.L.C. on behalf of itself and its affiliates, as the loan-specific directing holder for the Starwood Industrial loan-specific certificates. Pursuant to the related intercreditor agreement, during the continuance of a Starwood Industrial Portfolio control appraisal period, (i) the holder of note A-2-1 will be the controlling holder for the Starwood Industrial Portfolio whole loan and (ii) the Starwood Industrial Portfolio whole loan will be serviced by the master servicer and, if necessary, the special servicer under the pooling and servicing agreement for the securitization that holds note A-1. Note A-2-1 is being included in this Benchmark 2020-B16 securitization, and therefore, during the continuance of a Starwood Industrial Portfolio control appraisal period, the trust directing holder is expected to exercise the rights of the controlling holder with respect to the Starwood Industrial Portfolio mortgage loan, and the Starwood Industrial Portfolio whole loan is expected to remain serviced under the pooling and servicing agreement for the GSMS 2020-GC45 securitization. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Starwood Industrial Portfolio Whole Loan”.

(6)

The initial Directing Party for the 650 Madison Avenue whole loan is Healthcare of Ontario Pension Plan Trust Fund, as the directing holder (or equivalent party) under the MAD 2019-650M trust and servicing agreement. During the continuance of a 650 Madison Avenue control appraisal period, the directing holder (or equivalent party) under the CGCMT 2019-C7 pooling and servicing agreement (initially LNR Securities Holdings, LLC) is expected to be the Directing Party for the 650 Madison Avenue whole loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 650 Madison Avenue Whole Loan”.

(7)

The initial Directing Party for the 181 West Madison whole loan is Prima Capital Investors LLC, as the directing holder (or equivalent party) under the JPMCC 2020-LOOP trust and servicing agreement. During the continuance of a trust loan control event relating to the JPMCC 2020-LOOP securitization transaction (i.e., when the class G certificates in such transaction have been control appraised out, but the class C certificates in such transaction have not been control appraised out), a specified percentage of the certificateholders of such transaction will be entitled to exercise the rights of the Control Note to replace the special servicer (but no certificateholder will have any other rights of the Control Note). During a control shift event relating to the JPMCC 2020-LOOP securitization transaction (i.e., when the class G certificates in such transaction have been control appraised out), the holder of note A-2 is expected to be the Directing Party for the 181 West Madison whole loan. Note A-2 is being included in this Benchmark 2020-B16 securitization, and therefore, during the continuance of such control shift event, the trust directing holder is expected to exercise the rights of the controlling holder with respect to the 181 West Madison whole loan; provided, however, that the 181 West Madison whole loan will continue to be serviced by the master servicer, and if necessary, the special servicer, under the trust and servicing agreement for the JPMCC 2020-LOOP securitization. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 181 West Madison Whole Loan”.

The special servicer, in connection with obtaining the consent of, or upon consultation with (or, in the case of the servicing shift whole loan, prior to the related servicing shift securitization date, at the direction or with the approval of), the directing holder or a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage

Pool—The Whole Loans—The Serviced Pari Passu Whole Loans“. In connection with the pari passu whole loans serviced under the pooling and servicing agreement for this securitization, the serviced companion loan holders do not have any duties to the holders of any class of certificates, and they may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder (solely with respect to the related serviced whole loan) may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of the Master Servicer and the Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing holder for cause at any time and without cause (for so long as a control termination event does not exist and other than with respect to any applicable excluded loan) (or, in the case of the servicing shift mortgage loan, prior to the related servicing shift securitization date, by the holder of the related controlling pari passu companion loan at any time, for cause or without cause). See “Pooling and Servicing Agreement—The Directing Holder” and “—Termination of the Master Servicer and the Special Servicer for Cause—Servicer Termination Events”.

Similarly, the applicable controlling class related to the securitization trust indicated in the chart above as the controlling noteholder (or, on and after the related servicing shift securitization date, the securitization trust for the related controlling pari passu companion loan) has certain consent and/or consultation rights with respect to the non-serviced mortgage loans under the related pooling and servicing agreement governing the servicing of that related non-serviced whole loan and have similar conflicts of interest with the holders of other certificates backed by the companion loans. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The directing holder and its affiliates (and the directing holder under the pooling and servicing agreement governing the servicing of a non-serviced whole loan and their respective affiliates) may have interests that are in conflict with those of certain certificateholders, especially if the applicable directing holder or any of its affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing holder or the holder of the majority of the controlling class (any such mortgage loan referred to in this prospectus as an “excluded loan”), the directing holder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing holder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing holder or a controlling class certificateholder, as applicable, the directing holder or such controlling class certificateholder, as applicable, will not be given access to any excluded information solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, we cannot assure you that the directing holder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. Each of these relationships may create a conflict of interest.

Ellington Management Group, LLC or one of its affiliates will be appointed (or to appoint an affiliate) as the initial directing holder (other than with respect to any non-serviced mortgage loan, the servicing shift whole loan or any applicable excluded loan). Certain entities managed by Ellington Management Group, LLC or affiliates will purchase of each of the Class X-F, Class X-G, Class X-H, Class F, Class G and Class H certificates and a portion of the Class X-D, Class D and Class E certificates. KeyBank National Association will act as the special servicer with respect to each serviced mortgage loan (other than any excluded special servicer loans) and any related serviced companion loans and it or an affiliate assisted Ellington Management Group, LLC (or its affiliate) with its due diligence on the mortgage loans prior to the closing date.

The Starwood Industrial Portfolio whole loan is expected to be serviced pursuant to the pooling and servicing agreement entered into in connection with the GSMS 2020-GC45 securitization. With respect to the Starwood Industrial Portfolio whole loan, (i) for so long as no control appraisal period relating to the B-1 note is continuing, the B-1 note holder will be the controlling holder of such whole loan and the issuing entity will have consultation rights and (ii) for so long as a control appraisal period relating to the B-1 note is continuing, the issuing entity will be the controlling holder of such whole loan and will have consent rights with respect to certain major decisions. The trust directing holder will be entitled to exercise such consultation rights (for so long as no consultation termination event is continuing) and such consent rights (for so long as no control termination event is continuing). Regardless of whether a control appraisal period relating to the B-1 note is continuing, the Starwood Industrial Portfolio whole loan is expected to continue to be serviced pursuant to the GSMS 2020-GC45 pooling and servicing agreement.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class F, Class G and Class H certificates, which is referred to in this prospectus as the “B-piece buyer” (see “Pooling and Servicing Agreement—The Directing Holder—General”), was given the opportunity by the sponsors to perform certain due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity. In addition, the B-piece buyer was given the opportunity by the sponsors to request the removal, re-sizing, decrease in the principal balance of the mortgage loan, reduction of the time during which the loan pays interest-only, increase in the amount of required reserves or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the B-piece buyer received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the B-piece buyer or that the final pool as influenced by the B-piece buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the B-piece buyer’s certificates. Because of the differing subordination levels, the B-piece buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-piece buyer but that does not benefit other investors. In addition, the B-piece buyer may enter into hedging or other transactions or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The B-piece buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The B-piece buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the B-piece buyer’s acceptance of a mortgage loan. The B-piece buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The B-piece buyer will have no liability to any certificateholder for any actions taken by them as described in the preceding two paragraphs.

Certain entities managed by Ellington Management Group, LLC, or affiliates will be the B-piece buyer. Ellington Management Group, LLC, or its affiliate, will constitute the initial directing holder with respect to the serviced mortgage loans (other than with respect to the servicing shift mortgage loan or any applicable excluded loan). The directing holder will have certain rights to direct and consult with the special servicer. In addition, the directing holder will generally have certain consultation rights with regard to a non-serviced mortgage loan under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such non-serviced whole loan and the related intercreditor agreement. See “Pooling and Servicing Agreement—The Directing Holder“ and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—Control Rights” and “—The Non-Serviced AB Whole Loans”.

KeyBank National Association will act as the special servicer with respect to each serviced mortgage loan (other than any excluded special servicer loan) and any related serviced companion loans and it or an affiliate assisted Ellington Management Group, LLC (or its affiliate) with its due diligence on the mortgage loans prior to the closing date.

Because the incentives and actions of the B-piece buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Holder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing holder exercising control rights over that whole loan will be entitled, under certain circumstances, to remove the special servicer under the applicable pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing holder under the pooling and servicing agreement for this securitization or under any pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

The special servicer (or a successor special servicer) may enter into one or more arrangements with the directing holder, a controlling class certificateholder, a companion loan holder, a holder of a companion loan security or other certificateholders (or an affiliate or a third party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the appointment (or continuance) of the special servicer under the pooling and servicing agreement and the co-lender agreements and limitations on the right of such person to replace the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●

legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●

increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

●

investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Certificates

We make no representation as to the proper characterization of the certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the certificates who are not subject to those provisions to resell their certificates in the secondary market.

For example:

●

Investors should be aware and in some cases are required to be aware of the risk retention and due diligence requirements in the European Union (the “EU Risk Retention and Due Diligence Requirements”) which apply in respect of institutional investors as defined in specified European Union Directives and Regulations (“Institutional Investors”) including: institutions for occupational retirement; credit institutions; alternative investment fund managers who manage or market alternative investment funds in the European Union; investment firms (as defined in Regulation (EU) No 575/2013 (the “CRR”)); insurance and reinsurance undertakings; and management companies of UCITS funds (or internally managed UCITS), as set out in Regulation (EU) 2017/2402 (the “EU Securitization Regulation”). These requirements restrict such investors from investing in securitizations unless such investors have verified that: (i) the originator, sponsor or original lender will retain, on an ongoing basis, a material net economic interest of not less than five percent in the securitization determined in accordance with Article 6 of the EU Securitization Regulation and the risk retention is disclosed to Institutional Investors; (ii) the originator, sponsor or securitization special purpose entity (i.e., the issuer special purpose vehicle) has, where applicable, made available the information required by Article 7 of the EU Securitization Regulation in accordance with the frequency and modalities provided for in that Article; and (iii) where the originator or original lender is established in a non-European Union country, the originator or original lender grants all the credits giving rise to the underlying exposures on the basis of sound and well-defined criteria and clearly established processes for approving, amending, renewing and financing those credits and has effective systems in place to apply those criteria and processes to ensure that credit-granting is based on thorough assessment of the obligor’s creditworthiness.

Pursuant to Article 14 of the CRR consolidated subsidiaries of credit institutions and investment firms subject to the CRR may also be subject to these requirements.

Failure to comply with one or more of the requirements may result in various penalties including, in the case of those investors subject to regulatory capital requirements, the imposition of a punitive capital charge in respect of the certificates acquired by the relevant investor. Aspects of the requirements and what is or will be required to demonstrate compliance to European national regulators remain unclear.

Prospective investors should make themselves aware of the EU Risk Retention and Due Diligence Requirements described above (and any corresponding implementing rules of their regulator), where applicable to them, in addition to any other applicable regulatory requirements with respect to their investment in the certificates.

●

Prospective investors should be aware that none of the originators, the sponsors, the depositor or the issuing entity intends to retain a material net economic interest in the securitization constituted by the issuance of the certificates in accordance with any EU Risk Retention and Due Diligence Requirements, provide information allowing a prospective investor to comply with its due diligence obligations under the EU Risk Retention and Due Diligence Requirements, or take any other action which may be required by a prospective investor for the purposes of its compliance with the EU Risk Retention and Due Diligence Requirements. Consequently, the certificates may not be a suitable investment for investors that are now or may in the future be subject to any EU Risk Retention and Due Diligence Requirements. As a result, the price and liquidity of the certificates in the secondary market may be adversely affected. This could adversely affect your ability to transfer your certificates or the price you may receive upon your sale of your certificates. Each investor should evaluate the impact any such non-compliance may have on it.

●

Changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets. In particular, capital regulations issued by the U.S. banking regulators in July

2013 implement the increased capital requirements established under the Basel Accord and are being phased in over time. These capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●

Section 619 of the Dodd-Frank Act (such statutory provision together with the implementing regulations, the “Volcker Rule”) generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. Accordingly, the issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other bank affiliate, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●

The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of certificates will constitute “mortgage related securities”.

On October 17, 2019, a negotiated withdrawal agreement between the United Kingdom and the European Union was endorsed by leaders at a special meeting of the European Council, providing for the United Kingdom to leave the European Union on January 31, 2020. The negotiated withdrawal agreement also provides for a transition period, which started on January 31, 2020 and will end on December 31, 2020, unless extended by a single decision for up to one or two years. However, the United Kingdom government has stated that it will not seek such an extension. The negotiated withdrawal agreement states that, unless otherwise provided in the agreement, European Union law is applicable to and in the United Kingdom during the transition period. Accordingly, all references to the European Union or the EU in the context of the applicability of European Union regulations and directives in these risk factors should be interpreted to include the United Kingdom until December 31, 2020.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets

(including the CMBS market) and may have adverse effect on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

In addition, this transaction is structured to comply with the Credit Risk Retention Rules as and to the extent set forth under “Credit Risk Retention”. We cannot assure you that the retaining sponsor will at times satisfy such credit risk retention requirements. At this time, it is unclear what effect a failure of the retaining sponsor to be in compliance with the Credit Risk Retention Rules at any time will have on the certificateholders or the market value or liquidity of the certificates.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●

may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to 5 nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected 3 of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the initial subordination levels provided by such nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected such nationally recognized statistical rating organizations to rate those other classes of rated certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations engaged to rate such certificates. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations“ and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Subordination of the Subordinate Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinate Certificates

As described in this prospectus, the rights of the holders of each class of subordinate certificates to receive payments of principal and interest otherwise payable on such class of subordinate certificates will be subordinated to the rights of the holders of more senior certificates having an earlier alphabetical or alphanumeric class designation.

If you acquire Class A-M, Class B or Class C certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans will be subordinated to those of the holders of the senior certificates. The Class A-M certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E, Class F, Class G and Class H certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class E, Class F, Class G and Class H certificates. The Class C certificates will likewise be protected by the subordination of the Class D, Class E, Class F, Class G and Class H certificates. As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General. The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●

the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium or buy any of the Class X certificates, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If prepayment principal distributions are very high, holders of certificates purchased at a premium or holders of any of the Class X certificates might not fully recover their initial investment. Conversely, if you buy a certificate at a discount (other than any of the Class X certificates) and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

●

a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●

a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield. The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●

the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the master servicer or the special servicer, if any, forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the master servicer or the special servicer, if any, forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity and there is a risk that a number of those mortgage loans may default at maturity, or that the master servicer or the special servicer, if any, may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, the holder of a subordinate companion loan or any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the following table is based upon all or a portion of the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Class or Classes
Class X-A	Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M
Class X-B	Class B, Class C
Class X-D	Class D, Class E
Class X-F	Class F
Class X-G	Class G
Class X-H	Class H

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X certificates. Investors in the Class X certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves. With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield. If losses on the mortgage loans allocated to the principal balance certificates exceed the aggregate certificate balance of principal balance certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a pooling and servicing agreement governing the servicing of the non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of principal balance certificates and the VRR Interest, pro rata based on their respective percentage allocation entitlement as described in this prospectus. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the principal balance certificates and the VRR Interest, pro rata based on their respective percentage allocation entitlement as described in this prospectus, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the Class R certificates and the certificates with notional amounts) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans and allocated to the principal balance certificates, first the Class H certificates, then the Class G certificates, then the Class F certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-M certificates and, then pro rata, the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of any of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5 or Class A-M certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of any of the Class B or Class C certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. A reduction in the certificate balance of any of the Class D or Class E certificates will result in a corresponding reduction in the notional amount of the Class X-D certificates. A reduction in the certificate balance of the Class F certificates will result in a corresponding reduction in the notional amount of the Class X-F certificates. A reduction in the certificate balance of the Class G certificates will result in a corresponding reduction in the notional amount of the Class X-G certificates. A reduction in the certificate balance of the Class H certificates will result in a corresponding reduction in the notional amount of the Class X-H certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination. The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights. Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than any mortgage loan that will be serviced under a separate pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing holder or the risk retention consultation parties under the pooling and servicing agreement for this transaction and the rights of the holders of the related companion loans and mezzanine debt under the related intercreditor agreement. With respect to the non-serviced mortgage loans, you will generally not have any right to vote or make decisions with respect the non-serviced mortgage loans, and those decisions will generally be made by the master servicer or the special servicer under the pooling and servicing agreement governing the servicing of the related non-serviced mortgage loan and the related companion loan, subject to the rights of the directing holder appointed under such pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. In all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reductions, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loans that will be serviced under a pooling and servicing agreement governing the servicing of a non-serviced whole loan.

In general, a certificate beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any excluded special servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a borrower party or affiliate of any of such persons will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

The Rights of the Directing Holder, the Risk Retention Consultation Parties and the Operating Advisor Could Adversely Affect Your Investment. The directing holder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan or any applicable excluded loan) and the right to replace the special servicer with or without cause, except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of appraisal reductions and realized losses, is less than 25% of its initial certificate balance), occurs and is continuing, the directing holder will lose the consent rights and the right to replace the special servicer, and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) occurs, then the directing holder will lose the consultation rights. In addition, with respect to the Starwood Industrial Portfolio whole loan, for so long as a control appraisal period relating to the B-1 note is continuing, the trust directing holder will have certain consent and consultation rights in certain circumstances and approval rights with respect to certain major decisions (including with respect to assumptions, waivers, loan modifications and workouts). See “Pooling and Servicing Agreement—The Directing Holder”.

In addition, each risk retention consultation party will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than the servicing shift mortgage loan, any non-serviced mortgage loan and any applicable excluded loan). See “Pooling and Servicing Agreement—The Directing Holder—Major Decisions”.

These actions and decisions with respect to which the directing holder has consent or consultation rights and any risk retention consultation party has consultation rights include, among others, certain modifications to the mortgage loans or serviced whole loans, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing holder and any risk retention consultation party, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to a non-serviced mortgage loan, the special servicer under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such non-serviced mortgage loan may, at the direction or upon the advice of the directing holder of the related securitization trust holding the controlling note for the related non-serviced whole loan (which, in the case of the Starwood Industrial Portfolio mortgage loan during the continuance of a Starwood Industrial Portfolio control appraisal period will be the Benchmark 2020-B16 trust directing holder), take actions with respect to such non-serviced mortgage loan and related companion loan that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. Similarly, with respect to the servicing shift whole loan, prior to the related servicing shift securitization date, the special servicer may, at the direction or upon the advice of the holder of the related controlling pari passu companion loan, take actions with respect to such whole loan that could adversely affect such whole loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of the non-controlling notes) will have limited consultation rights with respect to major decisions relating to each non-serviced whole loan (and the servicing shift whole loan) and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing holder for this transaction so long as no control termination event is continuing and by the special servicer if a control termination event is continuing. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the special servicer under the pooling and servicing agreement and the special servicer for a non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or the terms of the related loan documents, it is possible that the directing holder (or equivalent entity) under such pooling and servicing agreement may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing holder, the risk retention consultation parties and the directing holder (or equivalent entity) under the pooling and servicing agreement or the trust and servicing agreement governing the servicing of each non-serviced mortgage loan (which, with respect to the Starwood Industrial Portfolio mortgage loan during the continuance of a Starwood Industrial Portfolio control appraisal period, will be the Benchmark 2020-B16 trust directing holder):

(i)        may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)       may act solely in its own interests or the interests of the holders of the controlling class or the VRR Interest, as applicable (or in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan);

(iii)      does not have any duties to the holders of any class of certificates other than the controlling class or the VRR Interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan);

(iv)      may take actions that favor its own interests or the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan) over the interests of the holders of one or more other classes of certificates; and

(v)       will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing holder, any risk retention consultation party, a controlling companion loan holder or the directing holder (or the equivalent) under the pooling and servicing agreement or the trust and servicing agreement, as applicable, governing the servicing of such non-serviced mortgage loan or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if a control termination event is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan or a servicing shift mortgage loan). Further, if a consultation termination event is continuing, the operating advisor will have the right to recommend a replacement of the special servicer, as described under “Pooling and Servicing Agreement—The Operating Advisor” and “Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan, for the benefit of the holders of the related companion loan (as a collective whole as if the certificateholders and companion loan holders constituted a single lender, taking into account the subordinate nature of a subordinate companion loan). We cannot assure you that any actions taken by the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in any one or more classes of certificates. With respect to any non-serviced mortgage loan, the operating advisor (if any) appointed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan may have rights and duties under such pooling and servicing agreement that vary in certain respects from those under the pooling and servicing agreement for this transaction. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer. In general, the directing holder will have the right to terminate and replace the special servicer (other than with respect to the servicing shift whole loan) with or without cause so long as no control termination event is continuing as described in this prospectus. After the occurrence and during the continuance of a control termination event under the pooling and servicing agreement, the special servicer may also be removed (other than with respect to the servicing shift whole loan) in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of any appraisal reduction amounts to notionally reduce the certificate balances of the principal balance certificates) and (y) upon receipt of approval by (i) certificateholders holding at least 66 2/3% of a quorum of the certificateholders (which is the holders of certificates evidencing at least 50% of the voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances)) or (ii) certificateholders holding more than 50% of each class of “non-reduced certificates” (each class of certificates (other than the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-H and Class R certificates) outstanding that has not been reduced to less than 25% of its initial certificate balance through the application of appraisal reduction amounts and realized losses). See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”.

In addition, if, during the continuance of a control termination event, the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the pooling and servicing agreement or is otherwise not acting in accordance with the servicing standard, and (2) the replacement of the special servicer would be in the best interest of the certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “Pooling and Servicing Agreement—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of voting rights of principal balance certificates and the VRR interest evidencing at least a majority of a quorum (which, for this purpose, is holders that evidence at least 20% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) of all principal balance certificates and the VRR Interest on an aggregate basis).

Additionally, with respect to the servicing shift whole loan, prior to the related servicing shift securitization date, the holder of the related controlling pari passu companion loan will have the right to terminate and replace the special servicer (solely with respect to such servicing shift whole loan) with or without cause at any time. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans—Control Rights with respect to Servicing Shift Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans—Control Rights”.

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. The certificateholders will have no right to replace the master servicer or the special servicer of the pooling and servicing agreement relating to a non-serviced mortgage loan. We cannot assure you that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Loan Holders and Mezzanine Debt Could Adversely Affect Your Investment. The holders of a pari passu companion loan relating to the serviced mortgage loans will have certain consultation rights (on a non-binding basis) with respect to major decisions relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer is not obligated to consult with the companion loan holder if required under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to any mortgage loan that is subject to one or more subordinate companion loans, the holders of such companion loan(s) will generally have the right under limited circumstances to (i) cure certain defaults with respect to the related mortgage loan and to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) prior to the occurrence and continuance of a “control period” or a “control termination event” applicable to such subordinate companion loan, approve certain modifications and consent to certain actions to be taken with respect to the related whole loan. The rights of the holder of a subordinate companion loan could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loan. See “Description of the Mortgage Pool—The Whole Loans”.

With respect to mortgage loans that have or may in the future have mezzanine debt, the related mezzanine lender will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of a subordinate companion loan or mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the co-lender agreement or intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to a non-serviced mortgage loan, you will not have any right to vote with respect to any matters relating to the servicing and administration of the non-serviced mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”,
“—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the companion loan holders:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	do not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●

will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer and any sub-servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer or any sub-servicer in order to maximize ultimate proceeds of such mortgage loans to issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received with respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by a special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except German American Capital Corporation, in its capacity as a sponsor) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. We cannot assure you that the sponsors will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. In particular, in the case of a non-serviced loan that is serviced under the pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer (if applicable) under that pooling and servicing agreement may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “Description of the Mortgage Loan Purchase Agreements”.

In addition, with respect to each of the Bellagio Hotel and Casino mortgage loan (6.7%) and the 1633 Broadway mortgage loan (5.0%), each of Citi Real Estate Funding Inc. and JPMorgan Chase Bank, National Association (in the case of the Bellagio Hotel and Casino mortgage loan) and German American Capital Corporation and JPMorgan Chase Bank, National Association (in the case of the 1633 Broadway mortgage loan) will be obligated to take the remediation actions described above as a result of a material document defect or material breach only with respect to the related promissory note(s) sold by the applicable mortgage loan seller to the depositor as if the note(s) contributed by each such mortgage loan seller and evidencing such mortgage loan were a separate mortgage loan. In addition to the foregoing, it is also possible that under certain circumstances, only one of Citi Real Estate Funding Inc. or JPMorgan Chase Bank, National Association (in the case of the Bellagio Hotel and Casino mortgage loan), or German American Capital Corporation or JPMorgan Chase Bank, National Association (in the case of the 1633 Broadway mortgage loan) will repurchase, or otherwise comply with any remediation obligations with respect to, its interest in such mortgage loan if there is a material breach or material document defect.

Payments Allocated to the VRR Interest Will Not Be Available to Make Payments on the Non-VRR Certificates, and Payments Allocated to the Non-VRR Certificates Will Not Be Available to Make Payments on the VRR Interest

As described in this prospectus, payments of principal and interest in respect of the mortgage loans will be distributed to the holders of the non-VRR certificates and the VRR Interest, pro rata, based upon their respective percentage allocation entitlement. Amounts received and allocated to the non-VRR certificates will not be available to satisfy any amounts due and payable to the VRR Interest. Likewise, amounts received and allocated to the VRR Interest will not be available to satisfy any amounts due and payable to the non-VRR certificates. Accordingly, any losses incurred by the issuing entity will also be effectively allocated between the non-VRR certificates (collectively) and the VRR Interest, pro rata, based upon their respective percentage allocation entitlement. See “Description of the Certificates—Distributions” and “Credit Risk Retention”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “prime rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the applicable mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then-acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the then-acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure. If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed in lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other limitations, the independent contractor generally will not be allowed to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan becomes imminent. Any (i) net income from such operation (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates is greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed in lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders. In most circumstances, the special servicer will be required to sell the mortgaged property prior to the close of the third calendar year beginning after the year of acquisition.

When foreclosing on a real estate mortgage, a REMIC is generally limited to taking only the collateral that will qualify as “foreclosure property” within the meaning of the REMIC provisions. Foreclosure property includes only the real property (ordinarily the land and the structures) securing the real estate mortgage and personal property incident to such real property.

REMIC Status. If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity, including the Upper-Tier

REMIC and, the Lower-Tier REMIC may be treated as one or more separate associations taxable as corporations under Treasury regulations, and the offered certificates may be treated as stock interests in those associations and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount. One or more classes of the offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, the investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the United States Internal Revenue Code of 1986, as amended.

State and Local Taxes Could Adversely Impact Your Investment. In addition to the federal income tax consequences described under the heading “Material Federal Income Tax Considerations”, potential purchasers should consider the state and local income tax consequences of the acquisition, ownership and disposition of the certificates. State income tax laws may differ substantially from the corresponding federal income tax laws, and this prospectus does not purport to describe any aspects of the income tax laws of the states or localities in which the mortgaged properties are located or of any other applicable state or locality or other jurisdiction.

It is possible that one or more jurisdictions may (i) attempt to tax nonresident holders of certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, a borrower or a mortgaged property or on some other basis, (ii) require nonresident holders of certificates to file returns in such jurisdiction or (iii) attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of certificates.

We cannot assure you that holders of certificates will not be subject to tax in any particular state or local taxing jurisdiction.

If any tax or penalty is successfully asserted by any state or local taxing jurisdiction, neither we nor any other person will be obligated to indemnify or otherwise to reimburse the holders of certificates for such tax or penalty.

You should consult your own tax advisors with respect to the various state and local tax consequences of an investment in the certificates.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of 33 fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $899,096,873 (the “Initial Pool Balance”). The “Cut-off Date” with respect to each Mortgage Loan is the later of the related due date in February 2020 (or, in the case of any Mortgage Loan that has its first due date after February 2020, the date that would have been its due date in February 2020 under the terms of that mortgage loan if a monthly payment were scheduled to be due in that month) and the date of origination of such Mortgage Loan.

Eleven (11) of the Mortgage Loans (51.5%) are each part of a larger whole loan (a “Whole Loan”), each of which is comprised of (i) the related Mortgage Loan, (ii) one or more loans that are pari passu in right of payment to the related Mortgage Loan (each referred to in this prospectus as a “Pari Passu Companion Loan”) and (iii) in the case of five of the Mortgage Loans (26.5%) one or more loans that are subordinate in right of payment to the related Mortgage Loan and the related Pari Passu Companion Loans (each referred to in this prospectus as a “Subordinate Companion Loan”). Each of the Pari Passu Companion Loans and the Subordinate Companion Loans are referred to in this prospectus as a “Companion Loan”. Each Companion Loan is secured by the same mortgage(s) and the same assignment(s) of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the pooling and servicing agreement for this transaction.

With respect to each Mortgage Loan that accrues interest on an Actual/360 Basis, on the Closing Date, each applicable mortgage loan seller will remit to the depositor for deposit into the Interest Reserve Account a payment in an amount equal to the Interest Deposit Amount with respect to each applicable Mortgage Loan. “Interest Deposit Amount” with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis, means an amount equal to one day of interest at the related Net Mortgage Rate on the related Cut-off Date Balance of such Mortgage Loan (or the aggregate of such interest for all such Mortgage Loans, as the context may require).

The Mortgage Loans were originated, co-originated or acquired (or, on or prior to the closing date, will be acquired) by the mortgage loan sellers set forth in the following chart. The mortgage loan sellers will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Mortgage Loan Seller(1)	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
German American Capital Corporation(2)	7	$ 225,200,000	25.0%
JPMorgan Chase Bank, National Association	13	354,301,873	39.4
Citi Real Estate Funding Inc.	11	214,595,000	23.9
JPMorgan Chase Bank, National Association / Citi Real Estate Funding Inc.(3)	1	60,000,000	6.7
German American Capital Corporation / JPMorgan Chase Bank, National Association(2)(4)	1	45,000,000	5.0
Total	33	$899,096,873	100.0%

(1)

Each Mortgage Loan was originated by its respective Mortgage Loan Seller or its affiliate, except those certain Mortgage Loans that were originated by an unaffiliated third-party or are part of larger whole loan structures that were co-originated by the applicable Mortgage Loan Seller or its affiliate with one or more other lenders. See “Co-Originated or Third-Party Originated Mortgage Loans” below.

(2)

One (1) Mortgage Loan (0.7%) being sold by German American Capital Corporation (“GACC”) was originated by Deutsche Bank AG, New York Branch (“DBNY”), an affiliate of GACC. Seven (7) Mortgage Loans (25.0%) being sold by GACC were originated, co-originated or acquired by DBR Investments Co. Limited, an Exempted Company incorporated in the Cayman Islands (“DBRI”), an affiliate of GACC. GACC is expected to acquire each of the Mortgage Loans (or applicable portion thereof with respect to the 1633 Broadway Mortgage Loan) originated or co-originated by DBNY or DBRI on or prior to the Closing Date. Each such Mortgage Loan originated, co-originated or acquired by DBNY or DBRI was underwritten pursuant to the underwriting guidelines of DBNY or DBRI, as applicable.

(3)

The Bellagio Hotel and Casino Mortgage Loan (6.7%) is part of a Whole Loan as to which separate notes are being sold by JPMorgan Chase Bank, National Association (“JPMCB”) and Citi Real Estate Funding Inc. (“CREFI”) The Bellagio Hotel and Casino Whole Loan was co-originated by Morgan Stanley Bank, N.A., JPMCB and CREFI. The Bellagio Hotel and Casino Mortgage Loan is evidenced by two (2) promissory notes: (i) note A-2-C2, with an outstanding principal balance of $30,000,000 as of the Cut-off Date, as to which CREFI is acting as mortgage loan seller; and (ii) note A-3-C2, with an outstanding principal balance of $30,000,000 as of the Cut-off Date, as to which JPMCB is acting as Mortgage Loan Seller.

(4)

The 1633 Broadway Mortgage Loan (5.0%) is part of a Whole Loan as to which separate notes are being sold by GACC and JPMCB. The 1633 Broadway Whole Loan was co-originated by DBRI, Wells Fargo Bank, National Association, JPMCB and Goldman Sachs Bank USA. The 1633 Broadway Mortgage Loan is evidenced by two (2) promissory notes: (i) note A-3-C-1-B, with an outstanding principal balance of $22,500,000 as of the Cut-off Date, as to which JPMCB is acting as Mortgage Loan Seller; and (ii) note A-2-C-1-B, with an outstanding principal balance of $22,500,000 as of the Cut-off Date, as to which GACC is acting as Mortgage Loan Seller.

Each of the Mortgage Loans or Whole Loans is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in one or more commercial or multifamily real properties (each, a “Mortgaged Property”).

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property or Properties, as applicable, and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the Sponsors, the Mortgage Loan Sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

The Mortgage Loans included in this transaction were selected for this transaction from mortgage loans specifically originated or acquired for securitizations of this type by the Mortgage Loan Sellers taking into account rating agency criteria and feedback, subordinate investor feedback, property type and geographic location.

Co-Originated or Third-Party Originated Mortgage Loans

The following Mortgage Loans are component promissory notes of whole loans co-originated by the related Mortgage Loan Seller (or an affiliate) and another entity or were originated by a third-party and subsequently acquired by the related mortgage loan seller:

●

The Bellagio Hotel and Casino Mortgage Loan (6.7%), for which CREFI and JPMCB are the Mortgage Loan Sellers, is part of a Whole Loan that was co-originated by Morgan Stanley Bank, N.A., CREFI and JPMCB.

●

The Kings Plaza Mortgage Loan (5.6%), for which JPMCB is the Mortgage Loan Seller, is part of a Whole Loan that was co-originated by JPMCB, Société Générale Financial Corporation and Wells Fargo Bank, National Association.

●	The 560 Mission Street Mortgage Loan (5.0%), for which GACC is the Mortgage Loan Seller, is part of a Whole Loan that was co-originated by DBRI and Bank of America, N.A.

●

The 1633 Broadway Mortgage Loan (5.0%), for which GACC and JPMCB are each a Mortgage Loan Seller, is part of a Whole Loan that was co-originated by DBRI, Wells Fargo Bank, National Association, JPMCB and Goldman Sachs Bank USA.

●

The 650 Madison Mortgage Loan (5.0%), for which CREFI is the Mortgage Loan Seller, is part of a Whole Loan that was co-originated by CREFI, Goldman Sachs Bank USA, Barclays Capital Real Estate Inc. and BMO Harris Bank N.A.

●	The 490-504 Myrtle Avenue Mortgage Loan (3.9%), for which JPMCB is the Mortgage Loan Seller, is part of a Whole Loan that was originated by CREFI and acquired by JPMCB.

●	The Giant Anchored Portfolio Mortgage Loan (1.1%), for which CREFI is the Mortgage Loan Seller, is part of a Whole Loan that was co-originated by CREFI and Wells Fargo Bank, National Association.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on February 12, 2020 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made, (ii) there will be no principal prepayments on or before the Closing Date, (iii) with respect to the Bellagio Hotel and Casino Mortgage Loan, each of JPMCB and CREFI will sell one of two promissory notes comprising such Mortgage Loan to the depositor and (iv) with respect to the 1633 Broadway Mortgage Loan, each of GACC and JPMCB will sell one of two promissory notes comprising such Mortgage Loan to the depositor. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balance (in the case of Mortgage Loan information) or by Allocated Loan Amount as of the Cut-off Date (in the case of Mortgaged Property information).

The information presented in this prospectus with respect to the Loan Per Net Rentable Area, Loan-to-Value Ratio, Loan-to-Value Ratio at Maturity, Underwritten NCF DSCR, Underwritten NCF Debt Yield and Underwritten NOI Debt Yield for each Mortgage Loan with one or more Pari Passu Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), but excluding any related Subordinate Companion Loan(s), unless otherwise indicated.

Unless otherwise specified, (i) references to a Mortgaged Property (or portfolio of Mortgaged Properties) by name refer to such Mortgaged Property (or portfolio of Mortgaged Properties) so identified on Annex A-1, (ii) references to a Mortgage Loan by name refer to such Mortgage Loan secured by the related Mortgaged Property (or portfolio of Mortgaged Properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a Mortgaged Property name (or portfolio of Mortgaged Properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related Mortgage Loan (or, if applicable, the allocated loan amount with respect to such Mortgaged Property) represents of the Initial Pool Balance, and (iv) any parenthetical with a percent next to a Mortgage Loan name or a group of Mortgage Loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such Mortgage Loan or the aggregate outstanding principal balance of such group of Mortgage Loans, as applicable, represents of the Initial Pool Balance.

Definitions

For purposes of this prospectus, including the information presented in the Annexes to this prospectus, the indicated terms have the following meanings:

“ADR” means, for any hospitality property, average daily rate.

“Allocated Loan Amount” generally means, (a) with respect to any single Mortgaged Property that is the only real property collateral for the related Mortgage Loan, the total outstanding principal balance of such Mortgage Loan; and (b) with respect to any Mortgaged Property that is one of multiple Mortgaged Properties securing a Mortgage Loan, the portion of the total outstanding principal balance of such Mortgage Loan allocated to the subject Mortgaged Property in accordance with net cash flow, appraised value or otherwise in accordance with or as set forth in the related Mortgage Loan documents.

“Annual Debt Service” generally means, for any Mortgage Loan or Companion Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan or Companion Loan following the Cut-off Date (but without regard to any leap year adjustments) or: (i) in the case of a Mortgage Loan or Companion Loan that provides for interest only payments through maturity, the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter and (ii) in the case of a Mortgage Loan or Companion Loan that provides for an initial interest only period and provides for scheduled amortization payments thereafter, 12 times the monthly payment of principal and interest payable during such subsequent amortization period. Monthly debt service and debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the Mortgage Loan or Companion Loan, as applicable following the Cut-off Date (but without regard to any leap year adjustments), subject to the exceptions set forth in the prior sentence. In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Pari Passu Companion Loan and without regard to any related Subordinate Companion Loan.

“Appraised Value” means, for any Mortgaged Property, the appraised value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the applicable mortgage loan seller. Other than as described under “—Appraised Value”, the Appraised Value reflected in this prospectus for each Mortgaged Property reflects the “as-is” value. In certain cases, in addition to an “as-is” value, the appraisal states an appraised value based on hypothetical or other projected values for the related Mortgaged Property that assumes that certain events will occur with respect to re-tenanting, construction, renovation or repairs at such Mortgaged Property. In most such cases, the applicable mortgage loan seller has generally taken reserves sufficient to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. In the case of certain Mortgage Loans as described under “—Appraised Value”, the Cut-off Date LTV Ratio or the Maturity Date LTV Ratio for such Mortgage Loans has been calculated based on an Appraised Value of a related Mortgaged Property other than the “as-is” Appraised Value. We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A-1. We make no representation that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property.

“Balloon Balance” means, with respect to any Mortgage Loan, the principal amount that will be due at maturity for such Mortgage Loan, assuming no payment defaults or principal prepayments.

“Cut-off Date Balance” of any Mortgage Loan or Companion Loan, will be the unpaid principal balance of that Mortgage Loan or Companion Loan, as of the Cut-off Date, after application of all payments due on or before that date, whether or not received.

“Hard Lockbox” means that the borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender. Hospitality properties are considered to have a hard lockbox if credit card receivables are required to be deposited directly into the lockbox account even though cash, checks or “over the counter” receipts are deposited by the manager of the related Mortgaged Property into the lockbox account controlled by the lender.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding), generally on a daily basis.

“Largest Tenant” means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square feet.

“Lease Expiration” means the date at which the applicable tenant’s lease is scheduled to expire.

“Loan Per Net Rentable Area” means the principal balance per unit of measurement as of the Cut-off Date.

“Loan-to-Value Ratio,“ “Cut-off Date LTV Ratio,“ “LTV Ratio” or “Current LTV” means, with respect to any Mortgage Loan, (a) the Cut-off Date Balance of such Mortgage Loan divided by (b) the Appraised

Value of the related Mortgaged Property or aggregate Appraised Values of the Mortgaged Properties; provided that:

●

In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, the Loan-to-Value Ratio was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loans and without regard to any related Subordinate Companion Loan.

●

With respect to each Mortgaged Property identified in “—Appraised Value“ below, the respective Cut-off Date LTV Ratio was calculated based on an Appraised Value of such Mortgaged Property other than the “as-is” Appraised Value.

●

With respect to each of the Mortgage Loans listed in the following table, the applicable Cut-off Date LTV Ratio was calculated based on its Cut-off Date Balance less a related earnout or holdback reserve. The applicable Cut-off Date LTV Ratio calculated without adjusting for the related earnout or holdback reserve is as follows:

Mortgage Loan Name	% of Initial Pool Balance	Un-Adjusted Cut-off Date LTV Ratio	Earnout or Holdback Reserve Amount	Cut-off Date LTV Ratio
Landing Square	4.0%	78.2%	$2,000,000	73.9%

“Loan-to-Value Ratio at Maturity”, “LTV Ratio at Maturity”, “Balloon LTV” or “Maturity Date LTV Ratio” means, with respect to any Mortgage Loan, (a) the Balloon Balance of such Mortgage Loan, divided by (b) the Appraised Value of the related Mortgaged Property or Mortgaged Properties; provided that:

●

In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Loan-to-Value Ratio at Maturity was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loans and without regard to any related Subordinate Companion Loan.

●

With respect to each Mortgaged Property identified in “—Appraised Value“ below, the respective Maturity Date LTV Ratio was calculated based on an Appraised Value of such Mortgaged Property other than the “as-is” Appraised Value.

 “Most Recent NOI” and “Trailing 12 NOI” (which is for the twelve-month period ending as of the date specified in Annex A-1) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such as depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not substitutes for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or substitutes for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity, and in certain cases may reflect partial year annualizations.

“MSA” means metropolitan statistical area.

“Net Operating Income” or “NOI,“ with respect to any Mortgaged Property, means historical net operating income for the annual or other period specified (or ending on the “NOI Date” specified). In general, it is the revenue derived from the use and operation of such Mortgaged Property less the sum of (a) actual operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising) and (b) actual fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments). Net operating income generally does not reflect (i.e., it does not deduct for) capital expenditures, including tenant improvement costs and leasing commissions, interest expenses and non-cash items such as depreciation and amortization.

“NRA” means net rentable area.

“Occupancy” means, unless the context indicates otherwise, (i) in the case of multifamily, self storage and mixed use (to the extent the related Mortgaged Property includes multifamily space) properties, the percentage of rental Units or Pads, as applicable, that are rented as of the Occupancy Date; (ii) in the case of office, retail, industrial and mixed use properties (to the extent the related Mortgaged Property includes office, retail or industrial space), the percentage of the net rentable square footage rented as of the Occupancy Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions); and (iii) in the case of hospitality and mixed use (to the extent the related Mortgaged Property includes hospitality space) properties, the percentage of available Rooms occupied for the trailing 12-month period ending on the Occupancy Date. In some cases, occupancy was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under negotiation being executed; in some cases, assumptions regarding tenants taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions. See footnotes to Annex A-1 for additional occupancy assumptions. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy. See “—Tenant Issues” below.

“Occupancy Date” means the date of determination of the Occupancy of a Mortgaged Property.

“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

“Prepayment Provision” means the number of payments from the first due date through and including the maturity date for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

“Related Group” identifies each group of Mortgage Loans in the Mortgage Pool with the same sponsor or with sponsors affiliated with other sponsors in the Mortgage Pool. Each Related Group is identified by a separate number on Annex A-1.

“RevPAR” means, with respect to any hospitality property, revenues per available room.

“Soft Lockbox” means that the related borrower is required to deposit or cause the property manager to deposit all rents collected into a lockbox account. Hospitality and multifamily properties are considered to have a soft lockbox if credit card receivables, cash, checks or “over the counter” receipts are deposited into the lockbox account by the borrower or property manager.

“Soft Springing Hard Lockbox” means that the related borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account or cash management account until the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events, at which time the lockbox account converts to a Hard Lockbox.

“Springing Cash Management” means, until the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events, revenue from the lockbox (if any) is forwarded to an account controlled by the related borrower or is otherwise made available to the related borrower. Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents.

“Springing Hard Lockbox” means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a Hard Lockbox upon the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events.

“Springing Soft Lockbox”: means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a Soft Lockbox upon the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, industrial/warehouse facility, any combination of the foregoing or other special purpose property, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date.

“Underwritten EGI” or “UW EGI”, with respect to any Mortgaged Property, means the gross potential rent, recoveries and other income, less mark to market, vacancy and collection loss.

“Underwritten Expenses” or “UW Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related mortgage loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income”. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

“Underwritten NCF Debt Yield”, “UW NCF Debt Yield” or “Cut-off Date UW NCF Debt Yield” means, with respect to any Mortgage Loan, the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance of such Mortgage Loan; provided that:

●

In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten NCF Debt Yield was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

●

With respect to the Bellagio Hotel and Casino Mortgage Loan (6.7%), the related Mortgaged Property is master leased, and for so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease and not the underlying rents and other receipts from the Mortgaged Property. Debt yields for such Mortgage Loan set forth in this prospectus are calculated on a “look-through” basis, based on the rents and receipts of the Mortgaged Property. The debt yield of the related Whole Loan, based only on the master lease rent, is 8.1%.

●

With respect to each of the Mortgage Loans listed in the following table, the applicable Underwritten NCF Debt Yield was calculated based on its Cut-off Date Balance less a related earnout or holdback reserve. The applicable Underwritten NCF Debt Yield calculated without adjusting for the related earnout or holdback reserve is as follows:

Mortgage Loan Name	% of Initial Pool Balance	Un-Adjusted Underwritten NCF Debt Yield	Earnout or Holdback Reserve Amount	Underwritten NCF Debt Yield
Landing Square	4.0%	7.3%	$2,000,000	7.7%

“Underwritten NOI Debt Yield” or “UW NOI Debt Yield” means, with respect to any Mortgage Loan, the Underwritten Net Operating Income for the related Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance for the related Mortgage Loan; provided that:

●

In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, the debt yield was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

●

With respect to the Bellagio Hotel and Casino Mortgage Loan (6.7%), the related Mortgaged Property is master leased, and for so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease and not the underlying rents and other receipts from the Mortgaged Property. Debt yields for such Mortgage Loan set forth in this prospectus are calculated on a “look-through” basis, based on the rents and receipts of the Mortgaged Property. The debt yield of the related Whole Loan, based only on the master lease rent, is 8.1%.

●

With respect to each of the Mortgage Loans listed in the following table, the applicable Underwritten NOI Debt Yield was calculated based on its Cut-off Date Balance less a related earnout or holdback reserve. The applicable Underwritten NOI Debt Yield calculated without adjusting for the related earnout or holdback reserve is as follows:

Mortgage Loan Name	% of Initial Pool Balance	Un-Adjusted Underwritten NOI Debt Yield	Earnout or Holdback Reserve Amount	Underwritten NOI Debt Yield
Landing Square	4.0%	7.5%	$2,000,000	7.9%

“Underwritten Net Cash Flow,” “Underwritten NCF” or “UW NCF”, with respect to any Mortgaged Property, means the Underwritten Net Operating Income decreased by an amount that the related mortgage loan seller has determined for the capital expenditures and reserves for capital expenditures, including tenant improvement costs and leasing commissions, as applicable. Underwritten Net Cash Flow generally does not reflect interest expense and non-cash items such as depreciation and amortization. For example, with respect to certain of the 15 largest Mortgage Loans, including Kings Plaza (5.6%), FedEx Redmond (5.0%), 560 Mission Street (5.0%), 1633 Broadway (5.0%), Starwood Industrial Portfolio (5.0%) and 181 West Madison (4.8%), UW NOI and UW NCF were based on the average rent of the sole or certain top five tenants at the related Mortgaged Property by net rentable area during the term of the related lease (or, in some cases, the term of the related Mortgage Loan), due to the investment grade rating or institutional tenant status of the applicable tenants and/or lease guarantors.

“Underwritten Net Cash Flow DSCR,” “Underwritten NCF DSCR,”  or “UW NCF DSCR,” means, with respect to any Mortgage Loan, (a) the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties, divided by (b) the Annual Debt Service for such Mortgage Loan; provided that:

●

In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten Net Cash Flow DSCR was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

●

with respect to the Bellagio Hotel and Casino Mortgage Loan (6.7%), the related Mortgaged Property is master leased, and for so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease and not the underlying rents and other receipts from the Mortgaged Property. Debt service coverage ratios for such Mortgage Loan set forth in this prospectus are calculated on a “look-through” basis, based on the rents and receipts of the Mortgaged Property. The debt service coverage ratio of the related Whole Loan, based only on the master lease rent, is 2.19x.

In general, debt service coverage ratios are used by income property lenders to measure the ratio of (a) cash currently generated by a property that is available for debt service to (b) required debt service payments. However, debt service coverage ratios only measure the current, or recent, ability of a property to service mortgage debt. If a property does not possess a stable operating expectancy (for instance, if it is subject to material leases that are scheduled to expire during the loan term and that provide for above market rents and/or that may be difficult to replace), a debt service coverage ratio may not be a reliable indicator of a property’s ability to service the mortgage debt over the entire remaining loan term. The Underwritten Net Cash Flow DSCRs are presented in this prospectus for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property to generate sufficient cash flow to repay the related Mortgage Loan. Accordingly, we cannot assure you, and no representation is made, that the Underwritten Net Cash Flow DSCRs accurately reflect that ability.

“Underwritten Net Operating Income,“ “Underwritten NOI,“ or “UW NOI,” with respect to any Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, which is an estimate of cash flow available for debt service in a typical year of stable, normal operations as determined by the related mortgage loan seller.

The Underwritten Net Operating Income for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments, which, if ultimately proven erroneous, could cause the actual net cash flow for such Mortgaged Property to differ materially from the Underwritten Net Operating Income set forth in this prospectus. Certain of such assumptions and subjective judgments of each mortgage loan seller relate to future events, conditions and circumstances, including future expense levels, future increases in rents over current rental rates (including in circumstances where a tenant may currently be in a free or reduced rent period), future vacancy rates, the levels and stability of cash flows for properties with short term rentals (such as hospitality properties), commencement of occupancy and rent payments with respect to leases for which rentals have not yet commenced and/or a “free rent” period is still in effect, the re-leasing of vacant space and the continued leasing of occupied space, which will be affected by a variety of complex factors over which none of the depositor, the applicable mortgage loan seller, the master servicer or the special servicer have control. In certain cases, Net Operating Income includes rents paid on “dark” space by a tenant that has ceased operations at the subject Mortgaged Property prior to the end of its lease. In some cases, the Underwritten Net Operating Income set forth in this prospectus for any Mortgaged Property is higher, and may be materially higher, than the annual net operating income for such Mortgaged Property based on historical operating statements.

In determining Underwritten Net Operating Income for a Mortgaged Property, the applicable mortgage loan seller generally relied on rent rolls and/or other generally unaudited financial information provided by the respective borrowers; and in some cases, the appraisal, borrower budgets and/or local market information was the primary basis for the determination. From that information, the applicable mortgage loan seller calculated stabilized estimates of cash flow that took into consideration historical financial statements (where available), appraiser estimates, borrower budgets, material changes in the operating position of a Mortgaged Property of which the applicable mortgage loan seller was aware (e.g., current rent roll information including newly signed leases (regardless of whether the tenant has taken occupancy), near term rent steps, expirations of “free rent” periods, market rents, and market vacancy data), and estimated capital expenditures, leasing commissions and tenant improvement costs. In certain cases, the applicable mortgage loan seller’s estimate of Underwritten Net Operating Income reflected differences from the information contained in the operating statements obtained from the respective borrowers (resulting in either an increase or decrease from the recent historical net operating income set forth therein) based upon the applicable mortgage loan seller’s own analysis of such operating statements and the assumptions applied by the respective borrowers in preparing such statements and information. In certain instances, for example, property management fees and other expenses may have been taken into account in the calculation of Underwritten Net Operating Income even though such expenses may not have been reflected in actual historic operating statements. In most of those cases, the information was annualized, with some exceptions, before using it as a basis for the determination of Underwritten Net Operating Income. In certain cases with respect to certain credit rated tenants, or credit worthy tenants, the applicable mortgage loan seller may have calculated Underwritten Net Operating Income based on certain adjustments to the rental income, such as using the average rent due under the related lease from such tenant over such Mortgage Loan or lease term. Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and newly acquired Mortgaged Properties.

Specifically, the rental revenue included in the Net Operating Income is based on leases in place, leases that have been executed but the tenant is not yet paying rent and/or in occupancy, leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 12 months) past the Cut-off Date, in certain cases certain appraiser estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the related originator or appraiser; plus any additional recurring revenue fees. In some cases the related originator included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out. Additionally, in determining rental revenue for multifamily rental properties, the related mortgage loan seller either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior one- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy. In some cases the related originator included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out. See “—Tenant Issues“ below. In the case of the 560 Mission Street Mortgage Loan (5.0%), the 1633 Broadway Mortgage Loan (5.0%), the Starwood Industrial Portfolio Mortgage Loan (5.0%) and the 181 West Madison Mortgage Loan (4.8%), in the case of certain investment grade-rated or institutional tenants at the related Mortgaged Property, Underwritten NOI is based on the “straight line” rent of those tenants over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan.

“Underwritten Net Operating Income DSCR”, “Underwritten NOI DSCR” or “UW NOI DSCR” or means, with respect to any Mortgage Loan, (a) the Underwritten Net Operating Income for the related Mortgaged Property or Mortgaged Properties, divided by (b) the Annual Debt Service for such Mortgage Loan; provided that:

●

In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten Net Operating Income DSCR was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

The Underwritten Net Operating Income DSCRs are presented in this prospectus for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property to generate sufficient cash flow to repay the related Mortgage Loan. Accordingly, we cannot assure you, and no representation is made, that the Underwritten Net Operating Income DSCRs accurately reflect that ability. See the definition of “Underwritten Net Cash Flow DSCR” for more information regarding the evaluation of debt service coverage ratios.

“Underwritten EGI”, “UW EGI” with respect to any Mortgaged Property, means the gross potential rent, recoveries and other income, less mark to market, vacancy and collection loss.

“Underwritten Revenues” with respect to any Mortgage Loan, means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hospitality property, room rent, food and beverage revenues and other hospitality income), subject to the assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income”. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

“Units” or “Rooms” means (a) in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hospitality property, the number of guest rooms, (c) in the case of a Mortgaged Property operated as a self storage property, the number of storage units and (d) in the case of a Mortgaged Property operated as student housing, the number of beds.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

Mortgage Pool Characteristics

Overview

The issuing entity will include 11 Mortgage Loans (34.3%) that represent the obligations of multiple borrowers that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan or Whole Loan and/or represent separate obligations of each borrower that are cross-collateralized and cross-defaulted with each other.

See also “—Certain Calculations and Definitions“ above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The following table shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Retail	18	$242,055,000	26.9%
Anchored(2)	17	231,425,000	25.7
Unanchored	1	10,630,000	1.2
Office	7	$238,032,000	26.5%
CBD	4	166,500,000	18.5
Suburban	3	71,532,000	8.0
Hospitality	5	$107,199,873	11.9%
Full Service	3	92,700,000	10.3
Select Service	1	7,999,873	0.9
Limited Service	1	6,500,000	0.7
Industrial	35	$104,245,000	11.6%
Warehouse/Distribution	33	102,448,944	11.4
Cold Storage	2	1,796,056	0.2
Multifamily	4	$102,800,000	11.4%
Mid Rise	3	66,600,000	7.4
Garden	1	36,200,000	4.0
Mixed Use	2	$80,000,000	8.9%
Office/Retail	1	45,000,000	5.0
Multifamily/Retail	1	35,000,000	3.9
Self Storage	5	$15,175,000	1.7%
Leased Fee	1	$9,590,000	1.1%
Total	77	$899,096,873	100.0%

(1)

Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Loan Amounts, which amounts, if not specified in the related mortgage loan documents, are based on the appraised values, as set forth in Annex A-1.

(2)	Includes super regional mall, anchored and single tenant.

Retail Properties.

With respect to the retail properties and mixed use properties with retail components set forth in the above chart:

●	With respect to the Harrison Retail Mortgaged Property (7.2%), the borrower sponsor owns additional properties within a 5-mile radius that compete with Mortgaged Property.

●

With respect to the West Road Plaza Mortgage Loan (2.3%), there is a proposed road widening project for a road adjacent to the Mortgaged Property. Based upon the preliminary plans, a portion of the Mortgaged Property would be taken by the Texas Department of Transportation in connection with the road widening. The lender will be permitted to use any condemnation proceeds to pay down the Mortgage Loan. If such condemnation proceeds are in an amount greater than 25% of the outstanding principal balance of the Mortgage Loan, the borrower will have the right to prepay the entire balance of the Mortgage Loan without any prepayment premium. See “Risk Factors—Risks Relating to the Mortgage Loans—Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates” and “—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks”, “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Office Properties.

With respect to the office properties set forth in the above chart and mixed use properties with office components set forth in the above chart:

●

With respect to the 1633 Broadway Mortgage Loan (5.0%), the Mortgaged Property includes 145,192 square feet of theater space, constituting approximately 5.7% of the net rentable area at the Mortgaged Property, and approximately 80,000 square feet of retail space, constituting approximately 3.1% of the net rentable area at the Mortgaged Property, of which approximately 40,000 square feet is vacant.

See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks”, “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hospitality Properties.

With respect to the hospitality properties set forth in the above chart:

●	The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license, franchise agreement, operating agreement or management agreement.

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance by Allocated Loan Amount	% of Initial Pool Balance by Allocated Loan Amount	Expiration of License, Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date	Upfront PIP Reserve	Renewal Option
Crowne Plaza Resort Asheville	$26,200,000	2.9%	4/24/2035	2/1/2030	N/A	No
Fairfield Inn & Suites Spokane	$7,999,873	0.9%	2/11/2035	12/1/2029	N/A	No
Springhill Suites Florence	$6,500,000	0.7%	5/31/2023	1/6/2030	N/A	Yes

●	With respect to the following Mortgaged Properties, food and beverage revenue comprise greater than 20% of Underwritten Revenues, as indicated in the table below:

Mortgaged Property Name	% of Initial Pool Balance by Allocated Loan Amount	Food and Beverage Revenue as % of Underwritten Revenues
Bellagio Hotel and Casino	6.7%	24.7%(1)

(1)  Expressed as a percentage of Underwritten Revenues solely for the hotel portion of the Mortgaged Property.

●	With respect to the Bellagio Hotel and Casino Mortgage Loan (6.7%), the related Mortgaged Property is unflagged.

●

In certain cases, Mortgage Loans secured by hospitality properties may derive a significant percentage of their underwritten revenue from gaming, food and beverage sales, entertainment or recreational revenues or membership sales. For example, with respect to the Bellagio Hotel and Casino Mortgage Loan (6.7%), the related Mortgaged Property consists of a resort and casino and, as of the trailing twelve months ended September 30, 2019, approximately 29.6% of underwritten revenues were from gaming, approximately 28.4% of underwritten revenues were from hotel rooms, approximately 24.7% of underwritten revenues were from food and beverage sales, approximately 9.0% were from entertainment and approximately 8.3% from other sources.

●

With respect to the Bellagio Hotel and Casino Mortgage Loan (6.7%), the related Mortgaged Property is master leased by the borrower to a single tenant, which is a subsidiary of the former owner of such Mortgaged Property, pursuant to a sale-leaseback transaction. The master tenant owns a 5% interest in the related borrower. The former owner (and parent of the master tenant) guarantees the payment and performance of all monetary obligations and certain other obligations of the tenant under the master lease. For so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease and not the underlying rents and other receipts from the Mortgaged Property. However, debt service coverage ratios and debt yields for such Mortgage Loan set forth in this prospectus are not based on the master lease rent, but are calculated on a “look-through” basis, based on the rents and receipts of the Mortgaged Property. Due to the need to find a tenant with the ability to obtain a gaming license and manage the various different operations at the Mortgaged Property, if the master tenant were to fail to comply with the terms of the master lease or with gaming licenses, the borrower may be unable to locate a suitable tenant at comparable rental rates or at all. The master tenant is not a bankruptcy remote entity. A bankruptcy of the master tenant, its lease guarantor or their affiliates could result in a loss of a substantial portion of the borrower’s rental revenue and materially and adversely affect the borrower. In addition, it is possible that a bankruptcy court could recharacterize the master lease transaction as a lending transaction, which would cause the borrower to lose certain rights as the owner or landlord in the bankruptcy proceeding. See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” and “—Sale-Leaseback Transactions Have Special Risks.”

●

With respect to the Bellagio Hotel and Casino Mortgage Loan (6.7%), the master lease permits the master tenant to incur loans secured by its leasehold interest. The leasehold lender will have certain rights to cure a master lease event of default, to have certain non-curable events of default waived, and to obtain a new lease, which may potentially impede the exercise of the mortgage lender’s remedies upon a foreclosure.

●

With respect to the Bellagio Hotel and Casino Mortgage Loan (6.7%), the related Mortgaged Property competes with other high-quality Las Vegas resorts, especially those located on the Las Vegas Strip, which have themes and attractions which directly compete with the operations of the Mortgaged Property, and may have greater name recognition and financial and marketing resources than such Mortgaged Property, some of which may be operated by affiliates of the master tenant of such Mortgaged Property.

●

In addition, with respect to the Bellagio Hotel and Casino Mortgage Loan (6.7%), upon a casualty at the related Mortgaged Property, even if there is an event of default under the mortgage loan, the lender may not use the proceeds to pay down the Mortgage Loan and instead must make disbursements for restoration of the Mortgaged Property to the master tenant so long as it satisfies the conditions in the master lease. Even if there is an event of default under the Mortgage Loan, so long as there is no uncured master lease event of default, the master tenant will continue to have certain rights, including the rights to receive disbursements from alteration deposits, contest taxes or other charges or make permitted transfers.

●

With respect to the Bellagio Hotel and Casino Mortgage Loan (6.7%), the collateral includes the collateral assignment of the rights of the borrower in various intellectual property rights related to the name “Bellagio” and stylized “B”. Not all such intellectual property is registered, and such intellectual property is subject to the risks to hospitality brand intellectual property identified under “Risks Related to the Mortgage Loans—Hospitality Properties Have Special Risks.”

●

With respect to the Fairfield Inn & Suites Spokane Mortgage Loan (0.9%), the Springhill Suites Florence Mortgage Loan (0.7%) and the Casa Laguna Hotel & Spa Mortgage Loan (0.7%), the related appraisal identified hotels under construction or development or undergoing significant renovation that are expected to be at least partially competitive with the related Mortgaged Property.

●	With respect to the Casa Laguna Hotel & Spa Mortgage Loan (0.7%), the related mortgaged property is not a flagged hotel property.

●

With respect to the Springhill Suites Florence Mortgage Loan (0.7%), the related borrower sponsor(s) (or their respective affiliate(s)) currently own other hospitality properties within a five-mile radius of the related Mortgaged Property expected to be directly competitive with such Mortgaged Property.

●	Hospitality properties may be particularly affected by seasonality.

●

Certain of the hospitality properties securing the Mortgage Loans are currently undergoing or are scheduled to undergo renovations or property improvement plans. See “—Redevelopment, Renovation and Expansion” below.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Affiliation with a Franchise or Hotel Management Company“ and “—Hospitality Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Industrial Properties.

With respect to the industrial properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Industrial Properties Have Special Risks”.

Multifamily Properties.

With respect to the multifamily properties and mixed use properties with multifamily components set forth in the above chart:

●

With respect to the Landing Square Mortgaged Property (4.0%), the Mortgaged Property is subject to a land use restrictive agreement, which is scheduled to expire in 2023. The land use restrictive agreement provides that 65 of the 322 units are designated as affordable housing to be occupied by tenants whose income is 50% or less of the area median gross income. At the

Mortgaged Property, 74 of the 322 units are occupied by tenants whose income is 50% or less of the area median gross income.

●

With respect to the 510 East 14th Street Mortgage Loan (3.9%), in connection with a 421-a tax abatement, 50 of the 160 residential units at the related Mortgaged Property are reserved for affordable housing. See “—Real Estate and Other Tax Considerations” below.

●	With respect to the 490-504 Myrtle Avenue Mortgaged Property (3.9%), 48 of the units are rent-stabilized, and the remaining 188 units are market-rate units.

●

With respect to the 65 Ainslie Mortgage Loan (3.5%), in connection with a 421-a tax abatement, all 46 residential units at the related Mortgaged Property are rent stabilized. See “—Real Estate and Other Tax Considerations” below.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks“ , “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mixed Use Properties.

With respect to the mixed-use properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”, “—Retail Properties Have Special Risks” and/or “—Office Properties Have Special Risks”, as applicable.

Certain of the mixed use Mortgaged Properties may have specialty uses. See “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Self Storage Properties.

With respect to the self storage properties and mixed use properties with self storage components set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Self Storage Properties Have Special Risks”.

Leased Fee.

The Home Depot – Cleveland Heights Mortgage Loan (1.1%) is secured by the fee simple interest, but not the improvements (subject to the provisions of the related ground lease) in the related Mortgaged Property. Certain factors may adversely affect the operation and value of a Mortgaged Property that consists entirely of a leased fee interest. See “Risk Factors—Risks Related to the Mortgage Loans—Leased Fee Properties Have Special Risks”.

Specialty Use Concentrations.

Certain Mortgaged Properties have one or more tenants that operate their space as a specialty use. Such specialty uses may not allow the space to be readily converted to be suitable for another type of tenant, they may rely on contributions from individuals and government grants or other subsidies to pay rent and other operating expenses or they may have primarily seasonal use that makes income potentially more volatile than for properties with longer term leases. For example, with respect to the 5 largest tenants at the Mortgaged Properties securing the 15 largest Mortgage Loans by Cut-off Date

Balance, or Mortgaged Properties with respect to which a single tenant operates the Mortgaged Property, certain tenants operate their space as a specialty use, as set forth in the following table:

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Medical Office	2	8.9%
Gym or Fitness Center	1	7.2%
School or Education Facility	1	3.9%
Restaurant(1)	1	3.7%

(1)	Excludes any hospitality or multifamily Mortgaged Properties that may have a restaurant on-site.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to each of the Middleton Net Leased Portfolio – Concord Walmart Mortgaged Property (1.2%) and the Middleton Net Leased Portfolio – Cranberry Walmart Mortgaged Property (1.0%), the sole tenant at each Mortgaged Property operates a portion of its space as an automobile service center.

Mortgage Loan Concentrations

Top Ten Mortgage Loans

The following table shows certain information regarding the ten largest Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per Sq. Ft./Unit(1)	UW NCF DSCR(1)	Cut-off Date LTV Ratio(1)	U/W Maturity Date NOI Debt Yield(1)	Property Type
Harrison Retail	$65,000,000	7.2%	$737	2.20x	65.0%	8.2%	Retail
Bellagio Hotel and Casino	60,000,000	6.7	$426,189	8.42x	39.3%	28.3%	Hospitality
Kings Plaza	50,000,000	5.6	$600	3.07x	54.1%	10.7%	Retail
3500 Lacey	50,000,000	5.6	$147	2.38x	66.5%	11.3%	Office
FedEx Redmond	45,140,000	5.0	$215	2.15x	55.4%	8.6%	Industrial
560 Mission Street	45,000,000	5.0	$449	5.23x	35.6%	14.2%	Office
1633 Broadway	45,000,000	5.0	$391	3.84x	41.7%	11.9%	Office
Starwood Industrial Portfolio	45,000,000	5.0	$36	3.67x	45.2%	13.1%	Industrial
650 Madison Avenue	45,000,000	5.0	$977	2.74x	48.5%	10.0%	Mixed Use
181 West Madison	43,000,000	4.8	$114	4.67x	28.8%	20.4%	Office
Top 10 Total/Wtd. Avg.	$493,140,000	54.9%		3.88x	48.8%	13.8%

(1)

With respect to the Bellagio Hotel and Casino, Kings Plaza, 3500 Lacey, 1633 Broadway, 560 Mission Street, Starwood Industrial Portfolio, 650 Madison Avenue and 181 West Madison Mortgage Loans, Loan per Sq. Ft./Unit, UW NCF DSCR, Cut-off Date LTV Ratio and U/W NOI Debt Yield calculations include any related pari passu companion loan(s) and exclude any related subordinate companion loan(s) and/or mezzanine loan(s).

See “—Assessment of Property Value and Condition” for additional information.

For more information regarding the fifteen largest Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions under “Description of Top Fifteen Mortgage Loans and Additional Mortgage Loan Information” in Annex A-3. Other than with respect to the top ten Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 4.7% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

The Mortgage Pool will include 6 Mortgage Loans (16.0%), set forth in the following table entitled “Multi-Property Mortgage Loans”, which are each secured by two or more properties. In some cases, however, the amount of the mortgage lien encumbering a particular property may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or Allocated Loan Amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that Mortgaged Property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan.

The following table shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans

Mortgage Loan/Property Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Starwood Industrial Portfolio	$45,000,000	5.0%
Middleton Net Lease Portfolio	42,250,000	4.7
490-504 Myrtle Avenue	35,000,000	3.9
Giant Anchored Portfolio	10,000,000	1.1
Monster Storage Portfolio	6,800,000	0.8
MS & MO Storage Portfolio	4,650,000	0.5
Total	$143,700,000	16.0%

In addition, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers.

Two (2) groups of Mortgage Loans (10.4%), set forth in the following table entitled “Related Borrower Loans”, are not cross-collateralized but have the same borrower sponsor or borrower sponsors related to each other. The following table shows each group of Mortgage Loans having borrowers that are related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1.

Related Borrower Loans

Mortgage Loan	Aggregate Cut-off Date Principal Balance	Approx. % of Initial Pool Balance
Group 1:
FedEx Redmond	$ 45,140,000	5.0%
1019 Market	33,500,000	3.7%
Total for Group 1:	$ 78,640,000	8.7%
Group 2:
Monster Storage Portfolio	$ 6,800,000	0.8%
MS & MO Storage Portfolio	4,650,000	0.5
A&W Storage	3,725,000	0.4
Total for Group 2:	$ 15,175,000	1.7%

Mortgage Loans with related borrower sponsors are identified under “Related Borrower“ on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Geographic Concentrations

This table shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
New York	10	$332,900,000	37.0%
Illinois	9	$122,717,194	13.6%
California	3	$85,000,000	9.5%
Nevada	1	$60,000,000	6.7%
North Carolina	4	$59,230,000	6.6%
Washington	2	$53,139,873	5.9%

(1)

Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an Allocated Loan Amount, which amounts, if not specified in the related mortgage loan documents, are based on the appraised values, as stated in Annex A-1.

The remaining Mortgaged Properties are located throughout 12 other states, with no more than 4.0% of the Initial Pool Balance by Allocated Loan Amount secured by Mortgaged Properties located in any such jurisdiction.

Repayments by borrowers and the market value of the related Mortgaged Properties could be affected by economic conditions generally or specific to particular geographic areas or the regions of the United States, and concentrations of Mortgaged Properties in particular geographic areas may increase the risk that conditions in the real estate market where the Mortgaged Property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes, terrorist attacks or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on Mortgage Loans secured by those Mortgaged Properties. For example:

●	Eight (8) Mortgaged Properties (19.1%) are located in California, Washington Texas and Florida and are more susceptible to wildfires.

●

Six (6) Mortgaged Properties (17.6%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties and, based on those reports, no Mortgaged Property has a seismic expected loss greater than 17.0%.

●

Eleven (11) Mortgaged Properties (15.8%) are located in North Carolina, Georgia, Texas, South Carolina and Florida, and may be more generally susceptible to floods or hurricanes than properties in other parts of the country.

Mortgaged Properties With Limited Prior Operating History

Each of the 510 East 14th Street (3.9%), 490-504 Myrtle Avenue (3.9%) and Amazon Distribution Salem (1.6%) are secured by Mortgaged Properties that were constructed, in a lease-up period or were the subject of a major renovation that was completed within 12 calendar months prior to the Cut-off Date and, therefore, the related Mortgaged Property has no or limited prior operating history or the related Mortgage Loan Seller did not take the operating history into account in the underwriting of the related Mortgage Loan.

The Home Depot – Cleveland Heights (1.1%) Mortgage Loan is secured by a Mortgaged Property that is a single tenant property subject to a triple-net lease with the related tenant where the related borrower did not provide the related Mortgage Loan Seller with historical financial information for the related Mortgaged Property. See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common or Diversified Ownership

Each of the West Road Plaza (2.3%) and Creekside (1.6%) Mortgage Loans has one or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition.

See “Risk Factors—Risks Relating to the Mortgage Loans—Tenancies-in-Common May Hinder Recovery”, “—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Condominium and Other Shared Interests

Each of Harrison Retail (7.2%), 510 East 14th Street (3.9%) and 490-504 Myrtle Avenue (3.9%) Mortgage Loans are secured, in whole or in part, by the related borrower’s interest in one or more units in a condominium. Except as described below, the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent.

In addition, with respect to the 650 Madison Avenue Mortgage Loan (5.0%), the related borrower has the right to convert the entire Mortgaged Property to a commercial condominium form of ownership (such conversion, a “Condominium Conversion”), after which the entirety of the resulting condominium will constitute collateral for the Mortgage Loan, provided that, among other conditions: (i) the resulting condominium regime consists exclusively of the three condominium units (collectively, the “Condominium Units”, and each, a “Condominium Unit”) identified in the Mortgage Loan documents, (ii) no event of default is continuing on the date the lender receives notice from the borrower of the Condominium Conversion or on the date of the consummation of the Condominium Conversion, (iii) the condominium declaration and bylaws, all related documents, instruments and agreements (collectively the “Condominium Documents”) will be in the respective forms indicated in the related Mortgage Loan documents or as otherwise approved by the lender in writing (which approval must not be unreasonably withheld, conditioned or delayed), (iv) the borrower delivers to the lender such usual and customary documents and other agreements as may be reasonably required by the lender in connection with the Condominium Conversion, including, but not limited to, an amendment to the Mortgage Loan and amendments and reaffirmations to the terms and conditions of the related Mortgage Loan documents reasonably required by the lender, (v) the borrower delivers reasonable evidence that after giving effect to the Condominium Conversion, each Condominium Unit constitutes a separate tax lot, (vi) the borrower delivers to the lender an endorsement, supplement or amendment to the title insurance policy meeting the requirements set forth in the Mortgage Loan documents, provided that (x) if borrower is unable to obtain such title endorsements, supplements and amendments to the title insurance policy, the borrower must have delivered to the lender an updated title search with respect to the Mortgaged Property that shows no liens on the Mortgaged Property other than permitted encumbrances, and (y) in no event will the borrower be required to obtain a new title insurance policy, (vii) the borrower has submitted to the lender a subordination of lien (and Mortgage Loan documents) to the Condominium Documents for execution by the lender, containing standard provisions, if any, protecting the rights of the lender and must otherwise be reasonably satisfactory to the lender, (viii) the borrower delivers a REMIC opinion and (ix) the borrower has the right to transfer the Condominium Units to one or more transferee borrowers that will assume on a joint and several basis all of borrower’s obligations under the Mortgage Loan documents, provided that (A) such transferee borrowers will be either (I) controlled by an eligible qualified owner in accordance with the Mortgage Loan documents that owns (x) by itself, at least 20% of the common equity interest in such transferee borrowers and (y) together with one or more other eligible qualified owner and/or institutional investors, at least 51% of the common equity interest in such transferee borrowers, with any person owning 10% or more of the equity interests in transferee borrower being a qualified transferee or (II) owned and controlled by one or more entities approved by the lender that are qualified transferees and are otherwise qualified to own the Mortgaged Property, and (B) rating agency confirmation will be required solely with respect to the legal structure of the transferee borrower(s), the documentation of the loan assumption and the related legal opinions.

With respect to Harrison Retail Mortgage Loan (7.2%), the related borrower sponsor does not control the condominium board. The condominium is composed of (i) 127 residential units, which are not part of the collateral, (ii) a retail unit and (iii) a garage unit (together with the retail unit, the “Commercial Unit”). The Commercial Unit has the right to appoint two of the seven members of the condominium board. The borrower has a common interest vote with respect to the Commercial Unit of 24.697% (comprised of 18.769% for the retail unit and 5.928% for the garage unit).

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

Fee & Leasehold Estates; Ground Leases

The following table shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Property Ownership Interest(1)

Property Ownership Interest	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee Simple(2)	74	$ 754,096,873	83.9%
Fee Simple/Leasehold	2	110,000,000	12.2
Leasehold	1	35,000,000	3.9
Total	77	$ 899,096,873	100.0%

(1)

Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Loan Amounts, which amounts, if not specified in the related mortgage loan documents, are based on the appraised values, as set forth in Annex A-1.

(2)	May include mortgaged properties constituting the borrower’s leasehold interest in the mortgaged property along with the corresponding fee interest of the ground lessor in such mortgaged property.

In general, unless the related fee interest is also encumbered by the related Mortgage (and therefore treated as a fee simple interest in the chart above), each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable extension options) and, except as noted below or in the exceptions to representation and warranty number 35 in Annex D-1 or representation and warranty number 36 in Annex E-1 indicated on Annex D-2, Annex D-3 or Annex E-2, as applicable, contains customary lender protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

Mortgage loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “—Bankruptcy Laws”.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than 7 months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (“ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

●

With respect to the Kings Plaza Mortgaged Property (5.6%), the related ESA identified a controlled REC at the Mortgaged Property related to groundwater and soil contamination from USTs. Six leaking, 15,000 gallon No. 2 fuel oil USTs were removed from the Mortgaged Property in 1997 following the discovery of fuel oil in groundwater monitoring wells. Chlorinated volatile organic compounds were identified in the groundwater at concentrations exceeding the New York State Department of Environmental Conservation (“NYSDEC”) criteria, and the Mortgaged Property was subsequently enrolled in the NYSDEC Voluntary Cleanup Program in 2001. An additional No. 2 fuel oil release occurred in 2006. Remedial actions addressing these releases have successfully achieved soil cleanup objectives for commercial use, but residual groundwater contamination above applicable commercial cleanup standards remains. Engineering and institutional controls were implemented at the Mortgaged Property, which included the filing of a deed restriction and environmental easement restricting the Mortgaged Property to commercial and industrial uses.

●

With respect to the 510 East 14th Street Mortgage Loan (3.9%), the related ESA identified soil vapor impacted with volatile organic compounds above applicable thresholds as a controlled REC for the Mortgaged Property. Sampling investigations conducted at the Mortgaged Property in 2013 and 2014, which had originally identified onsite soil vapor impacts, determined that such impacts had been caused by offsite sources, including dry cleaning activities at a nearby property. To address soil vapor impacts identified at the Mortgaged Property, soil was excavated to a depth below the static groundwater level during foundation construction activities. In addition, the ESA reported that a membrane system was installed throughout the new construction basement level. Given the soil excavation and the installation of a membrane, the ESA consultant concluded that identified environmental concerns at the Mortgaged Property had been adequately addressed and no further investigation was warranted.

●

With respect to the 300-314 North College Street Mortgage Loan (1.2%), the related ESA identifies the Mortgaged Property as having a REC. According to the records obtained by the environmental consultant from the North Carolina Department of Environmental Quality (“NCDEQ”) and review of regulatory databases, a limited Phase II ESA was performed at the Mortgaged Property in August 2014 to address the RECs identified from a previous Phase I in March 2014, including, among other things, a historical service station at the northwest adjacent property, groundwater contamination, and historical gasoline station/auto repair at the southwest adjacent property. Two borings were installed along the southeastern property line for collection of groundwater samples, and five probes inside the building for the collection of sub-slab soil vapor samples. According to the analytical results for groundwater samples, no concentrations for volatile organic compounds or semi-volatile organic compounds were above their respective laboratory reporting limits, and several metals were detected in the samples with concentrations of chromium and lead in both samples, detected above their respective groundwater standard. Based on the analytical results for soil vapor samples, none of the detected concentrations exceeded the residential sub-slab Soil Gas Screening Levels. In October 2015, a proposed developer prepared a Brownfields Property Application (“BPA”) and submitted to North Carolina Brownfields Program, and NCDEQ issued a Letter of Eligibility for the BPA. In September 2016, the initial fee was paid to the North Carolina Brownfields Program. No further information was provided from NCDEQ. Based on the foregoing, the ESA concluded that the conditions at the Mortgaged Property constitute a REC. However, the ESA indicated that such conditions do not appear to pose a significant risk, as drinking water at the Mortgaged Property is provided by the municipality and the sub-slab vapor concentrations are not high enough to warrant mitigation, and did not recommend further assessment of the Mortgaged Property at this time. In connection with the origination of the Mortgage Loan, the borrower obtained an environmental insurance policy issued by the Great American Insurance Group in the name of the borrower, with the lender as additional named insured with its successors, assigns and/or affiliates, with per incident and aggregate limits of $3,000,000, a deductible of $25,000 per incident and a term expiring on November 22, 2027.

●

With respect to the Giant Anchored Portfolio Mortgage Loan (1.1%), the related ESA with respect to the Giant Anchored Portfolio – Creekside Market Place Mortgaged Property (0.2%) identified as a controlled REC for the Mortgaged Property impacts to surface soils associated with historical onsite agricultural activities. Various investigations and remediation activities were conducted at the Mortgaged Property, which resulted in at least one area impacted by historical agricultural activities meeting residential soil standards, and two other impacted areas meeting non-residential soil standards. A deed acknowledgement, which identified the two areas where residual impacts exist and soils do not meet residential standards reportedly accompanies the deed for the Mortgaged Property. Based on the findings of the site investigations and remediation activities, the Pennsylvania Department of Environmental Protection issued closure to the Mortgaged Property and a release of liability under the Statewide Health Standard for non-residential soil in March 1999. Given closure of this matter by the regulatory authority, the ESA consultant did not recommend any additional investigation or action. In addition, with respect to the Giant Anchored Portfolio – Scott Town Center Mortgaged Property (0.2%), the related ESA identified as a controlled REC for the Mortgaged Property impacts to soils and groundwater above residential standards associated with historical agricultural and plant nursery activities conducted onsite. To address concerns associated with soil and groundwater impacts above residential standards, an environmental covenant was placed on the Mortgaged Property, which prohibits future residential use and includes institutional and engineering controls which eliminates exposure pathways. Given the existence of the environmental covenant, the ESA consultant did not recommend any additional investigation.

For several of the properties, the related ESAs noted that onsite underground storage tanks (“USTs”) or leaking USTs previously had been removed or closed in place or other types of potential or actual spills or releases may have occurred, and based on criteria such as past investigations, cleanups or other response actions, quantities or types of hazardous materials involved, absence of significant risk, tank test results or other records, and/or other circumstances including regulatory closure, the ESAs did not recommend any further investigation or other action at the current time. In some such cases even where regulatory closure was documented for past incidents the ESAs reported that requests to governmental agencies for any related files are pending; however, those ESAs concluded that nevertheless such incidents were not likely to be significant at the present time.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo redevelopment, renovation or expansion, including with respect to hospitality properties, executing property improvement plans (“PIPs”). In certain cases, such PIPs may be required by the franchisor to maintain franchise affiliation, as described in “—Mortgage Pool Characteristics—Property Types—Hospitality Properties” above. For example, with respect to a Mortgaged Property that is currently undergoing or is expected to undergo material redevelopment, renovation or expansion and is a Mortgaged Property that (i) secures a Mortgage Loan that is one of the top 20 Mortgage Loans or (ii) where the related costs are anticipated to be more than 10% of the Cut-off Date Balance of the related Mortgage Loan:

●

With respect to the Landing Square Mortgage Loan (4.0%), the borrower sponsor plans to renovate a total of 160 units at the related Mortgaged Property over the next two years. The borrower sponsor also plans to renovate 48 of the lightly renovated units to bring them in line with the fully renovated units. The renovation is expected to include upgrades to the interior of the apartments, amenity upgrades, leasing office upgrades and upgraded signage. The borrower sponsor deposited into escrow $2,000,000 for capital improvements in connection with the origination of the Mortgage Loan.

●

With respect to the Fairfield Inn & Suites Spokane Mortgage Loan (0.9%), the related borrower is obligated under the franchise agreement and the PIP to complete certain improvements at the Mortgaged Property, including improvements to the guestrooms, public space and exterior of the hotel. At origination, the borrower reserved $1,822,346, representing approximately 22.8% of the Mortgage Loan Cut-off Date Balance.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”. In addition, we cannot assure you that the redevelopments, renovations and/or expansions described above will be completed as expected or at all.

Assessment of Property Value and Condition

In connection with the origination or acquisition of each Mortgage Loan or otherwise in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser that was state certified and/or a member of the Appraisal Institute or an update of an existing appraisal was obtained. In each case, the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. In general, those appraisals represent the analysis and opinion of the person performing the appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same general approach to and same method of valuing the property or that different valuations would not have been reached separately by the mortgage loan sellers based on their internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale.

In addition, in general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination or acquisition of each of the Mortgage Loans or otherwise in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Engineering reports by licensed engineers, architects or consultants generally were prepared for the Mortgaged Properties in connection with the origination of the related Mortgage Loan or in connection with this offering. None of these engineering reports are more than 7 months old as of the Cut-off Date. In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or remediate the deficiency.

In addition, in connection with the origination of each Mortgage Loan included in the issuing entity, the related mortgage loan seller or other originator generally examined whether the use and occupancy of the related real property collateral was in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. In addition, certain Mortgaged Properties may be legal non-conforming uses that may be restricted after certain events, such as casualties, at the Mortgaged Properties. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes”, “—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes” and “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation and warranty number 25 on Annex D-1 and representation and warranty number 26 on Annex E-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3 or Annex E-2, as applicable, for additional information.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. In addition, the Mortgaged Property may be subject to ongoing litigation or condemnation proceedings. For example:

●

With respect to the 650 Madison Avenue Mortgage Loan (5.0%), the borrower, the borrower sponsor and guarantor, and affiliates thereof are subject to multiple pending lawsuits, for claims related to, among other things, torts, negligence, personal injury, and premises liability. Such legal proceedings and other disputes may be covered by insurance maintained by the borrower. However, certain types of litigation may not be covered by insurance. We cannot assure you that any insurance maintained by the borrower will be adequate to cover litigation, disputes and related expenses.

●

With respect to the 1019 Market Mortgage Loan (3.7%), the borrower and the largest tenant at the Mortgaged Property, Zendesk, are engaged in a dispute over the amount of taxes paid in prior years as adjusted by the borrower to reflect the property value as reassessed by the assessor at the City of San Francisco. In addition, the borrower and Zendesk are disputing over the damages and losses by Zendesk as a result of a fire that occurred at the Mortgaged Property on August 27, 2019, as described in the estoppel dated November 21, 2019 delivered by Zendesk in connection with the Mortgage Loan. Even though neither party has instituted a formal lawsuit, we cannot assure you that neither of the foregoing disputes will escalate into a formal litigation.

●

With respect to the Sunset Grove Shopping Center Mortgaged Property (2.6%), the carveout guarantor of the Mortgage Loan is the guarantor of an unrelated line of credit in the amount of approximately $2,200,000 was past due and subsequently extended pursuant to a forbearance agreement. At origination of the Mortgage Loan, the borrower reserved $1,000,000 which will be released to the leasing reserve account upon lender’s receipt of evidence that the unrelated line of credit has been paid in full and the carveout guarantor of the Mortgage Loan being fully released of any liability with respect to the unrelated line of credit; provided, however, the lender, in its sole and absolute discretion, may release such funds to the borrower at any time after March 6, 2020.

●

With respect to the Amazon Distribution Salem Mortgage Loan (1.6%), Adam Reich, one of the principals of Reich Bros, LLC, one of the carveout guarantors of the Mortgage Loan, is a defendant in a pending lawsuit in which the plaintiff has alleged fraud relating to the sale of warehouse equipment and is seeking damages in the amount in excess of $20,000,000.

●

With respect to the Amazon Distribution Salem Mortgage Loan (1.6%), HFZ Capital Group, LLC (“HFZ”), one of the carveout guarantors and borrower sponsors of the Mortgage Loan, is involved in various litigations, including but not limited to the following:

o

HFZ is a defendant in a lawsuit filed by owners of a certain condominium unit in New York City. The plaintiff originally filed a suit in 2011 alleging breach of contract and material construction defects, and the defendants settled with the plaintiff pursuant to a settlement agreement and by repairing the condominium unit while providing a temporary space for the plaintiff. Upon completion of such repairs, the plaintiff refused to move out of the temporary space, causing HFZ and other defendants of the original suit to commence a summary proceeding. The summary proceeding was settled by stipulation, pursuant to which the parties agreed to a list of outstanding repairs, which have been completed. The plaintiff then filed a second action in October 2013 against the defendants, alleging, among other things, breach of contract and negligent construction and seeking $400,000 in damages.

o

HFZ and Ziel Feldman, a principal of HFZ, are defendants in a personal injury lawsuit filed by a tenant at a property owned by the defendants. The plaintiff has alleged, among other things, negligence in maintaining the related property causing injuries and respiratory ailments. According to the borrower sponsor, the current valuation of the claim in the event of favorable verdict for the plaintiff is no more than $125,000, which is the amount being sought by the plaintiff. There is no indication that the lawsuit is covered by insurance.

o

HFZ Capital Group, LLC and Ziel Feldman, a principal of HFZ Capital Group, LLC, are defendants in a lawsuit unrelated to the Mortgaged Property, in which the plaintiff, the prior developer of the site that includes the Mortgaged Property, alleges, among other things, breach of contract and unjust enrichment in connection with funds they allege are owned for services provided under a certain cooperation and deed-in-lieu of foreclosure agreement, and seeking approximately $6.35 million. The case has progressed to oral argument and is still pending.

o

HFZ is a defendant in a subrogation complaint filed by an insurance company that paid $528,871.90 to a condominium unit owner in a property owned by HFZ. A preliminary conference was scheduled on November 25, 2019.

o

An affiliate an subsidiary of HFZ is a defendant in a lawsuit filed by the condominium board of managers of a multifamily property owned by the borrower sponsor’s affiliate. In the complaint, the plaintiff alleges that, by agreeing to fund protective advances to pay for the common charges in the unsold units in the building, the defendants assumed responsibilities beyond those of a typical lender and, therefore, became a “de facto sponsor” for the project. The plaintiff has alleged that the defendants are liable for $5 million in damages. The parties are in the process of scheduling a mediation.

o

Ziel Feldman, a principal of HFZ, and another affiliate of HFZ are defendants in a suit filed by an owner of a condominium unit in a multifamily property owned by the affiliate of HFZ for breaches of contract, fiduciary duties owed and warranties, as well as fraud and negligence. The plaintiff is seeking $2,500,000 in damages.

●

With respect to the Northpoint Business Plaza Mortgage Loan (0.8%), the related borrower sponsor was incarcerated in December 2013 in Uruguay and released in April 2014 in connection with a private equity investment in which such borrower sponsor participated in. The charges brought against the borrower sponsor related to a company he invested in that went into bankruptcy in 2012 and purported fraud in connection with the operation of the company. The borrower sponsor was never formally charged or convicted.

●

With respect to the Monster Storage Portfolio Mortgage Loan (0.8%), the MS & MO Storage Portfolio Mortgage Loan (0.5%), and the A&W Storage Mortgage Loan (0.4%), one of the three related borrower sponsors and non-recourse carveout guarantors is a defendant in a current litigation initiated by former business partner, in which the former business partner alleges, among other things, that the related sponsor misused company trade secrets and received excess compensation. The litigation is unrelated to the Mortgage Loans or the related Mortgaged Properties.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

Loan Purpose

Sixteen (16) of the Mortgage Loans (55.1%) were, in whole or in part, originated in connection with the borrower’s refinancing of a previous mortgage loan or credit facility secured by the related Mortgaged Property.

Sixteen (16) of the Mortgage Loans (39.9%) were, in whole or in part, originated in connection with the borrower’s acquisition of the related Mortgaged Property.

One (1) of the Mortgage Loans (5.0%) was, in whole or in part, originated in connection with the borrower’s recapitalization of the related Mortgaged Property.

Default History, Bankruptcy Issues and Other Proceedings

None of the Mortgage Loans (i) were refinancings in whole or in part of a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the related Mortgaged Property, which prior loan was in default at the time of refinancing and/or otherwise involved a discounted pay-off, maturity extension, short sale or other restructuring or (ii) provided acquisition financing for the related borrower’s purchase of the related Mortgaged Property at a foreclosure sale or after becoming REO Property.

In addition, with respect to certain of the Mortgage Loans, (a) related borrowers, borrower sponsors and/or key principals (or affiliates thereof) have previously sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Properties securing its related Mortgage Loan) that became the subject of foreclosure proceedings or a deed-in-lieu of foreclosure or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff or (b) a Mortgaged Property was acquired by the related borrower or an affiliate thereof through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership.

For example, within approximately the last 10 years, with respect to the 20 largest Mortgage Loans:

●

With respect to the 490-504 Myrtle Avenue Mortgage Loan (3.9%), the related non-recourse carveout guarantors are the sole members of a company, not directly related to the borrower (the “Staten Island Company”), that was under contract to purchase an unrelated property in Staten Island, New York (the “Staten Island Property”). The Staten Island Company was in jeopardy of losing its contract and, to protect its right to acquire the Staten Island Property, the Staten Island Company filed a Chapter 11 bankruptcy, and subsequently entered into a settlement agreement enabling it to acquire the Staten Island Property, which was approved by the bankruptcy court. After confirmation of the bankruptcy plan, the bankruptcy plan became effective and the case has been closed.

With respect to the West Road Plaza Mortgage Loan (2.3%), Fallas Paredes, the fifth largest tenant at the Mortgaged Property occupying 5.0% of the net rentable area, is a subsidiary of National Stores Inc. On August 6, 2018, National Stores Inc. filed a voluntary petition for reorganization under Chapter 11 in the U.S. Bankruptcy Court for the District of Delaware. See “—Tenant Issues—Lease Expirations and Terminations” below.

With respect to certain of the Mortgage Loans, related borrowers, sponsors and/or key principals (or affiliates thereof) may previously have been the subject of personal bankruptcy proceedings, or a related Mortgaged Property has previously been involved in a borrower, principal or tenant bankruptcy.

We cannot assure you that there are no other bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workout matters that involved one or more

Mortgage Loans or Mortgaged Properties, and/or a tenant, guarantor, borrower, borrower sponsor or other party to a Mortgage Loan.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”, “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

●	Twenty-seven (27) of the Mortgaged Properties (14.2%) are leased to a single tenant.

●	Sixteen (16) of the Mortgaged Properties (6.5%) are each leased to a tenant that makes up 50% or more (but less than 100%) of the rentable square footage.

See “—Lease Expirations and Terminations“ below, “Risk Factors—Risks Relating to the Mortgage Loans— Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations. Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top ten Mortgage Loans, see the related summaries attached as Annex A-3. In addition, see Annex A-1 for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property. Even if none of the top five tenants at a particular Mortgaged Property as identified on Annex A-1 have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may still be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan. Identified below are certain material lease expirations or concentrations of lease expirations with respect to the Mortgaged Properties:

●	In certain cases, the lease of a single tenant, major tenant or anchor tenant at a multi-tenanted Mortgaged Property expires prior to the maturity date of the related Mortgage Loan.

●

With respect to the Mortgage Loans secured, in whole or in part, by the Mortgaged Properties identified in the following table, such Mortgaged Properties are occupied by a single tenant under a lease which expires prior to, or within 12 months after the maturity of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Lease Expiration Date	Maturity Date
FedEx Redmond	5.0%	7/31/2028	1/1/2030
Amazon Distribution Salem	1.6%	10/31/2029	12/1/2029
Middleton Net Lease Portfolio – Asheboro - Walmart	1.3%	10/31/2029	12/6/2029
Middleton Net Lease Portfolio – Concord - Walmart	1.2%	1/31/2030	12/6/2029
Middleton Net Lease Portfolio – Cranberry - Walmart	1.0%	7/20/2029	12/6/2029
Starwood Industrial Portfolio – 5900 North Meadows Drive	0.3%	2/28/2023	12/6/2029
Starwood Industrial Portfolio – 333 45th Street	0.2%	7/31/2024	12/6/2029
Starwood Industrial Portfolio – 221 South Swift Road	0.2%	8/31/2020	12/6/2029
Starwood Industrial Portfolio – W234N2091 Ridgeview Parkway Court	0.2%	6/30/2030	12/6/2029
Giant Anchored Portfolio – Aston Center	0.2%	11/30/2025	12/6/2029
Starwood Industrial Portfolio – 2240 Creekside Parkway	0.1%	3/31/2024	12/6/2029
Starwood Industrial Portfolio – 201 South Swift Road	0.1%	5/31/2023	12/6/2029
Starwood Industrial Portfolio – 4700 Ironwood Drive	0.1%	7/31/2026	12/6/2029
Starwood Industrial Portfolio – 12857 South Hamlin Court	0.1%	11/30/2029	12/6/2029
Starwood Industrial Portfolio – 1245 Lakeside Drive	0.1%	8/31/2024	12/6/2029
Starwood Industrial Portfolio – 1695 Glen Ellyn Road	0.1%	2/28/2027	12/6/2029
Starwood Industrial Portfolio – 3890 Perry Boulevard	0.1%	9/30/2022	12/6/2029
Starwood Industrial Portfolio – 1851 Northwind Parkway	0.1%	5/31/2030	12/6/2029
Starwood Industrial Portfolio – 1650 Northwind Parkway	0.1%	10/31/2022	12/6/2029
Starwood Industrial Portfolio – 215 45th Street	0.1%	4/30/2021	12/6/2029
Starwood Industrial Portfolio – 225 45th Street	0.1%	7/31/2020	12/6/2029
Starwood Industrial Portfolio – 235 45th Street	0.1%	9/30/2024	12/6/2029

With respect to the Mortgaged Properties shown in the following table, one or more leases representing 50% or greater of the net rentable square footage of the related Mortgaged Property (excluding Mortgaged Properties leased to a single tenant and set forth in the bullet above) expire in a single calendar year prior to, or within twelve months after, the maturity of the related Mortgage Loan. There may be other Mortgaged Properties as to which leases representing at least 50% or greater of the net rentable square footage of the related Mortgaged Property expire over several calendar years prior to maturity of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	% of NRSF Expiring	Lease Expiration Year	Maturity Date
650 Madison Avenue	5.0%	52.3%	2024	12/8/2029
1019 Market	3.7%	96.6%	2022	1/1/2030
Starwood Industrial Portfolio – 4820-4850 Indianapolis Road	0.3%	52.9%	2021	12/6/2029
Starwood Industrial Portfolio – 8401 Bearing Drive	0.3%	73.6%	2025	12/6/2029
Starwood Industrial Portfolio – 5701 North Meadows Drive	0.2%	70.8%	2023	12/6/2029
Giant Anchored Portfolio – Parkway Plaza	0.2%	74.3%	2023	12/6/2029
Starwood Industrial Portfolio – 8421 Bearing Drive	0.2%	54.6%	2025	12/6/2029
Starwood Industrial Portfolio – 6451-6471 Northwind Parkway	0.2%	66.3%	2023	12/6/2029
Starwood Industrial Portfolio – 4910-4938 Indianapolis Road	0.2%	83.3%	2030	12/6/2029
Starwood Industrial Portfolio – 6221-6241 Northwind Parkway	0.2%	58.7%	2020	12/6/2029
Giant Anchored Portfolio – Spring Meadow	0.2%	91.3%	2024	12/6/2029
Giant Anchored Portfolio – Scott Town Center	0.2%	82.3%	2023	12/6/2029
Giant Anchored Portfolio – Creekside Marketplace	0.2%	68.6%	2027	12/6/2029
Starwood Industrial Portfolio – 999 Gerdt Court	0.1%	50.1%	2024	12/6/2029
Giant Anchored Portfolio – Stonehenge Square	0.1%	60.5%	2026	12/6/2029
Starwood Industrial Portfolio – 1701-1721 Northwind Parkway	0.1%	66.3%	2020	12/6/2029
Giant Anchored Portfolio – AYR Town Center	0.1%	90.3%	2025	12/6/2029

In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property.

Furthermore, tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten Net Operating Income and/or Occupancy may be in financial distress, may have filed for bankruptcy or may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs. In addition, certain shadow anchor tenants may be in financial distress or may be experiencing adverse business conditions, which could have a negative effect on the operations of certain tenants at the Mortgaged Properties. Furthermore, commercial tenants having multiple leases may experience adverse business conditions that result in their deciding to close under-performing stores. For example:

●

With respect to the West Road Plaza Mortgage Loan (2.3%), Fallas Paredes, the fifth largest tenant at the Mortgaged Property occupying 5.0% of the net rentable area, is a subsidiary of National Stores Inc., which has filed for bankruptcy. As part of its restructuring, National Stores Inc. announced that it will be closing 74 of its 344 stores; however the Fallas Paredes location at the Mortgaged Property is not presently on the closure list. See “—Default History, Bankruptcy Issues and Other Proceedings” above.

We cannot assure you that any other tenant or anchor tenant at a Mortgaged Property will not close stores, including stores at or near the Mortgaged Property.

Terminations. In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to unilaterally terminate its lease (with respect to all or a portion of its leased property). For example (with respect to the largest 15 Mortgage Loans and the largest five tenants at each Mortgaged Property as identified on Annex A-1 or with respect to single tenant Mortgaged Properties):

●

With respect to the Kings Plaza Mortgage Loan (5.6%), the second largest tenant, Primark, has the right to terminate its lease on July 7, 2028 with 12 months’ notice; provided that, as of the termination date, (i) the tenant is Primark US Corp., or a Primark successor, and (ii) the tenant is not in default of its lease beyond any applicable notice and cure period; however, such termination option will be automatically terminated and of no force or effect if either (a) another Primark store opens for business within a certain radius of the Mortgaged Property, or (b) the tenant or any of its affiliates own, operate, otherwise become financially interested in any other Primark store or any other store branded under the Primark name within the radius.

●

With respect to the 3500 Lacey Mortgage Loan (5.6%), (i) the largest tenant, HAVI Global Solutions, has the right to terminate its lease effective as of August 31, 2022, with no less than a 12 months’ prior notice, and the payment of an early termination fee; (ii) the second largest tenant, Glanbia, has the right to terminate its lease effective as of February 28, 2026, with no less than a six months’ prior notice, and the payment of an early termination fee; (iii) the third largest tenant, Invesco, has the right to terminate its lease effective as of May 1, 2021, with no less than a 12 months’ prior notice, and the payment of an early termination fee; and (iv) the fifth largest tenant, CompTIA, has the right to terminate its lease effective as of December 31, 2026, with no less than a 12 months’ prior notice, and the payment of an early termination fee.

●

With respect to the 560 Mission Street Mortgage Loan (5.0%), the largest tenant at the related Mortgaged Property, JP Morgan, representing approximately 36.9% of the net rentable area, has the right at any time through September 30, 2021 to terminate its lease with respect to one full floor of its leased premises upon 12 months’ prior notice and payment of a termination fee. Additionally, the third largest tenant at the related Mortgaged Property, TIAA-CREF, representing approximately 9.7% of the net rentable area, has the one-time right to terminate its lease or any portion thereof effective as of March 31, 2023 by providing written notice on or before March 31, 2022 and payment of a termination fee. Additionally, the fifth largest tenant at the related Mortgaged Property, Seyfarth Shaw, representing approximately 7.4% of the net rentable area, has the one-time right to terminate its lease with respect to the 29th floor effective as of September 30, 2022 by providing written notice on or before September 30, 2021 and payment of a termination fee.

●

With respect to the 1633 Broadway Mortgage Loan (5.0%), the fourth largest tenant at the related Mortgaged Property, Morgan Stanley and Co., representing approximately 10.2% of the net rentable area, has the option to terminate its lease as to all or any portion (but not less than one full floor) of its space at any time after April 1, 2027, by providing 18 months’ notice and payment of a termination fee. The fifth largest tenant, Kasowitz Benson Torres, representing approximately 7.9% of the net rentable commercial area, has the right to terminate its lease as to all or a portion of its uppermost or lowermost floor (provided that the terminated space must be in a commercially reasonable configuration) effective as of March 31, 2024, by providing notice by March 31, 2023 and payment of a termination fee.

●

With respect to the Starwood Industrial Portfolio Mortgage Loan (5.0%), the largest tenant at the Starwood Industrial Portfolio Mortgage Loan - 8401 Bearing Drive Mortgaged Property (0.3%), the Harvard Drug Store, representing approximately 73.6% of the net rentable area, has a one-time right to terminate its lease effective as of June 30, 2022, as follows: provided that so long as (A) the tenant is (i) not in default under the lease and (ii) occupying less than 75% of the leased premises, or (B) the borrower, after written notice from the tenant, is unable to accommodate an expansion of at least 20% of the leased premises, then the tenant may terminate the lease by giving the borrower written notice no later than June 30, 2021, and paying the borrower an early termination fee of $775,000. In addition, the sole tenant at the Starwood Industrial Portfolio Mortgage Loan - 333 45th Street Mortgaged Property (0.2%), Staley, has the right to terminate its lease as of July 31, 2021 by providing 270 days prior written notice and payment of a termination fee equal to 6 months of the rent in effect as of the termination date plus the unamortized leasing commission amount.

●

With respect to the 650 Madison Avenue Mortgage Loan (5.0%), the second largest tenant at the related Mortgaged Property, Memorial Sloan Kettering Cancer Center, representing approximately 16.8% of the net rentable area, has the right to terminate its lease on any date between July 1, 2020 and June 30, 2022 by providing 18 months’ prior notice.

●

With respect to the 181 West Madison Mortgage Loan (4.8%), the fifth largest tenant, CIBC, has a one-time right to terminate its lease effective as of December 31, 2025, with no less than 12 months’ prior notice and the payment of an estimated termination fee.

In addition, certain of the tenant leases may permit a tenant to go dark at any time. For example, taking into account the 5 largest tenants based on net rentable square footage at those Mortgaged Properties securing the largest 15 Mortgage Loans by aggregate Cut-off Date Balance or in cases where any Mortgaged Property is leased to a single tenant who has the option to go dark:

●

With respect to the 650 Madison Avenue Mortgage Loan (5.0%), the second largest tenant at the related Mortgaged Property, Memorial Sloan Kettering Cancer Center, representing approximately 16.8% of the net rentable area, has the right to go dark at any time.

●

With respect to the Middleton Net Lease Portfolio Mortgage Loan (4.7%), we note the following: (i) the sole tenant at the Middleton Net Lease Portfolio – Asheboro - Walmart Mortgaged Property (1.3%), Walmart, has the right to go dark at any time and the related borrower does not have the right to terminate the lease in the event that the tenant goes dark; (ii) the sole tenant at the Middleton Net Lease Portfolio – West Seneca - Home Depot Mortgaged Property (1.3%), Home Depot, has the right to go dark at any time and the related borrower has the right to terminate the lease if the tenant ceases operation for a period in excess of 12 months; (iii) the sole tenant at the Middleton Net Lease Portfolio – Concord - Walmart Mortgaged Property (1.2%), Walmart, has the right to go dark at any time and the related borrower does not have the right to terminate the lease in the event that the tenant goes dark; and (iv) the sole tenant at the Middleton Net Lease Portfolio – Cranberry - Walmart Mortgaged Property (1.0%), Walmart Supercenter, has the right to go dark at any time and the related borrower does not have the right to terminate the lease in the event that tenant goes dark.

●

With respect to the CVS Argyle Mortgage Loan (0.5%), the sole tenant at the related Mortgaged Property, CVS, has the right to go dark at any time and the related borrower does not have the right to terminate the lease in the event that tenant goes dark.

See Annex A-1 and the footnotes related thereto for additional information on the top five tenants at the related Mortgaged Properties.

With respect to the largest 20 Mortgage Loans and the largest five tenants at each Mortgaged Property as set forth in Annex A-1, or with respect to single tenant Mortgaged Properties, set forth below are government tenants or tenants that rely on government contracts with leases subject to unilateral termination or termination contingent upon the tenant’s failure to appropriate sufficient funding or upon the loss of access to certain government programs or upon other events related to government status.

Mortgage Loan Name	% of the Initial Pool Balance by Allocated Loan Amount	Tenant Name	% of Net Rentable Area
181 West Madison	4.8%	GSA – US Citizenship and Immigration	3.9%

See Annex A-3 for more information on material termination options relating to the largest 10 Mortgage Loans.

Other. Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy may not be in physical occupancy, may not have begun paying rent or may be in negotiation or may be underwritten based on straight-line rents. For example, with respect to single tenant properties or tenants that are one of the top five tenants at a Mortgaged Property with respect to the largest 15 Mortgage Loans or tenants individually or in the aggregate representing more than 25% of the net rentable area at the Mortgaged Property, certain of such tenants have not taken possession or commenced paying rent or are in rent abatement periods as set forth below:

●

With respect to Harrison Retail Mortgaged Property (7.2%),the fifth largest tenant, SoulCycle, representing 3.8% of the net rentable area of the Mortgaged Property, recently expanded its lease to include an additional 1,330 square feet, which includes construction of a locker room and additional bathrooms and showers. The SoulCycle expansion lease is expected to commence upon completion of landlord’s work, which is expected to be completed in February 2020.

●

With respect to the Kings Plaza Mortgage Loan (5.6%), the borrower is currently in negotiations with Best Buy, the fifth largest tenant at the Mortgaged Property, for an early termination of the Best Buy lease. In addition, the related Mortgage Loan documents permit the borrower to (i) terminate the lease, (ii) lower the rent under the lease, or (iii) shorten the term of the lease.

●

With respect to the 510 East 14th Street Mortgage Loan (3.9%), Citibank, representing approximately 7.9% of the net rentable commercial area, has executed a letter of intent but has not yet executed a lease or taken occupancy of its space. The expected lease commencement date is August 1, 2020 pursuant to the letter of intent. We cannot assure you that the tenant will execute its lease or take occupancy as expected or at all.

●	With respect to the Giant Anchored Mortgage Loan (1.1%), Underwritten NOI is based on the “straight line” rents of certain tenants at the related Mortgaged Properties.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions”.

Certain of the Mortgaged Properties may have tenants that sublet a portion of their space or have provided notice of their intent to sublet out a portion of their space in the future. For example, among the 5 largest tenants (based on net rentable area) at the 15 largest Mortgage Loans or in cases where 10% or more of the aggregate net rentable area at a Mortgaged Property is sublet:

●

With respect to the 3500 Lacey Mortgage Loan (5.6%) the largest tenant, HAVI Global Solutions, has subleased (a) 17,696 square feet to Hearthside Food Solutions at a base rent of $22.00 per square foot and (b) 22,132 square feet to Donnelley Financial at a base rent of $22.70 per square foot. Both subleases are coterminous with the underlying lease to HAVI Global Solutions, which expires in April 2025.

●	With respect to the 1633 Broadway Mortgage Loan (5.0%), (i) the largest tenant at the related Mortgaged Property, Allianz Asset Management of America L.P., representing approximately

12.5% of the net rentable area, subleases approximately 6.4% of its space to Triumph Hospitality through December 30, 2030; (ii) the second largest tenant at the related Mortgaged Property, WMG Acquisition Corp, representing approximately 11.5% of the net rentable area, subleases approximately 1.1% of its space to Cooper Investment Partners LLC on a month-to-month basis; and (iii) the fifth largest tenant at the related Mortgaged Property, Kasowitz Benson Torres, representing approximately 7.9% of the net rentable area, subleases approximately (x) 3.4% of its space to Delcath Systems, Inc. through February 28, 2021, (y) 6.0% of its space to Avalonbay Communities through October 31, 2026 and (z) 6.5% of its space to Cresa New York through April 30, 2021.

See Annex A-3 for more information on other tenant matters relating to the largest 20 Mortgage Loans.

Purchase Options and Rights of First Refusal

Certain of the Mortgaged Properties are subject to purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property. With respect to each of the Starwood Industrial Portfolio (5.0%), Middleton Net Lease Portfolio (4.7%), Sunset Grove Shopping Center (2.6%), West Road Plaza (2.3%), Amazon Distribution Salem (1.6%), Giant Anchored Portfolio (1.1%), Fairfield Inn & Suites Spokane (0.9%), Springhill Suites Florence (0.7%) and CVS Argyle (0.5%) Mortgage Loans, certain tenants, franchisors, property managers, ground lessors, developers or owners’ associations at one or more of the related Mortgaged Properties or other parties have a purchase option or a right of first refusal or right of first offer or similar right, upon satisfaction of certain conditions, to purchase all or a portion of one or more of the related Mortgaged Properties.

In particular, with respect to each such Mortgaged Property that secures one of the top 15 Mortgage Loans:

●

With respect to the Starwood Industrial Portfolio Mortgage Loan (5.0%), tenants at eight of the related Mortgaged Properties: 4820-4850 Indianapolis Road, 5900 North Meadows Drive, 775 Commerce Parkway West Drive, 333 45th Street, 8441 Bearing Drive, 999 Gerdt Court, 3890 Perry Boulevard and 1600-1640 Northwind Parkway each have a right of first offer or right of first refusal to purchase the related individual Mortgaged Properties (or portions thereof) leased by such tenants. With the exception of MWI Veterinary Supply Co., the sole tenant at the Starwood Industrial Portfolio - 3890 Perry Boulevard Mortgaged Property, each such tenant has executed an estoppel certificate confirming such rights do not apply to a foreclosure or deed in lieu thereof. However, such rights may apply to subsequent transfers following a foreclosure or deed-in-lieu thereof.

●

With respect to the Middleton Net Lease Portfolio (4.7%), we note the following: (i) the sole tenant at the Middleton Net Lease Portfolio – Concord - Walmart Mortgaged Property (1.2%), Walmart, has a right of first refusal to purchase its leased premises in the event that the related borrower elects to sell such premises; however such right of first refusal does not apply to a sale or transfer by any mortgagee pursuant to the exercise of any rights in its mortgage or related Mortgage Loan documents or a sale or transfer by deed-in-lieu of foreclosure; and (ii) the sole tenant at the Middleton Net Lease Portfolio – Cranberry - Walmart Mortgaged Property (1.0%), Walmart Supercenter, has a right of first refusal to purchase its leased premises in the event that the related borrower elects to sell such premises to an unrelated third party; however such right of first refusal does not apply in the event of a foreclosure or conveyance in lieu of foreclosure. In addition, with respect to each of the Middleton Net Lease Portfolio – Asheboro - Walmart Mortgaged Property (1.3%), the Middleton Net Lease Portfolio – Concord - Walmart Mortgaged Property (1.2%) and the Middleton Net Lease Portfolio – Cranberry - Walmart Mortgaged Property (1.0%), the sole tenant at each Mortgaged Property, Walmart, has the right to construct an addition within its demised premises at its sole cost and expense. Once the addition has been completed, the borrower will have 30 days to elect to purchase such addition and the payment of rent with respect to the addition will commence on the date that the borrower pays the tenant the cost of such addition; provided, however, that in the event that the borrower does not purchase the addition, there will be no rent payable with respect to such addition. In addition, with respect to the acquisition by the borrower of the Middleton Net Lease Portfolio – Asheboro – Walmart Mortgaged Property (1.3%), pursuant to the purchase agreement, the unrelated seller has the right to purchase a portion of the Mortgaged Property (the “Middleton Release Parcel”). Furthermore, the unrelated seller has notified the borrower that it is exercising its purchase option with respect to the Middleton Release Parcel. The Middleton Release Parcel was not assigned any material value in connection with the origination of the Mortgage Loan and, in connection with the purchase of the Middleton Release Parcel, it may be released without payment of a release price and consequent reduction of the principal balance of the Mortgage Loan. See “—Partial Releases” below.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”. In addition, please see representation and warranty number 7 in Annex D-1, representation and warranty number 8 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3 or Annex  E-2, as applicable.

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates including, in certain circumstances under an operating lease between a borrower and an affiliate of the related borrower. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 20% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable area at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower, excluding Mortgaged Properties that are leased to an affiliate of the borrower that functions as an operating lease:

●

With respect to The Harrison Retail Mortgaged Property (7.2%), 65.2% of the net rentable area is leased to affiliates of the borrower sponsor, The Related Companies, L.P. Equinox Fitness (39.0% of net rentable area, 43.6% of underwritten base rent), SoulCycle (3.8% of net rentable area, 8.7% of underwritten base rent) and Pure Yoga (22.4% of net rentable area, 19.2% of underwritten base rent) are subsidiaries of The Related Companies, L.P.

Other Mortgaged Properties may have tenants that are affiliated with the related borrower but those tenants do not represent more than 5.0% of the gross income or net rentable area of the related Mortgaged Property.

We cannot assure you that any borrower affiliated tenants did not receive more favorable leasing terms than a tenant who is not a borrower affiliate.

Certain of the Mortgaged Properties may be leased in whole or in part by relevant transaction parties or their affiliates. For example:

●

With respect to the 510 East 14th Street Mortgage Loan (3.9%), Citibank has executed a letter of intent to lease representing approximately 7.9% of the commercial net rentable area. Citibank is an affiliate of Citi Real Estate Funding Inc., the originator and mortgage loan seller with respect to such Mortgage Loan. We cannot assure you that the borrower did not receive more favorable loan terms than a borrower who is not a lender affiliate’s landlord (or potential landlord). In addition, we cannot assure you that the tenant did not (or will not) receive more favorable lease terms than a tenant (or potential tenant) who is not a lender affiliate.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. Seven (7) of the Mortgaged Properties (18.5%) are located in areas that are considered a high earthquake risk. These areas include all or parts of the states of California, Oregon and Washington.

With respect to 63 of the Mortgaged Properties, which secure in whole or in part 20 Mortgage Loans (65.5%), the related borrowers maintain insurance under blanket policies.

With respect to the Harrison Retail Mortgaged Property (7.2%), a portion of the required insurance may be provided by the condominium association.

With respect to certain of the Mortgaged Properties, certain insurance requirements of the related Mortgage Loan documents may be satisfied by insurance, including self-insurance, provided by a sole or significant tenant or the property manager, as described below:

●

With respect to the Bellagio Hotel and Casino Mortgage Loan (6.7%), the related borrower may rely on the insurance provided by the master tenant at the Mortgaged Property. Such insurance is generally required to meet the requirements of the related Mortgage Loan documents, except that the tenant’s policies are permitted to vary from the requirements of the Mortgage Loan documents with respect to (x) the named storm sublimit, which must be no less than $700,000,000 per occurrence (which is less than full replacement cost), and (y) any property or terrorism deductible, which may be up to $2,500,000.

Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

Further, the Mortgaged Properties securing the Mortgage Loans may have zoning, building code, or other local law issues in addition to the issues described above. In addition, certain of the Mortgaged Properties are subject to a temporary certificate of occupancy (the “TCO”). In such cases, the related Mortgage Loan documents require the related borrower to use commercially reasonable efforts to maintain the TCO, or cause the sponsor of the property to maintain the TCO, and to cause the TCO to be continuously renewed at all times until a permanent certificate of occupancy (“PCO”) is obtained for the related Mortgaged Property or contain covenants to similar effect.

In addition, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to reserve funds to remedy the violations, and (ii) certain of the Mortgaged Properties are legal non-conforming uses that may be restricted after certain events, such as casualties, or may restrict renovations at the Mortgaged Properties.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

Appraised Value

In certain cases, in addition to an “as-is” value, the appraisal states a value other than the “as-is” value for a Mortgaged Property that assumes that certain events will occur with respect to re-tenanting, construction, renovation or repairs at such Mortgaged Property or states an “as portfolio” value that assigns a premium to the value of the Mortgaged Properties as a whole, which value exceeds the sum of their individual appraised values. However, other than as set forth below, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects the “as-is” value.

In addition, the “as-is” Appraised Value may be based on certain assumptions or “extraordinary assumptions”, including that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy, the payment of tenant improvement or leasing commissions allowances, free or abated rent periods, increased tenant occupancies, or that certain renovations or property improvement plans have been completed. For example:

●

With respect to the 1633 Broadway Mortgage Loan (5.0%), the appraisal includes the extraordinary assumption that the owner has provided a $55,980,670 capital expenditure budget that is projected to occur over the initial 10 years of the investment holding period, which was utilized to estimate the value set forth in the appraisal. Such capital expenditures are not required and have not been reserved for under the Mortgage Loan documents, and we cannot assure you that they will be made.

●

With respect to the Casa Laguna Hotel & Spa Mortgage Loan (0.7%), the appraisal includes the extraordinary assumption that a capital deduction will be required to fund planned upgrades to the Mortgaged Property. The “as-is” value assumes a total capital expenditure of $500,000. Such capital expenditures are not required and have not been reserved for under the Mortgage Loan documents, and we cannot assure you that they will be made.

With respect to the Mortgaged Properties that secure the Mortgage Loans listed in the following table, the respective Cut-off Date LTV Ratio and the related Maturity Date LTV Ratio was calculated using an Appraised Value other than the “as-is” Appraised Value:

Mortgage Loan	% of Initial Pool Balance	Mortgage Loan Cut-off Date LTV Ratio (Other Than “As-Is”)	Mortgage Loan Maturity Date LTV Ratio (Other Than “As-Is”)	Appraised Value (Other Than “As-Is”)	Mortgage Loan Cut-off Date LTV Ratio (“As-Is”)	Mortgage Loan Maturity Date LTV Ratio (“As-Is”)	Appraised Value (“As-Is”)
Bellagio Hotel and Casino(1)	6.7%	39.3%	39.3%	$4,260,000,000	25.8%	25.8%	$6,500,000,000
650 Madison Avenue(2)	5.0%	48.5%	48.5%	$1,210,000,000	48.9%	48.9%	$1,200,000,000
181 West Madison(3)	4.8%	28.8%	28.8%	$375,289,826	28.9%	28.9%	$374,000,000
Fairfield Inn & Suites Spokane(4)	0.9%	67.8%	54.5%	$11,800,000	80.0%	64.3%	$10,000,000
Springhill Suites Florence(5)	0.7%	64.4%	55.8%	$10,100,000	67.7%	58.7%	$9,600,000

(1)

The Appraised Value (Other Than “As-Is”) reflects the “As Leased” value solely with respect the real property portion of the Mortgaged Property of $4,260,000,000, excluding certain intangible value attributable to the Mortgaged Property.

(2)

The Appraised Value (Other Than “As-Is”) reflects the “Hypothetical As-Is” appraised value of $1,210,000,000 as of October 31, 2019, which assumes which assumes that the Mortgaged Property will have in place reserves of approximately $10,000,000 at origination. At origination of the Mortgage Loan, approximately $9,500,000 was reserved.

(3)

The Appraised Value (Other Than “As-Is”) reflects the “As Hypothetical” value of $375,289,826 for the Mortgaged Property as of October 22, 2019, which assumes the borrower sponsor has escrowed $1,289,826 for remaining capital expenses and unfunded tenant improvement allowances associated with CIBC.

(4)

The Appraised Value (Other Than “As-Is”) reflects the “As Is - PIP Funded” of $11,800,000 for the Mortgaged Property as of October 8, 2019, which assumes that the PIP is placed in escrow and funded by the lender. The Appraised Value (“As-Is”) of the Mortgaged Property as of October 8, 2019 is $10,000,000.

(5)

The Appraised Value (Other Than “As-Is”) reflects the “As Complete” Appraised Value of $10,100,000 for the Mortgaged Property as of December 15, 2019. The Appraised Value (“As-Is”) of the Mortgaged Property as of October 25, 2019 is $9,600,000.

For additional information regarding the appraisals obtained by the sponsors or, in the case of any mortgage loan acquired and re-underwritten by the related sponsor, appraisal(s) obtained by the related originator and relied upon by such sponsor, see “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”, “—JPMorgan Chase Bank, National Association“ and “—Citi Real Estate Funding Inc.” See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans are generally non-recourse, the Mortgage Loans generally provide for recourse to the borrower and the related guarantor for liabilities that result from, for example fraud by the borrower, certain voluntary insolvency proceedings or other matters. However, certain of the Mortgage Loans may not contain such non-recourse carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. As such, we cannot assure you that the related guarantor will be willing or able to satisfy its obligations under the Mortgage Loan documents. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See Annex D-2, Annex D-3 and Annex E-2 for additional information.

●

With respect to the FedEx Redmond Mortgage Loan (5.0%), the 560 Mission Street Mortgage Loan (5.0%), the 1633 Broadway Mortgage Loan (5.0%) and 181 West Madison Mortgage Loan (4.8%), there are no separate non-recourse carveout guarantors, and the related borrower is the only indemnitor under the related environmental indemnity agreement.

●

With respect to the Bellagio Hotel and Casino Mortgage Loan (6.7%), the non-recourse carveout guarantor’s liability for bankruptcy related recourse events is capped at an amount equal to 10% of the outstanding principal balance of the related Whole Loan as of the date of the event. In addition, only the related single purpose entity borrower, and not the non-recourse carveout guarantor, is liable for breaches of environmental covenants, and the single purpose entity borrower is the only party liable under the environmental indemnity; provided, however, that if the borrower fails to maintain an environmental insurance policy as required under the Mortgage

Loan documents, the non-recourse carveout guarantor is liable for losses relating to breaches of environmental covenants other than (x) for any amounts in excess of the applicable coverage amounts under the environmental policy had the same been renewed, replaced or extended as required under the loan agreement and (y) for any amounts recovered under the environmental policy. At origination of the Mortgage Loan, the related borrower obtained an environmental insurance policy issued by Evanston Insurance Company for an initial term of five years, expiring November 15, 2024, which is prior to the related maturity date. We cannot assure you that the borrower will obtain a new environmental insurance upon expiration. In addition, as described in the exception to representation and warranty number 17 on Annex D-3 and the exception to representation and warranty 18 on Annex E-2, the environmental insurance policy does not comply with the requirements set forth in the Mortgage Loan documents. Further, the non-recourse carveout guarantor’s liability for transfers in violation of the Mortgage Loan documents is not full recourse, but is limited to losses only.

●

With respect to the Starwood Industrial Portfolio Mortgage Loan (5.0%), the non-recourse carveout guarantor’s liability under the bankruptcy-related carveouts is limited to 20% of the then-current outstanding principal balance of the related Whole Loan.

●

With respect to the 650 Madison Avenue Mortgage Loan (5.0%), the liability for each guarantor (i) with respect to the full recourse carveouts relating to bankruptcy and substantive consolidation is capped at $80,000,000 (which is 10% of the original principal amount of the related Whole Loan) and (ii) with respect to all other guaranteed obligations is capped at $400,000,000 (which is 50% of the original principal amount of the related Whole Loan), in each case plus costs and expenses related to enforcement.

●

With respect to the 1019 Market Mortgage Loan (3.7%), the non-recourse carveout guarantor’s liability is limited to only a subset of the non-recourse carveouts under the Mortgage Loan documents, which includes the following: (a) any losses incurred by the lender associated with (i) the borrower’s prior ownership of a pair of properties unrelated to the Mortgaged Property, as described in the Mortgage Loan documents (collectively, the “Transferred Properties”), and (ii) certain dispute between the borrower and the largest tenant at the Mortgaged Property, Zendesk, related to the tax expenses at the Mortgaged Property and as more fully described in the tenant estoppel delivered in connection with the loan closing (provided that the borrower will not be liable if the borrower delivers to the lender satisfactory evidence that such dispute has been resolved and the borrower has no further related liability); (b) full recourse liability associated with (i) breach of (A) any “backwards looking” special purpose entity representation, warranty or covenant as set forth in the Mortgage Loan documents, or (B) any environmental representations and warranties related to the Transferred Properties, (ii) any substantive consolidation of the assets and liabilities of the borrower or the borrower’s special purpose entity general partner (“Principal”) with any other party, or (iii) the failure to replace the Principal in accordance with the terms of its organizational documents in the event that (A) the Principal becomes subject to any bankruptcy dissolution, liquidation or similar proceedings or (B) the debt under the Mortgage Loan becomes fully recourse for any losses arising out of that certain dispute regarding damages and losses by Zendesk as a result of a fire at the Mortgaged Property that occurred on August 27, 2019, as described in the tenant estoppel delivered in connection with the loan closing, such recourse liability not to exceed $924,578.71 (provided that the borrower will not be liable if the borrower delivers to the lender satisfactory evidence that such dispute has been resolved and the borrower has no further related liability). In addition, the aggregate liability of the non-recourse carveout guarantor and the borrower with respect to such subset of the non-recourse carveouts for losses incurred by the lender is capped at 110% of the principal balance of the Mortgage Loan outstanding at the time of the occurrence of such event.

●

With respect to the West Road Plaza Mortgage Loan (2.3%), the non-recourse carve-out for failure to pay real estate or transfer taxes, maintain required insurance or pay insurance premiums does not apply in the event that a failure to pay such real estate taxes or insurance premiums is due solely to an insufficiency in rents to pay such obligation or funds to pay such amounts were in the applicable reserve account(s) and the master servicer failed to pay such amounts.

●

With respect to the Casa Laguna Hotel & Spa Mortgage Loan (0.7%), upon the death of one of the four individual guarantors, the deceased guarantor’s estate can request to be released from the guaranty for any acts that first occur after the release date without requiring a replacement guaranty, provided that the remaining guarantors have a net worth and liquidity of $7,500,000 and $500,000, respectively.

●

The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

●

Certain of the Mortgage Loans provide, with respect to liability for breaches of the environmental covenants in the Mortgage Loan documents, that the recourse obligations for environmental indemnification may terminate immediately (or in some cases, following a specified period, such as two years) after payment or defeasance in full of such Mortgage Loans (or in some cases, after a permitted transfer of the Mortgaged Property).

●

With respect to certain of the Mortgage Loans, the related environmental indemnity may require the making of a claim against an applicable environmental insurance policy prior to any claim being made under such environmental indemnity.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantors.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

●

With respect to the Harrison Retail Mortgaged Property (7.2%), the retail portion of the Mortgaged Property benefits from a tax abatement under Section 421-a, which is scheduled to expire in the 2021/2022 tax year. For the 2019/2020 tax year, the estimated unabated tax amount is $1,940,530 and the estimated abated tax amount owed is $1,626,690, resulting in a $313,839 tax savings. For the 2020/2021 tax year, the estimated unabated tax amount is $1,999,134 and the estimated abated tax amount owed is $1,674,316, resulting in a $324,818 tax savings, For the 2021/2022 tax year, the estimated unabated taxes owed is $2,059,508. Taxes were underwritten based on the borrower sponsor’s budgeted amount of $1,883,447. The parking garage portion of the Mortgaged Property does not benefit from a tax abatement.

●

With respect to the Kings Plaza Mortgage Loan (5.6%), a portion of the Mortgaged Property occupied by Lowe’s is subject to a 15-year Industrial & Commercial Incentive Program (“ICIP”) tax abatement that expires in the 2025/2026 tax year. Under the ICIP, taxes are payable on the underlying land and improvements, but any taxes related to increased assessments on such improvements are fully abated through tax year 2020/2021. Commencing in tax year 2021/2022, such increases are then phased in at 20% increments through the expiration of the related ICIP abatement. For the 2019/2020 tax year, abated taxes for the applicable land and improvements are approximately $643,391 (as opposed to unabated taxes of approximately $992,466). Under its related lease, Lowe’s remains directly responsible for all tax payments due on the applicable land and improvements (including in the event the ICIP abatement were no longer in effect.

●

With respect to the Kings Plaza Mortgage Loan (5.6%), the collateral includes all of the equity interests in Kings Plaza Energy LLC, an affiliate of the related borrower, and all of the equity in the borrower. Because such equity interests in Kings Plaza Energy LLC may not qualify as an interest in real property or as personal property incidental to real property for U.S. federal income tax purposes, upon a foreclosure, the REMIC regulations may restrict the issuing entity from taking title to such equity interests. Therefore, upon the occurrence of an event of default under the Mortgage Loan documents and an ensuing foreclosure with respect to the Mortgage Loan, the PSA may not permit the issuing entity to take title to such equity interests in (unless an opinion of counsel is provided indicating otherwise), but rather will require the issuing entity to either (i) pursue its remedies under the mortgage or otherwise exercise the legal remedies available to it under applicable law, or (ii) sell such equity interests and apply the proceeds toward the repayment of the Mortgage Loan. Depending on market conditions, the proceeds from the sale of such equity interests could be less than the proceeds that would be received if the special servicer had taken title to such equity interests and sold them at a later date.

●

With respect to the 510 East 14th Street Mortgage Loan (3.9%), the related Mortgaged Property is currently in the second year of a 35-year New York tax abatement program known as 421-a. The Mortgaged Property receives a 100% exemption of taxes on improvements for the first 25 years, and an exemption of 31.25% for the final 10 years. Taxes were underwritten at the current abated tax amount of $826,024 per annum.

●

With respect to the 490-504 Myrtle Avenue Mortgage Loan (3.9%), so long as each of the Mortgaged Properties and each applicable borrower are in compliance with any Regulatory Agreement between the applicable borrower and the City of New York, acting by and through its Department of Housing Preservation and Development, under the Inclusionary Housing Program, each of the Mortgaged Properties and the 504 Myrtle Avenue Property benefits from a 25-year tax abatement under the Section 421-a, et. seq., of the New York State Real Property Tax Law (the “Section 421-a”), under which the taxes are fully abated for the first 21 years of the abatement, with the exemption percentage declining annually by 20% thereafter through expiration in Year 25. With respect to the Mortgaged Properties, (a) the tax abatement commenced in July 2016 and expires in June 2041, and (b) for the tax year 2019/2020, the unabated tax amount is $580,997 and the abated tax amount owed is $66,061.84, resulting in a $514,935 tax savings. With respect to the 504 Myrtle Avenue Property, (a) the tax abatement commenced in July 2018 and expires in June 2043, and (b) for the tax year 2019/2020, the unabated tax amount is $534,067 and the abated tax amount owed is $84,741, resulting in a $449,327 tax savings. In connection with the 421-a tax abatement, rental amounts for rental tenants are capped at 1.5% for one-year leases and 2.5% for two-year leases. Taxes were underwritten at the average abated amount of (i) $710 per unit with respect to the 490 Myrtle Avenue Mortgaged Property and (ii) $593 per unit with respect to the 504 Myrtle Avenue Mortgaged Property.

●

With respect to the 65 Ainslie Mortgage Loan (3.5%), the related Mortgaged Property is currently in the ninth year of a 25-year New York tax abatement program known as 421-a. The Mortgaged Property’s increase in assessed value is receives a 100% exemption on increases in assessed value for the first 21 years, and such exemption declines by 20% per year thereafter until fully phased out. Taxes were underwritten at the estimated 10-year average abated tax amount of $28,758 per annum.

●

With respect to the 2142-2172 Nostrand Avenue Mortgage Loan (1.7%), a portion of the Mortgaged Property is subject to a 25-year Industrial & Commercial Abatement Program (“ICAP” ) that expires in the 2040/2041 tax year. Under the ICAP, taxes are payable on the underlying land and improvements, but any taxes related to increased assessments on such improvements are fully abated through tax year 2030/2031. Commencing in tax year 2031/2032, such increases are then phased in at 10% increments through the expiration of the related ICAP abatement. For the 2019/2020 tax year, abated taxes for the applicable land and improvements are approximately $72,086 (as opposed to unabated taxes of approximately $322,448). The real estate taxes for the Mortgaged Property were underwritten based on the abated tax amount.

Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Twenty-five (25) Mortgage Loans (88.6%) are interest-only until the maturity date.

Six (6) Mortgage Loans (7.5%) provide for payments of interest-only for the first 34 to 58 months following the Cut-off Date or first 36 to 60 months following the origination date of the related Mortgage Loan and thereafter provide for regularly scheduled payments of interest and principal based on an amortization period longer than the remaining term of the related Mortgage Loan until the maturity date and therefore have an expected Balloon Balance at the related maturity date.

Two (2) Mortgage Loans (3.8%) (excluding interest-only and partial interest-only Mortgage Loans) provide for payments of interest and principal until the related maturity date and then have an expected Balloon Balance at the maturity date.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) and grace periods that occur as described in the following table:

Overview of Due Dates

Due Date	Default Grace Period Days	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
6	0	19	$ 474,795,000	52.8%
1	0	10	291,059,873	32.4
5	0	1	60,000,000	6.7
8	0	1	45,000,000	5.0
1	5	1	14,137,000	1.6
1	3 (once per year)	1	14,105,000	1.6
Total		33	$ 899,096,873	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. A grace period does not apply to a maturity date. See Annex A-1  for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of defeasance or prepayment lockout provisions and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally (except in some cases as relates to a prepayment in connection with a casualty or condemnation) require the payment of a yield maintenance charge or a prepayment premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 3 to 7 payments) up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis. Additionally, certain Mortgage Loans may provide that, with respect to a Mortgaged Property that did not comply with the then-current applicable zoning rules and regulations as of the date of the origination of such Mortgage Loan, in the event the related borrower is unable to obtain a variance that permits the continuation of the nonconformance(s) and/or the restoration thereof, as applicable, due to casualty, governmental action and/or any other reason, the related borrower will be required to partially prepay the Mortgage Loan in order to meet certain loan-to-value ratio and/or debt service coverage ratio requirements, if applicable, which partial prepayment may occur during a lockout period and without payment of any yield maintenance charge or prepayment premium. See “—Assessment of Property Value and Condition”. For example:

●

With respect to the West Road Plaza Mortgage Loan (2.3%), there is a proposed road widening project for a road adjacent to the Mortgaged Property. Based upon the preliminary plans, a portion of the Mortgaged Property would be taken by the Texas Department of Transportation in connection with the road widening. The lender will be permitted to use any condemnation proceeds to pay down the Mortgage Loan. If such condemnation proceeds are in an amount greater than 25% of the outstanding principal balance of the Mortgage Loan, the borrower will have the right to prepay the entire balance of the Mortgage Loan without any prepayment premium. See “Risk Factors—Risks Relating to the Mortgage Loans—Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates”.

With respect to certain of the Mortgage Loans that permit the borrower to voluntarily prepay such Mortgage Loan with payment of a prepayment premium or yield maintenance charge, the yield maintenance charge will generally, subject to variations, be equal to the greater of (i) a specified percentage of the amount being prepaid or (ii) the present value as of the prepayment date, of the remaining scheduled payments of principal and interest from the prepayment date through the maturity date or the commencement of the related open period, as applicable, determined by discounting such payments at the Discount Rate or Reinvestment Yield (or as otherwise stated in the related Mortgage Loan documents), less the amount of principal being prepaid; provided that in no event may the aggregate rate being used to discount any such payment ever exceed the applicable interest rate under the Mortgage Loan.

With respect to certain other Mortgage Loans that permit the borrower to voluntarily prepay the Mortgage Loan with the payment of a prepayment premium or a yield maintenance charge, the yield maintenance charge will generally, subject to certain variations, be an amount (in some cases not less than 1% of the amount prepaid) equal to the present value of a series of payments, each equal to the Interest Payment Differential as of the date of prepayment and payable on each scheduled due date over the remaining original term of the prepaid Mortgage Loan through and including the stated maturity date or the commencement of the open period, as applicable, discounted at a rate that, when compounded monthly, is equivalent to the Reinvestment Yield when compounded semi-annually.

“Discount Rate” generally means the yield on a U.S. Treasury security that has the most closely corresponding maturity date to the maturity date or the commencement of the related open period, as applicable, or, the remaining weighted average life of the Mortgage Loan, plus an additional fixed percentage, as applicable, of the Mortgage Loan.

“Reinvestment Yield” will generally equal, depending on the Mortgage Loan, either: (a) the yield calculated by the lender by the linear interpolation of the yields, “as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities” for the week ending prior to the date on which prepayment is made, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the loan maturity date or the day that is the first day of the open period, as applicable; or (b) the lesser of (i) the yield on the U.S. Obligations with the same maturity date as the stated maturity date or date preceding the commencement of the open period, as applicable, of the prepaid Mortgage Loan or, if no such U.S. Obligations issue is available, then the interpolated yield on the two U.S. Obligations issues (primary issues) with maturity dates (one prior to and one following) that are closest to the stated maturity date or the date preceding the commencement of the open period, as applicable, of the prepaid Mortgage Loan or (ii) the yield on the U.S. Obligations with a term equal to the remaining average life of the prepaid Mortgage Loan or, if no such U.S. Obligations are available, then the interpolated yield on the two U.S. Obligations issues (primary issues) with terms (one prior to and one following) that are closest to the remaining average life of the prepaid Mortgage Loan with each such yield being based on the bid price for such issue as published in The Wall Street Journal on the date that is 14 days prior to the date of prepayment set forth in borrower’s notice of repayment (or, if such bid price is not published on that date, the next preceding date on which such bid price is so published) and converted to a monthly compounded nominal yield.

“U.S. Obligations” generally means securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, not subject to prepayment, call or early redemption, (2) other non-callable “government securities” as defined in Treasury regulations Section 1.860G-2(a)(8)(ii), or (3) such other instruments as set forth in the related Mortgage Loan documents.

The term “Interest Payment Differential” will generally equal (i) the positive difference, if any, of the related mortgage interest rate minus the Reinvestment Yield as of the date of prepayment, divided by (ii) 12, and multiplied by (iii) the outstanding principal balance (or the portion thereof being prepaid) of the prepaid Mortgage Loan on the date of prepayment, provided that the Interest Payment Differential will never be less than zero.

Notwithstanding the foregoing, yield maintenance charges payable (if at all) in connection with an involuntary prepayment (such as a prepayment resulting from a liquidation following a default) may be calculated in a manner that varies from those described above.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Partial Releases” below.

Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●

will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●

if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and A-3 for more information on reserves relating to the five largest tenants with respect to each Mortgage Loan.

Voluntary Prepayments.

Six (6) Mortgage Loans (23.2%) permit the related borrower, after a lockout period of 24 to 36 payments following the origination date, to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1%, as applicable, of the prepaid amount if such prepayment occurs prior to the related open prepayment period.

With respect to four (4) Mortgage Loans (17.1%) (the “YM/Defeasance Loans”), the related Mortgage Loan documents permit the related borrower (i) to substitute U.S. government securities as collateral and obtain a release of the related Mortgaged Property after a lockout period of at least two years from the Closing Date and prior to the open prepayment period, or (ii) prepay the Mortgage Loan in whole or in part with the payment of the greater of a yield maintenance charge and a prepayment premium of 0.5% or 1% of the prepaid amount, as applicable, during a prepayment period beginning in the months between 0 and 26 months, as applicable, following the origination date of the respective Mortgage Loan, and prior to the open prepayment period.

The Mortgage Loans that permit voluntary prepayment with yield maintenance have the following lock-out period as calculated from the Cut-off Date and as indicated in the following table:

Mortgage Loan(1)	Cut-off Date Principal Balance	% of Initial Outstanding Pool Balance	Lock-Out Period (payments from Cut-off Date)
Bellagio Hotel and Casino	$ 60,000,000	6.7%	0
Kings Plaza	$ 50,000,000	5.6%	24
3500 Lacey	$ 50,000,000	5.6%	23
FedEx Redmond	$ 45,140,000	5.0%	24
560 Mission Street	$ 45,000,000	5.0%	24
510 East 14th Street	$ 35,000,000	3.9%	0
1019 Market	$ 33,500,000	3.7%	24
Sunset Grove Shopping Center	$ 23,350,000	2.6%	24
Creekside	$ 14,137,000	1.6%	23
Casa Laguna Hotel & Spa	$ 6,500,000	0.7%	34

The Mortgage Loans generally permit voluntary prepayment without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	% of Initial Pool Balance
3	7	18.0%
4	14	33.5
5	7	25.2
6	1	1.6
7	4	21.7
Total	33	100.0%

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than, or other than, a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to other existing equity holders or to specified persons or persons satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers or borrowers that are Delaware statutory trusts, transfers to new tenant-in-common borrowers or new beneficiaries of the Delaware statutory trust, as applicable. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●

the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property and/or a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●

the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

●	Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance; Collateral Substitution

The terms of 23 Mortgage Loans (59.7%) (the “Defeasance Loans”) permit the applicable borrower at any time (provided that no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date.

As described under “—Voluntary Prepayments” above, 4 of the Mortgage Loans (17.1%) are YM/Defeasance Loans.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940) or other instruments that otherwise satisfy REMIC requirements for defeasance collateral, that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including or together with, as applicable, a balloon payment due at maturity or at the open prepayment date, as applicable, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment, a partial substitution, or for no consideration in the case of parcels that are vacant, non-income producing or were not taken into account in the underwriting of the Mortgage Loan, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

●

With respect to the Kings Plaza Mortgage Loan (5.6%), the borrowers have the right to transfer and obtain the release all or a portion of the parking garage at the Mortgaged Property (such portion of the parking garage, the “Parking Release Parcel”) provided that, among other things: (i) no event of default has occurred and is continuing under the Mortgage Loan documents, (ii) the borrowers have delivered not less than 30 days’ prior written notice, (iii) the borrowers pay to the lender a processing fee in the amount of $15,000 and any additional reasonable costs and expenses incurred by the proposed transfer or release of the Parking Release Parcel, (iv) the net revenue generated by parking operations at the Mortgaged Property is not diminished by more than a de minimis amount as a result of the release of the Parking Release Parcel, (v) the remaining Mortgaged Property constitutes a separate tax lot, (vi) the number of parking spaces at the Mortgaged Property is not reduced to a number below the number of parking spaces required to satisfy zoning requirements, (vii) following such release, the loan-to-value-ratio (as determined by the lender in its sole discretion using only the portion of the remaining Mortgaged Property which constitutes acceptable real estate collateral under the Code for a REMIC Trust) is equal to or less than 125% or the lender receives a REMIC opinion, (viii) the development of the Parking Release Parcel is restricted for a non-retail use; provided, however, up to 10% of the gross leasable area may be used for retail purposes; provided, further, that none of the borrowers or the related guarantor may cause or solicit any existing retail tenant at the Mortgaged Property to lease space at the Parking Release Parcel.

●

With respect to the Starwood Industrial Portfolio Mortgage Loan (5.0%), after the earlier of (i) the end of the two-year period commencing on the closing date of the securitization of the last promissory note representing a portion of such Mortgage Loan to be securitized and (ii) November 26, 2022, and provided that no event of default under the related Mortgage Loan documents exists, the borrower has the right to obtain the release of any of the individual related Mortgaged Properties (each such property, a “Starwood Released Property”), provided certain conditions are satisfied, including (1) the sale of such Starwood Released Property is pursuant to an arm’s-length agreement to a third party not affiliated with any related borrower, (2) payment of a release price equal to (A) for releases with respect to the first 20% of the outstanding principal balance of the related Whole Loan, 105% of the related allocated loan amount for the related Starwood Released Property and (B) for all releases thereafter, 110% of the allocated loan amount for the related Released Property, provided that, if in connection with any release, the related Starwood Released Property straddles one or more release price ranges, the actual release price for such related Starwood Released Property will be the pro rata average of the applicable release price ranges, (3) payment, if applicable, of a prepayment premium equal to the greater of 1% of the applicable release price of the Mortgage Loan and a yield maintenance amount, (4) the aggregate debt yield of the Mortgage Loan after giving effect to the release is no less than the greater of (x) 7.77% and (y) the aggregate debt yield immediately prior to the release, so long as such aggregate debt yield is not greater than 8.45%, and (5) satisfaction of REMIC-related requirements.

●

With respect to the 650 Madison Avenue Mortgage Loan (5.0%), provided that no event of default is continuing under the related Mortgage Loan documents (other than an event of default that would be cured by a partial defeasance and the associated release), at any time after the earlier of (a) November 26, 2022 and (b) the date that is two years after the closing date of the securitization that includes the last note to be securitized, and provided that a Condominium Conversion has occurred, the borrower may deliver defeasance collateral and obtain release of one or more individual Condominium Units provided that, among other conditions, (i) the defeasance collateral is in an amount equal to or greater than 125% of the allocated loan amount for the individual Condominium Unit(s) being released, (ii) loan-to-value ratio with respect to the Condominium Units remaining subject to the lien of the mortgage after such partial defeasance is equal to or less than 67%, (iii) the debt yield with respect to the remaining Condominium Units for the four calendar quarters then most recently ended, recalculated to include only income and expense attributable to the portion of the Mortgaged Property that continues to be subject to the liens of the Mortgage Loan documents after the contemplated release and to exclude the interest expense on the aggregate amount defeased, is not less than the greater of (x) 7.3% and (y) the lesser of (a) the debt yield immediately prior to such release, and (b) 9.125%, (iv) the borrower delivers a REMIC opinion, and (v) if requested by lender, the borrower delivers a rating agency confirmation. See “—Mortgage Pool Characteristics—Condominium and Other Shared Interests” above.

●

With respect to the West Road Plaza Mortgage Loan (2.3%), if the lender gives the borrower written notice within 30 days of the occurrence of the earlier to occur of (x) the date tenant Fry’s Electronics gives notice of its intent to raze the improvements demised under the Fry’s lease and (y) the date that Fry’s commences to raze the improvements (an “Adverse Fry’s Event”), the borrower will be required to obtain the release of the portion of the Mortgaged Property constituting the premises leased to Fry’s (the “Fry’s Parcel”) from the lien of the related mortgage and the other related Mortgage Loan documents within 120 days following receipt of such notice, upon satisfaction of conditions that include, among others: (i) no event of default is continuing under the related Mortgage Loan documents, (ii) if such Adverse Fry’s Event occurs (x) prior to March 6, 2022, the borrower pays to the lender an amount of principal equal to $3,938,070 (the “Fry’s Allocated Amount”) and the Fry’s Parcel prepayment fee applicable to the Fry’s Allocated Amount as of the date of such partial prepayment, and accrued and unpaid interest on such principal being so prepaid or (y) after March 6, 2022, the borrower defeases an amount of principal equal to 125% of the Fry’s Allocated Amount (the “Fry’s Parcel Release Amount”) and satisfies all requirement for a defeasance under the relevant Mortgage Loan documents with respect to such partial defeasance (including payment of accrued but unpaid interest on such principal being so prepaid), (iii) the conveyance of the Fry’s Parcel does not adversely affect the use or operation of, or access to or from, the portion of the Mortgaged Property continuing to be subject to the lien of the Mortgage Loan documents after such release (the “Remaining Property”), or cause any portion of the Remaining Property to be in violation of any legal requirements, and the borrower will complies with any REMIC or other tax requirements and if the lender determines that the loan-to-value ratio of the Remaining Property is greater than 125%, pay down the principal balance of the Mortgage Loan such that the ratio is less than 125%, (iv) the Fry’s Parcel and the Remaining Property constitute separate and distinct tax lots, and (v) borrower delivers various title insurance, legal opinion and documentary items and effects necessary recordations. The borrower will reimburse the lender and the related servicer for their out-of-pocket costs and expenses, pay all fees, charges, taxes and other expenses in connection with the recordations and a pay fee to the servicer in connection therewith.

●

With respect to the Creekside Mortgage Loan (1.6%), provided that no event of default is continuing under the related Mortgage Loan documents, the borrower may obtain the release of an individual parcel comprising a portion of the Mortgaged Property (the “Creekside Parcel”) upon the satisfaction of certain conditions set forth in the Mortgage Loan documents, including, among other conditions, the following: (a) the borrower either (i) prepays a portion of the Mortgage Loan in an amount equal to the 125% of the allocated loan amount for the individual Mortgaged Property together with the applicable yield maintenance premium and all other amounts due under the Mortgage Loan documents, or (ii) effectuate a partial defeasance of the Mortgage Loan in an amount equal to the principal amount of the note having a principal balance equal to the defeased portion of the original note and a maturity date equal to the maturity date of the Mortgage Loan for the applicable Creekside Parcel as well as pay the remainder of the defeasance deposit for such partial defeasance event to the lender; and (b) after giving effect to the partial release, (i) the debt service coverage ratio with respect to the remaining Mortgaged Property is no less than the greater of (A) 3.39x, and (B) the debt service coverage ratio for all of the Mortgaged Property (including the Creekside Parcel) immediately preceding the release of the Individual Parcel based on the trailing three-month period immediately preceding the release; (ii) the debt yield for the remainder of the remaining Mortgaged Property based on the trailing three month period immediately preceding the release of the applicable Individual Parcel is equal to or greater than the greater of (i) 12.2%, and (ii) the debt yield for the Mortgaged Property (including the Creekside Parcel) immediately preceding the release of the Creekside Parcel based on the trailing three month period immediately preceding the release; (iii) the lender has determined that the loan-to-value ratio for the remainder of the Mortgaged Property does not exceed 64.9%.

●

With respect to Giant Anchored Portfolio Mortgage Loan (1.1%), provided that no event of default is continuing under the related Mortgage Loan documents, at any time after the earlier of (a) November 19, 2022, and (b) the date that is two years after the closing date of the securitization that includes the last note to be securitized, the borrower may either deliver defeasance collateral or partially prepay the Mortgage Loan and obtain release of one or more individual Mortgaged Properties, in each case, provided that, among other conditions, (i) the defeasance collateral or partial prepayment, as applicable, is in an amount equal to the greater of (a) 120% of the allocated loan amount for the individual Mortgaged Property, and (b) 100% of the net sales proceeds applicable to such individual Mortgaged Property, (ii) the borrower delivers a REMIC opinion, (iii) the borrower delivers (in the case of a partial prepayment, if requested by the lender) a rating agency confirmation, (iv) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties is equal to or greater than the greater of (a) 1.50x, and (b) the debt service coverage ratio for all of the Mortgaged Properties as of the date of notice of the partial release or the consummation of the partial release, as applicable, (v) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties is no greater than the lesser of (a) 75.0% and (b) the loan-to-value ratio for all of the Mortgaged Properties as of the date of notice of the partial release or the consummation of the partial release, as applicable, and (vi) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties is equal to or greater than the greater of (a) 8.5%, and (b) the debt yield for all of the Mortgaged Properties as of the date of notice of the partial release or the consummation of the partial release, as applicable.

●

With respect to the Monster Storage Portfolio Mortgage Loan Mortgage Loan (0.8%), provided that no event of default is continuing under the related Mortgage Loan documents, at any time after the earlier of (a) December 18, 2023, and (b) the date that is two years after the closing date of the securitization, the borrower may either deliver defeasance collateral and obtain release of an individual Mortgaged Property, provided that, among other conditions, (i) the defeasance collateral is in an amount equal to the greater of (a) 115% of the allocated loan amount for the individual Mortgaged Property, and (b) 100% of the net sales proceeds applicable to such individual Mortgaged Property, (ii) the borrower delivers a REMIC opinion, (iii) the borrower delivers a rating agency confirmation, (iv) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the debt yield with respect to the remaining Mortgaged Property is no less than the greater of (a) 8.2%, and (b) the debt yield for all of the Mortgaged Properties as of the date of notice of the partial release or the consummation of the partial release, as applicable, (v) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Property is no less than the greater of (a) 1.41x, and (b) the debt service coverage ratio for all of the Mortgaged Properties as of the date of notice of the partial release or the consummation of the partial release, as applicable, and (vi) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Property is no greater than the lesser of (a) 67.3% and (b) the loan-to-value ratio for all of the Mortgaged Properties as of the date of notice of the partial release or the consummation of the partial release, as applicable.

●

With respect to the MS & MO Storage Portfolio Mortgage Loan (0.5%), provided that no event of default is continuing under the related Mortgage Loan documents, at any time after the earlier of (a) December 6, 2023 and (b) the date that is two years after the closing date of the securitization, the borrower may either deliver defeasance collateral and obtain release of an individual Mortgaged Property, provided that, among other conditions, (i) the defeasance collateral is in an amount equal to the greater of (a) 115% of the allocated loan amount for the individual Mortgaged Property, and (b) 100% of the net sales proceeds applicable to such individual Mortgaged Property, (ii) the borrower delivers a REMIC opinion, (iii) the borrower delivers a rating agency confirmation, (iv) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the 9.14%, and (b) the debt yield for all of the Mortgaged Properties as of the date of notice of the partial release or the consummation of the partial release, as applicable, (v) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Property is no less than the greater of (a) 1.57x, and (b) the debt service coverage ratio for all of the Mortgaged Properties as of the date of notice of the partial release or the consummation of the partial release, as applicable, and (vi) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Property is no greater than the lesser of (a) 72.1% and (b) the loan-to-value ratio for all of the Mortgaged Properties as of the date of notice of the partial release or the consummation of the partial release, as applicable.

Furthermore, some of the Mortgage Loans, including, without limitation, the Middleton Net Lease Portfolio Mortgage Loan (4.7%) permit the release or substitution of specified parcels of real estate, improvements and/or development rights that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

Eleven (11) Mortgage Loans (44.1%), secured by properties with commercial tenants, provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, industrial and mixed use properties only.

Eighteen (18) Mortgage Loans (38.0%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Eighteen (18) Mortgage Loans (37.4%) provide for monthly or upfront escrows for ongoing replacements or capital repairs.

Fourteen (14) Mortgage Loans (25.1%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Four (4) Mortgage Loans (6.1%) provide for upfront reserves for immediate repairs.

One (1) Mortgage Loan (0.9%) provides for periodic monthly seasonality escrows.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit or deliver a guaranty in lieu of maintaining cash reserves, and any such guaranty may be subject to a cap. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

Mortgaged Property Accounts

Lockbox Accounts. The Mortgage Loans documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the manner in which tenant rent is transferred to a lockbox account, in some cases, only upon the occurrence of a trigger event:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Approx. % of Initial Pool Balance
Hard	19	73.1%
Springing Hard	12	18.9
Soft	1	4.0
Soft (Residential) / Hard (Retail)	1	3.9
Total	33	100.0%

The lockbox accounts will not be assets of the issuing entity. See “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions” or Annex A-1 for a description of lockbox and cash management accounts.

Exceptions to Underwriting Guidelines

The Mortgage Loans to be contributed by GACC were originated in accordance with the underwriting standards of DBNY, or DBRI as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes”.

The Mortgage Loans to be contributed by JPMCB were originated in accordance with JPMCB’s underwriting standards as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”.

The Mortgage Loans to be contributed by CREFI were originated in accordance with CREFI’s underwriting standards as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●

any borrower that is not required pursuant to the terms of the applicable Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●

the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●

although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of passive equity interests (such as limited partnership or non-managing membership equity interests) in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●

certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of a related Companion Loan holder, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgages generally permit, subject to certain limitations, the pledge of less than a controlling portion of the equity interests in a borrower or a pledge of passive equity interests (such as limited partnership or non-managing membership equity interests) in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio, and in some cases mezzanine debt is already in place. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Mezzanine Debt Cut-off Date Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance	Cut-off Date Mortgage Loan LTV Ratio(2)	Cut-off Date Total Debt LTV Ratio(1)	Cut-off Date Mortgage Loan Underwritten NCF DSCR(2)	Cut-off Date Total Debt Underwritten NCF DSCR(1)
Kings Plaza	$50,000,000	$53,000,000	$437,000,000	N/A	$540,000,000	54.1%	60.0%	3.07x	1.73x
510 East 14th Street	$35,000,000	$75,000,000	$50,000,000	N/A	$160,000,000	29.5%	55.6%	3.62x	1.36x
490-504 Myrtle Avenue	$35,000,000	$20,000,000	$50,000,000	N/A	$105,000,000	60.2%	74.3%	1.92x	1.28x

(1)	Calculated including any related Pari Passu Companion Loan, subordinate companion loan and mezzanine debt.

(2)	Calculated including any related Pari Passu Companion Loan and excluding subordinate companion loan and any mezzanine debt.

In each case, the mezzanine indebtedness is coterminous with the related Mortgage Loan.

The mezzanine loans related to the Kings Plaza (5.6%), 510 East 14th Street (3.9%) and 490-504 Myrtle Avenue (3.9%) Mortgage Loans identified in the table above are each subject to an intercreditor agreement between the holder(s) of the related mezzanine loan(s) and the related lender under the related Mortgage Loan that sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan(s). Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan(s) are subordinate after an event of default under the related Mortgage Loan (taking into account the cure rights of the mezzanine lender(s)), and in certain cases, only after the mezzanine lender(s) receive notice of such event of default) to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the Mortgaged Property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees in respect of which the related mortgage lender does not own a corresponding claim or right), (b) so long as there is no event of default under the related Mortgage Loan, (taking into account the cure rights of the mezzanine lender(s)), the related mezzanine lender(s) may accept payments on and prepayments of the related mezzanine loan(s) prior to the prepayment in full of the Mortgage Loan, provided that such prepayment is from a source of funds other than the respective Mortgaged Property (unless such funds are derived from excess cash), (c) the related mezzanine lender(s) will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender(s) may amend or modify the related mezzanine loan(s) in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the consent of the mezzanine lender(s) to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents and upon compliance with the terms and conditions in the applicable intercreditor agreement, the related mezzanine lender(s) may foreclose upon the pledged equity interests in the related Mortgage Loan borrower or, if applicable, the related senior mezzanine loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower or, if applicable, the related senior mezzanine loan borrower, and a change in the management of the related Mortgaged Properties and (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary default (or, in some cases, a non-monetary default) occurs and continues for a specified period of time under the related Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender(s) has or have, as applicable, the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued and unpaid interest and other amounts due thereon, plus any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations, any Liquidation Fees, Workout Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, spread maintenance charges payable in connection with a prepayment or yield maintenance charges, liquidated damages and prepayment premiums.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following table, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following table and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum DSCR	Combined Minimum Debt Yield	Intercreditor Agreement Required
Bellagio Hotel and Casino	$60,000,000	72.00%	4.24x	N/A	Yes
560 Mission Street(1)	$45,000,000	60.00%	2.00x	8.00%	Yes
1633 Broadway(2)	$45,000,000	52.08%	3.08x	9.35%	Yes
Northpoint Business Plaza	$7,395,000	59.64%	1.90x	10.50%	Yes
Casa Laguna Hotel & Spa	$6,500,000	57.00%	1.96x	11.15%	Yes

(1)

The mezzanine loan principal amount may not exceed $180,000,000. The mezzanine loan interest rate may be either fixed or a hedged floating rate that results in an aggregate debt service coverage ratio of not less than 2.00x.

(2)

The mezzanine loan may bear a floating rate of interest (subject to an interest rate cap agreement “with a reasonable strike price”). The mezzanine loan may alternately take the form of debt-like preferred equity.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement and may include rights substantially similar to the cure and repurchase rights described above. Other than in the case of the Bellagio Hotel and Casino Mortgage Loan, the intercreditor agreement required to be entered into in connection with any future mezzanine loan or the incurrence of the future mezzanine loan will be subject to receipt of a Rating Agency Confirmation. The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

Some of the Mortgage Loans do not prohibit affiliates of the related borrower from pledging their indirect ownership interests in the borrower in connection with pledges to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents may: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by at least a certain number of assets other than such ownership interests in the related borrower.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Preferred Equity

Preferred equity structures would permit one or more special limited partners or members to receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak and/or result in potential changes in the management of the related Mortgaged Property in the event the preferred return is not satisfied.

With respect to the 3500 Lacey Mortgage Loan (5.6%), MEPT 3500 Lacey Road LLC (the “3500 Lacey PE Member”), as a member of the sole member of the borrower (the “3500 Lacey JV”), made a preferred equity contribution in the amount of $33,000,000 to 3500 Lacey JV. Under the related limited liability company agreement (the “3500 Lacey LLC Agreement”) between the 3500 Lacey PE Member and the 3500 Lacey JV’s managing member, which is managed by Kore Investments LLC, the sole managing member owned by the non-recourse carveout guarantor of the Mortgage Loan (the “3500 Lacey Managing Member”), the 3500 Lacey PE Member is entitled to: (a) a quarterly preferred return payment from the net cash flow from operation of the Mortgaged Property (after payment of all operating expenses of the 3500 Lacey JV and of the 3500 Lacey Property) in an amount equal to 10.0% per annum, calculated on 3500 PE Member’s unreturned capital contributions, for the first 36 months from the effective date of the 3500 Lacey LLC Agreement and 12.0% per annum, calculated on 3500 PE Member’s unreturned capital contributions, thereafter (the “Preferred Return”); and (b) in the event of any sale, disposition, financing, refinancing, casualty or condemnation with respect to the Mortgaged Property (each such event, a “3500 Lacey Capital Event”), the net proceeds resulting from such 3500 Lacey Capital Event (after payment of all expenses related to the capital event) in an amount equal to any unpaid Preferred Return and the amount of unreturned Preferred Equity Contribution. Except as described herein, 3500 Lacey PE Member is not entitled to the return of any of its capital contributions or the Preferred Return, and any unrepaid capital contributions or Preferred Return will not be a liability of 3500 Lacey JV. However, the failure to pay the Preferred Return would result in a “Triggering Event” under the 3500 Lacey JV, which entitles 3500 Lacey PE Member to (i) cause a sale of the 3500 Lacey Property subject to the terms of the Mortgage Loan documents provided that the proceeds are sufficient to pay off the Mortgage Loan (including any prepayment premium or enhanced prepayment premium), or (ii) remove 3500 Lacey Managing Member as the managing member.

With respect to the 1633 Broadway Mortgage Loan (5.0%), the borrower is permitted to incur additional debt in the form of debt-like preferred equity. See “—Mezzanine Indebtedness” above.

With respect to the Giant Anchored Portfolio Mortgage Loan (1.1%), Peaceable Preferred Investor XXIV (PA) LLC (the “Giant Anchored Portfolio Preferred Equity Holder”), has made a $20,200,000 preferred equity investment in the related borrower, which (inclusive of an additional $800,000 investment to be made by the Giant Anchored Portfolio Preferred Equity Holder for capital contributions) equates to an indirect 58.3% preferred equity interest in the related borrower. The preferred equity return is required to be paid currently on a quarterly basis (and it is a default under the operating agreement of the related borrower’s sole member (the “Holdco Organizational Agreement”) if payments are not made currently). However, in the event that property revenue less property expenses (including debt service) is insufficient to make a payment of the quarterly current preferred return, such failure to make the payment of the quarterly current preferred return will not be a default under the Holdco Organizational Agreement and any such unpaid quarterly current preferred return will accrue and will be deemed added to the preferred equity investment, such that quarterly current preferred return will be payable upon such accrued and unpaid amounts. The Holdco Organizational Agreement contains certain rights of the Giant Anchored Portfolio Preferred Equity Holder upon certain events, including a material default by RW/VP 7 SC Venture LLC, the managing member under the Holdco Organizational Agreement (“Managing Member”), bankruptcy of a related borrower or Managing Member, or the making of certain major decisions without the Giant Anchored Portfolio Preferred Equity Holder’s consent (if such consent is required pursuant to Holdco Organizational Agreement). Such rights include the removal of the Managing Member, provided that the Giant Anchored Portfolio Preferred Equity Holder either obtains the release by lender of the Guarantor from liability under the guaranty and environmental indemnity for matters arising thereafter or offers lender an affiliate having a net worth of at least $18.0 million and liquidity of at least $3.5 million as a replacement guarantor. The major decisions requiring the Giant Anchored Portfolio Preferred Equity Holder’s consent include any sale or financing (other than the loan), expenditures by the Managing Member or a borrower in excess of specified budgeted amounts, requiring additional capital contributions, and leasing outside of approved parameters. The Holdco Organizational Agreement permits any member to exercise buy-sell rights after December 31, 2023, in which event the Giant Anchored Portfolio Preferred Equity Holder could control the borrower. Additionally, the Giant Anchored Portfolio Preferred Equity Holder has the right to transfer its interest subject to lender’s consent if required by the Giant Anchored Portfolio Loan documents.

Other Secured Indebtedness

With respect to Kings Plaza Mortgage Loan (5.6%), the borrowers are permitted to incur a “Property-Assessed Clean Energy loan” (the “PACE Loan”), for an amount not to exceed $10,000,000, provided that such PACE Loan is (i) incurred for improvements to the Mortgaged Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, (ii) repaid through multi-year tax assessments against the Mortgaged Property, and (iii) on terms and conditions reasonably acceptable to the lender, which may include, at the lender’s sole discretion, the delivery of a rating agency confirmation.

Other Unsecured Indebtedness

With respect to the 1019 Market Mortgage Loan (3.7%), the borrower has incurred an unsecured loan (the “1019 Market Subordinate Loan”) from an affiliate, DWS Grundbesitz GmbH, a German capital investment company and the non-recourse carveout guarantor under the Mortgage Loan (“1019 Market Guarantor”), in the maximum amount of $16,750,000, with an interest rate of 9.0% per annum and matures on January 1, 2030. The 1019 Market Guarantor has provided for the benefit of the lender a subordination and standstill agreement, subordinating, among other things, the right of payment under the 1019 Market Subordinate Loan documents to the Mortgage Loan.

Certain Mortgage Loans also permit the borrower’s parent to pledge direct or indirect ownership interests in the borrower in connection with corporate financing arrangements, provided that such financing is also secured by a significant number of assets other than such ownership interests in the borrower.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as “Bellagio Hotel and Casino”, “Kings Plaza”, “3500 Lacey”, “560 Mission Street”, “1633 Broadway”, “Starwood Industrial Portfolio”, “650 Madison Avenue”, “181 West Madison”, “510 East 14th Street”, “490-504 Myrtle Avenue and “Giant Anchored Portfolio” securing 51.5% of the Initial Pool Balance is part of the related Whole Loan consisting of the Mortgage Loan and the related Pari Passu Companion Loan(s) and, in certain cases, the related Subordinate Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder(s) of the related Companion Loan(s) (each, a “Companion Loan Holder”) are generally governed by an intercreditor agreement or co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and related Companion Loans are cross-collateralized and cross-defaulted.

Set forth in the following chart with respect to each Whole Loan is certain information regarding Mortgage Loans, any Pari Passu Companion Loan(s) and any Subordinate Companion Loan(s), including the identity of the current or anticipated holder of the controlling and non-controlling Mortgage Notes and the Cut-off Date Balance of each such Mortgage Loan and any related Companion Loan(s), which may be shown in the aggregate where the same holder holds more than one Mortgage Note.

Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Servicing Status	Note(s)	Original Balance ($)	Cut-off Date Balance ($)	Current or Anticipated Holder of Note(s)(1)	Control Note (Yes/No)
Bellagio Hotel and Casino	Non-Serviced	A-1-C1	$100,000,000	$100,000,000	BANK 2020-BNK25	No
		A-2-C1	60,000,000	60,000,000	GSMS 2020-GC45	No
		A-1-S1, A-1-S2, A-2-S1, A-2-S2, A-3-S1, A-3-S2	716,000,000	716,000,000	BX 2019-OC11	Yes
		A-2-C2, A-3-C2	60,000,000	60,000,000	Benchmark 2020-B16	No
		A-1-RL, A-2-RL, A-3-RL	360,200,000	360,200,000	Third party purchaser	No
		A-1-C2, A-1-C3, A-1-C4, A-1-C5	200,000,000	200,000,000	Morgan Stanley Bank, N.A.	No
		A-2-C3	60,000,000	60,000,000	CREFI	No
		A-3-C1, A-3-C5, A-3-C6	76,250,000	76,250,000	JPMCB	No
		A-3-C3, A-3-C4	43,750,000	43,750,000	Société Générale Financial Corporation	No
		Total Senior Notes	$1,676,200,000	$1,676,200,000
		B-1-S, B-2-S, B-3-S, C-1-S, C-2-S, C-3-S	$1,194,000,000	$1,194,000,000	BX 2019-OC11	No
		B-1-RL, B-2-RL, B-3-RL	139,800,000	139,800,000	Third party purchaser	No
		Total	$3,010,000,000	$3,010,000,000
Kings Plaza	Servicing Shift(2)	A-1-1, A-1-3, A-1-4	$121,108,108	$121,108,108	JPMCB	Yes(2)
		A-1-2	50,000,000	50,000,000	Benchmark 2020-B16	No
		A-2-1, A-2-2, A-2-3, A-2-4	157,945,946	157,945,946	Société Générale Financial Corporation	No
		A-3-1, A-3-4	75,000,000	75,000,000	BANK 2020-BNK25	No
		A-3-2, A-3-3	82,945,946	82,945,946	Wells Fargo Bank, National Association	No
		Total	$487,000,000	$487,000,000
3500 Lacey	Serviced	A-1	$50,000,000	$50,000,000	Benchmark 2020-B16	Yes
		A-2	35,800,000	35,800,000	JPMCB	No
		Total	$85,800,000	$85,800,000
560 Mission Street	Serviced	A-1	$60,000,000	$60,000,000	GSMS 2020-GC45	No
		A-1-2-A, A-1-4	45,000,000	45,000,000	Benchmark 2020-B16	Yes
		A-1-2-B, A-1-3	45,000,000	45,000,000	DBRI	No
		A-2-A	100,000,000	100,000,000	BANK 2020-BNK25	No
		A-2-B	50,000,000	50,000,000	Bank of America, N.A.	No
		Total	$300,000,000	$300,000,000
1633 Broadway	Non-Serviced	A-1-S-1, A-2-S-1, A-3-S-1, A-4-S-1	$1,000,000	$1,000,000	BWAY 2019-1633	No
		A-1-C-1, A-1-C-3, A-1-C-4, A-1-C-5, A-1-C-6, A-1-C-7	205,000,000	205,000,000	Goldman Sachs Bank USA	No(3)
		A-1-C-2, A-2-C-5	60,000,000	60,000,000	GSMS 2020-GC45	No
		A-2-C-1-A, A-2-C-2, A-2-C-3, A-2-C-4, A-2-C-6, A-2-C-7	212,500,000	212,500,000	DBRI	No
		A-2-C-1-B, A-3-C-1-B	45,000,000	45,000,000	Benchmark 2020-B16	No
		A-3-C-1-A, A-3-C-2, A-3-C-3, A-3-C-4, A-3-C-5, A-3-C-6, A-3-C-7	227,500,000	227,500,000	JPMCB	No
		A-4-C-1, A-4-C-2	100,000,000	100,000,000	BANK 2020-BNK25	No
		A-4-C-3, A-4-C-4, A-4-C-5, A-4-C-6, A-4-C-7	150,000,000	150,000,000	Wells Fargo Bank, National Association	No
		Total Senior Notes	$1,001,000,000	$1,001,000,000
		B-1, B-2, B-3, B-4	$249,000,000	$249,000,000	BWAY 2019-1633	Yes(3)
		Total	$1,250,000,000	$1,250,000,000
Starwood Industrial Portfolio	Non-Serviced	A-1, A-2-2	$60,000,000	$60,000,000	GSMS 2020-GC45	No(4)
		A-2-1, A-3-1	45,000,000	45,000,000	Benchmark 2020-B16	No
		A-3-2, A-4	39,500,000	39,500,000	DBRI
		Total Senior Notes	$144,500,000	$144,500,000
		B-1	65,527,072	65,527,072	GSMS 2020-GC45	Yes(4)
		Total	$210,027,072	$210,027,072

Mortgage Loan	Servicing Status	Note(s)	Original Balance ($)	Cut-off Date Balance ($)	Current or Anticipated Holder of Note(s)(1)	Control Note (Yes/No)
650 Madison Avenue	Non-Serviced	A-1-1	$50,000,000	$50,000,000	CGCMT 2019-C7	No(5)
		A-1-2-1	40,000,000	40,000,000	Cantor Commercial Real Estate Lending, L.P.	No
		A-1-3, A-2-1	50,000,000	50,000,000	GSMS 2020-GC45	No
		A-1-4, A-1-6	137,900,000	137,900,000	CREFI	No
		A-1-5	45,000,000	45,000,000	Benchmark 2020-B16	No
		A-2-2, A-2-3, A-2-4, A-2-5, A-2-6, A-2-7, A-2-8	116,450,000	116,450,000	Goldman Sachs Bank USA	No
		A-3-1, A-3-2, A-3-3	146,450,000	146,450,000	Barclays Real Estate Inc.	No
		A-4, A-5, A-6, A-7	1,000,000	1,000,000	MAD 2019-650M	No
		Total Senior Notes	$586,800,000	$586,800,000
		B-1, B-2, B-3, B-4	$213,200,000	$213,200,000	MAD 2019-650M	Yes(5)
		Total	$800,000,000	$800,000,000
181 West Madison	Non-Serviced	A-1	$1,000,000	$1,000,000	JPMCC 2020-LOOP	No
		A-2	43,000,000	43,000,000	Benchmark 2020-B16	No(6)
		A-3, A-4	63,900,000	63,900,000	JPMCB	No
		Total Senior Notes	$107,900,000	$107,900,000
		B-1	$132,100,000	$132,100,000	JPMCC 2020-LOOP	Yes(6)
		Total	$240,000,000	$240,000,000
510 East 14th Street	Non-Serviced	A-1-1	$35,000,000	$35,000,000	Benchmark 2020-B16	No
		A-1-2	15,000,000	15,000,000	CREFI	No
		A-2	35,000,000	35,000,000	GSMS 2020-GC45	Yes
		Total	$85,000,000	$85,000,000
490-504 Myrtle Avenue	Non-Serviced	A-1	$50,000,000	$50,000,000	CGCMT 2019-C7	Yes
		A-2	35,000,000	35,000,000	Benchmark 2020-B16	No
		Total	$85,000,000	$85,000,000
Giant Anchored Portfolio	Non-Serviced	A-1-A	$38,500,000	$38,500,000	CGCMT 2019-C7	Yes
		A-1-B	10,000,000	10,000,000	Benchmark 2020-B16	No
		A-2-A	30,000,000	30,000,000	BANK 2019-BNK24	No
		A-2-B	18,500,000	18,500,000	Wells Fargo Bank, National Association	No
		Total	$97,000,000	$97,000,000

(1)

The identification of a securitization trust means we have identified another securitization trust that has closed or as to which a preliminary prospectus (or preliminary offering circular) or final prospectus (or final offering circular) has printed that has or is expected to include the identified Mortgage Note(s).

(2)

From and after the Servicing Shift Securitization Date, the Kings Plaza Mortgage Loan will be serviced pursuant to the Servicing Shift PSA entered into in connection with the securitization of the Kings Plaza Controlling Companion Loan.

(3)

With respect to the 1633 Broadway Whole Loan, the initial Control Notes are Note B-1, Note B-2, Note B-3 and Note B-4. During the continuance of a control shift event relating to the BWAY 2019-1633 securitization transaction (i.e., when the most senior class of certificates in such transaction have been control appraised out), Note A-1-C-1 will be the controlling piece; provided, however, that the 1633 Broadway Whole Loan will continue to be serviced by the master servicer, and if necessary, the special servicer, under the BWAY 2019-1633 TSA. See “—The Non-Serviced AB Whole Loans—The 1633 Broadway Whole Loan” below.

(4)

With respect to the Starwood Industrial Portfolio Whole Loan, the initial Control Note is Note B-1. During the continuance of a Starwood Industrial Portfolio Control Appraisal Period, Note A-2-1 will be the Control Note; provided, however, that the Starwood Industrial Portfolio Whole Loan will continue to be serviced by the master servicer and, if necessary, the special servicer, under the GSMS 2020-GC45 PSA. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Starwood Industrial Portfolio Whole Loan”.

(5)

With respect to the 650 Madison Avenue Whole Loan, the initial Control Note is Note B-1. During the continuance of a 650 Madison Avenue Control Appraisal Period, Note A-1-1 will be the Control Note; provided, however, that the 650 Madison Avenue Whole Loan will continue to be serviced by the master servicer, and if necessary, the special servicer, under the MAD 2019-650M TSA. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 650 Madison Avenue Whole Loan”.

(6)

With respect to the 181 West Madison Whole Loan, the initial Control Note is Note B-1. During the continuance of a trust loan control event relating to the JPMCC 2020-LOOP securitization transaction (i.e., when the class G certificates in such transaction have been control appraised out, but the class C certificates in such transaction have not been control appraised out), a specified percentage the certificateholders of such transaction will be entitled to exercise the rights of the Control Note to replace the special servicer (but no certificateholder will have any other rights of the Control Note). During the control shift event relating to the JPMCC 2020-LOOP securitization transaction (i.e., when the class C certificates in such transaction have been control appraised out), Note A-2 will be the Control Note; provided, however, that the 181 West Madison Whole Loan will continue to be serviced by the master servicer, and if necessary, the special servicer, under the JPMCC 2020-LOOP TSA. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 181 West Madison Whole Loan”.

“AB Whole Loan” means any Whole Loan comprised of a Mortgage Loan, a Subordinate Companion Loan and, in certain cases, one or more Pari Passu Companion Loans. The Bellagio Hotel and Casino Whole Loan, the 1633 Broadway Whole Loan, the Starwood Industrial Portfolio Whole Loan, the 650 Madison Avenue Whole Loan and the 181 West Madison Whole Loan are the only AB Whole Loans related to the issuing entity.

“BWAY 2019-1633 TSA” means the trust and servicing agreement governing the servicing of the 1633 Broadway Whole Loan.

“BX 2019-OC11 TSA” means the trust and servicing agreement governing the servicing of the Bellagio Hotel and Casino Whole Loan.

“CGCMT 2019-C7 PSA” means the pooling and servicing agreement governing the servicing of each of the 490-504 Myrtle Avenue Whole Loan and the Giant Anchored Portfolio Whole Loan.

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Control Note with respect to each Whole Loan will be the promissory note(s) with a “Yes” answer in the column “Control Note (Yes/No)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes”.

“Controlling Companion Loan” means, with respect to the Servicing Shift Whole Loan, the Companion Loan that is the Control Note for such Whole Loan.

“Controlling Holder” means, with respect to any Whole Loan, the holder of the related Control Note. As of the Closing Date, the Controlling Holder with respect to each Whole Loan will be the holder listed next to the related Control Note in the column “Current or Anticipated Holder of Note(s)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes.”

“GSMS 2020-GC45 PSA” means the pooling and servicing agreement expected to govern the servicing of each of the Starwood Industrial Portfolio Whole Loan and the 510 East 14th Street Whole Loan.

“JPMCC 2020-LOOP TSA” means the trust and servicing agreement expected to govern the servicing of the 181 West Madison Whole Loan.

“MAD 2019-650M TSA” means the trust and servicing agreement governing the servicing of the 650 Madison Avenue Whole Loan.

“Non-Control Note” means, with respect to any Whole Loan, any “Non-Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Non-Control Note(s) with respect to each Whole Loan will be the promissory note(s) with “No” answers in the column “Control Note (Yes/No)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes.”

“Non-Controlling Holder” means, with respect to any Whole Loan, the holder(s) of a Non-Control Note. As of the Closing Date, the Non-Controlling Holders with respect to each Whole Loan will be the holders listed next to the related Non-Control Notes in the column “Current or Anticipated Holder of Note(s)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes.”

“Non-Serviced Certificate Administrator” means the certificate administrator under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Companion Loan” means, with respect to each Non-Serviced Whole Loan, any promissory note that is a part of such Whole Loan other than the Non-Serviced Mortgage Loan.

“Non-Serviced Custodian” means the custodian under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Directing Holder” means the directing holder (or equivalent entity) under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Master Servicer” means the master servicer under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Mortgage Loan” means each of (i) the Bellagio Hotel and Casino Mortgage Loan, (ii) the 1633 Broadway Mortgage Loan, (iii) the Starwood Industrial Portfolio Mortgage Loan, (iv) the 650 Madison Avenue Mortgage Loan, (v) the 181 West Madison Mortgage Loan, (vi) the 510 East 14th Street Mortgage Loan, (vii) the 490-501 Myrtle Avenue Mortgage Loan and (viii) the Giant Anchored Portfolio Mortgage Loan. On and after the related Servicing Shift Securitization Date, the Servicing Shift Mortgage Loan will be a Non-Serviced Mortgage Loan.

“Non-Serviced Pari Passu Companion Loan” means, with respect to each Non-Serviced Whole Loan, any pari passu promissory note other than the Non-Serviced Mortgage Loan.

“Non-Serviced Pari Passu Whole Loan” means each of (i) the 510 East 14th Street Whole Loan, (ii) the 490-504 Myrtle Avenue Whole Loan and (iii) the Giant Anchored Portfolio Whole Loan. On and after the Servicing Shift Securitization Date, the Servicing Shift Whole Loan will be a Non-Serviced Pari Passu Whole Loan.

“Non-Serviced PSA” means each of (i) the BX 2019-OC11 TSA, (ii) the BWAY 2019-1633 TSA, (iii) the GSMS 2020-GC45 PSA, (iv) the MAD 2019-650M TSA, (v) the JPMCC 2020-LOOP TSA and (vi) the CGCMT 2019-C7 PSA. On and after the related Servicing Shift Securitization Date, the Servicing Shift PSA will be a Non-Serviced PSA.

“Non-Serviced Securitization Trust” means a securitization trust that is created and governed by a Non-Serviced PSA.

“Non-Serviced Special Servicer” means the special servicer under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Trustee” means the trustee under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Whole Loan” means each of (i) the Bellagio Hotel and Casino Whole Loan, (ii) the 1633 Broadway Whole Loan, (iii) the Starwood Industrial Portfolio Whole Loan, (iv) the 650 Madison Avenue Whole Loan, (v) the 181 West Madison Whole Loan, (vi) the 510 East 14th Street Whole Loan, (vii) the 490-501 Myrtle Avenue Whole Loan and (viii) the Giant Anchored Portfolio Whole Loan. On and after the related Servicing Shift Securitization Date, such related Servicing Shift Whole Loan will be a Non-Serviced Whole Loan.

“Serviced Companion Loan” means any Pari Passu Companion Loan.

“Serviced Mortgage Loan” means each of the (i) 3500 Lacey Mortgage Loan and (ii) the 560 Mission Street Mortgage Loan. Prior to the related Servicing Shift Securitization Date, the Servicing Shift Mortgage Loan will be a Serviced Mortgage Loan.

“Serviced Pari Passu Companion Loan” means, with respect to each Serviced Pari Passu Whole Loan, any pari passu promissory note that is a part of such Whole Loan other than the Serviced Pari Passu Mortgage Loan.

“Serviced Pari Passu Mortgage Loan” means each of the (i) 3500 Lacey Mortgage Loan and (ii) the 560 Mission Street Mortgage Loan. Prior to the related Servicing Shift Securitization Date, the Servicing Shift Mortgage Loan will be a Serviced Pari Passu Mortgage Loan.

“Serviced Pari Passu Whole Loan” means each of (i) the 3500 Lacey Whole Loan and (ii) the 560 Mission Street Whole Loan. Prior to the related Servicing Shift Securitization Date, the Servicing Shift Whole Loan will be a Serviced Pari Passu Whole Loan.

“Serviced Whole Loan” means each of (i) the 3500 Lacey Whole Loan and (ii) the 560 Mission Street Whole Loan. Prior to the related Servicing Shift Securitization Date, the Servicing Shift Whole Loan will be a Serviced Whole Loan.

“Servicing Shift Whole Loan” means any Whole Loan serviced under the PSA as of the Closing Date, which includes the Servicing Shift Mortgage Loan included in the issuing entity and one or more Pari Passu Companion Loans not included in the issuing entity, but the servicing of which is expected to shift to the related Servicing Shift PSA entered into in connection with the securitization of the related Controlling Companion Loan on and after the Servicing Shift Securitization Date. As of the Closing Date, the Kings Plaza Whole Loan will be a Servicing Shift Whole Loan.

“Servicing Shift Mortgage Loan” means, with respect to the Servicing Shift Whole Loan, the related Mortgage Loan included in the issuing entity.

“Servicing Shift PSA” means, with respect to the Servicing Shift Whole Loan, the pooling and servicing agreement or trust and servicing agreement governing the securitization of the related Controlling Companion Loan.

“Servicing Shift Securitization Date” means, with respect to the Servicing Shift Whole Loan, the date on which the related Controlling Companion Loan is included in a securitization trust.

“Subordinate Companion Loan” means with respect to any Whole Loan, any related subordinated note not included in the issuing entity, which is generally subordinated in right of payment to the related Mortgage Loan to the extent set forth in the related Intercreditor Agreement.

“Whole Loan” means, collectively, each of the Non-Serviced Whole Loans, the Serviced Whole Loans and the Servicing Shift Whole Loan, as the context may require and as applicable.

The following table provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan:

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(1)(2)	Mortgage Loan Underwritten NCF DSCR(1)	Mortgage Loan Underwritten NOI Debt Yield(1)	Whole Loan LTV Ratio(2)(3)	Whole Loan Underwritten NCF DSCR(3)	Whole Loan Underwritten NOI Debt Yield(3)
Bellagio Hotel and Casino	$60,000,000	6.7%	$1,616,200,000	$1,333,800,000	39.3%	8.42x	28.3%	70.7%	4.06x	15.7%
Kings Plaza	$50,000,000	5.6%	$437,000,000	N/A	54.1%	3.07x	10.7%	54.1%	3.07x	10.7%
3500 Lacey	$50,000,000	5.6%	$35,800,000	N/A	66.5%	2.38x	11.3%	66.5%	2.38x	11.3%
560 Mission Street	$45,000,000	5.0%	$255,000,000	N/A	35.6%	5.23x	14.2%	35.6%	5.23x	14.2%
1633 Broadway	$45,000,000	5.0%	$956,000,000	$249,000,000	41.7%	3.84x	11.9%	52.1%	3.08x	9.5%
Starwood Industrial Portfolio	$45,000,000	5.0%	$99,500,000	$65,527,072	45.2%	3.67x	13.1%	65.7%	2.53x	9.0%
650 Madison Avenue	$45,000,000	5.0%	$541,800,000	$213,200,000	48.5%	2.74x	10.0%	66.1%	2.01x	7.3%
181 West Madison	$43,000,000	4.8%	$64,900,000	$132,100,000	28.8%	4.67x	20.4%	64.0%	2.10x	9.2%
510 East 14th Street	$35,000,000	3.9%	$50,000,000	N/A	29.5%	3.62x	10.9%	29.5%	3.62x	10.9%
490-504 Myrtle Avenue	$35,000,000	3.9%	$50,000,000	N/A	60.2%	1.92x	7.4%	60.2%	1.92x	7.4%
Giant Anchored Portfolio	$10,000,000	1.1%	$87,000,000	N/A	74.3%	1.52x	9.1%	74.3%	1.52x	9.1%

(1)	Calculated based on the balance of or debt service on, as applicable, the related Whole Loan, but excluding any related Subordinate Companion Loans and any related mezzanine debt.

(2)

Calculated based on the value other than the “as-is” appraised value with respect to each of the Bellagio Hotel and Casino Whole Loan, the 650 Madison Avenue Whole Loan and the 181 West Madison Whole Loan. See “—Appraised Value” for more information.

(3)	Calculated based on the balance of or debt service on, as applicable, the related Whole Loan (including any related Subordinate Companion Loan), but excluding any related mezzanine debt.

The Serviced Pari Passu Whole Loans

The Serviced Pari Passu Whole Loans will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement. None of the master servicer, the special servicer or the trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the master servicer or the trustee, as applicable, will be required to make Servicing Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the special servicer) determines that such a Servicing Advance would be a Nonrecoverable Advance.

The Servicing Shift Whole Loan will be serviced pursuant to the PSA (and, accordingly, will be a Serviced Pari Passu Whole Loan) prior to the Servicing Shift Securitization Date, after which such Whole Loan will be serviced pursuant to the related Non-Serviced PSA (and, accordingly, will be a Non-Serviced Whole Loan). With respect to the Servicing Shift Whole Loan, the discussion under this section only applies to the period prior to the related Servicing Shift Securitization Date.

Intercreditor Agreement

The Intercreditor Agreement related to each Serviced Pari Passu Whole Loan provides that:

●

The promissory notes comprising such Serviced Pari Passu Whole Loan (and consequently, the related Serviced Mortgage Loan and each Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●

All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the PSA, in accordance with the terms of the PSA).

●

The transfer of up to 49% of the beneficial interest of a promissory note comprising the Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii) (a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), or (b) if any such non-transferring holder’s interest in the related Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Serviced Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the PSA.

With respect to each Serviced Pari Passu Whole Loan, certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the issuing entity’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan.

Control Rights with respect to Serviced Pari Passu Whole Loans Other than the Servicing Shift Whole Loan

With respect to any Serviced Pari Passu Whole Loan (other than the Servicing Shift Whole Loan), the related Control Note will be included in the issuing entity, and the Directing Holder will have certain consent rights (prior to the occurrence and continuance of a Control Termination Event) and consultation rights (after the occurrence of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event) with respect to such Mortgage Loan as described under “Pooling and Servicing Agreement—The Directing Holder”.

Control Rights with respect to the Servicing Shift Whole Loan

With respect to the Servicing Shift Whole Loan prior to the related Servicing Shift Securitization Date, the related Control Note will be held as of the Closing Date by the related Controlling Holder. The related

Controlling Holder will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided that with respect to the Servicing Shift Whole Loan, if such holder or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the related Control Note is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of such “Controlling Holder”, and there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder

With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (a “Non-Controlling Holder”) (or if such Non-Control Note has been securitized, the directing holder (or equivalent holder) with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the right of a Non-Controlling Holder, and/or there will be deemed to be no such Non-Controlling Holder under the related Intercreditor Agreement with respect to such Non-Control Note. With respect to the Servicing Shift Whole Loan, one or more related Non-Control Notes will be included in the issuing entity, and the Directing Holder, prior to the occurrence and continuance of a Control Termination Event, or the special servicer (consistent with the Servicing Standard), following the occurrence and during the continuance of a Control Termination Event, will be entitled to exercise the consent or consultation rights described below.

The special servicer will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the Directing Holder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the Directing Holder due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to use reasonable efforts to consult each such Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the special servicer or any proposed action to be taken by such special servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such non-binding consultation right will expire ten (10) business days (or, with respect to an “acceptable insurance default” in the case of certain Serviced Pari Passu Whole Loans, 30 days) after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto) (unless the special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the special servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to attend annual meetings (which may be held telephonically) with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the special servicer that affects a Non-Controlling Holder, such holder will have the right to direct the trustee to terminate the special servicer under the PSA solely with respect to the related Serviced Pari Passu Whole Loan.

Sale of Defaulted Mortgage Loan

If any Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the special servicer decides to sell the related Serviced Pari Passu Mortgage Loan, such special servicer will be required to sell such Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, such special servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by such special servicer, a copy of the most recent appraisal and certain other supplementary documents (if reasonably requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Holder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the master servicer or special servicer in connection with the proposed sale.

The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Intercreditor Agreement. No Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make monthly payment advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make servicing advances on the related Non-Serviced Whole Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. Monthly payment advances on each Non-Serviced Mortgage Loan will be made by the master servicer or the trustee, as applicable, to the extent provided under the PSA. None of the master servicer, the special servicer or the trustee will be obligated to make servicing advances with respect to a Non-Serviced Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the servicing terms of the Non-Serviced PSAs.

With respect to the Servicing Shift Whole Loan, the discussion under this “—The Non-Serviced Pari Passu Whole Loans” section only applies to the period on or after the related Servicing Shift Securitization Date.

Intercreditor Agreement

The Intercreditor Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

●

The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●

All payments, proceeds and other recoveries on the Non-Serviced Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA).

●

The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii) (a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), or (b) if any such non-transferring holder’s interest in the related Non-Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Pari Passu Companion Loans in accordance with the terms of the related Non-Serviced PSA.

Any losses, liabilities, claims, costs and expenses incurred in connection with a Non-Serviced Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

Control Rights

With respect to each Non-Serviced Whole Loan (including the Servicing Shift Whole Loan on or after the related Servicing Shift Securitization Date), the related Control Note will be held as of the Closing Date by the related Controlling Holder. The related Controlling Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided that with respect to each Non-Serviced Whole Loan, if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of the “Controlling Holder”, and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder

With respect to any Non-Serviced Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing holder (or equivalent entity) with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain consent and consultation rights described below; provided that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no “Non-Controlling Holder” with respect to such Non-Control Note under the related Intercreditor Agreement. With respect to each Non-Serviced Whole Loan (including the Servicing Shift Whole Loan on or after the related Servicing Shift Securitization Date), one or more related Non-Control Notes will be included in the issuing entity, and the Directing Holder, prior to the occurrence and continuance of a Control Termination Event, or the special servicer (consistent with the Servicing Standard), during the continuance of a Control Termination Event, will be entitled to exercise the consent or consultation rights described above.

With respect to any Non-Serviced Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable pursuant to the related Intercreditor Agreement, will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Holder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with respect to such Non-Serviced Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Holder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) to consult (or to use reasonable efforts to consult) each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Non-Serviced Special Servicer or any proposed action to be taken by such Non-Serviced Special Servicer in respect of the applicable major decision.

Such consultation right will expire ten (10) business days (or, with respect to an “acceptable insurance default” in the case of certain Non-Serviced Whole Loans, 30 days) after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non-Serviced Whole Loan, it may take, in accordance with the servicing standard under the Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to attend annual meetings (which may be held telephonically) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Whole Loan are discussed.

If a special servicer termination event under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Whole Loan.

Custody of the Mortgage File

The Non-Serviced Custodian is the custodian of the mortgage file related to the related Non-Serviced Whole Loan (other than any promissory notes not contributed to the related Non-Serviced Securitization Trust).

Sale of Defaulted Mortgage Loan

If any Non-Serviced Whole Loan becomes a defaulted mortgage loan, and if the related Non-Serviced Special Servicer decides to sell the related Control Note contributed to the Non-Serviced Securitization Trust, such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Non-Serviced Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Holder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

The Non-Serviced AB Whole Loans

The Bellagio Hotel and Casino Whole Loan

General

The Bellagio Hotel and Casino Whole Loan consists of (a) the Bellagio Hotel and Casino Mortgage Loan evidenced by promissory notes A-2-C2 and A-3-C2 with an aggregate original principal balance of $60,000,000 which are being contributed to the issuing entity, (b) twenty-one (21) Pari Passu Companion Loans (together with the Bellagio Hotel and Casino Mortgage Loan, the “Bellagio Hotel and Casino A Notes”) evidenced by promissory notes A-1-S1, A-1-S2, A-2-S1, A-2-S2, A-3-S1, A-3-S2, A-1-RL, A-2-RL, A-3-RL, A-1-C1, A-1-C2, A-1-C3, A-1-C4, A-1-C5, A-2-C1, A-2-C3, A-3-C1, A-3-C3, A-3-C4 A-3-C5 and A-3-C6 with an aggregate original principal balance of $1,616,200,000, which are not being contributed to the issuing entity, (c) six senior Subordinate Companion Loans (the “Bellagio Hotel and Casino B Notes”) evidenced by promissory notes B-1-S, B-2-S, B-3-S, B-1-RL, B-2-RL and B-3-RL with an aggregate original principal balance of $650,500,000, which are not being contributed to the issuing entity and (d) three junior Subordinate Companion Loan (the “Bellagio Hotel and Casino C Notes“ and, together with the Bellagio Hotel and Casino B Notes, the “Bellagio Hotel and Casino Subordinate Companion Loans”) evidenced by promissory notes C-1-S, C-2-S and C-3-S with an aggregate original principal balance of $683,300,000, which are not being contributed to the issuing entity.

Servicing

The related Co-Lender Agreement (the “Bellagio Hotel and Casino Co-Lender Agreement”) provides that the administration of the Bellagio Hotel and Casino Mortgage Loan will be governed by the Bellagio Hotel and Casino Co-Lender Agreement and the BX 2019-OC11 TSA. The parties to the BX 2019-OC11 TSA identified in the table titled “Non-Serviced Whole Loans” under “Summary of Terms—The Mortgage Pool” will constitute the related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Trustee and Non-Serviced Custodian. In servicing the Bellagio Hotel and Casino Whole Loan, the servicing standard set forth in the BX 2019-OC11 TSA will require the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer to take into account the interests of the Certificateholders and the holders of the Bellagio Hotel and Casino Companion Loans as a collective whole, taking into account the subordinate nature of the Bellagio Hotel and Casino Subordinate Companion Loans (and the subordination of the Bellagio Hotel and Casino C Notes to the Bellagio Hotel and Casino B Notes).

Amounts payable to the issuing entity as holder of the Bellagio Hotel and Casino Mortgage Loan pursuant to the Bellagio Hotel and Casino Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as custodian under the BX 2019-OC11 TSA is the custodian of the mortgage file related to the Bellagio Hotel and Casino Whole Loan (other than the promissory notes evidencing the Bellagio Hotel and Casino Mortgage Loan and any related Companion Loan not included in the BX 2019-OC11 securitization).

Application of Payments

The Bellagio Hotel and Casino Co-Lender Agreement sets forth the respective rights of the holders of the Bellagio Hotel and Casino Mortgage Loan and the related Companion Loans with respect to distributions of funds received in respect of the Bellagio Hotel and Casino Whole Loan, and provides, in general, that:

●	The Bellagio Hotel and Casino Subordinate Companion Loans and the rights of their holders to receive payments of interest, principal and other amounts with respect to the Bellagio Hotel and Casino Subordinate Companion Loans are at all times junior, subject and subordinate to the Bellagio Hotel and Casino A Notes and the rights of their holders to receive payments of interest, principal and other amounts with respect to the Bellagio Hotel and Casino A Notes, as and to the extent set forth in the Bellagio Hotel and Casino Co-Lender Agreement. The Bellagio Hotel and Casino C Notes and the rights of their holders to receive payments of interest, principal and other amounts with respect to the Bellagio Hotel and Casino C Notes are at all times junior, subject and subordinate to the Bellagio Hotel and Casino B Notes and the rights of their holders to receive payments of interest, principal and other amounts with respect to the Bellagio Hotel and Casino B Notes, as and to the extent set forth in the Bellagio Hotel and Casino Co-Lender Agreement.

●

Prior to the occurrence and continuance of (i) an event of default with respect to an obligation of the related borrower to pay money due under the Bellagio Hotel and Casino Whole Loan or (ii) any non-monetary event of default as a result of which the Bellagio Hotel and Casino Whole Loan becomes a specially serviced loan under the BX 2019-OC11 TSA (which, for clarification, does not include any imminent event of default) (each, a “Triggering Event of Default”), all amounts tendered by the related borrower or otherwise available for payment on or with respect to or in connection with the Bellagio Hotel and Casino Whole Loan or the Bellagio Hotel and Casino Mortgaged Property or amounts realized as proceeds of the Bellagio Hotel and Casino Whole Loan or the Bellagio Hotel and Casino Mortgaged Property, after payment of amounts for required reserves or escrows required by the mortgage loan documents and amounts that are then due, payable or reimbursable pursuant to the BX 2019-OC11 TSA will be applied and distributed by the related Non-Serviced Master Servicer in the following order of priority without duplication:

●

first, to the holders of the Bellagio Hotel and Casino A Notes on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holders of the Bellagio Hotel and Casino A Notes (or paid or advanced by the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer or the related Non-Serviced Trustee, as applicable) with respect to the Bellagio Hotel and Casino Whole Loan pursuant to the terms of the Bellagio Hotel and Casino Co-Lender Agreement or the BX 2019-OC11 TSA;

●

second, to the holders of the Bellagio Hotel and Casino A Notes on a pro rata and pari passu basis, based on their respective interest entitlements, in each case in an amount equal to the accrued and unpaid interest on its respective note principal balance at the net interest rate applicable to such Bellagio Hotel and Casino A Note; provided that any amounts reimbursed to the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer or the related Non-Serviced Trustee pursuant to the Bellagio Hotel and Casino Co-Lender Agreement for P&I advances of such accrued and unpaid interest will be deemed to satisfy the obligation under this clause to pay the holder of the related Bellagio Hotel and Casino A Note such accrued and unpaid interest (to the extent of such reimbursement);

●

third, to the holders of the Bellagio Hotel and Casino B Notes on a pro rata and pari passu basis, based on their respective interest entitlements, in each case in an amount equal to the accrued and unpaid interest on its respective note principal balance at the net interest rate applicable to such Bellagio Hotel and Casino B Note; provided that any amounts reimbursed to the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer or the related Non-Serviced Trustee pursuant to the Bellagio Hotel and Casino Co-Lender Agreement for P&I advances of such accrued and unpaid interest will be deemed to satisfy the obligation under this clause to pay the holder of the related Bellagio Hotel and Casino B Note such accrued and unpaid interest (to the extent of such reimbursement);

●

fourth, to the holders of the Bellagio Hotel and Casino C Notes pro rata and pari passu basis, based on their respective interest entitlements, in each case in an amount equal to the accrued and unpaid interest on its respective note principal balance at the net interest rate applicable to such Bellagio Hotel and Casino C Note; provided that any amounts reimbursed to the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer or the related Non-Serviced Trustee pursuant to the Bellagio Hotel and Casino Co-Lender Agreement for P&I advances of such accrued and unpaid interest will be deemed to satisfy the obligation under this clause to pay the holder of the related Bellagio Hotel and Casino C Note such accrued and unpaid interest (to the extent of such reimbursement);

●

fifth, pro rata, based on the note principal balances of their respective Bellagio Hotel and Casino A Notes, to each holder of the Bellagio Hotel and Casino A Notes in an amount equal to its respective principal entitlement allocated pursuant to the loan documents with respect to the applicable monthly payment date, which amount will be applied in reduction of the note principal balance of its respective Bellagio Hotel and Casino A Note;

●

sixth, if the proceeds of any foreclosure sale or any liquidation of the Bellagio Hotel and Casino Whole Loan or the related Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses one through five and, as a result of a workout the note principal balances of the Bellagio Hotel and Casino A Notes have been reduced (to the extent such reductions were made in accordance with the terms of the BX 2019-OC11 TSA notwithstanding the provisions of the Bellagio Hotel and Casino Co-Lender Agreement by reason of the insufficiency of the Bellagio Hotel and Casino Subordinate Companion Loans to bear the full economic effect of the workout), such excess amount will be paid to the holders of the Bellagio Hotel and Casino A Notes on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate note principal balance of the Bellagio Hotel and Casino A Notes as a result of such workout, and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate of the Bellagio Hotel and Casino Whole Loan;

●

seventh, to the holders of the Bellagio Hotel and Casino B Notes on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holders of the Bellagio Hotel and Casino B Notes (or paid or advanced by the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer or the related Non-Serviced Trustee, as applicable) with respect to the Bellagio Hotel and Casino Whole Loan pursuant to the terms of the Bellagio Hotel and Casino Co-Lender Agreement or the BX 2019-OC11 TSA;

●

eighth, pro rata, based on the note principal Balances of their respective Bellagio Hotel and Casino B Notes, to each holder of the Bellagio Hotel and Casino B Note in an amount equal to its respective principal entitlement allocated pursuant to the loan documents with respect to the applicable monthly payment date, which amount will be applied in reduction of the note principal balance of its respective Bellagio Hotel and Casino B Note;

●

ninth, if the proceeds of any foreclosure sale or any liquidation of the Bellagio Hotel and Casino Whole Loan or the related Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses one through eight and, as a result of a workout the note principal balances of the Bellagio Hotel and Casino B Notes have been reduced (to the extent such reductions were made in accordance with the terms of the BX 2019-OC11 TSA notwithstanding the provisions of the Bellagio Hotel and Casino Co-Lender Agreement by reason of the insufficiency of the Bellagio Hotel and Casino C Notes to bear the full economic effect of the workout), such excess amount will be paid to the holders of the Bellagio Hotel and Casino B Notes on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate note principal balance of the Bellagio Hotel and Casino B Notes as a result of such workout, and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate of the Bellagio Hotel and Casino Whole Loan;

●

tenth, to the holders of the Bellagio Hotel and Casino C Notes on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holders of the Bellagio Hotel and Casino C Notes (or paid or advanced by the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer or the related Non-Serviced Trustee, as applicable) with respect to the Bellagio Hotel and Casino Whole Loan pursuant to the terms of the Bellagio Hotel and Casino Co-Lender Agreement or the BX 2019-OC11 TSA;

●

eleventh, pro rata, based on the note principal balances of their respective Bellagio Hotel and Casino C Notes, to each holder of a Bellagio Hotel and Casino C Note in an amount equal to its respective principal entitlement allocated pursuant to the loan documents with respect to the applicable monthly payment date, which amount will be applied in reduction of the note principal balance of its respective Bellagio Hotel and Casino C Note;

●

twelfth, if the proceeds of any foreclosure sale or any liquidation of the Bellagio Hotel and Casino Whole Loan or the related Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses one through eleven and, as a result of a workout the note principal balances of the Bellagio Hotel and Casino C Notes have been reduced, such excess amount will be paid to the holders of the Bellagio Hotel and Casino C Notes on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate note principal balance of the Bellagio Hotel and Casino C Notes as a result of such workout, and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate of the Bellagio Hotel and Casino Whole Loan;

●

thirteenth, to the holders of the Bellagio Hotel and Casino A Notes, the Bellagio Hotel and Casino B Notes and the Bellagio Hotel and Casino C Notes, pro rata, based on their respective percentage interests, any prepayment or yield maintenance premium, to the extent paid by the related borrower;

●

fourteenth, to the extent assumption fees, transfer fees, late payment fees or charges (other than any prepayment or yield maintenance premium) actually paid by the related borrower are not required to be otherwise applied under the BX 2019-OC11 TSA, including, without limitation, to provide reimbursement for interest on advances, to pay any additional servicing expenses or to compensate the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer (in each case provided that such reimbursements or payments relate to the Bellagio Hotel and Casino Whole Loan), any such fees or expenses, to the extent actually paid by the related borrower, will be paid to the holders of the Bellagio Hotel and Casino A Notes, the Bellagio Hotel and Casino B Notes and the Bellagio Hotel and Casino C Notes, pro rata, based on their respective percentage interests; and

●

fifteenth, if any excess amount is available to be distributed in respect of the Bellagio Hotel and Casino Whole Loan, and not otherwise applied in accordance with the foregoing clauses one through fourteen, any remaining amounts will be paid pro rata to the holders of the Bellagio Hotel and Casino A Notes, the Bellagio Hotel and Casino B Notes and the Bellagio Hotel and Casino C Notes in accordance with their respective percentage interests;

provided that to the extent required under the REMIC provisions, payments or proceeds received with respect to any partial release of the related Mortgaged Property (or portion thereof) (including pursuant to a condemnation) at a time when the loan-to-value ratio of the Bellagio Hotel and Casino Whole Loan (as determined in accordance with the applicable REMIC requirements) exceeds 125% (based solely upon the value of the remaining real property and excluding any personal property or going concern value), will be allocated to reduce the note principal balances of the Bellagio Hotel and Casino A Notes, the Bellagio Hotel and Casino B Notes and the Bellagio Hotel and Casino C Notes in the manner permitted or required by the REMIC provisions (to be applied first to the Bellagio Hotel and Casino A Notes (on a pro rata and pari passu basis), then to the Bellagio Hotel and Casino B Notes (on a pro rata and pari passu basis), and then to the Bellagio Hotel and Casino C Notes (on a pro rata and pari passu basis)).

●

Upon the occurrence and during the continuance of a Triggering Event of Default, all amounts tendered by the related borrower or otherwise available for payment on or with respect to or in connection with the Bellagio Hotel and Casino Whole Loan or the Bellagio Hotel and Casino Mortgaged Property or amounts realized as proceeds of the Bellagio Hotel and Casino Whole Loan or the Bellagio Hotel and Casino Mortgaged Property, after payment of amounts for required reserves or escrows required by the mortgage loan documents and amounts that are then due, payable or reimbursable pursuant to the BX 2019-OC11 TSA will be applied and distributed by the related Non-Serviced Master Servicer in the following order of priority without duplication:

●

first, to the holders of the Bellagio Hotel and Casino A Notes on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holders of the Bellagio Hotel and Casino A Notes (or paid or advanced by the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer or the related Non-Serviced Trustee, as applicable) with respect to the Bellagio Hotel and Casino Whole Loan pursuant to the terms of the Bellagio Hotel and Casino Co-Lender Agreement or the BX 2019-OC11 TSA;

●

second, to the holders of the Bellagio Hotel and Casino A Notes on a pro rata and pari passu basis, based on their respective interest entitlements, in each case in an amount equal to the accrued and unpaid interest on its respective note principal balance at the net interest rate applicable to such Bellagio Hotel and Casino A Note; provided that any amounts reimbursed to the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer or the related Non-Serviced Trustee pursuant to the Bellagio Hotel and Casino Co-Lender Agreement for P&I advances of such accrued and unpaid interest will be deemed to satisfy the obligation under this clause to pay the holder of the related Bellagio Hotel and Casino A Note such accrued and unpaid interest (to the extent of such reimbursement);

●

third, to the holders of the Bellagio Hotel and Casino B Notes on a pro rata and pari passu basis, based on their respective interest entitlements, in each case in an amount equal to the accrued and unpaid interest on its respective note principal balance at the net interest rate applicable to such Bellagio Hotel and Casino B Note; provided that any amounts reimbursed to the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer or the related Non-Serviced Trustee pursuant to the Bellagio Hotel and Casino Co-Lender Agreement for P&I advances of such accrued and unpaid interest will be deemed to satisfy the obligation under this clause to pay the holder of the related Bellagio Hotel and Casino B Note such accrued and unpaid interest (to the extent of such reimbursement);

●

fourth, to the holders of the Bellagio Hotel and Casino C Notes pro rata and pari passu basis, based on their respective interest entitlements, in each case in an amount equal to the accrued and unpaid interest on its respective note principal balance at the net interest rate applicable to such Bellagio Hotel and Casino C Note; provided that any amounts reimbursed to the related Non-Serviced Master Servicer, the related Non-Serviced

Special Servicer or the related Non-Serviced Trustee pursuant to the Bellagio Hotel and Casino Co-Lender Agreement for P&I advances of such accrued and unpaid interest will be deemed to satisfy the obligation under this clause to pay the holder of the related Bellagio Hotel and Casino C Note such accrued and unpaid interest (to the extent of such reimbursement);

●	fifth, to the holders of the Bellagio Hotel and Casino A Notes on a pro rata and pari passu basis, until the note principal balances of the Bellagio Hotel and Casino A Notes have been reduced to zero;

●

sixth, if the proceeds of any foreclosure sale or any liquidation of the Bellagio Hotel and Casino Whole Loan or the related Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses one through five and, as a result of a workout the note principal balances of the Bellagio Hotel and Casino A Notes have been reduced (to the extent such reductions were made in accordance with the terms of the BX 2019-OC11 TSA notwithstanding the provisions of the Bellagio Hotel and Casino Co-Lender Agreement by reason of the insufficiency of the Bellagio Hotel and Casino Subordinate Companion Loans to bear the full economic effect of the workout), such excess amount will be paid to the holders of the Bellagio Hotel and Casino A Notes on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate note principal balance of the Bellagio Hotel and Casino A Notes as a result of such workout, and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate of the Bellagio Hotel and Casino Whole Loan;

●

seventh, to the holders of the Bellagio Hotel and Casino B Notes on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holders of the Bellagio Hotel and Casino B Notes (or paid or advanced by the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer or the related Non-Serviced Trustee, as applicable) with respect to the Bellagio Hotel and Casino Whole Loan pursuant to the terms of the Bellagio Hotel and Casino Co-Lender Agreement or the BX 2019-OC11 TSA;

●

eighth, to the holders of the Bellagio Hotel and Casino B Notes on a pro rata and pari passu basis, until the note principal balances of the Bellagio Hotel and Casino B Notes have been reduced to zero;

●

ninth, if the proceeds of any foreclosure sale or any liquidation of the Bellagio Hotel and Casino Whole Loan or the related Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses one through eight and, as a result of a workout the note principal balances of the Bellagio Hotel and Casino B Notes have been reduced (to the extent such reductions were made in accordance with the terms of the BX 2019-OC11 TSA notwithstanding the provisions of the Bellagio Hotel and Casino Co-Lender Agreement by reason of the insufficiency of the Bellagio Hotel and Casino C Notes to bear the full economic effect of the workout), such excess amount will be paid to the holders of the Bellagio Hotel and Casino B Notes on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate note principal balance of the Bellagio Hotel and Casino B Notes as a result of such workout, and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate of the Bellagio Hotel and Casino Whole Loan;

●

tenth, to the holders of the Bellagio Hotel and Casino C Notes on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holders of the Bellagio Hotel and Casino C Notes (or paid or advanced by the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer or the related Non-Serviced Trustee, as applicable) with respect to the Bellagio Hotel and Casino

Whole Loan pursuant to the terms of the Bellagio Hotel and Casino Co-Lender Agreement or the BX 2019-OC11 TSA;

●

eleventh, to the holders of the Bellagio Hotel and Casino C Notes on a pro rata and pari passu basis, until the note principal balances of the Bellagio Hotel and Casino C Notes have been reduced to zero;

●

twelfth, if the proceeds of any foreclosure sale or any liquidation of the Bellagio Hotel and Casino Whole Loan or the related Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses one through eleven and, as a result of a workout the note principal balances of the Bellagio Hotel and Casino C Notes have been reduced, such excess amount will be paid to the holders of the Bellagio Hotel and Casino C Notes on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate note principal balance of the Bellagio Hotel and Casino C Notes as a result of such workout, and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate of the Bellagio Hotel and Casino Whole Loan;

●

thirteenth, to the holders of the Bellagio Hotel and Casino A Notes, the Bellagio Hotel and Casino B Notes and the Bellagio Hotel and Casino C Notes, pro rata, based on their respective percentage interests, any prepayment or yield maintenance premium, to the extent paid by the related borrower;

●

fourteenth, to the extent assumption fees, transfer fees, late payment fees or charges (other than any prepayment or yield maintenance premium) actually paid by the related borrower are not required to be otherwise applied under the BX 2019-OC11 TSA, including, without limitation, to provide reimbursement for interest on advances, to pay any additional servicing expenses or to compensate the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer (in each case provided that such reimbursements or payments relate to the Bellagio Hotel and Casino Whole Loan), any such fees or expenses, to the extent actually paid by the related borrower, will be paid to the holders of the Bellagio Hotel and Casino A Notes, the Bellagio Hotel and Casino B Notes and the Bellagio Hotel and Casino C Notes, pro rata, based on their respective percentage interests; and

●

fifteenth, if any excess amount is available to be distributed in respect of the Bellagio Hotel and Casino Whole Loan, and not otherwise applied in accordance with the foregoing clauses one through fourteen, any remaining amount will be paid pro rata to the holders of the Bellagio Hotel and Casino A Notes, the Bellagio Hotel and Casino B Notes and the Bellagio Hotel and Casino C Notes in accordance with their respective percentage interests;

provided that to the extent required under the REMIC provisions, payments or proceeds received with respect to any partial release of the related Mortgaged Property (or portion thereof) (including pursuant to a condemnation) at a time when the loan-to-value ratio of the Bellagio Hotel and Casino Whole Loan (as determined in accordance with the applicable REMIC requirements) exceeds 125% (based solely upon the value of the remaining real property and excluding any personal property or going concern value), will be allocated to reduce the note principal balances of the Bellagio Hotel and Casino A Notes, the Bellagio Hotel and Casino B Notes and the Bellagio Hotel and Casino C Notes in the manner permitted or required by the REMIC provisions (to be applied first to the Bellagio Hotel and Casino A Notes (on a pro rata and pari passu basis), then to the Bellagio Hotel and Casino B Notes (on a pro rata and pari passu basis), and then to the Bellagio Hotel and Casino C Notes (on a pro rata and pari passu basis)).

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Bellagio Hotel and Casino Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Bellagio Hotel and Casino Mortgage Loan or, as and to the

extent described under “Pooling and Servicing Agreement—Advances”, on other Mortgage Loans, but not out of payments or other collections on the Bellagio Hotel and Casino Companion Loans.

Certain costs and expenses allocable to the Bellagio Hotel and Casino Mortgage Loan (such as a pro rata share of a nonrecoverable property protection advance) may, to the extent not otherwise paid out of collections on the Bellagio Hotel and Casino Whole Loan, be payable or reimbursable out of general collections on the Mortgage Pool. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Consultation and Control

Pursuant to the Bellagio Hotel and Casino Co-Lender Agreement, the controlling noteholder with respect to the Bellagio Hotel and Casino Whole Loan (the “Bellagio Hotel and Casino Controlling Noteholder”) will be the holder of note A-1-S1, provided that for so long as 25% or more of note A-1-S1 is held by (or the majority “controlling class” holder or other party assigned the rights to exercise the rights of the Bellagio Hotel and Casino Controlling Noteholder is) the related borrower party, the holder of note A-1-S1 (and such party assigned the rights to exercise the rights of the Bellagio Hotel and Casino Controlling Noteholder) will not be entitled to exercise any rights of the Bellagio Hotel and Casino Controlling Noteholder, and there will be deemed to be no Bellagio Hotel and Casino Controlling Noteholder.

The related Non-Serviced Special Servicer will be required to (i) provide copies to the issuing entity and each holder of a Bellagio Hotel and Casino Companion Loan other than the Bellagio Hotel and Casino Controlling Noteholder) (each, a “Bellagio Hotel and Casino Non-Controlling Noteholder”) of any notice, information and report that it is required to provide to the related Non-Serviced Directing Holder with respect to any Bellagio Hotel and Casino Major Decisions, or the implementation of any recommended actions outlined in an asset status report, within the same time frame that such notice, information and report is required to be provided to the related Non-Serviced Directing Holder (without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Holder due to the occurrence of a control termination event or a consultation termination event under the BX 2019-OC11 TSA), and (ii) use reasonable efforts to consult with each Bellagio Hotel and Casino Non-Controlling Noteholder on a strictly non-binding basis, to the extent having received such notices, information and reports, any Bellagio Hotel and Casino Non-Controlling Noteholder requests consultation with respect to any such Bellagio Hotel and Casino Major Decisions or the implementation of any recommended actions outlined in an asset status report, and consider alternative actions recommended by such Bellagio Hotel and Casino Non-Controlling Noteholder; provided that after the expiration of a period of ten (10) business days from the delivery to any Bellagio Hotel and Casino Non-Controlling Noteholder by the related Non-Serviced Special Servicer of written notice of a proposed action, together with copies of the notice, information and reports, the related Non-Serviced Special Servicer will no longer be obligated to consult with such Bellagio Hotel and Casino Non-Controlling Noteholder, whether or not such Bellagio Hotel and Casino Non-Controlling Noteholder has responded within such ten (10) business day period (unless the related Non-Serviced Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew from the date of such proposal and delivery of all information relating thereto). Notwithstanding the consultation rights of each Bellagio Hotel and Casino Non-Controlling Noteholder set forth in the immediately preceding sentence, the Non-Serviced Special Servicer may take any Bellagio Hotel and Casino Major Decision or any action set forth in the Asset Status Report before the expiration of the aforementioned ten (10) business day period if the Non-Serviced Special Servicer determines that immediate action with respect thereto is necessary to protect the interests of the holders of the Bellagio Hotel and Casino Whole Loan. In no event will the Non-Serviced Master Servicer or the Non-Serviced Special Servicer be obligated at any time to follow or take any alternative actions recommended by a Bellagio Hotel and Casino Non-Controlling Noteholder.

In addition to the consultation rights described above, pursuant to the terms of the Bellagio Hotel and Casino Co-Lender Agreement, each Bellagio Hotel and Casino Non-Controlling Noteholder will have the right to an annual meeting (which may be held telephonically) with the related Non-Serviced Master

Servicer or the related Non-Serviced Special Servicer, upon reasonable notice and at times reasonably acceptable to the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, in which servicing issues related to the Bellagio Hotel and Casino Whole Loan are discussed.

“Bellagio Hotel and Casino Major Decision“ means a “Major Decision” under the BX 2019-OC11 TSA.

Sale of Defaulted Whole Loan

If the Bellagio Hotel and Casino Whole Loan becomes a defaulted mortgage loan under the BX 2019-OC11 TSA and the related Non-Serviced Special Servicer decides to sell the notes included in the BX 2019-OC11 securitization, the related Non-Serviced Special Servicer will be required to sell the Bellagio Hotel and Casino Mortgage Loan and the Bellagio Hotel and Casino Companion Loans, together as notes evidencing one whole loan in accordance with the BX 2019-OC11 TSA. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell the Bellagio Hotel and Casino Mortgage Loan or any Bellagio Hotel and Casino Companion Loan not included in the BX 2019-OC11 securitization without the consent of the holders thereof (including the issuing entity, as holder of the Bellagio Hotel and Casino Mortgage Loan) (together, the “Bellagio Hotel and Casino Non-Lead Noteholders”) unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the Bellagio Hotel and Casino Mortgage Loan or such Bellagio Hotel and Casino Companion Loan, as applicable, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the related Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents requested by the Bellagio Hotel and Casino Non-Lead Noteholder, and (c) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer in connection with the proposed sale. Subject to the foregoing, each of the Bellagio Hotel and Casino Controlling Noteholder, its representative, any Bellagio Hotel and Casino Non-Controlling Noteholders and their representatives are permitted to submit an offer at any sale of the Bellagio Hotel and Casino Whole Loan.

Special Servicer Appointment Rights

Pursuant to the Bellagio Hotel and Casino Co-Lender Agreement, the Bellagio Hotel and Casino Controlling Noteholder (or its representative) will have the right, at any time, with or without cause, to replace any special servicer then acting under the BX 2019-OC11 TSA with respect to the Bellagio Hotel and Casino Whole Loan and appoint a replacement special servicer with respect to the Bellagio Hotel and Casino Whole Loan.

The 1633 Broadway Whole Loan

General

The 1633 Broadway Mortgage Loan (5.0%) is part of a split loan structure comprised of thirty-four (34) senior promissory notes and four (4) subordinate promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property, with an aggregate initial principal balance of $1,250,000,000. Two such senior promissory notes designated Note A-2-C-1-B and Note A-3-C-1-B with an aggregate initial principal balance of $45,000,000 (collectively, the “1633 Broadway Mortgage Loan”), will be deposited into this securitization. The 1633 Broadway Whole Loan is evidenced by (i) the 1633 Broadway Mortgage Loan, (ii) four (4) senior promissory notes designated Note A-1-S-1, Note A-2-S-1, Note A-3-S-1 and Note A-4-S-1 (the “1633 Broadway Standalone Pari Passu Companion Loans”), which have an aggregate initial principal balance of $1,000,000; (iii) twenty-eight (28) senior promissory notes designated Note A-1-C-1, Note A-1-C-2, Note A-1-C-3, Note A-1-C-4, Note A-1-C-5, Note A-1-C-6, Note A-1-C-7, Note A-2-C-1-A, Note A-2-C-2, Note A-2-C-3, Note A-2-C-4, Note A-2-C-5, Note A-2-C-6, Note A-2-C-7, Note A-3-C-1-A, Note A-3-C-2, Note A-3-C-3, Note A-3-C-4, Note A-3-C-5, Note A-3-C-6, Note A-3-C-7, Note A-4-C-1, Note A-4-C-2, Note A-4-C-3, Note A-4-C-4, A-4-C-5,

Note A-4-C-6 and Note A-4-C-7 (the “1633 Broadway Non-Standalone Pari Passu Companion Loans” and, together with the 1633 Broadway Standalone Pari Passu Companion Loans, the “1633 Broadway Pari Passu Companion Loans”), which have an aggregate initial principal balance of $955,000,000; and (iv) four (4) subordinate promissory notes designated Note B-1, Note B-2, Note B-3 and Note B-4 (the “1633 Broadway Subordinate Companion Loans” and, together with the 1633 Broadway Standalone Pari Passu Companion Loans, the “1633 Broadway Standalone Companion Loans”), which have an aggregate initial principal balance of $249,000,000.

The 1633 Broadway Mortgage Loan, the 1633 Broadway Pari Passu Companion Loans and the 1633 Broadway Subordinate Companion Loans are referred to herein, collectively, as the “1633 Broadway Whole Loan”, and the 1633 Broadway Pari Passu Companion Loans and the 1633 Broadway Subordinate Companion Loans are referred to herein as the “1633 Broadway Companion Loans”. The 1633 Broadway Pari Passu Companion Loans are generally pari passu in right of payment with each other and with the 1633 Broadway Mortgage Loan. The 1633 Broadway Subordinate Companion Loans are generally pari passu in right of payment with each other, but subordinate in right of payment with respect to the 1633 Broadway Mortgage Loan and 1633 Broadway Pari Passu Companion Loans.

Only the 1633 Broadway Mortgage Loan is included in the issuing entity. The 1633 Broadway Standalone Companion Loans were contributed to a securitization trust governed by the BWAY 2019-1633 TSA (the “BWAY Trust 2019-1633 Securitization”). The 1633 Broadway Non-Standalone Pari Passu Companion Loans have either been contributed to other securitizations or are expected to be contributed to other securitizations from time to time in the future, however, the holders of the related unsecuritized 1633 Broadway Non-Standalone Pari Passu Companion Loans are under no obligation to do so.

The rights of the holders of the promissory notes evidencing the 1633 Broadway Whole Loan are subject to a Co-Lender Agreement (the “1633 Broadway Co-Lender Agreement”). The following summaries describe certain provisions of the 1633 Broadway Co-Lender Agreement.

Servicing

The 1633 Broadway Whole Loan (including the 1633 Broadway Mortgage Loan) and any related REO Property will be serviced and administered pursuant to the terms of the BWAY 2019-1633 TSA by KeyBank National Association as master servicer (the “1633 Broadway Master Servicer”), and, if necessary, Situs Holdings, LLC as special servicer (the “1633 Broadway Special Servicer”), in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”, but subject to the terms of the 1633 Broadway Co-Lender Agreement.

Advances

The master servicer or the trustee, as applicable, will be responsible for making any required principal and interest advances on the 1633 Broadway Mortgage Loan (but not on the 1633 Broadway Companion Loans) pursuant to the terms of the PSA unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the 1633 Broadway Mortgage Loan.

Property protection advances in respect of the 1633 Broadway Whole Loan will be made by the 1633 Broadway Master Servicer or the trustee under the BWAY 2019-1633 TSA, as applicable, unless a determination of nonrecoverability is made under the BWAY 2019-1633 TSA.

Application of Payments

The 1633 Broadway Co-Lender Agreement sets forth the respective rights of the holder of the 1633 Broadway Mortgage Loan, the holders of the 1633 Broadway Pari Passu Companion Loans and the holders of the 1633 Broadway Subordinate Companion Loans with respect to distributions of funds received in respect of the 1633 Broadway Whole Loan, and provides, in general, that:

●

the 1633 Broadway Mortgage Loan and the 1633 Broadway Pari Passu Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of any other or security therefor;

●

the 1633 Broadway Subordinate Companion Loans are, generally, at all times, junior, subject and subordinate to the 1633 Broadway Mortgage Loan and the 1633 Broadway Pari Passu Companion Loans, and the rights of the holders of the 1633 Broadway Subordinate Companion Loans to receive payments with respect to the 1633 Broadway Whole Loan are, at all times, junior, subject and subordinate to the rights of the holders of the 1633 Broadway Mortgage Loan and the 1633 Broadway Pari Passu Companion Loans to receive payments with respect to the 1633 Broadway Whole Loan;

●

all expenses and losses relating to the 1633 Broadway Whole Loan will, to the extent not paid by the related borrowers, be allocated first to the holder of 1633 Broadway Subordinate Companion Loans and second to the issuing entity, as holder of the 1633 Broadway Mortgage Loan, and the holders of the 1633 Broadway Pari Passu Companion Loans on a pro rata and pari passu basis.

All amounts tendered by the borrowers or otherwise available for payment on the 1633 Broadway Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

●

First, on a pro rata and pari passu basis, to pay accrued and unpaid interest on the 1633 Broadway Mortgage Loan and 1633 Broadway Pari Passu Companion Loans to the holders of the 1633 Broadway Mortgage Loan and 1633 Broadway Pari Passu Companion Loans in an amount equal to the accrued and unpaid interest on the principal balances of the 1633 Broadway Mortgage Loan and 1633 Broadway Pari Passu Companion Loans at a per annum rate equal the applicable net note rate;

●

Second, on a pro rata and pari passu basis, to the holders of the 1633 Broadway Mortgage Loan and 1633 Broadway Pari Passu Companion Loans in an amount equal to its percentage interest of all principal payments received, if any, with respect to the related monthly payment date, in each case until their respective note principal balances have been reduced to zero;

●

Third, on a pro rata and pari passu basis, to the holders of the 1633 Broadway Mortgage Loan and 1633 Broadway Pari Passu Companion Loans in an amount equal to any unreimbursed costs and expenses paid by the holders of the 1633 Broadway Mortgage Loan and each 1633 Broadway Pari Passu Companion Loan, including any liquidation fees, workout fees, special servicing fees or interest on advances (or paid or advanced by any servicer on its behalf and not previously paid or reimbursed) with respect to the 1633 Broadway Whole Loan pursuant to the 1633 Broadway Co-Lender Agreement or the BWAY 2019-1633 TSA;

●

Fourth, on a pro rata and pari passu basis, to the holders of the 1633 Broadway Mortgage Loan and 1633 Broadway Pari Passu Companion Loans in an amount equal to any yield maintenance premium, to the extent paid by the related borrowers; in an amount up to such note’s pro rata interest therein as calculated under the 1633 Broadway Whole Loan documents;

●

Fifth, the holders of the 1633 Broadway Subordinate Companion Loans, to pay accrued and unpaid interest on the 1633 Broadway Subordinate Companion Loans to the holders of the 1633 Broadway Subordinate Companion Loans in an amount equal to the accrued and unpaid interest on the applicable 1633 Broadway Subordinate Companion Loan principal balances at a per annum rate equal the applicable net note rate;

●

Sixth, to the holders of the 1633 Broadway Subordinate Companion Loans, in an amount equal to its percentage interest of all principal payments received, if any, with respect to the related monthly payment date, until the principal balances of the 1633 Broadway Subordinate Companion Loans have been reduced to zero;

●

Seventh, on a pro rata and pari passu basis, to the holders of the 1633 Broadway Subordinate Companion Loans in an amount equal to any yield maintenance premium, to the extent paid by the related borrowers; in an amount up to such note’s pro rata interest therein as calculated under the 1633 Broadway Whole Loan documents;

●

Eighth, if the proceeds of any foreclosure sale or any liquidation of the 1633 Broadway Whole Loan or the 1633 Broadway Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing paragraphs and, as a result of a workout, the principal balances of the 1633 Broadway Subordinate Companion Loans have been reduced, such excess amount will be paid to the holders of the 1633 Broadway Subordinate Companion Loans in an amount up to the reduction, if any, of the principal balances of the 1633 Broadway Subordinate Companion Loans as a result of such workout, plus unpaid interest on the 1633 Broadway Subordinate Companion Loan principal balance at a per annum rate equal the applicable net note rate;

●

Ninth, to the extent assumption or transfer fees actually paid by the related borrowers are not required to be otherwise applied under the BWAY 2019-1633 TSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate a servicer (in each case provided that such reimbursements or payments relate to the 1633 Broadway Whole Loan), any such assumption or transfer fees, to the extent actually paid by the related borrowers, will be paid to the holders of the 1633 Broadway Mortgage Loan and the 1633 Broadway Companion Loans, pro rata, based on their respective percentage interests; and

●

Tenth, if any excess amount is available to be distributed in respect of the 1633 Broadway Whole Loan, and not otherwise applied in accordance with the foregoing paragraphs, any remaining amount will be paid to the holders of the 1633 Broadway Mortgage Loan, the 1633 Broadway Companion Loans and the 1633 Broadway Subordinate Companion Loans, pro rata, based on their respective percentage interests.

Consultation and Control

The controlling noteholder under the 1633 Broadway Co-Lender Agreement (the “1633 Broadway Directing Holder”) will initially be the representative of the holder of the majority of the “controlling class” certificates issued in connection with the BWAY Trust 2019-1633 Securitization. Pursuant to the terms of the BWAY 2019-1633 TSA, such controlling class representative, which will initially be Prima Capital Advisors LLC, will have consent and/or consultation rights with respect to the 1633 Broadway Whole Loan similar, but not necessarily identical, to those held by the Directing Holder under the terms of the PSA. Upon a “Control Shift Event” under the BWAY 2019-1633 TSA (a “1633 Broadway Control Shift Event”), the 1633 Broadway Directing Holder will be the holder of Note A-1-C-1 (or, if Note A-1-C-1 has been deposited into a securitization, the “controlling class representative” or any analogous party for the related securitization). A 1633 Broadway Control Shift Event will generally exist at any time that (i) the Class A certificates issued pursuant to the BWAY 2019-1633 TSA have an outstanding certificate balance (as notionally reduced by any appraisal reduction amounts allocable to such class) that is 25% or less of the initial certificate balance of such Class A certificates, (ii) the 1633 Broadway Directing Holder (or a majority of the controlling class certificateholders) is a borrower related party or (iii) Prima Capital Advisors LLC or any successor controlling class representative or controlling class certificateholders are no longer the holder of at least a majority of the controlling class by certificate balance and the certificate administrator under the BWAY 2019-1633 TSA (the “1633 Broadway Certificate Administrator”) has

neither (a) received written notice of the then current controlling class certificateholders of at least a majority of the controlling class by certificate balance nor (b) received written notice of a replacement controlling class representative, until such time as the 1633 Broadway Certificate Administrator receives either such notice.

Neither the issuing entity, as holder of the 1633 Broadway Mortgage Loan, nor any holder of a 1633 Broadway Non-Standalone Pari Passu Companion Loan, as non-controlling note holders (other than the holder of Note A-1-C-1, but only during the continuance of a 1633 Broadway Control Shift Event), will have any right to consult with the 1633 Broadway Master Servicer or the 1633 Broadway Special Servicer with respect to major decisions to be taken with respect to the 1633 Broadway Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the 1633 Broadway Whole Loan or for any other matter.

Sale of Defaulted Whole Loan

Pursuant to the terms of the 1633 Broadway Co-Lender Agreement, if the 1633 Broadway Whole Loan becomes a defaulted mortgage loan, and if the 1633 Broadway Special Servicer determines to sell the 1633 Broadway Whole Loan in accordance with the BWAY 2019-1633 TSA, then the 1633 Broadway Special Servicer will be required to sell the 1633 Broadway Pari Passu Companion Loans and the 1633 Broadway Subordinate Companion Loans, together with the 1633 Broadway Mortgage Loan, as one whole loan. In connection with any such sale, the 1633 Broadway Special Servicer will be required to follow the procedures contained in the BWAY 2019-1633 TSA.

Notwithstanding the foregoing, the 1633 Broadway Special Servicer will not be permitted to sell the 1633 Broadway Whole Loan if it becomes a defaulted mortgage loan under the BWAY 2019-1633 TSA without the written consent of the issuing entity (or its representative), as holder of the 1633 Broadway Mortgage Loan, or the holders of the 1633 Broadway Non-Standalone Pari Passu Companion Loans (provided that such consent is not required if such holder is a related borrower or an affiliate of a related borrower) unless the 1633 Broadway Special Servicer has delivered to each such holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the 1633 Broadway Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the 1633 Broadway Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the 1633 Broadway Mortgaged Property, and any documents in the servicing file reasonably requested by such holder (or its representative) that are material to the price of the 1633 Broadway Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the 1633 Broadway Master Servicer or the 1633 Broadway Special Servicer in connection with the proposed sale; provided, that the issuing entity (or its representative), as holder of the 1633 Broadway Mortgage Loan or the holders of the 1633 Broadway Non-Standalone Pari Passu Companion Loans may waive as to itself any of the delivery or timing requirements set forth in this sentence. The issuing entity (or its representative), as holder of the 1633 Broadway Mortgage Loan, or the holders of the 1633 Broadway Non-Standalone Pari Passu Companion Loans will be permitted to submit an offer at any sale of the 1633 Broadway Whole Loan.

 Special Servicer Appointment Rights

Pursuant to the 1633 Broadway Co-Lender Agreement and the BWAY 2019-1633 TSA, the 1633 Broadway Directing Holder (or its representative) will have the right, with or without cause, to replace the 1633 Broadway Special Servicer and appoint a replacement special servicer without the consent of the issuing entity (or its representative), as holder of the 1633 Broadway Mortgage Loan or any holder of a 1633 Broadway Non-Standalone Pari Passu Companion Loan. In addition, if the operating advisor under the BWAY 2019-1633 TSA recommends, in its sole discretion exercised in good faith, the replacement of the 1633 Broadway Special Servicer, the applicable certificateholders under the BWAY 2019-1633 TSA with the requisite percentage of voting rights will have the right, with or without cause, to replace the 1633

 Broadway Special Servicer and appoint a replacement special servicer in accordance with the BWAY 2019-1633 TSA, as described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The Starwood Industrial Portfolio Whole Loan

General

The Starwood Industrial Portfolio Mortgage Loan (5.0%) is part of a Whole Loan structure comprised of six mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property. The Starwood Industrial Portfolio Whole Loan is evidenced by six senior pari passu promissory notes and one junior promissory note, the note designations and the Cut-off Date Balances of which are set forth in the chart below:

Note Designation	Cut-off Date Balance

Note A-1 (“Starwood Industrial Portfolio Note A-1”)	$50,000,000
Note A-2-1 (“Starwood Industrial Portfolio Note A-2-1”)	$30,000,000
Note A-2-2 (“Starwood Industrial Portfolio Note A-2-2”)	$10,000,000
Note A-3-1 (“Starwood Industrial Portfolio Note A-3-1”)	$15,000,000
Note A-3-2 (“Starwood Industrial Portfolio Note A-3-2”)	$15,000,000
Note A-4 (“Starwood Industrial Portfolio Note A-4”)	$24,500,000
Note B-1 (“Starwood Industrial Portfolio Subordinate Companion Loan”)	$65,527,027

The Starwood Industrial Portfolio Note A-2-1 and Starwood Industrial Portfolio Note A-3-1 (the “Starwood Industrial Portfolio Mortgage Loan”) will be part of the mortgage pool.

The Starwood Industrial Portfolio Note A-1, Starwood Industrial Portfolio Note A-2-2, Starwood Industrial Portfolio Note A-3-2 and Starwood Industrial Portfolio Note A-4 (collectively referred to as the “Starwood Industrial Portfolio Senior Pari Passu Companion Loans”), together with the Starwood Industrial Portfolio Mortgage Loan, are collectively referred to as the “Starwood Industrial Portfolio Senior Mortgage Loan” or the “Starwood Industrial Portfolio Senior Notes” and the holders of such Starwood Industrial Portfolio Senior Notes are collectively referred to as the “Starwood Industrial Portfolio Note A Holders”.

Only the Starwood Industrial Portfolio Mortgage Loan is included in the issuing entity. Starwood Industrial Portfolio Note A-1, Starwood Industrial Portfolio Note A-2-2 and the Starwood Industrial Portfolio Subordinate Companion Loan were contributed to a securitization trust governed by the GSMS 2020-GC45 PSA (the “GSMS 2020-GC45 Securitization”). The remaining Starwood Industrial Portfolio Senior Notes have either been contributed to other securitizations or are expected to be contributed to other securitizations from time to time in the future, however, the holders of the related unsecuritized Starwood Industrial Portfolio Senior Notes are under no obligation to do so.

The rights of the holders of the promissory notes evidencing the Starwood Industrial Portfolio Whole Loan (the “Starwood Industrial Portfolio Noteholders”) are subject to an agreement among noteholders (the “Starwood Industrial Portfolio Intercreditor Agreement”). The following summaries describe certain provisions of the Starwood Industrial Portfolio Intercreditor Agreement.

Servicing

The Starwood Industrial Portfolio Whole Loan will be serviced and administered pursuant to the terms of the GSMS 2020-GC45 PSA and the Starwood Industrial Portfolio Intercreditor Agreement, by Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “GSMS 2020-GC45 Master Servicer”) and CWCapital Asset Management LLC, as Starwood special servicer (the “GSMS 2020-GC45 Starwood Special Servicer”), as the case may be, according to the Servicing Standard. See “Pooling and Servicing Agreement”. The master servicer or the trustee, as applicable, under the GSMS

2020-GC45 PSA will be responsible for making any Servicing Advances with respect to the Starwood Industrial Portfolio Whole Loan, in each case unless the GSMS 2020-GC45 Master Servicer or the trustee under the GSMS 2020-GC45 PSA, as applicable, or the GSMS 2020-GC45 Starwood Special Servicer under the GSMS 2020-GC45 PSA determines that such an advance would not be recoverable from collections on the Starwood Industrial Portfolio Whole Loan.

Application of Payments

The Starwood Industrial Portfolio Intercreditor Agreement sets forth the respective rights of the holder of the Starwood Industrial Portfolio Senior Notes and the holder of the Starwood Industrial Portfolio Subordinate Companion Loan with respect to distributions of funds received in respect of the Starwood Industrial Portfolio Whole Loan, and provides, in general, that the Starwood Industrial Portfolio Subordinate Companion Loan and the respective rights of the holder of the Starwood Industrial Portfolio Subordinate Companion Loan to receive payments of interest, principal and other amounts with respect to the Starwood Industrial Portfolio Subordinate Companion Loan, respectively, will, prior to a Starwood Industrial Portfolio Sequential Pay Event, be junior, subject and subordinate to the Starwood Industrial Portfolio Senior Notes and the respective rights of the holder of the Starwood Industrial Portfolio Senior Notes to receive payments of interest, principal and other amounts with respect to the Starwood Industrial Portfolio Senior Notes, respectively, as and to the extent set forth in the Starwood Industrial Portfolio Intercreditor Agreement.

If no Starwood Industrial Portfolio Sequential Pay Event has occurred and is continuing, all amounts tendered by the borrower or otherwise available for payment on the Starwood Industrial Portfolio Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied by the GSMS 2020-GC45 Master Servicer in the following order of priority:

(i), to the Starwood Industrial Portfolio Note A Holders, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on their respective principal balances, at the applicable note interest rate (net of the applicable servicing fee rate);

(ii), to the Starwood Industrial Portfolio Note A Holders, pro rata (based on their respective principal balances), in an aggregate amount equal to all principal payments received, including any insurance and condemnation proceeds received, if any, until the respective principal balances have been reduced to zero;

(iii), to the Starwood Industrial Portfolio Note A Holders, pro rata (based on their respective entitlements to interest) up to the amount of any unreimbursed out-of-pocket costs and expenses paid by such Starwood Industrial Portfolio Note A Holder, including any advances paid from sources other than collections and not previously reimbursed by the borrower (or paid or advanced by the GSMS 2020-GC45 Master Servicer or the GSMS 2020-GC45 Starwood Special Servicer, as applicable, on its behalf and not previously paid or reimbursed to such servicer) with respect to the Starwood Industrial Portfolio Whole Loan pursuant to the Starwood Industrial Portfolio Intercreditor Agreement or the GSMS 2020-GC45 PSA;

(iv), if the proceeds of any foreclosure sale or any liquidation of the Starwood Industrial Portfolio Whole Loan or the Starwood Industrial Portfolio Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(iii) and, as a result of a written modification, waiver, amendment, restructuring or workout of the Starwood Industrial Portfolio Whole Loan (a “Starwood Industrial Portfolio Workout”), the aggregate principal balance of the Starwood Industrial Portfolio Senior Notes has been reduced, such excess amount will be paid to the Starwood Industrial Portfolio Note A Holders pro rata (based on their respective principal balances), in an aggregate amount up to the reduction, if any, of the respective principal balances as a result of such Starwood Industrial Portfolio Workout, plus interest on such amount at the related note interest rate;

(v), to the extent the holder of the Starwood Industrial Portfolio Subordinate Companion Loan (the “Starwood Industrial Portfolio Subordinate Companion Loan Holder”) have made any payments or advances to cure defaults pursuant to the Starwood Industrial Portfolio Intercreditor Agreement, to

reimburse the Starwood Industrial Portfolio Subordinate Companion Loan Holder for all such cure payments;

(vi), to the Starwood Industrial Portfolio Subordinate Companion Loan Holder in an amount equal to the accrued and unpaid interest on the principal balance of the Starwood Industrial Portfolio Subordinate Companion Loan at the applicable note interest rate (net of the applicable servicing fee rate);

(vii), to the Starwood Industrial Portfolio Subordinate Companion Loan Holder in an amount equal to all principal payments received, including any insurance and condemnation proceeds, if any, remaining after giving effect to the allocations in clause (ii) above, until the principal balance of the Starwood Industrial Portfolio Subordinate Companion Loan has been reduced to zero;

(viii), if the proceeds of any foreclosure sale or any liquidation of the Starwood Industrial Portfolio Whole Loan or the Starwood Industrial Portfolio Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(vii) and, as a result of a Starwood Industrial Portfolio Workout, the principal balance of the Starwood Industrial Portfolio Subordinate Companion Loan has been reduced, such excess amount will be required to be paid to the Starwood Industrial Portfolio Subordinate Companion Loan Holder in an amount up to the reduction, if any, of the principal balance of the Starwood Industrial Portfolio Subordinate Companion Loan as a result of such Starwood Industrial Portfolio Workout, plus interest on such amount at the related note interest rate;

(ix), to the Starwood Industrial Portfolio Note A Holders, pro rata (based on their respective principal balances), in an aggregate amount equal to the product of (i) the Starwood Industrial Portfolio Note A Percentage Interest multiplied by (ii) the Starwood Industrial Portfolio Note A Relative Spread and (iii) any prepayment premium to the extent paid by the borrower;

(x), to the Starwood Industrial Portfolio Subordinate Companion Loan Holder in an amount equal to the product of (i) the Starwood Industrial Portfolio Subordinate Companion Loan Percentage Interest multiplied by (ii) the Starwood Industrial Portfolio Subordinate Companion Loan Relative Spread and (iii) any prepayment premium to the extent paid by the borrower;

(xi), to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the GSMS 2020-GC45 PSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the GSMS 2020-GC45 Master Servicer or GSMS 2020-GC45 Starwood Special Servicer, as applicable (in each case provided that such reimbursements or payments relate to the Starwood Industrial Portfolio Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, will be required to be paid pro rata to the Starwood Industrial Portfolio Note A Holders and the Starwood Industrial Portfolio Subordinate Companion Loan Holder in accordance with the Starwood Industrial Portfolio Note A Percentage Interest and the Starwood Industrial Portfolio Subordinate Companion Loan Percentage Interest, respectively, with the amount distributed to the Starwood Industrial Portfolio Note A Holders to be allocated among the Starwood Industrial Portfolio Note A Holders pro rata based on their respective principal balances; and

(xii), if any excess amount, including, without limitation, any default interest, is available to be distributed in respect of the Starwood Industrial Portfolio Whole Loan, and not otherwise applied in accordance with the foregoing clauses (i)-(xi), any remaining amount will be paid pro rata to the Starwood Industrial Portfolio Note A Holders and the Starwood Industrial Portfolio Subordinate Companion Loan Holder in accordance with the initial Starwood Industrial Portfolio Note A Percentage Interest and the initial Starwood Industrial Portfolio Subordinate Companion Loan Percentage Interest, respectively, with the amount distributed to the Starwood Industrial Portfolio Note A Holders to be allocated among the Starwood Industrial Portfolio Note A Holders pro rata based on their respective principal balances.

Upon the occurrence and continuance of a the Starwood Industrial Portfolio Sequential Pay Event, amounts tendered by the borrower or otherwise available for payment on the Starwood Industrial Portfolio Whole Loan or the Starwood Industrial Portfolio Mortgaged Property or amounts realized on proceeds thereof (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

(i), to the Starwood Industrial Portfolio Note A Holders, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on their respective principal balances, at the applicable note interest rate (net of the applicable servicing fee rate);

(ii), to the Starwood Industrial Portfolio Subordinate Companion Loan Holder in an amount equal to the accrued and unpaid interest on the Starwood Industrial Portfolio Subordinate Companion Loan principal balance at the applicable note interest rate (net of the applicable servicing fee rate);

(iii), to the Starwood Industrial Portfolio Note A Holders, pro rata (based on their respective principal balances), in reduction of their respective principal balances, until such principal balances have been reduced to zero;

(iv), to the Starwood Industrial Portfolio Note A Holders, pro rata (based on their respective entitlements), up to the amount of any unreimbursed out-of-pocket costs and expenses paid by such Starwood Industrial Portfolio Note A Holder, including any advances paid from sources other than collections, in each case to the extent reimbursable by the borrower but not previously reimbursed by the borrower (or paid or advanced by either of the GSMS 2020-GC45 Master Servicer or the GSMS 2020-GC45 Starwood Special Servicer, as applicable, on its behalf and not previously paid or reimbursed to such servicer), with respect to the Starwood Industrial Portfolio Whole Loan pursuant to the Starwood Industrial Portfolio Intercreditor Agreement or the GSMS 2020-GC45 PSA;

(v), if the proceeds of any foreclosure sale or any liquidation of the Starwood Industrial Portfolio Whole Loan or the Starwood Industrial Portfolio Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(iv) and, as a result of a the Starwood Industrial Portfolio Workout the aggregate principal balance of the Starwood Industrial Portfolio Senior Notes has been reduced, such excess amount will be required to be paid to the Starwood Industrial Portfolio Note A Holders pro rata (based on their respective principal balances) in an aggregate amount up to the reduction, if any, of based on their respective principal balances as a result of such the Starwood Industrial Portfolio Workout, plus interest on such amount at the related note interest rate;

(vi), to the extent the Starwood Industrial Portfolio Subordinate Companion Loan Holder has made any payments or advances to cure defaults pursuant to the Starwood Industrial Portfolio Intercreditor Agreement, to reimburse the Starwood Industrial Portfolio Subordinate Companion Loan Holder for all such cure payments; and to the Starwood Industrial Portfolio Subordinate Companion Loan Holder in the amount of any other unreimbursed reasonable out-of-pocket costs and expenses paid by the Starwood Industrial Portfolio Subordinate Companion Loan Holder, in each case to the extent reimbursable by, but not previously reimbursed by, the borrower;

(vii), to the Starwood Industrial Portfolio Subordinate Companion Loan Holder, until the principal balance of the Starwood Industrial Portfolio Subordinate Companion Loan has been reduced to zero;

(viii), to the Starwood Industrial Portfolio Note A Holders, pro rata (based on their respective principal balances) in an aggregate amount equal to the product of (i) the Starwood Industrial Portfolio Note A Percentage Interest multiplied by (ii) Starwood Industrial Portfolio Note A Relative Spread and (iii) any prepayment premium to the extent paid by the borrower;

(ix), to the Starwood Industrial Portfolio Subordinate Companion Loan Holder in an amount equal to the product of (i) the Starwood Industrial Portfolio Subordinate Companion Loan Percentage Interest multiplied by (ii) the Starwood Industrial Portfolio Subordinate Companion Loan Relative Spread and (iii) any prepayment premium to the extent paid by the borrower;

(x), if the proceeds of any foreclosure sale or any liquidation of the Starwood Industrial Portfolio Whole Loan or the Starwood Industrial Portfolio Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(ix) and, as a result of a the Starwood Industrial

 Portfolio Workout the principal balance of the Starwood Industrial Portfolio Subordinate Companion Loan has been reduced, such excess amount will be paid to the Starwood Industrial Portfolio Subordinate Companion Loan Holder in an amount up to the reduction, if any, of the principal balance of the Starwood Industrial Portfolio Subordinate Companion Loan as a result of such Starwood Industrial Portfolio Workout, plus interest on such amount at the related note interest rate;

(xi), to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the GSMS 2020-GC45 PSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the GSMS 2020-GC45 Master Servicer or the GSMS 2020-GC45 Starwood Special Servicer, as applicable (in each case provided that such reimbursements or payments relate to the Starwood Industrial Portfolio Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, will be required to be paid pro rata to the Starwood Industrial Portfolio Note A Holders and the Starwood Industrial Portfolio Subordinate Companion Loan Holder in accordance with the Starwood Industrial Portfolio Note A Percentage Interest and the Starwood Industrial Portfolio Subordinate Companion Loan Percentage Interest, respectively, with the amount distributed to the Starwood Industrial Portfolio Note A Holders to be allocated between the Starwood Industrial Portfolio Note A Holders pro rata based on their respective principal balances; and

(xii), if any excess amount, including, without limitation, any default interest, is available to be distributed in respect of the Starwood Industrial Portfolio Whole Loan, and not otherwise applied in accordance with the foregoing clauses (i)-(xi), any remaining amount will be paid pro rata to the Starwood Industrial Portfolio Note A Holders and the Starwood Industrial Portfolio Subordinate Companion Loan Holder in accordance with the Starwood Industrial Portfolio Note A Percentage Interest and the Starwood Industrial Portfolio Subordinate Companion Loan Percentage Interest, respectively, with the amount distributed to the Starwood Industrial Portfolio Note A Holders to be allocated between the Starwood Industrial Portfolio Note A Holders pro rata based on their respective principal balances.

“Starwood Industrial Portfolio Note A Percentage Interest” means a fraction, expressed as a percentage, the numerator of which is the sum of the principal balances of the Starwood Industrial Portfolio Senior Notes, and the denominator of which is the sum of the principal balances of the Starwood Industrial Portfolio Senior Notes and the principal balance of the Starwood Industrial Portfolio Subordinate Companion Loan.

“Starwood Industrial Portfolio Note A Rate” means 3.231% per annum.

“Starwood Industrial Portfolio Note A Relative Spread” means the ratio of the Starwood Industrial Portfolio Note A Rate to the weighted average of the Starwood Industrial Portfolio Note A Rate and the Starwood Industrial Portfolio Subordinate Companion Loan Rate.

“Starwood Industrial Portfolio Note A-1 Holder” means the holder of Starwood Industrial Portfolio Note A-1.

“Starwood Industrial Portfolio Note A-2-1 Holder” means the holder of Starwood Industrial Portfolio Note A-2-1.

“Starwood Industrial Portfolio Note A-2-2 Holder” means the holder of Starwood Industrial Portfolio Note A-2-2.

“Starwood Industrial Portfolio Note A-3-1 Holder” means the holder of Starwood Industrial Portfolio Note A-3-1.

“Starwood Industrial Portfolio Note A-3-2 Holder” means the holder of Starwood Industrial Portfolio Note A-3-2.

“Starwood Industrial Portfolio Note A-4 Holder” means the holder of Starwood Industrial Portfolio Note A-4.

“Starwood Industrial Portfolio Subordinate Companion Loan Percentage Interest” means a fraction, expressed as a percentage, the numerator of which is the principal balance of the Starwood Industrial Portfolio Subordinate Companion Loan, and the denominator of which is the sum of the principal balance of the Starwood Industrial Portfolio Mortgage Loan and the principal balance of the Starwood Industrial Portfolio Subordinate Companion Loan.

“Starwood Industrial Portfolio Subordinate Companion Loan Rate” means 3.231% per annum.

“Starwood Industrial Portfolio Subordinate Companion Loan Relative Spread” means the ratio of the Starwood Industrial Portfolio Subordinate Companion Loan Rate to the weighted average of the Starwood Industrial Portfolio Note A Rate and the Starwood Industrial Portfolio Subordinate Companion Loan Rate.

“Starwood Industrial Portfolio Sequential Pay Event” means any event of default under the Starwood Industrial Portfolio Whole Loan with respect to an obligation to pay money due under the Starwood Industrial Portfolio Whole Loan, any other event of default for which the Starwood Industrial Portfolio Whole Loan is actually accelerated or any other event of default which causes the Starwood Industrial Portfolio Whole Loan to become a Specially Serviced Loan, or any bankruptcy or insolvency event that constitutes an event of default under the Starwood Industrial Portfolio Whole Loan; provided, however, that unless the GSMS 2020-GC45 Master Servicer or the GSMS 2020-GC45 Starwood Special Servicer, as applicable, has notice or knowledge of such event at least 10 business days prior to the applicable Distribution Date, distributions will be made sequentially beginning on the subsequent Distribution Date; provided, further, that the aforementioned requirement of notice or knowledge will not apply in the case of distribution of the final proceeds of a liquidation or final disposition of the Starwood Industrial Portfolio Whole Loan. A Starwood Industrial Portfolio Sequential Pay Event will no longer exist to the extent it has been cured (including any cure payment made by the Starwood Industrial Portfolio Subordinate Companion Loan Holder in accordance with the Starwood Industrial Portfolio Intercreditor Agreement) and will not be deemed to exist to the extent the Starwood Industrial Portfolio Subordinate Companion Loan Holder is exercising its cure rights under the Starwood Industrial Portfolio Intercreditor Agreement or the default that led to the occurrence of such the Starwood Industrial Portfolio Sequential Pay Event has otherwise been cured or waived.

Consultation and Control

Pursuant to the Starwood Industrial Portfolio Intercreditor Agreement, the controlling holder with respect to the Starwood Industrial Portfolio Whole Loan (the “Starwood Industrial Portfolio Controlling Noteholder”), as of any date of determination, will be (i) if and for so long as no Starwood Industrial Portfolio Control Appraisal Period has occurred and is continuing, the Starwood Industrial Portfolio Subordinate Companion Loan Holder and (ii) if and for so long as a Starwood Industrial Portfolio Control Appraisal Period has occurred and is continuing, the Starwood Industrial Portfolio Note A-2-1 Holder; provided that at any time the Starwood Industrial Portfolio Note A-2-1 Holder is the Starwood Industrial Portfolio Controlling Noteholder and the Starwood Industrial Portfolio Note A-2-1 is included in the Starwood Industrial Portfolio Note A-2-1 Securitization, references to the “Starwood Industrial Portfolio Controlling Noteholder” will mean the Controlling Class Certificateholder (or its representative) or any other party assigned the rights to exercise the rights of the “Controlling Noteholder” under the Starwood Industrial Portfolio Intercreditor Agreement, as and to the extent provided in the pooling and servicing agreement for the Starwood Industrial Portfolio Note A-2-1; and provided further that, if the Starwood Industrial Portfolio Subordinate Companion Loan Holder would be the Starwood Industrial Portfolio Controlling Noteholder pursuant to the terms of the Starwood Industrial Portfolio Intercreditor Agreement, but any interest in the Starwood Industrial Portfolio Subordinate Companion Loan is held by the borrower or a borrower related party, or the borrower or a borrower related party would otherwise be entitled to exercise the rights of the Starwood Industrial Portfolio Controlling Noteholder in respect of the Starwood Industrial Portfolio Subordinate Companion Loan, then a Starwood Industrial Portfolio Control Appraisal Period will be deemed to have occurred. The Starwood Industrial Portfolio Subordinate Companion Loan Holder is the Starwood Industrial Portfolio Controlling Noteholder as of the Closing Date.

Pursuant to the terms of the Starwood Industrial Portfolio Intercreditor Agreement, if any consent, modification, amendment or waiver under or other action in respect of the Starwood Industrial Portfolio

Whole Loan (whether or not a servicing transfer event has occurred and is continuing) that would constitute a Starwood Industrial Portfolio Major Decision has been requested or proposed, at least 10 business days (or 30 days with respect to any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the borrower) prior to taking action with respect to such Starwood Industrial Portfolio Major Decision (or making a determination not to take action with respect to such Starwood Industrial Portfolio Major Decision), the GSMS 2020-GC45 Master Servicer or the GSMS 2020-GC45 Starwood Special Servicer must provide notice to and then receive the written consent of the Starwood Industrial Portfolio Controlling Noteholder (or its representative) before implementing a decision with respect to such Starwood Industrial Portfolio Major Decision, provided, that if the GSMS 2020-GC45 Master Servicer or the GSMS 2020-GC45 Starwood Special Servicer, as the case may be, does not receive a response within 10 business days (or 30 days with respect to any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the borrower) of its delivery of notice of a Starwood Industrial Portfolio Major Decision and the Major Decision Reporting Package (as such term is defined in the Starwood Industrial Portfolio Intercreditor Agreement), then the Starwood Industrial Portfolio Controlling Noteholder (or its controlling noteholder representative) will be deemed to have approved such action. Notwithstanding the provisions set forth in the previous paragraph, in the event that the GSMS 2020-GC45 Starwood Special Servicer or the GSMS 2020-GC45 Master Servicer (in the event the GSMS 2020-GC45 Master Servicer is otherwise authorized by the Starwood Industrial Portfolio Intercreditor Agreement or the GSMS 2020-GC45 PSA to take such action), as applicable, determines that immediate action, with respect to the foregoing matters, or any other matter requiring consent of the Starwood Industrial Portfolio Controlling Noteholder (or its controlling noteholder representative) in the Starwood Industrial Portfolio Intercreditor Agreement or the GSMS 2020-GC45 PSA, is necessary to protect the interests of the Starwood Industrial Portfolio Noteholders (as a collective whole (taking into account the subordinate nature of the Starwood Industrial Portfolio Subordinate Companion Loan and the pari passu nature of the Starwood Industrial Portfolio Senior Notes)), the GSMS 2020-GC45 Starwood Special Servicer or GSMS 2020-GC45 Master Servicer, as applicable, may take any such action without waiting for the response of the Starwood Industrial Portfolio Controlling Noteholder (or its controlling noteholder representative), provided that the GSMS 2020-GC45 Starwood Special Servicer or the GSMS 2020-GC45 Master Servicer, as applicable, provides the Starwood Industrial Portfolio Controlling Noteholder with prompt written notice following such action including a reasonably detailed explanation of the basis therefor. Similarly, following the occurrence of an extraordinary event with respect to the Mortgaged Property, or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the GSMS 2020-GC45 Master Servicer or the GSMS 2020-GC45 Starwood Special Servicer, as the case may be, may take actions with respect to the Mortgaged Property before obtaining the consent of the Starwood Industrial Portfolio Controlling Noteholder (or its representative) if the applicable servicer reasonably determines in accordance with the Servicing Standard that failure to take such actions prior to such consent would materially and adversely affect the interest of the Starwood Industrial Portfolio Noteholders, and the applicable servicer has made a reasonable effort to contact the Starwood Industrial Portfolio Controlling Noteholder (or its representative).

Notwithstanding the foregoing, the GSMS 2020-GC45 Master Servicer or GSMS 2020-GC45 Starwood Special Servicer, as the case may be, may not follow any advice, direction, objection or consultation provided by the Starwood Industrial Portfolio Controlling Noteholder (or its representative) that would require or cause the GSMS 2020-GC45 Master Servicer or the GSMS 2020-GC45 Starwood Special Servicer, as applicable, to violate any applicable law, including the REMIC provisions, be inconsistent with the Servicing Standard, require or cause the GSMS 2020-GC45 Master Servicer or the GSMS 2020-GC45 Starwood Special Servicer, as applicable, to violate provisions of the Starwood Industrial Portfolio Intercreditor Agreement or the GSMS 2020-GC45 PSA, require or cause the GSMS 2020-GC45 Master Servicer or the GSMS 2020-GC45 Starwood Special Servicer, as applicable, to violate the terms of the Starwood Industrial Portfolio Whole Loan, or materially expand the scope of the GSMS 2020-GC45 Master Servicer’s or the GSMS 2020-GC45 Starwood Special Servicer’s responsibilities under the Starwood Industrial Portfolio Intercreditor Agreement or the GSMS 2020-GC45 PSA.

The GSMS 2020-GC45 Starwood Special Servicer will be required to provide copies to each Starwood Industrial Portfolio Non-Controlling Note A Holder of any notice, information and report that is required to be provided to the Starwood Industrial Portfolio Controlling Noteholder pursuant to the GSMS 2020-GC45 PSA with respect to any of the Starwood Industrial Portfolio Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report within the same time frame such notice, information and report is required to be provided to the Starwood Industrial Portfolio Controlling Noteholder, and the GSMS 2020-GC45 Starwood Special Servicer will be required to consult with each Starwood Industrial Portfolio Non-Controlling Note A Holder on a strictly non-binding basis, to the extent having received such notices, information and reports, any Starwood Industrial Portfolio Non-Controlling Note A Holder requests consultation with respect to any such Starwood Industrial Portfolio Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report, and consider alternative actions recommended by such Starwood Industrial Portfolio Non-Controlling Note A Holder; provided that after the expiration of a period of 10 business days from delivery to any Starwood Industrial Portfolio Non-Controlling Note A Holder by the GSMS 2020-GC45 Starwood Special Servicer of written notice of a proposed action, together with copies of the notice, information and reports, the GSMS 2020-GC45 Starwood Special Servicer will no longer be obligated to consult with such Starwood Industrial Portfolio Non-Controlling Note A Holder, whether or not such Starwood Industrial Portfolio Non-Controlling Note A Holder has responded within such 10 business day period (unless, the GSMS 2020-GC45 Starwood Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10 business day period will be deemed to begin anew from the date of such proposal and delivery of all information relating thereto).

“Starwood Industrial Portfolio Control Appraisal Period” will exist with respect to the Starwood Industrial Portfolio Whole Loan, if and for so long as:

1.     the initial principal balance of the Starwood Industrial Portfolio Subordinate Companion Loan, minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Starwood Industrial Portfolio Subordinate Companion Loan after the date of creation of the Starwood Industrial Portfolio Subordinate Companion Loan, (y) any Appraisal Reduction Amount for the Starwood Industrial Portfolio Whole Loan that is allocated to the Starwood Industrial Portfolio Subordinate Companion Loan and (z) any losses realized with respect to the Starwood Industrial Portfolio Mortgaged Property or the Starwood Industrial Portfolio Whole Loan that are allocated to the Starwood Industrial Portfolio Subordinate Companion Loan, is less than

2.     25% of the remainder of (i) the initial principal balance of the Starwood Industrial Portfolio Subordinate Companion Loan less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the Starwood Industrial Portfolio Subordinate Companion Loan Holder on the Starwood Industrial Portfolio Subordinate Companion Loan, after the date of creation of such Starwood Industrial Portfolio Subordinate Companion Loan,

provided that a Starwood Industrial Portfolio Control Appraisal Period will terminate upon the occurrence of a cure by the Starwood Industrial Portfolio Subordinate Companion Loan Holder pursuant to the terms of the Starwood Industrial Portfolio Intercreditor Agreement.

“Starwood Industrial Portfolio Note A-2-1 Securitization” means the sale by the Starwood Industrial Portfolio Note A-2-1 Holder of all of such note (or the first securitization of such note, if applicable) to the applicable depositor, who will in turn include such note or portion of such note as part of a securitization of one or more mortgage loans.

“Starwood Industrial Portfolio Noteholder” means any of the Starwood Industrial Portfolio Note A Holders and the Starwood Industrial Portfolio Subordinate Companion Loan Holder, as applicable.

“Starwood Industrial Portfolio Non-Controlling Note A Holder” means each Starwood Industrial Portfolio Note A Holder that is not the Starwood Industrial Portfolio Controlling Noteholder; provided that, if at any time such Starwood Industrial Portfolio Note A Holder’s A Note is held by (or, at any time such Starwood Industrial Portfolio Note A Holder’s A Note is included in a securitization, the Starwood

Industrial Portfolio Non-Controlling Note A Subordinate Class Representative is) a borrower party, no person will be entitled to exercise the rights of such Starwood Industrial Portfolio Non-Controlling Note A Holder with respect to such A Note.

“Starwood Industrial Portfolio Non-Controlling Note A Subordinate Class Representative“ means (i) with respect to the Starwood Industrial Portfolio Mortgage Loan, the “controlling class representative” as defined in the GSMS 2020-GC45 PSA, and (ii) with respect to each Starwood Industrial Portfolio Senior Note (other than the Starwood Industrial Portfolio Mortgage Loan), the holders of the majority of the class of securities issued in the securitization of such note designated as the “controlling class” pursuant to the related pooling and servicing agreement or their duly appointed representative.

For so long as the Starwood Industrial Portfolio Subordinate Companion Loan is an asset of the issuing entity, the following paragraph will not have any force or effect.

The Starwood Industrial Portfolio Subordinate Companion Loan Holder is entitled to avoid a Starwood Industrial Portfolio Control Appraisal Period caused by application of an Appraisal Reduction Amount upon the satisfaction of certain conditions (within 30 days of the GSMS 2020-GC45 Master Servicer’s or GSMS 2020-GC45 Starwood Special Servicer’s, as applicable, receipt of a third party appraisal that indicates such Starwood Industrial Portfolio Control Appraisal Period has occurred), including delivery to the GSMS 2020-GC45 Master Servicer or the GSMS 2020-GC45 Starwood Special Servicer, as applicable, of additional collateral in the form of either (x) cash or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institution(s) that meets the rating requirements as described in the Starwood Industrial Portfolio Intercreditor Agreement, in each case, in an amount which, when added to the appraised value of the related Mortgaged Property as determined pursuant to the GSMS 2020-GC45 PSA, would cause the applicable Starwood Industrial Portfolio Control Appraisal Period not to occur.

“Starwood Industrial Portfolio Major Decision“ means a “Major Decision” under the GSMS 2020-GC45 PSA or any one or more analogous terms in the GSMS 2020-GC45 PSA at any time when one or more of the Starwood Industrial Portfolio Senior Notes and Starwood Industrial Portfolio Subordinate Companion Loan are included in the issuing entity.

Cure Rights

In the event that the related borrower fails to make any payment of principal or interest on the Starwood Industrial Portfolio Whole Loan by the end of the applicable grace period or any other event of default under the related Starwood Industrial Portfolio Whole Loan documents occurs and is continuing, the Starwood Industrial Portfolio Subordinate Companion Loan Holder will have the right to cure such event of default subject to certain limitations set forth in the Starwood Industrial Portfolio Intercreditor Agreement. Unless the issuing entity (or, if the issuing entity no longer holds any of the Starwood Industrial Portfolio Senior Notes and the Starwood Industrial Portfolio Subordinate Companion Loan, the Starwood Industrial Portfolio Note A-1 Holder) consents to additional cure periods, the Starwood Industrial Portfolio Subordinate Companion Loan Holder’s right to cure a monetary default or non-monetary default will be limited to a combined total of (i) six (6) cures of monetary defaults over the term of the Starwood Industrial Portfolio Whole Loan, no more than four (4) of which may be consecutive, and (ii) six (6) cures of non-monetary defaults over the term of the Starwood Industrial Portfolio Whole Loan.

So long as a monetary default exists for which a permitted cure payment is made, such monetary default will not be treated as an “Event of Default” under the Starwood Industrial Portfolio Whole Loan (including for purposes of (i) whether a “Starwood Industrial Portfolio Sequential Pay Event” has occurred (ii) accelerating the Starwood Industrial Portfolio Whole Loan, modifying, amending or waiving any provisions of the loan documents or commencing proceedings for foreclosure or the taking of title by deed-in-lieu of foreclosure or other similar legal proceedings with respect to the Starwood Industrial Portfolio Mortgaged Property; or (iii) treating the Starwood Industrial Portfolio Whole Loan as a Specially Serviced Loan).

Notwithstanding the foregoing, for so long as the Starwood Industrial Portfolio Subordinate Companion Loan is an asset of the issuing entity, the Starwood Industrial Portfolio Subordinate Companion Loan Holder may not exercise the cure rights described above.

Purchase Option

After the occurrence and delivery of a notice of an event of default with respect to the Starwood Industrial Portfolio Whole Loan or a servicing transfer event, the Starwood Industrial Portfolio Subordinate Companion Loan Holder will have the right, by written notice to the Starwood Industrial Portfolio Note A Holders (a “Starwood Industrial Portfolio Purchase Notice”), to purchase in immediately available funds, the Starwood Industrial Portfolio Senior Notes, in whole but not in part, at the defaulted mortgage loan purchase price, which is generally equal to unpaid principal, interest and expenses (but generally excluding prepayment premiums, default interest or late charges unless the holder is the borrower or an affiliate of the borrower). Upon delivery of the Starwood Industrial Portfolio Purchase Notice to the then current Starwood Industrial Portfolio Note A Holders, the Starwood Industrial Portfolio Note A Holders will be required to sell (and the Starwood Industrial Portfolio Subordinate Companion Loan Holder will be required to purchase) the Starwood Industrial Portfolio Senior Notes at the defaulted mortgage loan purchase price, on a date (the “Starwood Industrial Portfolio Defaulted Note Purchase Date”) not less than 10 and not more than 60 days after the date of the Starwood Industrial Portfolio Purchase Notice. The failure of the requesting purchaser to purchase the Starwood Industrial Portfolio Senior Notes on the Starwood Industrial Portfolio Defaulted Note Purchase Date will result in the termination of such right with respect to the event of default under Starwood Industrial Portfolio Whole Loan or servicing transfer event that gave rise to such right. The right of the Starwood Industrial Portfolio Subordinate Companion Loan Holder to purchase the Starwood Industrial Portfolio Senior Notes as described in this paragraph will automatically terminate upon a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the Starwood Industrial Portfolio Mortgaged Property. Notwithstanding the foregoing sentence, the Starwood Industrial Portfolio Note A Holders are required to give the Starwood Industrial Portfolio Subordinate Companion Loan Holder ten business days prior written notice of its intent with respect to any consummation of a foreclosure sale, sale by power of sale or delivery of deed in lieu of foreclosure with respect to the related Mortgaged Property. Notwithstanding the foregoing sentence, if title to the Starwood Industrial Portfolio Mortgaged Property is transferred to the Starwood Industrial Portfolio Note A Holders (or a designee on their behalf), in a manner commonly known as “the borrower turning over the keys” and not otherwise in connection with a consummation by the Starwood Industrial Portfolio Note A Holders of a foreclosure sale or sale by power of sale or acceptance of a deed in lieu of foreclosure, less than ten business days after the acceleration of the Starwood Industrial Portfolio Whole Loan, the Starwood Industrial Portfolio Note A Holders will be required to notify the Starwood Industrial Portfolio Subordinate Companion Loan Holder of such transfer and the Starwood Industrial Portfolio Subordinate Companion Loan Holder will have a 15 business day period from the date of such notice from the Starwood Industrial Portfolio Note A Holders to deliver the Starwood Industrial Portfolio Purchase Notice to the Starwood Industrial Portfolio Note A Holders, in which case the Starwood Industrial Portfolio Subordinate Companion Loan Holder will be obligated to purchase the Starwood Industrial Portfolio Mortgaged Property, in immediately available funds, within such 15 business day period at the applicable purchase price.

If the Starwood Industrial Portfolio Subordinate Companion Loan is an asset of the issuing entity, such purchase option described above will not have any force or effect.

Sale of Defaulted Whole Loan

Pursuant to the terms of the Starwood Industrial Portfolio Intercreditor Agreement and the GSMS 2020-GC45 PSA, if the Starwood Industrial Portfolio Whole Loan becomes a defaulted loan, and if the GSMS 2020-GC45 Starwood Special Servicer determines to sell the Starwood Industrial Portfolio Mortgage Loan in accordance with the GSMS 2020-GC45 PSA, then the GSMS 2020-GC45 Starwood Special Servicer may elect to sell the Starwood Industrial Portfolio Whole Loan subject to the consent (or deemed consent) of the Starwood Industrial Portfolio Subordinate Companion Loan Holder or the Starwood Industrial Portfolio Controlling Noteholder under the provisions described above under “—The Non-Serviced AB Whole Loans—Starwood Industrial Portfolio Whole Loan—Consultation and Control”.

Special Servicer Appointment Rights

Pursuant to the Starwood Industrial Portfolio Intercreditor Agreement, the Starwood Industrial Portfolio Controlling Noteholder (or its representative) will have the right, at any time, with or without cause, to replace the GSMS 2020-GC45 Starwood Special Servicer then acting with respect to the Starwood Industrial Portfolio Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the other Starwood Industrial Portfolio Noteholders.

Amendments

The Starwood Industrial Portfolio Intercreditor Agreement may only be amended by the consent of all Starwood Industrial Portfolio Noteholders.

The 650 Madison Avenue Whole Loan

General

The 650 Madison Avenue Whole Loan consists of (a) the 650 Madison Avenue Mortgage Loan evidenced by promissory note A-1-5 with an original principal balance of $45,000,000, which is being contributed to the issuing entity, (b) twenty Pari Passu Companion Loans (the “650 Madison Avenue Pari Passu Companion Loans“ and, together with the 650 Madison Avenue Mortgage Loan, the “650 Madison Avenue A Notes”) evidenced by promissory notes A-1-1, A-1-2-1, A-1-3, A-1-4, A-1-6, A-2-1, A-2-2, A-2-3, A-2-4, A-2-5, A-2-6, A-2-7, A-2-8, A-3-1, A-3-2, A-3-3, A-4, A-5, A-6 and A-7 with an aggregate original principal balance of $541,800,000 , which are not being contributed to the issuing entity, and (c) four Subordinate Companion Loans (the “650 Madison Avenue Subordinate Companion Loans”) evidenced by promissory notes B-1, B-2, B-3 and B-4 with an aggregate original principal balance of $213,200,000, which are not being contributed to the issuing entity.

Servicing

The related Co-Lender Agreement (the “650 Madison Avenue Co-Lender Agreement”) provides that the administration of the 650 Madison Avenue Mortgage Loan will be governed by the 650 Madison Avenue Co-Lender Agreement and the MAD 2019-650M TSA. The parties to the MAD 2019-650M TSA identified in the table titled “Non-Serviced Whole Loans” under “Summary of Terms—The Mortgage Pool” will constitute the related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Trustee and Non-Serviced Custodian. In servicing the 650 Madison Avenue Whole Loan, the servicing standard set forth in the MAD 2019-650M TSA will require the related Non-Serviced Master Servicer and Non-Serviced Special Servicer to take into account the interests of the Certificateholders and the holders of the 650 Madison Avenue Companion Loans as a collective whole, taking into account the subordinate or pari passu nature of the related Companion Loan(s).

Amounts payable to the issuing entity as holder of the 650 Madison Avenue Mortgage Loan pursuant to the 650 Madison Avenue Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”

Custody of the Mortgage File

Citibank, N.A., as the custodian under the MAD 2019-650M TSA is the custodian of the mortgage file related to the 650 Madison Avenue Whole Loan (other than the promissory notes evidencing the 650 Madison Avenue Mortgage Loan and any related Companion Loan not included in the MAD 2019-650M securitization).

Application of Payments

The 650 Madison Avenue Co-Lender Agreement sets forth the respective rights of the holders of the 650 Madison Avenue Mortgage Loan and the related Companion Loans with respect to distributions of funds received in respect of the 650 Madison Avenue Whole Loan, and provides, in general, that:

●

The 650 Madison Avenue Subordinate Companion Loans and the rights of the related holders to receive payments of interest, principal and other amounts with respect to the 650 Madison Avenue Subordinate Companion Loans will at all times be junior, subject and subordinate to the 650 Madison Avenue A Notes and the rights of the related holders to receive payments of interest, principal and other amounts with respect to such 650 Madison Avenue A Notes, in each case as further described below.

●

All amounts tendered by the related borrower or otherwise available for payment on or with respect to or in connection with the 650 Madison Avenue Whole Loan or the 650 Madison Avenue Mortgaged Property or amounts realized as proceeds of the 650 Madison Avenue Whole Loan or the 650 Madison Avenue Mortgaged Property, after payment of amounts for required reserves or escrows required by the mortgage loan documents and amounts that are then due, payable or reimbursable pursuant to the MAD 2019-650M TSA will be applied and distributed by the related Non-Serviced Master Servicer in the following order of priority without duplication (and payments are required to be made at such times as are set forth in the MAD 2019-650M TSA):

●

first, on a pro rata and pari passu basis, to the issuing entity, as the holder of the 650 Madison Avenue Mortgage Loan, and each holder of a 650 Madison Avenue Pari Passu Companion Loan, in an amount equal to the accrued and unpaid interest on the principal balance for each 650 Madison Avenue A Note at the applicable net interest rate;

●

second, on a pro rata and pari passu basis, based on the outstanding principal balances of each 650 Madison Avenue A Note, to the issuing entity, as the holder of the 650 Madison Avenue Mortgage Loan, and each holder of a 650 Madison Avenue Pari Passu Companion Loan, in an amount equal to the principal payments received, if any, with respect to the related payment date with respect to the 650 Madison Avenue Whole Loan until their principal balances have been reduced to zero;

●

third, on pro rata and pari passu basis, to the issuing entity, as the holder of the 650 Madison Avenue Mortgage Loan, and each holder of a 650 Madison Avenue Pari Passu Companion Loan, up to the amount of any unreimbursed costs and expenses paid by such holder, including any unreimbursed trust fund expenses not previously reimbursed to such holder (or paid or advanced by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer on its behalf and not previously paid or reimbursed) with respect to the 650 Madison Avenue Whole Loan pursuant to the 650 Madison Avenue Co-Lender Agreement or the MAD 2019-650M TSA;

●

fourth, on a pro rata and pari passu basis, any prepayment premium, to the extent paid by the borrower, to the issuing entity, as the holder of the 650 Madison Avenue Mortgage Loan, and each holder of a 650 Madison Avenue Pari Passu Companion Loan in an amount up to its pro rata interest therein, based on the product of the percentage interest of each such note multiplied by the applicable relative spread (as set forth in the 650 Madison Avenue Co-Lender Agreement);

●

fifth, on a pro rata and pari passu basis, to each holder of a 650 Madison Avenue Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the principal balance for each 650 Madison Avenue Subordinate Companion Loan at the applicable net interest rate;

●	sixth, on a pro rata and pari passu basis based on the outstanding principal balances of each 650 Madison Avenue Subordinate Companion Loan, to each holder of a 650 Madison

Avenue Subordinate Companion Loan in an amount equal to the principal payments received, if any, with respect to the related payment date with respect to the 650 Madison Avenue Whole Loan, until the principal balance for each 650 Madison Avenue Subordinate Companion Loan has been reduced to zero;

●

seventh, on a pro rata and pari passu basis, any prepayment premium, to the extent paid by the borrower, to each holder of a 650 Madison Avenue Subordinate Companion Loan in an amount up to its pro rata interest therein, based on the product of the percentage interest of each such note multiplied by the applicable relative spread;

●

eighth, if the proceeds of any foreclosure sale or any liquidation of the 650 Madison Avenue Whole Loan or the 650 Madison Avenue Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through seventh and, as a result of a workout the principal balance for the 650 Madison Avenue Subordinate Companion Loans has been reduced, such excess amount will be paid, on a pro rata and pari passu basis, based on the outstanding principal balances of each holder of a 650 Madison Avenue Subordinate Companion Loan in an amount up to the reduction, if any, of the principal balance for the 650 Madison Avenue Subordinate Companion Loans as a result of such Workout, plus interest on such amount at the related net interest rate;

●

ninth, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the MAD 2019-650M TSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the related Non-Serviced Master Servicer or Non-Serviced Special Servicer (in each case provided that such reimbursements or payments relate to the 650 Madison Avenue Whole Loan), any such assumption or transfer fees, to the extent actually paid by the related borrower, will be paid to the issuing entity, as the holder of the 650 Madison Avenue Mortgage Loan, and each holder of the 650 Madison Avenue Pari Passu Companion Loans and the 650 Madison Avenue Subordinate Companion Loans, pro rata, based on their respective percentage interests; and

●

tenth, if any excess amount is available to be distributed in respect of the 650 Madison Avenue Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through ninth, any remaining amount will be paid pro rata to the issuing entity, as the holder of the 650 Madison Avenue Mortgage Loan, and each holder of the 650 Madison Avenue Pari Passu Companion Loans and the 650 Madison Avenue Subordinate Companion Loans in accordance with their respective initial percentage interests.

All expenses and losses relating to the 650 Madison Avenue Whole Loan and the 650 Madison Avenue Mortgaged Property will be allocated first, pro rata, to the 650 Madison Avenue Subordinate Companion Loans and then, pro rata, to the 650 Madison Avenue Mortgage Loan and the 650 Madison Avenue Pari Passu Companion Loans. Any realized losses (including reductions by a bankruptcy court) applied to reduce the principal balance of the 650 Madison Avenue Whole Loan will, after all amounts of interest and principal have otherwise been paid in full on all the notes comprising the 650 Madison Avenue Whole Loan, be reimbursed first, pro rata, to reduce the principal balances of the 650 Madison Avenue Mortgage Loan and the 650 Madison Avenue Pari Passu Companion Loans, and then, pro rata to reduce the principal balances of the 650 Madison Avenue Subordinate Companion Loans.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the 650 Madison Avenue Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the 650 Madison Avenue Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the 650 Madison Avenue Companion Loans.

Certain costs and expenses allocable to the 650 Madison Avenue Mortgage Loan (such as a pro rata share of a nonrecoverable property protection advance) may, to the extent not otherwise paid out of collections on the 650 Madison Avenue Whole Loan, be payable or reimbursable out of general collections on the Mortgage Pool. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Consultation and Control

Pursuant to the 650 Madison Avenue Co-Lender Agreement, the controlling holder with respect to the 650 Madison Avenue Whole Loan (the “650 Madison Avenue Controlling Noteholder”), as of any date of determination, will be the holder of note B-1, unless a 650 Madison Avenue Control Appraisal Period has occurred and is continuing or if a 650 Madison Avenue Control Appraisal Period has occurred and is continuing, the holder of note A-1-1; provided that, if the holder of note B-1 would be the 650 Madison Avenue Controlling Noteholder pursuant to the terms hereof, but any interest in note B-1 is held by a borrower, borrower affiliate or other borrower restricted party, or a borrower, borrower affiliate or other borrower restricted party would otherwise be entitled to exercise the rights of the 650 Madison Avenue Controlling Noteholder, a 650 Madison Avenue Control Appraisal Period will be deemed to have occurred. Further, if the holder of note A-1-1 would be the 650 Madison Avenue Controlling Noteholder, but any interest in note A-1-1 is held by a borrower, borrower affiliate or other borrower restricted party, or a borrower, borrower affiliate or other borrower restricted party would otherwise be entitled to exercise the rights of the 650 Madison Avenue Controlling Noteholder with respect to note A-1-1, there will be no 650 Madison Avenue Controlling Noteholder.

Pursuant to the 650 Madison Avenue Co-Lender Agreement, if any consent, modification, amendment or waiver under or other action in respect of the 650 Madison Avenue Whole Loan (whether or not a servicing transfer event under the MAD 2019-650M TSA has occurred and is continuing) that would constitute a 650 Madison Avenue Major Decision, the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, will be required to provide the 650 Madison Avenue Controlling Noteholder (or its representative) with at least ten (10) Business Days (or, in the case of a determination of an acceptable insurance default, twenty (20) days) prior notice requesting consent to the requested 650 Madison Avenue Major Decision. The related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, is not permitted to take any action with respect to such 650 Madison Avenue Major Decision (or make a determination not to take action with respect to such 650 Madison Avenue Major Decision), unless and until the related Non-Serviced Special Servicer receives the written consent of the 650 Madison Avenue Controlling Noteholder (or its representative) before implementing a decision with respect to such 650 Madison Avenue Major Decision; provided that the provisions of the MAD 2019-650M TSA will govern the consent and consultation rights under the 650 Madison Avenue Co-Lender Agreement. Notwithstanding the foregoing, or if a failure to take any such action at such time would be inconsistent with the servicing standard under the MAD 2019-650M TSA, the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, may take actions with respect to the 650 Madison Avenue Mortgaged Property before obtaining the consent of the 650 Madison Avenue Controlling Noteholder if the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, reasonably determines in accordance with the servicing standard under the MAD 2019-650M TSA that failure to take such actions prior to such consent would materially and adversely affect the interest of the holders of the 650 Madison Avenue Whole Loan as a collective whole, and the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, has made a reasonable effort to contact the 650 Madison Avenue Controlling Noteholder.

Notwithstanding the foregoing, the related Non-Serviced Master Servicer and the Non-Serviced Special Servicer will not be permitted to follow any advice or consultation provided by the 650 Madison Avenue Controlling Noteholder (or its representative) that would require or cause the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, to violate any applicable law, including the REMIC provisions, be inconsistent with the servicing standard under the MAD 2019-650M TSA, require or cause the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, to violate provisions of the 650 Madison Avenue Co-Lender Agreement or the Pooling and Servicing Agreement, require or cause the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, to violate the terms of the 650 Madison Avenue Whole Loan, or materially expand the scope of the related Non-Serviced Master Servicer’s or Non-Serviced Special Servicer’s, as

applicable, responsibilities under the 650 Madison Avenue Co-Lender Agreement or the MAD 2019-650M TSA.

The related Non-Serviced Special Servicer will be required to provide copies to the issuing entity and each holder of a 650 Madison Avenue Companion Loan (at any time such holder is not the 650 Madison Avenue Controlling Noteholder) (each, a “650 Madison Avenue Non-Controlling Noteholder”) of any notice, information and report that is required to be provided to the 650 Madison Avenue Controlling Noteholder pursuant to the MAD 2019-650M TSA with respect to any 650 Madison Avenue Major Decisions, or the implementation of any recommended actions outlined in an asset status report, within the same time frame that such notice, information and report is required to be provided to the 650 Madison Avenue Controlling Noteholder and, at any time the 650 Madison Avenue Controlling Noteholder is the holder of note B-1, the related Non-Serviced Special Servicer will be required to consult with each 650 Madison Avenue Non-Controlling Noteholder on a strictly non-binding basis, to the extent having received such notices, information and reports, any 650 Madison Avenue Non-Controlling Noteholder requests consultation with respect to any such 650 Madison Avenue Major Decisions or the implementation of any recommended actions outlined in an asset status report, and consider alternative actions recommended by such 650 Madison Avenue Non-Controlling Noteholder; provided that after the expiration of a period of ten (10) Business Days from the delivery to any 650 Madison Avenue Non-Controlling Noteholder by the related Non-Serviced Special Servicer of written notice of a proposed action, together with copies of the notice, information and reports, the related Non-Serviced Special Servicer will no longer be obligated to consult with such 650 Madison Avenue Non-Controlling Noteholder, whether or not such 650 Madison Avenue Non-Controlling Noteholder has responded within such ten (10) Business Day period.

A “650 Madison Avenue Control Appraisal Period“ will exist with respect to the 650 Madison Avenue Whole Loan, if and for so long as (a)(1) the initial principal balance of the 650 Madison Avenue Subordinate Companion Loans minus (2) the sum (without duplication) of (x) any payments of principal allocated to, and received on, the 650 Madison Avenue Subordinate Companion Loans, (y) any appraisal reduction amount for the 650 Madison Avenue Whole Loan that is allocated to such 650 Madison Avenue Subordinate Companion Loans and (z) any losses realized with respect to the 650 Madison Avenue Mortgaged Property or the 650 Madison Avenue Whole Loan that are allocated to the 650 Madison Avenue Subordinate Companion Loans, is less than (b) 25% of the remainder of (i) the initial principal balance of the 650 Madison Avenue Subordinate Companion Loan less (ii) any payments of principal allocated to, and received, by the holders of the 650 Madison Avenue Subordinate Companion Loans.

“650 Madison Avenue Major Decision“ means a “Major Decision” under the MAD 2019-650M TSA.

Sale of Defaulted Whole Loan

If the 650 Madison Avenue Whole Loan becomes a defaulted mortgage loan under the MAD 2019-650M TSA and the related Non-Serviced Special Servicer decides to sell the notes included in the MAD 2019-650M securitization, the related Non-Serviced Special Servicer will be required to sell the 650 Madison Avenue Mortgage Loan, the 650 Madison Avenue Pari Passu Companion Loans and the 650 Madison Avenue Subordinate Companion Loans, together as notes evidencing one whole loan in accordance with the MAD 2019-650M TSA. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell the 650 Madison Avenue Mortgage Loan or any 650 Madison Avenue Pari Passu Companion Loan not included in the MAD 2019-650M securitization without the consent of the holders thereof (including the issuing entity, as holder of the 650 Madison Avenue Mortgage Loan) (together, the “650 Madison Avenue Non-Lead Noteholders”) unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the 650 Madison Avenue Mortgage Loan or such 650 Madison Avenue Pari Passu Companion Loan, as applicable, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if reasonably requested by the 650 Madison Avenue Non-Lead Noteholder), and (c) until the sale is completed, and a reasonable period of time (but no less time than is afforded to the other offerors and the 650 Madison Avenue Controlling Noteholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Special Servicer in connection with the proposed sale, provided that such 650 Madison Avenue Non-Lead Noteholder may waive any of the delivery or timing requirements set forth in this sentence.

Special Servicer Appointment Rights

Pursuant to the 650 Madison Avenue Co-Lender Agreement, the 650 Madison Avenue Controlling Noteholder (or its representative) will be entitled to terminate the rights and obligations of the related Non-Serviced Special Servicer, with or without cause, and appoint a replacement special servicer with respect to the 650 Madison Avenue Whole Loan.

The 181 West Madison Whole Loan

General

The 181 West Madison Whole Loan consists of (a) the 181 West Madison Mortgage Loan evidenced by promissory note A-2 with an original principal balance of $43,000,000, which is being contributed to the issuing entity, (b) three Pari Passu Companion Loans (the “181 West Madison Pari Passu Companion Loans“ and, together with the 181 West Madison Mortgage Loan, the “181 West Madison A Notes”) evidenced by promissory notes A-1, A-3 and A-4 with an aggregate original principal balance of $64,900,000, which are not being contributed to the issuing entity, and (c) one Subordinate Companion Loan (the “181 West Madison Subordinate Companion Loan“; together with the 181 West Madison Pari Passu Companion Loans, the “181 West Madison Companion Loans”) evidenced by promissory note B-1 with an original principal balance of $132,100,000, which are not being contributed to the issuing entity.

Servicing

The related Co-Lender Agreement (the “181 West Madison Co-Lender Agreement”) provides that the administration of the 181 West Madison Mortgage Loan will be governed by the 181 West Madison Co-Lender Agreement and the JPMCC 2020-LOOP TSA. The parties to the JPMCC 2020-LOOP TSA identified in the table titled “Non-Serviced Whole Loans” under “Summary of Terms—The Mortgage Pool” will constitute the related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Trustee and Non-Serviced Custodian. In servicing the 181 West Madison Whole Loan, the servicing standard set forth in the JPMCC 2020-LOOP TSA will require the related Non-Serviced Master Servicer and Non-Serviced Special Servicer to take into account the interests of the Certificateholders and the holders of the 181 West Madison Companion Loans as a collective whole, taking into account the subordinate or pari passu nature of the related Companion Loan(s).

Amounts payable to the issuing entity as holder of the 181 West Madison Mortgage Loan pursuant to the 181 West Madison Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as the custodian under the JPMCC 2020-LOOP TSA is the custodian of the mortgage file related to the JPMCC 2020-LOOP Whole Loan (other than the promissory notes evidencing the JPMCC 2020-LOOP Mortgage Loan and any related Companion Loan not included in the JPMCC 2020-LOOP securitization).

Application of Payments

The 181 West Madison Co-Lender Agreement sets forth the respective rights of the holders of the 181 West Madison Mortgage Loan and the related Companion Loans with respect to distributions of funds received in respect of the 181 West Madison Whole Loan, and provides, in general, that:

●

181 West Madison Subordinate Companion Loan and the right of the related holder to receive payments of interest, principal and other amounts with respect to the 181 West Madison Subordinate Companion Loan will at all times be junior, subject and subordinate to each 181 West Madison A Note and the right of the related holder to receive payments of interest, principal and other amounts with respect to such 181 West Madison A Note, in each case as further described below.

●

All amounts tendered by the related borrower or otherwise available for payment on or with respect to or in connection with the 181 West Madison Whole Loan or the 181 West Madison Mortgaged Property or amounts realized as proceeds thereof, after payment of amounts for required reserves or escrows required by the mortgage loan documents and amounts that are then due, payable or reimbursable pursuant to the JPMCC 2020-LOOP TSA will be applied and distributed by the Non-Serviced Master Servicer in the following order of priority without duplication (and payments will be made at such times as are set forth in the JPMCC 2020-LOOP TSA):

(i)

first, on a pro rata and pari passu basis, to pay accrued and unpaid interest on the 181 West Madison A Notes (other than default interest) to each holder of a 181 West Madison A Note in an amount equal to the accrued and unpaid interest on the applicable principal balances at the applicable net interest rate;

(ii)

second, on a pro rata and pari passu basis, to each holder of a 181 West Madison A Note in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to such payment date, until the respective principal balances have been reduced to zero;

(iii)

third, on a pro rata and pari passu basis, to each holder of a 181 West Madison A Note, an amount equal to the aggregate of unreimbursed realized losses previously allocated to such holder of a 181 West Madison A Note in accordance with the terms described in the JPMCC 2020-LOOP TSA, plus interest thereon at the net interest rate for the 181 West Madison A Note compounded monthly from the date the related realized losses was allocated to each 181 West Madison A Note, such amount to be allocated to such holder of a 181 West Madison A Note, on a pro rata and pari passu basis based on the amount of realized losses previously allocated to each such holder;

(iv)

fourth, to pay accrued and unpaid interest on the 181 West Madison Subordinate Companion Loan (other than default interest) to the related holder of the 181 West Madison Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the related principal balance at the applicable net interest rate;

(v)

fifth, to the holder of the 181 West Madison Subordinate Companion Loan in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to such monthly payment date, until the related principal balance has been reduced to zero;

(vi)

sixth, to the holder of the 181 West Madison Subordinate Companion Loan, an amount equal to the aggregate of unreimbursed realized losses previously allocated to the 181 West Madison Subordinate Companion Loan, in accordance with the terms described in the JPMCC 2020-LOOP TSA, plus interest thereon at the net interest rate for the 181 West Madison Subordinate Companion Loan, compounded monthly from the date the related realized loss was allocated to the 181 West Madison Subordinate Companion Loan;

(vii)

seventh, to pay any yield maintenance premium and yield maintenance default premium then due and payable in respect of the 181 West Madison A Notes, on a pro rata and pari passu basis, then the 181 West Madison Subordinate Companion Loan;

(viii)

eighth, to pay default interest and late payment charges then due and owing under the 181 West Madison Mortgage Loan, all of which will be applied in accordance with the Lead Securitization Servicing Agreement; and

(ix)

ninth, if any excess amount is available to be distributed in respect of the 181 West Madison Whole Loan, and not otherwise applied in accordance with the foregoing clauses (i)-(viii), any remaining amount will be paid pro rata to each holder of a 181 West Madison A Note and the 181 West Madison Subordinate Companion Loan based on their initial principal balances.

Notwithstanding the foregoing, to the extent required under the REMIC provisions of the Code, payments or proceeds received with respect to any partial release of the 181 West Madison Mortgaged Property (including following a condemnation) from the lien of the applicable Mortgage and 181 West Madison Whole Loan documents must be allocated to reduce the principal balance of the 181 West Madison Whole Loan in the manner permitted by such REMIC provisions if, immediately following such release, the loan-to value ratio of the 181 West Madison Whole Loan exceeds 125% (based solely on real property and excluding any personal property and going concern value).

Each holder of the 181 West Madison Companion Loan agrees to pay its pro rata share of (i) any property protection advances or administrative advances and any interest accrued and payable on such advances at the advance rate and (ii) any trust fund expenses and any other fees, costs or expenses incurred in connection with the servicing and administration of the 181 West Madison Whole Loan (including, without, limitation, any indemnification amounts and any costs, fees and expenses related to obtaining any Rating Agency Confirmation) in accordance with the JPMCC 2020-LOOP TSA and the 181 West Madison Co-Lender Agreement to the extent that such amounts remain unpaid or unreimbursed after funds received from the borrower for payment of such amounts and any principal and interest collections allocable to the 181 West Madison Subordinate Companion Loan have been applied to pay such amounts.

In the event that the Non-Serviced Master Servicer or the Non-Serviced Special Servicer has determined that expected proceeds of the 181 West Madison Whole Loan or 181 West Madison Mortgaged Property upon a foreclosure, deed-in-lieu of foreclosure or otherwise (the “Foreclosed Property”) would be insufficient for reimbursement of (i) any property protection advances or administrative advances and any interest accrued and payable on such advances at the advance rate, (ii) any indemnification amounts and (iii) any other trust fund expenses and any other fees, costs or expenses incurred in connection with the servicing and administration of the 181 West Madison Whole Loan or the 181 West Madison Mortgaged Property (including, without, limitation, any fees, costs and expenses related to obtaining any Rating Agency Confirmation) and any collections allocable to the 181 West Madison Subordinate Companion Loan have been applied to pay such amounts, each holder of the 181 West Madison Companion Loan will be required to, promptly following notice from the Non-Serviced Master Servicer or the Non-Serviced Special Servicer, pay the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, related the certificate administrator, trustee, operating advisor or the trust, as applicable, such 181 West Madison Companion Loan holder’s pro rata share of the insufficiency from general collections on the other mortgage loans in the securitization of the 181 West Madison Companion Loan .

Consultation and Control Rights

The 181 West Madison Co-Lender Agreement provides that the Non-Serviced Directing Holder or any other party assigned the right to exercise the rights of the “Controlling Note Holder” under the 181 West Madison Co-Lender Agreement will have certain control rights set forth in the JPMCC 2020-LOOP TSA.

The “Controlling Note Holder” under the 181 West Madison Co-Lender Agreement (the “181 West Madison Directing Holder”) will initially be the representative of the holder of the majority of the “controlling class” certificates issued in connection with the JPMCC 2020-LOOP securitization. Pursuant to the terms of the JPMCC 2020-LOOP TSA, such controlling class representative, which will initially be Prima Capital Advisors LLC, will have consent and/or consultation rights with respect to the 181 West Madison Whole Loan similar, but not necessarily identical, to those held by the Directing Holder under the terms of the PSA. Following a “Trust Loan Control Event” under the JPMCC 2020-LOOP TSA (a “181 West Madison Trust Loan Control Event”), until a 181 West Madison Control Shift Event occurs, a specified percentage of the holders of a specified quorum of the certificateholders of the

JPMCC 2020-LOOP transaction will have the right to terminate and appoint the special servicer of the 181 West Madison Whole Loan in accordance with the JPMCC 2020-LOOP TSA. A 181 West Madison Trust Loan Control Event will generally exist at any time that the certificate balance of the Class G certificates in the JPMCC 2020-LOOP transaction on such date (as notionally reduced by any appraisal reduction amounts allocable to such class) is less than 25% of the initial certificate balance of such class.

Upon a “Control Shift Event” under the JPMCC 2020-LOOP TSA (a “181 West Madison Control Shift Event”), the 181 West Madison Directing Holder will be the holder of Note A-2 (or, if Note A-2 has been deposited into a securitization, the “controlling class representative” or any analogous party for the related securitization). A 181 West Madison Control Shift Event will generally exist at any time that (i) the Class C certificates issued pursuant to the JPMCC 2020-LOOP TSA have an outstanding certificate balance (as notionally reduced by any appraisal reduction amounts allocable to such class) that is 25% or less of the initial certificate balance of such Class C certificates, (ii) the 181 West Madison Directing Holder (or a majority of the controlling class certificateholders) is a borrower related party or (iii) a “control shift event” is deemed to occur under the JPMCC 2020-LOOP transaction because no 181 West Madison Directing Holder has been identified to the JPMCC 2020-LOOP servicer or special servicer in accordance with the JPMCC 2020-LOOP TSA.

Pursuant to the 181 West Madison Co-Lender Agreement, neither the related trust nor the
Non-Serviced Directing Holder will have liability to the other note holders or any other person for any action taken, or for refraining from the taking of any action or the giving of any consent or the failure to give any consent pursuant to the 181 West Madison Co-Lender Agreement or the JPMCC 2020-LOOP TSA, or errors in judgment, absent any loss, liability or expense incurred by reason of its willful misfeasance, bad faith or gross negligence.

The 181 West Madison Directing Holder will be entitled to advise (1) the Non-Serviced Special Servicer with respect to all major decisions with respect to the 181 West Madison Whole Loan (the “181 West Madison Major Decisions”) related to a “Specially Serviced Mortgage Loan” (as defined in the JPMCC 2020-LOOP TSA) and (2) the Non-Serviced Special Servicer with respect to all 181 West Madison Major Decisions for which the Non-Serviced Master Servicer must obtain the consent or deemed consent of the Special Servicer, and except as described below, (i) the Non-Serviced Master Servicer will not be permitted to implement any 181 West Madison Major Decision unless it has obtained the prior consent of the Non-Serviced Special Servicer and (ii) prior to a Control Event (as defined in the JPMCC 2020-LOOP TSA), the Non-Serviced Special Servicer will not be permitted to consent to the Non-Serviced Master Servicer’s implementing any 181 West Madison Major Decision nor will the Non-Serviced Special Servicer itself be permitted to implement any 181 West Madison Major Decision as to which the Non-Serviced Directing Holder has objected in writing within 10 business days after receipt of a written report by the Non-Serviced Special Servicer. The Non-Serviced Directing Holder may also direct the Non-Serviced Special Servicer to take, or to refrain from taking, such other actions with respect to the 181 West Madison Whole Loan as the Non-Serviced Directing Holder may deem advisable.

In the event that the Non-Serviced Special Servicer or the Non-Serviced Master Servicer (if the Non-Serviced Master Servicer is otherwise authorized by the JPMCC 2020-LOOP TSA to take such action), as applicable, determines that immediate action, with respect to the foregoing matters, or any other matter requiring consent of, or consultation with, the Non-Serviced Directing Holder is necessary to protect the interests of the note holders (as a collective whole taking into account that the 181 West Madison Subordinate Companion Loan is junior to the 181 West Madison A Notes) and the Non-Serviced Special Servicer has made a reasonable effort to contact the 181 West Madison Directing Holder, the Non-Serviced Master Servicer or the Non-Serviced Special Servicer, as the case may be, may take any such action without waiting for the 181 West Madison Directing Holder’s response.

Pursuant to the 181 West Madison Co-Lender Agreement, the Non-Serviced Special Servicer will be required (1) to provide to each holder of the 181 West Madison Subordinate Companion Loan (provided that the Non-Serviced Special Servicer is not aware that such Holder of the 181 West Madison Subordinate Companion Loan is an affiliate of the related borrower) (i) notice, information and reports with respect to any 181 West Madison Major Decisions (similar to such notice, information and report it would have been required to deliver to the 181 West Madison Directing Holder pursuant to the JPMCC

2020-LOOP TSA) (for this purpose, without regard to whether such items are actually required to be provided to the 181 West Madison Directing Holder under the JPMCC 2020-LOOP TSA due to the occurrence of a Control Event Consultation Termination Event) and (ii) a summary of the Asset Status Report relating to the 181 West Madison Whole Loan (at the same time as it would have been required to deliver to the 181 West Madison Directing Holder pursuant to the JPMCC 2020-LOOP TSA) (for this purpose, without regard to whether such items are actually required to be provided to the 181 West Madison Directing Holder under the JPMCC 2020-LOOP TSA due to the occurrence of a Control Event Consultation Termination Event); and (2) to consult with each holder of the 181 West Madison Subordinate Companion Loan (or its representative) on a strictly non-binding basis with respect to any 181 West Madison Major Decision or the implementation of any recommended actions in the summary of the Asset Status Report relating to the 181 West Madison Whole Loan, and consider alternative actions recommended by the related holder of the 181 West Madison Subordinate Companion Loan (or its representative).

However, after the expiration of 10 business days from the delivery to a holder of the 181 West Madison Subordinate Companion Loan (or its representative) by the Non-Serviced Special Servicer of written notice of a proposed action, together with copies of the notice, information and report required to be provided to such holder of the 181 West Madison Subordinate Companion Loan, the Non-Serviced Special Servicer will no longer be obligated to consult with such holder of the 181 West Madison Subordinate Companion Loan (or its representative) whether or not such holder of the 181 West Madison Subordinate Companion Loan (or its representative) has responded within such 10 business days (unless the Non-Serviced Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10 business day period will begin anew from the date of such proposal and delivery of all information relating thereto).

Despite the consultation rights of any holder of the 181 West Madison Subordinate Companion Loan (or its representative) set forth in the immediately preceding paragraph, the Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, may make any 181 West Madison Major Decision or take any action set forth in the Asset Status Report before the expiration of the 10 business day period if the Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, determines that immediate action is necessary to protect the interests of the note holders. In no event will the
Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, be obligated to follow or take any alternative actions recommended by any holder of the 181 West Madison Subordinate Companion Loan (or its representative).

In addition, each holder of the 181 West Madison Subordinate Companion Loan will have the right to attend annual meetings (either by telephone or in person, in the discretion of the Non-Serviced Master Servicer) with the related trust (or the Non-Serviced Master Servicer or the Non-Serviced Special Servicer acting on its behalf) at the offices of the Non-Serviced Master Servicer or the Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Non-Serviced Master Servicer or the Non-Serviced Special Servicer, as applicable, in which servicing issues related to the 181 West Madison Whole Loan are discussed. However, each holder of the 181 West Madison Companion Loans, at the request of the Non-Serviced Master Servicer or the Non-Serviced Special Servicer, as applicable, will be required to execute a confidentiality agreement in form and substance satisfactory to such holder of the 181 West Madison Companion Loan, the Non-Serviced Master Servicer or the Non-Serviced Special Servicer, as applicable, and the related trust.

Notwithstanding anything to the contrary stated in the 181 West Madison Co-Lender Agreement, a holder of the 181 West Madison Subordinate Companion Loan will not be able to exercise (i) its consent rights with respect to a sale of the Specially Serviced 181 West Madison Whole Loan, (ii) it consultation rights or (iii) its right to direct appointment of a replacement Non-Serviced Special Servicer following a Non-Serviced Special Servicer termination event if such holder of the 181 West Madison Subordinate Companion Loan is an Affiliate of the related borrower.

Sale of Defaulted Whole Loan

If the 181 West Madison Whole Loan becomes a defaulted mortgage loan (the “Specially Serviced 181 West Madison Whole Loan”) under the JPMCC 2020-LOOP TSA, the Non-Serviced Special Servicer

may sell the 181 West Madison Companion Notes together with the 181 West Madison Mortgage Loan evidencing one whole loan in accordance with the terms of the JPMCC 2020-LOOP TSA.

However, the Non-Serviced Special Servicer will not be permitted to sell a Specially Serviced 181 West Madison Whole Loan without the written consent of each holder of a 181 West Madison Companion Loan (provided that such consent is not required if such each holder of a 181 West Madison Companion Loan is an affiliate of the related borrower) unless the Non-Serviced Special Servicer has delivered to each holder of a 181 West Madison Companion Loan: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the 181 West Madison Whole Loan; (b) at least 10 days’ prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Non-Serviced Special Servicer in connection with any such proposed sale; (c) at least 10 days’ prior to the proposed sale date, a copy of the most recent appraisal for the 181 West Madison Whole Loan, and any documents in the servicing file reasonably requested by such holder of the 181 West Madison Companion Loan that are material to the price of the 181 West Madison Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Non-Serviced Master Servicer or the Non-Serviced Special Servicer in connection with the proposed sale; provided that the holder of the 181 West Madison Companion Loan may waive any of the delivery or timing requirements described in this sentence. Subject to the JPMCC 2020-LOOP TSA, each holder of a 181 West Madison Companion Loan (or its representative) that is not an affiliate of the related borrower is permitted to submit an offer at any sale of the 181 West Madison Whole Loan.

Special Servicer Appointment Rights

The 181 West Madison Co-Lender Agreement provides that the 181 West Madison Directing Holder may, with or without cause, replace the Non-Serviced Special Servicer and appoint a replacement special servicer at any time.

Any designation by the 181 West Madison Directing Holder of a person to serve as Non-Serviced Special Servicer will be made by delivering to the Companion Note Holders, the Non-Serviced Master Servicer, the then existing Non-Serviced Special Servicer and other parties to the JPMCC 2020-LOOP TSA written notice stating such designation and satisfying the other conditions to such replacement set forth in the JPMCC 2020-LOOP TSA (including a Rating Agency Confirmation if required by the JPMCC 2020-LOOP TSA). The 181 West Madison Directing Holder will be solely responsible for any expenses incurred in connection with any such replacement without cause.

If a Non-Serviced Special Servicer termination event has occurred with respect to the Non-Serviced Special Servicer that affects a holder of a 181 West Madison Companion Loan, such Companion Note Holder will have the right to direct the related trustee to terminate the Non-Serviced Special Servicer under the JPMCC 2020-LOOP TSA (or the successor servicing agreement pursuant to which the 181 West Madison Whole Loan is being serviced). Any successor special servicer appointed to replace the Non-Serviced Special Servicer that was terminated for cause at any 181 West Madison Companion Loan holder’s direction cannot at any time be the person (or an affiliate thereof) that was so terminated without the prior written consent of such 181 West Madison Companion Loan holder. The applicable 181 West Madison Companion Loan holder will be solely responsible for reimbursing the related trustee’s costs and expenses, if not paid within a reasonable time by the terminated special servicer and, in the case of the related trustee, that would otherwise be reimbursed to the related trustee from amounts on deposit in the collection account or 181 West Madison Companion Loan Distribution Account.

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the 15 largest Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, A-2 and A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of this prospectus.

Additionally, an Asset Data File containing certain detailed information regarding the Mortgage Loans for the reporting period specified therein will be filed or caused to be filed by the depositor on Form ABS-EE on or prior to the date of filing of this prospectus and available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

German American Capital Corporation, JPMorgan Chase Bank, National Association, and Citi Real Estate Funding Inc. are sponsors of, and mortgage loan sellers in, this securitization transaction (in such capacity, the “Sponsors” or “Mortgage Loan Sellers”, as applicable).

For a description of certain affiliations, relationships and related transactions between the sponsors and the other transaction parties, see “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

German American Capital Corporation

General. German American Capital Corporation, a Maryland corporation (“GACC”), is a sponsor and a mortgage loan seller in this securitization transaction. Deutsche Bank AG, New York Branch (“DBNY”) or DBR Investments Co. Limited, an Exempted Company incorporated in the Cayman Islands (“DBRI”), each an affiliate of GACC, originated (either directly or, in some cases, through table funding arrangements) all of the GACC Mortgage Loans, except with respect to (i) the 1633 Broadway Mortgage Loan, the related Whole Loan of which was co-originated by DBRI, Wells Fargo Bank, National Association, JPMorgan Chase Bank, National Association and Goldman Sachs Bank USA and (ii) the 560 Mission Street Mortgage Loan, the related Whole Loan of which was co-originated by DBRI and Bank of America, N.A.

GACC is a wholly-owned subsidiary of Deutsche Bank Americas Holding Corp., which in turn is a wholly-owned subsidiary of Deutsche Bank AG, a German corporation. GACC is an affiliate of (i) DBRI, an originator, (ii) DBNY, an originator, a Retaining Party, an initial Risk Retention Consultation Party, and an initial holder of a portion of the VRR Interest, (iii) Deutsche Bank Securities Inc., an underwriter, and (iv) the depositor. The principal offices of GACC are located at 60 Wall Street, New York, New York 10005. Prior to the date of this prospectus, DBRI purchased for cash from DBNY each of the GACC Mortgage Loans originated by DBNY. DBRI will sell its interests in the GACC Mortgage Loans to GACC on the Closing Date. During the period from DBRI’s purchase to the Closing Date, DBRI will have borne the credit risk in respect of the GACC Mortgage Loans. It is also expected that DBRI will be the holder of the companion loans for which the noteholder is identified as “DBRI” in the table titled “Whole Loan Control Notes and Non-Control Notes“ under “Description of the Mortgage Loans—The Whole Loans—General” after the Closing Date in the ordinary course of business and such Companion Loans will be securitized in one or more future securitization transactions.

Deutsche Bank AG (together with certain affiliates, “Deutsche Bank”) filed a Form 6-K with the SEC on December 23, 2016. The Form 6-K states that Deutsche Bank “has reached a settlement in principle with the Department of Justice in the United States (“DOJ”) regarding civil claims that the DOJ considered in connection with the bank’s issuance and underwriting of residential mortgage-backed securities (RMBS) and related securitization activities between 2005 and 2007. Under the terms of the settlement agreement, Deutsche Bank agreed to pay a civil monetary penalty of US dollar 3.1 billion and to provide US dollar 4.1 billion in consumer relief in the United States. The consumer relief is expected to be primarily in the form of loan modifications and other assistance to homeowners and borrowers, and other similar initiatives to be determined, and delivered over a period of at least five years.” On January 17, 2017, the DOJ issued a press release officially announcing a $7.2 billion settlement with Deutsche Bank “resolving federal civil claims that Deutsche Bank misled investors in the packaging, securitization, marketing, sale and issuance of residential mortgage-backed securities (RMBS) between 2006 and 2007. . . . The settlement requires Deutsche Bank to pay a $3.1 billion civil penalty under the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA). Under the settlement, Deutsche Bank will also provide $4.1 billion in relief to underwater homeowners, distressed borrowers and affected communities.”

Pursuant to certain interim servicing agreements between GACC and/or certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain GACC Mortgage Loans prior to being contributed to this securitization.

Pursuant to certain interim servicing agreements between GACC and/or certain of its affiliates, on the one hand, and KeyBank, on the other hand, KeyBank acts as interim servicer with respect to certain GACC Mortgage Loans prior to being contributed to this securitization.

GACC’s Securitization Program. GACC has been engaged as an originator and/or seller/contributor of loans into CMBS securitizations for more than ten years.

GACC has been a seller of loans into securitization programs including (i) the “COMM” program, in which its affiliate Deutsche Mortgage & Asset Receiving Corporation (“DMARC”) is the depositor, (ii) the “CD” program in which DMARC is the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc., (iii) the “Benchmark” program in which DMARC is the depositor on a rotating basis with JPMorgan and Citigroup, and (iv) programs where third party entities, including affiliates of General Electric Capital Corporation, Capmark Finance Inc. (formerly GMAC Commercial Mortgage Corporation) and others, have acted as depositors.

Under the COMM name, GACC has had two primary securitization programs, the “COMM FL” program, into which large floating rate commercial mortgage loans were securitized, and the “COMM Conduit/Fusion” program, into which both fixed rate conduit loans and large loans were securitized.

GACC acquires both fixed rate and floating rate commercial mortgage loans backed by a range of commercial real estate properties including office buildings, apartments, shopping malls, hotels, and industrial/warehouse properties. The total amount of loans securitized by GACC from October 1, 2010 through December 31, 2019 is approximately $80.922 billion.

GACC or its affiliate has purchased loans for securitization in the past and it may elect to purchase loans for securitization in the future. If GACC or its affiliate purchases loans for securitization, GACC or such affiliate will either reunderwrite the mortgage loans it purchases, or perform other procedures to ascertain the quality of such loans, which procedures will be subject to approval by credit risk management officers.

In coordination with Deutsche Bank Securities Inc. and other underwriters or initial purchasers, GACC works with NRSROs, other loan sellers, servicers and investors in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and NRSRO criteria.

For the most part, GACC and its affiliates rely on independent rated third parties to service loans held pending sale or securitization. It maintains interim servicing agreements with large, institutional commercial mortgage loan servicers who are highly rated by the NRSROs. Periodic financial review and analysis, including monitoring of ratings, of each of the servicers with which GACC and its affiliates have servicing arrangements is conducted under the purview of loan underwriting personnel.

Pursuant to an MLPA, GACC will make certain representations and warranties, subject to certain exceptions set forth therein (and in Annex D-2), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the depositor (the “GACC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject GACC Mortgage Loans or such other standard as is described in the related MLPA, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, replace the subject Mortgage Loan with a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. The depositor will assign certain of its rights under each MLPA to the issuing entity. In addition, GACC has agreed to indemnify the depositor, the underwriters and certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates. See “Pooling and Servicing Agreement—Assignment of the Mortgage Loans”.

Review of GACC Mortgage Loans.

Overview. GACC, in its capacity as the Sponsor of the GACC Mortgage Loans, has conducted a review of the GACC Mortgage Loans in connection with the securitization described in this prospectus. GACC determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the GACC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GACC’s affiliates (the “GACC Deal Team”). The review procedures described below were employed with respect to all of the GACC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape. To prepare for securitization, members of the GACC Deal Team created a data tape (the “GACC Data Tape”) containing detailed loan-level and property-level information regarding each GACC Mortgage Loan. The GACC Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the DB Originators during the underwriting process. After origination of each GACC Mortgage Loan, the GACC Deal Team updated the information in the GACC Data Tape with respect to the GACC Mortgage Loan based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GACC Deal Team. The GACC Data Tape was used by the GACC Deal Team to provide the numerical information regarding the GACC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The depositor, on behalf of GACC, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GACC relating to information in this prospectus regarding the GACC Mortgage Loans. These procedures included:

●	comparing the information in the GACC Data Tape against various source documents provided by GACC that are described above under “—Data Tape”;

●	comparing numerical information regarding the GACC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GACC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the GACC Mortgage Loans disclosed in this prospectus.

Legal Review. GACC engaged various law firms to conduct certain legal reviews of the GACC Mortgage Loans for disclosure in this prospectus. In anticipation of securitization of each GACC Mortgage Loan originated by the applicable DB Originator, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from GACC’s standard form loan documents. In addition, origination counsel for each GACC Mortgage Loan reviewed GACC’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties set forth on Annex D-2.

Securitization counsel was also engaged to assist in the review of the GACC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan documents with respect to certain of the GACC Mortgage Loans that deviate materially from GACC’s standard form document, (ii) a review of the loan summaries referred to above relating to the GACC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each GACC Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each GACC Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

GACC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the GACC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GACC Mortgage Loans included in the next 5 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GACC Mortgage Loan, GACC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each GACC Mortgage Loan, GACC, together with origination counsel, conducted a search with respect to each borrower under the related GACC Mortgage Loan to determine whether it filed for bankruptcy. If GACC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GACC Mortgage Loan, GACC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the GACC Mortgage Loans originated by a DB Originator, the GACC Deal Team also consulted with the applicable GACC Mortgage Loan origination team to confirm that the GACC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—DB Originators’ Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, GACC determined that the disclosure regarding the GACC Mortgage Loans in this prospectus is accurate in all material respects. GACC also determined that the GACC Mortgage Loans were originated (or acquired and re-underwritten) in accordance with the applicable DB Originator’s origination procedures and underwriting criteria, except as described below under “—Exceptions”. GACC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

DB Originators’ Underwriting Guidelines and Processes.

General. DBRI and DBNY are each an originator and are affiliated with each other, GACC, Deutsche Bank Securities Inc., one of the underwriters, and the depositor. DBRI and DBNY are referred to as the “DB Originators” in this prospectus. Each DB Originator originates loans located in the United States that are secured by retail, multifamily, office, hotel and industrial/warehouse properties. All of the mortgage loans originated by a DB Originator generally are originated in accordance with the underwriting criteria described below. However, each lending situation is unique, and the facts and circumstance surrounding the mortgage loan, such as the quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the general guidelines below are applied to a specific loan. This underwriting criteria is general, and we cannot assure you that every mortgage loan will conform in all respects with the guidelines.

Loan Analysis. In connection with the origination of mortgage loans, the applicable DB Originator conducts an extensive review of the related mortgaged property, including an analysis of the appraisal, environmental report, property operating statements, financial data, rent rolls, sales where applicable and related information or statements of occupancy rates provided by the borrower and, with respect to the mortgage loans secured by retail and office properties, certain major tenant leases and the tenant’s credit. Generally, borrowers are required to be single purpose entities which do not have a credit history; therefore, the financial strength and character of certain of the borrower’s key principals are examined prior to approval of the mortgage loan through a review of available financial statements and public records searches. A member of the applicable DB Originator underwriting or due diligence team, or a consultant or other designee, visits the mortgaged property for a site inspection to confirm the occupancy rates of the mortgaged property, and analyzes the mortgaged property’s sub-market and the utility of the mortgaged property within the sub-market. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and we cannot assure you that such financial, occupancy and other information remains accurate.

Cash Flow Analysis. The applicable DB Originator reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information”.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by the applicable DB Originator and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool“ and Annex A-1 and Annex A-3. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal obtained in accordance with the guidelines described under “—Appraisal and Loan-to-Value Ratio” below. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and Loan-to-Value Ratio. For each Mortgaged Property, the applicable DB Originator obtains (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and the applicable DB Originator relies upon) a current (within 6 months of the origination date of the mortgage loan) comprehensive narrative appraisal conforming to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) and Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisal is based on the “as-is” market value of the Mortgaged Property as of the date of value in its then-current condition, and in accordance with the Mortgaged Property’s highest and best use as determined within the appraisal. In certain cases, the applicable DB Originator may also obtain prospective or hypothetical values on an “as-stabilized”, “as-complete” and/or “hypothetical as-is” basis, reflecting stipulated assumptions including, but not limited to, leasing, occupancy, income normalization, construction, renovation, restoration and/or repairs at the Mortgaged Property. The applicable DB Originator then determines the loan-to-value ratio of the mortgage loan for origination or, if applicable, in connection with its acquisition of the mortgage loan, in each case based on the value and effective value dates set forth in the appraisal. In connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the applicable DB Originator relies upon the appraisal(s) obtained by the related originator. Such appraisal(s) may reflect a value for a particular Mortgaged Property that varies from an opinion of value of the applicable DB Originator. The information in this prospectus regarding such acquired mortgage loans, including, but not limited to, appraised values and loan-to-value ratios, reflects the information contained in such originator’s appraisal. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios of such acquired mortgage loans would not be different if a DB Originator had originated such mortgage loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Evaluation of Borrower. The applicable DB Originator evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. The applicable DB Originator evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, the applicable DB Originator either (i) obtains or updates (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and the applicable DB Originator relies upon) an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and the applicable DB Originator relies upon) an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, the applicable DB Originator reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, the applicable DB Originator either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Insurance Considerations”.

Physical Assessment Report. Prior to origination, the applicable DB Originator obtains (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and the applicable DB Originator relies upon) a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. The applicable

DB Originator reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, the applicable DB Originator generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, the applicable DB Originator may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and the applicable DB Originator reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and the applicable DB Originator reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as the applicable DB Originator may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. The applicable DB Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, the applicable DB Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by a DB Originator. The typical required escrows for mortgage loans originated by a DB Originator are as follows:

●

Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the applicable DB Originator with sufficient funds to satisfy all taxes and assessments. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or the applicable DB Originator may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

●

Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide the applicable DB Originator with sufficient funds to pay all insurance premiums. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

●

Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

●

Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

●

Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

●

Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

The applicable DB Originator may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) the applicable DB Originator’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) the applicable DB Originator has structured springing escrows that arise for identified risks, (v) the applicable DB Originator has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) the applicable DB Originator believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—DB Originators’ Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by GACC may vary from, or may not comply with, the applicable DB Originator’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by GACC, the applicable DB Originator may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions. Disclosed above are the DB Originators’ general underwriting guidelines with respect to the GACC Mortgage Loans. One or more GACC Mortgage Loans may vary from the specific DB Originator underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more GACC Mortgage Loans, a DB Originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases set forth below, the applicable DB Originator made exceptions and the underwriting of a particular GACC Mortgage Loan did not comply with all aspects of the disclosed criteria.

The GACC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act. GACC most recently filed a Form ABS-15G with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 15Ga-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 13, 2019. GACC’s “Central Index Key” number is 0001541294. With respect to the period from and including October 1, 2016 to and including September 30, 2019, GACC did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization. Neither GACC nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that DBNY (an affiliate of GACC and an originator of certain of the GACC Mortgage Loans) will retain the DBNY VRR Interest Portion as described under “Credit Risk Retention”. However, GACC and/or its affiliates may acquire in the future certain additional classes of certificates. Any such party will have the right to dispose of any such certificates (other than the DBNY VRR Interest) at any time. DBNY or an affiliate will be required to retain the DBNY VRR Interest Portion as further described under “Credit Risk Retention”.

The information set forth under “—German American Capital Corporation” has been provided by GACC.

JPMorgan Chase Bank, National Association

General. JPMorgan Chase Bank, National Association (“JPMCB”) is a national banking association and wholly owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation whose principal office is located in New York, New York. JPMCB offers a wide range of banking services to its customers, both domestically and internationally. It is chartered and its business is subject to examination and regulation by the Office of the Comptroller of the Currency. JPMCB is an affiliate of J.P. Morgan Securities LLC, an underwriter. Additional information, including the most recent Annual Report on Form 10-K for the year ended December 31, 2018, of JPMorgan Chase & Co., the 2018 Annual Report of JPMorgan Chase & Co., and additional annual, quarterly and current reports filed with or furnished to the SEC by JPMorgan Chase & Co., as they become available, may be obtained without charge by each person to whom this prospectus is delivered upon the written request of any such person to the Office of the Secretary, JPMorgan Chase & Co., 4 New York Plaza, New York, New York 10004 or at the SEC’s website at www.sec.gov. None of the documents that JPMorgan Chase & Co. files with the SEC or any of the information on, or accessible through, the SEC’s website, is part of, or incorporated by reference into, this prospectus.

JPMCB’s Securitization Program. The following is a description of JPMCB’s commercial mortgage-backed securitization program.

JPMCB underwrites and originates mortgage loans secured by commercial, multifamily and manufactured housing community properties for its securitization program. As sponsor, JPMCB sells the loans it originates or acquires through commercial mortgage-backed securitizations. JPMCB, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans for securitization in 1994 and securitizing commercial mortgage loans in 1995. As of December 31, 2018, the total amount of commercial mortgage loans originated and securitized by JPMCB and its predecessors is in excess of $141.4 billion. Of that amount, approximately $120.4 billion has been securitized by J.P. Morgan Chase Commercial Mortgage Securities Corp. (“JPMCCMSC”), a subsidiary of JPMCB, as depositor. In its fiscal year ended December 31, 2018, JPMCB originated approximately $7.3 billion of commercial mortgage loans, of which approximately $5.4 billion were securitized by JPMCCMSC.

On May 30, 2008, JPMorgan Chase & Co., the parent of JPMCB, merged with The Bear Stearns Companies Inc. As a result of such merger, Bear Stearns Commercial Mortgage, Inc. (“BSCMI”) became a subsidiary of JPMCB. Subsequent to such merger, BSCMI changed its name to J.P. Morgan Commercial Mortgage Inc. Prior to the merger, BSCMI was a sponsor of its own commercial mortgage-backed securitization program. BSCMI, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans in 1995 and securitizing commercial mortgage loans in 1996. As of November 30, 2007, the total amount of commercial mortgage loans originated by BSCMI was in excess of $60 billion, of which approximately $39 billion has been securitized. Of that amount, approximately $22 billion has been securitized by an affiliate of BSCMI acting as depositor. BSCMI’s annual commercial mortgage loan originations grew from approximately $65 million in 1995 to approximately $1.0 billion in 2000 and to approximately $21.0 billion in 2007. After the merger, only JPMCB continued to be a sponsor of commercial mortgage-backed securitizations.

The commercial mortgage loans originated, co-originated or acquired by JPMCB include both fixed-rate and floating-rate loans and both smaller “conduit” loans and large loans. JPMCB primarily originates loans secured by retail, office, multifamily, hospitality, industrial and self-storage properties, but also originates loans secured by manufactured housing communities, theaters, land subject to a ground lease and mixed use properties. JPMCB originates loans in every state.

As a sponsor, JPMCB originates, co-originates or acquires mortgage loans and, either by itself or together with other sponsors or loan sellers, initiates their securitization by transferring the mortgage loans to a depositor, which in turn transfers them to the issuing entity for the related securitization. In coordination with its affiliate, J.P. Morgan Securities LLC, and other underwriters, JPMCB works with rating agencies, loan sellers, subordinated debt purchasers and master servicers in structuring the securitization transaction. JPMCB acts as sponsor, originator or loan seller both in transactions in which it is the sole sponsor and mortgage loan seller as well as in transactions in which other entities act as sponsor and/or mortgage loan seller. Some of these loan sellers may be affiliated with underwriters on the transactions.

Neither JPMCB nor any of its affiliates acts as master servicer of the commercial mortgage loans in its securitizations. Instead, JPMCB sells the right to be appointed master servicer of its securitized loans to rating-agency approved master servicers.

For a description of certain affiliations, relationships and related transactions between the sponsor and the other transaction parties, see “Risk Factors—Risks Related to Conflicts of Interest—Interests and

Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Review of JPMCB Mortgage Loans.

Overview. JPMCB, in its capacity as the sponsor of the Mortgage Loans it is selling to the depositor (the “JPMCB Mortgage Loans”), has conducted a review of the JPMCB Mortgage Loans in connection with the securitization described in this prospectus. The review of the JPMCB Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of JPMCB, or one or more of JPMCB’s affiliates, or, in certain circumstances, are consultants engaged by JPMCB (the “JPMCB Deal Team”). The review procedures described below were employed with respect to all of the JPMCB Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the JPMCB Deal Team updated its internal origination database of loan-level and property-level information relating to each JPMCB Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by JPMCB during the underwriting process. After origination or acquisition of each JPMCB Mortgage Loan, the JPMCB Deal Team updated the information in the database with respect to such JPMCB Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the JPMCB Deal Team.

A data tape (the “JPMCB Data Tape”) containing detailed information regarding each JPMCB Mortgage Loan was created from the information in the database referred to in the prior paragraph. The JPMCB Data Tape was used by the JPMCB Deal Team to provide the numerical information regarding the JPMCB Mortgage Loans in this prospectus.

Data Comparison and Recalculation. JPMCB engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by JPMCB relating to information in this prospectus regarding the JPMCB Mortgage Loans. These procedures included:

●	comparing the information in the JPMCB Data Tape against various source documents provided by JPMCB that are described above under “—Database”;

●	comparing numerical information regarding the JPMCB Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the JPMCB Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the JPMCB Mortgage Loans disclosed in this prospectus.

Legal Review. JPMCB engaged various law firms to conduct certain legal reviews of the JPMCB Mortgage Loans to assist in the preparation of the disclosure in this prospectus. In anticipation of a securitization of each JPMCB Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from material provisions of JPMCB’s standard form loan documents. In addition, origination counsel for each JPMCB Mortgage Loan reviewed JPMCB’s representations and warranties set forth on Annex E-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the JPMCB Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain JPMCB Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the JPMCB Mortgage Loans prepared by origination counsel, and (iii) a review of due diligence questionnaires completed by the JPMCB Deal Team and origination counsel. Securitization counsel also reviewed the property release provisions, if any, and condemnation provisions for each JPMCB Mortgage Loan for compliance with the REMIC provisions.

Origination counsel and securitization counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth in Annex A-1, based on their respective reviews of pertinent sections of the related mortgage loan documents.

Other Review Procedures. On a case-by-case basis as deemed necessary by JPMCB, with respect to any pending litigation that existed at the origination of any JPMCB Mortgage Loan that is material and not covered by insurance, JPMCB requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. JPMCB confirmed with the related servicer that there has not been recent material casualty to any improvements located on real property that serves as collateral for JPMCB Mortgage Loans. In addition, if JPMCB became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a JPMCB Mortgage Loan, JPMCB obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The JPMCB Deal Team also consulted with JPMCB personnel responsible for the origination of the JPMCB Mortgage Loans to confirm that the JPMCB Mortgage Loans were originated or acquired in compliance with the origination and underwriting criteria described below under “—JPMCB’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Findings and Conclusions. Based on the foregoing review procedures, JPMCB determined that the disclosure regarding the JPMCB Mortgage Loans in this prospectus is accurate in all material respects. JPMCB also determined that the JPMCB Mortgage Loans were originated or acquired in accordance with JPMCB’s origination procedures and underwriting criteria, except as described under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”. JPMCB attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. JPMCB will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with material breach of a representation or warranty or a material document defect. JPMCB, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (the “JPMCB’s Qualification Criteria”). JPMCB will engage a third party accounting firm to compare the JPMCB’s Qualification Criteria against the underlying source documentation to verify the accuracy of the review by JPMCB and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by JPMCB to render any tax opinion required in connection with the substitution.

JPMCB’s Underwriting Guidelines and Processes.

General. JPMCB has developed guidelines establishing certain procedures with respect to underwriting the mortgage loans originated or purchased by it. All of the mortgage loans sold to the issuing entity by JPMCB were generally underwritten in accordance with the guidelines below. In some instances, one or more provisions of the guidelines were waived or modified by JPMCB at origination where it was determined not to adversely affect the related mortgage loan originated by it in any material respect. The mortgage loans to be included in the issuing entity were originated or acquired by JPMCB generally in accordance with the commercial mortgage-backed securitization program of JPMCB. For a description of any material exceptions to the underwriting guidelines in this prospectus, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Notwithstanding the discussion below, given the differences between individual commercial Mortgaged Properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current and alternative uses, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. However, except as described in the exceptions to the underwriting guidelines (see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”), the underwriting of the JPMCB Mortgage Loans will conform to the general guidelines described below.

Property Analysis. JPMCB performs or causes to be performed a site inspection to evaluate the location and quality of the related Mortgaged Properties. Such inspection generally includes an evaluation of functionality, design, attractiveness, visibility and accessibility, as well as location to major thoroughfares, transportation centers, employment sources, retail areas and educational or recreational facilities. JPMCB assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends. In addition, JPMCB evaluates the property’s age, physical condition, operating history, lease and tenant mix, and management.

Cash Flow Analysis. JPMCB reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information”.

Loan Approval. All mortgage loans originated by JPMCB require preliminary and final approval by a loan credit committee which includes senior executives of JPMCB. Prior to delivering a term sheet to a prospective borrower sponsor, the JPMCB origination team will submit a preliminary underwriting package to the preliminary CMBS underwriting committee. For loans under $30.0 million, approval by two committee members is required prior to sending a term sheet to the borrower sponsor. For loans over $30.0 million unanimous committee approval is required prior to sending the term sheet to the borrower sponsor. Prior to funding the loan, after all due diligence has been completed, a loan will then be reviewed by the CMBS underwriting committee and approval by the committee must be unanimous. The CMBS underwriting committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by JPMCB and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool—Additional Information” and Annex A-1 and Annex A-3. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal. In addition, with respect to certain mortgage loans, there may exist mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and LTV Ratio. For each Mortgaged Property, JPMCB obtains a current (within 6 months of the origination date of the mortgage loan) full narrative appraisal conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). The appraisal is based on the current use of the Mortgaged Property and must include an estimate of the then-current market value of the property “as-stabilized”, “as-complete” and “as-is” values. The “as-stabilized” or “as-complete” value may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. JPMCB then determines the loan-to-value ratio of the mortgage loan at the date of origination or, if applicable, in connection with its acquisition, in each case based on the value or values set forth in the appraisal and relevant loan structure.

Evaluation of Borrower. JPMCB evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. JPMCB evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, JPMCB either (i) obtains or updates an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, JPMCB reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, JPMCB either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Physical Assessment Report. Prior to origination, JPMCB obtains a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. JPMCB reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, JPMCB generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, JPMCB may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and JPMCB reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and JPMCB reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as JPMCB may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. JPMCB generally requires borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts, however, it may waive certain of those requirements on a case by case basis based on the Escrow/Reserve Mitigating Circumstances described below. In addition, JPMCB may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by JPMCB. The typical required escrows for mortgage loans originated by JPMCB are as follows:

●

Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide JPMCB with sufficient funds to satisfy all taxes and assessments. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or JPMCB may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

●

Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide JPMCB with sufficient funds to pay all insurance premiums. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

●

Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

●

Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

●

Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

●

Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

JPMCB may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) JPMCB’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) JPMCB has structured springing escrows that arise for identified risks, (v) JPMCB has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) JPMCB believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—JPMCB’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by JPMCB may vary from, or may not comply with, JPMCB’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by JPMCB, JPMCB may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions. Disclosed above are JPMCB’s general underwriting guidelines with respect to the JPMCB Mortgage Loans. One or more JPMCB Mortgage Loans may vary from the specific JPMCB underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more JPMCB Mortgage Loans, JPMCB may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the JPMCB Mortgage Loans were originated with variances from the underwriting guidelines disclosed above.

Compliance with Rule 15Ga-1 under the Exchange Act. JPMCCMSC’s most recently filed Form ABS-15G, which includes information related to JPMCB, was filed with the SEC on May 15, 2019. JPMCB’s most recently filed Form ABS-15G for this asset class was filed with the SEC on March 22, 2019. The Central Index Key (or CIK) number of JPMCCMSC is 0001013611 and the CIK number of JPMCB is set forth on the cover of this prospectus. With respect to the period from and including October 1, 2016 to and including September 30, 2019, JPMCB does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act (“Rule 15Ga-1”) with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization. Neither JPMCB nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization except that JPMCB will retain the JPMCB VRR Interest Portion as described under “Credit Risk Retention”. However, JPMCB and/or its affiliates may acquire in the future certain additional classes of certificates. Any such party will have the right to dispose of any such certificates (other than the JPMCB VRR Interest) at any time. JPMCB or an affiliate will be required to retain the JPMCB VRR Interest Portion as further described under “Credit Risk Retention”.

Citi Real Estate Funding Inc.

Citi Real Estate Funding Inc. (“CREFI”) is a sponsor and a mortgage loan seller in this securitization transaction. The respective Mortgage Loans that CREFI is selling to the depositor in this securitization transaction are collectively referred to in this prospectus as the “CREFI Mortgage Loans”. CREFI originated or co-originated all of the CREFI Mortgage Loans.

CREFI is a New York corporation organized in 2014 and is a wholly-owned subsidiary of Citibank, N.A., a national banking association, which is in turn a wholly-owned subsidiary of Citicorp LLC, a Delaware limited liability company, which is in turn a wholly-owned subsidiary of Citigroup Inc., a Delaware corporation. CREFI maintains its principal office at 388 Greenwich Street, New York, New York 10013, Attention: Mortgage Finance Group, and its facsimile number is (212) 723-8604. CREFI is an affiliate of Citigroup Global Markets Inc. (one of the underwriters). CREFI makes, and purchases (or may purchase) from lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in CMBS transactions.

Neither CREFI nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against CREFI for any losses or other claims in connection with the certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by CREFI in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements—General”.

CREFI’s Commercial Mortgage Origination and Securitization Program.

CREFI, directly or through correspondents or affiliates, originates multifamily and commercial mortgage loans throughout the United States. CREFI has been engaged in the origination of multifamily and commercial mortgage loans for securitization since January 2017, and in the securitization of multifamily and commercial mortgage loans since April 2017. CREFI is an affiliate of Citigroup Global Markets Realty Corp. (“CGMRC”), which was engaged in the origination of multifamily and commercial mortgage loans for securitization from 1996 to 2017. Many CREFI staff worked for CGMRC, and CREFI’s underwriting guidelines, credit committee approval process and loan documentation are substantially similar to CGMRC’s. The multifamily and commercial mortgage loans originated by CREFI may include both fixed rate loans and floating rate loans.

In addition, in the normal course of its business, CREFI may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by CREFI.

In connection with the commercial mortgage securitization transactions in which CREFI participates, CREFI generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

CREFI will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

CREFI generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally CREFI and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates.

Review of the CREFI Mortgage Loans.

Overview. In connection with the preparation of this prospectus, CREFI conducted a review of the Mortgage Loans that it is selling to the depositor. The review was conducted as set forth below and was conducted with respect to each of the CREFI Mortgage Loans. No sampling procedures were used in the review process.

Database. First, CREFI created a database of information (the “CREFI Securitization Database”) obtained in connection with the origination of the CREFI Mortgage Loans, including:

●	certain information from the CREFI Mortgage Loan documents;

●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);

●	insurance information for the related Mortgaged Properties;

●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;

●	bankruptcy searches with respect to the related borrowers; and

●	certain information and other search results obtained by CREFI’s deal team for each of the CREFI Mortgage Loans during the underwriting process.

CREFI also included in the CREFI Securitization Database certain updates to such information received by CREFI’s securitization team after origination, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of

CREFI’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

Using the information in the CREFI Securitization Database, CREFI created a Microsoft Excel file (the “CREFI Data File”) and provided that file to the depositor for the inclusion in this prospectus (particularly in Annexes A-1, A-2 and A-3) of information regarding the CREFI Mortgage Loans.

Data Comparison and Recalculation. CREFI engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CREFI, relating to information in this prospectus regarding the CREFI Mortgage Loans. These procedures included:

●	comparing the information in the CREFI Data File against various source documents provided by CREFI that are described above under “—Database”;

●	comparing numerical information regarding the CREFI Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the CREFI Data File; and

●	recalculating certain percentages, ratios and other formulae relating to the CREFI Mortgage Loans disclosed in this prospectus.

Legal Review. CREFI also reviewed and responded to a Due Diligence Questionnaire (as defined below) relating to the CREFI Mortgage Loans, which questionnaire was prepared by the depositor’s legal counsel for use in eliciting information relating to the CREFI Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the CREFI Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt. For example, the due diligence questionnaire (a “Due Diligence Questionnaire”) may seek to elicit, among other things, the following information:

●

whether any mortgage loans were originated by third party originators and the names of such originators, and whether such mortgage loans were underwritten or re-underwritten in accordance with CREFI’s (or the applicable mortgage loan seller’s) criteria;

●	whether any mortgage loans are not first liens, or have a loan-to-value ratio greater than 80%;

●

whether any mortgage loans are 30 days or more delinquent with respect to any monthly debt service payment as of the cut-off date or have been 30 days or more delinquent at any time during the 12-month period immediately preceding the cut-off date;

●	a description of any material issues with respect to any of the mortgage loans;

●

whether any mortgage loans permit, or have existing, mezzanine debt, additional debt secured by the related mortgaged properties or other material debt, and the material terms and conditions for such debt;

●	whether any mortgaged properties have additional debt that is included in another securitization transaction and information related to such other securitization transaction;

●

whether intercreditor agreements, subordination and standstill agreements or similar agreements are in place with respect to secured debt, mezzanine debt or additional debt and the terms of such agreements;

●	whether any mortgage loans are interest-only for their entire term or a portion of their term;

●	whether any mortgage loans permit prepayment or defeasance (in whole or in part), or provide for yield maintenance, and the types of prepayment lock-out provisions and prepayment charges that apply;

●	whether any mortgage loans permit the release of all or a portion of the related mortgaged properties, and the material terms of any partial release, substitution and condemnation/casualty provisions;

●	whether any mortgage loans are cross-collateralized or secured by multiple properties, or have related borrowers with other mortgage loans in the subject securitization;

●	whether any mortgage loans have a right of first refusal or right of first offer or similar options, in favor of a tenant or any other party;

●	whether there are post-close escrows or earn-out reserves that could be used to pay down the mortgage loan, or whether there are escrows or holdbacks that have not been fully funded;

●	information regarding lockbox arrangements, grace periods, interest accrual and amortization provisions, non-recourse carveouts, and any other material provisions with respect to the mortgage loan;

●	whether the borrower or sponsor of any related borrower has been subject to bankruptcy proceedings, or has a past or present material criminal charge or record;

●	whether any borrower is not a special purpose entity;

●	whether any borrowers or sponsors of related borrowers have been subject to litigation or similar proceedings and the material terms thereof;

●	whether any borrower under a mortgage loan is affiliated with a borrower under another mortgage loan to be included in the issuing entity;

●

whether any of the mortgage loans is a leasehold mortgage, the terms of the related ground lease, and whether the term of the related ground lease extends at least 20 years beyond the stated loan maturity;

●	a list of any related Mortgaged Properties for which a single tenant occupies over 20% of such property, and whether there are any significant lease rollovers at a particular Mortgaged Property;

●	a list of any significant tenant concentrations or material tenant issues, e.g., dark tenants, subsidized tenants, government or student tenants, or Section 8 tenants, etc.;

●	a description of any material leasing issues at the related Mortgaged Properties;

●	whether any related Mortgaged Properties are subject to condemnation proceedings or litigation;

●

a list of related Mortgaged Properties for which a Phase I environmental site assessment has not been completed, or for which a Phase II was performed, and whether any environmental site assessment reveals any material adverse environmental condition or circumstance at any related Mortgaged Property except for those which will be remediated by the cut-off date;

●

whether there is any terrorism, earthquake, tornado, flood, fire or hurricane damage with respect to any of the related Mortgaged Properties, or whether there are any zoning issues at the mortgaged properties;

●	a list of Mortgaged Properties for which an engineering inspection has not been completed and whether any property inspection revealed material issues; and/or

●	general information regarding property type, condition, use, plans for renovation, etc.

CREFI also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex D-1 and requested that origination counsel identify exceptions to such representations and warranties. CREFI compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the depositor for inclusion on Annex D-3. In addition, for each CREFI Mortgage Loan originated by CREFI or one of its affiliates, CREFI prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each CREFI Mortgage Loan, if any, purchased by CREFI or its affiliates from a third-party originator of such CREFI Mortgage Loan, CREFI reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such CREFI Mortgage Loan to CREFI or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related Mortgaged Property provided by the originator of such CREFI Mortgage Loan, prepared exceptions to the representations and warranties in the MLPA based upon such review, and provided them to the depositor for inclusion on Annex D-3. With respect to any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between CREFI or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of CREFI or its affiliates. The rights, if any, that CREFI or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the trustee for this securitization, and the Certificateholders and the trustee for this securitization will not have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described under “Description of the Mortgage Loan Purchase Agreements—General”, the substitution or repurchase obligation of, or the obligation to make a Loss of Value Payment on the part of, CREFI, as Mortgage Loan Seller, with respect to the applicable CREFI Mortgage Loans under the related MLPA constitutes the sole remedy available to the Certificateholders and the trustee for this securitization for any uncured material breach of any of CREFI’s representations and warranties regarding the applicable CREFI Mortgage Loans, including any CREFI Mortgage Loans that were purchased by CREFI or its affiliates from a third party originator.

In addition, with respect to each CREFI Mortgage Loan, CREFI reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Furthermore, CREFI requested the borrowers under the related CREFI Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if CREFI became aware of a significant natural disaster in the vicinity of a Mortgaged Property relating to a CREFI Mortgage Loan, CREFI requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries. Finally, CREFI prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the related CREFI Mortgage Loans included in the 10 largest Mortgage Loans in the Mortgage Pool, and the abbreviated loan summaries for those of the CREFI Mortgage Loans included in the next 5 largest Mortgage Loans in the Mortgage Pool, which summaries are incorporated in “Description of Top Fifteen Mortgage Loans and Additional Mortgage Loan Information” in Annex A-3.

Findings and Conclusions. Based on the foregoing review procedures, CREFI found and concluded that the disclosure regarding the CREFI Mortgage Loans in this prospectus is accurate in all material respects. CREFI also found and concluded that the CREFI Mortgage Loans were originated in accordance with CREFI’s origination procedures and underwriting criteria, except for any material deviations described under “—Exceptions” below. CREFI attributes to itself all findings and conclusions resulting from the foregoing review procedures.

CREFI’s Underwriting Guidelines and Processes.

General. CREFI’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the procedures and underwriting criteria described below. However, variations from the procedures and criteria described below may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by CREFI. Therefore, this general description of CREFI’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all criteria set forth below.

Process. The credit underwriting process for each of CREFI’s loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of CREFI. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”,
“—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report“ and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self-storage, multifamily and manufactured housing community properties.

A member of CREFI’s deal team or one of its agents performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

CREFI’s deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with CREFI’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio Requirements. CREFI’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and a maximum loan-to-value ratio of 80%. However, these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and CREFI’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless CREFI determines that information in its possession has become stale.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and, when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. While CREFI’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and debt service coverage ratio set forth in this prospectus and Annex A-1 reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool”.

Escrow Requirements. CREFI may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, CREFI may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of CREFI’s commercial mortgage loans.

Generally, CREFI requires escrows as follows:

●

Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly or reimburse the landlord for the real estate taxes paid.

●

Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower or an affiliate thereof maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iii) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.

●

Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.

●

Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.

●

Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.

●

Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the CREFI Mortgage Loans, please see Annex A-1.

Title Insurance Policy. The borrower is required to provide, and CREFI or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the mortgage loan representation and warranty set forth in paragraph (7) on Annex D-1 without any exceptions that CREFI deems material.

Property Insurance. CREFI requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the mortgage loan representations and warranties in paragraphs (17) and (30) on Annex D-1 without any exceptions that CREFI deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CREFI Mortgage Loans, CREFI generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal

CREFI obtains an appraisal meeting the requirements described in the mortgage loan representation and warranty set forth in paragraph (42) on Annex D-1 without any exceptions that CREFI deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report

CREFI generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by CREFI. CREFI or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, CREFI generally requires that the condition be addressed in a manner that complies with the mortgage loan representation and warranty set forth in paragraph (41) on Annex D-1 without any exceptions that CREFI deems material.

Property Condition Report

CREFI generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by CREFI. CREFI or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, CREFI often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing. Interim servicing for all of CREFI’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with CREFI, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions. One or more of the CREFI Mortgage Loans may vary from the specific CREFI underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the CREFI Mortgage Loans, CREFI may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the CREFI Mortgage Loans have exceptions to the related underwriting criteria.

Compliance with Rule 15Ga-1 under the Exchange Act. Prior to April 18, 2017, CREFI had no prior history as a securitizer. CREFI most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 14, 2019. CREFI’s Central Index Key is 0001701238. As of December 31, 2019, CREFI has no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization. Neither CREFI nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that CREFI (or a “majority-owned affiliate” (as defined in Regulation RR) of CREFI) will retain the CREFI VRR Interest Portion. However, CREFI and/or its affiliates may own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates (other than the CREFI VRR Interest Portion) at any time. CREFI (or a majority-owned affiliate of CREFI) will be required to retain the CREFI VRR Interest Portion as further described under “Credit Risk Retention”.

The information set forth under “—Citi Real Estate Funding Inc.” has been provided by CREFI.

The Depositor

The depositor is Deutsche Mortgage & Asset Receiving Corporation. The depositor is a special purpose corporation incorporated in the State of Delaware on March 22, 1996, for the purpose of engaging in the business, among other things, of acquiring and depositing mortgage loans in trust in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates. The principal executive offices of the depositor are located at 60 Wall Street, New York, New York 10005. The telephone number is (212) 250-2500. The depositor’s capitalization is nominal. All of the shares of capital stock of the depositor are held by DB U.S. Financial Markets Holding Corporation.

During the 9 years ending December 31, 2019, the depositor has acted as depositor with respect to public and private conduit or combined conduit/large loan commercial mortgage securitization transactions in an aggregate amount of approximately $112.29 billion.

The depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The depositor will not have any business operations other than securitizing mortgage loans and related activities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the mortgage loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders.

The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, Benchmark 2020-B16 Mortgage Trust (the “Trust”), will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the mortgage loans and any REO Property, disposing of defaulted mortgage loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be non-recoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the mortgage loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth under “Transaction Parties—The Trustee and the Certificate Administrator”, “—The Master Servicer”, “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the mortgage loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the mortgage loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the mortgage loans to the issuing entity. The depositor will be purchasing the mortgage loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements”.

The Trustee and the Certificate Administrator

Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as trustee, certificate administrator and custodian under the PSA. The certificate administrator will also be the REMIC administrator and the 17g-5 Information Provider under the PSA. Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.9 trillion in assets and approximately 261,000 employees as of September 30, 2019, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The transaction parties may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045 and its office for certificate transfer services is located at 600 South 4th Street, 7th Floor, MAC: N9300-070, Minneapolis, Minnesota 55479.

Wells Fargo Bank has provided corporate trust services since 1934. Wells Fargo Bank acts as a trustee for a variety of transactions and asset types, including corporate and municipal bonds, mortgage-backed and asset-backed securities and collateralized debt obligations. As of September 30, 2019, Wells Fargo Bank was acting as trustee on approximately 389 series of commercial mortgage-backed securities with an aggregate principal balance of approximately $163 billion.

In its capacity as trustee on commercial mortgage securitizations, Wells Fargo Bank is generally required to make an advance if the related master servicer or special servicer fails to make a required advance. In the past three years, Wells Fargo Bank has not been required to make an advance on a commercial mortgage-backed securities transaction.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC tax returns on behalf of the trust REMICs and to the extent required under the PSA, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of September 30, 2019, Wells Fargo Bank was acting as securities administrator with respect to more than $506 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian of the mortgage loan files pursuant and subject to the PSA and is acting as custodian of the mortgage loan file (other than the Mortgage Note with respect to the related mortgage loan for any Non-Serviced Whole Loan under the related Non-Serviced PSA). In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the trustee and the Certificateholders. Wells Fargo Bank maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of September 30, 2019, Wells Fargo Bank was acting as custodian of more than 272,000 commercial mortgage loan files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by one or more of the sponsors or an affiliate thereof, and one or more of those mortgage loans may be included in the trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For one CMBS transaction, Wells Fargo Bank, N.A. disclosed transaction-level noncompliance on its 2018 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB for such transaction related to its CMBS bond administration function. An administrative error caused an underpayment to one class and a corresponding overpayment to another class on one distribution date in 2018. The affected distributions were revised to correct the error before the next distribution date.

Beginning on June 18, 2014, a group of institutional investors filed civil complaints in the Supreme Court of the State of New York, New York County, and later the U.S. District Court for the Southern District of New York against Wells Fargo Bank, N.A., (“Wells Fargo Bank”) in its capacity as trustee for certain residential mortgage backed securities (“RMBS”) trusts. The complaints against Wells Fargo Bank alleged that the trustee caused losses to investors and asserted causes of action based upon, among other things, the trustee’s alleged failure to: (i) notify and enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought included money damages in an unspecified amount, reimbursement of expenses, and equitable relief. In November 2018, Wells Fargo Bank reached an agreement, in which it denied any wrongdoing, to resolve such claims on a class wide basis for the 271 RMBS trusts at issue. On May 6, 2019, the court entered an order approving the settlement agreement. Separate lawsuits against Wells Fargo Bank making similar allegations filed by certain other institutional investors concerning several RMBS trusts in New York federal and state court are not covered by the agreement. With respect to such litigations, Wells Fargo Bank believes plaintiffs’ claims are without merit and intends to contest the claims vigorously, but there can be no assurances as to the outcome of the litigations or the possible impact of the litigations on Wells Fargo Bank or the RMBS trusts.

Neither Wells Fargo Bank nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, Wells Fargo Bank or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information set forth under this heading “—The Trustee and Certificate Administrator” has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between the certificate administrator and trustee and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The certificate administrator and trustee will only be liable under the PSA to the extent of their respective obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the certificate administrator and trustee under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”.

The Master Servicer

 Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland”), is expected to act as the master servicer and in this capacity will initially be responsible for the master servicing and administration of the Mortgage Loans and any Serviced Companion Loans pursuant to the PSA. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the mortgage loans for the applicable loan seller. Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a commercial financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial mortgage-backed securities (“CMBS”) by S&P, Moody’s Investors Service, Inc., Fitch, Morningstar Credit Ratings, LLC, DBRS, Inc. and KBRA. Midland has received rankings as a master, primary and special servicer of real estate assets under U.S. CMBS transactions from S&P, Fitch and Morningstar. For each category, S&P ranks Midland as “Strong” and Morningstar ranks Midland as “CS1”. Fitch ranks Midland as “CMS2” for master servicer, “CPS2” for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae-approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s disaster recovery plan is reviewed annually.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans or the Serviced Companion Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default or servicer termination event as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time-to-time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage-backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight® through Midland’s website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight®.

As of December 31, 2019, Midland was master and primary servicing approximately 35,022 commercial and multifamily mortgage loans with a principal balance of approximately $550 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and

Canada. Approximately 11,379 of such loans, with a total principal balance of approximately $219 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income producing properties.

Midland has been servicing commercial and multifamily loans and leases in CMMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2017 to 2019.

Portfolio Size – Master/Primary Servicing	Calendar Year End (Approximate amounts in billions)
	2017	2018	2019
CMBS	$162	$181	$219
Other	$323	$352	$352
Total	$486	$533	$606

As of December 31, 2019, Midland was named the special servicer in approximately 376 commercial mortgage backed securities transactions with an aggregate outstanding principal balance of approximately $171 billion. With respect to such transactions as of such date, Midland was administering approximately 132 assets with an outstanding principal balance of approximately $1.4 billion.

Midland has acted as a special servicer for commercial and multifamily loans and leases in CMMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMMBS and other servicing transactions from 2017 to 2019.

Portfolio Size –Special Servicing	Calendar Year End (Approximate amounts in billions)
	2017	2018	2019
Total	$145	$158	$171

Midland will acquire the right to act as master servicer and/or primary servicer (and the related right to receive and retain the excess servicing strip) with respect to the Mortgage Loans sold to the issuing entity by the sponsor pursuant to one or more servicing rights appointment agreements entered into on the Closing Date. The “excess servicing strip” means a portion of the Servicing Fee payable to Midland that accrues at a per annum rate initially equal to the Servicing Fee Rate minus 0.00125%, but which may be reduced under certain circumstances as provided in the PSA.

Midland may enter into one or more arrangements with the Directing Holder, a Controlling Class Certificateholder, any directing holder (or equivalent entity), any holder of a Companion Loan, the other Certificateholders (or an affiliate or a third-party representative of one or more of the preceding) or any other person with the right to appoint or remove and replace the special servicer to provide for a discount, waiver and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, Midland’s appointment (or continuance) as special servicer under the PSA and any related co-lender agreement and limitations on the right of such person to remove the special servicer.

Pursuant to a certain interim servicing agreement between GACC or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain GACC Mortgage Loans prior to their inclusion in the issuing entity.

Pursuant to a certain interim servicing agreement between JPMCB or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain JPMCB Mortgage Loans prior to their inclusion in the issuing entity.

Pursuant to a certain interim servicing agreement between CREFI or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain CREFI

Mortgage Loans prior to their inclusion in the issuing entity.

PNC Bank, National Association and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank, National Association and its affiliates by a third party vendor which differ from those offered to the issuing entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank, National Association or its affiliates other than the Midland division.

From time to time, Midland and/or its affiliates may purchase or sell securities, including certificates issued in this offering in the secondary market.

For a description of any material affiliations, relationships and related transactions between the master servicer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The report on assessment of compliance with applicable servicing criteria for the twelve months ending on December 31, 2018, furnished pursuant to Item 1122 of Regulation AB for Midland, identified a material instance of noncompliance relating to the servicing criterion described in Item 1122(d)(3)(i)(A) of Regulation AB, which requires that:

“Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports: (A) Are prepared in accordance with timeframes and other terms set forth in the transaction agreements....”

For CMBS transactions subject to the reporting requirements of Regulation AB on and after November 23, 2016 (the effective date of the most recent amendment to Regulation AB), Midland as master servicer became responsible for Schedule AL reporting. Midland is currently remediating the Schedule AL reporting for the CMBS transactions found to be incorrect, and will be making improvements to its systems, processes and procedures to support its Schedule AL reporting obligations.

The foregoing information regarding Midland under this heading “—The Master Servicer” has been provided by Midland.

The Special Servicer

KeyBank National Association (“KeyBank”), will be the special servicer. KeyBank is a wholly-owned subsidiary of KeyCorp. KeyBank is not an affiliate of the issuing entity, the depositor, the Mortgage Loan Sellers, the master servicer, the trustee, the certificate administrator, the operating advisor, or the asset representations reviewer. The principal servicing offices of KeyBank are located at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211.

KeyBank has been engaged in the servicing of commercial mortgage loans since 1995 and commercial mortgage loans originated for securitization since 1998. The following table sets forth information about KeyBank’s portfolio of master or primary serviced commercial mortgage loans as of the dates indicated.

Loans	12/31/16	12/31/17	12/31/18	9/30/19
By Approximate Number	17,866	16,654	16,281	18,447
By Approximate Aggregate Principal Balance (in billions)	$189.3	$197.6	$239.0	$260.3

Within this servicing portfolio are, as of September 30, 2019, approximately 10,604 loans with a total principal balance of approximately $185.1 billion that are included in approximately 724 commercial mortgage-backed securitization transactions.

KeyBank’s servicing portfolio includes mortgage loans secured by multifamily, office, retail, hospitality, and other types of income-producing properties that are located throughout the United States. KeyBank also services newly-originated commercial mortgage loans and mortgage loans acquired in the secondary market for issuers of commercial and multifamily mortgage-backed securities, financial institutions and a variety of investors and other third parties. Based on the aggregate outstanding principal balance of loans being serviced as of June 30, 2019, the Mortgage Bankers Association of America ranked KeyBank the third largest commercial mortgage loan servicer for loans related to commercial mortgage-backed securities in terms of total master and primary servicing volume.

KeyBank has been a special servicer of commercial mortgage loans and commercial real estate assets included in commercial mortgage-backed securities transactions since 1998. As of September 30, 2019, KeyBank was named as special servicer with respect to commercial mortgage loans in 266 commercial mortgage-backed securities transactions totaling approximately $100.0 billion in aggregate outstanding principal balance and was special servicing a portfolio that included approximately 68 commercial mortgage loans with an aggregate outstanding principal balance of approximately $572.0 million, which portfolio includes multifamily, office, retail, hospitality and other types of income-producing properties that are located throughout the United States.

 The following table sets forth information on the size and growth of KeyBank’s managed portfolio of specially serviced commercial mortgage loans for which KeyBank is the named special servicer in CMBS transactions in the United States.

CMBS (US)	As of 12/31/2016	As of 12/31/2017	As of 12/31/2018	As of 9/30/2019
By Approximate Number of Transactions	132	177	211	266
By Approximate Aggregate Principal Balance (in billions)	$60.5	$71.1	$86.7	$100.0

KeyBank has resolved over $14.1 billion of U.S. commercial mortgage loans over the past 10 years. The following table sets forth information on the amount of U.S. commercial mortgage loans that KeyBank has resolved in each of the past 10 calendar years (in billions):

2009	2010	2011	2012	2013	2014	2015	2016	2017	2018
$1.74	$2.9	$2.27	$1.89	$2.69	$0.63	$1.4	$0.27	$0.23	$0.12

KeyBank is approved as the master servicer, primary servicer, and special servicer for commercial mortgage-backed securities rated by Moody’s, S&P Global Ratings (“S&P”), Fitch, and Morningstar Credit Ratings, LLC (“Morningstar”). Moody’s does not assign specific ratings to servicers. KeyBank is on S&P’s Select Servicer list as a U.S. Commercial Mortgage Master Servicer and as a U.S. Commercial Mortgage Special Servicer, and S&P has assigned to KeyBank the rating of “Strong” as a master servicer, primary servicer, and special servicer. Fitch has assigned to KeyBank the ratings of “CMS1” as a master servicer, “CPS1” as a primary servicer, and “CSS1-” as a special servicer. Morningstar has assigned to KeyBank the rankings of “MOR CS1” as master servicer, “MOR CS1” as primary servicer, and “MOR CS1” as special servicer. S&P’s, Fitch’s, and Morningstar’s ratings of a servicer are based on an examination of many factors, including the servicer’s financial condition, management team, organizational structure, and operating history.

KeyBank’s servicing system utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows KeyBank to process mortgage servicing activities including: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports. KeyBank generally uses the CREFC® format to report to trustees and certificate administrators of commercial mortgage-backed securities (CMBS) transactions and maintains a website (www.keybank.com/key2cre) that provides access to reports and other information to investors in CMBS transactions that KeyBank is the servicer.

KeyBank maintains the accounts it uses in connection with servicing commercial mortgage loans. The following table sets forth the ratings assigned to KeyBank’s debt obligations and deposits.

	S&P	Fitch	Moody’s
Long-Term Debt Obligations	A-	A-	A3
Short-Term Debt Obligations	A-2	F1	P-2
Long Term Deposits	N/A	A	Aa3
Short Term Deposits	N/A	F1	P-1

KeyBank believes that its financial condition will not have any material adverse effect on the performance of its duties under the PSA and, accordingly, will not have any material adverse impact on the performance of the underlying mortgage loan or the performance of the certificates.

KeyBank has developed policies, procedures and controls for the performance of its master servicing and special servicing obligations in compliance with applicable servicing agreements, servicing standards and the servicing criteria set forth in Item 1122 of Regulation AB. These policies, procedures and controls include, among other things, procedures to (i) notify borrowers of payment delinquencies and other loan defaults, (ii) work with borrowers to facilitate collections and performance prior to the occurrence of a servicing transfer event, (iii) if a servicing transfer event occurs as a result of a delinquency, loss, bankruptcy or other loan default, transfer the subject loan to the special servicer, and (iv) managing delinquent loans and loans subject to the bankruptcy of the borrowers.

KeyBank’s servicing policies and procedures for the servicing functions it will perform under the PSA for assets of the same type included in this transaction are updated periodically to keep pace with the changes in the CMBS industry. For example, KeyBank has, in response to changes in federal or state law or investor requirements, (i) made changes in its insurance monitoring and risk-management functions as a result of the Terrorism Risk Insurance Act of 2002 and (ii) established a website where investors and mortgage loan borrowers can access information regarding their investments and mortgage loans. Otherwise, KeyBank’s servicing policies and procedures have been generally consistent for the last three years in all material respects.

As the special servicer, KeyBank is generally responsible for the special servicing functions with respect to the Mortgage Loan and any REO Property. Additionally, KeyBank may from time to time perform some of its servicing obligations under the PSA through one or more third-party vendors that provide servicing functions such as tracking and reporting of flood zone changes, performing UCC searches, filing UCC financing statements and amendments, appraisals, environmental assessments, property condition assessments, property management, real estate brokerage services and other services necessary in the routine course of acquiring, managing and disposing of any REO Property. KeyBank will, in accordance with its internal procedures and applicable law, monitor and review the performance of any third-party vendors retained by it to perform servicing functions, and KeyBank will remain liable for its servicing obligations under the PSA as if KeyBank had not retained any such vendors.

The manner in which collections on the underlying Mortgage Loan are to be maintained is described in “Pooling and Servicing Agreement – Realization Upon Mortgage Loans”. Generally, all amounts received by KeyBank in connection with any REO Property held by the issuing entity are deposited into an REO account.

KeyBank will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loan. KeyBank may from time to time have custody of certain of such documents as necessary for enforcement actions involving the Mortgage Loan or otherwise. To the extent that KeyBank has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which KeyBank was acting as primary servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of KeyBank as primary servicer or special servicer, as applicable, including as a result of KeyBank’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. KeyBank has made all advances required to be made by it under its servicing agreements for commercial and multifamily mortgage loans.

From time to time KeyBank is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer and otherwise arising in the ordinary course of its business. KeyBank does not believe that any lawsuits or legal proceedings that are pending at this time would, individually or in the aggregate, have a material adverse effect on its business or its ability to service the underlying Mortgage Loan pursuant to the PSA.

KeyBank is not aware of any lawsuits or legal proceedings, contemplated or pending, by governmental authorities against KeyBank at this time.

For a description of any material affiliations, relationships and related transactions between the special servicer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The Operating Advisor and Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services”), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial”), will act as operating advisor under the PSA with respect to each Serviced Mortgage Loan. Park Bridge Lender Services will also act as asset representations reviewer under the PSA with respect to each Mortgage Loan. Park Bridge Lender Services has an address at 600 Third Avenue, 40th Floor, New York, New York 10016 and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included: mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster-recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

As of December 31, 2019, Park Bridge Lender Services was acting as operating advisor or trust advisor for commercial mortgage-backed securities transactions or other similar transactions with an approximate aggregate cut-off principal balance of $235.0 billion issued in 276 transactions.

As of December 31, 2019, Park Bridge Lender Services is acting as asset representations reviewer for commercial mortgage-backed securities transactions with an approximate aggregate cut-off principal balance of $107.6 billion issued in 120 transactions.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between the operating advisor, the asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of their respective obligations specifically imposed by the PSA and no implied duties or obligations may be asserted against the operating advisor or asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and the asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer“ and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s and the asset representations reviewer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”, as applicable.

Credit Risk Retention

This securitization transaction is required to comply with the Credit Risk Retention Rules. GACC has been designated by the Sponsors to act as the “retaining sponsor” under the Credit Risk Retention Rules (in such capacity, the “Retaining Sponsor”) and the Retaining Sponsor intends to satisfy its risk retention requirements of the Credit Risk Retention Rules as follows:

●

The Retaining Sponsor will acquire on the Closing Date an “eligible vertical interest” (as such term is defined in the Credit Risk Retention Rules, the “VRR Interest”) in the issuing entity in the form of a “single vertical security” (as defined in the Credit Risk Retention Rules) with an expected initial Certificate Balance of approximately $44,955,000, representing the right to receive approximately 5.00% of all amounts collected on the Mortgage Loans, net of all expenses of the issuing entity, and distributed on the Non-VRR Certificates and the VRR Interest (i.e., representing the right to receive the VRR Allocation Percentage of all amounts distributed on the Non-VRR Certificates on each Distribution Date). The VRR Interest will constitute an “eligible vertical interest” (as such term is defined in the Credit Risk Retention Rules);

●

The Retaining Sponsor will satisfy a portion of its risk retention requirements by transferring $20,725,250, representing approximately 46.10% of the entire VRR Interest as of the Closing Date (the “DBNY VRR Interest Portion”), to DBNY, as an MOA of the Retaining Sponsor; and DBNY will acquire the DBNY VRR Interest Portion from the Retaining Sponsor on the Closing Date;

●

The Retaining Sponsor will offset a portion of its risk retention requirements by the portion of the VRR Interest acquired on the Closing Date by JPMCB, which portion will equal $12,000,000, representing approximately 26.69% of the entire VRR Interest as of the Closing Date (the “JPMCB VRR Interest Portion”); JPMCB originated Mortgage Loans representing approximately 41.35% of the Initial Pool Balance, which is equal to at least 20% of the total Initial Pool Balance and is equal to or greater than its percentage ownership of the aggregate Certificate Balance of the entire VRR Interest as of the Closing Date, in accordance with the Credit Risk Retention Rules; JPMCB will acquire the JPMCB VRR Interest Portion from the Retaining Sponsor on the Closing Date; and

●

The Retaining Sponsor will offset a portion of its risk retention requirements by the portion of the VRR Interest acquired on the Closing Date by CREFI, which portion will equal $12,229,750, representing approximately 27.20% of the entire VRR Interest as of the Closing Date (the “CREFI VRR Interest Portion”); CREFI originated Mortgage Loans representing approximately 31.10% of the Initial Pool Balance, which is equal to at least 20% of the total Initial Pool Balance and is equal to or greater than its percentage ownership of the aggregate Certificate Balance of the entire VRR Interest as of the Closing Date, in accordance with the Credit Risk Retention Rules; CREFI will acquire the CREFI VRR Interest Portion from the Retaining Sponsor on the Closing Date.

The percentage of all amounts collected on the Mortgage Loans, net of all expenses of the issuing entity, and distributed on the Non-VRR Certificates and the VRR Interest will equal at least 5%, as of the Closing Date.

“Credit Risk Retention Rules” means Regulation RR, 12 C.F.R. Part 244.

“MOA” means a “majority-owned affiliate” (as defined in the Credit Risk Retention Rules).

The Retaining Sponsor, JPMCB and CREFI (and their applicable MOAs) are collectively referred to herein as the “Retaining Parties”).

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, Regulation RR, the Retaining Sponsor, the Retaining Parties and other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, each of the Retaining Sponsor, the Retaining Parties or any other party may not be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

Qualifying CRE Loans

The Sponsors have determined that for purposes of this transaction 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in §244.17 of the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Risk Retention Percentage”) for this transaction is 5.0%. The Required Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

The VRR Interest

Material Terms of the VRR Interest

General

The right to payment of holders of the VRR Interest is pro rata and pari passu with the right to payment of holders of the Non-VRR Certificates (as a collective whole). On each Distribution Date, the portion of Aggregate Available Funds allocable to: (a) the VRR Interest will be the product of such Aggregate Available Funds multiplied by the VRR Percentage; and (b) the Non-VRR Certificates will be the product of such Aggregate Available Funds multiplied by the Non-VRR Percentage. In addition, any losses incurred on the Mortgage Loans will be allocated between the VRR Interest, on the one hand, and the Principal Balance Certificates, on the other hand, pro rata in accordance with the VRR Percentage and the Non-VRR Percentage, respectively.

VRR Available Funds

The amount available for distribution to the holders of the VRR Interest on each Distribution Date will, in general, equal the product of the VRR Percentage multiplied by the Aggregate Available Funds (described under “Description of the Certificates—Distributions—Available Funds”) for such Distribution Date (such amount, the “VRR Available Funds”).

Allocation of VRR Realized Losses

In addition, on each Distribution Date, any VRR Realized Losses will be allocated to the VRR Interest; and, in connection therewith, the Certificate Balance of the VRR Interest will be reduced without distribution, as a write-off, to the extent of such VRR Realized Loss.

The “VRR Realized Loss“, with respect to each Distribution Date, is the amount, if any, by which (i) the aggregate Certificate Balance of the VRR Interest, after giving effect to distributions of principal on such Distribution Date, exceeds (ii) the product of (A) the VRR Percentage and (B) the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances), including any REO Loans (but in each case, excluding any Companion Loan), as of the end of the last day of the related Collection Period.

In the event that VRR Realized Losses previously allocated to the VRR Interest in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of the VRR Interest may receive distributions in respect of such recoveries (with interest) in accordance with the distribution priorities described under “—The VRR Interest—Priority of Distributions on the VRR Interest” below.

Priority of Distributions on the VRR Interest

On each Distribution Date, for so long as the aggregate Certificate Balance of the VRR Interest has not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account for distribution to the VRR Interest, to the extent of the VRR Available Funds, in the following order of priority:

First, to the VRR Interest, in respect of interest, up to an amount equal to the VRR Interest Distribution Amount for such Distribution Date;

Second, to the VRR Interest, in reduction of the Certificate Balance thereof, up to an amount equal to the VRR Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the VRR Interest has been reduced to zero; and

Third, to reimburse (with interest) prior write-offs of the Certificate Balance of the VRR Interest, up to an amount equal to the unreimbursed VRR Realized Losses previously allocated to the VRR Interest, plus interest in an amount equal to the VRR Realized Loss Interest Distribution Amount for such Distribution Date;

provided, however, that to the extent any VRR Available Funds remain in the Distribution Account after applying amounts as set forth in clauses First through Third above, any such amounts will be disbursed to the Class R certificates, which evidence the REMIC residual interest in each of the Upper-Tier REMIC and the Lower-Tier REMIC, in compliance with the Code and applicable REMIC Regulations. The REMIC residual interest, sometimes commonly referred to as a “non-economic residual”, is a tax-based certificate required to be issued as part of any REMIC securitization and the holder of that interest will incur certain tax liability for the net income of the REMIC trust. The REMIC residual interest is not entitled to any interest or principal in the securitization trust; however, REMIC Regulations require that the amount, if any, remaining in a REMIC trust after all amounts are paid to the regular interests be paid to the REMIC residual interest.

Except for tax reporting purposes, the VRR Interest does not have a specified Pass-Through Rate, however, the effective interest rate on the VRR Interest will be a per annum rate equal to the WAC Rate for the related Distribution Date.

The “Non-VRR Percentage“ is an amount expressed as a percentage equal to 100% minus the VRR Percentage. For the avoidance of doubt, at all times, the sum of the VRR Percentage and the Non-VRR Percentage will equal 100%.

The “VRR Percentage“ will equal a fraction, expressed as a percentage, the numerator of which is the initial Certificate Balance of the VRR Interest, and the denominator of which is the aggregate initial

 Certificate Balance of all of the Classes of Principal Balance Certificates and the initial Certificate Balance of the VRR Interest.

The “VRR Allocation Percentage“ will equal a fraction, expressed as a percentage, equal to the VRR Percentage divided by the Non-VRR Percentage.

The “VRR Interest Distribution Amount“ with respect to any Distribution Date and the VRR Interest will equal the product of (a) the VRR Allocation Percentage and (b) the aggregate amount of interest distributed on the Non-VRR Certificates according to clauses First, Fourth, Seventh, Tenth, Thirteenth, Sixteenth, Nineteenth, Twenty-second and Twenty-fifth in “Description of the Certificates—Distributions—Priority of Distributions”.

The “VRR Principal Distribution Amount“ with respect to any Distribution Date and the VRR Interest will equal the product of (a) the VRR Allocation Percentage and (b) the aggregate amount of principal distributed on the Non-VRR Certificates according to clauses Second, Fifth, Eighth, Eleventh, Fourteenth, Seventeenth, Twentieth, Twenty-third and Twenty-sixth in “Description of the Certificates—Distributions—Priority of Distributions”.

The “VRR Realized Loss Interest Distribution Amount“, with respect to any Distribution Date, an amount equal to the product of (a) the VRR Allocation Percentage and (b) the aggregate amount of interest on unreimbursed Realized Losses distributed to the holders of the Non-VRR Certificates according to clauses Third, Sixth, Ninth, Twelfth, Fifteenth, Eighteenth, Twenty-first, Twenty-fourth and Twenty-seventh in “Description of the Certificates—Distributions—Priority of Distributions”.

Yield Maintenance Charges and Prepayment Premiums

Holders of the VRR Interest will be entitled to the VRR Percentage of each yield maintenance charge and prepayment premium collected on the Mortgage Loans, as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

Hedging, Transfer and Financing Restrictions

The Credit Risk Retention Rules include certain restrictions on hedging, transfer and financing of the VRR Interest. These restrictions provide that (i) a Retaining Party may not transfer the VRR Interest except to an MOA of such Retaining Party, (ii) each Retaining Party and its respective affiliates will not be permitted engage in any hedging transactions if payments on the hedge instrument are materially related to the required credit risk retention and the hedge position would limit the financial exposure to the required credit risk retention, and (iii) none of the Retaining Parties or any of their respective affiliates may pledge the required credit risk retention as collateral for any obligation unless such obligation is with full recourse to such Retaining Party or affiliate, respectively.

Unless stated otherwise, the restrictions described under this heading “—Hedging, Transfer and Financing Restrictions” will expire on the earliest of (i) the date that is the latest of (a) the date on which the total unpaid principal balance of the Mortgage Loans has been reduced to 33% of the total unpaid principal balance of the Mortgage Loans as of the Cut-off Date; (b) the date on which the total outstanding Certificate Balance of the certificates has been reduced to 33% of the total outstanding Certificate Balance of the certificates as of the Closing Date; or (c) two years after the Closing Date, or (ii) subject to the consent of the Retaining Sponsor (which consent may not be unreasonably withheld), the date on which the Credit Risk Retention Rules have been officially abolished or officially determined by the applicable regulatory agencies to be no longer applicable to this securitization transaction.

Description of the Certificates

General

The Benchmark 2020-B16 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2020-B16 will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will consist of the following classes: Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-H, Class A-M, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class R and the VRR Interest.

One or more of such classes will also be collectively referred to as follows:

Designation	Classes
“Offered Certificates”	Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class A-M, Class B and Class C
“Senior Certificates”	Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H
“Senior Principal Balance Certificates”	Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5
“Subordinate Certificates”	Class A-M, Class B, Class C, Class D, Class E, Class F, Class G and Class H
“Principal Balance Certificates”	Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M, Class B, Class C, Class D, Class E, Class F, Class G and Class H
“Class X Certificates”	Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H
“Regular Certificates”	Senior Certificates, Subordinate Certificates and VRR Interest
“Residual Certificates”	Class R
“Non-VRR Certificates”	All certificates (other than VRR Interest and Residual Certificates)

The certificates will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts“ (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor; and (6) the “regular interests” in the Lower-Tier REMIC.

Upon initial issuance, the Principal Balance Certificates and the VRR Interest will have the respective Certificate Balances, and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Initial Certificate Balance or Notional Amount
Offered Certificates
A-1	$4,592,000
A-2	$10,098,000
A-3	$40,849,000
A-SB	$9,800,000	(1)
A-4	$221,000,000
A-5	$311,560,000
X-A	$691,854,000
A-M	$93,955,000
B	$36,301,000
C	$34,166,000

Non-Offered Certificates
X-B	$70,467,000
X-D	$40,572,000
X-F	$16,015,000
X-G	$8,541,000
X-H	$26,692,872
D	$23,489,000
E	$17,083,000
F	$16,015,000
G	$8,541,000
H	$26,692,872
R	N/A
VRR Interest	$44,955,000

(1)	The Class A-SB certificates have a certain priority with respect to reducing the Certificate Balance of those certificates to their scheduled principal balance as described in this prospectus.

The “Certificate Balance” of any class of Principal Balance Certificates and the VRR Interest outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates and the VRR Interest will be reduced by any distributions of principal actually made on, and by any Realized Losses or VRR Realized Losses, as applicable, actually allocated to, that class of Principal Balance Certificates or the VRR Interest on that Distribution Date. In the event that Realized Losses or VRR Realized Losses previously allocated to a class of Principal Balance Certificates or the VRR Interest in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates or VRR Interest may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions“ below and “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the VRR Interest” above.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5 and Class A-M certificates. The initial Notional Amount of the Class X-A certificates will be approximately

$691,854,000. The Notional Amount of the Class X-B certificates will equal the aggregate of the Certificate Balances of the Class B and Class C certificates. The initial Notional Amount of the Class X-B certificates will be approximately $70,467,000. The Notional Amount of the Class X-D certificates will equal the aggregate of the Certificate Balances of the Class D and Class E certificates. The initial Notional Amount of the Class X-D certificates will be approximately $40,572,000. The Notional Amount of the Class X-F certificates will equal the Certificate Balance of the Class F certificates. The initial Notional Amount of the Class X-F certificates will be approximately $16,015,000. The Notional Amount of the Class X-G certificates will equal the Certificate Balance of the Class G certificates. The initial Notional Amount of the Class X-G certificates will be approximately $8,541,000. The Notional Amount of the Class X-H certificates will equal the Certificate Balance of the Class H certificates. The initial Notional Amount of the Class X-H certificates will be approximately $26,692,872.

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the fourth business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the eleventh day of each calendar month (or, if the eleventh day of that calendar month is not a business day, then the next business day) commencing in March 2020.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month immediately preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. For so long as Wells Fargo Bank is the certificate administrator, funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account and the Gain-on-Sale Reserve Account may not be invested; provided that if Wells Fargo Bank is not the certificate administrator, such funds may be invested in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates (including the VRR Interest) on each Distribution Date (the “Aggregate Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)   the aggregate amount of all cash received on the Mortgage Loans (in the case of any Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property (including Compensating Interest Payments with respect to the

 Mortgage Loans required to be deposited by the master servicer) that is on deposit in or credited to any portion of the Collection Account (in each case, exclusive of any amount on deposit in the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the Master Servicer Remittance Date, exclusive of (without duplication):

●

all scheduled payments of principal and/or interest (the “Periodic Payments”) and any balloon payments paid by the borrowers of a Mortgage Loan that are due on a Due Date (without regard to grace periods) after the end of the related Collection Period (without regard to grace periods), excluding interest relating to periods prior to, but due after, the Cut-off Date;

●

all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, net insurance proceeds and Insurance and Condemnation Proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

●	with respect to the Distribution Date in March 2020, the aggregate Interest Deposit Amount for the Mortgage Pool remitted by the depositor to the Interest Reserve Account;

●

with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (unless, in either case, such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account

●	all yield maintenance charges and prepayment premiums;

●	all amounts deposited in the Collection Account in error; and

●

any late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)   if and to the extent not already included in clause (a), the aggregate amount transferred on or before the applicable Determination Date from the REO Account allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)   P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d)   with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA; and

(e)   the aggregate amount of gain-on-sale proceeds transferred to the Lower-Tier REMIC Distribution Account from the Gain-on-Sale Reserve Account for distribution on the subject Distribution Date.

The amount available for distribution to holders of the Non-VRR Certificates on each Distribution Date (with respect to such Distribution Date, the “Available Funds”) will, in general, equal the Non-VRR Percentage of the Aggregate Available Funds for such Distribution Date.

The “Collection Period” for each Distribution Date and any Mortgage Loan will be the period commencing on the day immediately following the Due Date for such Mortgage Loan in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period (or applicable grace period) is not a business day, any Periodic Payments received with respect to Mortgage Loans relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

Priority of Distributions

On each Distribution Date, prior to the Crossover Date, for so long as the Certificate Balances or Notional Amounts of the certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amount for such Classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, in reduction of the Certificate Balances thereof, in the following priority:

1.     to the Class A-SB certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates has been reduced to the Class A-SB Planned Principal Balance as set forth on Annex F for such Distribution Date;

2.     then, to the Class A-1 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-SB certificates pursuant to clause (1) above) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates has been reduced to zero;

3.     then, to the Class A-2 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-SB and Class A-1 certificates pursuant to clauses (1) and (2) above) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates has been reduced to zero;

4.     then, to the Class A-3 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-SB, Class A-1 and Class A-2 certificates pursuant to clauses (1), (2) and (3) above) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates has been reduced to zero;

5.     then, to the Class A-4 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-SB, Class A-1, Class A-2 and Class A-3 certificates pursuant to clauses (1), (2), (3) and (4) above) for such Distribution Date, until the Certificate Balance of the Class A-4 certificates has been reduced to zero;

6.     then, to the Class A-5 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-SB, Class A-1, Class A-2, Class A-3 and Class A-4 certificates pursuant to clauses (1), (2), (3), (4) and

(5) above) for such Distribution Date, until the Certificate Balance of the Class A-5 certificates has been reduced to zero;

7.     then, to the Class A-SB certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates pursuant to clauses (1), (2), (3), (4), (5) and (6) above) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates has been reduced to zero;

Third, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, up to an amount equal to, and pro rata, based upon the aggregate unreimbursed Realized Losses previously allocated to each such Class;

Fourth, to the Class A-M certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Fifth, to the Class A-M certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Sixth, to the Class A-M certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Eighth, to the Class B certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Ninth, to the Class B certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Eleventh, to the Class C certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twelfth, to the Class C certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Fourteenth, to the Class D certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Fifteenth, to the Class D certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Sixteenth, to the Class E certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Seventeenth, to the Class E Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Eighteenth, to the Class E certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Nineteenth, to the Class F certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Twentieth, to the Class F certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twenty-first, to the Class F certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Twenty-second, to the Class G certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Twenty-third, to the Class G certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twenty-fourth, to the Class G certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Twenty-fifth, to the Class H certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Twenty-sixth, to the Class H certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twenty-seventh, to the Class H certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class; and

Twenty-eighth, to the Class R certificates as specified in the PSA.

Notwithstanding the foregoing, on each Distribution Date occurring on or after the Crossover Date, regardless of the allocation of principal payments described in priority Second above, the Principal Distribution Amount for such Distribution Date will be distributed to each class of Senior Principal Balance Certificates, pro rata, based on their respective Certificate Balances, in reduction of their respective Certificate Balances, until the Certificate Balance of each such class is reduced to zero, and without regard to the Class A-SB Planned Principal Balance. The “Crossover Date” is the Distribution Date on which the Certificate Balance of each Class of Subordinate Certificates is (or will be) reduced to zero. None of the Class X Certificates will be entitled to any distribution of principal. If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) and previously resulted in a reduction of the Aggregate Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred): (i) the VRR Percentage of the amount of such recovery will be added to the Certificate Balance of the VRR Interest, up to the lesser of (A) the VRR Percentage of the amount of such recovery and (B) the amount of unreimbursed VRR Realized Losses previously allocated to the VRR Interest; (ii) the Non-VRR Percentage of the amount of such recovery will be added to the Certificate Balance(s) of the class or classes of Principal Balance Certificates that previously were allocated Realized Losses, in the same sequential order as distributions set forth in “—Priority of Distributions”

above, in each case up to the lesser of (A) the unallocated portion of the Non-VRR Percentage of the amount of such recovery and (B) the amount of the unreimbursed Realized Losses previously allocated to the subject class of certificates; and (iii) the Interest Shortfall with respect to each affected class of Non-VRR Certificates for the next Distribution Date will be increased by the amount of interest that would have accrued through the then current Distribution Date if the restored write-down for the reimbursed class of Principal Balance Certificates had never been written down. If the Certificate Balance of any class of Principal Balance Certificates or the VRR Interest is so increased, the amount of unreimbursed Realized Losses or VRR Realized Losses, as applicable, of such class of certificates will be decreased by such amount.

Reimbursement of previously allocated Realized Losses or VRR Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of Non-VRR Certificates for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate for the Class A-1 certificates will be a per annum rate equal to 1.927%.

The Pass-Through Rate for the Class A-2 certificates will be a per annum rate equal to 2.878%.

The Pass-Through Rate for the Class A-3 certificates will be a per annum rate equal to 2.475%.

The Pass-Through Rate for the Class A-SB certificates will be a per annum rate equal to 2.700%.

The Pass-Through Rate for the Class A-4 certificates will be a per annum rate equal to 2.483%.

The Pass-Through Rate for the Class A-5 certificates will be a per annum rate equal to 2.732%.

The Pass-Through Rate for the Class A-M certificates will be a per annum rate equal to the lesser of (i) the WAC Rate that corresponds to the related interest accrual period and (ii) 2.944%.

The Pass-Through Rate for the Class B certificates will be a per annum rate equal to the lesser of (i) the WAC Rate that corresponds to the related interest accrual period and (ii) 3.176%.

The Pass-Through Rate for the Class C certificates will be a per annum rate equal to (i) the WAC Rate that corresponds to the related interest accrual period, minus (ii) 0.055%, but in any case, not less than 0.000%.

The Pass-Through Rate for the Class D certificates will be a per annum rate equal to 2.500%.

The Pass-Through Rate for the Class E certificates will be a per annum rate equal to 2.500%.

The Pass-Through Rate for the Class F certificates will be a per annum rate equal to (i) the WAC Rate that corresponds to the related interest accrual period, minus (ii) 1.500%, but in any case, not less than 0.000%.

The Pass-Through Rate for the Class G certificates will be a per annum rate equal to (i) the WAC Rate that corresponds to the related interest accrual period, minus (ii) 1.500%, but in any case, not less than 0.000%.

The Pass-Through Rate for the Class H certificates will be a per annum rate equal to (i) the WAC Rate that corresponds to the related interest accrual period, minus (ii) 1.500%, but in any case, not less than 0.000%.

The Pass-Through Rate applicable to the Class X-A certificates for the initial Distribution Date will equal approximately 0.928% per annum. The Pass-Through Rate applicable to the Class X-A certificates for each Distribution Date will equal the weighted average of the respective strip rates (the “Class X-A Strip Rates”) at which interest accrues from time to time on the respective components of the Notional Amount of the Class X-A certificates outstanding immediately prior to the related Distribution Date (weighted on the basis of the respective balances of such components outstanding immediately prior to such Distribution Date). Each of those components will have a component notional balance that corresponds to the Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5 or Class A-M certificates, respectively. The applicable Class X-A Strip Rate with respect to each such component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

The Pass-Through Rate applicable to the Class X-B certificates for the initial Distribution Date will equal approximately 0.240% per annum. The Pass-Through Rate applicable to the Class X-B certificates for each Distribution Date will equal the weighted average of the respective strip rates (the “Class X-B Strip Rate”) at which interest accrues from time to time on the respective components of the Notional Amount of the Class X-B certificates outstanding immediately prior to the related Distribution Date (weighted on the basis of the respective balances of such components outstanding immediately prior to such Distribution Date). Each of those components will have a component notional balance that corresponds to the Certificate Balance of the Class B or Class C certificates, respectively. The applicable Class X-B Strip Rate with respect to each such component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

The Pass-Through Rate applicable to the Class X-D certificates for the initial Distribution Date will equal approximately 1.090% per annum. The Pass-Through Rate applicable to the Class X-D certificates for each Distribution Date will equal the weighted average of the respective strip rates (the “Class X-D Strip Rate”) at which interest accrues from time to time on the respective components of the Notional Amount of the Class X-D certificates outstanding immediately prior to the related Distribution Date (weighted on the basis of the respective balances of such components outstanding immediately prior to such Distribution Date). Each of those components will have a component notional balance that corresponds to the Certificate Balance of the Class D or Class E certificates, respectively. The applicable Class X-D Strip Rate with respect to each such component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

The Pass-Through Rate applicable to the Class X-F certificates for the initial Distribution Date will equal approximately 1.500% per annum. The Pass-Through Rate applicable to the Class X-F certificates for each Distribution Date will equal the strip rate (the “Class X-F Strip Rate”) at which interest accrues from time to time on the component of the Notional Amount of the Class X-F certificates outstanding immediately prior to the related Distribution Date. Such component will have a component notional balance that corresponds to the Certificate Balance of the Class F certificates. The applicable Class X-F Strip Rate with respect to each such component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

The Pass-Through Rate applicable to the Class X-G certificates for the initial Distribution Date will equal approximately 1.500% per annum. The Pass-Through Rate applicable to the Class X-G certificates for each Distribution Date will equal the strip rate (the “Class X-G Strip Rate”) at which interest accrues from time to time on the component of the Notional Amount of the Class X-G certificates outstanding immediately prior to the related Distribution Date. Such component will have a component notional balance that corresponds to the Certificate Balance of the Class G certificates. The applicable Class X-G Strip Rate with respect to each such component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

The Pass-Through Rate applicable to the Class X-H certificates for the initial Distribution Date will equal approximately 1.500% per annum. The Pass-Through Rate applicable to the Class X-H certificates for each Distribution Date will equal the strip rate (the “Class X-H Strip Rate”) at which interest accrues from time to time on the component of the Notional Amount of the Class X-H certificates outstanding immediately prior to the related Distribution Date. Such component will have a component notional balance that corresponds to the Certificate Balance of the Class H certificates. The applicable Class X-H Strip Rate with respect to each such component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

Although it does not have a specified Pass-Through Rate (other than for tax reporting purposes), the effective interest rate for the VRR Interest will be the WAC Rate for the related Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including a Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable grace period).

The “Net Mortgage Rate” for each Mortgage Loan (including a Non-Serviced Mortgage Loan) is a per annum rate equal to the related Mortgage Rate then in effect, less the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates and Withheld Amounts, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 basis, then, solely for purposes of calculating the Pass-Through Rate on the Regular Certificates (and for the purposes of calculating the Base Interest Fraction), the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan or Serviced Companion Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date) (other than 2020), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable, and (3) prior to the Due Date in March 2020, will be determined inclusive of the Interest Deposit Amount.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan (in absence of a default) as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or revised rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Non-VRR Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Non-VRR Certificates will be equal to the interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Non-VRR Certificates will be equal to the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month immediately preceding the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Aggregate Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)   the Scheduled Principal Distribution Amount for that Distribution Date, and

(b)   the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Aggregate Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)   Nonrecoverable Advances (including any servicing advance with respect to a Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, and

(B)   Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Aggregate Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Principal Distribution Amount” with respect to any Distribution Date and the Principal Balance Certificates will equal the sum of (a) the Principal Shortfall for such Distribution Date and (b) the Non-VRR Percentage of the Aggregate Principal Distribution Amount for such Distribution Date.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each

Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) the principal portion of any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of principal of the related Mortgage Loan for which no Advance was previously made; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related collection period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including the Non-Serviced Mortgage Loans) that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of determining or making P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan (as calculated with interest at the related Mortgage Rate) (if any), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification, a default or a bankruptcy modification (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of determining or making P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of interest at the related Servicing Fee Rate (other than in the case of any Non-Serviced Mortgage Loan, the servicing fee rate pursuant to the applicable pooling and servicing agreement)).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date to holders of the Principal Balance Certificates in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex F. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex F. We cannot assure you, however, that the mortgage loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will initially equal its Cut-off Date Balance and, on each Distribution Date, will be reduced by the amount of principal payments received on such Mortgage Loan or advanced for such Distribution Date. With respect to any Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Whole Loan on any date of determination, the Stated Principal Balance of such Whole Loan will be the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan or Whole Loan may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan or Whole Loan, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of Mortgage Loans”. If any Mortgage Loan or Whole Loan is paid in full or the Mortgage Loan or Whole Loan (or any Mortgaged Property acquired in respect of the Mortgage Loan or Whole Loan) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Whole Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of Realized Losses and VRR Realized Losses, as well as for purposes of calculating the Servicing Fee and Certificate Administrator/Trustee Fee payable each month, each REO Property (including any REO Property with respect to any Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

With respect to an AB Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to a Subordinate Companion Loan will be available for amounts due to the holders of the certificates, other than indirectly in the limited circumstances related to reimbursement of Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to an AB Whole Loan incurred with respect to an AB Whole Loan in accordance with the PSA.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Whole Loan, the related Intercreditor Agreement), all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Whole Loan, any amounts payable to the holder of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) the sum of (a)(x) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to clause Fifth below on earlier dates) or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, and (b) Accrued AB Loan Interest;

Fourth, to the extent not previously allocated pursuant to clause First, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of (i) accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with the related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination by the master servicer that such P&I Advance would have been a Nonrecoverable Advance and (ii) Accrued AB Loan Interest (in each of clause (i) and (ii), to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner permitted by such REMIC provisions.

“Accrued AB Loan Interest” means, with respect to any AB Modified Loan and any date of determination, accrued and unpaid interest that remains unpaid with respect to the junior note(s) of such AB Modified Loan.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) the sum of (a)(x) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as a recovery of accrued and unpaid interest pursuant to clause Fifth below or clause Fifth of the prior waterfall under this “—Application Priority of Mortgage Loan Collections or Whole Loan Collections” on earlier dates) or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, and (b) Accrued AB Loan Interest;

Fourth, to the extent not previously allocated pursuant to clause First, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of (i) accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage

Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with the related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination by the master servicer that such P&I Advance would have been a Nonrecoverable Advance and (ii) Accrued AB Loan Interest (in each of clause (i) and (ii), to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior waterfall under this “—Application Priority of Mortgage Loan Collections or Whole Loan Collections” on earlier dates);

Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan; and

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees).

Allocation of Yield Maintenance Charges and Prepayment Premiums

On any Distribution Date, prepayment premiums and yield maintenance charges collected in respect of the Mortgage Loans during the related Collection Period will be required to be distributed by the certificate administrator in the following manner: (a) to the holders of the Class A-1 through Class E certificates, the product of (1) a fraction, not greater than one, the numerator of which is the amount of principal distributed to such class of certificates on such Distribution Date and the denominator of which is the total amount of principal distributed to the holders of each of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M, Class B, Class C, Class D, Class E, Class F, Class G and Class H certificates on such Distribution Date; (2) the Base Interest Fraction for the related principal prepayment and such class of certificates and (3) the Non-VRR Percentage of such prepayment premiums and yield maintenance charges, and (b) to the VRR Interest, the VRR Percentage of such prepayment premiums and yield maintenance charges.

Any yield maintenance charges or prepayment premiums collected during the related Collection Period remaining after such distributions described in the preceding paragraph (the “IO Group YM Distribution Amount”) will be allocated in the following manner:

(a)   first, to the Class X-A certificates, in an amount equal to the product of (a) a fraction, the numerator of which is the aggregate amount of principal distribution to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5 and Class A-M certificates on such Distribution Date and the denominator of which is the total Principal Distribution Amount in respect of such Distribution Date, multiplied by (b) the IO Group YM Distribution Amount;

(b)   second, to the Class X-B certificates, in an amount equal to the product of (a) a fraction, the numerator of which is the aggregate amount of principal distribution to the Class B and Class C certificates on such Distribution Date and the denominator of which is the total Principal Distribution Amount in respect of such Distribution Date, multiplied by (b) the IO Group YM Distribution Amount; and

(c)   third, to the Class X-D Certificates, the IO Group YM Distribution Amount remaining after such distribution to the holders of the Class X-A and Class X-B Certificates described in (a) and (b) above.

The “Base Interest Fraction” for any principal prepayment on any Mortgage Loan and for:

(A)   any of the Class A-1 through Class E certificates with a Pass-Through Rate equal to either the WAC Rate or the WAC Rate less a specified rate, will be a fraction (not greater than one)(a) whose numerator is the greater of zero and the amount, if any, by which (i) the Pass-Through Rate on such class of certificates exceeds (ii) the yield rate (as provided by the master servicer) used in calculating the prepayment premium or yield maintenance charge, as applicable, with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which (i) the Net Mortgage Rate on such Mortgage Loan during the related interest accrual period exceeds (ii) the yield rate (as provided by the master servicer) used in calculating the prepayment premium or yield maintenance charge, as applicable, with respect to such principal prepayment; provided, however, that if such yield rate is greater than or equal to the Net Mortgage Rate on such Mortgage Loan during the related interest accrual period, then the respective Base Interest Fraction will be zero; provided, further, that if such yield rate is greater than or equal to the Net Mortgage Rate on such Mortgage Loan during the related interest accrual period, but less than the Pass-Through Rate described in clause (a)(i) above, then the respective Base Interest Fraction will be one; and

(B)   any of the Class A-1 through Class E certificates with a Pass-Through Rate equal to a fixed per annum rate, will be a fraction (not greater than one)(a) whose numerator is the greater of zero and the amount, if any, by which (i) the Pass-Through Rate on such class of certificates exceeds (ii) the yield rate (as provided by the master servicer) used in calculating the prepayment premium or yield maintenance charge, as applicable, with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which (i) the Mortgage Rate on such Mortgage Loan (net of the Administrative Cost Rate) during the related interest accrual period multiplied by 365/360 exceeds (ii) the yield rate (as provided by the master servicer) used in calculating the prepayment premium or yield maintenance charge, as applicable, with respect to such principal prepayment; provided, however, that if such yield rate is greater than or equal to the amount set forth in clause (b)(i) above, then the respective Base Interest Fraction will be zero; provided, further, that if such yield rate is greater than or equal to the amount set forth in clause (b)(i) above, but less than the Pass-Through Rate described in clause (a)(i) above, then the respective Base Interest Fraction will be one.

The yield rate with respect to any prepaid Mortgage Loan will be equal to the yield rate stated in the related loan documents, or if none is stated, will be the yield rate which, when compounded monthly, is equivalent to the yield, on the U.S. Treasury primary issue with a maturity date closest to the maturity date for the prepaid Mortgage Loan. In the event that there are: (a) two or more U.S. Treasury issues with the same coupon, the issue with the lower yield will be selected and (b) two or more U.S. Treasury issues with maturity dates equally close to the maturity date for such prepaid Mortgage Loan, the issue with the earlier maturity date will be selected.

In the case of the Serviced Whole Loan, prepayment premiums or yield maintenance charges actually collected in respect of such Serviced Whole Loan will be allocated in the proportions described in the applicable intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans”.

For a description of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class Designation	Assumed Final Distribution Date
Class A-1	December 2024
Class A-2	December 2024
Class A-3	December 2026
Class A-SB	December 2029
Class A-4	December 2029
Class A-5	January 2030
Class X-A	January 2030
Class A-M	January 2030
Class B	January 2030
Class C	January 2030

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Modeling Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in February 2053. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Intercreditor Agreement) in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Intercreditor Agreement) in whole or in part after the Determination Date (or, with respect to each Mortgage Loan or Serviced Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees) on such prepayment will constitute a “Prepayment Interest Shortfall”.

Prepayment Interest Shortfalls for each Distribution Date with respect to each AB Whole Loan will generally be allocated first, to the related Subordinate Companion Loans in accordance with the related

 Intercreditor Agreement and then, pro rata to the related Mortgage Loan and any related Pari Passu Companion Loan.

To the extent that the Prepayment Interest Excess for all Mortgage Loans (other than the Non-Serviced Mortgage Loans) or Serviced Companion Loans serviced by the master servicer exceeds the Compensating Interest Payment for all Mortgage Loans (other than the Non-Serviced Mortgage Loans) or Serviced Companion Loans serviced by the master servicer as of any Distribution Date, such excess amount (the “Net Prepayment Interest Excess”) will be payable to the master servicer as additional compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount, with respect to each Serviced Mortgage Loan and any related Pari Passu Companion Loan, equal to the lesser of:

(i)                the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any related Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)               the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.00125% per annum, (B) all Prepayment Interest Excess received by the master servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Whole Loan is serviced under the PSA, any related Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Mortgage Loan or any related Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan or Serviced Whole Loan as a result of the master servicer failing to enforce the related Mortgage Loan or Serviced Whole Loan documents regarding principal prepayments (a “Prohibited Prepayment”) (other than (t) the Non-Serviced Mortgage Loans, (u) in accordance with the terms of the Mortgage Loan documents, (v) subsequent to a default under the related Mortgage Loan documents (provided that the master servicer reasonably believes that acceptance of such prepayment is consistent with the Servicing Standard) or if the Mortgage Loan or Serviced Whole Loan is a Specially Serviced Loan, (w) at the request or with the consent of the special servicer and so long as a Control Termination Event has not occurred or is not continuing (other than with respect to any applicable Excluded Loan), the Directing Holder, (x) pursuant to applicable law or a court order, (y) in connection with the payment of any Insurance and Condemnation Proceeds unless the master servicer did not apply the proceeds thereof in accordance with the terms of the related loan documents and such failure causes the shortfall or (z) a previously Specially Serviced Loan with respect to which the special servicer has waived or amended the prepayment restriction such that the related borrower is not required to prepay on a Due Date or pay interest that would have accrued on the amount prepaid through and including the last day of the Interest Accrual Period occurring following the date of such prepayment), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan or Serviced Whole Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to the Serviced Whole Loans will be allocated among the related Mortgage Loan and the related Serviced Pari Passu Companion Loan, pro rata, in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan to the applicable master servicer under the related other pooling and servicing agreement.

Any Excess Prepayment Interest Shortfall allocated to the Mortgage Loans for any Distribution Date will, to the extent of the Non-VRR Percentage thereof, be allocated on that Distribution Date among each class of Non-VRR Certificates, pro rata in accordance with their respective Interest Accrual Amounts for that Distribution Date, with the remaining portion thereof being deemed allocated to the VRR Interest.

“Excess Prepayment Interest Shortfall” means, with respect to any Distribution Date, with respect to the Mortgage Loans, the aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for such Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for such Distribution Date and the portion of the compensating interest payments allocable to any Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates. In particular, the rights of the holders of the Subordinate Certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to that class prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Crossover Date, allocation of principal that is allocable to the Principal Balance Certificates on any Distribution Date will be made as described under “—Distributions—Priority of Distributions“ above. On or after the Crossover Date, allocation of principal will be made to each class of Senior Principal Balance Certificates that are still outstanding, pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero. See
“—Distributions—Priority of Distributions” above.

Allocation to the Senior Principal Balance Certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Senior Principal Balance Certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Senior Principal Balance Certificates, the percentage interest in the issuing entity evidenced by the Senior Principal Balance Certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Senior Principal Balance Certificates by the Subordinate Certificates.

Following retirement of the Senior Principal Balance Certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-M, Class B, Class C, Class D, Class E, Class F, Class G and Class H certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to Class H certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator will be required to calculate the Realized Loss and the VRR Realized Loss for such Distribution Date.

The “Realized Loss” with respect to the Mortgage Loans, with respect to any Distribution Date, is the amount, if any, by which (i) the aggregate Certificate Balance of the Principal Balance Certificates, after giving effect to distributions of principal on such Distribution Date, exceeds (ii) the product of (A) the Non-VRR Percentage and (B) the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances), including any REO Loans (but in each case, excluding any Companion Loan), as of the end of the last day of the related Collection Period. The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class H certificates;

second, to the Class G certificates;

third, to the Class F certificates;

fourth, to the Class E certificates;

fifth, to the Class D certificates;

sixth, to the Class C certificates;

seventh, to the Class B certificates; and

eighth, to the Class A-M certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Principal Balance Certificates, pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the VRR Interest or the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the Certificate Balances of the related classes of Principal Balance Certificates are reduced by such Realized Losses. VRR Realized Losses, rather than Realized Losses, will be allocated to the VRR Interest. See “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Allocation of VRR Realized Losses”.

In general, Realized Losses and VRR Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee and the Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

A class of certificates will be considered outstanding until its Certificate Balance or Notional Amount, as applicable, is reduced to zero. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses and VRR Realized Losses are required thereafter to be made to a class of Principal Balance Certificates and the VRR Interest, as applicable, in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions“ and “Credit Risk Retention—The VRR Interest” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the certificate administrator will be required to prepare and make available to each Certificateholder of record on the certificate administrator’s website a Distribution Date statement, based in part on the information delivered to it by the master servicer or special servicer, providing all information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans. The certificate administrator will include on each Distribution Date statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loan permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total debt service coverage ratio calculated on the basis of the Mortgage Loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the Mortgage Loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement containing information (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates, and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable, substantially in the form provided in the PSA, in the case of the Distribution Date statement (which form is subject to change) and as required under the PSA in the case of the CREFC® Reports and including substantially the following information:

(1)   a report as of the close of business on the immediately preceding Determination Date, containing the information provided for in Annex B;

(2)       a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)       a CREFC® historical loan modification and corrected loan report;

(4)       a CREFC® advance recovery report;

(5)       a CREFC® total loan report;

(6)       a CREFC® operating statement analysis report;

(7)       a CREFC® comparative financial status report;

(8)       a CREFC® net operating income adjustment worksheet;

(9)       a CREFC® real estate owned status report;

(10)     a CREFC® servicer watch list;

(11)     a CREFC® loan level reserve and letter of credit report;

(12)     a CREFC® property file;

(13)     a CREFC® financial file;

(14)     a CREFC® loan setup file; and

(15)     a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer, as applicable, regards as confidential, so long as such information is not required to be disclosed pursuant to Item 1125 of Regulation AB. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under a Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

On or before each Master Servicer Remittance Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan setup file (with respect to the first Master Servicer Remittance Date only);

●	a CREFC® loan periodic update file; and

●	a CREFC® Appraisal Reduction Amount template (if any Appraisal Reduction Amount has been calculated).

No later than two (2) calendar days following each Distribution Date (provided that if such second calendar day is not a business day, then the immediately succeeding business day), the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® Schedule AL File.

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) is required to prepare, or the special servicer (with respect to Specially Serviced Loans and REO Properties) is required to prepare and deliver to the master servicer, the following for each Mortgaged Property and REO Property:

●

Within 45 days after receipt of a quarterly operating statement, if any, commencing for the quarter ending June 30, 2020, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter (and the borrower provides sufficient information to report pursuant to CREFC® guidelines), provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required) for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Serviced Mortgage Loan is on the CREFC® Servicer Watch List.

●

Within 30 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls commencing for the calendar year ending December 31, 2020, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to satisfy its reporting obligation described in clause (8) above.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer, any Excluded Special Servicer, the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any person (including the Directing Holder, a Risk Retention Consultation Party or a holder of the VRR Interest) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers a NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is a Risk Retention Consultation Party or the special servicer) be entitled to receive (i) if such party is the Directing Holder or any Controlling Class Certificateholder (each such party, as applicable, an “Excluded Controlling Class Holder”), any Excluded Information via the certificate administrator’s website unless a loan-by-loan segregation is later performed by the certificate administrator, in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan and (ii) if such party is not the Directing Holder or any Controlling Class Certificateholder, any information other than the Distribution Date statement; provided, however, that, if the special servicer obtains knowledge that it is a Borrower Party, the special servicer will nevertheless be a Privileged Person; provided, further, however, that the special servicer will not directly or indirectly provide any information solely related to any Excluded Special Servicer Loan (which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan) to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, however, that any Excluded Controlling Class Holder will be permitted to obtain, upon reasonable request in accordance with terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website) from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), in each case, to the extent in the possession of the master servicer or the special servicer, as applicable.

“Risk Retention Consultation Party” will be each of (i) the party selected by DBNY (such party, the “VRR-A Risk Retention Consultation Party”), (ii) the party selected by JPMCB (such party, the “VRR-B Risk Retention Consultation Party”) and (iii) the party selected by CREFI (such party, the “VRR-C Risk Retention Consultation Party”). The other parties to the PSA will be entitled to assume that the identity of any Risk Retention Consultation Party has not changed until such parties receive written notice of a replacement of such Risk Retention Consultation Party from DBNY (in the case of the VRR-A Risk Retention Consultation Party), JPMCB (in the case of the VRR-B Risk Retention Consultation Party) or CREFI (in the case of the VRR-C Risk Retention Consultation Party). Notwithstanding the foregoing, no Risk Retention Consultation Party will have any consultation rights with respect to any related Excluded Loan. For the avoidance of doubt, there may be multiple Risk Retention Consultation Parties. The initial Risk Retention Consultation Parties with respect to the mortgage pool are expected to be DBNY, JPMCB and CREFI.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, Restricted Mezzanine Holder or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or a Restricted Mezzanine Holder, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Restricted Mezzanine Holder, as applicable, (b) solely with respect to the 10 largest Mortgage Loans by Stated Principal Balance, any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor or manager, as applicable, or (c) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such Restricted Mezzanine Holder. For the purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Restricted Mezzanine Holder” means a holder of a related mezzanine loan that has been accelerated or as to which the mezzanine lender has initiated foreclosure or enforcement proceedings against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Holder or any Controlling Class Certificateholder is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties other than such information with respect to such Excluded Controlling Class Loan that is aggregated with information on other Mortgage Loans at a pool level.

“Excluded Loan” means with respect to the Directing Holder, a Mortgage Loan or Whole Loan with respect to which, as of the applicable date of determination, the Directing Holder or the holder of the majority of the Controlling Class is a Borrower Party or (b) with respect to any Risk Retention Consultation Party, a Mortgage Loan or Whole Loan with respect to which, as of the applicable date of determination, such Risk Retention Consultation Party or the person entitled to appoint such Risk Retention Consultation Party is a Borrower Party.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification on the certificate administrator’s website (which may be a “click-through confirmation”), representing (i) that such person executing the certificate is a Certificateholder, the Directing Holder or a Risk Retention Consultation Party (in each case, to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Loan Holder or a prospective purchaser of a certificate (or any investment advisor or manager or other representative of the foregoing), (ii) that either (a) such person is a Risk Retention Consultation Party or is a person who is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Holder, a Controlling Class Certificateholder or a Risk Retention Consultation Party, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Holder, a Controlling Class Certificateholder or a Risk Retention Consultation Party, in which case such person will only receive access to the Distribution Date statements prepared by the certificate administrator, (iii) that such person has received a copy of the final prospectus and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to obtain, upon request in accordance with terms of PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), in each case, to the extent in the possession of the master servicer or the special servicer, as applicable and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan.

A “Certificateholder” is the person in whose name a certificate (including the VRR Interest) is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate (including the VRR Interest) registered in the name of or beneficially owned by (i) the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons or (ii) any Borrower Party, in each case will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA or waive a Servicer Termination Event or trigger an Asset Review with respect to a Mortgage Loan; provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, the master servicer and the special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or

 (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date statements, CREFC® reports and supplemental notices with respect to such Distribution Date statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor to certain market data providers, such as BlackRock Financial Management, Inc., Moody’s Analytics, Bloomberg Financial Markets, L.P., RealINSIGHT, CMBS.com, Inc., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corporation, Markit LLC and Thomson Reuters Corporation, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification, the master servicer may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer; provided that in connection with such request, the master servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer, generally to the effect that such person is a Certificateholder or a beneficial holder of book-entry certificates (or an investment advisor for a Certificateholder or a beneficial holder of book-entry certificates) and a Privileged Person and will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Certificateholders will not, however, be given access to or be permitted to request copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website (and will make available to the general public this prospectus, Distribution Date statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:

○	this prospectus;

○	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the closing date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

○	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

●	the following “SEC EDGAR filings”:

○

any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

●	the following documents, which will be made available under a tab or heading designated “periodic reports”:

○	the Distribution Date statements;

○	the CREFC® bond level files;

○	the CREFC® collateral summary files;

○	the CREFC® Reports, other than the CREFC® loan setup file and the CREFC® special servicer loan file (provided that they are received by the certificate administrator); and

○	any Operating Advisor Annual Reports;

●	the following documents, which will be made available under a tab or heading designated “additional documents”:

○	the summary of any Final Asset Status Report as provided by the special servicer;

○	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format;

●	the following documents, which will be made available under a tab or heading designated “special notices”:

○	notice of any release based on an environmental release under the PSA;

○	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

○	notice of final payment on the certificates;

○	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator;

○	any notice of resignation or termination of the master servicer or special servicer;

○	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

○	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

○

any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

○

notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

○	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

○	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

○	any notice of the termination of the issuing entity;

○	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred;

○	any notice of the occurrence of an Operating Advisor Termination Event;

○	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

○	any Proposed Course of Action Notice;

○	any assessment of compliance delivered to the certificate administrator;

○	any accountants’ attestation reports delivered to the certificate administrator;

○	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

○	any notice or documents provided to the certificate administrator by the depositor or the master servicer directing the certificate administrator to post to the “special notices” tab;

●	the “Investor Q&A Forum”;

●	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

●	the “U.S. Risk Retention Special Notices” tab.

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the certificate administrator’s website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraph.

Notwithstanding the foregoing, if the Directing Holder or any Controlling Class Certificateholder, as applicable, is an Excluded Controlling Class Holder, such Excluded Controlling Class Holder is required to promptly notify each of the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide a new Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Holder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Holder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Holder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available via the certificate administrator’s website, such Directing Holder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to obtain such information upon reasonable request in accordance with terms of the PSA and the master servicer and the special servicer, as applicable, may require and rely on such certifications prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans of the issuing entity that were the subject of a demand to repurchase or replace due to a breach of one or more representations and warranties, (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer, and (iii) incorporate by reference the Form ABS-EE filing for the related reporting period (which Form ABS-EE disclosures will be filed at the time of each filing of the applicable report on Form 10-D with respect to each Mortgage Loan that was part of the Mortgage Pool during any portion of the related reporting period).

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website or its filing of such information pursuant to the PSA, including, but not limited to, filing via EDGAR, and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it or filed by it, as applicable, for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance therewith.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date statements, (b) the master servicer or the special servicer relating to servicing reports, the Mortgage Loans (excluding a Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception), (vi) that answering the inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product or (vii) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Holder or a Risk Retention Consultation Party (in its capacity as a Risk Retention Consultation Party) as part of its responses to any inquiries. In the case of an inquiry relating to a Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at “www.ctslink.com”. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and may be submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date statements and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will require the master servicer, subject to certain restrictions set forth in the PSA, to provide certain of the reports or, in the case of the master servicer and the Controlling Class Certificateholder, access to the reports available as set forth above, as well as certain other information received by the master servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the master servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which such amounts in any event are not reimbursable as additional trust fund expenses). Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)   2% in the case of the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)   in the case of any Principal Balance Certificates and the VRR Interest, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates and the VRR Interest, each determined as of the prior Distribution Date.

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective percentage interests.

The Class R certificates will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

Denomination

The Offered Certificates (other than the Class X Certificates) will be issued, maintained and transferred only in minimum denominations of $10,000, and in integral multiples of $1 in excess of $10,000. The Class X Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $100,000 and in integral multiples of $1 in excess of $100,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “—Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “Description of the Certificates—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication“ and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of Special Servicer Without Cause”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

The VRR Interest will be evidenced by one or more certificates and is expected to be held at all times in definitive form by the certificate administrator on behalf of the beneficial owners of the VRR Interest.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the trustee or the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group – BMARK 2020-B16

with a copy to:
trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investors is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, (ii) the name of the transaction, Benchmark 2020-B16 and (iii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, a “MLPA”), between the applicable mortgage loan seller and the depositor. For purposes of the respective MLPAs pursuant to which JPMCB and CREFI are selling Mortgage Loans and the related discussion below, the Bellagio Hotel and Casino Mortgage Loan will constitute a “Mortgage Loan” under each such MLPA only to the extent of the portion thereof to be sold to the depositor by JPMCB or CREFI, as applicable. For purposes of the respective MLPAs pursuant to which JPMCB and GACC are selling Mortgage Loans and the related discussion below, the 1633 Broadway Mortgage Loan will constitute a “Mortgage Loan” under each such MLPA only to the extent of the portion thereof to be sold to the depositor by JPMCB or GACC, as applicable.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver (or cause to be delivered) to the certificate administrator, in its capacity as custodian, among other things, the following documents (except that the documents with respect to each Non-Serviced Whole Loan (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)       (A) the original Mortgage Note, bearing, or accompanied by, all prior or intervening endorsements, endorsed by the most recent endorsee prior to the trustee or, if none, by the originator, without recourse, either in blank and further showing a complete, unbroken chain of endorsement from the originator or to the order of the trustee; and (B) in the case of each related Serviced Companion Loan, a copy of the executed Mortgage Note for such Serviced Companion Loan;

(ii)      the original of the Mortgage or a certified copy thereof from the applicable recording office (or a copy thereof from the applicable recording office if (to the knowledge of the applicable mortgage loan seller or its third-party vendor, as certified by such party to the custodian in writing) it is not the practice of such office to provide certified copies, provided that the custodian may conclusively rely on any such certification by such mortgage loan seller or third-party vendor and will not be required to investigate whether any recording office cannot provide a certified copy) and, (B) if applicable, the originals or certified copies thereof from the applicable recording office (or copies thereof from the applicable recording office if (to the knowledge of the applicable mortgage loan seller or its third-party vendor, as certified by such party to the custodian in writing) it is not the practice of such office to provide certified copies, provided that the Custodian may conclusively rely on any such certification by such mortgage loan seller or third-party vendor and will not be required to investigate whether any recording office cannot provide a certified copy) of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee of record thereof prior to the trustee, if any, in each case with evidence of recording indicated thereon;

(iii)     an original or copy (if the related mortgage loan seller or its designee, rather than the custodian and its designee, is responsible for the recording thereof) of an assignment of mortgage, in recordable form (except for missing recording information and, if delivered in blank, except for the name of the assignee), executed by the most recent assignee of record thereof prior to the trustee or, if none, by the originator, either in blank or in favor of the trustee;

(iv)     (A) an original or copy of any related security agreement (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the related Mortgage Loan or Serviced Whole Loan to the most recent assignee thereof prior to the trustee, if any; and (B) an original assignment of any related security agreement (if such item is a document separate from the related Mortgage) executed by the most recent assignee thereof prior to the trustee or, if none, by the originator, either in blank or in favor of the trustee, which assignment may be included as part of the corresponding assignment of mortgage referred to in clause (iii) above;

(v)      (A) stamped or certified copies of any UCC financing statements and continuation statements which were filed in order to perfect (and maintain the perfection of) any security interest held by the originator of the Mortgage Loan or Serviced Whole Loan (and each assignee of record prior to the trustee) in and to the personalty of the borrower at the Mortgaged Property (in each case with evidence of filing or recording thereon) and which were in the possession of the related mortgage loan seller (or its agent) at the time the Mortgage Files were delivered to the custodian, together with original UCC-3 assignments of financing statements showing a complete chain of assignment from the secured party named in such UCC-1 financing statement to the most recent assignee of record thereof prior to the trustee, if any, and (B) if any such security interest is perfected and the earlier UCC financing statements and continuation statements were in the possession of the related mortgage loan seller, an assignment of UCC financing statement by the most recent assignee of record prior to the trustee or, if none, by the originator, evidencing the transfer of such security interest, either in blank or in favor of the trustee; provided that other evidence of filing or recording reasonably acceptable to the trustee may be delivered in lieu of delivering such UCC financing statements including, without limitation, evidence of such filed or recorded UCC financing statement as shown on a written UCC search report from a reputable search firm, such as CSC/LexisNexis Document Solutions, Corporation Service Company, CT Corporation System and the like or printouts of on-line confirmations from such UCC filing or recording offices or authorized agents thereof;

(vi)     the original or a copy of the loan agreement relating to such Mortgage Loan, if any;

(vii)    the original or a copy of the lender’s title insurance policy issued in connection with the origination of the Mortgage Loan, together with all endorsements or riders (or copies thereof) that were issued with or subsequent to the issuance of such policy, insuring the priority of the Mortgage as a first lien on the Mortgaged Property, or a “marked up” commitment to insure marked as binding and countersigned by the related insurer or its authorized agent (which may be a pro forma or specimen title insurance policy which has been accepted or approved as binding in writing by the related title insurance company), or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company;

(viii)   (A) the original or a copy of the related assignment of leases, rents and profits (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee of record thereof prior to the trustee, if any, in each case with evidence of recording thereon; and (B) an original or copy (if the related mortgage loan seller or its designee, rather than the custodian and its designee, is responsible for the recording thereof) of an assignment of any related assignment of leases, rents and profits (if such item is a document separate from the Mortgage), in recordable form (except for missing recording information and, if delivered in blank, except for the name of the assignee), executed by the most recent assignee of record thereof prior to the trustee or, if none, by the originator, either in blank or in favor of the trustee, which assignment may be included as part of the corresponding assignment of mortgage referred to in clause (iii) above;

(ix)    the original or copy of any environmental indemnity agreements and copies of any environmental insurance policies pertaining to the related Mortgaged Property required in connection with origination of the related Mortgage Loan or Serviced Whole Loan and copies of environmental reports;

(x)     copies of the currently effective management agreements, if any, for the Mortgaged Properties;

(xi)    if the borrower has a leasehold interest in the related Mortgaged Property, the original or copy of the ground lease (or, with respect to a leasehold interest where the borrower is a lessee and that is a space lease or an air rights lease, the original of such space lease or air rights lease), and any related lessor estoppel or similar agreement or a copy thereof; if any;

(xii)   if the related assignment of contracts is separate from the Mortgage, the original executed version of such assignment of contracts and the assignment thereof, if any, to the trustee;

(xiii)  if any related lockbox agreement or cash collateral account agreement is separate from the Mortgage or Loan Agreement, a copy thereof; with respect to the reserve accounts, cash collateral accounts and lockbox accounts, if any, a stamped or certified copy of the UCC-1 financing statements, if any, submitted for filing with respect to the related mortgagee’s security interest in the reserve accounts, cash collateral accounts and lockbox accounts and all funds contained therein (and UCC-3 assignments of financing statements assigning such UCC-1 financing statements to the trustee);

(xiv)    originals or copies of all assumption, modification, written assurance and substitution agreements, if any, with evidence of recording thereon if appropriate, in those instances where the terms or provisions of the Mortgage, the Mortgage Note or any related security document have been modified or the Mortgage Loan or Serviced Whole Loan has been assumed;

(xv)     the original or a copy of any guaranty of the obligations of the borrower under the Mortgage Loan or Serviced Whole Loan together with, as applicable, (A) the original or copies of any intervening assignments of such guaranty showing a complete chain of assignment from the originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee thereof prior to the trustee, if any, and (B) an original assignment of such guaranty executed by the most recent assignee thereof prior to the trustee or, if none, by the originator;

(xvi)     the original or a copy of the power of attorney (with evidence of recording thereon, if appropriate) granted by the related borrower if the Mortgage, Mortgage Note or other document or instrument referred to above was signed on behalf of the borrower pursuant to such power of attorney;

(xvii)    with respect to each Whole Loan, a copy of the related Intercreditor Agreement and, if applicable, a copy of any pooling and servicing agreement relating to a Serviced Companion Loan;

(xviii)   with respect to hospitality properties, a copy of the franchise agreement, if any, an original or copy of the comfort letter, if any, and if, pursuant to the terms of such comfort letter, the general assignment of the Mortgage Loan is not sufficient to transfer or assign the benefits of such comfort letter to the Trust, a copy of the notice to the franchisor of the transfer of such Mortgage Loan and/or a copy of the request for the issuance of a new comfort letter in favor of the Trust (in each case, as and to the extent required pursuant to the terms of such comfort letter), with the original of any replacement comfort letter to be included in the Mortgage File following receipt thereof by the master servicer;

(xix)    the original (or copy, if the original is held by the master servicer or applicable master servicer under the applicable Non-Serviced PSA) of any letter of credit held by the lender as beneficiary or assigned as security for such Mortgage Loan or Serviced Whole Loan;

(xx)     the appropriate assignment or amendment documentation related to the assignment to the Trust of any letter of credit securing such Mortgage Loan or Serviced Whole Loan (or copy thereof, if the original is held by the master servicer or applicable master servicer under the applicable Non-Serviced PSA) which entitles the master servicer on behalf of the issuing entity and the Companion Loan Holders (with respect to any Serviced Whole Loan) to draw thereon; and

(xxi)    with respect to any Mortgage Loan with related mezzanine debt or other subordinate debt (other than a Companion Loan), a copy of the related co-lender agreement, subordination agreement or other intercreditor agreement;

provided that with respect to (A) any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date, and any assignments in favor of the trustee will be in favor of the trustee under the related Non-Serviced PSA and (B) the Servicing Shift Mortgage Loan, the foregoing documents will be delivered to the custodian on or prior to the Closing Date and such documents (other than the documents described in clause (i) above) will be transferred to the custodian related to the applicable securitization on or about the related Servicing Shift Securitization Date, and any assignments in favor of the trustee will be in favor of the trustee under the related Non-Serviced PSA.

Notwithstanding anything to the contrary contained herein, with respect to each of the Bellagio Hotel and Casino Mortgage Loan and 1633 Broadway Mortgage Loan, the obligation of each of the applicable mortgage loan sellers to deliver mortgage note(s) as part of the related Mortgage File will be limited to delivery of only the mortgage notes held by such party. In addition, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated Intralinks website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, collectively the following documents in electronic format:

(a)  A copy of each of the following documents:

(i)      the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)     the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)    assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy of such assignment to be sent for recordation);

(iv)    any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)     an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy of such assignment to be sent for recordation);

(vi)    the assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)   all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)   the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)    any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(x)     an original assignment in favor of the trustee of any financing statement executed and filed in favor of the applicable mortgage loan seller in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy of such assignment to be sent for filing);

(xi)    any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan;

(xii)   any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)  any ground lease, ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)   any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)    any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xvi)   any lockbox or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)  any related mezzanine intercreditor agreement;

(xviii) all related environmental reports;

(xix)  all related environmental insurance policies;

(b)  a copy of any engineering reports or property condition reports;

(c)  other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)  for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)  copies of all legal opinions (excluding attorney client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)   copies of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the origination of the related Mortgage Loan;

(g)  a copy of the appraisal for the related Mortgaged Property(ies);

(h)  for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)   a copy of the applicable mortgage loan seller’s asset summary;

(j)   copies of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)  copies of any zoning reports;

(l)   copies of financial statements of the related mortgagor;

(m) copies of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)  copies of all UCC searches;

(o)  copies of all litigation searches;

(p)  copies of all bankruptcy searches;

(q)  a copy of the origination settlement statement;

(r)   a copy of the insurance consultant report;

(s)  copies of the organizational documents of the related mortgagor and any guarantor;

(t)   copies of the escrow statements;

(u)  a copy of any closure letter (environmental);

(v)  a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties; and

(w)  a copy of the payment history with respect to such Mortgage Loan prior to the Closing Date;

provided that with respect to any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, any assignments in favor of the trustee will be in favor of the trustee under the related Non-Serviced PSA; in each case, to the extent that the originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan, the Diligence File will be required to include a statement to that effect; provided that the mortgage loan seller will not be required to deliver information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications. The mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties of GACC and CREFI are set forth in Annex D-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2 and Annex D-3, respectively. Those representations and warranties of JPMCB are set forth in Annex E-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex E-2.

If any of the documents required to be included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and such omission, breach or defect materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of the trustee or any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage (a “Material Defect”), the applicable mortgage loan seller will be required to, no later than 90 days following:

(x)  such mortgage loan seller’s receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (y); or

(y)  in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage, the discovery by any party to the PSA of the such Material Defect; provided that the mortgage loan seller has received notice in accordance with the terms of the PSA,

(1)  cure such Material Defect in all material respects, at its own expense,

(2)  repurchase the affected Mortgage Loan (or, in the case of each of the Bellagio Hotel and Casino Mortgage Loan and the 1633 Broadway Mortgage Loan, the applicable portion thereof) or REO Loan at the Purchase Price, or

(3)  substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan, and pay a shortfall amount in connection with such substitution, provided that no such substitution may occur on or after the second anniversary of the Closing Date;

provided, however, that the applicable mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan and the related REO Loan (or, in the case of each of the Bellagio Hotel and Casino Mortgage Loan and the 1633 Broadway Mortgage Loan, the applicable portion thereof) or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to the related Whole Loans, for which no substitution will be permitted)), if such Material Defect is capable of being cured, the mortgage loan seller is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor, the asset representations reviewer and, prior to the occurrence of a Consultation Termination Event, the Directing Holder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period. Notwithstanding the foregoing, there will be no such 90-day extension, if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

No delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller of its obligation to repurchase the related Mortgage Loan unless (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a Breach Notice as required by the terms of the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report) and such delay precludes the mortgage loan seller from curing such Material Defect and (iii) such Material Defect did not relate to a Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect. With respect to each Non-Serviced Mortgage Loan, each mortgage loan seller agrees that any document defect as such term is defined in the related controlling Non-Serviced PSA (other than a defect related to the promissory note for the related Non-Serviced Companion Loan) will constitute a document defect under the related MLPA.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan (or, in the case of each of the Bellagio Hotel and Casino Mortgage Loan and the 1633 Broadway Mortgage Loan, the applicable portion thereof) if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release would not cause an adverse REMIC event to occur and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the special servicer (for so long as no Control Termination Event is continuing and only with respect to any Mortgage Loan that is not an applicable Excluded Loan or the Servicing Shift Mortgage Loan, with the consent of the Directing Holder) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. In connection with any such determination with respect to any non-Specially Serviced Loan, the master servicer will promptly provide the special servicer, but in any event within the time frame and in the manner provided in the PSA, with the servicing file and other such information to the extent set forth in the PSA in order to permit the special servicer to calculate the Loss of Value Payment as set forth in the PSA. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

In the case of a Material Defect with respect to the Bellagio Hotel and Casino Mortgage Loan, each of CREFI and JPMCB will be responsible for any remedies solely in respect of the note(s) sold by the related mortgage loan seller as if each note evidencing the Bellagio Hotel and Casino Mortgage Loan was a separate Mortgage Loan.

In the case of a Material Defect with respect to the 1633 Broadway Mortgage Loan, each of GACC and JPMCB will be responsible for any remedies solely in respect of the note(s) sold by the related mortgage loan seller as if each note evidencing the 1633 Broadway Mortgage Loan was a separate Mortgage Loan.

With respect to any Mortgage Loan (or related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan) a, “Purchase Price” equals to the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid), Workout Fees, Liquidation Fees (to the extent set forth in clause (5) below) and any other additional trust fund expenses in respect of such Mortgage Loan and the related REO Loan, if any, (4) solely in the case of a repurchase or substitution by a mortgage loan seller, any unpaid Asset Representations Reviewer Asset Review Fee related to such Mortgage Loan and all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related

REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote Election or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions“ and (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan (or related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan) (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period). For purposes of this definition, (i) the “Purchase Price” in respect of a Serviced Companion Loan that is purchased by the related mortgage loan seller will be the purchase price paid by the related mortgage loan seller under the related pooling and servicing agreement governing the securitization that includes such Serviced Companion Loan, or the applicable servicing agreement, and (ii) with respect to a sale of an REO Property securing a Serviced Whole Loan, the term Mortgage Loan or REO Loan will be construed to include any related Companion Loan. With respect to each of the Bellagio Hotel and Casino Mortgage Loan and the 1633 Broadway Mortgage Loan, the Purchase Price that would be payable by each of the applicable mortgage loan sellers for its related promissory note(s) will be equal to its respective percentage interest in such Mortgage Loan as of the Closing Date multiplied by the total Purchase Price for such Mortgage Loan.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to the Whole Loans, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a Material Defect exists that must, on the date of substitution:

(a)  have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)  have a fixed Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)  have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)  accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year and the actual number of days elapsed);

(e)  have a remaining term to stated maturity not greater than, and not more than five years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)   have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)  comply (except in a manner that would not be adverse to the interests of the Certificateholders) as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)  have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related servicing file;

(i)   have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)   constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable mortgage loan seller’s expense);

(k)  not have a maturity date or an amortization period that extends to a date that is after the date two years prior to the Rated Final Distribution Date;

(l)   have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m) not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable mortgage loan seller);

(n)  have been approved, so long as a Control Termination Event is not continuing, by the Directing Holder;

(o)  prohibit defeasance within two years of the Closing Date;

(p)  not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on any Trust REMIC other than a tax on income expressly permitted or contemplated to be received by the terms of the PSA as determined by an opinion of counsel to be paid by the applicable mortgage loan seller;

(q)  have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)   be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee, the certificate administrator, the operating advisor and the asset representations reviewer and, prior to the occurrence of a Consultation Termination Event, the Directing Holder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided, however, that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller will be required to cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and the amount of any fees and expenses of the asset representations reviewer attributable to the Asset Review of such Mortgage

Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the applicable mortgage loan seller will have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The applicable mortgage loan seller will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller will be deemed to have cured the breach in all respects. The applicable mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

As stated above, with respect to a Material Defect related to (i) the Bellagio Hotel and Casino Mortgage Loan (6.7%), each of JPMCB and CREFI, and (ii) the 1633 Broadway Mortgage Loan (5.0%), each of JPMCB and GACC, will only be a mortgage loan seller with respect to, and will only be obligated to take the remedial actions described above with respect to, its percentage interest in such Mortgage Loan that it sold to the depositor. It is possible that under certain circumstances only one of the applicable mortgage loan sellers will repurchase, or otherwise comply with any repurchase obligations with respect to, its interest in such Mortgage Loan if there is a Material Defect. If for any reason, one of those mortgage loan sellers repurchases its interest in such Mortgage Loan and the other mortgage loan seller does not, (i) the non-repurchased portion of the Mortgage Loan will be deemed to constitute a “Mortgage Loan” under the PSA, the repurchasing mortgage loan seller’s interest in such Mortgage Loan will be deemed to constitute a “Non-Serviced Pari Passu Companion Loan” with respect such Mortgage Loan, (ii) the related Whole Loan will continue to be serviced and administered under the related Non-Serviced PSA and the related Intercreditor Agreement, (iii) all amounts applied in respect of interest, principal and yield maintenance premiums in respect of the related Whole Loan from time to time will be allocated pursuant to the related Intercreditor Agreement between the issuing entity, the repurchasing mortgage loan seller and the other related Companion Loan Holders and (iv) the repurchasing mortgage loan seller will be entitled to receive remittances of allocated collections monthly to the same extent as any other related Companion Loan Holder.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of each Serviced Mortgage Loan, any related Serviced Companion Loans and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and the related Intercreditor Agreement.

The Non-Serviced Mortgage Loans, the related Non-Serviced Companion Loan and any related REO Properties (including the issuing entity’s interest in REO Property acquired with respect to a Non-Serviced

Whole Loan) will be serviced by the Non-Serviced Master Servicer and the Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (other than the Non-Serviced Mortgage Loans), the related Serviced Companion Loans and any related REO Properties. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be read to include the servicing and administration of the related Serviced Companion Loans but not to include the Non-Serviced Mortgage Loans, the related Non-Serviced Companion Loans and any related REO Property. In the case of the Serviced Whole Loans, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

Certain provisions of the Non-Serviced PSAs relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan and the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

As to particular servicing matters, the discussion under this heading “Pooling and Servicing Agreement” is applicable with respect to the Servicing Shift Whole Loan only while the PSA governs the servicing of such Servicing Shift Whole Loan. On and after the related Servicing Shift Securitization Date, the Servicing Shift Whole Loan will be serviced pursuant to the related Servicing Shift PSA, and the provisions of such Servicing Shift PSA may be different than the terms of the PSA, although such Servicing Shift Whole Loan will still need to be serviced in compliance with the requirements of the related Intercreditor Agreement, as described in “Description of the Mortgage Pool—The Whole Loans”.

In general, (i) the master servicer will be responsible for the servicing and administration of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any related Serviced Companion Loans that are non-Specially Serviced Loans (except for Special Servicer Non-Major Decisions, and Special Servicer Major Decisions as to which the processing and/or consent or other involvement of the special servicer is required), and (ii) the special servicer will be responsible for the servicing and administration of Specially Serviced Loans and REO Properties and, in certain circumstances, the special servicer will review, evaluate and/or provide or withhold consent or process Special Servicer Major Decisions and Special Servicer Non-Major Decisions (in each case, other than the Non-Serviced Mortgage Loan) and any related Serviced Companion Loans when such Mortgage Loans and Serviced Companion Loans are non-Specially Serviced Loans.

The PSA requires the master servicer or the special servicer, as applicable, to make reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Companion Loans and to follow the Servicing Standard with respect to such collection procedures. Consistent with the above, the master servicer or the special servicer may, in its discretion, waive any late payment fee or default interest it is entitled to receive in connection with any delinquent Periodic Payment or balloon payment with respect to any Mortgage Loan or Serviced Companion Loan it is servicing.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to a separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Serviced Mortgage Loan and any related Serviced Companion Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA and the Directing Holder (so long as no Consultation Termination Event is continuing) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver (or cause to be delivered) an electronic copy of the Diligence Files for each of its Mortgage Loans to (or as instructed by) the depositor within 60 days following the Closing Date. The depositor will then be required to deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will each be required to diligently service and administer the Mortgage Loans (excluding the Non-Serviced Mortgage Loans), any related Serviced Companion Loans and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan), for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care:

(1)  the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and

(2)  the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or the special servicer, as the case may be, with a view to; (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of timely recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Companion Loans, and the best interests of the issuing entity and the certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder(s) of the related Companion Loan(s) (as a collective whole as if such Certificateholders and the holder(s) of the related Companion Loan(s) constituted a single lender), taking into account the pari passu or subordinate nature of the related Companion Loan(s)) as determined by the master servicer or the special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)  any relationship that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, as the case may be, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)  the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C)  the obligation, if any, of the master servicer to make advances;

(D)  the right of the master servicer or the special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)  the ownership, servicing or management for others of any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)  any debt that the master servicer or the special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)  any option to purchase any Mortgage Loan or the related Companion Loan(s) the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H)  any obligation of the master servicer, the special servicer or one of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or one of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Companion Loan(s) or sale of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the borrowers on similar non-defaulted debt of the borrowers as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of a Non-Serviced Mortgage Loan, the master servicer and special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of their respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and the Serviced Companion Loans to one or more third-party sub-servicers provided that the master servicer and the special servicer, as applicable, will not thereby be relieved of any of those obligations or duties under the PSA and will remain responsible for the acts or omissions of any such sub-servicers. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the PSA without, with respect to any Mortgage Loan prior to the occurrence and continuance of a Control Termination Event, the consent of the Directing Holder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the depositor is a party to or (C) to perform other covenants and obligations set forth in such Sub-Servicing Agreement in accordance with the terms of such Sub-Servicing Agreement. No sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable. The master servicer’s consent may also be required for certain other servicing decisions as provided in the related Sub-Servicing Agreement.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, generally to the same extent the master servicer would be reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “Master Servicer Remittance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be non-recoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)  all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees (other than, in the case of any Non-Serviced Mortgage Loan, the servicing fee rate pursuant to the applicable pooling and servicing agreement)) that were due on the Mortgage Loans and any REO Loan (other than any portion of an REO Loan related to any other Companion Loan) during the related Collection Period and not received as of the business day preceding the Master Servicer Remittance Date; and

(2)  in the case of each Mortgage Loan delinquent in respect of its balloon payment as of the Master Servicer Remittance Date (including any REO Loan (other than any portion of an REO Loan related to any other Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including the Non-Serviced Mortgage Loans) or REO Loan (other than any portion of a REO Loan related to any other Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to (but not including) the Distribution Date on which liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be, occurs. However, no interest will accrue on any P&I Advance made with respect to a Mortgage Loan unless the related Periodic Payment is received after the related Due Date has passed and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the Master Servicer Remittance Date. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been assessed with respect to any Mortgage Loan (or, in the case of any Non-Serviced Whole Loan, an appraisal reduction has been assessed in accordance with the related Non-Serviced PSA and the master servicer has notice of such Appraisal Reduction Amount), then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, yield maintenance charges or prepayment premiums or with respect to any Companion Loan.

With respect to any Non-Serviced Whole Loan, if any servicer under the Non-Serviced PSA determines that a P&I Advance with respect to the related Non-Serviced Companion Loan, if made, would be non-recoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan, but the master servicer and the trustee may conclusively rely upon any such determination. Similarly, with respect to any Non-Serviced Mortgage Loan, if the master servicer or special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be non-recoverable, such determination will not be binding on the related master servicer and related trustee under the related Non-Serviced PSA as such determination relates to any proposed P&I Advance with respect to any related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise).

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of the Serviced Mortgage Loans and any related Serviced Companion Loans, as applicable, in connection with the servicing and administration of any Mortgaged Property or REO Property, in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, neither the master servicer nor the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicer will have no obligation to make any Servicing Advances, but may make a Servicing Advance on an urgent or emergency basis in its discretion. No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing

Advances will be made for any Non-Serviced Whole Loan under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

The master servicer will also be obligated to make Servicing Advances with respect to Serviced Whole Loans. With respect to any Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make servicing advances with respect to such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans“ and “—Servicing of the Non-Serviced Mortgage Loans” below.

Nonrecoverable Advances

Notwithstanding the foregoing, no party to the PSA will be obligated to make any Advance that it determines in its reasonable judgment would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option (with respect to any Specially Serviced Loan, in consultation with, prior to the occurrence of a Consultation Termination Event, the Directing Holder) make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made or previously made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer, the Directing Holder (prior to the occurrence of a Consultation Termination Event) (and, with respect to a Serviced Mortgage Loan, to any master servicer or special servicer under the PSA governing any securitization trust into which the related Pari Passu Companion Loan is deposited, and, with respect to any Non-Serviced Mortgage Loan, the related master servicer under the related Non-Serviced PSA), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination may be conclusively relied upon by, and will be binding upon, the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is non-recoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is non-recoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is non-recoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, (b) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (c) estimated future expenses, (d) estimated timing of recoveries, and will be entitled to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer or the trustee, as applicable, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance and (e) with respect to a Non-Serviced Whole Loan, any non-recoverability determination of the other master servicer or other trustee under the related Non-Serviced PSA relating to a principal and interest advance for a Non-Serviced Companion Loan. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination or prohibit any such other authorized person from making a determination, that an Advance is non-recoverable) at any time and may obtain at the expense of the issuing entity any analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders, and may be conclusively relied upon by, and will be binding upon, the master servicer and the trustee. The master servicer and the trustee will be entitled to rely conclusively on any non-recoverability determination of the special servicer. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

Recovery of Advances

The master servicer, the special servicer or the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan (“Related Proceeds”). Each of the master servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of each Serviced Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. With respect to a Servicing Advance on a Serviced Whole Loan, the master servicer or the trustee, as applicable, will be entitled to reimbursement first, out of amounts allocable to any Subordinate Companion Loan(s), then, from amounts that would have been allocable to the holder of the related Mortgage Loan and any related Serviced Pari Passu Companion Loan, on a pro rata basis (based on each such loan’s outstanding principal balance), and then, if the Servicing Advance is a Nonrecoverable Advance, from general collections of the issuing entity; provided that the master servicer will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to the related Companion Loans from the holders of such Companion Loans.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Holder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections deposited in the Collection Account for such Distribution Date, then the master servicer or the trustee, as applicable, will be required to use reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, and thereafter will be required to deliver copies of such notice to the 17g-5 Information Provider as soon as practical. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement.

Each of the master servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate, compounded annually (the “Reimbursement Rate”), accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances that accrues before the related due date has passed and any applicable grace period has expired. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York edition.

See “—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans” for reimbursements of servicing advances made in respect of each Non-Serviced Whole Loan under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account within two Business Days following receipt of properly identified funds all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, the special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loans or property acquired by foreclosure or otherwise) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on the Whole Loans will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Serviced Whole Loan Custodial Account”) with respect to each Serviced Whole Loan, which may be a sub-account of the Collection Account, and deposit amounts collected in respect of each Serviced Whole Loan in the related Serviced Whole Loan Custodial Account. The issuing entity will only be entitled to amounts on deposit in a Serviced Whole Loan Custodial Account to the extent these funds are not otherwise payable to the holder of a related Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in a Serviced Whole Loan Custodial Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent of funds on deposit in the

Collection Account, on the related Master Servicer Remittance Date, the Available Funds for such Distribution Date and any yield maintenance charges or prepayment premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account”, and an “Upper-Tier REMIC Distribution Account”, each of which may be sub-accounts of a single account (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account), plus, among other things, any P&I Advances, less amounts, if any, distributable to the Class R certificates as set forth in the PSA, generally to make distributions of interest and principal from (i) Available Funds to the holders of the Regular Certificates (other than the VRR Interest) and (ii) VRR Available Funds to the holders of the VRR Interest, as described under “Description of the Certificates—Distributions” and “Credit Risk Retention—The VRR Interest”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the Master Servicer Remittance Date occurring each February and on any Master Servicer Remittance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the Master Servicer Remittance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the Master Servicer Remittance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator may be required to establish and maintain an account (the “Gain-on-Sale Reserve Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be deposited into the Gain-on-Sale Reserve Account. In connection with each Distribution Date, the certificate administrator will be required to determine if the Available Funds for such Distribution Date (determined without regard to the inclusion of any such gains therein) would be sufficient to pay all interest and principal due and owing to, and to reimburse all previously allocated Realized Losses reimbursable to, the holders of the Regular Certificates (exclusive of the VRR Interest) on such Distribution Date. If the certificate administrator determines that such Available Funds (as so determined) would not be sufficient to make such payments and reimbursements, then the certificate administrator will be required to withdraw from the Gain-on-Sale Reserve Account and deposit in the Lower-Tier REMIC Distribution Account an amount (to be included in the Aggregate Available Funds for the related Distribution Date for allocation between the VRR Interest and the other Regular Certificates) equal to the lesser of (i) all amounts then on deposit in the Gain-on-Sale Reserve Account and (ii) the sum of (A) the amount of the applicable insufficiency and (B) the VRR Allocation Percentage of the amount described in the immediately preceding clause. In addition, holders of the Class R certificates will be entitled to distributions of amounts on deposit in the Gain-on-Sale Reserve Account that exceed amounts reasonably anticipated to be required to offset possible future Realized Losses and VRR Realized Losses, as determined by the special servicer from time to time, or that remain after all distributions with respect to the Regular Certificates on the final Distribution Date.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (the “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Serviced Whole Loan Collection Account, the Distribution Account, the Interest Reserve Account, the Gain-on-Sale Reserve Account, and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA. Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer, as applicable, if any, will be payable to such person as additional compensation, and such person will be required to bear any losses resulting from their investment of such funds.

 “Business Day” means any day other than (i) a Saturday or a Sunday, (ii) a legal holiday in New York, New York or the principal cities in which the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the trustee or the certificate administrator conduct servicing, trust administration or surveillance operations or (iii) a day on which the Federal Reserve Bank of New York or banking institutions or savings associations in New York, New York, Charlotte, North Carolina, Cleveland, Ohio, Oakland, California, Kansas City, Missouri, Pittsburgh, Pennsylvania, Overland Park, Kansas, Minneapolis, Minnesota, Columbia, Maryland or Bethesda, Maryland, or the principal cities in which the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the trustee or the certificate administrator conduct servicing, trust administration or surveillance operations are authorized or obligated by law or executive order to be closed.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the Serviced Whole Loan Custodial Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to the Serviced Whole Loan, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)     to remit on each Master Servicer Remittance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any prepayment premiums or yield maintenance charges attributable to the Mortgage Loans on the related Distribution Date, or (B) to the certificate administrator for deposit into the Interest Reserve Account an amount required to be withheld as described above under “—Accounts”;

(ii)    to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to each Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)   to pay to the master servicer and the special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)   to pay itself any Net Prepayment Interest Excess;

(v)    to pay to the operating advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(vi)    to pay to the asset representations reviewer the unpaid Asset Representations Reviewer Asset Review Fee (to the extent such fee is to be paid by the issuing entity);

(vii)    to reimburse the trustee, the special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(viii)   to reimburse the master servicer, the special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(ix)    to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the applicable mortgage loan seller’s obligations under the applicable section of the related MLPA;

(x)     to pay for any unpaid costs and expenses incurred by the issuing entity;

(xi)    to pay the master servicer and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the companion loan distribution account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date) and (B) certain penalty charges and default interest;

(xii)   to recoup any amounts deposited in the Collection Account in error;

(xiii)   to the extent not reimbursed or paid pursuant to any of the above clauses, (A) to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA and (B) to reimburse or pay any party to the PSA any unpaid expenses specifically reimbursable from the Collection Account under the PSA;

(xiv)   to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xv)    to pay any applicable federal, state or local taxes imposed on either Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xvi)   to pay the CREFC® Intellectual Property Royalty License Fee;

(xvii)  to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xviii) to pay the applicable mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement; and

(xix)  to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to the parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to the Mortgage Loan that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan. If the master servicer makes, with respect to any Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Intercreditor Agreement, from the holder of the related Serviced Companion Loan.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans”.

If a P&I Advance is made with respect to any Serviced Mortgage Loan that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Companion Loan. Likewise, the Certificate Administrator/Trustee Fee and the Operating Advisor Fee that accrue with respect to any Serviced Mortgage Loan that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Serviced Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Pari Passu Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The master servicer, special servicer, certificate administrator, trustee, operating advisor and asset representations reviewer will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the master servicer, special servicer, certificate administrator, trustee, operating advisor and (under some circumstances) asset representations reviewer from amounts that the issuing entity is entitled to receive or amounts paid by certain third parties. In addition, CREFC® will be entitled to a license fee for use of their names and trademarks, including the CREFC® Investor Reporting Package. Certain additional fees and costs payable by the related borrowers are allocable to the master servicer, special servicer, trustee, and operating advisor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient	Amount	Frequency	Source of Payment
Fees
Master Servicing Fee/master servicer

The Stated Principal Balance of each Mortgage Loan, REO Loan or Serviced Companion Loan multiplied by the Servicing Fee Rate calculated on the same basis as interest accrues on the Mortgage Loan, REO Loan or Serviced Companion Loan.

		Monthly	Payment of interest on the related Mortgage Loan, REO Loan or Serviced Companion Loan.
Additional Master Servicing Compensation/master servicer	Prepayment interest excess (to the extent any excess exceeds the amount of any Prepayment Interest Shortfalls).	From time to time	Any actual prepayment interest excess.
Additional Master Servicing Compensation/master servicer	100% of any amounts collected for checks returned for insufficient funds.	From time to time	The related fees.
Additional Master Servicing Compensation/master servicer	All investment income earned on amounts on deposit in the Collection Account and certain custodial and reserve accounts and fees for insufficient funds on returned checks.	Monthly	The investment income.
Special Servicing Fee/special servicer

The Stated Principal Balance of each Specially Serviced Loan (including any related Serviced Companion Loan) and REO Loan multiplied by the Special Servicing Fee Rate calculated on the same basis as interest accrues on the Mortgage Loan, REO Loan or Serviced Companion Loan.

Monthly

First out of collections on the related Mortgage Loan and REO Loan and then from general collections in the collection account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

Workout Fee/special servicer	1.0% of each collection of principal and interest on each Corrected Loan (including any related Serviced Companion Loan), subject to a cap described under “—Special Servicing Compensation”.	Monthly	The related collection of principal or interest.

Type/Recipient	Amount	Frequency	Source of Payment
Liquidation Fee/special servicer	1.0% of each recovery of Liquidation Proceeds, net of certain expenses related to the liquidation and subject to a cap described under “—Special Servicing Compensation”.	Upon receipt of Liquidation Proceeds	The related Liquidation Proceeds.
Additional Servicing Compensation/master servicer and/or special servicer

All late payment fees and Net Default Interest, Modification Fees, assumption application fees, assumption, waiver consent and earnout fees, defeasance fees, review fees, processing fees, demand fees, beneficiary statement charges and/or other similar items.(1)

		From time to time	The related fees.
	Solely payable to the special servicer, all interest or other income earned on deposits in any REO Account.	Monthly	The investment income.
Certificate Administrator/Trustee Fee/certificate administrator/trustee

The Certificate Administrator/Trustee Fee Rate multiplied by the Stated Principal Balance of the Mortgage Loans and REO Loans calculated on the same basis as interest accrues on the Mortgage Loans and REO Loans.

		Monthly	Payment of interest on the related Mortgage Loan or REO Loan.
Operating Advisor Fee/operating advisor

The Operating Advisor Fee Rate multiplied by the Stated Principal Balance of the Mortgage Loans and the REO Loans (including Non-Serviced Mortgage Loans, but excluding any Companion Loans) calculated on the same basis as interest accrued on the Mortgage Loans and REO Loans.

		Monthly	Payment of interest on the related Mortgage Loan or REO Loan.
Operating Advisor Consulting Fee/operating advisor

A fee in connection with each Major Decision for which the operating advisor has consulting rights equal to $10,000 or such lesser amount as the related borrower pays with respect to any Mortgage Loan or REO Loan.

		From time to time	Paid by related borrower.

Type/Recipient	Amount	Frequency	Source of Payment
Asset Representations Reviewer Asset Review Fee/asset representations reviewer	A reasonable and customary hourly fee, plus any related costs and expenses; provided that such fee will not be greater than the Asset Representations Reviewer Fee Cap.	From time to time

Payable by the related mortgage loan seller in connection with each Asset Review; provided, however, that if the related mortgage loan seller (i) is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such certificates, fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust.

CREFC® Intellectual Property Royalty License Fee

Amount of interest accrued during an Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the same balance, in the same manner and for the same number of days as interest at the applicable Mortgage Rate accrued with respect to each Mortgage Loan during the related Interest Accrual Period.

		Monthly	Payment of interest on the related Mortgage Loan.
Expenses
Reimbursement of Servicing Advances/master servicer/trustee	To the extent of funds available, the amount of any Servicing Advances.	From time to time

Recoveries on the related Mortgage Loan or Serviced Companion Loan, or to the extent that the party making the advance determines it is nonrecoverable, from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

Type/Recipient	Amount	Frequency	Source of Payment
Interest on Servicing Advances/master servicer/trustee	At Reimbursement Rate.	When Advance is reimbursed

First from late payment charges and default interest on the related Mortgage Loan or Serviced Companion Loan in excess of the regular interest rate, and then from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

Reimbursement of P&I Advances/master servicer/trustee	To the extent of funds available, the amount of any P&I Advances.	From time to time

Recoveries on the related Mortgage Loan, or to the extent that the party making the advance determines it is nonrecoverable, from general collections in the Collection Account, subject to certain limitations.

Interest on P&I Advances/master servicer/trustee	At Reimbursement Rate.	When Advance is reimbursed

First from late payment charges and default interest on the related Mortgage Loan in excess of the regular interest rate, and then from general collections in the Collection Account from the Mortgage Loan but not any Serviced Companion Loan, subject to certain limitations.

Expenses, including without limitation, indemnification expenses/trustee, certificate administrator, operating advisor, the asset representations reviewer, master servicer and special servicer

Amounts for which the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, the master servicer and the special servicer are entitled to indemnification or reimbursement.

		From time to time	General collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations, or the Distribution Account.

Type/Recipient	Amount	Frequency	Source of Payment
Expenses of the issuing entity not Advanced (may include environmental remediation, appraisals, expenses of operating REO Property and any independent contractor hired to operate REO Property)	Based on third party charges.	From time to time

First from income on the related REO Property, if applicable, and then from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

(1)	Allocable between the master servicer and the special servicer as provided in the PSA.

Pursuant to the PSA, any successor master servicer or special servicer assuming the obligations of the master servicer or special servicer under the PSA generally will be entitled to the compensation to which the master servicer or the special servicer would have been entitled to receive after such successor becomes the master servicer or the special servicer, as applicable. If no successor master servicer or special servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor master servicer or special servicer will be treated as Realized Losses. The PSA does not provide for any successor trustee to receive compensation in excess of that paid to its predecessor trustee.

“Net Default Interest” with respect to any Mortgage Loan and any Distribution Date, any default interest accrued on such Mortgage Loan during the preceding Collection Period, less amounts required to pay the master servicer, the special servicer or the trustee, as applicable, interest on the related Advances on the related Mortgage Loan at the Reimbursement Rate and to reimburse the issuing entity for certain additional expenses of the trust on the related Mortgage Loan (including Special Servicing Fees, Workout Fees and Liquidation Fees).

Master Servicing Compensation

Pursuant to the PSA, the master servicer will be entitled to withdraw the Master Servicing Fee for the Mortgage Loans from the Collection Account. The “Master Servicing Fee” will be payable monthly and will accrue at a rate per annum (the “Master Servicing Fee Rate”) that is a component of the Servicing Fee Rate. The “Servicing Fee” will be payable monthly and will accrue at a percentage rate per annum (the “Servicing Fee Rate”) equal to the Administrative Cost Rate set forth on Annex A-1 under the heading “Administrative Cost Rate”, less the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate, for each Mortgage Loan and will include the Master Servicing Fee and any fee for primary servicing functions payable to the master servicer or the applicable primary servicer. The Servicing Fee will be retained by the master servicer and any other primary servicer from payments and collections (including insurance proceeds, condemnation proceeds and liquidation proceeds) in respect of each Mortgage Loan and Serviced Companion Loan, and to the extent any Servicing Fee remains unpaid at the liquidation of the related Mortgage Loan, from general collections in the Collection Account.

The master servicer will also be entitled to retain as additional servicing compensation with respect to the Mortgage Loans and any related Serviced Companion Loans that it is servicing (together with the Master Servicing Fee, “Servicing Compensation”), to the extent not prohibited by applicable law, the related Mortgage Loan documents and any related Intercreditor Agreement, (i) all investment income earned on amounts on deposit in the Collection Account with respect to the Mortgage Loans that it is servicing (and with respect to each Serviced Whole Loan, the related separate custodial account) and certain reserve accounts (to the extent consistent with the related Mortgage Loan documents); (ii) 100% of any Modification Fees and consent fees (or similar fees) related to any consents, modifications, waivers, extensions or amendments of any Mortgage Loan (and the related Serviced Companion Loans) that are non-Specially Serviced Loans, that do not involve a Special Servicer Major Decision or Special

Servicer Non-Major Decision, 50% of any Modification Fees and consent fees (or similar fees) related to any consents, modifications, waivers, extensions or amendments of any Mortgage Loan (and the related Serviced Companion Loans) that are non-Specially Serviced Loans that involve one or more Special Servicer Major Decisions or Special Servicer Non-Major Decisions (whether or not processed by the special servicer), 100% of any defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include the special servicer’s portion of any Modification Fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA), 100% of assumption fees or processing fees with respect to Mortgage Loans (and the related Serviced Companion Loans) which do not involve a Special Servicer Major Decision or Special Servicer Non-Major Decision, 50% of assumption fees with respect to Mortgage Loans (and the related Serviced Companion Loans) which involve a Special Servicer Major Decision or Special Servicer Non-Major Decision (whether or not processed by the special servicer), 100% of beneficiary statement charges to the extent such beneficiary statements are prepared by the master servicer (but not including prepayment premiums or yield maintenance charges), 100% of assumption application fees with respect to Mortgage Loans (and the related Serviced Companion Loans) for which the master servicer is processing the underlying assumption related transaction (whether or not the consent of the special servicer is required) and 0% of any such fee with respect to Specially Serviced Loans; (iii) Net Prepayment Interest Excess, if any; (iv) 100% of charges for checks returned for insufficient funds (with respect to any Mortgage Loan or Specially Serviced Loan); and (v) Net Default Interest and any late payment fees that accrued during a Collection Period on any Mortgage Loan (and the related Serviced Companion Loans, if applicable) that are non-Specially Serviced Loans to the extent collected by the issuing entity and remaining after application thereof to reimburse interest on Advances with respect to such Mortgage Loan and to reimburse the issuing entity for certain expenses of the issuing entity relating to such Mortgage Loan. If a Mortgage Loan is a Specially Serviced Loan, the special servicer will be entitled to the full amount of any and all Modification Fees, or assumption fees or any other fees, as described below under “—Special Servicing Compensation”.

Notwithstanding anything to the contrary, the master servicer and the special servicer will each be entitled to charge reasonable review fees in connection with any borrower request.

With respect to any of the fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee, the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer.

If the master servicer resigns or is terminated as the master servicer, then it will be entitled to retain the related excess servicing strip, except to the extent that any portion of such excess servicing strip is needed to compensate any replacement master servicer for assuming the duties of the master servicer, as the master servicer under the PSA. In the event that the master servicer resigns or is terminated as a primary servicer, it will be entitled to retain its primary servicing fee with respect to those underlying mortgage loans for which it is primary servicer, except to the extent that any such portion of such primary servicing fee is needed to compensate any replacement primary servicer for assuming the duties of the master servicer as a primary servicer under the PSA. The initial master servicer will be entitled to transfer any such excess servicing strip and/or primary servicing fees that may be retained by it in connection with its resignation or termination.

In connection with the Prepayment Interest Shortfall amount, the master servicer will be obligated to reduce its Servicing Compensation as provided under “Description of the Certificates—Prepayment Interest Shortfalls”.

The master servicer will pay all of its overhead expenses incurred in connection with its responsibilities under the PSA (subject to reimbursement to the extent and as described in the PSA).

Special Servicing Compensation

Pursuant to the PSA, the special servicer will be entitled to certain fees for the Mortgage Loans that it is special servicing including the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and REO Loan at a rate equal to 0.25% per annum of the Stated Principal Balance of such Specially Serviced Loan or REO Loan, as applicable.

A “Workout Fee” will in general be payable with respect to each Corrected Loan and will be payable by the issuing entity out of each collection of interest and principal (including scheduled payments, prepayments (provided that a repurchase or substitution by a mortgage loan seller of a Mortgage Loan due to a Material Defect will not be considered a prepayment for purposes of this definition), balloon payments and payments at maturity, but excluding late payment charges, default interest) received on the related Specially Serviced Loan that becomes a Corrected Loan, for so long as it remains a Corrected Loan, in an amount equal to the lesser of (1) 1.0% (or 0.50%, in the case of the 560 Mission Street Whole Loan) of each such collection of interest and principal and (2) $1,000,000 in the aggregate with respect to any particular workout of a Specially Serviced Loan; provided that no Workout Fee will be payable by the issuing entity with respect to any Corrected Loan if and to the extent that the Corrected Loan became a Specially Serviced Loan under clause (iii) of the definition of “Specially Serviced Loan” and no event of default actually occurs, unless the Mortgage Loan or Serviced Companion Loan is modified by the special servicer in accordance with the terms of the PSA or the Mortgage Loan subsequently qualifies as a Specially Serviced Loan for a reason other than under clause (iii) of the definition of “Specially Serviced Loan”; provided, further, that if a Mortgage Loan or Serviced Companion Loan becomes a Specially Serviced Loan only because of an event described in clause (i) of the definition of “Specially Serviced Loan” and the related collection of principal and interest is received within 4  months following the related maturity date as a result of the related Mortgage Loan or Serviced Companion Loan being refinanced or otherwise repaid in full, the special servicer will not be entitled to collect a Workout Fee out of the proceeds received in connection with such workout if such fee would reduce the amount available for distributions to Certificateholders, but the special servicer may collect from the related borrower and retain (x) a workout fee, (y) such other fees as are provided for in the related Mortgage Loan documents and (z) other appropriate fees in connection with such workout; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at 1.0% is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) to be $25,000. In addition, notwithstanding the foregoing, the total amount of Workout Fees payable by the issuing entity with respect to such Corrected Loan and with respect to any particular workout (assuming, for the purposes of this calculation, that such Corrected Loan continues to perform throughout its term in accordance with the terms of the related workout) will be reduced by the amount of any and all related Offsetting Modification Fees received by the special servicer as additional servicing compensation relating to that Corrected Loan; provided that the special servicer will be entitled to collect such Workout Fees from the issuing entity until such time it has been fully paid such reduced amount. In addition, the Workout Fee will be subject to the cap described below.

The Workout Fee with respect to any such Corrected Loan will cease to be payable if such Corrected Loan again becomes a Specially Serviced Loan or if the related Mortgaged Property later becomes an REO Property; provided that a new Workout Fee will become payable if and when such Mortgage Loan or Serviced Whole Loan again becomes a Corrected Loan.

If the special servicer is terminated (other than for cause) or resigns with respect to any or all of its servicing duties, it will retain the right to receive any and all Workout Fees payable with respect to each Corrected Loan during the period that it had responsibility for servicing such Specially Serviced Loan when it became a Corrected Loan (or for any Specially Serviced Loan that had not yet become a Corrected Loan because as of the time that the special servicer is terminated the borrower has not made three consecutive monthly debt service payments and subsequently the Specially Serviced Loan becomes a Corrected Loan) at the time of such termination or resignation (and the successor special servicer will not be entitled to any portion of such Workout Fees), in each case until the Workout Fee for any such Corrected Loan ceases to be payable in accordance with the preceding paragraph.

A “Liquidation Fee” will be payable by the issuing entity to the special servicer, except as otherwise described below, with respect to (i) each Specially Serviced Loan or REO Loan, (ii) each Mortgage Loan repurchased by a mortgage loan seller or other applicable party or that is subject to a Loss of Value Payment or (iii) each defaulted mortgage loan that is a Non-Serviced Mortgage Loan sold by the special servicer in accordance with the PSA, in each case, as to which the special servicer obtains a full, partial or discounted payoff from the related borrower, a loan purchaser or which is repurchased by the related mortgage loan seller outside the applicable cure period, as applicable, and, except as otherwise described below, with respect to any Specially Serviced Loan or REO Property as to which the special servicer recovered any proceeds (“Liquidation Proceeds”). The Liquidation Fee will be payable from the related payment or proceeds in an amount equal to the lesser of (1) 1.0% (or 0.50%, in the case of the 560 Mission Street Whole Loan) of such payment or proceeds (exclusive of any portion of such amount that represents penalty charges) (or, if such rate would result in an aggregate Liquidation Fee of less than $25,000, then such higher rate as would result in an aggregate Liquidation Fee equal to $25,000) and (2) $1,000,000; provided that the total amount of a Liquidation Fee payable by the issuing entity with respect to any Specially Serviced Loan, REO Loan or Mortgage Loan in connection with any particular liquidation (or partial liquidation) will be reduced by the amount of any and all related Offsetting Modification Fees received by the special servicer as additional servicing compensation relating to that Specially Serviced Loan, REO Loan or Mortgage Loan. In addition, the Liquidation Fee will be subject to the cap described below.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based on, or out of, Liquidation Proceeds received in connection with:

●

the purchase of any Defaulted Loan by the special servicer, the Directing Holder or their respective affiliates (except in the case of the Directing Holder (or its affiliate), if such purchase occurs more than 90 days after the transfer of the Defaulted Loan to special servicing),

●

the purchase of all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan by the Sole Certificateholder, the Certificateholder owning a majority of the percentage interest of the then Controlling Class, the special servicer or the master servicer in connection with the termination of the issuing entity,

●

a repurchase or replacement of a Mortgage Loan by a mortgage loan seller due to a breach of a representation or warranty or a document defect in the mortgage file prior to the expiration of certain cure periods (including any applicable extension thereof) set forth in the PSA,

●

with respect to (A) an AB Whole Loan, the purchase of such AB Whole Loan by the holders of a Subordinate Companion Loan or (B) any Mortgage Loan that is subject to mezzanine indebtedness, the purchase of such Mortgage Loan by the holder of the related mezzanine loan, in each case described in clause (A) or (B) above, within 90 days after the first time that such holder’s option to purchase such Mortgage Loan becomes exercisable,

●

with respect to a Serviced Companion Loan that is subject to another securitization, (A) a repurchase or replacement of such Serviced Companion Loan by the applicable mortgage loan seller due to a breach of a representation or warranty or a document defect under the related Non-Serviced PSA for the trust that owns such Serviced Companion Loan prior to the expiration of the cure period (including any applicable extension thereof) set forth therein, or (B) a purchase of the Serviced Companion Loan pursuant to a clean-up call or similar liquidation under the related Non-Serviced PSA for the trust that owns such Serviced Companion Loan,

●

the purchase of the related Mortgage Loan by the related Companion Loan Holder pursuant to the related intercreditor agreement or co-lender agreement within 90 days after the first time that such holder’s option to purchase such Mortgage Loan becomes exercisable,

●

a Loss of Value Payment by a mortgage loan seller, if such payment is made prior to the expiration of certain cure periods (including any applicable extension thereof) set forth in the PSA; provided that, with respect to a Serviced Companion Loan and any related Loss of Value Payment made after such periods, a Liquidation Fee will only be payable to the special servicer the extent that (i) the special servicer is enforcing the related mortgage loan seller’s obligations under the applicable MLPA with respect to such Serviced Companion Loan and (ii) the related Liquidation Fee is not otherwise required to be paid to the special servicer engaged with respect to such Serviced Companion Loan securitization trust or otherwise prohibited from being paid to the special servicer (in each case, under the related pooling and servicing agreement governing the securitization trust that includes such Serviced Companion Loan), and

●

if a Mortgage Loan or Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (i) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related Liquidation Proceeds are received within 4 months following the related maturity date as a result of the related Mortgage Loan or Serviced Whole Loan being refinanced or otherwise repaid in full (provided that the special servicer may collect from the related borrower and retain (x) a liquidation fee, (y) such other fees as are provided for in the related Mortgage Loan documents and (z) other appropriate fees in connection with such liquidation).

If, however, Liquidation Proceeds are received with respect to any Specially Serviced Loan as to which the special servicer is properly entitled to a Workout Fee, such Workout Fee will be payable based on and out of the portion of such Liquidation Proceeds that constitute principal and/or interest. The special servicer, however, will only be entitled to receive a Liquidation Fee or a Workout Fee, but not both, with respect to Liquidation Proceeds received on any Mortgage Loan or Specially Serviced Loan.

If the special servicer is terminated or resigns, and prior to or subsequent to such resignation or termination, either (A) a Specially Serviced Loan was liquidated or is modified pursuant to an action plan submitted by the initial special servicer and approved (or deemed approved) by the Directing Holder or the special servicer has determined to grant a forbearance, or (B) a Specially Serviced Loan being monitored by the special servicer subsequently became a Corrected Loan, then in either such event the special servicer (and not the successor special servicer) will be paid the related Workout Fee or Liquidation Fee, as applicable.

The total amount of Workout Fees and Liquidation Fees that are payable by the issuing entity with respect to each Mortgage Loan, Serviced Whole Loan or REO Loan throughout the period such Mortgage Loan or the Mortgage Loan relating to such Serviced Whole Loan (or REO Loan) is an asset of the issuing entity will be subject to an aggregate cap of $1,000,000. For the purposes of determining whether any such cap has been reached with respect to a special servicer and a Mortgage Loan, Serviced Whole Loan or REO Loan, only the Workout Fees and Liquidation Fees paid to such special servicer with respect to such Mortgage Loan, Serviced Whole Loan or REO Loan will be taken into account, and any Workout Fees or Liquidation Fees for any other Mortgage Loans, Serviced Whole Loans or REO Loans will not be taken into account (and any Workout Fees or Liquidation Fees paid to a predecessor or successor special servicer will also not be taken into account).

In addition, the special servicer will also be entitled to retain, as additional servicing compensation:

●	100% of any Modification Fees and consent fees (or similar fees) related to Specially Serviced Loans,

●

50% of any Modification Fees and consent fees (or similar fees) related to any consents, modifications, waivers, extensions or amendments of any Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans that involve one or more

Special Servicer Major Decisions or Special Servicer Non-Major Decisions (whether or not processed by the special servicer),

●	100% of any assumption fees or processing fees on Specially Serviced Loans,

●

50% of assumption fees or processing fees with respect to Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans involve a Special Servicer Major Decision or Special Servicer Non-Major Decision (whether or not processed by the special servicer),

●

100% of assumption application fees received with respect to the Mortgage Loans (and the related Serviced Companion Loans) for which the special servicer is processing the underlying assumption related transaction,

●	100% of beneficiary statement charges to the extent such beneficiary statements are prepared by the special servicer (but not including prepayment premiums or yield maintenance charges),

●	any interest or other income earned on deposits in the REO Accounts, and

●

Net Default Interest and any late payment fees that accrued during a Collection Period on any Specially Serviced Loan to the extent collected by the issuing entity and remaining after application thereof during such Collection Period to reimburse interest on Advances with respect to such Specially Serviced Loan and to reimburse the issuing entity for certain expenses of the issuing entity with respect to such Specially Serviced Loan; provided, however, that with respect to a Mortgage Loan that has a related Serviced Companion Loan, Net Default Interest and late payment fees will be allocated as provided in and subject to the terms of the related intercreditor agreement and the applicable pooling and servicing agreement.

“Modification Fees” means, with respect to any Mortgage Loan or Serviced Companion Loan, any and all fees with respect to a modification, restructure, extension, waiver or amendment that modifies, restructures, extends, amends or waives any term of the related Mortgage Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer (other than all assumption fees, consent fees, assumption application fees, defeasance fees and similar fees). For each modification, restructure, extension, waiver or amendment in connection with the working out of a Specially Serviced Loan, the Modification Fees collected from the related borrower will be subject to a cap of 1% of the outstanding principal balance of such Mortgage Loan or Serviced Companion Loan on the closing date of the related modification, restructure, extension, waiver or amendment (prior to giving effect to such modification, restructure, extension, waiver or amendment); provided that no aggregate cap exists in connection with the amount of Modification Fees which may be collected from the borrower with respect to any Specially Serviced Loan or REO Loan.

“Sole Certificateholder” is any Certificateholder (or Certificateholders, provided that they act in unanimity) holding 100% of the then-outstanding certificates (including certificates with Certificate Balances that have been actually or notionally reduced by any Realized Losses or VRR Realized Losses, as applicable, or Appraisal Reduction Amounts, but excluding the Class R certificates) or an assignment of the Voting Rights thereof; provided that the Certificate Balances or the Notional Amounts of the Class X-A, Class X-B and Class X-D certificates and the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M, Class B, Class C, Class D and Class E certificates have been reduced to zero.

“Offsetting Modification Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Whole Loan or REO Loan and with respect to any Workout Fee or Liquidation Fee payable by the issuing entity, any and all Modification Fees collected by the special servicer as additional servicing compensation, but only to the extent that (1) such Modification Fees were earned and collected by the special servicer (A) in connection with the workout or liquidation (including partial liquidation) of a Specially Serviced Loan or REO Loan as to which the subject Workout Fee or Liquidation Fee became payable or (B) in connection with any workout of a Specially Serviced Loan that closed within the prior 18 months (determined as of the closing day of the workout or liquidation as to which the subject Workout Fee or Liquidation Fee became payable) and (2) such Modification Fees were earned in connection with a modification, restructure, extension, waiver or amendment of such Mortgage Loan, Serviced Whole Loan or REO Loan at a time when such Mortgage Loan, Serviced Whole Loan or REO Loan was a Specially Serviced Loan.

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) from any person (including, without limitation, the issuing entity, any borrower, any manager, any guarantor or indemnitor in respect of a Mortgage Loan or Whole Loan and any purchaser of any Mortgage Loan, Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan (or Serviced Whole Loan, if applicable), the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA, other than Permitted Special Servicer/Affiliate Fees and compensation and other remuneration expressly provided for in the PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, property condition report fees, customary title agent fees and insurance commissions and fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan, Serviced Whole Loan or REO Property.

Disclosable Special Servicer Fees

The PSA will provide that, with respect to each Collection Period, the special servicer must deliver or cause to be delivered to the master servicer within 2 business days following the Determination Date, and the master servicer will deliver, to the extent it has received, to the certificate administrator, without charge and on the same day as the master servicer is required to deliver the CREFC® Investor Reporting Package for such Distribution Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates during the related Collection Period. Such report may omit any such information that has previously been delivered to the certificate administrator by the master servicer or the special servicer. No such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Serviced Mortgage Loan and any related Serviced Companion Loan or REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, and as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any borrower, any manager, any guarantor or indemnitor in respect of a Serviced Mortgage Loan and any related Serviced Companion Loan and any purchaser of any Serviced Mortgage Loan and any related Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Serviced Mortgage Loan and any related Serviced Companion Loan, if applicable, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA; provided that any compensation and other remuneration that the master servicer or the certificate administrator is permitted to receive or retain pursuant to the terms of the PSA in connection with its respective duties in such capacity as master servicer or certificate administrator under the PSA will not be Disclosable Special Servicer Fees.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”). The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of interest on each Mortgage Loan and REO Loan (prior to application of such interest payments to make payments on the certificates) and will accrue at a rate (the “Certificate Administrator/Trustee Fee Rate”), equal to 0.00856% per annum, and will be computed on the same accrual basis as interest accrues on the related Mortgage Loan and based on the Stated Principal Balance of the related Mortgage Loan or REO Loan as of the Due Date in the immediately preceding Collection Period. The Certificate Administrator/Trustee Fee will be paid to the certificate administrator and the certificate administrator will be required to remit to the trustee the trustee fee in accordance with the terms of the PSA from the Certificate Administrator/Trustee Fee. In addition, the trustee and certificate administrator will each be entitled to recover from the issuing entity all reasonable unanticipated expenses and disbursements incurred or made by such party in accordance with any of the provisions of the PSA, but not including routine expenses incurred in the ordinary course of performing its duties as trustee or certificate administrator, as applicable, under the PSA, and not including any expense, disbursement or advance as may arise from its willful misconduct, negligence, fraud or bad faith.

Operating Advisor Compensation

An operating advisor fee (the “Operating Advisor Fee”) will be payable to the operating advisor monthly from amounts received with respect to each Mortgage Loan and REO Loan (including Non-Serviced Mortgage Loans, but excluding any Companion Loans) and will accrue at a rate equal to the applicable Operating Advisor Fee Rate with respect to each such Mortgage Loan or REO Loan on the Stated Principal Balance of the related Mortgage Loan or REO Loan and will be calculated on the same interest accrual basis as the related Mortgage Loan or REO Loan and prorated for any partial periods.

The “Operating Advisor Fee Rate” for each Interest Accrual Period is a per annum rate equal to 0.00192% with respect to each such Mortgage Loan and REO Loan (including Non-Serviced Mortgage Loans but excluding any Companion Loans).

An Operating Advisor Consulting Fee will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation rights. The “Operating Advisor Consulting Fee” will be a fee for each such Major Decision equal to $10,000 (or, such lesser amount as the related borrower pays) with respect to any Mortgage Loan; provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates, but with respect to the Operating Advisor Consulting Fee only to the extent that such fee is actually received from the related borrower. If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or the special servicer processing the Major Decision to use efforts to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision that are consistent with the efforts that the master servicer or the special servicer, as applicable, would use to collect any borrower-paid fees not specified in the related loan documents owed to it in accordance with the Servicing Standard, but only to the extent not prohibited by the related loan documents; but in no event may take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard provided that the master servicer or the special servicer, as applicable, will be required to consult on a non-binding basis with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to  the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Similar fees and/or fee provisions to those described above will be (or are expected to be) payable to the applicable operating advisor (if any) under each Non-Serviced PSA with respect to the related Non-Serviced Mortgage Loan, although there may be differences in the calculations of such fees.

Asset Representations Reviewer Compensation

With respect to each Delinquent Loan that is subject to an Asset Review, the asset representations reviewer will be entitled to a fee that is a reasonable and customary hourly fee charged by the asset representations reviewer for similar consulting assignments at the time of such review and any related costs and expenses; provided that the total payment to the asset representations reviewer will not be greater than the Asset Representations Reviewer Fee Cap (the “Asset Representations Reviewer Asset Review Fee”).

With respect to an individual Asset Review Trigger and the Mortgage Loans that are Delinquent Loans and are subject to an Asset Review (the “Subject Loans”), the “Asset Representations Reviewer Fee Cap” will equal the sum of: (i) $16,300 multiplied by the number of Subject Loans, plus (ii) $1,650 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,150 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,150 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, for the year of the Closing Date and for the year of the occurrence of the Asset Review.

Similar fees and/or fee provisions to those described above will be (or are expected to be) payable to the applicable asset representations reviewer (if any) under each Non-Serviced PSA with respect to the related Non-Serviced Mortgage Loan, although there may be differences in the calculations of such fees.

The related mortgage loan seller with respect to each Delinquent Loan that is subject to an Asset Review will be required to pay the portion of the Asset Representations Reviewer Asset Review Fee attributable to the Delinquent Loan contributed by it, as allocated on the basis of the hourly charges and costs and expenses incurred with respect to its related Delinquent Loans; provided that if the total charge for the asset representations reviewer on an hourly fee plus costs and expenses basis would exceed the Asset Representations Reviewer Fee Cap, each mortgage loan seller’s required payment will be reduced pro rata according to its proportion of the total charges until the aggregate amount owed by all mortgage loan sellers is equal to the Asset Representations Reviewer Fee Cap; provided, however, that if the related mortgage loan seller (i) is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such certificates, fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer or the special servicer, as applicable, of such insolvency or failure to pay such amount; provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the master servicer or the special servicer, as applicable, will be required, to the extent consistent with the Servicing Standard, to pursue remedies against such mortgage loan seller in order to seek recovery of such amounts from such mortgage loan seller or its insolvency estate. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Companion Loan) for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC®

Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan or REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan or REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(i)      the date on which such Mortgage Loan or Serviced Whole Loan becomes a Modified Mortgage Loan (as defined below),

(ii)     the 120th day following the occurrence of any uncured delinquency in Periodic Payments with respect to such Mortgage Loan or Serviced Whole Loan,

(iii)    (x) the 30th day following the date on which the related borrower has filed a bankruptcy petition, (y) the 30th day following the date on which a receiver is appointed and continues in such capacity in respect of a Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan or (z) the 60th day following the related borrower becomes the subject of involuntary bankruptcy proceedings and such proceedings are not dismissed in respect of a Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan,

(iv)    the date on which the Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan becomes an REO Property, and

(v)     a payment default has occurred with respect to the related balloon payment; provided, however, that if (A) the related borrower is diligently seeking a refinancing or sale of the related Mortgaged Property or Mortgaged Properties and delivers, on or prior to the related maturity date or extended maturity date, a statement to that effect, and delivers, within 30 days following the related maturity date or extended maturity date, a refinancing commitment, letter of intent or otherwise binding application for refinancing from an acceptable lender or a signed purchase agreement reasonably acceptable to the master servicer (who will be required to promptly deliver a copy to the special servicer, the operating advisor and the Directing Holder (but only for so long as no Consultation Termination Event is continuing)), (B) the related borrower continues to make its Assumed Scheduled Payment, and (C) no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Companion Loan, then an Appraisal Reduction Event will not occur until the earlier of (1) 120 days beyond the related maturity date or extended maturity date and (2) the termination of the refinancing commitment, letter of intent, otherwise binding application for refinancing or signed purchase agreement.

A “Modified Mortgage Loan” is any Specially Serviced Loan which has been modified by the special servicer in a manner that: (a) reduces or delays the amount or timing of any payment of principal or interest due thereon (other than, or in addition to, bringing current Periodic Payments with respect to such Mortgage Loan or Serviced Whole Loan); (b) except as expressly contemplated by the related mortgage, results in a release of the lien of the mortgage on any material portion of the related Mortgaged Property without a corresponding principal prepayment in an amount not less than the fair market value (as-is) of the property to be released; or (c) in the reasonable good faith judgment of the special servicer, otherwise materially impairs the value of the security for such Mortgage Loan or Serviced Companion Loan or reduces the likelihood of timely payment of amounts due thereon.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Serviced Mortgage Loan and any related Serviced Companion Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the master servicer (and, prior to the occurrence of a Consultation Termination Event, in consultation with the Directing Holder and, during the continuance of a Control Termination Event, in consultation with the operating advisor), as of the first Determination Date that is at least 10 business days following the later of (i) the date the master servicer receives from the special servicer the related appraisal or the special servicer’s Small Loan Appraisal Estimate and (ii) the occurrence of such Appraisal Reduction Event equal to the excess of:

(a)  the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)  the excess of:

(i)   the sum of:

●

90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as a Servicing Advance), minus such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant, or (B) by an internal valuation performed by the special servicer with respect to any Mortgage Loan or Serviced Whole Loan with an outstanding principal balance less than $2,000,000;

●	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; and

●	all insurance and casualty proceeds and condemnation awards that constitute collateral for the related Mortgage Loan or Serviced Whole Loan; over

(ii)  the sum as of the Due Date occurring in the month of the date of determination of:

●

to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate  (and any accrued and unpaid interest on any Subordinate Companion Loan);

●

all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan;

●

all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan, Serviced Whole Loan (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer or the trustee, as applicable); and

●	any other unpaid additional expenses of the issuing entity in respect of such Mortgage Loan or Serviced Whole Loan.

Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of any Serviced Whole Loan with a Pari Passu Companion Loan will be allocated in accordance with the related Intercreditor Agreement or, if no allocation is specified in the related Intercreditor Agreement, then, pro rata, between the related Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan based upon their respective Stated Principal Balances.

The special servicer will be required to, with respect to a Mortgage Loan having a Stated Principal Balance of $2,000,000 or higher, order and use efforts consistent with the Servicing Standard to obtain an appraisal, and with respect to a Mortgage Loan having a Stated Principal Balance of less than $2,000,000, conduct a valuation (such valuation, a “Small Loan Appraisal Estimate”) or order and use efforts consistent with the Servicing Standard to obtain an appraisal, within 60 days of the occurrence of an Appraisal Reduction Event (other than with respect to a Non-Serviced Whole Loan). On the first Determination Date occurring on or after the tenth business day following the later of (i) the date the master servicer receives from the special servicer the related appraisal or the special servicer’s Small Loan Appraisal Estimate and (ii) the occurrence of such Appraisal Reduction Event, the master servicer will be required to calculate and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of any Consultation Termination Event, the Directing Holder (for so long as no Consultation Termination Event is continuing), the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and receipt of information reasonably requested by the master servicer from the special servicer, to the extent such information is in the possession of the special servicer, necessary to calculate the Appraisal Reduction Amount. Such report will also be forwarded by the master servicer, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold, or to the holder of any related Serviced Companion Loan by the master servicer.

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event, the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal is received by the special servicer. The Appraisal Reduction Amount is calculated as of the first Determination Date that is at least ten business days after the later of (i) the special servicer’s delivery of such MAI appraisal or Small Loan Appraisal Estimate to the master servicer and (ii) the occurrence of such Appraisal Reduction Event. The special servicer, upon reasonable request, will be required to deliver to the master servicer any information in the special servicer’s possession reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount.

Other than with respect to a Non-Serviced Mortgage Loan, contemporaneously with the earliest of (i) the effective date of any modification of the maturity date or extended maturity date, Mortgage Rate, principal balance or amortization terms of any Mortgage Loan or Serviced Whole Loan or any other term thereof, any extension of the maturity date or extended maturity date of a Mortgage Loan or Serviced Whole Loan or consent to the release of any Mortgaged Property or REO Property from the lien of the related Mortgage other than pursuant to the terms of the Mortgage Loan or Serviced Whole Loan; (ii) the occurrence of an Appraisal Reduction Event; (iii) a default in the payment of a balloon payment for which an extension has not been granted; or (iv) the date on which the special servicer, consistent with the Servicing Standard, requests an Updated Appraisal, the special servicer will be required to use commercially reasonable efforts to obtain an Updated Appraisal (or a letter update for an existing appraisal which is less than two years old) of the Mortgaged Property or REO Property, as the case may be, from an independent MAI appraiser (an “Updated Appraisal”) or a Small Loan Appraisal Estimate, as applicable, in each case within 60 days of such request, provided that, the special servicer will not be required to obtain an Updated Appraisal or Small Loan Appraisal Estimate of any Mortgaged Property

with respect to which there exists an appraisal or Small Loan Appraisal Estimate which is less than 12 months old.

For so long as a Mortgage Loan or Serviced Whole Loan is a Specially Serviced Loan, the special servicer is required within 30 days of the end of each 9-month period following the related Appraisal Reduction Event to use commercially reasonable efforts to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the master servicer from the special servicer, to the extent such information is in the possession of, or reasonably obtainable at no additional expense by, the special servicer, necessary to calculate the Appraisal Reduction Amount, the master servicer is required to determine or redetermine, as applicable, and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of a Consultation Termination Event, the Directing Holder, the calculated or recalculated amount of the Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Companion Loan by the master servicer. With respect to any Mortgage Loan, prior to the occurrence of a Consultation Termination Event, the special servicer will consult with the Directing Holder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 9-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the master servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan.

Each Non-Serviced Mortgage Loan is subject to the provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above. The existence of an appraisal reduction under the related Non-Serviced PSA in respect of any Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on a Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to the related Non-Serviced PSA, each Non-Serviced Mortgage Loan will be treated together with each related Non-Serviced Companion Loan as a single Mortgage Loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise such Non-Serviced Whole Loan. Any appraisal reduction calculated with respect to any Non-Serviced Whole Loan will generally be allocated first, to any Subordinate Companion Loan and then, to the related Non-Serviced Mortgage Loan and the Non-Serviced Companion Loan, on a pro rata basis based upon their respective outstanding principal balances.

If any Serviced Mortgage Loan and any related Serviced Companion Loan previously subject to an Appraisal Reduction Amount that becomes a Corrected Loan, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the amount of interest available to the VRR Interest (to the extent of the VRR Percentage of the reduction in such P&I Advance), on the one hand, and to the most subordinate class of certificates then-outstanding (i.e., first, to the Class H certificates, second, to the Class G certificates, third, to the Class F certificates, fourth, to the Class E certificates, fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates, eighth, to the Class A-M certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates to the extent of the Non-VRR Percentage of the reduction in such P&I Advance), on the other hand. See “Pooling and Servicing Agreement—Advances”.

As of the first Determination Date following a Serviced Mortgage Loan becoming an AB Modified Loan, the master servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. The special servicer, upon reasonable prior written request, will provide the master servicer with information in its possession (or that is obtainable at no additional expense) that is reasonably required to calculate or recalculate any Collateral Deficiency Amount. None of the special servicer, the trustee or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of a Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of determining the Non-Reduced Certificates, the Controlling Class and the occurrence of a Control Termination Event, the VRR Percentage of any Appraisal Reduction Amounts will be allocated to the VRR Interest to notionally reduce (to not less than zero) the Certificate Balance thereof, and the Non-VRR Percentage of any Appraisal Reduction Amounts will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class H certificates, second, to the Class G certificates, third, to the Class F certificates, fourth, to the Class E certificates, fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates, eighth, to the Class A-M certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). In addition, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, the Non-VRR Percentage of Collateral Deficiency Amounts allocated to a related AB Modified Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class H certificates, second, to the Class G certificates, and third, to the Class F certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, any class of Control Eligible Certificates will be allocated the Non-VRR Percentage of both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts, as described in this paragraph.

With respect to (i) any Appraisal Reduction Amount calculated for purposes of determining the Non-Reduced Certificates and (ii) any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The master servicer will be required to promptly notify the certificate administrator and the special servicer of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order a supplemental appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The special servicer will use its reasonable efforts to obtain an appraisal prepared on an “as-is” basis by an MAI appraiser reasonably acceptable to the special servicer within 60 days from receipt of the Requesting Holders’ written request. Upon receipt of such supplemental appraisal, the special servicer will send the appraisal to the master servicer and, the master servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and receipt of information reasonably requested by the master servicer from the special servicer, to the extent such information is in the possession of, or reasonably obtainable at no additional expense by, the special servicer, to make such recalculation. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

In addition, the Requesting Holders of any Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order an additional appraisal of any Serviced Mortgage Loan for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount if an event has occurred at, or with regard to, the related Mortgaged Property or Mortgaged Properties that would have a material effect on its appraised value, and the special servicer is required to use reasonable efforts to obtain an appraisal from an MAI appraiser reasonably acceptable to the special servicer within 60 days from receipt of the Requesting Holders’ written request; provided that the special servicer will not be required to obtain such appraisal if it determines in accordance with the Servicing Standard that no events at, or with regard to, the related Mortgaged Property or Mortgaged Properties have occurred that would have a material effect on the Appraised Value of the related Mortgaged Property or Mortgaged Properties. The right of the holders of an Appraised-Out Class to require the special servicer to order an additional appraisal as described in this paragraph will be limited to no more frequently than once in any 9-month period with respect to any Mortgage Loan.

Any Appraised-Out Class for which the Requesting Holders are challenging the master servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class. The rights of the Controlling Class will be exercised by the next most senior Control Eligible Certificates, if any, during such period.

With respect to each Non-Serviced Mortgage Loan, the related directing holder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans“ and “—Servicing of the Non-Serviced Mortgage Loans” below. With respect to an AB Whole Loan, the holder of the related Subordinate Companion Loan may in certain circumstances post collateral to avoid a change of control as described in “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans”.

Maintenance of Insurance

In the case of each Serviced Mortgage Loan and any related Serviced Companion Loan, as applicable (but excluding any Serviced Mortgage Loan as to which the related Mortgaged Property has become an REO Property), the master servicer will be required to use commercially reasonable efforts consistent with the Servicing Standard to cause the related borrower to maintain the following insurance coverage (including identifying the extent to which such borrower is maintaining insurance coverage and, if such borrower does not so maintain, the master servicer will be required to itself cause to be maintained) for the related Mortgaged Property: (a) except where the Mortgage Loan documents permit a borrower to rely on self-insurance provided by a tenant, a fire and casualty extended coverage insurance policy that does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of the full replacement cost of the improvements securing the Mortgage Loan or Serviced Whole Loan, as applicable, or the Stated Principal Balance of the Mortgage Loan or the Serviced Whole Loan, as applicable, but, in any event, in an amount sufficient to avoid the application of any co-insurance clause, and (b) all other insurance coverage as is required (including, but not limited to, coverage for acts of terrorism), subject to applicable law, under the related Mortgage Loan documents.

Notwithstanding the foregoing,

(i)      the master servicer will not be required to maintain any earthquake or environmental insurance policy on any Mortgaged Property unless the trustee has an insurable interest and such insurance policy was (x) in effect at the time of the origination of such Mortgage Loan or the Serviced Whole Loan, as applicable, or (y) required by the related Mortgage Loan documents and is available at commercially reasonable rates; provided that the master servicer will be required to require the related borrower to maintain such insurance in the amount, in the case of clause (x), maintained at origination, and in the case of clause (y), required by such Mortgage Loan or Serviced Whole Loan, in each case, to the extent such amounts are available at commercially reasonable rates and to the extent the trustee has an insurable interest;

(ii)     if and to the extent that any Mortgage Loan document grants the lender thereunder any discretion (by way of consent, approval or otherwise) as to the insurance provider from whom the related borrower is to obtain the requisite insurance coverage, the master servicer must (to the extent consistent with the Servicing Standard) require the related borrower to obtain the requisite insurance coverage from qualified insurers that meet the required ratings set forth in the PSA;

(iii)    the master servicer will have no obligation beyond using its reasonable efforts consistent with the Servicing Standard to enforce those insurance requirements against any borrower; provided that this will not limit the master servicer’s obligation to obtain and maintain a force-placed insurance policy as set forth in the PSA;

(iv)    except as provided below, in no event will the master servicer be required to cause the borrower to maintain, or itself obtain, insurance coverage to the extent that the failure of such borrower to maintain insurance coverage is an Acceptable Insurance Default (as determined by the master servicer or the special servicer, as applicable, subject to the discussion under “—The Directing Holder“ and “—The Operating Advisor” below);

(v)     to the extent the master servicer itself is required to maintain insurance that the borrower does not maintain, the master servicer will not be required to maintain insurance other than what is available on a force-placed basis at commercially reasonable rates, and only to the extent the issuing entity as lender has an insurable interest thereon; and

(vi)    any explicit terrorism insurance requirements contained in the related Mortgage Loan documents are required to be enforced by the master servicer in accordance with the Servicing Standard (unless the master servicer or the special servicer, as applicable, with the consent of, if no Control Termination Event is continuing, the Directing Holder, and after consultation with the Risk Retention Consultation Parties and the Operating Advisor in accordance with the PSA, has consented to a waiver (including a waiver to permit the master servicer to accept insurance that does not comply with specific requirements contained in the Mortgage Loan documents) in writing of that provision in accordance with the Servicing Standard); provided that the master servicer or the special servicer, as applicable, will be required to promptly notify each other in writing of such waiver.

With respect to each REO Property, the special servicer will generally be required to use reasonable efforts, consistent with the Servicing Standard, to maintain with an insurer meeting certain criteria set forth in the PSA (subject to the right of the special servicer to direct the master servicer to make a Servicing Advance for the costs associated with coverage that the special servicer determines to maintain, in which case the master servicer will be required to make that Servicing Advance (subject to the recoverability determination and Servicing Advance procedures described above under “—Advances”)) to the extent reasonably available at commercially reasonable rates and to the extent the trustee has an insurable interest (a) a fire and casualty extended coverage insurance policy, which does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of the full replacement value of the Mortgaged Property or the Stated Principal Balance of the Serviced Mortgage Loan, REO Loan or Serviced Whole Loan, as applicable (or such greater amount of coverage required by the related Mortgage Loan documents (unless such amount is not available or, if no Control Termination Event is continuing, the Directing Holder has consented to a lower amount)), but, in any event, in an amount sufficient to avoid the application of any co-insurance clause, (b) a comprehensive general liability insurance policy with coverage comparable to that which would be required under prudent lending requirements and in an amount not less than $1,000,000 per occurrence and (c) to the extent consistent with the Servicing Standard, a business interruption or rental loss insurance covering revenues or rents for a period of at least 12 months. However, the special servicer will not be required in any event to maintain or obtain insurance coverage described in this paragraph beyond what is reasonably available at commercially reasonable rates and consistent with the Servicing Standard, and in no case will any such insurance be an expense of the special servicer.

If either (x) the master servicer or the special servicer obtains and maintains, or causes to be obtained and maintained, a blanket policy or master force-placed policy insuring against hazard losses on all of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Whole Loans and the REO Properties, as applicable, as to which it is the master servicer or the special servicer, as the case may be, then, to the extent such policy (i) is obtained from an insurer meeting certain criteria set forth in the PSA, and (ii) provides protection equivalent to the individual policies otherwise required or (y) the master servicer or special servicer, as applicable, meeting the ratings requirements of the Rating Agencies set forth in the PSA, and the master servicer or the special servicer self-insures for its obligation to maintain the individual policies otherwise required, then the master servicer or special servicer, as the case may be, will conclusively be deemed to have satisfied its obligation to cause hazard insurance to be maintained on the related Mortgaged Properties or REO Properties, as applicable. Such a blanket or master force-placed policy may contain a deductible clause (not in excess of a customary amount), in which case the master servicer or the special servicer, as the case may be, that maintains such policy will be required, if there has not been maintained on any Mortgaged Property securing a Serviced Mortgage Loan or REO Property thereunder a hazard insurance policy complying with the requirements described above, and there has been one or more losses that would have been covered by such an individual policy, to promptly deposit into the Collection Account (or, with respect to a Serviced Whole Loan, the related separate custodial account), from its own funds, the amount not otherwise payable under the blanket or master force-placed policy in connection with such loss or losses because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan or the related Serviced Whole Loan (or, in the absence of any such deductible limitation, the deductible limitation for an individual policy which is consistent with the Servicing Standard).

With respect to the payment of insurance premiums and delinquent tax assessments, in the event that the master servicer determines that a Servicing Advance of such amounts would not be recoverable, that master servicer will be required to notify the trustee, the certificate administrator and the special servicer of such determination. Upon receipt of such notice, the master servicer (with respect to any Mortgage Loan or Serviced Whole Loan that is not a Specially Serviced Loan) and the special servicer (with respect to any Specially Serviced Loan or REO Property) will be required to determine (with the reasonable assistance of the master servicer) whether or not payment of such amount (i) is necessary to preserve the related Mortgaged Property and (ii) would be in the best interests of the Certificateholders (and in the case of a Serviced Companion Loan, the holder of the related Serviced Companion Loan, as a collective whole as if such Certificateholders and Serviced Companion Loan holder constituted a single lender). If the master servicer or the special servicer determines that such payment (i) is necessary to preserve the related Mortgaged Property and (ii) would be in the best interests of the Certificateholders and, in the case of any Serviced Companion Loan, the related Serviced Companion Loan Holders, the special servicer (in the case of a determination by the special servicer) will be required to direct the master servicer to make such payment, who will then be required to make such payment from the Collection Account (or, with respect to a Serviced Whole Loan, the related custodial account) to the extent of available funds.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans or any Serviced Whole Loan, nor will any Mortgage Loan be subject to Federal Housing Administration insurance.

“Acceptable Insurance Default” means, with respect to any Serviced Mortgage Loan and any related Serviced Companion Loan, any default arising by reason of the failure of the related borrower to maintain standard extended coverage casualty insurance or other insurance that covers acts of terrorism, as to which the master servicer or the special servicer, as applicable, has determined, in accordance with the Servicing Standard (and (i) unless a Control Termination Event is continuing, with the consent of the Directing Holder (or, if a Control Termination Event is continuing, but no Consultation Termination Event is continuing, after consulting with the Directing Holder) and (ii) with respect to any Specially Serviced Loan, after consultation with the Risk Retention Consultation Parties (but, in either case, other than with respect to any Mortgage Loan that is an Excluded Loan as to any such party)), that either:

(x)  such insurance is not available at commercially reasonable rates and the subject hazards are not at the time commonly insured against for properties similar to the Mortgaged Property and located in or around the geographic region in which such Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or

(y)  such insurance is not available at any rate;

provided that the Directing Holder and the Risk Retention Consultation Parties, as applicable, will not have more than 30 days to respond to the master servicer’s or the special servicer’s, as applicable, request for such consent or consultation, as applicable; provided, further, that upon the master servicer’s or the special servicer’s, as applicable, determination, consistent with the Servicing Standard, that exigent circumstances do not allow the master servicer or the special servicer, as applicable, to consult with the Directing Holder, or the Risk Retention Consultation Parties, as applicable, the master servicer or the special servicer, as applicable, will not be required to do so.

Modifications, Waivers and Amendments

The PSA will permit (a) as to Mortgage Loans that are non-Specially Serviced Loans and actions that do not involve Special Servicer Major Decisions or Special Servicer Non-Major Decisions, the master servicer, or (b)(i) with respect to any Specially Serviced Loan or (ii) as to Special Servicer Major Decisions or Special Servicer Non-Major Decisions irrespective of whether such Mortgage Loan is a Specially Serviced Loan, the special servicer, in each case subject to the rights of the Directing Holder, and, after consultation with the operating advisor to the extent described under “—The Operating Advisor”, to modify, waive, amend, consent or take such other action with respect to any term of any Serviced Mortgage Loan and any related Serviced Companion Loan if such modification, waiver, amendment, consent or other action (i) is consistent with the Servicing Standard and (ii) would not constitute a “significant modification” of such Mortgage Loan or Serviced Companion Loan pursuant to Treasury regulations Section 1.860G-2(b) and would not otherwise (A) cause either Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon either Trust REMIC or the issuing entity (including but not limited to the tax on “prohibited transactions” as defined in Code Section 860F(a)(2) and the tax on contributions to a REMIC set forth in Code Section 860G(d), but not including the tax on “net income from foreclosure property” under Code Section 860G(c)).

Notwithstanding the foregoing, the master servicer and special servicer may mutually agree as provided in the PSA that the master servicer will process any of the foregoing matters that are Special Servicer Major Decisions with respect to any non-Specially Serviced Loan. If the master servicer and the special servicer mutually agree that the master servicer will process any Special Servicer Major Decision or Special Servicer Non-Major Decision with respect to a non-Specially Serviced Loan, the master servicer must obtain the consent (or deemed consent) of the special servicer as provided below.

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than a Mortgaged Property securing the Non-Serviced Whole Loan) or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan to value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will exclude the value of personal property and going concern value, if any.

In no event, however, may the master servicer or the special servicer extend the maturity of any Mortgage Loan, Serviced Whole Loan or Specially Serviced Loan to a date occurring later than the earlier of (A) five years prior to the Rated Final Distribution Date and (B) if the Mortgage Loan, Serviced Whole Loan or Specially Serviced Loan is secured solely or primarily by a ground lease (or, with respect to a leasehold interest where the borrower is the lessee and that is a space lease or an air rights lease, such space lease or air rights lease), the date 20 years prior to the expiration of the term of such ground lease (or, with respect to a leasehold interest where the borrower is the lessee and that is a space lease or an air rights lease, such space lease or air rights lease)(or 10 years prior to the expiration of such lease if the master servicer or the special servicer, as applicable, gives due consideration to the remaining term of the ground lease (or, with respect to a leasehold interest where the borrower is the lessee and that is a space lease or an air rights lease, such space lease or air rights lease) and such extension is in the best interest of the Certificateholders and if a Serviced Companion Loan is involved, the holder of the related Serviced Companion Loan (as a collective whole as if such Certificateholders and Serviced Companion Loan holder constituted a single lender) and, if no Control Termination Event is continuing, with the consent of the Directing Holder).

In addition, neither the master servicer nor the special servicer may permit any borrower to add or substitute any collateral for an outstanding Serviced Mortgage Loan and any related Serviced Companion Loan, which collateral constitutes real property, unless the master servicer or the special servicer, as applicable, receives a Rating Agency Confirmation.

The special servicer will process (unless the special servicer and the master servicer mutually agree that the master servicer will process, as further described below) and consent to or refuse consent to, as applicable, all Special Servicer Major Decisions and Special Servicer Non-Major Decisions. The special servicer will also be required to obtain the consent of the Directing Holder, and will be required to consult with the operating advisor, in connection with any Special Servicer Major Decision to the extent described under “—The Directing Holder” and “—The Operating Advisor”.

In addition, with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan), the following actions will be subject to the special servicer’s processing and consent or, if mutually agreed to by the special servicer and the master servicer, the master servicer will be required to process such request subject to the consent of the special servicer as further described below (each of the following, a “Special Servicer Non-Major Decision”):

(a)  waivers regarding receipt of financial statements (other than immaterial timing waivers); and

(b)  decisions regarding whether or not to cure a ground lease.

Upon receiving a request for any matter described in this section that constitutes a Special Servicer Non-Major Decision or a Special Servicer Major Decision with respect to a Serviced Mortgage Loan that is not a Specially Serviced Loan, the master servicer will be required to forward such request to the special servicer and, unless the master servicer and the special servicer mutually agree that the master servicer will process such request, the special servicer will be required to process such request and the master servicer will have no further obligation with respect to such request or the Special Servicer Non-Major Decision or Special Servicer Major Decision other than providing the special servicer with any reasonably requested information or documentation. In addition, the master servicer will be required to provide the special servicer with any notice that it receives relating to a default by the borrower under a ground lease where the collateral for the Mortgage Loan is the ground lease, and the special servicer will determine in accordance with the Servicing Standard whether to cure any borrower defaults relating to ground leases.

When the master servicer and the special servicer have mutually agreed that the master servicer will process a Special Servicer Major Decision or Special Servicer Non-Major Decision, the special servicer’s consent will be required if the master servicer is recommending approval with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan), and the master servicer will be required to forward to the special servicer the written request from the borrower for modification, waiver, amendment or other action or consent that is a Special Servicer Major Decision or Special Servicer Non-Major Decision, accompanied by the master servicer’s recommendation and analysis and any and all information in the master servicer’s possession or reasonably available to the master servicer that the special servicer may reasonably request to grant or withhold such consent. When the special servicer’s consent is required under the PSA, such consent will be deemed given 15 business days (or, in connection with an Acceptable Insurance Default, 90 days) after receipt (unless earlier objected to) by the special servicer from the master servicer of the master servicer’s written analysis and recommendation with respect to such proposed Special Servicer Major Decision or Special Servicer Non-Major Decision together with such other information reasonably requested by the special servicer and reasonably available to the master servicer.

The master servicer or the special servicer, as applicable, is required to notify the trustee, the certificate administrator, the Directing Holder (other than during the period when a Consultation Termination Event is continuing), the operating advisor (only if a Control Termination Event is continuing), the depositor and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website), in writing, of any modification, waiver, material consent or amendment of any term of any Serviced Mortgage Loan and any related Serviced Companion Loan and the date of the modification and deliver a copy to the custodian for deposit in the related mortgage file, an original counterpart of the agreement relating to such modification, waiver, material consent or amendment, promptly (and in any event within 10 business days) following the execution of the agreement.

Any modification, extension, waiver or amendment of the payment terms of a Mortgage Loan or Serviced Whole Loan will be required to be structured so as to be consistent with the allocation and payment priorities in the related Mortgage Loan documents and intercreditor agreement, if any, such that neither the issuing entity as holder of the Mortgage Loan nor a holder of any related Serviced Companion Loan gains a priority over the other such holder that is not reflected in the related Mortgage Loan documents and intercreditor agreement. Neither the master servicer nor the special servicer may enter into, or structure (including, without limitation, by way of the application of credits, discounts, forgiveness or otherwise), any modification, waiver, amendment, work-out, consent or approval with respect to any Mortgage Loan in a manner that would be inconsistent with the allocation and payment priorities described under “Description of the Certificates—Distributions—Application Priority of Mortgage Loan Collections or Whole Loan Collections” or in the related intercreditor agreement (if any).

Any modification, waiver or amendment with respect to a Serviced Whole Loan may be subject to the consent of one or more holders of a related Serviced Companion Loan and the special servicer as described under “Description of the Mortgage Pool—The Whole Loans”.

See also “—The Directing Holder“ and “—The Operating Advisor” for a description of the Directing Holder’s and the operating advisor’s rights with respect to modifications, waivers and amendments and reviewing and approving the Asset Status Report.

Mortgage Loans with “Due-on-Sale” and “Due-on-Encumbrance” Provisions

The master servicer (with respect to each non-Specially Serviced Loan, to the extent such action is not a Special Servicer Major Decision) and the special servicer (with respect to each Specially Serviced Loan and, to the extent such action is a Special Servicer Major Decision, each non-Specially Serviced Loan) will be required to determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan and any related Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, (i) that with respect to such waiver of rights that is a Major Decision, prior to the occurrence and continuance of any Control Termination Event and other than with respect to an Excluded Loan as to the Directing Holder, the master servicer or the special servicer, as applicable, has obtained the prior written consent (or deemed consent) of the Directing Holder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to an Excluded Loan as to the Directing Holder or the Risk Retention Consultation Party, as applicable, upon consultation with the Directing Holder and the Risk Retention Consultation Party), and (ii) the master servicer or the special servicer, as applicable, has received a Rating Agency Confirmation from Moody’s, Fitch and KBRA (and, if the applicable Mortgage Loan is part of a Serviced Whole Loan, a Rating Agency Confirmation with respect to any commercial mortgage pass-through certificates backed by any related Serviced Companion Loan) with respect to any Mortgage Loan that (A) represents more than 5% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding and has a Stated Principal Balance of at least $10,000,000, (B) has a Stated Principal Balance that is more than $35,000,000, (C) represents one of the 10 largest Mortgage Loans based on Stated Principal Balance and has a Stated Principal Balance of at least $10,000,000 or (D) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the 10 largest mortgage loans in the related other securitization (provided that the master servicer or special servicer, as applicable, will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of such other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization).

To the extent not precluded by the Mortgage Loan documents, the master servicer or the special servicer, as applicable, may not approve an assumption or substitution without requiring the related borrower to pay any fees owed to the Rating Agencies associated with the approval of such assumption or substitution. However, in the event that the related borrower is required but fails to pay such fees, such fees will be an expense of the issuing entity; provided that in the case of a Serviced Whole Loan the master servicer will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Pari Passu Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to such Pari Passu Companion Loans from the holders of such Pari Passu Companion Loans. No assumption agreement may contain any terms that are different from any term of any Mortgage or related Note, except pursuant to the provisions described under “—Modifications, Waivers and Amendments“ above and “—Realization Upon Mortgage Loans” below.

With respect to a Serviced Mortgage Loan and any related Serviced Companion Loan with a “due-on-encumbrance” clause, the master servicer (with respect to each non-Specially Serviced Loan, to the extent such action is not a Special Servicer Major Decision) and the special servicer (with respect to each Specially Serviced Loan and, to the extent such action is a Special Servicer Major Decision, each non-Specially Serviced Loan) will be required to determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, however, that (i) with respect to such waiver of rights that is a Major Decision, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan as to the Directing Holder, the master servicer or the special servicer, as applicable, has obtained the consent of the Directing Holder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to an Excluded Loan as to the Directing Holder or the Risk Retention Consultation Party, as applicable, has consulted with the Directing Holder and the Risk Retention Consultation Party) and (ii) the master servicer or the special servicer, as applicable, has received a Rating Agency Confirmation from Moody’s, Fitch and KBRA (and, if the applicable Mortgage Loan is part of a Serviced Whole Loan, a Rating Agency Confirmation with respect to any commercial mortgage pass-through certificates backed by any related Serviced Companion Loan) with respect to any Mortgage Loan that (A) represents more than 2% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding, (B) has a Stated Principal Balance that is more than $35,000,000, (C) represents one of the 10 largest Mortgage Loans based on Stated Principal Balance, (D) has an aggregate loan-to-value ratio (including any existing and proposed additional debt) that is equal to or greater than 85%, (E) has an aggregate debt service coverage ratio (in each case, determined based upon the aggregate of the Stated Principal Balance of the related Mortgage Loan, any existing additional debt and the principal amount of the proposed additional lien) that is less than 1.20x, or (F) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the ten largest mortgage loans in the related other securitization (provided that the special servicer will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of the applicable other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization); provided that with respect to clauses (A), (C), (D), (E) and (F), such Mortgage Loan must also have a Stated Principal Balance of at least $10,000,000 for the requirement of a Rating Agency Confirmation to apply. Neither the master servicer nor the special servicer will be responsible for enforcing a “due-on-sale” or a “due-on-encumbrance” clause with respect to any Non-Serviced Mortgage Loan.

To the extent not precluded by the Mortgage Loan documents, the master servicer or the special servicer, as applicable, may not approve the creation of any lien or other encumbrance without requiring the related borrower to pay any fees owed to the Rating Agencies associated with the approval of such lien or encumbrance. However, in the event that the related borrower is required but fails to pay such fees, such fees will be an expense of the issuing entity; provided that in the case of a Serviced Whole Loan the master servicer will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Pari Passu Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to such Pari Passu Companion Loans from the holders of such Pari Passu Companion

Loans. Neither the master servicer nor the special servicer will be responsible for enforcing a “due-on-sale” or a “due-on-encumbrance” clause with respect to any Non-Serviced Mortgage Loan.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense), physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months (commencing in 2021) and (B) less than $2,000,000 at least once every 24 months, in each case commencing in the calendar year 2022 unless a physical inspection has been performed by the special servicer within the previous 12 months and the master servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection; provided, further, however, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement). The special servicer or the master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies in the Mortgaged Property of which it has knowledge and deems material, of any sale, transfer or abandonment of the Mortgaged Property of which it has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the preparer of such report deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan that requires the borrower to deliver operating statements, the special servicer or the master servicer, as applicable, is also required to use reasonable efforts to collect and review the annual operating statements beginning with calendar year end 2020 of the related Mortgaged Property. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan.

Special Servicing Transfer Event

The Serviced Mortgage Loans and any related Serviced Companion Loan and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Serviced Mortgage Loan and any related Serviced Companion Loan (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer its servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) for which the master servicer is responsible for servicing:

(i)     either (x) with respect to any Mortgage Loan or Serviced Companion Loan, other than a balloon loan, a payment default has occurred on such Mortgage Loan or Serviced Companion Loan at its maturity date or, if the maturity date of such Mortgage Loan or Serviced Companion Loan has been extended in accordance with the PSA, a payment default occurs on such Mortgage Loan or Serviced Companion Loan at its extended maturity date or (y) with respect to a balloon loan, a payment default has occurred with respect to the related balloon payment; provided that if (A) the related borrower is diligently seeking a refinancing or sale of the related Mortgaged Property or Mortgaged Properties and delivers, on or before the related maturity date or extended maturity date, a statement to that effect, and delivers, on or before the related maturity date or extended maturity date, a refinancing commitment, letter of intent or otherwise binding application for refinancing from an acceptable lender or a signed purchase agreement reasonably acceptable to the master servicer (who will be required to promptly deliver a copy to the special servicer, the operating advisor and the Directing Holder (but only for so long as no Consultation Termination Event is continuing)), (B) the related borrower continues to make its Assumed Scheduled Payment, and (C) no other Servicing Transfer Event has occurred with respect to that Mortgage Loan or Serviced Companion Loan, then a Servicing Transfer Event will not occur until the earlier of (1) 120 days beyond the related maturity date or extended maturity date and (2) the termination of the refinancing commitment, letter of intent, otherwise binding application for refinancing or signed purchase agreement;

(ii)     any monthly payment (other than a balloon payment or any other payment due under clause (i)(x) above in this definition) or any amount due on a monthly basis as an escrow payment or reserve funds, is 60 days or more delinquent;

(iii)    the master servicer determines in its reasonable business judgment, exercised in accordance with the Servicing Standard, that (x) a default consisting of a failure to make a payment of principal or interest is reasonably foreseeable or there is a significant risk of such default or (y) any other default that is likely to impair the use or marketability of the related Mortgaged Property or the value of the Mortgaged Property as security for the Mortgage Loan or, if applicable, Serviced Companion Loan, is reasonably foreseeable or there is a significant risk of such default, which monetary or other default, in either case, would likely continue unremedied beyond the applicable grace period (or, if no grace period is specified, for a period of 60 days) and is not likely to be cured by the related borrower within 60 days or, except as provided in clause (i)(y) above, in the case of a balloon payment, for at least 30 days;

(iv)    the related borrower has become the subject of a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs;

(v)     the related borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such borrower of or relating to all or substantially all of its property;

(vi)    the related borrower admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations;

(vii)   a default, of which the master servicer or the special servicer has notice (other than a failure by such related borrower to pay principal or interest) and that in the opinion of the master servicer or special servicer materially and adversely affects the interests of the Certificateholders or any holder of a Serviced Companion Loan, if applicable, occurs and remains unremedied for the applicable grace period specified in the Mortgage Loan documents for such Mortgage Loan or Serviced Companion Loan (or if no grace period is specified for those defaults which are capable of cure, 60 days); or

(viii)   the master servicer or special servicer receives notice of the foreclosure or proposed foreclosure of any lien on the related Mortgaged Property (each of clause (i) through (viii), a “Servicing Transfer Event”).

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan)(including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

Notwithstanding the foregoing, the special servicer may elect to deliver a written notice to the master servicer that a Mortgage Loan should be a Specially Serviced Loan as a result of reasonably foreseeable default under clause (iii) of “Servicing Transfer Event”. Upon receipt of any such written notice, the master servicer will deliver an officer’s certificate to each of the depositor and the special servicer with its determination of whether to transfer such Mortgage Loan to special servicing under clause (iii) above and the reasons for such determination, and such determination will be conclusive with respect to a servicing transfer at that time.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. The master servicer will have no responsibility for the performance by the special servicer of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan), that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

A Mortgage Loan or Serviced Whole Loan will cease to be a Specially Serviced Loan (each, a “Corrected Loan”)(A) with respect to the circumstances described in clauses (i) and (ii) above, when the borrower thereunder has brought the Mortgage Loan or Serviced Companion Loan current and thereafter made three consecutive full and timely Periodic Payments, including pursuant to any workout of the Mortgage Loan or Serviced Companion Loan, (B) with respect to the circumstances described in clause (iii), (iv), (v), (vi) and (viii) above, when such circumstances cease to exist in the good faith judgment of the special servicer or (C) with respect to the circumstances described in clause (vii) above, when such default is cured (as determined by the special servicer in accordance with the Servicing Standard) or waived by the special servicer; provided that, in each case, at that time no circumstance exists (as described above) that would cause the Mortgage Loan or Serviced Companion Loan to continue to be characterized as a Specially Serviced Loan. If any Specially Serviced Loan becomes a Corrected Loan, the special servicer will be required to transfer servicing of such Corrected Loan to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Serviced Mortgage Loan and, if applicable, any related Serviced Companion Loan that becomes a Specially Serviced Loan not later than 45 days after the servicing of such Serviced Mortgage Loan is transferred to the special servicer (the “Initial Delivery Date”) and will be required to amend, update or create a new Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan material changes in the circumstances and/or strategy reflected in any current Final Asset Status Report are necessary to reflect the then current circumstances and recommendation as to how the Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report”). Each Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Holder (but (i) only for so long as no Consultation Termination Event is continuing, and (ii) not with respect to any applicable Excluded Loan);

●	each Risk Retention Consultation Party (but not with respect to any applicable Excluded Loan);

●

with respect to any related Serviced Companion Loan, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold or to the holder of the related Serviced Companion Loan;

●	the operating advisor (but, other than with respect to an Excluded Loan applicable to the Directing Holder, only during the continuance of Control Termination Event);

●	the master servicer; and

●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Asset Status Report will be provided to the certificate administrator and the trustee.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●

a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●	the most current rent roll and income or operating statement available for the related Mortgaged Property;

●

(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

●

the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●

the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

●

an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

●

the appraised value of the related Mortgaged Properties (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an applicable Excluded Loan, if no Control Termination Event is continuing, the Directing Holder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset Status Report. If the Directing Holder does not disapprove an Asset Status Report within 10 business days or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Holder (communicated to the special servicer within such 10-business day period, as applicable) is not in the best interest of all the Certificateholders (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of such Companion Loan)), the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. For so long as no Control Termination Event is continuing, if the Directing Holder disapproves the Asset Status Report within such 10-business day period, as applicable, and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Holder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of such Companion Loan)); provided that, if the Directing Holder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer will follow the Directing Holder’s direction, if such direction is consistent with the Servicing Standard; provided, however, that if the Directing Holder’s direction would cause the special servicer to violate the Servicing Standard, the special servicer may act upon the most recently submitted form of Asset Status Report. The procedures described in this paragraph are collectively referred to as the “Directing Holder Asset Status Report Review Process”.

Other than during the continuance of a Control Termination Event, the special servicer will be required to promptly deliver each Final Asset Status Report to the operating advisor following the completion of the Directing Holder Asset Status Report Review Process.

While a Control Termination Event is continuing, the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor (and, with respect to any Mortgage Loan that is not an Excluded Loan and only for so long as no Consultation Termination Event is continuing, the Directing Holder). The operating advisor will be required to provide comments to the special servicer in respect of each Asset Status Report, if any, within 10 business days following the later of (i) receipt of such Asset Status Report or (ii) receipt of such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of such Companion Loan)). The special servicer will be obligated to consider such alternative courses of action and any other feedback provided by the operating advisor (and, with respect to any Mortgage Loan that is not an applicable Excluded Loan and only for so long as no Consultation Termination Event is continuing, the Directing Holder) in connection with the special servicer’s preparation of any Asset Status Report that is provided while a Control Termination Event is continuing. The special servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor (and, with respect to any Mortgage Loan that is not an applicable Excluded Loan and only for so long as no Consultation Termination Event is continuing, the Directing Holder), to the extent the special servicer determines that the operating advisor’s and/or Directing Holder’s input and/or recommendations are not inconsistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of such Companion Loan)). Promptly upon determining whether or not to revise any Asset Status Report to take into account any input and/or comments from the operating advisor or the Directing Holder, the special servicer will be required to revise the Asset Status Report, if applicable, and deliver to the operating advisor and the Directing Holder the revised Asset Status Report (until a Final Asset Status Report is issued). The procedures described in this paragraph are collectively referred to as the “ASR Consultation Process”. For additional information, see “—The Operating Advisor—Duties of the Operating Advisor While a Control Termination Event Is Continuing”.

The special servicer will not be required to take or to refrain from taking any action because of an objection or comment by the operating advisor or, after the occurrence and during the continuance of a Control Termination Event, the Directing Holder, or a recommendation of the operating advisor or, after the occurrence and during the continuance of a Control Termination Event, the Directing Holder.

During the continuance of a Control Termination Event but so long as no Consultation Termination Event is continuing, each of the Directing Holder (except with respect to any applicable Excluded Loan) and the operating advisor will be entitled to consult with the special servicer (in person or remotely via electronic, telephonic or other mutually agreeable communication) and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. During the continuance of a Consultation Termination Event (and at any time with respect to any applicable Excluded Loan), the Directing Holder will have no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Holder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Holder. The special servicer will be required to implement the Final Asset Status Report.

In addition, in the case of the Servicing Shift Whole Loan, only the related Loan-Specific Directing Holder (without regard to whether a Control Termination Event or a Consultation Termination Event is continuing) may exercise the rights of the Trust Directing Holder or the operating advisor described in this “—Asset Status Report” section, and neither the Trust Directing Holder nor the operating advisor will have any of the above described consent or (in the case of the operating advisor) consultation rights, as applicable, unless permitted under the related Intercreditor Agreement.

With respect to each Non-Serviced Mortgage Loan, the directing holder under the related Non-Serviced PSA will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to such Non-Serviced Whole Loan under the related Non-Serviced PSA that are similar to the approval and consultation rights of the Directing Holder with respect to the Mortgage Loans and the Serviced Whole Loans. See “—Servicing of the Non-Serviced Mortgage Loans”.

A “Final Asset Status Report” means, with respect to any Specially Serviced Loan, the Asset Status Report (together with such other data or supporting information provided by the special servicer to the Directing Holder that does not include any communication (other than the related Asset Status Report) between the special servicer and the Directing Holder with respect to such Specially Serviced Loan) required to be delivered by the special servicer by the Initial Delivery Date and any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Holder pursuant to the Directing Holder Asset Status Report Review Process or following completion of the ASR Consultation Process, as applicable. For the avoidance of doubt, the special servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described above. Each Final Asset Status Report will be labeled or otherwise identified or communicated as being final by the special servicer.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Serviced Mortgage Loan has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed in lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise.  The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)  such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the Serviced Companion Loan Holders), as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Holders constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)  there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the Serviced Companion Loan Holders), as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Holders constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity, the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the special servicer has applied for, and the IRS grants (or has not denied) a qualifying extension of time to sell the property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC longer than the above-referenced three year period will not result in the imposition of a tax on either Trust REMIC or cause either Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to administer any Mortgaged Property acquired by the issuing entity in a manner which does not cause such Mortgaged Property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC acquires title to any REO Property, the special servicer, on behalf of the Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property.  Generally, the Lower-Tier REMIC will not be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(d) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property, or that none of such income would qualify if a separate charge is not stated for such non-customary services or they are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to the Lower-Tier REMIC at the federal corporate rate (which currently is 21%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and with respect to a Serviced Whole Loan, the Serviced Companion Loan Holder, for the retention of revenues and insurance proceeds derived from each REO Property.  The special servicer is required to use the funds in the REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relate to such REO Property.  To the extent that amounts in the REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable.  On the later of the date that is (x) on or prior to each Determination Date or (y) 2 business days after such amounts are received and properly identified and determined to be available, the special servicer is required to remit to the master servicer for deposit all amounts received in respect of each REO Property during such Collection Period, net of any amounts withdrawn to make any permitted disbursements, to the Collection Account; provided that the special servicer may retain in the REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that it would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and any holder of the related Serviced Pari Passu Companion Loan (as a collective whole as if such Certificateholders and Serviced Companion Loan Holder constituted a single lender) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan and/or related REO Properties as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Pari Passu Companion Loan in such manner as will be reasonably likely to realize a fair price. In the case of certain Non-Serviced Mortgage Loans, under certain limited circumstances permitted under the related Intercreditor Agreement, to the extent that such Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the special servicer for the related Non-Serviced Whole Loan, the special servicer will be entitled to sell (with the consent of the Directing Holder if no Control Termination Event is continuing and after consulting on a non-binding basis with the applicable Risk Retention Consultation Party in accordance with the PSA, in each case, with respect to any Non-Serviced Mortgage Loan other than an Excluded Loan as to such party) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders (and will be entitled to a Liquidation Fee in connection with such sale). Subject to the qualifications described in this section, the special servicer is required to accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any applicable Excluded Loan) the Directing Holder and each Risk Retention Consultation Party not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan.  “Defaulted Loan” means a Serviced Mortgage Loan and any related Serviced Companion Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments or more than 60 days delinquent in respect of its balloon payment (taking into account any extensions to such 60-day period as provided in the provisos to clause (a) of the definition of “Specially Serviced Loan”), if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the master servicer or special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the highest offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price; provided that no offer from an Interested Person will constitute a fair price unless (i) the offer is the highest offer received, and (ii) if the offer is less than the applicable Purchase Price, then at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee may (at its option and at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing or investing in loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be paid in advance of any such determination by the Interested Person; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Serviced Companion Loan Holder(s)(if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines (in consultation with the Directing Holder (other than with respect to any applicable Excluded Loan, unless a Consultation Termination Event exists), each Risk Retention Consultation Party (other than with respect to any applicable Excluded Loan) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s)), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s)(as a collective whole as if such Certificateholders and, if applicable, the related Companion Loan Holder(s) constituted a single lender), and the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s)(as a collective whole as if such Certificateholders and, if applicable, the related Companion Loan Holder(s) constituted a single lender).

An “Interested Person” is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the Excluded Special Servicer, if any, the certificate administrator, the trustee, the Directing Holder, any Risk Retention Consultation Party, any sponsor, any borrower, any holder of a related mezzanine loan, any manager of a Mortgaged Property, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to each Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of

Defaulted Loans and REO Properties” section, then the special servicer will be required to sell the related Pari Passu Companion Loan together with such Mortgage Loan as one whole loan.  The special servicer will not be permitted to sell the related Mortgage Loan together with the related Pari Passu Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the consent of the holder of the related Pari Passu Companion Loan, unless the special servicer complies with certain notice and delivery requirements set forth in the PSA.  See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted Mortgage Loan under the related Non-Serviced PSA, the Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Companion Loan as notes evidencing one whole loan. The issuing entity, as the holder of the Non-Serviced Mortgage Loans, will have the right to consent to such sale if the required notices and information regarding such sale are not provided to the special servicer in accordance with the related Intercreditor Agreement. The Directing Holder will be entitled to exercise such consent right so long as a Control Termination Event is not continuing, and if a Control Termination Event is continuing, the special servicer will exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

In addition, with respect to the Servicing Shift Mortgage Loan, if such Servicing Shift Mortgage Loan becomes a Defaulted Loan, the special servicer (or, on or after the related Servicing Shift Securitization Date, the related special servicer under the related Servicing Shift PSA) will be required to sell such Mortgage Loan together with the related Companion Loan(s) as notes evidencing one whole loan, in accordance with the provisions of the related Intercreditor Agreement and the PSA or the related Servicing Shift PSA, as the case may be.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Holder

General

Subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, for so long as a Control Termination Event is not continuing, the Directing Holder will be entitled to advise (1) the special servicer, with respect to all Specially Serviced Loans (other than any Excluded Loan applicable to the Directing Holder) and (2) the special servicer, with respect to non-Specially Serviced Loans (other than any Excluded Loan applicable to the Directing Holder), as to all matters for which the master servicer must obtain the consent or deemed consent of the special servicer (e.g., the Major Decisions) and will have the right to replace the special servicer with or without cause and have certain other rights under the PSA, each as described below. With respect to any Mortgage Loan (other than any Excluded Loan applicable to the Directing Holder), during the continuance of a Control Termination Event, the Directing Holder will have certain consultation rights only, and during the continuance of a Consultation Termination Event, the Directing Holder will not have any consent or consultation rights, as further described below.

The “Trust Directing Holder” will be the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that:

(1)  absent that selection, or

(2)  until a Trust Directing Holder is so selected, or

(3)  upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Holder is no longer designated, the Controlling Class Certificateholder that represents that it owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Holder; provided, however, that in the case of this clause (3), in the event no one holder represents that it owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Holder until appointed in accordance with the terms of the PSA.

The initial Trust Directing Holder is expected to be Ellington Management Group, LLC, or its affiliate.

The certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Trust Directing Holder has not changed until such parties receive written notice of a replacement of the Trust Directing Holder from a party holding the requisite interest in the Controlling Class, or the resignation of the then-current Trust Directing Holder.

The “Directing Holder” means:

(1)  with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan, any applicable Excluded Loan or the Servicing Shift Mortgage Loan) or Serviced Whole Loan (other than the Servicing Shift Whole Loan), the Trust Directing Holder; and

(2)  with respect to the Servicing Shift Mortgage Loan, the related Loan-Specific Directing Holder prior to the related Servicing Shift Securitization Date.

The “Loan-Specific Directing Holder” means, with respect to the Servicing Shift Whole Loan, the “controlling holder”, the “directing certificateholder”, the “directing holder”, “directing lender” or any analogous concept under the related Intercreditor Agreement. Prior to the applicable Servicing Shift Securitization Date, the “Loan-Specific Directing Holder” with respect to the related Servicing Shift Whole Loan will initially be the holder of the related Controlling Companion Loan, which is JPMorgan Chase Bank, National Association with respect to the Kings Plaza Whole Loan. On and after the related Servicing Shift Securitization Date, there will be no Loan-Specific Directing Holder under the PSA with respect to such Servicing Shift Whole Loan.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class. The Controlling Class as of the Closing Date will be the Class H certificates; provided that if, at any time, the Certificate Balances of all Control Eligible Certificates, as notionally reduced by any Appraisal Reduction Amounts (but without regard to any Collateral Deficiency Amount) allocable to such classes, have been reduced to zero, the Controlling Class will be the most subordinate class of Control Eligible Certificates that has a principal balance greater than zero; provided, further, that if at any time the Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M, Class B, Class C, Class D and Class E certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, then the “Controlling

Class” will be the most subordinate class of Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to the application of Appraisal Reduction Amounts (or any Collateral Deficiency Amount) to notionally reduce the Certificate Balance of such Class.

The “Control Eligible Certificates” will be any of the Class F, Class G or Class H certificates.

The master servicer, the special servicer, the trustee or the operating advisor, may from time to time request that the certificate administrator provide the name of the then-current Trust Directing Holder for any applicable Mortgage Loan or Serviced Whole Loan.  Upon such request, the certificate administrator will be required to promptly (but in no event more than 5 Business Days following such request) provide the name of the then-current Trust Directing Holder to the master servicer, the special servicer, the trustee or the operating advisor, but only to the extent the certificate administrator has actual knowledge of the identity of the then-current Trust Directing Holder; provided that if the certificate administrator does not have actual knowledge of the identity of the then-current Trust Directing Holder, then the certificate administrator will be required to promptly (but in no event more than 5 Business Days following such request) (i) determine which Class is the Controlling Class and (ii) request from the Controlling Class Certificateholders the identity of the Trust Directing Holder.  Any expenses incurred in connection with obtaining such information will be at the expense of the requesting party, except that if (i) such expenses arise in connection with an event as to which the Trust Directing Holder has review, consent or consultation rights with respect to an action taken by, or report prepared by, the requesting party pursuant to the PSA or in connection with a request made by the operating advisor in connection with its obligation under the PSA to deliver a copy of its Operating Advisor Annual Report to the Trust Directing Holder and (ii) the requesting party has not been notified of the identity of the Trust Directing Holder or reasonably believes that the identity of the Trust Directing Holder has changed, then such expenses will be at the expense of the Trust.  The master servicer, the special servicer, the trustee and the operating advisor, will be entitled to conclusively rely on any such information so provided.

To the extent the master servicer or the special servicer has written notice of any change in the identity of a Trust Directing Holder or the list of Certificateholders (or Certificate Owners, if applicable) of the Controlling Class, then the master servicer or the special servicer, as applicable, will be required to promptly notify the trustee, the certificate administrator, the operating advisor, the master servicer and the special servicer thereof, who may rely conclusively on such notice from the master servicer or the special servicer, as applicable.

In the event that no Directing Holder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or the special servicer, as applicable, then until such time as the new Directing Holder is identified, the master servicer or the special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Holder as the case may be.

The Starwood Industrial Portfolio Whole Loan is expected to be serviced pursuant to the GSMS 2020-GC45 PSA.   With respect to the Starwood Industrial Portfolio Whole Loan, (i) for so long as no Starwood Industrial Portfolio Control Appraisal Period is continuing, the holder of the related Subordinate Companion Loan will be the controlling holder of such Whole Loan and the issuing entity will have consultation rights over, among other things, Starwood Industrial Portfolio Major Decisions, and (ii) for so long as a Starwood Industrial Portfolio Control Appraisal Period is continuing, the issuing entity will be the controlling holder of such Whole Loan and will have consent rights with respect to, among other things, Starwood Industrial Portfolio Major Decisions.  The Trust Directing Holder will be entitled to exercise such consultation rights (for so long as no Consultation Termination Event is continuing) and such consent rights (for so long as no Control Termination Event is continuing).  Regardless of whether a Starwood Industrial Portfolio Control Appraisal Period is continuing, the Starwood Industrial Portfolio Whole Loan is expected to continue to be serviced pursuant to the GSMS 2020-GC45 PSA.

Major Decisions

Except as otherwise described under “—Servicing Override“ below and subject to the rights of the holder of any related Companion Loan under the related Intercreditor Agreement as described under
“—Rights of Holders of Companion Loans” below,  prior to the occurrence and continuance of a Control Termination Event, neither the master servicer nor the special servicer will be permitted to take any of the following actions, and the special servicer will not be permitted to consent to the master servicer’s taking any of the following actions that are Special Servicer Major Decisions, in each case as to which the Directing Holder has objected in writing within ten business days (or, in connection with an Acceptable Insurance Default, 30 days) after receipt of a written report by the master servicer or special servicer, as applicable, describing in reasonable detail (i) the background and circumstances requiring action of the master servicer or special servicer, as applicable, (ii) proposed course of action recommended and (iii) all information reasonably requested by the Directing Holder, and in the possession of the master servicer or the special servicer, as applicable, in order to grant or withhold such consent, which report may, if prepared by the special servicer, in its sole discretion, take the form of an Asset Status Report (the “Major Decision Reporting Package”) (provided that if such written objection has not been received by the master servicer or the special servicer, as applicable, within such 10 business day (or 30-day) period, the Directing Holder will be deemed to have approved such action)(each of the following, a “Major Decision”):

With respect to each Serviced Mortgage Loan and Serviced Whole Loan:

(a)  (i) any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Serviced Mortgage Loan and any related Serviced Companion Loan, (ii) any extension of the maturity date of any Serviced Mortgage Loan and any related Serviced Companion Loan or (iii) any modification, waiver, consent or amendment of a Serviced Mortgage Loan and any related Serviced Companion Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to a (A) a waiver of a Mortgage Loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral), (B) a modification of the type of defeasance collateral required under the Mortgage Loan documents other than direct, non-callable obligations of the United States would be permitted or (C) a modification that would permit a principal prepayment instead of defeasance if the applicable Mortgage Loan documents do not otherwise permit such principal prepayment;

(b)  (i) any property management company changes for which the lender is required to consent or approve under the Mortgage Loan documents with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan with a Stated Principal Balance greater than $2,500,000 or (ii) changes to the identity of the franchisor, change in flag or action of substantially similar import for which the lender is required to consent or approve under the Mortgage Loan documents;

(c)  any determination of an Acceptable Insurance Default;

(d)  any modification, consent to a modification or waiver of any material term of any intercreditor or similar agreement related to a Mortgage Loan, or any action to enforce rights with respect to the Mortgage Loan;

(e)  any sale of a Defaulted Mortgage Loan (that is not a Non-Serviced Mortgage Loan), an REO Property (in each case, other than in connection with the termination of the issuing entity as described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”) or a Defaulted Mortgage Loan that is a Non-Serviced Mortgage Loan that the special servicer is permitted to sell in accordance with the PSA, in each case for less than the applicable Purchase Price;

(f)   any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(g)  requests for property releases or substitutions, other than (i) grants of easements or rights of way that do not materially affect the use or value of a Mortgaged Property or the borrower’s ability to make any payments with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan, (ii) release of non-material parcels of a Mortgaged Property (including, without limitation, any such releases (A) to which the related Mortgage Loan documents expressly require the mortgagee thereunder to make such releases upon the satisfaction of certain conditions (and the conditions to the release that are set forth in the related Mortgage Loan documents do not include the approval of the lender or the exercise of lender discretion (other than confirming the satisfaction of such conditions to the release set forth in the related Mortgage Loan documents that do not include any approval or exercise of lender discretion)) and such release is made as required by the related Mortgage Loan documents or (B) that are related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property), or (iii) the release of collateral securing any Mortgage Loan in connection with a defeasance of such collateral;

(h)  any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or direct or indirect interests in the related borrower (including any interests in any applicable mezzanine borrower) or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement;

(i)   releases of any material amount from any escrow accounts, reserve accounts or letters of credit, in each case, held as performance escrows (or reserves) or earn-out escrows (or reserves), including with respect to certain Mortgage Loans identified on a schedule to the PSA, other than those required pursuant to the specific terms of the related Serviced Mortgage Loan and any related Serviced Companion Loan and for which there is no lender discretion;

(j)   any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in the related borrower or guarantor releasing such borrower or guarantor from liability under a Serviced Mortgage Loan and any related Serviced Companion Loan other than pursuant to the specific terms of such Serviced Mortgage Loan and any related Serviced Companion Loan and for which there is no lender discretion;

(k)  any exercise of a material remedy with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan following a default or event of default of such Mortgage Loan or Serviced Whole Loan;

(l)   any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing such of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan as come into and continue in default;

(m) any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower, to the extent the lender’s approval is required under the related Mortgage Loan documents; and

(n)  consents involving leasing activities (to the extent lender approval is required under the related Mortgage Loan documents) if (1) such lease involves a ground lease or lease of an outparcel, (2) such lease affects an area equal to or greater than the lesser of (i) 30,000 square feet and (ii) 30% of the net rentable area of the related Mortgaged Property, or (3) such transaction is not a routine leasing matter for a customary lease of space for parking, office, retail, warehouse, industrial and/or manufacturing purposes;

provided that if the master servicer or the special servicer determines that immediate action is necessary to protect the interests of the Certificateholders and, with respect to any applicable Serviced Whole Loan, the holders of any related Serviced Companion Loan (as a collective whole as if such Certificateholders and Serviced Companion Loan holders constituted a single lender) and the master servicer or the special servicer, as applicable, has made a reasonable effort to contact the Directing Holder, the master servicer or the special servicer, as applicable, may take any such action without waiting for the Directing Holder’s response.

Subject to the terms and conditions of this section, including, without limitation, the proviso set forth at the conclusion of the immediately preceding paragraph, (a) the special servicer will process all requests for any matter that constitutes a “Major Decision” with respect to any Specially Serviced Loan, (b) the special servicer will process all requests for any matter that constitutes a Special Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) unless the master servicer and the special servicer mutually agree that the master servicer will process such request, (c) the master servicer will process all requests for any matter that constitutes a Master Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan), (d) the master servicer will process all requests for any matter that constitutes a Special Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) only to the extent the master servicer and the special servicer mutually agree that the master servicer will process such request and (e) the master servicer will process all requests for any matter that is not a Major Decision without any obligation to obtain the consent of or consult with any other person. Upon receiving a request for any matter that constitutes a Special Servicer Major Decision, unless the master servicer and the special servicer mutually agree that the master servicer will process such request, the master servicer will be required to forward such request to the special servicer and the special servicer will be required to process such request and the master servicer will have no further obligation with respect to such request or the related Special Servicer Major Decision.

During the continuance of a Control Termination Event, the master servicer or the special servicer, as applicable, will be required to provide each Major Decision Reporting Package to the operating advisor simultaneously with the master servicer’s or the special servicer’s written request, as applicable, for the operating advisor’s input regarding the related Major Decision (which written request and Major Decision Reporting Package may be delivered in one notice), as set forth under “—Control Termination Event and Consultation Termination Event” below. During the continuance of a Control Termination Event, with respect to any particular Major Decision and/or related Major Decision Reporting Package or any Asset Status Report required to be delivered by the master servicer or special servicer to the operating advisor, the master servicer or the special servicer, as applicable, will be required to make available to the operating advisor a servicing officer with the relevant knowledge regarding the applicable Mortgage Loan and such Major Decision and/or Asset Status Report in order to address reasonable questions that the operating advisor may have relating to, among other things, such Major Decision and/or Asset Status Report.

In addition, (i) for so long as no Consultation Termination Event is continuing, with respect to any Specially Serviced Loan (other than any applicable Excluded Loan), and (ii) during the continuance of a Consultation Termination Event, with respect to any Serviced Mortgage Loan (other than any applicable Excluded Loan), upon request of a Risk Retention Consultation Party, the master servicer and the special servicer will also be required to consult with such Risk Retention Consultation Party in connection with any Major Decision that it is processing (and such other matters that are subject to consultation rights of such Risk Retention Consultation Party pursuant to the PSA) and to consider alternative actions recommended by such Risk Retention Consultation Party in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the master servicer or the special servicer, as applicable, receives no response from a Risk Retention Consultation Party within 10 days following the later of (i) the master servicer’s or the special servicer’s, as applicable, written request for input on any requested consultation and (ii) delivery of all such additional information reasonably requested by such Risk Retention Consultation Party related to the subject matter of such consultation, the master servicer or the special servicer, as applicable, will not be obligated to consult with such Risk Retention Consultation Party on the specific matter; provided, however, that the failure of such Risk Retention Consultation Party to respond will not relieve the master servicer or the special servicer, as applicable, from using reasonable efforts to consult with such Risk Retention Consultation Party on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan.

“Master Servicer Major Decision” means any Major Decision under clauses (a)(iii)(A), (a)(iii)(B), (b)(i), (c) and (d) of the definition of “Major Decision”.

“Special Servicer Major Decision” means any Major Decision under clauses (a)(i), (a)(ii), (a)(iii)(C), (b)(ii) and (e) through (n) of the definition of “Major Decision”.

With respect to any borrower request or other action on a non-Specially Serviced Loan that is not a Major Decision, the master servicer will not be required to obtain the consent of or consult with the special servicer or the Directing Holder.

Asset Status Report

So long as a Control Termination Event is not continuing (but not with respect to any Excluded Loan), the Directing Holder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan. If a Consultation Termination Event is continuing, the Directing Holder will have no right to consult with the special servicer with respect to the Asset Status Reports.  See “—Asset Status Report” above.

Replacement of the Special Servicer

So long as a Control Termination Event is not continuing, the Directing Holder will have the right to replace the special servicer with or without cause as described under
“—Replacement of the Special Servicer Without Cause“ and “—Termination of the Master Servicer and the Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event and Consultation Termination Event

If a Control Termination Event is continuing, but for so long as no Consultation Termination Event is continuing, neither the master servicer nor the special servicer, as applicable, will be required to obtain the consent of the Directing Holder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Holder in connection with any Major Decision that it is processing or, in the case of the special servicer, any Asset Status Report (or any other matter for which the consent of the Directing Holder would have been required or for which the Directing Holder would have the right to direct the master servicer or the special servicer if no Control Termination Event was continuing) and to consider alternative actions recommended by the Directing Holder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the master servicer or the special servicer. In the event the master servicer or the special servicer, as applicable receives no response from the Directing Holder within 10 days following its written request for input (which request is required to include the related Major Decision Reporting Package)  on any required consultation, the master servicer or the special servicer, as applicable, will not be obligated to consult with the Directing Holder on the specific matter; provided, however, that the failure of the Directing Holder to respond will not relieve the master servicer or the special servicer, as applicable, from using reasonable efforts to consult with the Directing Holder on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. With respect to any Excluded Special Servicer Loan (that is not also an Excluded Loan), if any, the Directing Holder (prior to the occurrence and continuance of a Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer.

In addition, if a Control Termination Event is continuing, the master servicer or the special servicer will also be required to consult with the operating advisor in connection with any Major Decision that it is processing as to which it has delivered to the operating advisor a Major Decision Reporting Package (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the master servicer or the special servicer, as applicable, receives no response from the operating advisor within 10 days following the later of (i) its written request for input on any required consultation (which request is required to include the related Major Decision Reporting Package) and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the master servicer or the special servicer, as applicable, will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the master servicer or the special servicer, as applicable, from using reasonable efforts to consult with the operating advisor on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any Excluded Loan related to the Directing Holder, the master servicer, the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions that it is processing or for which it must give its consent and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event is continuing, no class of certificates will act as the Controlling Class, and the Directing Holder will have no consultation or consent rights under the PSA and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Holder under the PSA. The master servicer or the special servicer, as applicable, will nonetheless be required to consult with only the operating advisor in connection with Major Decisions it is processing or for which it must give its consent, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur with respect to any Mortgage Loan (other than the Servicing Shift Mortgage Loan), Serviced Whole Loan (other than the Servicing Shift Whole Loan) or the Starwood Industrial Portfolio Whole Loan when the Class F certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) reduced to less than 25% of the initial Certificate Balance of that class; provided that no Control Termination Event may occur with respect to the Loan-Specific Directing Holder related to the Servicing Shift Whole Loan; provided, further, that a Control Termination Event will not be deemed to be continuing in the event the Certificate Balances of all classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero. With respect to Excluded Loans related to the Directing Holder, a Control Termination Event will be deemed to exist.

A “Consultation Termination Event” will occur with respect to any Mortgage Loan (other than the Servicing Shift Mortgage Loan), any Serviced Whole Loan (other than the Servicing Shift Whole Loan) or the Starwood Industrial Portfolio Whole Loan when there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance (without regard to the application of any Cumulative Appraisal Reduction Amounts) equal to at least 25% of the initial Certificate Balance of that class; provided that no Consultation Termination Event may occur with respect to the Loan-Specific Directing Holder related to such Servicing Shift Whole Loan; provided, further, that a Consultation Termination Event will not be deemed to be continuing in the event the Certificate Balances of all classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero. With respect to Excluded Loans related to the Directing Holder, a Consultation Termination Event will be deemed to exist.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision (or any other matter requiring consent of the Directing Holder, prior to the occurrence and continuance of a Control Termination Event in the PSA (or any matter requiring consultation with the Directing Holder, any Risk Retention Consultation Party or the operating advisor)) is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of the related Serviced Companion Loan), as a collective whole (taking into account the subordinate or pari passu nature of any Companion Loans), the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Holder’s response (or without waiting to consult with the Directing Holder or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable provides the Directing Holder (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Holder or (ii) may follow any advice or consultation provided by the Directing Holder or the holder of a Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions of the Code, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or the special servicer, as applicable, under the PSA or (4) cause the master servicer or the special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or the special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of Holders of Companion Loans

With respect to each Non-Serviced Whole Loan (other than with respect to the Starwood Industrial Portfolio Whole Loan during the continuance of a Starwood Industrial Portfolio Control Appraisal Period), the Directing Holder will not be entitled to exercise the rights described above, but such rights, or rights similar to those rights, will be exercisable by the directing holder (or equivalent entity) under the related Non-Serviced PSA (in the case of a Non-Serviced Whole Loan)  or the Trust Directing Holder in the case of the Starwood Industrial Portfolio Whole Loan during the continuance of a Starwood Industrial Control Appraisal Period.  The issuing entity, as the holder of the Non-Serviced Mortgage Loans and the Servicing Shift Mortgage Loan, has consultation rights with respect to certain major decisions relating to the Non-Serviced Whole Loans or the Servicing Shift Whole Loan, as applicable, and, so long as a Control Termination Event is not continuing, the Directing Holder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement.  In addition, so long as a Control Termination Event is not continuing, the Directing Holder may have certain consent rights in connection with a sale of a Non-Serviced Whole Loan or the Servicing Shift Whole Loan, as applicable, that has become a defaulted loan under the related Non-Serviced PSA and under certain circumstances described under “—Sale of Defaulted Loans and REO Properties”.  See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

With respect to a Serviced Pari Passu Mortgage Loan that is subject to a Pari Passu Companion Loan, the holder of the Pari Passu Companion Loan has consultation rights with respect to certain major decisions.  See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Loan-Specific Directing Holder and the holders of the Non-Serviced Companion Loan(s) or a Companion Loan that is part of the Servicing Shift Whole Loan or their respective designees (e.g. the related directing holder (or equivalent party) under the related Non-Serviced PSA) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the Directing Holder described above pursuant to the terms of the related Intercreditor Agreement and the related Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans”.

Limitation on Liability of Directing Holder

The Directing Holder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action or for errors in judgment. However, the Directing Holder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Holder:

(a)  may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)  may act solely in the interests of the holders of the Controlling Class (or, in the case of a Whole Loan, in the interests of one or more Companion Loan Holders);

(c)  does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d)  may take actions that favor the interests of the holders of the Controlling Class (or, in the case of a Whole Loan, in the interests of one or more Companion Loan Holders) over the interests of the holders of one or more other classes of certificates; and

(e)  will have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Holder or any director, officer, employee, agent or principal of the Directing Holder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Holder, which does not violate the terms of any Mortgage Loan, any law or the accepted servicing practices or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or the special servicer.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA, and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder. The operating advisor is not the special servicer, the master servicer or a sub-servicer and will not be charged with changing the outcome on any decision with respect to a Mortgage Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be a variety of activities or decisions made with respect to, or multiple strategies to resolve any Mortgage Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended or a broker or dealer with the meaning of the Securities Exchange Act of 1934, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Whole Loan (each of which will be serviced pursuant to the related Non-Serviced PSA) or any related REO Properties.  Meanwhile, the operating advisors or equivalent parties (if any) under the applicable Non-Serviced PSA have certain obligations and consultation rights with respect to the related Non-Serviced Whole Loan. Furthermore, the operating advisor will have no obligation or responsibility at any time to review or assess the actions of the master servicer for compliance with the Servicing Standard, and the operating advisor will not be required to consider such master servicer actions in connection with any annual report.

Duties of the Operating Advisor While No Control Termination Event is Continuing

With respect to each Serviced Mortgage Loan or Serviced Whole Loan, unless a Control Termination Event is continuing, the operating advisor’s obligations will be limited to the following and generally will not involve an assessment of specific actions of the special servicer:

(1)  promptly reviewing information available to Privileged Persons on the certificate administrator’s website that is relevant to the operating advisor’s obligations under the PSA;

(2)  promptly reviewing each Final Asset Status Report; and

(3)  reviewing any Appraisal Reduction Amount and net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan (after they have been finalized); provided, however, that the operating advisor may not opine on, or otherwise call into question, such Appraisal Reduction Amount calculations and/or net present value calculations (except that if the operating advisor discovers a mathematical error contained in such calculations, then the operating advisor will be required to notify the special servicer and the Directing Holder of such error).

The operating advisor’s review of information (other than a Final Asset Status Report and information accompanying such report) or interaction with the special servicer related to any specific Specially Serviced Loan is only to provide background information to support the operating advisor’s duties following a servicing transfer, if needed, or to allow more meaningful interaction with the special servicer.

Duties of the Operating Advisor While a Control Termination Event is Continuing

With respect to each Serviced Mortgage Loan (other than the Servicing Shift Mortgage Loan in the case of clause (1) and clause (2) below) and Serviced Whole Loan (other than the Servicing Shift Whole Loan in the case of clause (1) and clause (2) below), while a Control Termination Event is continuing, the operating advisor’s obligations will consist of the following:

(1)  the operating advisor will be required to consult (on a non-binding basis) with the special servicer in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—The Directing Holder—Asset Status Report” above;

(2)  the operating advisor will be required to consult (on a non-binding basis) with the master servicer or the special servicer, as applicable, in accordance with the Operating Advisor Standard with respect to Major Decisions as described under “—The Directing Holder—Control Termination Event and Consultation Termination Event”;

(3)  the operating advisor will be required to prepare an annual report (if any Serviced Mortgage Loan and any related Serviced Companion Loan) was a Specially Serviced Loan during the prior calendar year) generally in the form attached as Annex C to be provided to the depositor, the special servicer, the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) in accordance with the Operating Advisor Standard, as described below under “—Annual Report”; and

(4)  the operating advisor will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with: (1) any Appraisal Reduction Amount or (2) net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to utilization by the special servicer.

In connection with the performance of the duties described in clause (4) above:

(1)  after the calculation but prior to the utilization by the special servicer, the master servicer or special servicer, as applicable, will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information and, in the case of the Appraisal Reduction Amount, only to the extent the master servicer has provided such information to the special servicer) to the operating advisor;

(2)  if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and the master servicer or the special servicer, as applicable, will be required to consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(3)  if the operating advisor and the master servicer or special servicer, as applicable, are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan for the benefit of the holders of any related Companion Loan (as a collective whole as if such Certificateholders and Companion Loan Holders constituted a single lender, taking into account the pari passu nature of any related Pari Passu Companion Loan), and not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), and without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, property managers, any borrower sponsor or guarantor, any mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Holder, any Risk Retention Consultation Party, any Certificateholder or any of their respective affiliates. The operating advisor will perform its duties under the PSA in accordance with the Operating Advisor Standard.

Annual Report

During the continuance of a Control Termination Event, based on the operating advisor’s review of (i) any Assessment of Compliance, any Attestation Report, Asset Status Report and other information (other than any communication between the Directing Holder and the special servicer that would be Privileged Information) delivered to the operating advisor by the special servicer or made available to Privileged Persons that are posted on the certificate administrator’s website during the prior calendar year, including each Asset Status Report delivered during the prior calendar year, the operating advisor will (if, at any time during the prior calendar year, any Serviced Mortgage Loan was a Specially Serviced

Loan) prepare an annual report generally in the form attached as Annex C (the “Operating Advisor Annual Report”) to be provided to the depositor, the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year for which a Control Termination Event was continuing as of December 31 and setting forth its assessment of the special servicer’s performance of its duties under the PSA during the prior calendar year on a “asset-level basis” with respect to the resolution and liquidation of Specially Serviced Loans that the special servicer is responsible for servicing under the PSA; provided, however, that in the event the special servicer is replaced, the Operating Advisor Annual Report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report.

Only as used in connection with the Operating Advisor Annual Report, the term “asset-level basis” refers to the special servicer’s performance of its duties as they relate to the resolution and/or liquidation of Specially Serviced Loans taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance, Attestation Report, Asset Status Report (after a Control Termination Event), Final Asset Status Report and any other information, in each case delivered to the operating advisor by the special servicer (other than any communications between the Directing Holder and the special servicer that would be Privileged Information) pursuant to the PSA. Notwithstanding the foregoing, no annual report will be required from the operating advisor with respect to the special servicer, if during the prior calendar year, no Final Asset Status Report was prepared by the special servicer in connection with a Specially Serviced Loan or REO Property.

The special servicer will be given an opportunity to review any Operating Advisor Annual Report at least 5 business days prior to such Operating Advisor Annual Report’s delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such Operating Advisor Annual Report that are provided by the special servicer.

In each Operating Advisor Annual Report, the operating advisor will identify any material deviations (i) from the Servicing Standard and (ii) from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of Specially Serviced Loans or REO Properties that the special servicer is responsible for servicing under the PSA (other than with respect to any REO Property related to the Non-Serviced Mortgage Loan) based on the limited review required in the PSA. Each Operating Advisor Annual Report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in this prospectus and as provided in the PSA regarding Privileged Information. In preparing the annual report, the operating advisor (i) will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the PSA that the operating advisor determines, in accordance with the Operating Advisor Standard, to be immaterial and (ii) will not be required to provide or obtain a legal opinion, legal review or legal conclusion.

The ability to perform the duties of the operating advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any Operating Advisor Annual Report will describe any resulting limitations and the operating advisor will not be subject to liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided. If the operating advisor is prohibited or materially limited from obtaining Privileged Information and such prohibition or limitation prevents the operating advisor from performing its duties under the PSA, the operating advisor will not be subject to any liability arising from its lack of access to such Privileged Information.

Recommendation of the Replacement of the Special Servicer

During the continuance of a Control Termination Event, if the operating advisor determines that (i) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (ii) the replacement of the special servicer would be in the best interest of the Certificateholders as a collective whole, then the operating advisor may recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an entity:

(i)   that is a special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor as the sole or a material factor in such rating action;

(ii)   that can and will make the representations and warranties of the operating advisor set forth in the PSA;

(iii)  that is not (and is not affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a sponsor, any Borrower Party, the Directing Holder, any Risk Retention Consultation Party, or a depositor, a trustee, a certificate administrator, a master servicer or a special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates;

(iv)   that has not been paid by the special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer; and

(v)   that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and that has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled as “Privileged Information” received from the special servicer or Directing Holder in connection with the Directing Holder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information”  means (i) any correspondence between the Directing Holder or a Risk Retention Consultation Party and the special servicer related to any Specially Serviced Loan (other than any applicable Excluded Loan) or the exercise of the Directing Holder’s consent or consultation rights or a Risk Retention Consultation Party’s consultation rights under the PSA, (ii) any strategically sensitive information that the special servicer has reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party and that is labeled or otherwise identified as Privileged Information by the special servicer, (iii) information subject to attorney-client privilege and (iv) any Asset Status Report or Final Asset Status Report.

The operating advisor is required to keep all such labeled Privileged Information confidential and may not, without the prior written consent of the special servicer and either the Directing Holder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and any applicable Excluded Loan and for so long as no Consultation Termination Event is continuing) or the Risk Retention Consultation Party (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and any applicable Excluded Loan), as applicable, disclose such labeled Privileged Information to any person (including Certificateholders other than the Directing Holder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception, or (3) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the operating advisor to replace the special servicer. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Consultation Termination Event is continuing, the Directing Holder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and any applicable Excluded Loan) other than pursuant to a Privileged Information Exception. In addition and for the avoidance of doubt, while the operating advisor may serve in a similar capacity with respect to other securitizations that involve the same parties or borrower involved in this securitization, the knowledge of the employees performing operating advisor functions for such other securitizations are not imputed to employees of the operating advisor involved in this securitization.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, arbitration parties, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party (in the case of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator and the trustee, based on the advice of legal counsel) is required by law, rule, regulation, order, judgment or decree to disclose such information.

Delegation of Operating Advisor’s Duties

The operating advisor will be permitted to delegate its duties to agents or subcontractors in accordance with the PSA; provided, however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)  any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure which is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)  any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(c)  any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(d)  a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, has been entered against the operating advisor, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(e)  the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)   the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, either (i) the trustee may or (ii) upon the written direction of Certificateholders representing at least 25% of the Voting Rights of each class of certificates, the trustee will be required to, promptly terminate all of the rights and obligations of the operating advisor under the PSA (other than rights and obligations accrued prior to such termination (including accrued and unpaid compensation) and indemnification rights (arising out of events occurring prior to such termination)), by written notice to the operating advisor and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the certificate administrator is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Holder (only for so long as no Consultation Termination Event is continuing), any Companion Loan Holder, the

Certificateholders, each Risk Retention Consultation Party and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event will be permitted to waive such Operating Advisor Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

Upon (i) the written direction of holders of certificates evidencing not less than 15% of the aggregate Voting Rights requesting a vote to terminate and replace the operating advisor with a proposed successor operating advisor that is an Eligible Operating Advisor and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will be required to promptly provide written notice of such request to all Certificateholders and the operating advisor by posting such notice on its internet website and by mailing such notice to all Certificateholders and the operating advisor.

Upon the written direction of holders of more than 50% of the Voting Rights of the certificates that exercise their right to vote (provided that holders of at least 50% of the Voting Rights of the certificates exercise their right to vote), the trustee will be required to terminate all of the rights and obligations of the operating advisor under the PSA by written notice to the operating advisor (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination).

The certificate administrator will be required to include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of certificates may access such notices on the certificate administrator’s website and each Certificateholder and beneficial owner of certificates may register to receive email notifications when such notices are posted on the website.  The certificate administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting such notices. In addition, in the event there are no classes of certificates outstanding other than the Control Eligible Certificates, the VRR Interest and the Class R certificates, then all of the rights and obligations of the operating advisor under the PSA will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the operating advisor is terminated pursuant to the foregoing sentence, then no replacement operating advisor will be appointed.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer, each Risk Retention Consultation Party and the Directing Holder, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason, it will remain entitled to any accrued and unpaid fees and reimbursement of operating advisor expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on either the CREFC® delinquent loan status report or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide notice to the asset representations reviewer, the master servicer, the special servicer, the Directing Holder and all Certificateholders by posting a notice of its determination on its internet website and by mailing such notice to the Certificateholders’ addresses appearing in the certificate register. On each Distribution Date after providing such notice to Certificateholders, the certificate administrator, based on information provided to it by the master servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) or (3), deliver such information in a written notice (which may be via email) within two (2) business days to the master servicer, the special servicer, the operating advisor, the asset representations reviewer and the Directing Holder.

An “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second anniversary of the Closing Date, at least 10 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period, or (B) after the second anniversary of the Closing Date, at least 15 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to the 108 prior pools of commercial mortgage loans for which GACC (or its predecessors) was sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2006 (excluding 12 of such 108 pools with an outstanding aggregate pool balance that is equal to or less than 20% of the initial pool balance), the highest percentage of loans, based on the aggregate outstanding principal balance of delinquent mortgage loans in an individual CMBS transaction, that were delinquent at least 60 days at the end of any reporting period between January 1, 2015 and December 31, 2019 was approximately 17.740%; however, the average of the highest delinquency percentages based on the aggregate outstanding principal balance of delinquent mortgage loans in the reviewed transactions was approximately 6.769%; and the highest percentage of delinquent mortgage loans, based upon the number of mortgage loans in the reviewed transactions was approximately 12.698% and the average of the highest delinquency percentages based on the number of mortgage loans in the reviewed transactions was approximately 1.976%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the three (3) largest Mortgage Loans in the Mortgage Pool represent approximately 19.5% of the Initial Pool Balance. Given this Mortgage Pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the three (3) largest Mortgage Loans, in the case of this Mortgage Pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of delinquent Mortgage Loans by loan count could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if Mortgage Loans representing a specified percentage of the Mortgage Loans (by loan count) are Delinquent Loans, assuming those mortgage loans still meet a minimum principal balance threshold. However, given the nature of commercial mortgage loans and the inherent risks of a delinquency based solely on market conditions, a static trigger based on the number of delinquent loans would reflect a lower relative risk of an Asset Review Trigger being triggered earlier in the transaction’s lifecycle for delinquencies that are based on issues unrelated to breaches or representations and warranties and would reflect a higher relative risk later in the transaction’s lifecycle. To address this, we believe the specified percentage should increase during the life of the transaction, as provided for in clause (2) of the definition of “Asset Review Trigger”. CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties. While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least sixty days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will be required to promptly provide written notice of such direction to the asset representations reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review by Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, each Risk Retention Consultation Party, the Trust Directing Holder and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) an additional Asset Review Trigger has occurred as a result or otherwise is in effect, (C) the certificate administrator has timely received any Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for all Mortgage Loans), the master servicer (with respect to clauses (vi) and (vii) for non-Specially Serviced Loans) and the special servicer (with respect to clauses (vi) and (vii) for Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than 10 business days (except with respect to clause (vii)) after receipt of such notice from the certificate administrator, provide the following materials to the asset representations reviewer (collectively, with the Diligence Files, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)   a copy of an assignment of the Mortgage in favor of the related trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)   a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the related trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)   a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)   a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)   a copy of an assignment in favor of the related trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(vi)   a copy of any notice previously delivered by the master servicer or the special servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(vii)   any other related documents that were entered into or delivered in connection with the origination of such Mortgage Loan that are necessary in connection with the asset representations reviewer’s completion of any Asset Review and that are requested (in writing in accordance with the PSA) by the asset representations reviewer, in the time frames and as otherwise described below.

If, as part of an Asset Review of such Mortgage Loan, the asset representations reviewer determines that it is missing any documents that are required to be part of the Review Materials for such Mortgage Loan or which were entered into or delivered in connection with the origination of such Mortgage Loan that, in either case, are necessary to review and assess one or more documents comprising the Diligence File in connection with its completion of any Test, then the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials identified in clauses (i) through (vi) above, notify (in writing in accordance with the PSA) the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and provide a written request (in accordance with the PSA) that the master servicer or the special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of such notification from the asset representations reviewer, deliver to the asset representations reviewer such missing documents to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10 business day period, the asset representations reviewer will request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent in the possession of such party.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in each case in its good faith and sole discretion to be relevant to the Asset Review (such information, “Unsolicited Information”).

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence File posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, is required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the related mortgage loan seller with respect to such Delinquent Loan; provided, however, that the asset representations reviewer may, but is under no obligation to, modify any Test and/or associated Review Materials if, and only to the extent, the asset representations reviewer determines pursuant to the Asset Review Standard that it is necessary to modify such Test and/or such associated Review Materials in order to facilitate its Asset Review in accordance with the Asset Review Standard. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance of the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials, and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

If the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the applicable mortgage loan seller, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) within 10 days upon request as described above, then the asset representations reviewer will list such missing documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) and the related mortgage loan seller no later than 60 days after the date on which access to the Diligence Files in the secure data room is made available to the asset representations reviewer by the certificate administrator. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents provided or explanations given to support a conclusion that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be required to be promptly delivered by the related mortgage loan seller to the asset representations reviewer. For the avoidance of doubt, the asset representations reviewer will not be required to prepare a preliminary report in the event the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan.

The asset representations reviewer will be required, within the later of (x) 60 days after the date on which access to the Diligence Files in the secure data room is made available to the asset representations reviewer by the certificate administrator or (y) 10 days after the expiration of the Cure/Contest Period, to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA and the applicable mortgage loan seller for each Delinquent Loan and the Trust Directing Holder, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee, certificate administrator, master servicer and special servicer. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the applicable mortgage loan seller, which, in each such case, will be the responsibility of the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans). See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) or the applicable mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which such Asset Review Report Summary was received by the certificate administrator, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than 2 business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to at all times be an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Trust Directing Holder of such disqualification and immediately resign, and the trustee will be required to use commercially reasonable efforts to appoint a successor asset representations reviewer. If the trustee is unable to find a successor asset representations reviewer within 30 days of the termination of the asset representations reviewer, the depositor will be permitted to find a replacement.

An “Eligible Asset Representations Reviewer” is an entity that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of Moody’s Investors Service, Inc., Fitch, DBRS, Inc., Kroll Bond Rating Agency, Inc., Morningstar Credit Ratings, LLC or S&P Global Ratings and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which Moody’s, Fitch, DBRS, Inc., Kroll Bond Rating Agency, Inc., Morningstar Credit Ratings, LLC or S&P Global Ratings has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, the operating advisor or the asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated   with) any sponsor, any mortgage loan seller, any originator, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Trust Directing Holder, any Risk Retention Consultation Party or any of their respective affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA, any Risk Retention Consultation Party or the Trust Directing Holder or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loan, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception. In addition, the asset representations reviewer will be required to keep all documents and information received by the asset representations reviewer in connection with an Asset Review that are provided by the applicable mortgage loan seller, the master servicer and the special servicer confidential and will not be permitted to disclose such documents or information except (i) for purposes of complying with its duties and obligations under the PSA, (ii) if such documents or information become generally available and known to the public other than as a result of a disclosure directly or indirectly by the asset representations reviewer, (iii) if it is reasonable and necessary for the asset representations reviewer to disclose such documents or information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (iv) if such documents or information was already known to the asset representations reviewer and not otherwise subject to a confidentiality obligation and/or (v) if the asset representations reviewer is required by law, rule, regulation, order, judgment or decree to disclose such document or information.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker-dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Assignment of Asset Representations Reviewer’s Rights and Obligations

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer, organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the asset representations reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) executes and delivers to the trustee and the certificate administrator an agreement that contains an assumption by such person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the asset representations reviewer under the PSA from and after the date of such agreement and (C) is not be a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the rate at which the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party hereto and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer hereunder.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)   any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing at least 25% of the Voting Rights; provided that if such failure is capable of being cured and the asset representations reviewer is diligently pursuing such cure, such 30 day period will be extended by an additional 30 days;

(ii)   any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)   any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)   a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)   the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)   the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice (which will be simultaneously delivered to the asset representations reviewer) of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum, the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates evidencing at least 75% of a Certificateholder Quorum elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be, an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor is required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Limitation on Liability of the Risk Retention Consultation Parties

The Risk Retention Consultation Parties in their capacity as Risk Retention Consultation Parties will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that a Risk Retention Consultation Party:

(1)  may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(2)  may act solely in the interests of the holders of the VRR Interest;

(3)  does not have any liability or duties to the holders of any class of certificates;

(4)  may take actions that favor the interests of the holders of one or more classes including the VRR Interest over the interests of the holders of one or more other classes of certificates; and

(5)  will have no liability whatsoever for having so acted as set forth in (1) – (4) above, and no Certificateholder may take any action whatsoever against a Risk Retention Consultation Party or any director, officer, employee, agent or principal of a Risk Retention Consultation Party for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the recommendation of a Risk Retention Consultation Party, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or special servicer.

Replacement of the Special Servicer Without Cause

Except as limited by certain conditions described below and subject to the rights of the holder of any related Companion Loan under the related Intercreditor Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time and without cause, by the Trust Directing Holder so long as, among other things, the Trust Directing Holder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and a comparable confirmation from each NRSRO that has been engaged to rate any securities backed, in whole or in part, by a Pari Passu Companion Loan and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees of any such termination incurred by the Trust Directing Holder will be paid by the holders of the Controlling Class.

After the occurrence and during the continuance of a Control Termination Event that relates to any Mortgage Loan, upon (i) the written direction of holders of Principal Balance Certificates and VRR Interest evidencing not less than 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates and VRR Interest requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and expenses and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency and a comparable confirmation from each NRSRO that has been engaged to rate any securities backed, in whole or in part, by a Pari Passu Companion Loan (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote), the certificate administrator will be required to promptly post notice of such request on the certificate administrator’s website and concurrently provide written notice of such request by mail and conduct the solicitation of votes of all certificates in such regard, which such vote must occur within 180 days of the posting of such notice. Upon the written direction of (i) holders of Principal Balance Certificates and VRR Interest evidencing at least 66-2/3% of a Certificateholder Quorum or (ii) holders of Principal Balance Certificates and VRR Interest evidencing more than 50% of the aggregate Voting Rights of each Class of Non-Reduced Certificates on an aggregate basis, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders; provided that such successor special servicer is a Qualified Replacement Special Servicer, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination.

Notwithstanding anything to the contrary described in this section, prior to the related Servicing Shift Securitization Date, no one except for the Loan-Specific Directing Holder will be permitted to replace the special servicer with respect to such Servicing Shift Whole Loan.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or the asset representations reviewer described above, the holders of certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the certificates, except in the case of the termination of the asset representations reviewer) of all Principal Balance Certificates and VRR Interest on an aggregate basis.

“Non-Reduced Certificates” means any class of Principal Balance Certificates and VRR Interest then-outstanding for which (a)(1) the initial Certificate Balance of such class of certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) distributed to the Certificateholders of such class of certificates, (y) any Appraisal Reduction Amounts allocated to such class of certificates and (z) any Realized Losses previously allocated to such class of certificates, is equal to or greater than (b) 25% of the remainder of (1) the initial Certificate Balance of such class of certificates less (2) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such class of certificates as of such date of determination.

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to special servicers in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer, (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) currently has a special servicer rating of at least “CSS3” from Fitch, (vii) (a) has been appointed and currently serves as a special servicer on a “transaction level” basis on a CMBS transaction currently rated by Moody’s that currently has securities outstanding and (b) is not a special servicer that has been publicly cited by Moody’s as having servicing concerns as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities rated by Moody’s in a CMBS transaction serviced by the applicable replacement special servicer prior to the time of determination, and (viii) is not a special servicer that has been publicly cited by KBRA as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it is a Borrower Party with respect to any Serviced Mortgage Loan and any related Serviced Companion Loan (any such Serviced Mortgage Loan and any related Serviced Companion Loan, a “Excluded Special Servicer Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan.

In the event the special servicer is required to resign as special servicer with respect to any Excluded Special Servicer Loan because it obtains knowledge that it is a Borrower Party prior to the occurrence and continuance of a Consultation Termination Event, then (i) if the Excluded Special Servicer Loan is not also an Excluded Loan, then the Trust Directing Holder will be entitled to appoint (and replace with or without cause) a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the Excluded Special Servicer Loan, (ii) if the Excluded Special Servicer Loan is also an Excluded Loan, then the largest Controlling Class Certificateholder (by Certificate Balance) that is not an Excluded Controlling Class Holder will be entitled to appoint (and replace with or without cause) the Excluded Special Servicer for the Excluded Special Servicer Loan, and (iii) if there is no Controlling Class Certificateholder that is not an Excluded Controlling Class Holder, then the resigning special servicer will be required to use reasonable efforts to appoint the Excluded Special Servicer for the Excluded Special Servicer Loan. In the event the special servicer is required to resign as special servicer with respect to any Excluded Special Servicer Loan because it obtains knowledge that it is a Borrower Party and either (i) a Consultation Termination Event is continuing or (ii) there is no Controlling Class Certificateholder that is not an Excluded Controlling Class Holder, then the resigning special servicer will be required to use reasonable efforts to appoint the Excluded Special Servicer for the Excluded Special Servicer Loan. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer.

If at any time a special servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Loan, (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan will no longer be an Excluded Special Servicer Loan, (3) such special servicer will become the special servicer again for the such related Mortgage Loan and (4) such special servicer will be entitled all special servicing compensation with respect to such Mortgage Loan earned during such time on and after such Mortgage Loan is no longer an Excluded Special Servicer Loan.

The Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan is an Excluded Special Servicer Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect all Mortgage Loans and Serviced Whole Loan which are not Excluded Special Servicer Loans).

No appointment of a special servicer will be effective until the depositor has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to each Non-Serviced Whole Loan, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the directing holder appointed under the related Non-Serviced PSA (and not by the Trust Directing Holder) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote

If, during the continuance of a Control Termination Event, the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (2) the replacement of the special servicer would be in the best interests of the Certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written report detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post the related report on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation. Approval by the Certificateholders of such Qualified Replacement Special Servicer will not preclude the Directing Holder from appointing a replacement, so long as such replacement is a Qualified Replacement Special Servicer and is not the originally replaced special servicer or its affiliate.

The operating advisor’s recommendation to replace the special servicer must be confirmed within 180 days of after the notice is posted to the certificate administrator’s website by an affirmative vote of Certificateholders evidencing at least a majority of a quorum of certificateholders (which, for this purpose, is the Certificateholders that evidence at least 20% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates and the VRR Interest on an aggregate basis).

In the event the holders of such Voting Rights elect to remove and replace the special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator’s website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies and a comparable confirmation from each NRSRO that has been engaged to rate any securities backed, in whole or in part, by a Serviced Companion Loan at that time. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by such Certificateholders, provided that such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Principal Balance Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

In the event the special servicer is terminated as a result of the recommendation of the operating advisor described in this “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”, the Directing Holder may not subsequently reappoint as special servicer such terminated special servicer or any affiliate of such terminated special servicer.

No appointment of the special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to any Non-Serviced Whole Loans, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related directing holder or analogous party appointed under the related Non-Serviced PSA (and not by the Directing Holder) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Termination of the Master Servicer and the Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)  with respect to the master servicer only, any failure by the master servicer (i) to make a required deposit to the Collection Account or to the separate custodial account for any Serviced Whole Loan on the day such deposit was first required to be made, which failure is not remedied within two business days, (ii) to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted (including any required P&I Advance, unless the master servicer determines that such P&I Advance would not be recoverable), which failure is not remedied by 11:00 a.m. (New York City time) on the relevant Distribution Date (provided, however, that to the extent the master servicer does not timely make such remittances to the certificate administrator, the master servicer will be required to pay the certificate administrator for the account of the certificate administrator interest on any amount not timely remitted at the Reimbursement Rate from and including the applicable required remittance date to, but not including, the date such remittance is actually made) or (iii) to remit to any holder of a Serviced Companion Loan, as and when required by the PSA or the related intercreditor agreement, any amount required to be so remitted which failure continues for two business days;

(b)  with respect to the special servicer only, any failure by the special servicer to deposit into the REO Account on the day such deposit is required to be made and such failure continues unremedied for one business day, or to remit to the master servicer for deposit in the Collection Account (or, in the case of a Serviced Whole Loan, the related custodial account) any such remittance required to be made, under the PSA; provided, however, that the failure of the special servicer to remit such remittance to the master servicer will not be a Servicer Termination Event if such failure is remedied within two business days and if the special servicer has compensated the master servicer for any loss of income (at the Reimbursement Rate) on such amount suffered by the master servicer due to and caused by the late remittance of the special servicer and reimbursed the issuing entity for any resulting advance interest due to the master servicer;

(c)  any failure by the master servicer or the special servicer duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or 15 days in the case of the master servicer’s failure to make a Servicing Advance or 45 days in the case of failure to pay the premium for any insurance policy required to be force placed by the master servicer or the special servicer, as the case may be, pursuant to the PSA or in any event such reasonable shorter period of time as is necessary to avoid the commencement of foreclosure proceedings for any lien relating to unpaid real estate taxes or assessments or a lapse in any required insurance coverage) after written notice of the failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, by the certificateholders of any class issued by the issuing entity, evidencing percentage interest aggregating not less than 25% of such class or by such holder of a Serviced Companion Loan, if affected; provided that, if such failure is capable of being cured and the master servicer or the special servicer, as applicable, is diligently pursuing that cure, that 15-, 30- or 45-day period, as applicable, will be extended an additional 30 days;

(d)  any breach on the part of the master servicer or the special servicer of any representation or warranty in the PSA which materially and adversely affects the interests of any certificateholders of any class of certificates issued by the issuing entity or holder of a Serviced Companion Loan and which continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, is given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, or to the master servicer, the special servicer, the depositor and the trustee by the holders of certificates of any class issued by the issuing entity, evidencing percentage interests aggregating not less than 25% of such class or by such holder of a Serviced Companion Loan, if affected; provided that,  if such breach is capable of being cured and the master servicer or special servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)  certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer, as applicable, and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations;

(f)   the master servicer or the special servicer is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting;

(g)  either of Moody’s or KBRA (or, in the case of serviced companion loan securities, any companion loan rating agency) (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates or one or more classes of serviced companion loan securities, or (ii) has placed one or more classes of certificates or one or more classes of serviced companion loan securities on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) and (ii), such action has not been withdrawn by Moody’s or KBRA (or, in the case of serviced companion loan securities, any companion loan rating agency) within 60 days of such event) and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such rating action; or

(h)  so long as the issuing entity is subject to Exchange Act reporting requirements, any failure by the master servicer or special servicer, as applicable, to deliver to the trustee and the certificate administrator (i) an annual certification regarding such servicer’s compliance with the terms of the PSA, as well as an assessment of compliance with certain servicing criteria and an accountant’s attestation report with respect to such assessment by the time required under the PSA after any applicable grace period or (ii) any Exchange Act reporting items that a primary servicer, sub-servicer or servicing function participant (such entity, the “Sub-Servicing Entity”) retained by the master servicer or special servicer, as applicable (but excluding any Sub-Servicing Entity which the master servicer or special servicer has been directed to retain by a sponsor or mortgage loan seller) is required to deliver (any Sub-Servicing Entity will be terminated if it defaults in accordance with the provision of this clause (h)).

Rights Upon Servicer Termination Event

If a Servicer Termination Event with respect to the master servicer or the special servicer, as applicable, occurs and is continuing, then the trustee may, and at the written direction of (1) the holders of certificates evidencing at least 25% of the aggregate Voting Rights in the case of the master servicer, (2) in the case of the special servicer, for so long as no Control Termination Event is continuing, the Directing Holder, (3) in the case of the special servicer, the VRR-A Risk Retention Consultation Party, or (4) the Depositor (with respect to clause (i) of the definition of “Servicer Termination Event”), the trustee will be required to terminate all of the rights (other than certain rights to indemnification, compensation and (in certain limited circumstances) the excess servicing strip as provided in the PSA) and obligations of the master servicer as master servicer or the special servicer as special servicer, as the case may be, under the PSA. In the case of a Servicer Termination Event pursuant to clause (f) or (g) of the definition thereof, the certificate administrator will be required to notify Certificateholders and Serviced Companion Loan Holders of such Servicer Termination Event and request whether such Certificateholders and, if applicable, the Serviced Companion Loan Holders favor such termination. Notwithstanding the foregoing, upon any termination of the master servicer or the special servicer, as applicable, under the PSA, the master servicer or the special servicer, as applicable, will continue to be entitled to receive all accrued and unpaid servicing compensation through the date of termination plus reimbursement for all Advances and interest thereon as provided in the PSA.

Notwithstanding the foregoing, (a) if a Servicer Termination Event with respect to the master servicer affects a Serviced Companion Loan or the holder thereof and the master servicer is not otherwise terminated or (b) if a nationally recognized statistical rating organization (“NRSRO”), as that term is defined in Section 3(a)(62) of the Exchange Act, engaged to rate any class of certificates backed, wholly or partially, by any Serviced Companion Loan qualifies, downgrades or withdraws its rating of such class of certificates, publicly citing servicing concerns with the master servicer as the sole or a material factor in such rating action, then the holder of such Serviced Companion Loan will be entitled to request that the trustee direct the master servicer to appoint a sub-servicer (or if the related Serviced Whole Loan is currently being sub-serviced, then the trustee may direct the master servicer to replace such sub-servicer with a new sub-servicer but only if such original sub-servicer is in default (beyond any applicable cure periods) under the related sub-servicing agreement) that will be responsible for servicing the related Serviced Whole Loan; provided that the trustee will be required to direct the master servicer to obtain a Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any companion loan securities)(at the expense of the requesting party) with respect to the appointment of such sub-servicer.

Notwithstanding the foregoing, (a) if a Servicer Termination Event with respect to the special servicer affects a Serviced Companion Loan and the special servicer is not otherwise terminated or (b) if an NRSRO engaged to rate any class of certificates backed, wholly or partially, by any Serviced Companion Loan qualifies, downgrades or withdraws its rating of such class of certificates, publicly citing servicing concerns with the special servicer as the sole or a material factor in such rating action, then the holder of such Serviced Companion Loan will be entitled to direct that the trustee terminate the special servicer with respect to the related Serviced Whole Loan only, but no other Mortgage Loan.

On and after the date of termination following a Servicer Termination Event by the master servicer or the special servicer, the trustee will succeed to all authority and power of the master servicer or the special servicer, as applicable, under the PSA (and any sub-servicing agreements) and generally will be entitled to the compensation arrangements to which the master servicer or the special servicer, as applicable, would have been entitled.  If the trustee is unwilling or unable so to act, or holders of certificates evidencing at least (i) 25% of the aggregate Voting Rights in the case of the master servicer, (ii) 25% of the aggregate Voting Rights in the case of the special servicer (or, for so long as no Control Termination Event is continuing, the Directing Holder) so request, or, with respect to a Serviced Whole Loan, if an affected Serviced Companion Loan noteholder so requests, or if the trustee is not an “approved” servicer by any of the rating agencies for mortgage pools similar to the one held by the issuing entity, the trustee must appoint, or petition a court of competent jurisdiction for the appointment of, a mortgage loan servicing institution that, for so long as no Control Termination Event is continuing, has been approved by the Directing Holder (which approval may not be unreasonably withheld in the case of the appointment of a successor master servicer) to act as successor to the master servicer or the special servicer, as applicable, under the PSA; provided that the trustee must obtain a Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any companion loan securities). Pending such appointment, the trustee is obligated to act in such capacity unless the trustee is prohibited by law from so acting. The trustee and any such successor may agree upon the servicing compensation to be paid; provided that no such compensation may be in excess of that permitted to the terminated master servicer or special servicer, provided, further, that if no successor can be obtained to perform the obligations of the terminated master servicer or special servicer, additional amounts may be paid to such successor and such amounts in excess of that permitted the terminated master servicer or special servicer will be treated as Realized Losses. All reasonable costs and expenses of the trustee (including the cost of obtaining a Rating Agency Confirmation and any applicable indemnity) or the successor master servicer or successor special servicer incurred in connection with transferring the mortgage files to the successor master servicer or special servicer and amending the PSA to reflect such succession are required to be paid by the predecessor master servicer or the special servicer, as applicable, upon presentation of reasonable documentation of such costs and expenses. If the predecessor master servicer or special servicer (as the case may be) has not reimbursed the trustee or the successor master servicer or special servicer for such expenses within 90 days after the presentation of reasonable documentation, such expense is required to be reimbursed by the issuing entity; provided that the terminated master servicer or special servicer will not thereby be relieved of its liability for such expenses.

No Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA, the certificates or the Mortgage Loans, unless, with respect to the PSA, such holder previously has given to the trustee a written notice of a default under the PSA, and of the continuance thereof, and unless the holders of certificates of any class affected thereby evidencing percentage interests of at least 25% of such class, as applicable, have made written request of the trustee to institute such proceeding in its capacity as trustee under the PSA and have offered to the trustee such security or indemnity reasonably satisfactory to it as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the trustee, for 60 days after its receipt of such notice, request and offer of security or indemnity, failed or refused to institute such proceeding.

Neither the trustee nor the certificate administrator will have any obligation to make any investigation of matters arising under the PSA or to institute, conduct or defend any litigation under the PSA or in relation to it at the request, order or direction of any of the holders of certificates, unless holders of certificates entitled to greater than 25% of the percentage interest of each affected class direct the trustee to do so and such holders of certificates have offered to the trustee or the certificate administrator, as applicable security or indemnity reasonably satisfactory to the trustee or the certificate administrator, as applicable against the costs, expenses and liabilities which may be incurred in connection with such action.

Notwithstanding the foregoing discussion in this “—Rights Upon Servicer Termination Event“ section, if the master servicer is terminated under the circumstances described above because of the occurrence of any of the events described in clause (f) or (g) under “—Servicer Termination Events” above, the  master servicer will have the right, at its expense, to sell its master servicing rights with respect to the Mortgage Loans to a successor master servicer in connection with whose appointment a Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any companion loan securities) has been provided, in accordance with the terms set forth in the PSA, including that any successor master servicer fulfill the ratings requirements for successor master servicer set forth in the PSA.

In addition, the depositor may direct the trustee to terminate the master servicer upon 5 business days’ written notice if the master servicer fails to comply with certain of its reporting obligations under the PSA (subject to any applicable grace period).

Waiver of Servicer Termination Event

A Servicer Termination Event may be waived by the Certificateholders evidencing not less than
66-2/3% of the aggregate Voting Rights (and each Serviced Companion Loan noteholder adversely affected by such Servicer Termination Event) within 20 days of the receipt of notice from the certificate administrator of the occurrence of such Servicer Termination Event, except (a) a Servicer Termination Event under clause (h) of the definition of “Servicer Termination Events” may be waived only with the consent of the Depositor and each affected depositor under a Non-Serviced PSA and (b) a default in making any required deposits to or payments from the Collection Account, any Serviced Whole Loan Custodial Account or the Lower-Tier REMIC Distribution Account or in remitting payments as received, in each case in accordance with the PSA.

Resignation of the Master Servicer and Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as a Control Termination Event is not continuing, the approval of such successor by the Directing Holder, which approval in each case will not be unreasonably withheld or delayed or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the resigning party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of the Master Servicer and the Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if such master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or the special servicer.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, or any third party beneficiary, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. The PSA will also provide that the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any legal action or claim that relates to the PSA (including any such fees and costs relating to enforcing this indemnity), the Mortgage Loans, any related Companion Loan or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including in its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor (or the equivalent), asset representations reviewer, certificate administrator or trustee under the related Non-Serviced PSA with respect to a Non-Serviced Companion Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them and each Non-Serviced Securitization Trust will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related non-serviced Mortgaged Property under the related Non-Serviced PSA or the PSA (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other Mortgage Loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of the Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor or operating advisor will be under any obligation to appear in, prosecute or defend any legal action that (i) is not incidental to its respective responsibilities under the PSA or (ii) in its opinion, may expose it to any expense or liability not reimbursed by the issuing entity. However, each of the master servicer, the special servicer, the depositor and the operating advisor will be permitted, in the exercise of its discretion, to undertake any action that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Companion Loan (as a collective whole), taking into account the subordinate or pari passu nature of such Serviced Companion Loan) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan or Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, and any liability resulting from the action, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and the special servicer will be allowed to self-insure with respect to an errors and omission policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by or on behalf of the master servicer or the special servicer of any funds paid to the master servicer or any special servicer in respect of the certificates or the Mortgage Loans, or any funds deposited into or withdrawn from the Collection Account or any other account by or on behalf of the master servicer or any special servicer. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

For the avoidance of doubt, with respect to any indemnification provisions in the PSA providing that the issuing entity or a party to the PSA is required to indemnify another party to the PSA for costs, fees and expenses, such costs, fees and expenses are intended to include costs (including, but not limited to, reasonable attorney’s fees and expenses) of the enforcement of such indemnity.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event any party to the PSA receives a request or demand from a Requesting Investor to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward it to each other party to the PSA and the applicable mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include (but are not limited to) obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as the master servicer or the special servicer, as applicable, would require were it, in its individual capacity, the owner of the affected Mortgage Loan.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the master servicer (with respect to any non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) will be required to determine whether at that time, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) determines that a Material Defect exists, the master servicer or the special servicer, as applicable, will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Investor or, to the extent nonrecoverable, trust fund expenses. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a

Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward that Repurchase Request to the related mortgage loan seller and each other party to the PSA.  An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner (in either case, other than the holder of the VRR Interest) to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan.  Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Repurchase Request.

The “Enforcing Servicer” will be (a) with respect to a Specially Serviced Loan, the special servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by the special servicer, the Trust Directing Holder or a Controlling Class Certificateholder, the master servicer, and (ii) in the case of a Repurchase Request made by any person other than the special servicer, the Trust Directing Holder or a Controlling Class Certificateholder, (A) prior to a Resolution Failure relating to such non-Specially Serviced Loan, the master servicer, and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the special servicer.

An “Enforcing Party” is the person obligated to or that elects pursuant to the terms of the PSA to enforce the rights of the issuing entity against the related mortgage loan seller with respect to the Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) has knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward to each other party to the PSA and the related mortgage loan seller, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”). The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to the PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

Resolution of a Repurchase Request

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request as described in “—Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder“ or “—Repurchase Request Delivered by a Party to the PSA” above, a “Resolution Failure” will be deemed to have occurred. Receipt of the Repurchase Request will be deemed to occur two business days after the Repurchase Request is sent to the related mortgage loan seller. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller made the Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA, or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Within 2 business days after a Resolution Failure occurs with respect to a PSA Party Repurchase Request made by any party other than the special servicer or a Certificateholder Repurchase Request made by any Certificateholder other than the Trust Directing Holder or a Controlling Class Certificateholder, in each case, related to a non-Specially Serviced Loan, the master servicer will be required to send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the special servicer, indicating the master servicer’s analysis and recommended course of action with respect to such Repurchase Request, along with the servicing file and all information, documents (but excluding the original documents constituting the mortgage file) and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer, and reasonably requested by the special servicer to enable it to assume its duties under the PSA to the extent set forth in the PSA for such non-Specially Serviced Loan. Upon receipt of such Master Servicer Proposed Course of Action Notice and such servicing file, the special servicer will become the Enforcing Servicer with respect to such Repurchase Request.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the PSA), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator, who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”). If the master servicer is the Enforcing Servicer, the master servicer may (but will not be obligated to) consult with the special servicer and (for so long as no Consultation Termination Event is continuing) the Directing Holder regarding any Proposed Course of Action. Such notice will be required to include (a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days of the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration, (b) a statement that in the event any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) will be compelled to follow the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, (c) a statement that responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for responding Certificateholders to send their responses to the applicable Enforcing Servicer and the certificate administrator. The certificate administrator will within three (3) business days after the expiration of the 30-day response period, tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer any questions from Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request“ will be limited solely to tabulating Certificateholder responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the majority of the responding Certificateholders. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request and the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration. In the event any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice, and the Enforcing Servicer has also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such responses will be considered Preliminary Dispute Resolution Election Notices supporting the Proposed Course of Action for purposes of determining the course of action proposed by the majority of Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party obligated and entitled to determine a course of action, including but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Trust Directing Holder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (other than of the VRR Interest) (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there is more than one Requesting Certificateholder that timely delivers a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the

PSA and related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party obligated and entitled to determine a course of action including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading
“—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller as further described below; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer (in consultation with the Trust Directing Holder for so long as no Consultation Termination Event is continuing), and in accordance with the Servicing Standard. For the avoidance of doubt, the depositor, the mortgage loan sellers and any of their respective affiliates will not be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder.

The Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

If (i) a Repurchase Request is made with respect to any Mortgage Loan based on any particular alleged Material Defect, (ii) a Resolution Failure is deemed to occur with respect to such Repurchase Request, and (iii) if either (A) a mediation or arbitration is undertaken with respect to such Repurchase Request or (B) the Certificateholders and Certificate Owners cease to have a right to refer such Repurchase Request to mediation or arbitration, in either case in accordance with the foregoing discussion under this heading “—Resolution of a Repurchase Request,” then no Certificateholder or Certificate Owner may make any subsequent Repurchase Request with respect to such Mortgage Loan based on the same alleged Material Defect unless there is a material change in the facts and circumstances known to such party.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and commercial real estate finance or commercial mortgage-backed securitization matters or other complex commercial transactions.

The expenses of any mediation will be allocated among the parties to the mediation including, if applicable, between the Enforcing Party and the Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

For the avoidance of doubt, any expenses required to be borne by or allocated to the Enforcing Servicer in mediation or arbitration or related responsibilities under the PSA will be reimbursable as trust fund expenses.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Trust Directing Holder, provided that a Consultation Termination Event is not continuing, and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the trustee or the Enforcing Servicer, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the master servicer or the special servicer to perform its obligations with respect to a Mortgage Loan or the exercise of any rights of the Trust Directing Holder (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed in lieu, or bankruptcy or other litigation).

Servicing of the Non-Serviced Mortgage Loans

General

Each Non-Serviced Mortgage Loan will be serviced pursuant to the related Non-Serviced PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The servicing terms of each such Non-Serviced PSA will be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects. For example:

●

Each Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the related Non-Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.

●

Any party to the related Non-Serviced PSA that makes a property protection advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Servicing Advances under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the Benchmark 2020-B16 mortgage pool, if necessary).

●

Pursuant to the related Non-Serviced PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the related Non-Serviced Mortgage Loan are similar to the corresponding fees payable under the PSA, except that caps, floors and offsets may differ or not apply.

●

The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation will, in certain circumstances, be less than is the case under the PSA.

●

Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute additional servicing compensation under the related Non-Serviced PSA will not be payable to master servicers or special servicers under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be different than the allocation of similar fees under the PSA between the master servicers and special servicers for this transaction.

●

The Non-Serviced Directing Holder under the related Non-Serviced PSA will have rights substantially similar to the Directing Holder under the PSA with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such Non-Serviced PSA proposed by the related Non-Serviced Special Servicer and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan. “Major Decisions” under the related Non-Serviced PSA will differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Holder will be permitted to consent will correspondingly differ. The related Non-Serviced PSA also provides for the removal of the Non-Serviced Special Servicer by the related Non-Serviced Directing Holder under such Non-Serviced PSA under certain conditions that are similar to the conditions under which the Directing Holder is permitted to replace the special servicers under the PSA.

●

The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are substantially similar to, but not identical to, the Servicer Termination Events under the PSA applicable to the master servicers and special servicers, as applicable.

●

Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be substantially similar to, but not identical to, the corresponding provisions under the PSA.

●

The servicing decisions which the related Non-Serviced Master Servicer will perform, and in certain cases for which the related Non-Serviced Master Servicer must obtain the related Non-Serviced Directing Holder’s or Non-Serviced Special Servicer’s consent, differ in certain respects from those decisions that constitute Master Servicer Major Decisions under the PSA.

●

The related Non-Serviced Special Servicer is required to take actions with respect to the related Non-Serviced Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties”.

●

Appraisal reduction amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Special Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the special servicer under the PSA in respect of Serviced Mortgage Loans.

●

The requirement of the related Non-Serviced Master Servicer to make compensating interest payments in respect of the related Non-Serviced Mortgage Loan is similar, but not necessarily identical, to the requirement of the master servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the PSA; except that, in the case of the Non-Serviced PSA for the Bellagio Hotel and Casino Whole Loan, the related Non-Serviced PSA does not provide for compensating interest payments.

●

The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are substantially similar but not necessarily identical to those of the PSA.

●

While the special servicers under the PSA and the Non-Serviced Special Servicer under the related Non-Serviced PSA must each resign as special servicer with respect to a mortgage loan if it becomes affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, may differ as between the PSA and the related Non-Serviced PSA.

●

The parties to the related Non-Serviced PSA (and their related directors, officers and other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the servicing of the related Non-Serviced Whole Loan under such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the Benchmark 2020-B16 mortgage pool, if necessary).

●

The matters as to which notice or rating agency confirmation with respect to the rating agencies under the related Non-Serviced PSA are required are similar, but not identical to, similar matters with respect to the Rating Agencies under the PSA (and such agreements differ as to whether it is notice or rating agency confirmation that is required).

●

With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.

●

Each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will be liable in accordance with the related Non-Serviced PSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the related Non-Serviced

Master Servicer and related Non-Serviced Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the related Non-Serviced PSA or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Non-Serviced PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Non-Serviced PSA.

●	There is no operating advisor or asset representations reviewer under the Non-Serviced PSA related to the 650 Madison Avenue Whole Loan.

●

Under the Non-Serviced PSAs related to each of the Bellagio Hotel and Casino Whole Loan and the 650 Madison Whole Loan, there is no asset representations reviewer and there is no certificateholder-directed dispute resolution procedures similar to those described under “—Dispute Resolution Provisions” above with respect to the Companion Loan(s).

●

The provisions of the related Non-Serviced PSA will also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Prospective investors are encouraged to review the full provisions of each of the Non-Serviced PSAs, which are available online at www.sec.gov or by requesting copies from the underwriters.

Servicing of the Bellagio Hotel and Casino Mortgage Loan

The Bellagio Hotel and Casino Mortgage Loan is being serviced pursuant to the BX 2019-OC11 TSA. The servicing terms of the BX 2019-OC11 TSA are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Whole Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” and the following:

●	The related Non-Serviced Master Servicer under the BX 2019-OC11 TSA earns a primary servicing fee with respect to the Bellagio Hotel and Casino Mortgage Loan equal to 0.00125% per annum.

●

Upon the Bellagio Hotel and Casino Mortgage Loan becoming a specially serviced loan under the BX 2019-OC11 TSA, the related Non-Serviced Special Servicer under the BX 2019-OC11 TSA will earn a special servicing fee payable monthly with respect to the Mortgage Loan accruing at a rate equal to 0.25000% per annum, subject to an annual cap of $250,000.

●

The related Non-Serviced Special Servicer under the BX 2019-OC11 TSA will be entitled to a workout fee determined, with respect to each applicable principal and interest collection, at a workout fee rate equal to 0.50%, subject to a maximum workout fee of $2,500,000.

●

The related Non-Serviced Special Servicer under the BX 2019-OC11 TSA will be entitled to a liquidation fee determined, with respect to the applicable liquidation proceeds, at a liquidation fee rate equal to 0.50%, subject to a maximum liquidation fee of $2,500,000.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Bellagio Hotel and Casino Whole Loan”.

Servicing of the 1633 Broadway Whole Loan

The 1633 Broadway Mortgage Loan is being serviced pursuant to the BWAY 2019-1633 TSA. The servicing terms of the BWAY 2019-1633 TSA are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Whole Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” and the following:

●	The related Non-Serviced Master Servicer under the BWAY 2019-1633 TSA earns a servicing fee with respect to the 1633 Broadway Mortgage Loan equal to 0.00125% per annum.

●

Upon the 1633 Broadway Mortgage Loan becoming a specially serviced loan under the BWAY 2019-1633 TSA, the related Non-Serviced Special Servicer under the BWAY 2019-1633 TSA will earn a special servicing fee payable monthly with respect to the Mortgage Loan accruing at a rate equal to 0.12500% per annum.

●

The related Non-Serviced Special Servicer under the BWAY 2019-1633 TSA will be entitled to a workout fee determined, with respect to each applicable principal and interest collection, at a workout fee rate equal to the lesser of 0.375% and such percentage as would result in a workout fee of $1,000,000.

●

The related Non-Serviced Special Servicer under the BWAY 2019-1633 TSA will be entitled to a liquidation fee determined, with respect to the applicable liquidation proceeds, at a liquidation fee rate equal to the lesser of 0.375% and such percentage as would result in a liquidation fee of $1,000,000.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 1633 Broadway Whole Loan”.

Servicing of the 650 Madison Avenue Mortgage Loan

The 650 Madison Avenue Mortgage Loan is being serviced pursuant to the MAD 2019-650M TSA. The servicing terms of the MAD 2019-650M TSA are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Whole Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” and the following:

●	The related Non-Serviced Master Servicer under the MAD 2019-650M TSA earns a primary servicing fee with respect to the 650 Madison Avenue Mortgage Loan equal to 0.00125% per annum.

●

Upon the 650 Madison Avenue Mortgage Loan becoming a specially serviced loan under the MAD 2019-650M TSA, the related Non-Serviced Special Servicer under the MAD 2019-650M TSA will earn a special servicing fee payable monthly with respect to the Mortgage Loan accruing at a rate equal to 0.25000% per annum.

●

The related Non-Serviced Special Servicer under the MAD 2019-650M TSA will be entitled to a workout fee determined, with respect to each applicable principal and interest collection, at a workout fee rate equal to 0.50%.

●

The related Non-Serviced Special Servicer under the MAD 2019-650M TSA will be entitled to a liquidation fee determined, with respect to the applicable liquidation proceeds, at a liquidation fee rate equal to 0.50%.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 650 Madison Whole Loan”.

Servicing of the 181 West Madison Whole Loan

The 181 West Madison Mortgage Loan is being serviced pursuant to the JPMCC 2020-LOOP TSA. The servicing terms of the JPMCC 2020-LOOP TSA are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Whole Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” and the following:

●	The related Non-Serviced Master Servicer under the JPMCC 2020-LOOP TSA earns a servicing fee with respect to the 181 West Madison Mortgage Loan equal to 0.00125% per annum.

●

Upon the 181 West Madison Mortgage Loan becoming a specially serviced loan under the JPMCC 2020-LOOP TSA, the related Non-Serviced Special Servicer under the JPMCC 2020-LOOP TSA will earn a special servicing fee payable monthly with respect to the Mortgage Loan accruing at a rate equal to 0.2500% per annum.

●

The related Non-Serviced Special Servicer under the JPMCC 2020-LOOP TSA is expected to be entitled to a workout fee equal to 0.50% of each payment of principal and interest (other than default interest) made by the related borrower after any workout of the 181 West Madison Whole Loan.  The workout fee is not expected to be subject to any cap or minimum fee.

●

The related Non-Serviced Special Servicer under the JPMCC 2020-LOOP TSA is expected to be entitled to a liquidation fee equal to 0.50% of net liquidation proceeds received in connection with the liquidation of the 181 West Madison Whole Loan or the related Mortgaged Property. The liquidation fee is not expected to be subject to any cap or minimum fee.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 181 West Madison Whole Loan”.

Servicing of the Servicing Shift Mortgage Loans

The servicing of the Kings Plaza Whole Loan is expected to be governed by the PSA only temporarily, until the related Servicing Shift Securitization Date. From and after the related Servicing Shift Securitization Date, such Servicing Shift Whole Loan will be serviced by the master servicer and special servicer under the related Servicing Shift PSA pursuant to the terms of such Servicing Shift PSA.  Although each related Intercreditor Agreement imposes some requirements regarding the terms of the Servicing Shift PSA (and it is expected that each such Servicing Shift PSA will contain servicing provisions similar to, but not identical with, the provisions of the PSA), the securitization to which the related Controlling Companion Loan is to be contributed has not been determined, and accordingly, the servicing terms of such Servicing Shift PSA are unknown.  See “Risk Factors—The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers“ and “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) attempting and/or required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again (which may also be through direct communication). The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency, (ii) (a) it has been appointed and currently serves as a master servicer or special servicer, as applicable, on a transaction-level basis on a CMBS transaction currently rated by Moody’s that currently has securities outstanding and (b) it is not a master servicer or special servicer, as applicable, that has been publicly cited by Moody’s as having servicing concerns as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a rating downgrade or withdrawal) of securities rated by Moody’s in a CMBS transaction serviced by the applicable replacement master servicer or special servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency or (iii) KBRA has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the master servicer or special servicer prior to the time of determination, if KBRA is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean each of Moody’s Investors Service, Inc. (“Moody’s”), Fitch Ratings, Inc. (“Fitch”) and Kroll Bond Rating Agency, Inc. (“KBRA”).

Any Rating Agency Confirmation requests made by the master servicer, special servicer, certificate administrator, or trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA, and thereafter may be delivered by the applicable party to the Rating Agencies in accordance with the delivery instructions set forth in the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any securities related to a Companion Loan, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency. With respect to any matter affecting any Pari Passu Companion Loan, any Rating Agency Confirmation will also refer to a comparable confirmation from the nationally recognized statistical rating organizations then rating the securities representing an interest in such Pari Passu Companion Loan and such rating organizations’ respective ratings of such securities.

Evidence as to Compliance

Each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (only if an advance was made by the trustee in the applicable calendar year) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (only if an advance was made by the trustee in the applicable calendar year), the custodian, the certificate administrator and the operating advisor, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●

the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

●

a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to any Non-Serviced Whole Loan, each of the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Trustee and the Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§ 229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless the holders of certificates of any class evidencing not less than 25% of the aggregate percentage interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the trustee, that no one or more Certificateholders will have any right in any manner whatsoever by virtue of any provision of the PSA or the certificates to affect, disturb or prejudice the rights of the holders of any other of such certificates, or to obtain or seek to obtain priority over or preference to any other such Certificateholder, which priority or preference is not otherwise provided for in the PSA, or to enforce any right under the PSA or the certificates, except in the manner provided in the PSA or the certificates and for the equal, ratable and common benefit of all Certificateholders.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding Certificates (other than the Class R certificates) for the Mortgage Loans and REO Properties remaining in the issuing entity, as described below or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, or the master servicer, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

Any holder of certificates owning a majority of the percentage interest of the then Controlling Class, and, if such holder does not exercise its option, the special servicer and, if the special servicer does not exercise its option, the master servicer, will have the option to purchase all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the issuing entity, and thereby effect termination of the issuing entity and early retirement of the then-outstanding certificates, on any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the issuing entity is less than 1% of the Initial Pool Balance of all of the Mortgage Loans as of the Cut-off Date. Any such party may be an affiliate of the sponsor, depositor, issuing entity or other related party at the time it exercises such right. The purchase price payable upon the exercise of such option on such a Distribution Date will be an amount equal to the sum of, without duplication, (A) 100% of the outstanding principal balance of each Mortgage Loan included in the issuing entity as of the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of principal); (B) the fair market value of all other property included in the issuing entity as of the last day of the month preceding such Distribution Date, as determined by an independent appraiser as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date; (C) all unpaid interest accrued on the outstanding principal balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of interest); and (D) unreimbursed Advances (with interest thereon), unpaid Servicing Fees and other servicing compensation, Certificate Administrator/Trustee Fees, CREFC® Intellectual Property Royalty License Fees, Operating Advisor Fees, and unpaid expenses of and indemnity amounts owed by the issuing entity. The issuing entity may also be terminated in connection with an exchange by the Sole Certificateholder of all the then-outstanding certificates (excluding the Class R certificates) (provided that the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M, Class B, Class C, Class D and Class E certificates are no longer outstanding) if the Sole Certificateholder compensates the certificate administrator for the amount of investment income the certificate administrator would have earned if the outstanding Certificate Balance of the then-outstanding certificates (other than the Class X Certificates and Class R certificates) were on deposit with the certificate administrator as of the first day of the current calendar month and the Sole Certificateholder pays to the master servicer an amount equal to (i) the product of (a) the prime rate, (b) the aggregate Certificate Balance of the then-outstanding certificates (other than the Class X Certificates and Class R certificates) as of the date of the exchange and (c) three, divided by (ii) 360, for the Mortgage Loans and any REO Properties remaining in the issuing entity; provided, further, that if the Sole Certificateholder has taken only an assignment of the Voting Rights of the Class X Certificates, the holders of the Class X Certificates will be entitled to receive a cash payment in consideration for an exchange of their certificates. Following such termination, no further amount will be payable on the certificates, regardless of whether any recoveries are received on the REO Properties. Notice of any such termination is required to be given promptly by the certificate administrator by mail to the Certificateholders with a copy to the master servicer, the special servicer, the operating advisor, the mortgage loan sellers, the trustee and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Notice to the Certificateholders will be given at their addresses shown in the certificate registrar not more than 30 days, and not less than ten days, prior to the anticipated termination date. With respect to any book-entry certificates, such notice will be mailed to DTC and beneficial owners of certificates will be notified to the extent provided in the procedures of DTC and its participants.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(a)  to correct any defect or ambiguity in the PSA or in order to address any manifest error in any provision of the PSA;

(b)  to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in this prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)  to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the Master Servicer Remittance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)  to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of either Trust REMIC as a REMIC under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity or either Trust REMIC that would be a claim against the issuing entity or either Trust REMIC; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any holder of the certificates or holder of a Companion Loan;

(e)  to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, cause the issuing entity, either Trust REMIC or any of the Certificateholders (other than the transferor) to be subject to a federal tax caused by a transfer to a person that is a “disqualified organization” or a Non-U.S. Person;

(f)   to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or any holder of a Pari Passu Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)  to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)  to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, for so long as a Control Termination Event is not continuing, the Directing Holder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of either Trust REMIC as a REMIC under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Pari Passu Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(i)   to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website;

(j)   to modify, eliminate or add to any provisions of the PSA to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); or

(k)  to modify, eliminate or add to any of its provisions (i) to such extent as will be necessary to comply with the requirements of the Credit Risk Retention Rules, as evidenced by an opinion of counsel, or (ii) in the event the Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an opinion of counsel.

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate percentage interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA without the consent of the applicable mortgage loan seller, or (5) amend the Servicing Standard without, in each case, the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by any Intercreditor Agreement without the consent of the holder(s) of the related Non-Serviced Companion Loan(s).

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause either Trust REMIC to fail to qualify as a REMIC under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to: (i) be a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, (ii) be authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, (iii) have a combined capital and surplus of at least $100,000,000, (iv) be subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or the special servicer (except during any period when the trustee has assumed the duties of the master servicer or the special servicer, as the case may be), (v) be an entity that is not on the depositor’s “prohibited party” list, (vi) be an institution insured by the Federal Deposit Insurance Corporation, and (vii) have a rating on its long-term senior unsecured debt of at least “A2” by Moody’s and “A” by Fitch; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it has a rating on its long-term unsecured debt of at least “A-” by Fitch, (b) it has a rating on its short-term debt obligations of at least “P-2” by Moody’s and “F1” by Fitch, and (c) the master servicer has a rating on its long-term senior unsecured debt of at least “A2” by Moody’s and “A+” by Fitch, or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation.

The trustee and the certificate administrator also will be permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator which, prior to the occurrence and continuance of a Control Termination Event, is acceptable to the Directing Holder. If no successor trustee or certificate administrator has accepted an appointment within 30 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of five (5) days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer.

In addition, holders of the certificates entitled to at least 50% of the Voting Rights may, with cause (at any time) or without cause (at any time with 30 days’ prior written notice), remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 50% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

New York

Ten (10) Mortgaged Properties (37.0%) are located in New York.  Mortgage loans in New York are generally secured by mortgages on the related real estate.  Foreclosure of a mortgage is usually accomplished in judicial proceedings.  After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action.  The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale.  Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction.  There is no right of redemption after the foreclosure of sale.  In certain circumstances, deficiency judgments may be obtained.  Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owed.

Illinois

      Nine (9) Mortgaged Properties (13.6%) are located in Illinois. Mortgage loans in Illinois are generally secured by mortgages on the related real estate. Foreclosure of a mortgage in Illinois is accomplished by judicial foreclosure. There is no power of sale in Illinois.  However, Illinois does recognize deeds-in-lieu of foreclosure.  After an action for foreclosure is commenced and the lender secures a judgment, the judgment of foreclosure will provide that the property be sold at a sale in accordance with the Illinois Mortgage Foreclosure Law (Article 15 of the Illinois Code of Civil Procedure) on such terms and conditions as specified by the court on the judgment of foreclosure if the full amount of the judgment is not paid (or “reinstated”) prior to the scheduled sale. Depending on the county, the sale may be conducted by judge, sheriff or private third-party. The notice of sale is required to set forth, among other things, the time and location of such sale. Generally, the foreclosure sale must occur after the expiration of the applicable reinstatement and redemption periods or waiver thereof. During this period, a notice of sale must be provided to non-defaulted parties in the foreclosure action and also published once a week for three (3) consecutive weeks in the county in which the property is located, the first such notice to be published not more than 45 days prior to the sale and the last such notice to be published not less than seven (7) days prior to the sale.  Certain counties may require publication in two different newspapers.  Illinois does recognize a right of redemption, but such right may be waived by a borrower in the mortgage. Illinois does not have a “one action rule” or “anti-deficiency legislation.” Subsequent to a foreclosure sale, the court conducts a hearing to confirm the sale and enters an order confirming the sale. In the order confirming the sale pursuant to the judgment of foreclosure, the court is required to enter a personal judgment for deficiency against any party (i) if otherwise authorized and (ii) to the extent requested in the complaint and proven upon presentation of a report of sale and to the extent personally served.  In certain circumstances, the lender may have a receiver appointed.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related Mortgaged Property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hospitality property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hospitality properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every five years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hospitality properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hospitality properties, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the mortgage and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the federal bankruptcy code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the federal bankruptcy code. Although the reasoning and result of Durrett in respect of the federal bankruptcy code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are non-recourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal bankruptcy code and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the federal bankruptcy code.

Under the federal bankruptcy code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the federal bankruptcy code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the federal bankruptcy code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided that no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the federal bankruptcy code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the federal bankruptcy code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the federal bankruptcy code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition securities interest.

Under the federal bankruptcy code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The federal bankruptcy code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of security interests in pre-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the federal bankruptcy code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the federal bankruptcy code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the federal bankruptcy code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The federal bankruptcy code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the federal bankruptcy code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the federal bankruptcy code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the federal bankruptcy code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The federal bankruptcy code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the federal bankruptcy code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed three years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates”.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The federal bankruptcy code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the federal bankruptcy code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the federal bankruptcy code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The federal bankruptcy code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the federal bankruptcy code. Under the federal bankruptcy code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the federal bankruptcy code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the federal bankruptcy code or if certain other defenses in the federal bankruptcy code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the federal bankruptcy code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the federal bankruptcy code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the federal bankruptcy code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the federal bankruptcy code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien”.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator, “ however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption”.

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean-up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hospitality properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “PATRIOT Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, we cannot assure you that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

GACC and its affiliates are playing several roles in this transaction. Deutsche Bank Securities Inc., an underwriter, is an affiliate of Deutsche Mortgage & Asset Receiving Corporation, the depositor, GACC, a mortgage loan seller and a sponsor, DBNY, an originator, an initial Risk Retention Consultation Party and a holder of a portion of the VRR Interest, and DBRI, an originator and the holder of the companion loans for which the noteholder is identified as “DBRI” in the table titled “Whole Loan Control Notes and Non-Control Notes“ under “Description of the Mortgage Loans—The Whole Loans—General”. JPMCB and its affiliates are playing several roles in this transaction. J.P. Morgan Securities LLC, an underwriter, is an affiliate of JPMCB, a mortgage loan seller, a sponsor, an originator, an initial Risk Retention Consultation Party, a holder of a portion of the VRR Interest and the holder of the companion loans for which the noteholder is identified as “JPMCB” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Loans—The Whole Loans—General”. CREFI and its affiliates are playing several roles in this transaction. Citigroup Global Markets Inc., an underwriter, is an affiliate of CREFI, a mortgage loan seller, a sponsor, an originator, an initial Risk Retention Consultation Party, a holder of a portion of the VRR Interest and the holder of the companion loans for which the noteholder is identified as “CREFI” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Loans—The Whole Loans—General”.

Pursuant to a certain interim servicing agreement between GACC and/or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain GACC Mortgage Loans prior to their inclusion in the issuing entity.

Pursuant to a certain interim servicing agreement between GACC and/or one of its affiliates, on the one hand, and KeyBank, on the other hand, KeyBank acts as interim servicer with respect to certain GACC Mortgage Loans prior to their inclusion in the issuing entity.

Pursuant to a certain interim servicing agreement between CREFI and/or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain CREFI Mortgage Loans prior to their inclusion in the issuing entity.

With respect to the 510 East 14th Street Mortgage Loan (3.9%), Citibank has executed a letter of intent to lease representing approximately 7.9% of the net rentable area. Citibank is an affiliate of CREFI, the originator and mortgage loan seller with respect to such Mortgage Loan.  We cannot assure you that the borrower did not receive more favorable loan terms than a borrower who is not a lender affiliate’s landlord (or potential landlord).  In addition, we cannot assure you that the tenant did not (or will not) receive more favorable lease terms than a tenant (or potential tenant) who is not a lender affiliate.

Wells Fargo Bank acts as interim custodian with respect to all the CREFI Mortgage Loans, except for the related Mortgage File with respect to any CREFI Mortgage Loan that is a Non-Serviced Mortgage Loan.

Pursuant to certain interim servicing agreements between JPMCB and/or certain of its affiliates, on the one hand, and Midland on the other hand, Midland acts as interim servicer with respect to certain Mortgage Loans owned by JPMCB or its affiliates.

Wells Fargo Bank acts as interim custodian with respect to all the JPMCB Mortgage Loans, except for the related Mortgage File with respect to any JPMCB Mortgage Loan that is a Non-Serviced Mortgage Loan.

Midland is also expected to be the master servicer of the Starwood Industrial Portfolio Whole Loan and the master servicer and the special servicer of the 510 East 14th Street Whole Loan, which are expected to be serviced under the GSMS 2020-GC45 PSA.

KeyBank, the special servicer, is also (i) the master servicer under the BX 2019-OC11 TSA with respect to the Bellagio Hotel and Casino Whole Loan, (ii) the master servicer under the BWAY 2019-1633 TSA with respect to the 1633 Broadway Whole Loan, (iii) the master servicer under the MAD 2019-650M TSA with respect to the 650 Madison Avenue Whole Loan and (iv) expected to be the master servicer under the JPMCC 2020-LOOP TSA with respect to the 181 West Madison Whole Loan.

KeyBank, or an affiliate, assisted Ellington Management Group, LLC, or its affiliate, with due diligence regarding the Mortgage Loans.

Wells Fargo Bank, the certificate administrator, custodian and trustee, is also (i) the certificate administrator, custodian and trustee under the BX 2019-OC11 TSA with respect to the Bellagio Hotel and Casino Whole Loan, (ii) the certificate administrator, custodian and trustee under the BWAY 2019-1633 TSA with respect to the 1633 Broadway Whole Loan, (iii) expected to be the certificate administrator, custodian and trustee under the GSMS 2020-GC45 PSA with respect to the Starwood Industrial Portfolio Whole Loan and the 510 East 14th Street Whole Loan, (iv) expected to be the certificate administrator, custodian and trustee under the JPMCC 2020-LOOP TSA with respect to the 181 West Madison Whole Loan, and (v) the master servicer under the CGCMT 2019-C7 PSA with respect to the 490-504 Myrtle Avenue Whole Loan and the Giant Anchored Portfolio Whole Loan.

Park Bridge, the operating advisor and asset representations reviewer, is also (i) the operating advisor under the BX 2019-OC11 TSA pursuant to which the Bellagio Hotel and Casino Whole Loan is serviced and (ii) expected to be the operating advisor under the JPMCC 2020-LOOP TSA pursuant to which the 181 West Madison Whole Loan is expected to be serviced.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Operating Advisor”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which yield maintenance charges and prepayment premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay yield maintenance charges or prepayment premiums in connection with principal payments, the dates on which balloon payments are due, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or the special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, and the exercise of purchase options by the holder of a Subordinate Companion Loan or a mezzanine loan, if any. See “Description of the Mortgage Pool—The Whole Loans”. To the extent a Mortgage Loan requires payment of a yield maintenance charge or prepayment premium in connection with a voluntary prepayment, any such yield maintenance charge or prepayment premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. With respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments of the Mortgage Loans allocated to the Principal Balance Certificates will depend in part on the period of time during which the Senior Principal Balance Certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the Mortgage Loans allocated to the Principal Balance Certificates than they were when the Senior Principal Balance Certificates were outstanding.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X Certificates, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if Mortgage Loans with higher Mortgage Rates prepay faster than Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution (based on the allocation of amounts among the Principal Balance Certificates, on the one hand, and the VRR Interest, on the other hand) to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balance of a class of Principal Balance Certificates indicated in the following table as a result of the application of Realized Losses will also reduce the Notional Amount of the related certificates.  Realized Losses will be allocated to the respective Classes of the Principal Balance Certificates in reverse distribution priority and as more particularly described in “Description of the Certificates—Subordination; Allocation of Realized Losses”.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class(es)
Class X-A	$691,854,000	Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M
Class X-B	$70,467,000	Class B, Class C
Class X-D	$40,572,000	Class D, Class E
Class X-F	$16,015,000	Class F
Class X-G	$8,541,000	Class G
Class X-H	$26,692,872	Class H

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Principal Balance Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Losses and shortfalls on any AB Whole Loan and Prepayment Interest Shortfalls for each Distribution Date with respect to an AB Whole Loan will generally be allocated first to the related Subordinate Companion Loan and then to the related Mortgage Loan (and correspondingly to the certificates to the extent not covered by the master servicer’s Compensating Interest Payment for such Distribution Date in the case of any Prepayment Interest Shortfall) and any Pari Passu Companion Loans on a pro rata basis.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or yield maintenance charges, release of property provisions and amortization terms that require balloon payments), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a yield maintenance charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a yield maintenance charge or prepayment premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the Allocated Loan Amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 10 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the following table, including by reason of prepayments and principal losses on the Mortgage Loans (or Whole Loans) and other factors described above.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class(es)
Class X-A	$691,854,000	Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M
Class X-B	$70,467,000	Class B, Class C
Class X-D	$40,572,000	Class D, Class E
Class X-F	$16,015,000	Class F
Class X-G	$8,541,000	Class G
Class X-H	$26,692,872	Class H

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with Notional Amounts because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with Notional Amounts should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar allocable to principal of the certificate is distributed to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the mortgage loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

Prepayments on Mortgage Loans (or Whole Loans) may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. As used in each of the following tables, the column headed “0% CPR” assumes that none of the Mortgage Loans (or Whole Loans) is prepaid before its maturity date. The columns headed “25% CPR”, “50% CPR”, “75% CPR” and “100% CPR” assume that no prepayments are made on any Mortgage Loan (or Whole Loan) during such Mortgage Loan’s (or such Whole Loan’s) lockout period, defeasance period, yield maintenance period or prepayment premium lock-out period (in each case, if any), and that prepayments are otherwise made on each of the Mortgage Loans (or Whole Loans) at the indicated CPR percentages. We cannot assure you, however, that prepayments of the Mortgage Loans (or Whole Loans) will conform to any level of CPR, and we make no representation that the Mortgage Loans (or Whole Loans) will prepay at the levels of CPR shown or at any other prepayment rate or that Mortgage Loans (or Whole Loans) that are in a lockout period, defeasance period, yield maintenance period or prepayment premium lock-out period will not prepay as a result of involuntary liquidations upon default or otherwise.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that would be outstanding after each of the dates shown at various CPRs and the corresponding weighted average life of each class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Modeling Assumptions”), among others:

●

Scheduled Periodic Payments, including payments due at maturity, of principal and/or interest on the Mortgage Loans will be received on a timely basis and will be distributed on the 15th day of the related month, beginning in March 2020;

●

the Mortgage Rate in effect for each Mortgage Loan as of the Cut-off Date will remain in effect to the related maturity date and will be adjusted as required pursuant to the definition of Mortgage Rate;

●

the Mortgage Loan Sellers will not be required to repurchase any Mortgage Loan, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

●

any principal prepayments on the AB Whole Loans will be received on their respective Due Dates after the expiration of any applicable lockout period, any applicable period in which defeasance is permitted, and any applicable yield maintenance period, in each case, at the respective levels of CPR set forth in the tables below (without regard to any limitations in such Whole Loans on partial voluntary principal prepayment) and allocated to the related Mortgage Loan (pursuant to the related Intercreditor Agreement);

●	no Prepayment Interest Shortfalls are incurred and no prepayment premiums or yield maintenance charges are collected;

●	the Closing Date occurs on February 12, 2020;

●	the Pass-Through Rates, initial Certificate Balances and initial Notional Amount of the respective classes of Offered Certificates are as described in this prospectus;

●	the Administrative Cost Rate is calculated on the Stated Principal Balance of the Mortgage Loans and in the same manner as interest is calculated on the Mortgage Loans;

●	no reserves, earnouts, holdbacks, insurance proceeds or condemnation proceeds are applied to prepay any related Mortgage Loan (or Whole Loan) in whole or in part;

●	no additional trust fund expenses are incurred;

●	no property releases (or related re-amortizations) occur;

●	the optional termination is not exercised; and

●	there are no modifications or maturity date extensions in respect of the Mortgage Loans.

To the extent that the Mortgage Loans (or Whole Loans) have characteristics that differ from those assumed in preparing the tables set forth below, a class of Offered Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans (or Whole Loans) will actually prepay at any constant rate until maturity or that all the Mortgage Loans (and Whole Loans) will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans (or Whole Loans) that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans (or Whole Loans) were to equal any of the specified CPR percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans (or Whole Loans) may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPRs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
February 2021	88%	88%	88%	88%	88%
February 2022	76%	76%	76%	76%	76%
February 2023	61%	61%	61%	61%	61%
February 2024	29%	29%	29%	29%	29%
February 2025 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	3.07	3.07	3.07	3.07	3.07

(1)

The weighted average life of the Class A-1 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-1 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-1 certificates.

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	4.84	4.84	4.83	4.82	4.68

(1)

The weighted average life of the Class A-2 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-2 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-2 certificates.

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	100%	100%	100%	100%	100%
February 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	6.84	6.80	6.74	6.66	6.51

(1)

The weighted average life of the Class A-3 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-3 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-3 certificates.

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	97%	97%	97%	97%	97%
February 2026	79%	79%	79%	79%	79%
February 2027	59%	59%	59%	59%	59%
February 2028	39%	39%	39%	39%	39%
February 2029	18%	18%	18%	18%	18%
February 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	7.47	7.47	7.47	7.47	7.46

(1)

The weighted average life of the Class A-SB certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-SB certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-SB certificates.

Percent of the Initial Certificate Balance
of the Class A-4 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	100%	100%	100%	100%	100%
February 2027	100%	100%	100%	100%	100%
February 2028	100%	100%	100%	100%	100%
February 2029	100%	100%	100%	100%	100%
February 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.84	9.77	9.68	9.56	9.36

(1)

The weighted average life of the Class A-4 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-4 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-4 certificates.

Percent of the Initial Certificate Balance
of the Class A-5 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	100%	100%	100%	100%	100%
February 2027	100%	100%	100%	100%	100%
February 2028	100%	100%	100%	100%	100%
February 2029	100%	100%	100%	100%	100%
February 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.87	9.86	9.85	9.83	9.59

(1)

The weighted average life of the Class A-5 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-5 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-5 certificates.

Percent of the Initial Certificate Balance
of the Class A-M Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	100%	100%	100%	100%	100%
February 2027	100%	100%	100%	100%	100%
February 2028	100%	100%	100%	100%	100%
February 2029	100%	100%	100%	100%	100%
February 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.93	9.93	9.93	9.92	9.66

(1)

The weighted average life of the Class A-M certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-M certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-M certificates.

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	100%	100%	100%	100%	100%
February 2027	100%	100%	100%	100%	100%
February 2028	100%	100%	100%	100%	100%
February 2029	100%	100%	100%	100%	100%
February 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.93	9.93	9.93	9.93	9.74

(1)

The weighted average life of the Class B certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class B certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class B certificates.

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	100%	100%	100%	100%	100%
February 2027	100%	100%	100%	100%	100%
February 2028	100%	100%	100%	100%	100%
February 2029	100%	100%	100%	100%	100%
February 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.93	9.93	9.93	9.93	9.76

(1)

The weighted average life of the Class C certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class C certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class C certificates.

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPRs based on the assumptions set forth under
“—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from February 1, 2020 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans (or Whole Loans) or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans (or Whole Loans) will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans (or Whole Loans) will prepay in accordance with the above assumptions at any of the specified CPRs until maturity or that all the Mortgage Loans (or Whole Loans) will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans (or Whole Loans) are presented in terms of the CPR model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price	Prepayment Assumption (CPR)
(% of Initial Certificate Balance of Class A-1 certificates)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
99.500000%	2.0796%	2.0799%	2.0800%	2.0800%	2.0800%
99.750000%	1.9943%	1.9944%	1.9945%	1.9945%	1.9945%
100.000000%	1.9093%	1.9093%	1.9092%	1.9092%	1.9092%
100.250000%	1.8246%	1.8243%	1.8243%	1.8243%	1.8243%
100.500000%	1.7401%	1.7397%	1.7397%	1.7397%	1.7397%

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price	Prepayment Assumption (CPR)
(% of Initial Certificate Balance of Class A-2 certificates)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
102.500000%	2.3184%	2.3181%	2.3173%	2.3159%	2.2997%
102.750000%	2.2641%	2.2638%	2.2628%	2.2613%	2.2436%
103.000000%	2.2099%	2.2096%	2.2086%	2.2069%	2.1877%
103.250000%	2.1559%	2.1555%	2.1544%	2.1526%	2.1319%
103.500000%	2.1021%	2.1016%	2.1005%	2.0985%	2.0763%

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price	Prepayment Assumption (CPR)
(% of Initial Certificate Balance of Class A-3 certificates)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
100.500000%	2.3923%	2.3918%	2.3910%	2.3899%	2.3878%
100.750000%	2.3525%	2.3517%	2.3507%	2.3491%	2.3461%
101.000000%	2.3127%	2.3117%	2.3104%	2.3084%	2.3045%
101.250000%	2.2731%	2.2719%	2.2702%	2.2677%	2.2630%
101.500000%	2.2336%	2.2321%	2.2302%	2.2272%	2.2217%

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price	Prepayment Assumption (CPR)
(% of Initial Certificate Balance of Class A-SB certificates)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
102.500000%	2.3299%	2.3299%	2.3299%	2.3299%	2.3295%
102.750000%	2.2935%	2.2935%	2.2935%	2.2935%	2.2931%
103.000000%	2.2573%	2.2573%	2.2573%	2.2573%	2.2568%
103.250000%	2.2211%	2.2211%	2.2211%	2.2211%	2.2206%
103.500000%	2.1851%	2.1851%	2.1851%	2.1851%	2.1845%

Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price	Prepayment Assumption (CPR)
(% of Initial Certificate Balance of Class A-4 certificates)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
100.500000%	2.4270%	2.4266%	2.4260%	2.4253%	2.4239%
100.750000%	2.3983%	2.3977%	2.3968%	2.3958%	2.3939%
101.000000%	2.3697%	2.3688%	2.3678%	2.3664%	2.3640%
101.250000%	2.3411%	2.3401%	2.3388%	2.3371%	2.3341%
101.500000%	2.3126%	2.3114%	2.3099%	2.3079%	2.3044%

Pre-Tax Yield to Maturity for the Class A-5 Certificates

Assumed Purchase Price	Prepayment Assumption (CPR)
(% of Initial Certificate Balance of Class A-5 certificates)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
102.500000%	2.4470%	2.4468%	2.4466%	2.4459%	2.4393%
102.750000%	2.4186%	2.4184%	2.4182%	2.4174%	2.4102%
103.000000%	2.3903%	2.3901%	2.3899%	2.3890%	2.3812%
103.250000%	2.3621%	2.3619%	2.3616%	2.3607%	2.3523%
103.500000%	2.3340%	2.3337%	2.3335%	2.3325%	2.3234%

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price	Prepayment Assumption (CPR)
(% of Initial Notional Amount of Class X-A certificates)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
7.787500%	3.4873%	3.4302%	3.3560%	3.2473%	2.8129%
7.800000%	3.4517%	3.3945%	3.3202%	3.2114%	2.7766%
7.812500%	3.4162%	3.3589%	3.2846%	3.1757%	2.7404%
7.825000%	3.3807%	3.3234%	3.2490%	3.1400%	2.7043%
7.837500%	3.3453%	3.2880%	3.2135%	3.1044%	2.6683%

Pre-Tax Yield to Maturity for the Class A-M Certificates

Assumed Purchase Price	Prepayment Assumption (CPR)
(% of Initial Certificate Balance of Class A-M certificates)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
102.500000%	2.6588%	2.6588%	2.6588%	2.6588%	2.6518%
102.750000%	2.6303%	2.6303%	2.6303%	2.6303%	2.6226%
103.000000%	2.6018%	2.6018%	2.6018%	2.6018%	2.5935%
103.250000%	2.5735%	2.5735%	2.5735%	2.5734%	2.5644%
103.500000%	2.5452%	2.5452%	2.5452%	2.5451%	2.5355%

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price	Prepayment Assumption (CPR)
(% of Initial Certificate Balance of Class B certificates)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
102.500000%	2.8891%	2.8891%	2.8891%	2.8891%	2.8843%
102.750000%	2.8603%	2.8603%	2.8603%	2.8603%	2.8549%
103.000000%	2.8315%	2.8315%	2.8315%	2.8315%	2.8257%
103.250000%	2.8028%	2.8028%	2.8028%	2.8028%	2.7965%
103.500000%	2.7741%	2.7741%	2.7741%	2.7741%	2.7675%

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price	Prepayment Assumption (CPR)
(% of Initial Certificate Balance of Class C certificates)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
102.500000%	3.2898%	3.2903%	3.2909%	3.2921%	3.2925%
102.750000%	3.2604%	3.2608%	3.2615%	3.2626%	3.2627%
103.000000%	3.2310%	3.2314%	3.2321%	3.2332%	3.2329%
103.250000%	3.2017%	3.2021%	3.2028%	3.2039%	3.2031%
103.500000%	3.1725%	3.1729%	3.1736%	3.1747%	3.1735%

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or different interpretations, and any such change or interpretation can apply retroactively. This discussion reflects provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans  and certain other assets and will issue (i) classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-H, Class A-M, Class B, Class C, Class D, Class E, Class F, Class G, Class H certificates and the VRR Upper-Tier REMIC regular interest (the “VRR Upper-Tier REMIC Regular Interest”), each representing a regular interest in the Upper-Tier REMIC (the “Regular Interests”) and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and each Intercreditor Agreement, (iii) compliance with each Non-Serviced PSA and the continued qualification of each respective REMIC formed thereunder and (iv) compliance with any changes in the law, including any amendments to the

Code or applicable Treasury regulations thereunder, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. It is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Regular Interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMICs. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, prepayment interest shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets.  Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified”  unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the Startup Day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following:  (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or prepayment interest shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. It is expected that each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will evidence the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in that association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property“ within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, five of the Mortgaged Properties (15.3%) are multifamily properties or mixed use properties with a multifamily component. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the Trust REMICs qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, the Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interest Holder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interest Holder’s basis in the Regular Interest. Regular Interest Holders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interest Holders.

Notwithstanding the following, under legislation enacted on December 22, 2017 and commonly referred to as the “Tax Cuts and Jobs Act” (the “Tax Cuts and Jobs Act”), Regular Interest Holders that use the accrual method of accounting and file “applicable financial statements,” may be required to accrue amounts of OID, yield maintenance charges and other amounts (but not market discount) no later than the year they include such amounts as revenue on such applicable financial statements. However, recent proposed Treasury regulations exclude from the application of this rule any item of income for which a taxpayer uses a special method of accounting, including, among other things, income subject to OID timing rules. Prospective investors are urged to consult their tax counsel regarding the potential application of the Tax Cuts and Jobs Act to their particular situation.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interest Holders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. We cannot assure you that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interests Holder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interest Holder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date).

It is anticipated that the certificate administrator will treat the Class X Certificates as having no qualified stated interest. Accordingly, such classes of Regular Interests will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of any such class may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPR (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life”. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interest Holders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interest Holder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest only certificates, the preceding sentence may not apply in the case of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on a Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interest Holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule will not apply. If made, such selection will apply to all market discount instruments acquired by such Regular Interest Holder as of the first day of the taxable year for which the election is made and to all market discount instruments acquired thereafter. The election cannot be revoked without IRS consent. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 1276 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interest Holder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interest Holder may elect under Code Section 171 to amortize such premium under the constant yield method. If made, such election will apply to all premium debt instruments (other than those paying tax-exempt interest) held by the Holder of the Regular Interest on the first day of the taxable year to which the election applies and to all taxable, premium debt instruments acquired thereafter.  The election cannot be revoked without IRS consent.  See “—Election To Treat All Interest Under the Constant Yield Method“ below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item.  Based on the foregoing, it is anticipated that the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M, Class B and Class C certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all taxable premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election and thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interest Holder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of Class X Certificates. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interest Holders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the principal balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interest Holders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Provisions

Yield maintenance charges and prepayment premiums actually collected on the Mortgage Loans will be distributed to the Class A 1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D, Class A-M, Class B, Class C, Class D and Class E certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of yield maintenance charges and prepayment premiums so allocated should be taxed to the holders of the Class A 1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D, Class A-M, Class B, Class C, Class D and Class E certificates but it is not expected, for federal income tax reporting purposes, that yield maintenance charges and prepayment premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of yield maintenance charges and prepayment premiums.  Yield maintenance charges and prepayment premiums, if any, may be treated as paid upon the retirement or partial retirement of the Class A 1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D, Class A-M, Class B, Class C, Class D and Class E certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of yield maintenance charges and prepayment premiums.

Sale or Exchange of Regular Interests

If a Regular Interest Holder sells or exchanges a Regular Interest, such Regular Interest Holder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount, market discount or other amounts previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interest Holder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interest Holder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interest Holder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The rate for corporations is the same with respect to both ordinary income and capital gains.  In connection with a sale or exchange of a VRR Interest, the related Regular Interest Holder must separately account for the sale or exchange of the related “regular interest” in the Upper-Tier REMIC.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by either Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to such Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after its Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the three months following its Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of a REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation of foreclosed property, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”) included new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules apply to REMICs, the holders of their residual interests and the trustees and administrators authorized to represent REMICs in IRS audits and related procedures.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders more so than a representative’s actions under the rules that were in place for taxable years before 2018 and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The certificate administrator will have the authority to utilize, and will be directed to utilize, any elections available under the new provisions (including any changes) and Treasury regulations so that holders of the Class R certificates, to the fullest extent possible, rather than either Trust REMIC itself, will be liable for any taxes arising from audit adjustments to the Trust REMICs’ taxable income. It is unclear how any such elections may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such elections.

Certificateholders should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interest Holders that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

“U.S. Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). A “Non-U.S. Person” is a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including payments of U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interest Holders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interest Holders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMICs. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the residual interest holders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

These regulations also require that the certificate administrator make available information regarding interest income and information necessary to compute any original issue discount to (i) exempt recipients (including middlemen) and non-calendar year taxpayers, upon request, in accordance with the requirements of the regulations and (ii) Certificateholders who do not hold their certificates through a middleman. The information must be provided to parties specified in clause (i) on or before the later of the 30th day after the close of the calendar year to which the request relates and 14 days after the receipt of the request. The information must be provided to parties specified in clause (ii) on or before March 15 of the calendar year for which the statement is being furnished.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of Offered Certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of Offered Certificates. We cannot assure you that holders of Offered Certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local and any other tax consequences of an investment in the Offered Certificates.

Method of Distribution (Conflicts of Interest)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), between the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Class	Deutsche Bank Securities Inc.	J.P. Morgan Securities LLC
Class A-1	$1,265,090	$2,077,678
Class A-2	$2,781,985	$4,568,902
Class A-3	$11,253,845	$18,482,380
Class A-SB	$2,699,887	$4,434,070
Class A-4	$60,885,208	$99,992,800
Class A-5	$85,834,369	$140,967,225
Class X-A	$190,604,862	$313,033,569
Class A-M	$25,884,478	$42,510,514
Class B	$10,000,878	$16,424,609
Class C	$9,412,688	$15,458,615

Class	Citigroup Global Markets Inc.	Academy Securities, Inc.
Class A-1	$1,249,232	$0
Class A-2	$2,747,113	$0
Class A-3	$11,112,775	$0
Class A-SB	$2,666,043	$0
Class A-4	$60,121,992	$0
Class A-5	$84,758,406	$0
Class X-A	$188,215,569	$0
Class A-M	$25,560,008	$0
Class B	$9,875,513	$0
Class C	$9,294,697	$0

Class	Drexel Hamilton, LLC
Class A-1	$0
Class A-2	$0
Class A-3	$0
Class A-SB	$0
Class A-4	$0
Class A-5	$0
Class X-A	$0
Class A-M	$0
Class B	$0
Class C	$0

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and will contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately 109.384776357364% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from February 1, 2020, before deducting expenses payable by the depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the depositor in the form of underwriting discounts and commissions.

Expenses payable by the depositor are estimated at approximately $4,950,000, excluding underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in 2 business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Offered Certificates in the secondary market prior to such delivery should specify a longer settlement cycle, or should refrain from specifying a shorter settlement cycle, to the extent that failing to do so would result in a settlement date that is earlier than the date of delivery of such Offered Certificates.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of the depositor, an affiliate of one of the sponsors and an affiliate of two of the originators. J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of one of the sponsors and one of the originators. Citigroup Global Markets Inc., one of the underwriters, is an affiliate of one of the sponsors and one of the originators.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is expected to be directed to affiliates of Deutsche Bank Securities Inc. J.P. Morgan Securities LLC and Citigroup Global Markets Inc., which are underwriters for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of Deutsche Bank Securities Inc., of the purchase price for the Offered Certificates, the payment described in the next paragraph and the following payments: (i) the payment by the depositor to GACC, an affiliate of Deutsche Bank Securities Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans to be sold to the depositor by GACC, (ii) the payment by the depositor to JPMCB, an affiliate of J.P. Morgan Securities LLC, in its capacity as a sponsor, of the purchase price for the mortgage loans sold to the depositor by JPMCB and (iii) the payment by the depositor to CREFI, an affiliate of Citigroup Global Markets Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans sold to the depositor by CREFI. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

As a result of the circumstances described above in this paragraph and the prior paragraph, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Citigroup Global Markets Inc. have a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

In addition, any disclosures filed, on or prior to the date of filing of this prospectus, as exhibits to Form ABS-EE by or on behalf of the depositor with respect to the issuing entity will be deemed to be incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 60 Wall Street, New York, New York 10005, Attention: President, or by telephone at (212) 250-2500.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-226943) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, and reports on Forms ABS-15G and Forms ABS-EE and any amendments to these reports may be accessed electronically at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with, or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engage in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or to Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the fiduciary responsibility provisions of ERISA or to Section 4975 of the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Prospective investors should note that the California Public Employees Retirement System (“CalPERS”), which is a governmental plan, owns an indirect 99.7% equity interest in the Mortgaged Property securing the 560 Mission Street Mortgage Loan.  Persons who have an ongoing relationship with the CalPERS should consult with counsel regarding whether such a relationship would affect their ability to purchase and hold Certificates.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as

modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as a master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemption

The U.S. Department of Labor has issued an administrative exemption to Deutsche Bank Securities Inc., as Department Final Authorization Number 97-03E (December 9, 1996), as amended by Prohibited Transaction Exemption 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013)(the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Sections 4975(a) and (b) of the Code, certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by Deutsche Bank Securities Inc., provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief:

First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party.

Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”).

Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities.

Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith.

Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

Each purchaser of Offered Certificates that is an ERISA Plan will be deemed to have represented and warranted that (i) none of the depositor, the issuing entity, the trustee, any underwriter, the master servicer, the special servicer, the Certificate Administrator, the operating advisor, the asset representations reviewer, or any of their respective affiliated entities, has provided any investment advice within the meaning of Section 3(21) of ERISA (and regulations thereunder) to the ERISA Plan, or to any fiduciary or other person making the decision to invest the assets of the ERISA Plan (“Fiduciary”), in connection with its acquisition of Certificates, and (ii) the Fiduciary is exercising its own independent judgment in evaluating the transaction.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”); and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the certificates and material federal income tax matters will be passed upon for the depositor by Cadwalader, Wickersham & Taft LLP. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP.

Ratings

It is a condition to their issuance that the Offered Certificates receive investment grade credit ratings from each of the Rating Agencies engaged by the Depositor to rate such class of certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each distribution date and the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the Distribution Date in February 2053. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of yield maintenance charges, prepayment charges, prepayment premiums, prepayment fees or penalties or default interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, or (i) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Index of Defined Terms

1019 Market Guarantor	187
1019 Market Subordinate Loan	187
1633 Broadway Companion Loans	207
1633 Broadway Control Shift Event	209
1633 Broadway Intercreditor Agreement	207
1633 Broadway Master Servicer	207
1633 Broadway Non-Standalone Pari Passu Companion Loans	207
1633 Broadway Pari Passu Companion Loans	207
1633 Broadway Special Servicer	207
1633 Broadway Standalone Companion Loans	207
1633 Broadway Standalone Pari Passu Companion Loans	206
1633 Broadway Subordinate Companion Loans	207
1633 Broadway Whole Loan	207
17g-5 Information Provider	300
181 West Madison A Notes	226
181 West Madison Co-Lender Agreement	226
181 West Madison Companion Loans	226
181 West Madison Control Shift Event	229
181 West Madison Directing Holder	228
181 West Madison Major Decisions	229
181 West Madison Pari Passu Companion Loans	226
181 West Madison Subordinate Companion Loans	226
181 West Madison Trust Loan Control Event	228
1986 Act	451
1996 Act	432
2015 Budget Act	459
401(c) Regulations	469
650 Madison Avenue A Notes	221
650 Madison Avenue Co-Lender Agreement	221
650 Madison Avenue Control Appraisal Period	225
650 Madison Avenue Controlling Noteholder	224
650 Madison Avenue Major Decision	225
650 Madison Avenue Non-Controlling Noteholder	225
650 Madison Avenue Non-Lead Noteholders	225
650 Madison Avenue Pari Passu Companion Loans	221
650 Madison Avenue Subordinate Companion Loans	221
AB Modified Loan	346

AB Whole Loan	189
Acceptable Insurance Default	350
Accrued AB Loan Interest	284
Acting General Counsel’s Letter	129
Actual/360 basis	30
Actual/360 Basis	173
Actual/360 Loans	325
ADA	434
Administrative Cost Rate	279
ADR	134
Advances	321
Adverse Fry’s Event	179
Affirmative Asset Review Vote	384
Aggregate Available Funds	272
Aggregate Principal Distribution Amount	280
Allocated Loan Amount	134
Annual Debt Service	134
Appraisal Reduction Amount	343
Appraisal Reduction Event	342
Appraised Value	135
Appraised-Out Class	347
Approved Exchange	16
ASR Consultation Process	360
Assessment of Compliance	414
Asset Representations Reviewer Asset Review Fee	341
Asset Representations Reviewer Fee Cap	341
Asset Representations Reviewer Termination Event	388
Asset Review	385
Asset Review Notice	384
Asset Review Quorum	384
Asset Review Report	386
Asset Review Report Summary	386
Asset Review Standard	385
Asset Review Trigger	382
Asset Review Vote Election	383
Asset Status Report	357
Assumed Final Distribution Date	287
Assumed Scheduled Payment	281
Attestation Report	414
Available Funds	273
Balloon Balance	135
Balloon LTV	136
Base Interest Fraction	286
Bellagio Hotel and Casino A Notes	198
Bellagio Hotel and Casino B Notes	198
Bellagio Hotel and Casino C Notes	198
Bellagio Hotel and Casino Co-Lender Agreement	198
Bellagio Hotel and Casino Controlling Noteholder	205

Bellagio Hotel and Casino Major Decision	206
Bellagio Hotel and Casino Non-Controlling Noteholder	205
Bellagio Hotel and Casino Non-Lead Noteholders	206
Bellagio Hotel and Casino Subordinate Companion Loans	198
Benefit Plan Investors	467
Borrower Party	294
Borrower Party Affiliate	294
BPA	152
B-piece buyer	111
Breach Notice	312
BSCMI	241
Business Day	326
BWAY 2019-1633 TSA	190
BWAY Trust 2019-1633 Securitization	207
BX 2019-OC11 TSA	190
CalPERS	466
CERCLA	431
Certificate Administrator/Trustee Fee	339
Certificate Administrator/Trustee Fee Rate	340
Certificate Balance	271
Certificate Owners	302
Certificateholder	295
Certificateholder Quorum	391
Certificateholder Repurchase Request	402
Certifying Certificateholder	304
CGCMT 2019-C7 PSA	190
CGMRC	249
Class A-SB Planned Principal Balance	281
Class X Certificates	3, 270
Class X-A Strip Rates	278
Class X-B Strip Rate	278
Class X-D Strip Rate	278
Class X-F Strip Rate	278
Class X-G Strip Rate	278
Class X-H Strip Rate	279
Clearstream	301
Clearstream Participants	303
Closing Date	134
CMBS	55, 260
Code	449
Collateral Deficiency Amount	346
Collection Account	324
Collection Period	274
Commercial Unit	151
Communication Request	305
Companion Loan	132
Companion Loan Holder	187
Compensating Interest Payment	288
Condominium Conversion	150
Condominium Documents	150
Condominium Unit	150

Condominium Units	150
Constant Prepayment Rate	441
Consultation Termination Event	372
Control Eligible Certificates	367
Control Note	190
Control Termination Event	372
Controlling Class	366
Controlling Class Certificateholder	366
Controlling Companion Loan	190
Controlling Holder	190
Controlling Note	190
Corrected Loan	357
CPR	441
Credit Risk Retention Rules	267
Creekside Parcel	179
CREFC®	291
CREFC® Intellectual Property Royalty License Fee	341
CREFC® Intellectual Property Royalty License Fee Rate	342
CREFC® Reports	291
CREFI	132, 248
CREFI Data File	250
CREFI Mortgage Loans	248
CREFI Securitization Database	249
CREFI VRR Interest Portion	266
Crossover Date	276
CRR	114
Cumulative Appraisal Reduction Amount	346
Cure/Contest Period	386
Current LTV	135
Cut-off Date	131
Cut-off Date Balance	135
Cut-off Date LTV Ratio	135
Cut-off Date UW NCF Debt Yield	138
daily portions	453
DB Originators	235
DBNY	132, 232
DBNY VRR Interest Portion	266
DBRI	132, 232
Defaulted Loan	363
Defeasance Deposit	177
Defeasance Loans	177
Defeasance Lock-Out Period	177
Defeasance Option	177
Definitive Certificate	301
Delegated Directive	13
Delinquent Loan	383
Depositaries	302
Determination Date	272
Deutsche Bank	233
Diligence File	309
Directing Holder	366
Directing Holder Asset Status Report Review Process	359
Disclosable Special Servicer Fees	339

Discount Rate	174
Dispute Resolution Consultation	404
Dispute Resolution Cut-off Date	404
Distribution Accounts	325
Distribution Date	272
DMARC	233
Dodd-Frank Act	114
DOJ	233
DOL	466
DTC	301
DTC Participants	302
DTC Rules	303
Due Date	172, 274
Due Diligence Questionnaire	250
EDGAR	465
EEA	13
Eligible Asset Representations Reviewer	387
Eligible Operating Advisor	378
Enforcing Party	402
Enforcing Servicer	402
ESA	151, 237, 245
Escrow/Reserve Mitigating Circumstances	239, 247
EU Risk Retention and Due Diligence Requirements	114
EU Securitization Regulation	114
Euroclear	301
Euroclear Operator	303
Euroclear Participants	303
Excess Prepayment Interest Shortfall	289
Exchange Act	232, 240
Excluded Controlling Class Holder	293
Excluded Controlling Class Loan	294
Excluded Information	294
Excluded Loan	294
Excluded Plan	468
Excluded Special Servicer	392
Excluded Special Servicer Loan	392
Exemption	467
Exemption Rating Agency	467
FATCA	460
FDIA	128
FDIC	129
FETL	17
Fiduciary	469
FIEL	17
Final Asset Status Report	361
Final Dispute Resolution Election Notice	404
Financial Promotion Order	14
FIRREA	130, 236, 245
Fitch	413
Foreclosed Property	228
FPO Persons	14
Fry’s Allocated Amount	179
Fry’s Parcel	179

Fry’s Parcel Release Amount	179
FSCMA	17
FSMA	14
GACC	132, 232
GACC Data Tape	234
GACC Deal Team	234
GACC Mortgage Loans	234
Gain-on-Sale Reserve Account	325
Garn Act	433
Giant Anchored Portfolio Preferred Equity Holder	186
grace period	172
GSMS 2020-GC45 Master Servicer	211
GSMS 2020-GC45 PSA	190
GSMS 2020-GC45 Securitization	211
GSMS 2020-GC45 Starwood Special Servicer	211
Hard Lockbox	135
HFZ	155
Holdco Organizational Agreement	186
HSTP Act	70
ICIP	170, 171
Indirect Participants	302
Initial Delivery Date	357
Initial Pool Balance	131
Initial Requesting Certificateholder	402
In-Place Cash Management	135
Institutional Investor	16
Institutional Investors	114
Insurance and Condemnation Proceeds	324
Intercreditor Agreement	187
Interest Accrual Amount	280
Interest Accrual Period	280
Interest Deposit Amount	132
Interest Distribution Amount	279
Interest Payment Differential	174
Interest Reserve Account	325
Interest Shortfall	280
Interested Person	364
Intermediary	460
Investment Company Act	1
Investor Certification	295
Investor Q&A Forum	299
Investor Registry	300
IO Group YM Distribution Amount	285
Japanese Retention Requirement	17
JFSA	17
JPMCB	132, 240
JPMCB Data Tape	242
JPMCB Deal Team	242
JPMCB Mortgage Loans	242
JPMCB VRR Interest Portion	266
JPMCB’s Qualification Criteria	243
JPMCC 2020-LOOP TSA	190
JPMCCMSC	241
JRR Rule	17

KBRA	413
KeyBank	262
Largest Tenant	135
Lease Expiration	135
Liquidation Fee	336
Liquidation Proceeds	336
Loan Per Net Rentable Area	135
Loan-Specific Directing Holder	366
Loan-to-Value Ratio	135
Loan-to-Value Ratio at Maturity	136
Loss of Value Payment	313
Lower-Tier Regular Interests	449
Lower-Tier REMIC	52
Lower-Tier REMIC Distribution Account	325
Lower-Tier REMICs	449
LTV Ratio	135
LTV Ratio at Maturity	136
MAD 2019-650M TSA	190
MAI	314
Major Decision	368
Major Decision Reporting Package	368
Managing Member	186
Market Discount	454
MAS	16
Master Servicer Major Decision	371
Master Servicer Proposed Course of Action Notice	403
Master Servicer Remittance Date	320
Master Servicing Fee	333
Master Servicing Fee Rate	333
Material Defect	312
Maturity Date LTV Ratio	136
Middleton Release Parcel	165
Midland	260
MiFID II	13
MLPA	305
MOA	267
Modeling Assumptions	441
Modification Fees	338
Modified Mortgage Loan	342
Moody’s	413
Morningstar	263
Mortgage	133
Mortgage File	306
Mortgage Loan Seller	232
Mortgage Loans	131
Mortgage Note	132
Mortgage Pool	131
Mortgage Rate	279
Mortgaged Property	133
Most Recent NOI	136
MSA	136
NCDEQ	152
Net Default Interest	333
Net Mortgage Rate	279
Net Operating Income	136

Net Prepayment Interest Excess	288
NFIP	85
NI 33-105	18
NOI	136
NOI Date	136
Non-Control Note	190
Non-Controlling Holder	190, 194
non-offered certificates	29
non-qualified intermediary	459
Nonrecoverable Advance	322
Non-Reduced Certificates	392
Non-Serviced Certificate Administrator	190
Non-Serviced Companion Loan	190
Non-Serviced Custodian	190
Non-Serviced Directing Holder	190
Non-Serviced Master Servicer	190
Non-Serviced Mortgage Loan	191
Non-Serviced Pari Passu Companion Loan	191
Non-Serviced Pari Passu Whole Loan	191
Non-Serviced PSA	191
Non-Serviced Securitization Trust	191
Non-Serviced Special Servicer	191
Non-Serviced Trustee	191
Non-Serviced Whole Loan	191
Non-U.S. Person	460
Non-VRR Certificates	29, 270
Non-VRR Percentage	268
Notional Amount	271
NRA	137
NRSRO	293, 396, 470
NRSRO Certification	296
NYSDEC	152
Occupancy	137
Occupancy Date	137
offered certificates	29
Offered Certificates	270
Offsetting Modification Fees	338
OID Regulations	452
OLA	129
Operating Advisor Annual Report	377
Operating Advisor Consulting Fee	340
Operating Advisor Expenses	340
Operating Advisor Fee	340
Operating Advisor Fee Rate	340
Operating Advisor Standard	376
Operating Advisor Termination Event	379
Original Balance	137
P&I Advance	320
PACE Loan	187
PAR	237, 245
Pari Passu Companion Loan	131
Park Bridge Financial	265
Park Bridge Lender Services	265
Parking Release Parcel	178
Participants	301

Parties in Interest	466
Pass-Through Rate	277
PATRIOT Act	435
PCIS Persons	14
PCO	167
PCR	256
Periodic Payments	273
Permitted Investments	272
Permitted Special Servicer/Affiliate Fees	339
PIPs	79, 153
Plans	466
PRC	15
Preliminary Dispute Resolution Election Notice	404
Prepayment Assumption	453
Prepayment Interest Excess	287
Prepayment Interest Shortfall	287
Prepayment Provision	137
PRIIPs Regulation	13
Prime Rate	324
Principal	169
principal balance certificates	3
Principal Balance Certificates	270
Principal Distribution Amount	280
Principal Shortfall	281
Privileged Information	378
Privileged Information Exception	379
Privileged Person	293
Prohibited Prepayment	288
Promotion Of Collective Investment Schemes Exemptions Order	14
Proposed Course of Action	403
Proposed Course of Action Notice	403
Prospectus Directive	13
PSA	270
PSA Party Repurchase Request	402
PTCE	469
Purchase Price	313
Qualified Intermediary	460
Qualified Investor	13
Qualified Replacement Special Servicer	392
Qualified Substitute Mortgage Loan	314
Qualifying CRE Loan Percentage	267
RAC No-Response Scenario	412
Rated Final Distribution Date	287
Rating Agencies	413
Rating Agency Confirmation	412
REA	63
Realized Loss	290
REC	152
Record Date	272
Registration Statement	465
Regular Certificates	270
Regular Interest Holder	452
Regular Interests	449
Regulation AB	414

Reimbursement Rate	324
Reinvestment Yield	174
Related Group	137
Related Proceeds	323
Release Date	177
Relevant Persons	14
Relief Act	434
Remaining Property	179
REMIC	449
REMIC Regulations	449
REO Account	326
REO Loan	282
REO Property	357
Repurchase Request	402
Requesting Certificateholder	404
Requesting Holders	347
Requesting Investor	305
Requesting Party	411
Required Risk Retention Percentage	267
Requirements	434
Residual Certificates	270
Resolution Failure	402
Resolved	402
Restricted Group	467
Restricted Mezzanine Holder	294
Restricted Party	379
Retaining Parties	267
Retaining Sponsor	266
Review Materials	384
RevPAR	137
Risk Retention Consultation Party	294
RMBS	259
Rooms	141
Rule 15Ga-1	248
Rule 17g-5	296
S&P	263
Scheduled Principal Distribution Amount	280
SEC	232, 240
Section 421-a	171
Securities Act	414
Securitization Accounts	326
Senior Certificates	270
Senior Principal Balance Certificates	270
Serviced Companion Loan	191
Serviced Mortgage Loan	191
Serviced Pari Passu Companion Loan	191
Serviced Pari Passu Mortgage Loan	191
Serviced Pari Passu Whole Loan	191
Serviced Whole Loan	191
Serviced Whole Loan Custodial Account	324
Servicer Termination Event	394, 396
Servicing Advances	321
Servicing Compensation	333
Servicing Fee	333
Servicing Fee Rate	333
Servicing Shift Mortgage Loan	192

Servicing Shift PSA	192
Servicing Shift Securitization Date	192
Servicing Shift Whole Loan	192
Servicing Standard	319
Servicing Transfer Event	357
SF	138
SFA	16
SFO	15
Similar Law	466
Small Loan Appraisal Estimate	344
SMMEA	470
Soft Lockbox	137
Soft Springing Hard Lockbox	137
Sole Certificateholder	338
Special Servicer Major Decision	371
Special Servicer Non-Major Decision	352
Special Servicing Fee	335
Specially Serviced 181 West Madison Whole Loan	230
Specially Serviced Loans	355
Sponsor	232
Springing Cash Management	137
Springing Hard Lockbox	138
Springing Soft Lockbox	138
Sq. Ft.	138
Square Feet	138
Startup Day	450
Starwood Industrial Portfolio Control Appraisal Period	218
Starwood Industrial Portfolio Controlling Noteholder	216
Starwood Industrial Portfolio Defaulted Note Purchase Date	220
Starwood Industrial Portfolio Intercreditor Agreement	211
Starwood Industrial Portfolio Major Decision	219
Starwood Industrial Portfolio Mortgage Loan	211
Starwood Industrial Portfolio Non-Controlling Note A Holder	218
Starwood Industrial Portfolio Non-Controlling Note A Subordinate Class Representative	219
Starwood Industrial Portfolio Note A Holders	211
Starwood Industrial Portfolio Note A Percentage Interest	215
Starwood Industrial Portfolio Note A Rate	215
Starwood Industrial Portfolio Note A Relative Spread	215
Starwood Industrial Portfolio Note A-1	211
Starwood Industrial Portfolio Note A-1 Holder	215
Starwood Industrial Portfolio Note A-2-1	211

Starwood Industrial Portfolio Note A-2-1 Holder	215
Starwood Industrial Portfolio Note A-2-1 Securitization	218
Starwood Industrial Portfolio Note A-2-2	211
Starwood Industrial Portfolio Note A-2-2 Holder	215
Starwood Industrial Portfolio Note A-3-1	211
Starwood Industrial Portfolio Note A-3-1 Holder	215
Starwood Industrial Portfolio Note A-3-2	211
Starwood Industrial Portfolio Note A-3-2 Holder	215
Starwood Industrial Portfolio Note A-4	211
Starwood Industrial Portfolio Note A-4 Holder	215
Starwood Industrial Portfolio Noteholder	218
Starwood Industrial Portfolio Noteholders	211
Starwood Industrial Portfolio Purchase Notice	220
Starwood Industrial Portfolio Senior Mortgage Loan	211
Starwood Industrial Portfolio Senior Notes	211
Starwood Industrial Portfolio Senior Pari Passu Companion Loans	211
Starwood Industrial Portfolio Sequential Pay Event	216
Starwood Industrial Portfolio Subordinate Companion Loan	211
Starwood Industrial Portfolio Subordinate Companion Loan Holder	212
Starwood Industrial Portfolio Subordinate Companion Loan Percentage Interest	216
Starwood Industrial Portfolio Subordinate Companion Loan Rate	216
Starwood Industrial Portfolio Subordinate Companion Loan Relative Spread	216
Starwood Industrial Portfolio Workout	212
Starwood Released Property	178
Stated Principal Balance	282
Staten Island Company	157
Staten Island Property	157
Subject Loans	341
Subordinate Certificates	270
Subordinate Companion Loan	132, 192
Subsequent Asset Status Report	358
Sub-Servicing Agreement	320
Sub-Servicing Entity	396
T-12	138
Tax Cuts and Jobs Act	452
TCO	167
Term to Maturity	138

Terms and Conditions	304
Tests	385
Title V	433
Trailing 12 NOI	136
Transferred Properties	169
Triggering Event of Default	199
TRIPRA	86
Trust	257
Trust Directing Holder	366
Trust REMIC	52
Trust REMICs	449
TTM	138
U.S. Obligations	174
U.S. Person	460
UCC	421
Underwriter Entities	104
Underwriting Agreement	463
Underwritten EGI	138, 141
Underwritten Expenses	138
Underwritten NCF	139
Underwritten NCF Debt Yield	138
Underwritten NCF DSCR	139
Underwritten Net Cash Flow	139
Underwritten Net Cash Flow DSCR	139
Underwritten Net Operating Income	140
Underwritten Net Operating Income DSCR	141
Underwritten NOI	140
Underwritten NOI Debt Yield	139
Underwritten NOI DSCR	141
Underwritten Revenues	141
Units	141
Unscheduled Principal Distribution Amount	281
Unsolicited Information	385
Updated Appraisal	344
Upper-Tier REMIC	52, 449
Upper-Tier REMIC Distribution Account	325

USTs	153
UW EGI	138, 141
UW Expenses	138
UW NCF	139
UW NCF Debt Yield	138
UW NCF DSCR	139
UW NOI	140
UW NOI Debt Yield	139
UW NOI DSCR	141
Volcker Rule	115
Voting Rights	301
VRR Allocation Percentage	269
VRR Available Funds	267
VRR Interest	4, 266
VRR Interest Distribution Amount	269
VRR Percentage	268
VRR Principal Distribution Amount	269
VRR Realized Loss	268
VRR Realized Loss Interest Distribution Amount	269
VRR Upper-Tier REMIC Regular Interest	449
VRR-A Risk Retention Consultation Party	294
VRR-B Risk Retention Consultation Party	294
VRR-C Risk Retention Consultation Party	294
WAC rate	3
WAC Rate	279
Weighted Average Mortgage Rate	142
Wells Fargo Bank	258, 259
Whole Loan	131, 192
Withheld Amounts	325
Workout Fee	335
Workout-Delayed Reimbursement Amount	324
YM/Defeasance Loans	175

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

[THIS PAGE INTENTIONALLY LEFT BLANK]

Benchmark 2020-B16

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			% of		Mortgage		Cut-off		General	Detailed			Interest	Original	Remaining	Original	Remaining		First				Monthly
			Initial Pool	# of	Loan	Original	Date	Maturity	Property	Property	Interest	Administrative	Accrual	Term to	Term to	Amortization	Amortization	Origination	Payment	Maturity	ARD Loan	Final	Debt
Loan	ID	Property Name	Balance	Properties	Seller(1)	Balance($)(3)	Balance($)(3)(7)	or ARD Balance($)(7)	Type(5)	Type	Rate	Fee Rate(6)	Basis	Maturity or ARD	Maturity or ARD	Term(7)	Term(7)	Date	Date	or ARD Date	(Yes/No)	Maturity Date	Service($)(7)(8)
Loan	1	Harrison Retail	7.2%	1	GACC	65,000,000	65,000,000	65,000,000	Retail	Anchored	3.5300%	0.01348%	Actual/360	120	119	0	0	12/13/2019	02/06/2020	01/06/2030	No	01/06/2030	193,864
Loan	2	Bellagio Hotel and Casino(2)(31)(33)	6.7%	1	JPMCB/CREFI	60,000,000	60,000,000	60,000,000	Hospitality	Full Service	3.170153%	0.01348%	Actual/360	120	118	0	0	11/15/2019	01/05/2020	12/05/2029	No	12/05/2029	160,709
Loan	3	Kings Plaza(2)(32)(33)	5.6%	1	JPMCB	50,000,000	50,000,000	50,000,000	Retail	Super Regional Mall	3.3588%	0.01348%	Actual/360	120	119	0	0	12/03/2019	02/01/2020	01/01/2030	No	01/01/2030	141,894
Loan	4	3500 Lacey(2)(34)	5.6%	1	JPMCB	50,000,000	50,000,000	50,000,000	Office	Suburban	4.3500%	0.01348%	Actual/360	120	118	0	0	11/26/2019	01/01/2020	12/01/2029	No	12/01/2029	183,767
Loan	5	FedEx Redmond	5.0%	1	JPMCB	45,140,000	45,140,000	45,140,000	Industrial	Warehouse/Distribution	3.8700%	0.01348%	Actual/360	120	119	0	0	12/17/2019	02/01/2020	01/01/2030	No	01/01/2030	147,598
Loan	6	560 Mission Street(2)(33)	5.0%	1	GACC	45,000,000	45,000,000	45,000,000	Office	CBD	2.5890%	0.01348%	Actual/360	120	118	0	0	12/05/2019	01/06/2020	12/06/2029	No	12/06/2029	98,436
Loan	7	1633 Broadway(2)(31)(33)	5.0%	1	GACC/JPMCB	45,000,000	45,000,000	45,000,000	Office	CBD	2.9900%	0.01348%	Actual/360	120	118	0	0	11/25/2019	01/06/2020	12/06/2029	No	12/06/2029	113,682
Loan	8	Starwood Industrial Portfolio(2)(31)	5.0%	33	GACC	45,000,000	45,000,000	45,000,000	Industrial	Various	3.2310%	0.01473%	Actual/360	120	118	0	0	11/26/2019	01/06/2020	12/06/2029	No	12/06/2029	122,845
Property	8.01	101 45th Street	0.4%	1	GACC	3,437,158	3,437,158		Industrial	Warehouse/Distribution
Property	8.02	4820-4850 Indianapolis Road	0.3%	1	GACC	2,648,302	2,648,302		Industrial	Warehouse/Distribution
Property	8.03	8401 Bearing Drive	0.3%	1	GACC	2,577,868	2,577,868		Industrial	Warehouse/Distribution
Property	8.04	5900 North Meadows Drive	0.3%	1	GACC	2,282,047	2,282,047		Industrial	Warehouse/Distribution
Property	8.05	5701 North Meadows Drive	0.2%	1	GACC	2,098,920	2,098,920		Industrial	Warehouse/Distribution
Property	8.06	8421 Bearing Drive	0.2%	1	GACC	1,817,186	1,817,186		Industrial	Warehouse/Distribution
Property	8.07	6451-6471 Northwind Parkway	0.2%	1	GACC	1,760,839	1,760,839		Industrial	Warehouse/Distribution
Property	8.08	4910-4938 Indianapolis Road	0.2%	1	GACC	1,718,579	1,718,579		Industrial	Warehouse/Distribution
Property	8.09	6221-6241 Northwind Parkway	0.2%	1	GACC	1,690,405	1,690,405		Industrial	Warehouse/Distribution
Property	8.10	775 Commerce Parkway West Drive	0.2%	1	GACC	1,619,972	1,619,972		Industrial	Warehouse/Distribution
Property	8.11	1901 Northwind Parkway	0.2%	1	GACC	1,563,625	1,563,625		Industrial	Warehouse/Distribution
Property	8.12	333 45th Street	0.2%	1	GACC	1,493,191	1,493,191		Industrial	Warehouse/Distribution
Property	8.13	221 South Swift Road	0.2%	1	GACC	1,436,845	1,436,845		Industrial	Warehouse/Distribution
Property	8.14	W234N2091 Ridgeview Parkway Court	0.2%	1	GACC	1,352,324	1,352,324		Industrial	Warehouse/Distribution
Property	8.15	2240 Creekside Parkway	0.1%	1	GACC	1,295,977	1,295,977		Industrial	Warehouse/Distribution
Property	8.16	201 South Swift Road	0.1%	1	GACC	1,281,891	1,281,891		Industrial	Warehouse/Distribution
Property	8.17	8441 Bearing Drive	0.1%	1	GACC	1,267,804	1,267,804		Industrial	Warehouse/Distribution
Property	8.18	4700 Ironwood Drive	0.1%	1	GACC	1,239,631	1,239,631		Industrial	Warehouse/Distribution
Property	8.19	4410 North 132nd Street	0.1%	1	GACC	1,197,370	1,197,370		Industrial	Warehouse/Distribution
Property	8.20	999 Gerdt Court	0.1%	1	GACC	1,169,197	1,169,197		Industrial	Warehouse/Distribution
Property	8.21	480 45th Street	0.1%	1	GACC	1,155,110	1,155,110		Industrial	Cold Storage
Property	8.22	12857 South Hamlin Court	0.1%	1	GACC	1,098,764	1,098,764		Industrial	Warehouse/Distribution
Property	8.23	1695 Glen Ellyn Road	0.1%	1	GACC	1,028,330	1,028,330		Industrial	Warehouse/Distribution
Property	8.24	1701-1721 Northwind Parkway	0.1%	1	GACC	1,014,243	1,014,243		Industrial	Warehouse/Distribution
Property	8.25	1245 Lakeside Drive	0.1%	1	GACC	887,463	887,463		Industrial	Warehouse/Distribution
Property	8.26	3890 Perry Boulevard	0.1%	1	GACC	873,376	873,376		Industrial	Warehouse/Distribution
Property	8.27	215 45th Street	0.1%	1	GACC	640,945	640,945		Industrial	Cold Storage
Property	8.28	845 Telser Road	0.1%	1	GACC	633,902	633,902		Industrial	Warehouse/Distribution
Property	8.29	1851 Northwind Parkway	0.1%	1	GACC	633,902	633,902		Industrial	Warehouse/Distribution
Property	8.30	1650 Northwind Parkway	0.1%	1	GACC	563,468	563,468		Industrial	Warehouse/Distribution
Property	8.31	225 45th Street	0.1%	1	GACC	563,468	563,468		Industrial	Warehouse/Distribution
Property	8.32	1600-1640 Northwind Parkway	0.1%	1	GACC	549,382	549,382		Industrial	Warehouse/Distribution
Property	8.33	235 45th Street	0.0%	1	GACC	408,515	408,515		Industrial	Warehouse/Distribution
Loan	9	650 Madison Avenue(2)(31)	5.0%	1	CREFI	45,000,000	45,000,000	45,000,000	Mixed Use	Office/Retail	3.4860%	0.01348%	Actual/360	120	118	0	0	11/26/2019	01/08/2020	12/08/2029	No	12/08/2029	132,541
Loan	10	181 West Madison(2)(31)	4.8%	1	JPMCB	43,000,000	43,000,000	43,000,000	Office	CBD	3.9000%	0.01348%	Actual/360	84	82	0	0	11/27/2019	01/01/2020	12/01/2026	No	12/01/2026	141,691
Loan	11	Middleton Net Lease Portfolio	4.7%	4	CREFI	42,250,000	42,250,000	42,250,000	Retail	Single Tenant	3.6300%	0.01348%	Actual/360	120	118	0	0	11/13/2019	01/06/2020	12/06/2029	No	12/06/2029	129,581
Property	11.01	Asheboro - Walmart	1.3%	1	CREFI	11,700,000	11,700,000		Retail	Single Tenant
Property	11.02	West Seneca - Home Depot	1.3%	1	CREFI	11,300,000	11,300,000		Retail	Single Tenant
Property	11.03	Concord - Walmart	1.2%	1	CREFI	10,700,000	10,700,000		Retail	Single Tenant
Property	11.04	Cranberry - Walmart	1.0%	1	CREFI	8,550,000	8,550,000		Retail	Single Tenant
Loan	12	Landing Square	4.0%	1	GACC	36,200,000	36,200,000	31,550,972	Multifamily	Garden	4.3150%	0.01348%	Actual/360	120	119	360	360	12/09/2019	02/06/2020	01/06/2030	No	01/06/2030	179,462
Loan	13	510 East 14th Street(2)(32)	3.9%	1	CREFI	35,000,000	35,000,000	35,000,000	Mixed Use	Multifamily/Retail	2.9200%	0.01473%	Actual/360	119	118	0	0	12/12/2019	02/06/2020	12/06/2029	No	12/06/2029	86,350
Loan	14	490-504 Myrtle Avenue(2)(32)	3.9%	2	JPMCB	35,000,000	35,000,000	35,000,000	Multifamily	Mid Rise	3.7876%	0.01348%	Actual/360	120	118	0	0	11/18/2019	01/06/2020	12/06/2029	No	12/06/2029	112,007
Property	14.01	504 Myrtle Avenue	2.4%	1	JPMCB	21,599,433	21,599,433		Multifamily	Mid Rise
Property	14.02	490 Myrtle Avenue	1.5%	1	JPMCB	13,400,567	13,400,567		Multifamily	Mid Rise
Loan	15	1019 Market(34)	3.7%	1	JPMCB	33,500,000	33,500,000	33,500,000	Office	CBD	3.7800%	0.01348%	Actual/360	120	119	0	0	12/31/2019	02/01/2020	01/01/2030	No	01/01/2030	106,991
Loan	16	65 Ainslie	3.5%	1	CREFI	31,600,000	31,600,000	31,600,000	Multifamily	Mid Rise	3.9900%	0.01348%	Actual/360	120	119	0	0	12/31/2019	02/06/2020	01/06/2030	No	01/06/2030	106,529
Loan	17	Crowne Plaza Resort Asheville	2.9%	1	JPMCB	26,200,000	26,200,000	20,886,769	Hospitality	Full Service	4.1000%	0.01348%	Actual/360	120	120	360	360	01/07/2020	03/01/2020	02/01/2030	No	02/01/2030	126,598
Loan	18	Sunset Grove Shopping Center	2.6%	1	CREFI	23,350,000	23,350,000	23,350,000	Retail	Anchored	3.7400%	0.01348%	Actual/360	120	120	0	0	01/07/2020	03/06/2020	02/06/2030	No	02/06/2030	73,785
Loan	19	West Road Plaza	2.3%	1	GACC	21,000,000	21,000,000	21,000,000	Retail	Anchored	3.8700%	0.03348%	Actual/360	120	120	0	0	01/07/2020	03/06/2020	02/06/2030	No	02/06/2030	68,666
Loan	20	2142-2172 Nostrand Avenue	1.7%	1	JPMCB	15,000,000	15,000,000	15,000,000	Retail	Anchored	3.3100%	0.01348%	Actual/360	120	119	0	0	12/13/2019	02/01/2020	01/01/2030	No	01/01/2030	41,950
Loan	21	Creekside	1.6%	1	JPMCB	14,137,000	14,137,000	14,137,000	Office	Suburban	3.5500%	0.05348%	Actual/360	120	118	0	0	11/22/2019	01/01/2020	12/01/2029	No	12/01/2029	42,403
Loan	22	Amazon Distribution Salem	1.6%	1	JPMCB	14,105,000	14,105,000	14,105,000	Industrial	Warehouse/Distribution	3.8500%	0.01348%	Actual/360	120	118	0	0	11/20/2019	01/01/2020	12/01/2029	No	12/01/2029	45,882
Loan	23	300-314 North College Street	1.2%	1	JPMCB	10,630,000	10,630,000	10,630,000	Retail	Unanchored	4.0650%	0.05348%	Actual/360	60	58	0	0	11/22/2019	01/01/2020	12/01/2024	No	12/01/2024	36,509
Loan	24	Giant Anchored Portfolio(2)	1.1%	7	CREFI	10,000,000	10,000,000	9,054,952	Retail	Anchored	3.8700%	0.01348%	Actual/360	120	118	360	360	11/19/2019	01/06/2020	12/06/2029	No	12/06/2029	46,995
Property	24.01	Parkway Plaza	0.2%	1	CREFI	1,907,216	1,907,216		Retail	Anchored
Property	24.02	Aston Center	0.2%	1	CREFI	1,649,485	1,649,485		Retail	Anchored
Property	24.03	Spring Meadow	0.2%	1	CREFI	1,639,175	1,639,175		Retail	Anchored
Property	24.04	Scott Town Center	0.2%	1	CREFI	1,422,680	1,422,680		Retail	Anchored
Property	24.05	Creekside Marketplace	0.2%	1	CREFI	1,391,753	1,391,753		Retail	Anchored
Property	24.06	Stonehenge Square	0.1%	1	CREFI	1,154,639	1,154,639		Retail	Anchored
Property	24.07	AYR Town Center	0.1%	1	CREFI	835,052	835,052		Retail	Anchored
Loan	25	Home Depot - Cleveland Heights	1.1%	1	JPMCB	9,590,000	9,590,000	9,590,000	Other	Leased Fee	3.7100%	0.01348%	Actual/360	120	119	0	0	12/19/2019	02/01/2020	01/01/2030	No	01/01/2030	30,061
Loan	26	Fairfield Inn & Suites Spokane	0.9%	1	JPMCB	8,020,000	7,999,873	6,434,400	Hospitality	Select Service	4.2760%	0.01348%	Actual/360	120	118	360	358	11/21/2019	01/01/2020	12/01/2029	No	12/01/2029	39,576
Loan	27	Northpoint Business Plaza(33)	0.8%	1	CREFI	7,395,000	7,395,000	7,395,000	Office	Suburban	3.6800%	0.01348%	Actual/360	120	119	0	0	12/23/2019	02/06/2020	01/06/2030	No	01/06/2030	22,993
Loan	28	Monster Storage Portfolio	0.8%	2	CREFI	6,800,000	6,800,000	5,926,003	Self Storage	Self Storage	4.3100%	0.01348%	Actual/360	120	119	360	360	12/18/2019	02/06/2020	01/06/2030	No	01/06/2030	33,691
Property	28.01	Monster Storage Westminster	0.4%	1	CREFI	3,750,000	3,750,000		Self Storage	Self Storage
Property	28.02	Monster Storage Seneca	0.3%	1	CREFI	3,050,000	3,050,000		Self Storage	Self Storage
Loan	29	Casa Laguna Hotel & Spa(33)	0.7%	1	GACC	6,500,000	6,500,000	6,500,000	Hospitality	Full Service	3.9240%	0.01348%	Actual/360	120	118	0	0	11/07/2019	01/06/2020	12/06/2029	No	12/06/2029	21,550
Loan	30	SpringHill Suites Florence	0.7%	1	GACC	6,500,000	6,500,000	5,631,321	Hospitality	Limited Service	4.0640%	0.01348%	Actual/360	120	119	360	360	12/10/2019	02/06/2020	01/06/2030	No	01/06/2030	31,272
Loan	31	CVS Argyle	0.5%	1	CREFI	4,825,000	4,825,000	4,825,000	Retail	Single Tenant	4.1800%	0.01348%	Actual/360	120	119	0	0	12/20/2019	02/06/2020	01/06/2030	No	01/06/2030	17,041
Loan	32	MS & MO Storage Portfolio	0.5%	2	CREFI	4,650,000	4,650,000	4,028,307	Self Storage	Self Storage	4.0600%	0.01348%	Actual/360	120	118	360	360	12/06/2019	01/06/2020	12/06/2029	No	12/06/2029	22,361
Property	32.01	Extra Space Long Beach	0.3%	1	CREFI	2,500,000	2,500,000		Self Storage	Self Storage
Property	32.02	Hampel Rd Storage	0.2%	1	CREFI	2,150,000	2,150,000		Self Storage	Self Storage
Loan	33	A&W Storage	0.4%	1	CREFI	3,725,000	3,725,000	3,223,052	Self Storage	Self Storage	4.0100%	0.01348%	Actual/360	120	118	360	360	12/05/2019	01/06/2020	12/06/2029	No	12/06/2029	17,805

A-1-1

Benchmark 2020-B16

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

				Pari Passu	Pari Passu
			Annual	Companion Loan	Companion Loan	Remaining			Crossed								FIRREA	Cut-Off
			Debt	Monthly Debt	Annual Debt	Interest Only		Cash	With	Related	Underwritten	Underwritten	Grace	Payment	Appraised	Appraisal	Compliant	Date LTV	LTV Ratio at
Loan	ID	Property Name	Service($)(7)(8)	Service($)	Service($)	Period	Lockbox(10)	Management(11)	Other Loans	Borrower	NOI DSCR(7)(8)(12)	NCF DSCR(7)(8)(12)	Period(14)	Date	Value ($)(15)	As-of Date(15)	(Yes/No)	Ratio(9)(12)(15)	Maturity or ARD(12)(15)
Loan	1	Harrison Retail	2,326,368			119	Hard	Springing	No	No	2.28x	2.20x	0	6	100,000,000	11/20/2019	Yes	65.0%	65.0%
Loan	2	Bellagio Hotel and Casino(2)(31)(33)	1,928,510	4,328,969	51,947,624	118	Hard	Springing	No	No	8.80x	8.42x	0	5	4,260,000,000	10/16/2019	Yes	39.3%	39.3%
Loan	3	Kings Plaza(2)(32)(33)	1,702,725	1,240,151	14,881,817	119	Hard	Springing	No	No	3.14x	3.07x	0	1	900,000,000	10/17/2019	Yes	54.1%	54.1%
Loan	4	3500 Lacey(2)(34)	2,205,208	131,577	1,578,929	118	Hard	Springing	No	No	2.56x	2.38x	0	1	129,000,000	09/03/2019	Yes	66.5%	66.5%
Loan	5	FedEx Redmond	1,771,181			119	Hard	Springing	No	Yes - A	2.20x	2.15x	0	1	81,500,000	11/20/2019	Yes	55.4%	55.4%
Loan	6	560 Mission Street(2)(33)	1,181,231	557,804	6,693,644	118	Hard	Springing	No	No	5.42x	5.23x	0	6	842,000,000	10/31/2019	Yes	35.6%	35.6%
Loan	7	1633 Broadway(2)(31)(33)	1,364,187	2,415,117	28,981,406	118	Hard	Springing	No	No	3.93x	3.84x	0	6	2,400,000,000	10/24/2019	Yes	41.7%	41.7%
Loan	8	Starwood Industrial Portfolio(2)(31)	1,474,144	271,625	3,259,496	118	Hard	Springing	No	No	3.99x	3.67x	0	6	319,450,000	Various	Yes	45.2%	45.2%
Property	8.01	101 45th Street													24,400,000	10/29/2019	Yes
Property	8.02	4820-4850 Indianapolis Road													18,800,000	10/30/2019	Yes
Property	8.03	8401 Bearing Drive													18,300,000	10/30/2019	Yes
Property	8.04	5900 North Meadows Drive													16,200,000	10/30/2019	Yes
Property	8.05	5701 North Meadows Drive													14,900,000	10/30/2019	Yes
Property	8.06	8421 Bearing Drive													12,900,000	10/30/2019	Yes
Property	8.07	6451-6471 Northwind Parkway													12,500,000	10/29/2019	Yes
Property	8.08	4910-4938 Indianapolis Road													12,200,000	10/30/2019	Yes
Property	8.09	6221-6241 Northwind Parkway													12,000,000	10/29/2019	Yes
Property	8.10	775 Commerce Parkway West Drive													11,500,000	10/30/2019	Yes
Property	8.11	1901 Northwind Parkway													11,100,000	10/29/2019	Yes
Property	8.12	333 45th Street													10,600,000	10/29/2019	Yes
Property	8.13	221 South Swift Road													10,200,000	10/30/2019	Yes
Property	8.14	W234N2091 Ridgeview Parkway Court													9,600,000	10/29/2019	Yes
Property	8.15	2240 Creekside Parkway													9,200,000	10/30/2019	Yes
Property	8.16	201 South Swift Road													9,100,000	10/30/2019	Yes
Property	8.17	8441 Bearing Drive													9,000,000	10/30/2019	Yes
Property	8.18	4700 Ironwood Drive													8,800,000	10/29/2019	Yes
Property	8.19	4410 North 132nd Street													8,500,000	10/29/2019	Yes
Property	8.20	999 Gerdt Court													8,300,000	10/30/2019	Yes
Property	8.21	480 45th Street													8,200,000	10/29/2019	Yes
Property	8.22	12857 South Hamlin Court													7,800,000	10/30/2019	Yes
Property	8.23	1695 Glen Ellyn Road													7,300,000	10/30/2019	Yes
Property	8.24	1701-1721 Northwind Parkway													7,200,000	10/30/2019	Yes
Property	8.25	1245 Lakeside Drive													6,300,000	10/30/2019	Yes
Property	8.26	3890 Perry Boulevard													6,200,000	10/30/2019	Yes
Property	8.27	215 45th Street													4,550,000	10/29/2019	Yes
Property	8.28	845 Telser Road													4,500,000	10/30/2019	Yes
Property	8.29	1851 Northwind Parkway													4,500,000	10/30/2019	Yes
Property	8.30	1650 Northwind Parkway													4,000,000	10/29/2019	Yes
Property	8.31	225 45th Street													4,000,000	10/29/2019	Yes
Property	8.32	1600-1640 Northwind Parkway													3,900,000	10/29/2019	Yes
Property	8.33	235 45th Street													2,900,000	10/29/2019	Yes
Loan	9	650 Madison Avenue(2)(31)	1,590,488	1,595,789	19,149,470	118	Hard	Springing	No	No	2.82x	2.74x	0	8	1,210,000,000	10/31/2019	Yes	48.5%	48.5%
Loan	10	181 West Madison(2)(31)	1,700,292	213,855	2,566,254	82	Hard	Springing	No	No	5.16x	4.67x	0	1	375,289,826	10/22/2019	Yes	28.8%	28.8%
Loan	11	Middleton Net Lease Portfolio	1,554,976			118	Springing Hard	Springing	No	No	2.68x	2.62x	0	6	71,150,000	Various	Yes	59.4%	59.4%
Property	11.01	Asheboro - Walmart													19,650,000	10/19/2019	Yes
Property	11.02	West Seneca - Home Depot													19,000,000	10/18/2019	Yes
Property	11.03	Concord - Walmart													18,000,000	10/19/2019	Yes
Property	11.04	Cranberry - Walmart													14,500,000	10/15/2019	Yes
Loan	12	Landing Square	2,153,549			35	Soft	Springing	No	No	1.26x	1.22x	0	6	46,300,000	09/09/2019	Yes	73.9%	68.1%
Loan	13	510 East 14th Street(2)(32)	1,036,194	123,356	1,480,278	118	Soft (Residential) / Hard (Retail)	In Place	No	No	3.69x	3.62x	0	6	287,900,000	09/25/2019	Yes	29.5%	29.5%
Loan	14	490-504 Myrtle Avenue(2)(32)	1,344,086	160,010	1,920,123	118	Hard	Springing	No	No	1.94x	1.92x	0	6	141,300,000	09/04/2019	Yes	60.2%	60.2%
Property	14.01	504 Myrtle Avenue													87,200,000	09/04/2019	Yes
Property	14.02	490 Myrtle Avenue													54,100,000	09/04/2019	Yes
Loan	15	1019 Market(34)	1,283,888			119	Hard	Springing	No	Yes - A	2.52x	2.34x	0	1	71,400,000	11/07/2019	Yes	46.9%	46.9%
Loan	16	65 Ainslie	1,278,352			119	Springing Hard	Springing	No	No	1.75x	1.73x	0	6	49,900,000	11/21/2019	Yes	63.3%	63.3%
Loan	17	Crowne Plaza Resort Asheville	1,519,176			0	Hard	Springing	No	No	2.57x	2.57x	0	1	49,000,000	08/06/2019	Yes	53.5%	42.6%
Loan	18	Sunset Grove Shopping Center	885,419			120	Springing Hard	Springing	No	No	2.61x	2.42x	0	6	37,700,000	11/08/2019	Yes	61.9%	61.9%
Loan	19	West Road Plaza	823,988			120	Hard	Springing	No	No	3.11x	2.79x	0	6	47,000,000	07/09/2019	Yes	44.7%	44.7%
Loan	20	2142-2172 Nostrand Avenue	503,396			119	Springing Hard	Springing	No	No	3.79x	3.68x	0	1	31,900,000	10/29/2019	Yes	47.0%	47.0%
Loan	21	Creekside	508,834			118	Springing Hard	Springing	No	No	3.63x	3.46x	5	1	21,800,000	10/02/2019	Yes	64.8%	64.8%
Loan	22	Amazon Distribution Salem	550,585			118	Hard	Springing	No	No	2.26x	2.24x	3 (once per year)	1	21,700,000	11/06/2019	Yes	65.0%	65.0%
Loan	23	300-314 North College Street	438,111			58	Hard	In Place	No	No	2.25x	2.07x	0	1	15,750,000	10/03/2019	Yes	67.5%	67.5%
Loan	24	Giant Anchored Portfolio(2)	563,941	408,857	4,906,290	58	Springing Hard	Springing	No	No	1.61x	1.52x	0	6	130,500,000	10/01/2019	Yes	74.3%	67.3%
Property	24.01	Parkway Plaza													24,200,000	10/01/2019	Yes
Property	24.02	Aston Center													20,700,000	10/01/2019	Yes
Property	24.03	Spring Meadow													22,400,000	10/01/2019	Yes
Property	24.04	Scott Town Center													18,200,000	10/01/2019	Yes
Property	24.05	Creekside Marketplace													18,000,000	10/01/2019	Yes
Property	24.06	Stonehenge Square													16,000,000	10/01/2019	Yes
Property	24.07	AYR Town Center													11,000,000	10/01/2019	Yes
Loan	25	Home Depot - Cleveland Heights	360,731			119	Hard	Springing	No	No	2.52x	2.52x	0	1	13,700,000	10/15/2019	Yes	70.0%	70.0%
Loan	26	Fairfield Inn & Suites Spokane	474,909			0	Hard	Springing	No	No	2.09x	2.09x	0	1	11,800,000	10/08/2019	Yes	67.8%	54.5%
Loan	27	Northpoint Business Plaza(33)	275,916			119	Springing Hard	Springing	No	No	3.16x	2.90x	0	6	12,400,000	11/13/2019	Yes	59.6%	59.6%
Loan	28	Monster Storage Portfolio	404,294			35	Springing Hard	Springing	No	Yes - B	1.41x	1.37x	0	6	10,100,000	11/26/2019	Yes	67.3%	58.7%
Property	28.01	Monster Storage Westminster													5,775,000	11/26/2019	Yes
Property	28.02	Monster Storage Seneca													4,325,000	11/26/2019	Yes
Loan	29	Casa Laguna Hotel & Spa(33)	258,603			118	Springing Hard	Springing	No	No	3.20x	2.86x	0	6	11,400,000	08/26/2019	Yes	57.0%	57.0%
Loan	30	SpringHill Suites Florence	375,268			35	Hard	Springing	No	No	2.25x	1.94x	0	6	10,100,000	12/15/2019	Yes	64.4%	55.8%
Loan	31	CVS Argyle	204,486			119	Springing Hard	Springing	No	No	1.97x	1.95x	0	6	8,050,000	11/10/2019	Yes	59.9%	59.9%
Loan	32	MS & MO Storage Portfolio	268,332			34	Springing Hard	Springing	No	Yes - B	1.59x	1.56x	0	6	6,450,000	Various	Yes	72.1%	62.5%
Property	32.01	Extra Space Long Beach													3,550,000	11/23/2019	Yes
Property	32.02	Hampel Rd Storage													2,900,000	11/01/2019	Yes
Loan	33	A&W Storage	213,662			34	Springing Hard	Springing	No	Yes - B	1.54x	1.52x	0	6	5,300,000	11/08/2019	Yes	70.3%	60.8%

A-1-2

Benchmark 2020-B16

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

										Net	Units	Loan per Net
								Year	Year	Rentable Area	of	Rentable Area	Prepayment Provisions	Most Recent Operating	Most Recent	Most Recent
Loan	ID	Property Name	Address	City	County	State	Zip Code	Built	Renovated	(SF/Units/Rooms)(4)	Measure	(SF/Units/Rooms) $(4)(12)	(# of payments)(16)(17)(18)	Statements Date	EGI ($)	Expenses($)
Loan	1	Harrison Retail	350 Amsterdam Avenue	New York	New York	NY	10024	2009	NAP	88,254	Sq. Ft.	737	L(25), D(90), O(5)	T-9 9/30/2019 Ann.	7,298,121	2,054,536
Loan	2	Bellagio Hotel and Casino(2)(31)(33)	3600 South Las Vegas Boulevard	Las Vegas	Clark	NV	89109	1997	2019	3,933	Rooms	426,189	YM0.5(26), DorYM0.5(87), O(7)	09/30/2019	1,349,062,464	874,997,149
Loan	3	Kings Plaza(2)(32)(33)	5100 Kings Plaza	Brooklyn	Kings	NY	11234	1969	2018	811,797	Sq. Ft.	600	L(25), YM1(90), O(5)	09/30/2019	76,315,642	28,858,298
Loan	4	3500 Lacey(2)(34)	3500 Lacey Road	Downers Grove	DuPage	IL	60515	1992	2014-2018	583,982	Sq. Ft.	147	L(25), YM1(91), O(4)	08/31/2019	16,670,953	6,832,200
Loan	5	FedEx Redmond	18795 Northeast 73rd Street	Redmond	King	WA	98052	2013	NAP	210,321	Sq. Ft.	215	L(25), YM1(92), O(3)	09/30/2019	4,020,645	126,549
Loan	6	560 Mission Street(2)(33)	560 Mission Street	San Francisco	San Francisco	CA	94105	2002	NAP	668,149	Sq. Ft.	449	L(26), DorYM1(87), O(7)	09/30/2019	50,792,721	12,479,248
Loan	7	1633 Broadway(2)(31)(33)	1633 Broadway	New York	New York	NY	10019	1972	2013	2,561,512	Sq. Ft.	391	L(26), D(87), O(7)	09/30/2019	182,760,348	71,951,033
Loan	8	Starwood Industrial Portfolio(2)(31)	Various	Various	Various	Various	Various	Various	Various	4,070,396	Sq. Ft.	36	L(26), D(90), O(4)
Property	8.01	101 45th Street	101 45th Street	Munster	Lake	IN	46321	1992	NAP	349,988	Sq. Ft.	32
Property	8.02	4820-4850 Indianapolis Road	4820-4850 Indianapolis Road	Whitestown	Boone	IN	46075	2016	NAP	323,000	Sq. Ft.	26
Property	8.03	8401 Bearing Drive	8401 Bearing Drive	Indianapolis	Marion	IN	46268	2015	NAP	266,400	Sq. Ft.	31
Property	8.04	5900 North Meadows Drive	5900 North Meadows Drive	Grove City	Franklin	OH	43123	1997	NAP	269,831	Sq. Ft.	27
Property	8.05	5701 North Meadows Drive	5701 North Meadows Drive	Grove City	Franklin	OH	43123	1997	NAP	268,905	Sq. Ft.	25
Property	8.06	8421 Bearing Drive	8421 Bearing Drive	Indianapolis	Marion	IN	46268	2015	NAP	124,200	Sq. Ft.	47
Property	8.07	6451-6471 Northwind Parkway	6451-6471 Northwind Parkway	Hobart	Lake	IN	46342	2016	NAP	159,813	Sq. Ft.	35
Property	8.08	4910-4938 Indianapolis Road	4910-4938 Indianapolis Road	Whitestown	Boone	IN	46075	2016	NAP	156,000	Sq. Ft.	35
Property	8.09	6221-6241 Northwind Parkway	6221-6241 Northwind Parkway	Hobart	Lake	IN	46342	2009	NAP	150,000	Sq. Ft.	36
Property	8.10	775 Commerce Parkway West Drive	775 Commerce Parkway West Drive	Greenwood	Johnson	IN	46143	2014	2019	155,000	Sq. Ft.	34
Property	8.11	1901 Northwind Parkway	1901 Northwind Parkway	Hobart	Lake	IN	46342	2006	NAP	101,437	Sq. Ft.	49
Property	8.12	333 45th Street	333 45th Street	Munster	Lake	IN	46321	1999	2015	140,000	Sq. Ft.	34
Property	8.13	221 South Swift Road	221 South Swift Road	Addison	DuPage	IL	60101	1995	NAP	110,000	Sq. Ft.	42
Property	8.14	W234N2091 Ridgeview Parkway Court	W234N2091 Ridgeview Parkway Court	Pewaukee	Waukesha	WI	53188	2001	NAP	105,444	Sq. Ft.	41
Property	8.15	2240 Creekside Parkway	2240 Creekside Parkway	Lockbourne	Franklin	OH	43137	2012	NAP	125,000	Sq. Ft.	33
Property	8.16	201 South Swift Road	201 South Swift Road	Addison	DuPage	IL	60101	1995	NAP	85,000	Sq. Ft.	48
Property	8.17	8441 Bearing Drive	8441 Bearing Drive	Indianapolis	Marion	IN	46268	2015	NAP	124,200	Sq. Ft.	33
Property	8.18	4700 Ironwood Drive	4700 Ironwood Drive	Franklin	Milwaukee	WI	53132	2000	NAP	123,200	Sq. Ft.	32
Property	8.19	4410 North 132nd Street	4410 North 132nd Street	Butler	Waukesha	WI	53007	1998	NAP	100,000	Sq. Ft.	38
Property	8.20	999 Gerdt Court	999 Gerdt Court	Greenwood	Johnson	IN	46143	2001	NAP	132,315	Sq. Ft.	28
Property	8.21	480 45th Street	480 45th Street	Munster	Lake	IN	46321	2002	2011	107,095	Sq. Ft.	35
Property	8.22	12857 South Hamlin Court	12857 South Hamlin Court	Alsip	Cook	IL	60803	2014	NAP	45,000	Sq. Ft.	78
Property	8.23	1695 Glen Ellyn Road	1695 Glen Ellyn Road	Glendale Heights	DuPage	IL	60139	2011	NAP	40,080	Sq. Ft.	82
Property	8.24	1701-1721 Northwind Parkway	1701-1721 Northwind Parkway	Hobart	Lake	IN	46342	2005	NAP	94,786	Sq. Ft.	34
Property	8.25	1245 Lakeside Drive	1245 Lakeside Drive	Romeoville	Will	IL	60446	1998	NAP	59,976	Sq. Ft.	48
Property	8.26	3890 Perry Boulevard	3890 Perry Boulevard	Whitestown	Boone	IN	46075	2008	2013	70,000	Sq. Ft.	40
Property	8.27	215 45th Street	215 45th Street	Munster	Lake	IN	46321	2000	NAP	65,000	Sq. Ft.	32
Property	8.28	845 Telser Road	845 Telser Road	Lake Zurich	Lake	IL	60047	2016	NAP	20,000	Sq. Ft.	102
Property	8.29	1851 Northwind Parkway	1851 Northwind Parkway	Hobart	Lake	IN	46342	2014	NAP	18,120	Sq. Ft.	112
Property	8.30	1650 Northwind Parkway	1650 Northwind Parkway	Hobart	Lake	IN	46342	2006	NAP	50,400	Sq. Ft.	36
Property	8.31	225 45th Street	225 45th Street	Munster	Lake	IN	46321	2000	NAP	45,000	Sq. Ft.	40
Property	8.32	1600-1640 Northwind Parkway	1600-1640 Northwind Parkway	Hobart	Lake	IN	46342	2006	NAP	50,206	Sq. Ft.	35
Property	8.33	235 45th Street	235 45th Street	Munster	Lake	IN	46321	2000	NAP	35,000	Sq. Ft.	37
Loan	9	650 Madison Avenue(2)(31)	650 Madison Avenue	New York	New York	NY	10022	1957, 1987	2015	600,415	Sq. Ft.	977	L(26), D(87), O(7)	09/30/2019	78,288,218	27,326,681
Loan	10	181 West Madison(2)(31)	181 West Madison Street	Chicago	Cook	IL	60602	1990	2016	946,099	Sq. Ft.	114	L(26), D(53), O(5)	09/30/2019	39,800,913	17,954,617
Loan	11	Middleton Net Lease Portfolio	Various	Various	Various	Various	Various	Various	Various	716,871	Sq. Ft.	59	L(26), D(90), O(4)
Property	11.01	Asheboro - Walmart	1226 East Dixie Drive	Asheboro	Randolph	NC	27203	1999	NAP	221,896	Sq. Ft.	53
Property	11.02	West Seneca - Home Depot	1881 Ridge Road	West Seneca	Erie	NY	14224	1996	2016	103,344	Sq. Ft.	109
Property	11.03	Concord - Walmart	150 Concord Commons Place Southwest	Concord	Cabarrus	NC	28027	1999	NAP	203,750	Sq. Ft.	53
Property	11.04	Cranberry - Walmart	10 Kimberly Lane	Cranberry	Venango	PA	16319	1999	NAP	187,881	Sq. Ft.	46
Loan	12	Landing Square	3378 Greenbriar Parkway Southwest	Atlanta	Fulton	GA	30331	2008	NAP	322	Units	112,422	L(25), D(91), O(4)	10/31/2019	4,557,054	1,869,180
Loan	13	510 East 14th Street(2)(32)	510 East 14th Street	New York	New York	NY	10009	2018	NAP	160	Units	531,250	YM1(25), DorYM1(90), O(4)	09/30/2019	10,500,123	5,817,289
Loan	14	490-504 Myrtle Avenue(2)(32)	Various	Brooklyn	Kings	NY	11205	Various	NAP	236	Units	360,169	L(26), D(89), O(5)	09/30/2019	7,187,225	1,760,424
Property	14.01	504 Myrtle Avenue	504 Myrtle Avenue	Brooklyn	Kings	NY	11205	2017	NAP	143	Units	366,824		09/30/2019	4,242,586	928,283
Property	14.02	490 Myrtle Avenue	490 Myrtle Avenue	Brooklyn	Kings	NY	11205	2015	NAP	93	Units	349,938		09/30/2019	2,944,640	832,142
Loan	15	1019 Market(34)	1019 Market Street	San Francisco	San Francisco	CA	94103	1909	2014	75,523	Sq. Ft.	444	L(25), YM1(92), O(3)	T-10 10/31/2019 Ann.	4,777,599	1,487,638
Loan	16	65 Ainslie	65 Ainslie Street	Brooklyn	Kings	NY	11211	2008	2013	46	Units	686,957	L(25), D(92), O(3)	11/30/2019	2,587,350	331,726
Loan	17	Crowne Plaza Resort Asheville	1 Resort Drive	Asheville	Buncombe	NC	28806	1973-2010	2017	274	Rooms	95,620	L(24), D(92), O(4)	10/31/2019	12,394,387	8,550,843
Loan	18	Sunset Grove Shopping Center	4190 Illinois Route 83	Long Grove	Lake	IL	60047	2011	NAP	109,938	Sq. Ft.	212	L(24), YM1(93), O(3)	10/31/2019	2,929,587	581,192
Loan	19	West Road Plaza	10241-10275 North Freeway	Houston	Harris	TX	77037	1992	2006-2016	444,756	Sq. Ft.	47	L(24), D(91), O(5)	04/30/2019	4,108,519	1,442,875
Loan	20	2142-2172 Nostrand Avenue	2142-2146 Nostrand Avenue; 2156-2158 Nostrand Avenue; 2166-2172 Nostrand Avenue	Brooklyn	Kings	NY	11210	1960, 1963, 2013	2013, 2014	44,445	Sq. Ft.	337	L(25), D(91), O(4)	T-10 10/31/2019 Ann.	2,486,810	490,652
Loan	21	Creekside	650, 660, 670 & 680 Hawthorne Avenue Southeast	Salem	Marion	OR	97301	2000-2008	NAP	99,353	Sq. Ft.	142	L(25), YM1(1), DorYM1(89), YM1(1), O(4)	T-8 8/31/2019 Ann.	2,563,398	671,699
Loan	22	Amazon Distribution Salem	5475 Gaffin Road Southeast	Salem	Marion	OR	97317	2009	2019	129,850	Sq. Ft.	109	L(26), D(88), O(6)
Loan	23	300-314 North College Street	300-314 North College Street	Charlotte	Mecklenburg	NC	28202	1936, 1946	2016	36,611	Sq. Ft.	290	L(26), D(31), O(3)	08/31/2019	975,353	193,723
Loan	24	Giant Anchored Portfolio(2)	Various	Various	Various	PA	Various	Various	Various	548,482	Sq. Ft.	177	L(26), D(90), O(4)	09/30/2019	11,571,500	2,476,558
Property	24.01	Parkway Plaza	235-360 Cumberland Parkway	Mechanicsburg	Cumberland	PA	17055	1998	NAP	111,028	Sq. Ft.	167		09/30/2019	2,238,484	543,342
Property	24.02	Aston Center	3330 Concord Road	Aston	Delaware	PA	19014	2005	NAP	55,000	Sq. Ft.	291		09/30/2019	1,454,348	61,674
Property	24.03	Spring Meadow	2100-2104 Van Reed Road and 3104-3114 State Hill Road	Reading	Berks	PA	19609	2004	NAP	77,050	Sq. Ft.	206		09/30/2019	2,037,123	580,679
Property	24.04	Scott Town Center	1000 Scott Town Center	Bloomsburg	Columbia	PA	17815	2004	NAP	67,923	Sq. Ft.	203		09/30/2019	1,564,096	278,007
Property	24.05	Creekside Marketplace	1880 Leithsville Road	Hellertown	Northampton	PA	18055	2001	NAP	90,804	Sq. Ft.	149		09/30/2019	1,679,633	443,001
Property	24.06	Stonehenge Square	950 Walnut Bottom Road	Carlisle	Cumberland	PA	17015	1990	2005, 2016	88,677	Sq. Ft.	126		09/30/2019	1,513,645	345,332
Property	24.07	AYR Town Center	360-364 South Second Street	McConnellsburg	Fulton	PA	17233	2005	NAP	58,000	Sq. Ft.	140		09/30/2019	1,084,171	224,522
Loan	25	Home Depot - Cleveland Heights	3460 Mayfield Road	Cleveland Heights	Cuyahoga	OH	44118	NAP	NAP	131,802	Sq. Ft.	73	L(25), D(92), O(3)	12/31/2019	907,250	42,250
Loan	26	Fairfield Inn & Suites Spokane	311 North Riverpoint Boulevard	Spokane	Spokane	WA	99202	1994	2011	84	Rooms	95,237	L(26), D(91), O(3)	09/30/2019	2,907,019	1,917,869
Loan	27	Northpoint Business Plaza(33)	901 Northpoint Parkway	West Palm Beach	Palm Beach	FL	33407	1988	2014	79,516	Sq. Ft.	93	L(25), D(91), O(4)	T-10 10/31/2019 Ann.	1,262,275	483,038
Loan	28	Monster Storage Portfolio	Various	Various	Oconee	SC	Various	Various	Various	127,125	Sq. Ft.	53	L(25), D(91), O(4)	11/30/2019	969,252	392,411
Property	28.01	Monster Storage Westminster	2254 Sandifer Boulevard	Westminster	Oconee	SC	29693	1998	2016	64,525	Sq. Ft.	58		11/30/2019	527,040	203,408
Property	28.02	Monster Storage Seneca	365 Keowee School Road	Seneca	Oconee	SC	29672	1990	2004	62,600	Sq. Ft.	49		11/30/2019	442,212	189,004
Loan	29	Casa Laguna Hotel & Spa(33)	2510 South Coast Highway	Laguna Beach	Orange	CA	92651	1980	2015-2016	23	Rooms	282,609	L(36), YM1(79), O(5)	09/30/2019	2,192,505	1,380,072
Loan	30	SpringHill Suites Florence	2670 Hospitality Boulevard	Florence	Florence	SC	29501	2003	2019	95	Rooms	68,421	L(25), D(90), O(5)	08/31/2019	2,902,257	2,089,024
Loan	31	CVS Argyle	111 FM 407 East	Argyle	Denton	TX	76226	2017	NAP	14,600	Sq. Ft.	330	L(25), D(91), O(4)	11/30/2019	418,216
Loan	32	MS & MO Storage Portfolio	Various	Various	Various	Various	Various	Various	NAP	95,680	Sq. Ft.	49	L(26), D(90), O(4)	Various	769,561	342,674
Property	32.01	Extra Space Long Beach	19135 Pineville Road	Long Beach	Harrison	MS	39560	2004	NAP	50,425	Sq. Ft.	50		10/31/2019	379,829	174,484
Property	32.02	Hampel Rd Storage	29 Hampel Road	Moscow Mills	Lincoln	MO	63362	2005	NAP	45,255	Sq. Ft.	48		09/30/2019	389,732	168,189
Loan	33	A&W Storage	5333 South Meridian Road	Jackson	Jackson	MI	49201	1975	2005	49,178	Sq. Ft.	76	L(26), D(90), O(4)	10/31/2019	489,621	153,606

A-1-3

Benchmark 2020-B16

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

				Second Most	Second	Second	Second	Third Most	Third	Third	Third
			Most Recent	Recent Operating	Most Recent	Most Recent	Most Recent	Recent Operating	Most Recent	Most Recent	Most Recent	Underwritten NOI	Underwritten NCF	Underwritten	Underwritten	Underwritten	Underwritten	Underwritten	Underwritten	Underwritten	Ownership	Ground Lease
Loan	ID	Property Name	NOI($)(13)	Statements Date	EGI($)	Expenses($)	NOI($)	Statements Date	EGI($)	Expenses($)	NOI($)	Debt Yield(9)(12)	Debt Yield(9)(12)	Revenue($)	EGI($)	Expenses($)	NOI ($)(13)	Reserves($)	TI/LC($)	NCF ($)	Interest	Expiration(19)
Loan	1	Harrison Retail	5,243,585	12/31/2018	6,940,278	1,890,233	5,050,045	12/31/2017	6,950,619	1,713,244	5,237,375	8.2%	7.9%	8,370,290	7,951,775	2,644,747	5,307,028	17,651	176,508	5,112,869	Fee Simple
Loan	2	Bellagio Hotel and Casino(2)(31)(33)	474,065,315	12/31/2018	1,367,835,267	877,969,225	489,866,042	12/31/2017	1,365,570,769	859,834,535	505,736,234	28.3%	27.1%	1,349,062,464	1,349,062,464	874,997,149	474,065,315	20,235,937		453,829,378	Fee Simple/Leasehold	04/27/2033
Loan	3	Kings Plaza(2)(32)(33)	47,457,344	12/31/2018	69,684,148	27,595,961	42,088,187	12/31/2017	64,923,243	25,486,495	39,436,748	10.7%	10.5%	74,124,373	81,045,187	29,004,262	52,040,925	139,559	995,395	50,905,970	Fee Simple/Leasehold	05/28/2028
Loan	4	3500 Lacey(2)(34)	9,838,753	12/31/2018	16,731,767	6,798,949	9,932,818	12/31/2017	16,116,813	6,392,605	9,724,208	11.3%	10.5%	17,512,646	16,337,836	6,645,797	9,692,039	87,597	583,982	9,020,460	Fee Simple
Loan	5	FedEx Redmond	3,894,096	12/31/2018	3,888,352	105,775	3,782,577	12/31/2017	3,813,598	104,659	3,708,939	8.6%	8.4%	4,625,879	4,510,232	618,205	3,892,027	21,032	63,096	3,807,899	Fee Simple
Loan	6	560 Mission Street(2)(33)	38,313,473	12/31/2018	49,571,805	11,702,280	37,869,525	12/31/2017	42,356,897	11,585,462	30,771,436	14.2%	13.7%	56,923,327	54,738,187	12,064,089	42,674,098	133,630	1,336,298	41,204,170	Fee Simple
Loan	7	1633 Broadway(2)(31)(33)	110,809,315	12/31/2018	179,219,236	70,120,786	109,098,450	12/31/2017	159,464,803	65,274,796	94,190,007	11.9%	11.7%	198,756,496	190,585,947	71,435,784	119,150,163	461,072	2,011,364	116,677,727	Fee Simple
Loan	8	Starwood Industrial Portfolio(2)(31)		12/31/2018	22,326,752	5,213,552	17,113,200	12/31/2017	21,058,823	4,735,117	16,323,706	13.1%	12.0%	27,724,593	26,338,363	7,461,253	18,877,110	610,559	883,240	17,383,310	Fee Simple
Property	8.01	101 45th Street		12/31/2018	946,261	557,687	388,574	12/31/2017	1,650,705	472,856	1,177,849			2,297,667	2,182,784	554,260	1,628,525	52,498	60,666	1,515,360	Fee Simple
Property	8.02	4820-4850 Indianapolis Road		12/31/2018	1,183,932	160,064	1,023,868	12/31/2017	627,749	135,220	492,529			1,356,852	1,289,010	255,245	1,033,764	48,450	52,583	932,732	Fee Simple
Property	8.03	8401 Bearing Drive		12/31/2018	1,520,727	247,258	1,273,469	12/31/2017	1,286,864	139,410	1,147,454			1,442,824	1,370,682	285,114	1,085,568	39,960	47,356	998,252	Fee Simple
Property	8.04	5900 North Meadows Drive		12/31/2018	1,269,866	554,658	715,207	12/31/2017	892,360	508,885	383,475			1,551,679	1,474,095	617,838	856,257	40,475	54,182	761,601	Fee Simple
Property	8.05	5701 North Meadows Drive		12/31/2018	1,348,864	493,248	855,616	12/31/2017	1,293,772	464,854	828,918			1,456,582	1,383,753	584,653	799,101	40,336	51,825	706,940	Fee Simple
Property	8.06	8421 Bearing Drive		12/31/2018	738,237	126,425	611,812	12/31/2017	757,259	86,472	670,787			933,722	887,036	186,509	700,527	18,630	28,048	653,850	Fee Simple
Property	8.07	6451-6471 Northwind Parkway		12/31/2018	902,730	144,034	758,696	12/31/2017	717,424	128,860	588,565			1,009,614	959,134	199,654	759,480	23,972	34,071	701,437	Fee Simple
Property	8.08	4910-4938 Indianapolis Road		12/31/2018	761,921	97,686	664,235	12/31/2017	444,731	135,298	309,433			852,524	809,898	143,521	666,377	23,400	30,225	612,752	Fee Simple
Property	8.09	6221-6241 Northwind Parkway		12/31/2018	932,905	277,082	655,822	12/31/2017	899,965	237,017	662,948			1,080,233	1,026,222	382,298	643,924	22,500	35,158	586,266	Fee Simple
Property	8.10	775 Commerce Parkway West Drive		12/31/2018	520,062	70,481	449,581	12/31/2017	503,357	68,700	434,657			841,628	799,547	101,972	697,575	23,250	29,634	644,690	Fee Simple
Property	8.11	1901 Northwind Parkway		12/31/2018	1,080,973	217,303	863,670	12/31/2017	1,011,074	209,378	801,696			1,147,102	1,089,747	321,906	767,840	15,216	33,362	719,263	Fee Simple
Property	8.12	333 45th Street		12/31/2018	651,000	27,309	623,691	12/31/2017	651,000	22,627	628,373			968,149	919,741	271,897	647,844	21,000	31,668	595,176	Fee Simple
Property	8.13	221 South Swift Road		12/31/2018	565,675	19,506	546,169	12/31/2017	476,300	15,074	461,226			829,766	788,278	259,290	528,987	16,500	26,681	485,806	Fee Simple
Property	8.14	W234N2091 Ridgeview Parkway Court		12/31/2018	770,953	111,683	659,270	12/31/2017	839,587	118,769	720,818			737,668	700,785	114,411	586,374	15,817	23,947	546,610	Fee Simple
Property	8.15	2240 Creekside Parkway		12/31/2018	688,887	80,991	607,896	12/31/2017	646,718	52,362	594,357			958,138	910,231	348,263	561,968	18,750	30,887	512,332	Fee Simple
Property	8.16	201 South Swift Road		12/31/2018	641,561	181,762	459,799	12/31/2017	488,184	194,393	293,791			788,310	748,895	294,227	454,668	12,750	24,146	417,772	Fee Simple
Property	8.17	8441 Bearing Drive		12/31/2018	581,294	111,666	469,628	12/31/2017	376,927	88,330	288,597			658,036	625,134	161,410	463,724	18,630	23,564	421,531	Fee Simple
Property	8.18	4700 Ironwood Drive		12/31/2018	722,520	166,173	556,348	12/31/2017	743,927	186,720	557,207			759,082	721,128	184,917	536,211	18,480	25,512	492,219	Fee Simple
Property	8.19	4410 North 132nd Street		12/31/2018	626,181	230,490	395,692	12/31/2017	724,771	213,364	511,406			829,101	787,646	279,074	508,572	15,000	25,784	467,788	Fee Simple
Property	8.20	999 Gerdt Court		12/31/2018	666,142	171,473	494,669	12/31/2017	679,399	183,851	495,548			715,659	679,876	232,655	447,221	19,847	25,456	401,917	Fee Simple
Property	8.21	480 45th Street		12/31/2018	353,643	96,641	257,002	12/31/2017	569,471	20,893	548,578			806,141	765,833	161,078	604,755	16,064	21,991	566,700	Fee Simple
Property	8.22	12857 South Hamlin Court		12/31/2018	618,715	194,648	424,067	12/31/2017	585,217	164,051	421,166			699,685	664,701	193,301	471,400	6,750	18,974	445,676	Fee Simple
Property	8.23	1695 Glen Ellyn Road		12/31/2018	600,532	138,413	462,119	12/31/2017	595,571	139,684	455,887			645,135	612,878	144,685	468,193	6,012	16,909	445,272	Fee Simple
Property	8.24	1701-1721 Northwind Parkway		12/31/2018	662,171	194,092	468,079	12/31/2017	644,871	185,735	459,135			721,215	685,154	244,477	440,678	14,218	21,844	404,616	Fee Simple
Property	8.25	1245 Lakeside Drive		12/31/2018	407,773	161,805	245,968	12/31/2017	417,576	143,974	273,602			526,549	500,222	191,069	309,153	8,996	16,326	283,831	Fee Simple
Property	8.26	3890 Perry Boulevard		12/31/2018	396,331	66,688	329,644	12/31/2017	386,242	58,482	327,760			434,655	412,923	91,318	321,605	10,500	14,377	296,728	Fee Simple
Property	8.27	215 45th Street		12/31/2018	303,333	11,967	291,366	12/31/2017	296,833	9,916	286,917			422,827	401,686	112,543	289,143	9,750	14,058	265,335	Fee Simple
Property	8.28	845 Telser Road		12/31/2018	342,147	48,087	294,060	12/31/2017	313,289	41,272	272,018			389,419	369,948	56,349	313,598	3,000	9,463	301,135	Fee Simple
Property	8.29	1851 Northwind Parkway		12/31/2018	333,543	38,768	294,775	12/31/2017	340,668	54,854	285,814			368,450	350,028	44,891	305,137	2,718	9,951	292,468	Fee Simple
Property	8.30	1650 Northwind Parkway		12/31/2018	264,019	12,264	251,755	12/31/2017	255,915	10,671	245,245			355,968	338,170	96,420	241,750	7,560	11,645	222,544	Fee Simple
Property	8.31	225 45th Street		12/31/2018	242,625	9,622	233,003	12/31/2017	238,125	12,729	225,396			348,669	331,235	106,702	224,533	6,750	10,446	207,338	Fee Simple
Property	8.32	1600-1640 Northwind Parkway		12/31/2018	432,396	130,109	302,287	12/31/2017	449,668	143,743	305,924			528,354	501,937	168,716	333,220	7,531	14,088	311,602	Fee Simple
Property	8.33	235 45th Street		12/31/2018	248,831	63,469	185,362	12/31/2017	253,304	86,673	166,631			263,187	250,027	70,590	179,438	5,250	8,414	165,774	Fee Simple
Loan	9	650 Madison Avenue(2)(31)	50,961,537	12/31/2018	75,039,495	26,481,999	48,557,496	12/31/2017	72,488,704	25,947,358	46,541,346	10.0%	9.7%	90,655,399	87,327,989	28,901,495	58,426,495	150,104	1,500,000	56,776,391	Fee Simple
Loan	10	181 West Madison(2)(31)	21,846,296	12/31/2018	38,476,327	17,173,921	21,302,406	12/31/2017	38,996,305	15,793,194	23,203,111	20.4%	18.5%	41,878,988	41,394,765	19,384,258	22,010,506	189,220	1,892,198	19,929,089	Fee Simple
Loan	11	Middleton Net Lease Portfolio										9.9%	9.6%	6,002,081	5,861,855	1,690,180	4,171,675	71,687	28,654	4,071,334	Fee Simple
Property	11.01	Asheboro - Walmart												1,652,256	1,610,949	472,256	1,138,694	22,190		1,116,504	Fee Simple
Property	11.02	West Seneca - Home Depot												1,646,132	1,611,151	462,843	1,148,309	10,334		1,137,974	Fee Simple
Property	11.03	Concord - Walmart												1,461,292	1,428,413	382,680	1,045,733	20,375		1,025,358	Fee Simple
Property	11.04	Cranberry - Walmart												1,242,402	1,211,341	372,402	838,940	18,788	28,654	791,498	Fee Simple
Loan	12	Landing Square	2,687,874	12/31/2018	4,081,822	1,962,008	2,119,814	12/31/2017	3,629,725	1,972,426	1,657,299	7.9%	7.7%	4,572,390	4,717,081	2,012,254	2,704,827	72,772		2,632,055	Fee Simple
Loan	13	510 East 14th Street(2)(32)	4,682,834									10.9%	10.7%	16,832,024	15,095,702	5,804,651	9,291,050	48,457	130,445	9,112,149	Leasehold	11/27/2111
Loan	14	490-504 Myrtle Avenue(2)(32)	5,426,801									7.4%	7.4%	8,026,071	7,836,820	1,516,729	6,320,091	59,000		6,261,091	Fee Simple
Property	14.01	504 Myrtle Avenue	3,314,303											4,713,600	4,629,828	806,927	3,822,901	35,750		3,787,151	Fee Simple
Property	14.02	490 Myrtle Avenue	2,112,498	12/31/2018	2,771,979	814,156	1,957,823	12/31/2017	2,902,323	773,172	2,129,151			3,312,472	3,206,992	709,801	2,497,191	23,250		2,473,941	Fee Simple
Loan	15	1019 Market(34)	3,289,961	12/31/2018	5,071,643	1,438,120	3,633,523	12/31/2017	4,394,626	1,494,678	2,899,948	9.7%	9.0%	5,052,309	4,799,693	1,565,502	3,234,192	15,105	217,143	3,001,944	Fee Simple
Loan	16	65 Ainslie	2,255,624	12/31/2018	2,511,566	341,128	2,170,438	12/31/2017	2,593,566	315,131	2,278,435	7.1%	7.0%	2,502,064	2,572,788	339,813	2,232,975	23,915	3,263	2,205,798	Fee Simple
Loan	17	Crowne Plaza Resort Asheville	3,843,544	12/31/2018	11,419,160	7,943,890	3,475,270	12/31/2017	11,499,431	8,006,464	3,492,967	14.9%	14.9%	12,394,387	12,394,387	8,493,762	3,900,625			3,900,625	Fee Simple
Loan	18	Sunset Grove Shopping Center	2,348,395	12/31/2018	2,876,123	475,921	2,400,202	12/31/2017	2,488,042	503,614	1,984,428	9.9%	9.2%	3,343,923	3,176,727	870,206	2,306,522	21,988	137,452	2,147,082	Fee Simple
Loan	19	West Road Plaza	2,665,643	12/31/2018	4,107,928	1,436,051	2,671,877	12/31/2017	3,943,289	1,369,341	2,573,949	12.2%	11.0%	4,663,881	4,090,069	1,526,997	2,563,072	40,028	222,378	2,300,666	Fee Simple
Loan	20	2142-2172 Nostrand Avenue	1,996,159	12/31/2018	2,371,492	369,407	2,002,085	12/31/2017	2,239,933	352,430	1,887,502	12.7%	12.4%	2,456,497	2,357,257	451,716	1,905,541	6,667	44,445	1,854,429	Fee Simple
Loan	21	Creekside	1,891,700	12/31/2018	2,497,538	657,017	1,840,521	12/31/2017	2,526,847	589,491	1,937,356	13.0%	12.5%	2,730,622	2,589,751	744,916	1,844,836	-15,129	99,353	1,760,612	Fee Simple
Loan	22	Amazon Distribution Salem										8.8%	8.7%	1,352,672	1,285,038	40,907	1,244,131	12,985		1,231,146	Fee Simple
Loan	23	300-314 North College Street	781,630	12/31/2018	915,307	163,908	751,399	12/31/2017	870,641	153,018	717,623	9.3%	8.5%	1,224,936	1,163,689	177,722	985,967	5,492	75,002	905,474	Fee Simple
Loan	24	Giant Anchored Portfolio(2)	9,094,942	12/31/2018	11,416,287	2,381,600	9,034,687	12/31/2017	11,358,994	2,380,082	8,978,911	9.1%	8.6%	12,252,616	11,645,551	2,827,787	8,817,765	153,800	351,839	8,312,126	Fee Simple
Property	24.01	Parkway Plaza	1,695,141	12/31/2018	2,158,853	496,485	1,662,368	12/31/2017	2,093,667	491,194	1,602,472			2,266,269	2,149,542	558,858	1,590,684	36,639	60,614	1,493,430	Fee Simple
Property	24.02	Aston Center	1,392,674	12/31/2018	1,453,772	62,879	1,390,893	12/31/2017	1,453,499	61,595	1,391,904			1,713,999	1,645,439	283,468	1,361,972		47,119	1,314,853	Fee Simple
Property	24.03	Spring Meadow	1,456,443	12/31/2018	1,988,772	567,830	1,420,942	12/31/2017	2,222,465	576,251	1,646,214			2,153,979	2,053,747	620,391	1,433,356	24,656	51,918	1,356,782	Fee Simple
Property	24.04	Scott Town Center	1,286,089	12/31/2018	1,584,679	274,937	1,309,742	12/31/2017	1,526,868	312,346	1,214,522			1,627,246	1,541,889	293,995	1,247,895	26,490	49,804	1,171,601	Fee Simple
Property	24.05	Creekside Marketplace	1,236,632	12/31/2018	1,626,691	431,457	1,195,234	12/31/2017	1,546,022	422,642	1,123,380			1,728,375	1,626,252	453,098	1,173,154	35,414	54,502	1,083,238	Fee Simple
Property	24.06	Stonehenge Square	1,168,313	12/31/2018	1,546,193	327,849	1,218,344	12/31/2017	1,442,620	307,503	1,135,116			1,607,445	1,525,918	365,163	1,160,755	7,981	53,529	1,099,245	Fee Simple
Property	24.07	AYR Town Center	859,649	12/31/2018	1,057,327	220,163	837,164	12/31/2017	1,073,853	208,550	865,303			1,155,303	1,102,763	252,813	849,950	22,620	34,354	792,976	Fee Simple
Loan	25	Home Depot - Cleveland Heights	865,000									9.5%	9.5%	1,005,146	954,889	45,360	909,529			909,529	Fee Simple
Loan	26	Fairfield Inn & Suites Spokane	989,150	12/31/2018	2,749,419	1,824,781	924,639	12/31/2017	2,661,540	1,758,191	903,349	12.4%	12.4%	2,907,019	2,907,019	1,913,846	993,172			993,172	Fee Simple
Loan	27	Northpoint Business Plaza(33)	779,237	12/31/2018	1,070,206	441,930	628,276	12/31/2017	1,165,568	423,665	741,904	11.8%	10.8%	1,509,637	1,434,155	561,097	873,058	15,903	57,873	799,282	Fee Simple
Loan	28	Monster Storage Portfolio	576,840	12/31/2018	919,359	450,134	469,225	T-10 12/31/2017 Ann.	995,211	365,367	629,844	8.4%	8.2%	1,260,612	969,252	400,984	568,268	12,713		555,555	Fee Simple
Property	28.01	Monster Storage Westminster	323,632	12/31/2018	490,344	215,485	274,859	T-10 12/31/2017 Ann.	489,281	158,236	331,045			722,244	527,040	212,133	314,907	6,453		308,455	Fee Simple
Property	28.02	Monster Storage Seneca	253,208	12/31/2018	429,015	234,649	194,365	T-10 12/31/2017 Ann.	505,929	207,131	298,799			538,368	442,212	188,851	253,361	6,260		247,101	Fee Simple
Loan	29	Casa Laguna Hotel & Spa(33)	812,433	12/31/2018	2,252,629	1,320,719	931,911	12/31/2017	1,930,646	1,181,349	749,296	12.7%	11.4%	1,810,468	2,192,505	1,365,495	827,010	87,700		739,310	Fee Simple
Loan	30	SpringHill Suites Florence	813,233	12/31/2018	2,862,915	2,078,119	784,796	12/31/2017	2,865,390	2,093,216	772,174	13.0%	11.2%	2,866,047	2,902,257	2,058,179	844,079	116,090		727,988	Fee Simple
Loan	31	CVS Argyle	418,216	12/31/2018	418,216		418,216	12/31/2017	418,216		418,216	8.3%	8.3%	548,944	543,455	141,597	401,857	2,190		399,667	Fee Simple
Loan	32	MS & MO Storage Portfolio	426,887	12/31/2018	677,188	330,015	347,173	12/31/2017	620,692	328,660	292,032	9.2%	9.0%	835,884	769,561	342,696	426,865	9,568		417,297	Fee Simple
Property	32.01	Extra Space Long Beach	205,345	12/31/2018	327,171	164,444	162,727	12/31/2017	248,355	161,185	87,170			423,012	379,829	176,354	203,475	5,043		198,433	Fee Simple
Property	32.02	Hampel Rd Storage	221,543	12/31/2018	350,017	165,571	184,446	12/31/2017	372,337	167,475	204,862			412,872	389,732	166,342	223,390	4,526		218,864	Fee Simple
Loan	33	A&W Storage	336,015	12/31/2018	452,217	142,852	309,365					8.8%	8.7%	633,996	489,621	160,861	328,760	4,918		323,842	Fee Simple

A-1-4

Benchmark 2020-B16

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Ground Lease			Lease			Lease			Lease			Lease
Loan	ID	Property Name	Extension Terms(19)	Largest Tenant(21)(22)(23)	SF	Expiration	2nd Largest Tenant(22)(23)	SF	Expiration	3rd Largest Tenant(22)	SF	Expiration	4th Largest Tenant(22)(23)	SF	Expiration	5th Largest Tenant(22)(23)	SF
Loan	1	Harrison Retail		Equinox	34,376	02/29/2024	Champion Parking	20,324	04/30/2030	Pure Yoga	19,768	06/30/2030	Modell’s	7,316	11/30/2020	SoulCycle	3,362
Loan	2	Bellagio Hotel and Casino(2)(31)(33)	Two, 20-year options	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	3	Kings Plaza(2)(32)(33)	Three, 10-year options followed by one, nine-year option	Lowe’s Home Centers	114,000	05/31/2028	Primark	102,805	07/31/2038	JCPenney	94,895	07/31/2038	Burlington	55,078	07/31/2028	Best Buy	53,371
Loan	4	3500 Lacey(2)(34)		HAVI Global Solutions	158,612	04/30/2025	Glanbia	95,489	02/28/2030	Invesco	89,222	04/30/2025	Coopers Hawk	45,091	04/30/2030	CompTIA	44,829
Loan	5	FedEx Redmond		FedEx Ground Package System Inc.	210,321	07/31/2028	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	6	560 Mission Street(2)(33)		JP Morgan	246,384	09/30/2025	EY	122,760	12/31/2028	TIAA-CREF	64,696	09/30/2027	ARUP	49,832	09/30/2026	Seyfarth Shaw	49,695
Loan	7	1633 Broadway(2)(31)(33)		Allianz Asset Management of America L.P.	320,911	01/31/2031	WMG Acquisition Corp	293,888	07/31/2029	Showtime Networks Inc	261,196	01/31/2026	Morgan Stanley & Co	260,829	03/31/2032	Kasowitz Benson Torres	203,394
Loan	8	Starwood Industrial Portfolio(2)(31)
Property	8.01	101 45th Street		McJunkin Corp.	140,980	12/31/2023	FedEx Ground Package Systems, Inc.	76,993	07/31/2022	List Industries	66,098	05/31/2024	NAP	NAP	NAP	NAP	NAP
Property	8.02	4820-4850 Indianapolis Road		Cummins Inc.	171,000	08/10/2021	Hyperikon, Inc.	152,000	01/31/2023	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.03	8401 Bearing Drive		The Harvard Drug Store	196,200	06/30/2025	MS International	70,200	05/31/2026	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.04	5900 North Meadows Drive		CTDI	269,831	02/28/2023	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.05	5701 North Meadows Drive		ODW Logistics	190,400	11/30/2023	Expresspoint Technology Services	78,505	01/31/2024	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.06	8421 Bearing Drive		Sankyo America	67,850	11/30/2025	Business Furniture	56,350	03/31/2026	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.07	6451-6471 Northwind Parkway		Calpipe Industries	105,952	03/31/2023	Foremost Groups	53,861	07/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.08	4910-4938 Indianapolis Road		Stephen Gould Corp.	130,000	03/31/2030	Alliance Healthcare Services	26,000	06/30/2024	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.09	6221-6241 Northwind Parkway		Foremost Groups	87,985	11/30/2020	Prologix Distribution (ANC)	62,015	10/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.10	775 Commerce Parkway West Drive		Poynter Sheet Metal	155,000	12/31/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.11	1901 Northwind Parkway		Furmanite America	36,782	08/31/2021	Americall Group	35,000	02/28/2021	Munch’s Supply	29,655	10/31/2021	NAP	NAP	NAP	NAP	NAP
Property	8.12	333 45th Street		Staley	140,000	07/31/2024	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.13	221 South Swift Road		Mondelez	110,000	08/31/2020	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.14	W234N2091 Ridgeview Parkway Court		Anixter International, Inc.	105,444	06/30/2030	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.15	2240 Creekside Parkway		Meadowbrook Meat Company	125,000	03/31/2024	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.16	201 South Swift Road		Men’s Warehouse	85,000	05/31/2023	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.17	8441 Bearing Drive		Old Castle	124,200	05/31/2032	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.18	4700 Ironwood Drive		API Heat Transfer	123,200	07/31/2026	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.19	4410 North 132nd Street		Keystone Automotive Industries	48,282	11/30/2025	Snyder’s of Lance	32,188	12/31/2023	Milwuakee Electric Tool Corp.	19,530	12/31/2025	NAP	NAP	NAP	NAP	NAP
Property	8.20	999 Gerdt Court		Poly-Tainer	66,282	03/31/2024	NSK Corporation	66,033	08/31/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.21	480 45th Street		Three Floyds Brewing, LLC.	107,095	06/30/2033	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.22	12857 South Hamlin Court		Bimbo Bakeries	45,000	11/30/2029	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.23	1695 Glen Ellyn Road		Bimbo Bakeries	40,080	02/28/2027	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.24	1701-1721 Northwind Parkway		Vision Integrated Graphics	62,800	06/30/2020	Stevens Engineers & Constructors, Inc.	31,986	09/30/2020	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.25	1245 Lakeside Drive		Crown Corr	59,976	08/31/2024	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.26	3890 Perry Boulevard		MWI Veterinary Supply Co.	70,000	09/30/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.27	215 45th Street		Carl Budding and Company	65,000	04/30/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.28	845 Telser Road		Bimbo Bakeries	20,000	05/31/2031	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.29	1851 Northwind Parkway		Sunbelt Rentals	18,120	05/31/2030	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.30	1650 Northwind Parkway		John Tillman & Co.	50,400	10/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.31	225 45th Street		Rockwell Automation	45,000	07/31/2020	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.32	1600-1640 Northwind Parkway		Steiner Electric	18,960	08/31/2022	Rogers Supply Company	18,271	04/30/2023	Johnson Controls	12,975	01/31/2022	NAP	NAP	NAP	NAP	NAP
Property	8.33	235 45th Street		Holland Special Delivery	35,000	09/30/2024	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	9	650 Madison Avenue(2)(31)		Ralph Lauren Corporation	277,016	12/31/2024	Memorial Sloan Kettering Cancer Center	100,700	07/31/2023	Sotheby’s Int’l Realty Inc	37,772	11/30/2035	Willett Advisors LLC	25,732	12/31/2024	BC Partners Inc.	19,380
Loan	10	181 West Madison(2)(31)		The Northern Trust Company	400,030	12/31/2025	Quantitative Risk Management Inc	107,092	03/31/2022	The Marmon Group	45,123	12/31/2022	CIBC	42,414	12/31/2029	Factset Research Systems Inc.	38,012
Loan	11	Middleton Net Lease Portfolio
Property	11.01	Asheboro - Walmart		Walmart	221,896	10/31/2029	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	11.02	West Seneca - Home Depot		Home Depot	103,344	01/31/2031	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	11.03	Concord - Walmart		Walmart	203,750	01/31/2030	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	11.04	Cranberry - Walmart		Walmart Supercenter	187,881	07/20/2029	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	12	Landing Square		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	13	510 East 14th Street(2)(32)	None	Target	27,766	01/31/2049	Bright Horizons	10,616	11/30/2034	14th Street Medical Arts	4,018	10/30/2039	Sally Beauty Supply	1,995	01/31/2030	NAP	NAP
Loan	14	490-504 Myrtle Avenue(2)(32)
Property	14.01	504 Myrtle Avenue		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	14.02	490 Myrtle Avenue		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	15	1019 Market(34)		Zendesk	72,933	08/31/2022	The Chai Bar	2,590	02/28/2025	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	16	65 Ainslie		Starbucks	2,175	02/01/2024	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	17	Crowne Plaza Resort Asheville		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	18	Sunset Grove Shopping Center		Sunset Food Mart	47,000	02/28/2031	CVS	14,392	01/31/2036	Coldwell Banker	5,575	12/21/2021	Burn Boot Camp	4,657	12/14/2027	Chase Bank	4,250
Loan	19	West Road Plaza		The Dump	177,761	11/30/2024	Frys Electronics	136,000	11/30/2022	Ross Dress for Less	30,187	01/31/2022	Pep Boys	22,390	12/31/2023	Fallas Paredes	22,198
Loan	20	2142-2172 Nostrand Avenue		Dallas BBQ	18,690	12/31/2033	Blink Fitness	15,125	07/31/2028	Chipotle Mexican Grill	2,540	06/30/2031	Visionary Properties	2,302	12/31/2025	Wireless Vision (T-Mobile)	2,288
Loan	21	Creekside		NW Farm Credit Services	18,014	12/31/2022	Aldrich Services LLP	13,651	01/31/2026	HDR Engineering	7,509	05/31/2024	Mid-Valley Pain Clinic (SPA)	7,235	10/31/2022	USDA	7,034
Loan	22	Amazon Distribution Salem		Amazon	129,850	10/31/2029	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	23	300-314 North College Street		TopGolf	10,270	08/31/2026	Lucky’s Bar & Arcade	7,444	05/31/2021	QC Social	6,823	06/30/2022	Sabor	4,900	01/31/2026	The Imperial	4,414
Loan	24	Giant Anchored Portfolio(2)
Property	24.01	Parkway Plaza		Giant	71,335	12/31/2023	Rite Aid	11,180	11/30/2023	Kindercare Learning Centers	10,964	04/30/2020	Power Train Harrisburg West LL	6,000	03/31/2020	Wendy’s	3,067
Property	24.02	Aston Center		Giant	55,000	11/30/2025	Together We Share	0	MTM	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	24.03	Spring Meadow		Giant	67,400	10/31/2024	Mavis Tire Supply, LLC	6,700	03/31/2034	Fulton Bank	2,950	08/04/2024	NAP	NAP	NAP	NAP	NAP
Property	24.04	Scott Town Center		Giant	54,333	07/31/2023	AAA	4,000	06/30/2022	One Main Financial	1,600	07/31/2023	Subway	1,600	07/31/2024	Regis Corp	1,600
Property	24.05	Creekside Marketplace		Giant	57,428	03/31/2027	Dollar Tree	8,000	06/30/2022	PLCB	3,200	04/30/2022	Pet Value, Inc.	3,162	07/31/2027	Feasta Pizza	2,880
Property	24.06	Stonehenge Square		Giant	51,687	05/31/2026	PA Liquor Control Board	5,170	08/31/2024	Monroe Muffler Brake Inc.	4,500	06/30/2020	Power Train Fitness	4,400	10/31/2020	Unique Source Products & Serv	2,550
Property	24.07	AYR Town Center		Giant	52,400	05/31/2025	Wine & Spirits Store	2,400	08/31/2024	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	25	Home Depot - Cleveland Heights		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	26	Fairfield Inn & Suites Spokane		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	27	Northpoint Business Plaza(33)		Healthy Mothers Healthy Babies	10,115	12/11/2020	Wood Environment & Infrastructure	7,132	07/31/2026	E-Tempest.com,INC. dba Appfiles Inc.com	5,392	06/30/2023	Kennedy Contractors, Inc.	4,393	10/11/2023	Florida Department of Highway Safety	3,928
Loan	28	Monster Storage Portfolio
Property	28.01	Monster Storage Westminster		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	28.02	Monster Storage Seneca		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	29	Casa Laguna Hotel & Spa(33)		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	30	SpringHill Suites Florence		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	31	CVS Argyle		CVS	14,600	01/31/2043	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	32	MS & MO Storage Portfolio
Property	32.01	Extra Space Long Beach		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	32.02	Hampel Rd Storage		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	33	A&W Storage		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-5

Benchmark 2020-B16

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

						Upfront	Monthly
			Lease		Occupancy	Replacement	Replacement
Loan	ID	Property Name	Expiration	Occupancy(4)(20)(24)	As-of Date	Reserves($)(26)	Reserves ($)(27)
Loan	1	Harrison Retail	05/31/2030	100.0%	11/30/2019		Springing
Loan	2	Bellagio Hotel and Casino(2)(31)(33)	NAP	94.8%	09/30/2019		Springing
Loan	3	Kings Plaza(2)(32)(33)	01/31/2032	96.7%	10/31/2019		Springing
Loan	4	3500 Lacey(2)(34)	12/31/2028	96.6%	09/01/2019	7,300	7,300
Loan	5	FedEx Redmond	NAP	100.0%	02/01/2020		Springing
Loan	6	560 Mission Street(2)(33)	09/30/2027	98.4%	10/31/2019		Springing
Loan	7	1633 Broadway(2)(31)(33)	03/31/2037	98.4%	10/31/2019		Springing
Loan	8	Starwood Industrial Portfolio(2)(31)		98.4%	Various		Springing
Property	8.01	101 45th Street	NAP	81.2%	11/26/2019
Property	8.02	4820-4850 Indianapolis Road	NAP	100.0%	11/26/2019
Property	8.03	8401 Bearing Drive	NAP	100.0%	11/26/2019
Property	8.04	5900 North Meadows Drive	NAP	100.0%	02/06/2020
Property	8.05	5701 North Meadows Drive	NAP	100.0%	11/26/2019
Property	8.06	8421 Bearing Drive	NAP	100.0%	11/26/2019
Property	8.07	6451-6471 Northwind Parkway	NAP	100.0%	11/26/2019
Property	8.08	4910-4938 Indianapolis Road	NAP	100.0%	11/26/2019
Property	8.09	6221-6241 Northwind Parkway	NAP	100.0%	11/26/2019
Property	8.10	775 Commerce Parkway West Drive	NAP	100.0%	02/06/2020
Property	8.11	1901 Northwind Parkway	NAP	100.0%	11/26/2019
Property	8.12	333 45th Street	NAP	100.0%	02/06/2020
Property	8.13	221 South Swift Road	NAP	100.0%	02/06/2020
Property	8.14	W234N2091 Ridgeview Parkway Court	NAP	100.0%	02/06/2020
Property	8.15	2240 Creekside Parkway	NAP	100.0%	02/06/2020
Property	8.16	201 South Swift Road	NAP	100.0%	02/06/2020
Property	8.17	8441 Bearing Drive	NAP	100.0%	02/06/2020
Property	8.18	4700 Ironwood Drive	NAP	100.0%	02/06/2020
Property	8.19	4410 North 132nd Street	NAP	100.0%	11/26/2019
Property	8.20	999 Gerdt Court	NAP	100.0%	11/26/2019
Property	8.21	480 45th Street	NAP	100.0%	02/06/2020
Property	8.22	12857 South Hamlin Court	NAP	100.0%	02/06/2020
Property	8.23	1695 Glen Ellyn Road	NAP	100.0%	02/06/2020
Property	8.24	1701-1721 Northwind Parkway	NAP	100.0%	11/26/2019
Property	8.25	1245 Lakeside Drive	NAP	100.0%	02/06/2020
Property	8.26	3890 Perry Boulevard	NAP	100.0%	02/06/2020
Property	8.27	215 45th Street	NAP	100.0%	02/06/2020
Property	8.28	845 Telser Road	NAP	100.0%	02/06/2020
Property	8.29	1851 Northwind Parkway	NAP	100.0%	02/06/2020
Property	8.30	1650 Northwind Parkway	NAP	100.0%	02/06/2020
Property	8.31	225 45th Street	NAP	100.0%	02/06/2020
Property	8.32	1600-1640 Northwind Parkway	NAP	100.0%	11/26/2019
Property	8.33	235 45th Street	NAP	100.0%	02/06/2020
Loan	9	650 Madison Avenue(2)(31)	01/31/2027	97.4%	10/01/2019		Springing
Loan	10	181 West Madison(2)(31)	09/30/2027	87.7%	11/30/2019		Springing
Loan	11	Middleton Net Lease Portfolio		100.0%	02/06/2020		Springing
Property	11.01	Asheboro - Walmart	NAP	100.0%	02/06/2020
Property	11.02	West Seneca - Home Depot	NAP	100.0%	02/06/2020
Property	11.03	Concord - Walmart	NAP	100.0%	02/06/2020
Property	11.04	Cranberry - Walmart	NAP	100.0%	02/06/2020
Loan	12	Landing Square	NAP	92.2%	11/15/2019		6,064
Loan	13	510 East 14th Street(2)(32)	NAP	100.0%	09/30/2019		2,996
Loan	14	490-504 Myrtle Avenue(2)(32)		96.2%	10/25/2019		4,917
Property	14.01	504 Myrtle Avenue	NAP	96.5%	10/25/2019
Property	14.02	490 Myrtle Avenue	NAP	95.7%	10/25/2019
Loan	15	1019 Market(34)	NAP	100.0%	09/01/2019		Springing
Loan	16	65 Ainslie	NAP	100.0%	11/26/2019		2,023
Loan	17	Crowne Plaza Resort Asheville	NAP	56.8%	10/31/2019	1,000,000	1/12th of 4% of Gross Income
Loan	18	Sunset Grove Shopping Center	07/31/2031	100.0%	11/30/2019		1,832
Loan	19	West Road Plaza	11/30/2021	95.3%	12/12/2019		3,336
Loan	20	2142-2172 Nostrand Avenue	12/31/2026	100.0%	10/01/2019		Springing
Loan	21	Creekside	01/31/2026	92.6%	08/01/2019	1,656	1,656
Loan	22	Amazon Distribution Salem	NAP	100.0%	02/01/2020		Springing
Loan	23	300-314 North College Street	01/31/2022	100.0%	10/01/2019	458	458
Loan	24	Giant Anchored Portfolio(2)		97.5%	09/01/2019		12,741
Property	24.01	Parkway Plaza	12/31/2022	98.9%	09/01/2019
Property	24.02	Aston Center	NAP	100.0%	09/01/2019
Property	24.03	Spring Meadow	NAP	100.0%	09/01/2019
Property	24.04	Scott Town Center	06/30/2024	97.6%	09/01/2019
Property	24.05	Creekside Marketplace	03/31/2029	94.6%	09/01/2019
Property	24.06	Stonehenge Square	06/30/2021	97.1%	09/01/2019
Property	24.07	AYR Town Center	NAP	94.5%	09/01/2019
Loan	25	Home Depot - Cleveland Heights	NAP	NAP	NAP
Loan	26	Fairfield Inn & Suites Spokane	NAP	77.8%	09/30/2019	1,822,346	9,700
Loan	27	Northpoint Business Plaza(33)	10/23/2024	97.7%	01/01/2020		1,325
Loan	28	Monster Storage Portfolio		77.6%	10/31/2019		1,059
Property	28.01	Monster Storage Westminster	NAP	71.9%	10/31/2019
Property	28.02	Monster Storage Seneca	NAP	83.5%	10/31/2019
Loan	29	Casa Laguna Hotel & Spa(33)	NAP	78.6%	09/30/2019		Greater of (i) 4.0% of the projected Gross Revenue for the Property for the prior month, (ii) the then-current amount required by the Management Agreement and (iii) the then-current amount required by the Franchise Agreement for Approved Capital Expenditures and the repair and replacement of the FF&E of the projected Gross Revenue for the Property for the prior month as set forth in the most recent Approved Annual Budget (provided, that, to the extent Lender determines that actual Gross Revenue for the Property are materially in excess of such projections, Lender has the option to increase the percentage to match actual Gross Revenue for the Property), (ii) the then-current amount required by the Management Agreement and (iii) the then-current amount required by the Franchise Agreement
Loan	30	SpringHill Suites Florence	NAP	80.2%	08/31/2019		Greater of (i) 4.0% of the projected Gross Revenue for the Property for the prior month, (ii) the then-current amount required by the Management Agreement and (iii) the then-current amount required by the Franchise Agreement for Approved Capital Expenditures and the repair and replacement of the FF&E
Loan	31	CVS Argyle	NAP	100.0%	02/06/2020		Springing
Loan	32	MS & MO Storage Portfolio		94.5%	Various		797
Property	32.01	Extra Space Long Beach	NAP	95.2%	10/31/2019
Property	32.02	Hampel Rd Storage	NAP	93.7%	09/30/2019
Loan	33	A&W Storage	NAP	86.2%	10/31/2019	230,146	410

A-1-6

Benchmark 2020-B16

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Upfront	Monthly	Upfront	Monthly	Upfront	Monthly	Upfront	Upfront	Monthly	Other
			TI/LC	TI/LC	Tax	Tax	Insurance	Insurance	Engineering	Other	Other	Reserves
Loan	ID	Property Name	Reserves ($)(26)	Reserves ($)(27)(28)	Reserves ($)(26)	Reserves ($)(27)	Reserves($)(26)	Reserves ($)(27)	Reserve($)(26)	Reserves ($)(26)	Reserves ($)(27)(28)	Description(26)(27)(28)
Loan	1	Harrison Retail		Springing		Springing		Springing		213,313	Springing	Free Rent Funds (Upfront: 213,312.51); Lease Sweep Funds (Monthly: Springing); Condominium Reserve Funds (Monthly: Springing)
Loan	2	Bellagio Hotel and Casino(2)(31)(33)				Springing		Springing
Loan	3	Kings Plaza(2)(32)(33)		Springing		Springing		Springing			Springing	Ground Rent Reserve
Loan	4	3500 Lacey(2)(34)	48,665	48,665	437,987	109,497	15,884	15,884		2,151,053		Outstanding Free Rent Reserve (Upfront: 1,763,787.08); Outstanding TI/LC Reserve (Upfront: 387,266.26)
Loan	5	FedEx Redmond		Springing		Springing		Springing
Loan	6	560 Mission Street(2)(33)	2,152,612	Springing		Springing		Springing
Loan	7	1633 Broadway(2)(31)(33)		Springing		Springing		Springing		36,389,727		Unfunded Obligations Reserve
Loan	8	Starwood Industrial Portfolio(2)(31)		Springing		Springing		Springing		880,000		Roof Repair Reserve
Property	8.01	101 45th Street
Property	8.02	4820-4850 Indianapolis Road
Property	8.03	8401 Bearing Drive
Property	8.04	5900 North Meadows Drive
Property	8.05	5701 North Meadows Drive
Property	8.06	8421 Bearing Drive
Property	8.07	6451-6471 Northwind Parkway
Property	8.08	4910-4938 Indianapolis Road
Property	8.09	6221-6241 Northwind Parkway
Property	8.10	775 Commerce Parkway West Drive
Property	8.11	1901 Northwind Parkway
Property	8.12	333 45th Street
Property	8.13	221 South Swift Road
Property	8.14	W234N2091 Ridgeview Parkway Court
Property	8.15	2240 Creekside Parkway
Property	8.16	201 South Swift Road
Property	8.17	8441 Bearing Drive
Property	8.18	4700 Ironwood Drive
Property	8.19	4410 North 132nd Street
Property	8.20	999 Gerdt Court
Property	8.21	480 45th Street
Property	8.22	12857 South Hamlin Court
Property	8.23	1695 Glen Ellyn Road
Property	8.24	1701-1721 Northwind Parkway
Property	8.25	1245 Lakeside Drive
Property	8.26	3890 Perry Boulevard
Property	8.27	215 45th Street
Property	8.28	845 Telser Road
Property	8.29	1851 Northwind Parkway
Property	8.30	1650 Northwind Parkway
Property	8.31	225 45th Street
Property	8.32	1600-1640 Northwind Parkway
Property	8.33	235 45th Street
Loan	9	650 Madison Avenue(2)(31)		Springing		Springing		Springing		9,576,014		Free Rent ($6,378,315); Unfunded Obligations ($3,197,699)
Loan	10	181 West Madison(2)(31)	157,683	157,683		Springing		Springing		2,822,678		Free Rent (Upfront: 1,532,852); Outstanding Rollover Reserve (Upfront: 1,229,826); Outstanding Capex Reserve (Upfront: 60,000)
Loan	11	Middleton Net Lease Portfolio		Springing		Springing		Springing
Property	11.01	Asheboro - Walmart
Property	11.02	West Seneca - Home Depot
Property	11.03	Concord - Walmart
Property	11.04	Cranberry - Walmart
Loan	12	Landing Square			97,754	32,585		Springing		2,000,000		Capex Holdback Reserve
Loan	13	510 East 14th Street(2)(32)	1,208,046		29,052	14,526		Springing		3,820,246	220,000	Free/Gap Rent Reserve (Upfront: 1,291,953.74); Mezzanine Loan Debt Service Reserve (Upfront: 1,000,000); Prepaid Rent Reserve (Upfront: 588,292.55); Citibank Lease Reserve (Upfront: 500,000); Ground Rent Reserve (Upfront: 440,000.00; Monthly: 220,000)
Loan	14	490-504 Myrtle Avenue(2)(32)				13,195	52,358	10,472			Springing	Condominium Reserve
Property	14.01	504 Myrtle Avenue
Property	14.02	490 Myrtle Avenue
Loan	15	1019 Market(34)	1,877,080	6,294		Springing		Springing
Loan	16	65 Ainslie		272	4,810	2,405	22,430	2,804		100,000	Springing	Starbucks Estoppel Reserve (Upfront: 100,000); Additional Collateral Reserve (Monthly: Springing)
Loan	17	Crowne Plaza Resort Asheville			51,268	25,634		Springing			Springing	Hotel Taxes Reserve
Loan	18	Sunset Grove Shopping Center		11,454	113,147	16,164	10,145	3,382	21,813	1,000,000		Cain LOC Funds
Loan	19	West Road Plaza		18,532	119,625	50,688		Springing	12,000		Springing	Lease Sweep Reserve (Monthly: Springing); Road Widening Condemnation Reserve (Monthly: Springing)
Loan	20	2142-2172 Nostrand Avenue		Springing	22,865	22,865		Springing
Loan	21	Creekside	358,279	Springing	38,121	19,061	2,464	2,464		72,300		HDR TI/LC Reserve
Loan	22	Amazon Distribution Salem		Springing		Springing	5,203	5,203		519,400		Outstanding TI/LC Reserve
Loan	23	300-314 North College Street	4,167	4,167		7,261	2,851	1,426
Loan	24	Giant Anchored Portfolio(2)		8,681		Springing		Springing
Property	24.01	Parkway Plaza
Property	24.02	Aston Center
Property	24.03	Spring Meadow
Property	24.04	Scott Town Center
Property	24.05	Creekside Marketplace
Property	24.06	Stonehenge Square
Property	24.07	AYR Town Center
Loan	25	Home Depot - Cleveland Heights				Springing	310	310
Loan	26	Fairfield Inn & Suites Spokane			13,590	4,529	4,030	2,015		88,600		Seasonality Reserve
Loan	27	Northpoint Business Plaza(33)	150,000	4,970	53,060	17,687	11,359	5,680
Loan	28	Monster Storage Portfolio			19,293	4,823	5,469	1,094	24,188
Property	28.01	Monster Storage Westminster
Property	28.02	Monster Storage Seneca
Loan	29	Casa Laguna Hotel & Spa(33)			21,391	7,130		Springing
Loan	30	SpringHill Suites Florence				8,758	28,439	2,585			Springing	PIP Reserve
Loan	31	CVS Argyle		Springing		Springing		Springing
Loan	32	MS & MO Storage Portfolio			18,155	3,631	6,309	1,052
Property	32.01	Extra Space Long Beach
Property	32.02	Hampel Rd Storage
Loan	33	A&W Storage			1,547	1,547	4,242	707	194,070

A-1-7

Benchmark 2020-B16

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Environmental			Franchise
			Report	Engineering		Expiration	Loan
Loan	ID	Property Name	Date(29)	Report Date	PML/SEL (%)	Date	Purpose	Sponsor(25)	Guarantor(30)	Previous Securitization	Non-Trust Pari Passu Original Balance
Loan	1	Harrison Retail	11/25/2019	11/26/2019	NAP	NAP	Refinance	The Related Companies, L.P.	The Related Companies, L.P.	COMM 2010-C1
Loan	2	Bellagio Hotel and Casino(2)(31)(33)	11/06/2019	11/06/2019	NAP	NAP	Acquisition	BREIT Operating Partnership L.P.	BREIT Operating Partnership L.P.		1,616,200,000
Loan	3	Kings Plaza(2)(32)(33)	11/22/2019	10/22/2019	NAP	NAP	Refinance	The Macerich Partnership, L.P.	The Macerich Partnership, L.P.	GSMS 2013-KING	437,000,000
Loan	4	3500 Lacey(2)(34)	09/13/2019	09/13/2019	NAP	NAP	Acquisition	Jack Kim	Jack Kim		35,800,000
Loan	5	FedEx Redmond	12/03/2019	12/02/2019	9.0%	NAP	Acquisition	RREEF Property Trust	NAP
Loan	6	560 Mission Street(2)(33)	11/25/2019	11/18/2019	9.0%	NAP	Recapitalization	National Office Partners LLC	NAP		255,000,000
Loan	7	1633 Broadway(2)(31)(33)	10/30/2019	10/30/2019	NAP	NAP	Refinance	Paramount Group Operating Partnership LP	NAP		956,000,000
Loan	8	Starwood Industrial Portfolio(2)(31)	Various	Various	NAP		Acquisition	Starwood Real Estate Income Trust	Starwood REIT Operating Partnership, L.P.		99,500,000
Property	8.01	101 45th Street	10/07/2019	10/03/2019	NAP	NAP					7,599,937
Property	8.02	4820-4850 Indianapolis Road	10/07/2019	10/03/2019	NAP	NAP					5,855,689
Property	8.03	8401 Bearing Drive	10/04/2019	10/02/2019	NAP	NAP					5,699,953
Property	8.04	5900 North Meadows Drive	10/04/2019	10/03/2019	NAP	NAP					5,045,860
Property	8.05	5701 North Meadows Drive	10/04/2019	10/03/2019	NAP	NAP					4,640,945
Property	8.06	8421 Bearing Drive	10/04/2019	10/02/2019	NAP	NAP					4,018,000
Property	8.07	6451-6471 Northwind Parkway	10/04/2019	10/07/2019	NAP	NAP					3,893,411
Property	8.08	4910-4938 Indianapolis Road	10/07/2019	10/03/2019	NAP	NAP					3,799,969
Property	8.09	6221-6241 Northwind Parkway	10/04/2019	10/07/2019	NAP	NAP					3,737,674
Property	8.10	775 Commerce Parkway West Drive	10/07/2019	10/02/2019	NAP	NAP					3,581,938
Property	8.11	1901 Northwind Parkway	10/04/2019	10/07/2019	NAP	NAP					3,457,349
Property	8.12	333 45th Street	10/07/2019	10/03/2019	NAP	NAP					3,301,612
Property	8.13	221 South Swift Road	10/10/2019	10/02/2019	NAP	NAP					3,177,023
Property	8.14	W234N2091 Ridgeview Parkway Court	10/22/2019	10/09/2019	NAP	NAP					2,990,139
Property	8.15	2240 Creekside Parkway	10/04/2019	10/03/2019	NAP	NAP					2,865,550
Property	8.16	201 South Swift Road	10/10/2019	10/02/2019	NAP	NAP					2,834,403
Property	8.17	8441 Bearing Drive	10/04/2019	10/02/2019	NAP	NAP					2,803,256
Property	8.18	4700 Ironwood Drive	10/21/2019	10/09/2019	NAP	NAP					2,740,961
Property	8.19	4410 North 132nd Street	10/15/2019	10/08/2019	NAP	NAP					2,647,519
Property	8.20	999 Gerdt Court	10/07/2019	10/02/2019	NAP	NAP					2,585,225
Property	8.21	480 45th Street	10/07/2019	10/03/2019	NAP	NAP					2,554,077
Property	8.22	12857 South Hamlin Court	10/10/2019	10/03/2019	NAP	NAP					2,429,488
Property	8.23	1695 Glen Ellyn Road	10/04/2019	10/02/2019	NAP	NAP					2,273,752
Property	8.24	1701-1721 Northwind Parkway	10/04/2019	10/07/2019	NAP	NAP					2,242,604
Property	8.25	1245 Lakeside Drive	10/04/2019	10/02/2019	NAP	NAP					1,962,279
Property	8.26	3890 Perry Boulevard	10/07/2019	10/03/2019	NAP	NAP					1,931,132
Property	8.27	215 45th Street	10/07/2019	10/03/2019	NAP	NAP					1,417,201
Property	8.28	845 Telser Road	10/11/2019	10/03/2019	NAP	NAP					1,401,628
Property	8.29	1851 Northwind Parkway	10/04/2019	10/07/2019	NAP	NAP					1,401,628
Property	8.30	1650 Northwind Parkway	10/04/2019	10/07/2019	NAP	NAP					1,245,891
Property	8.31	225 45th Street	10/07/2019	10/03/2019	NAP	NAP					1,245,891
Property	8.32	1600-1640 Northwind Parkway	10/04/2019	10/07/2019	NAP	NAP					1,214,744
Property	8.33	235 45th Street	10/07/2019	10/03/2019	NAP	NAP					903,271
Loan	9	650 Madison Avenue(2)(31)	10/29/2019	10/29/2019	NAP	NAP	Refinance	Vornado Realty L.P.; OPG Investment Holdings (US), LLC	Vornado Realty L.P.; OPG Investment Holdings (US), LLC	MAD 2013-650M	541,800,000
Loan	10	181 West Madison(2)(31)	11/13/2019	11/08/2019	NAP	NAP	Refinance	HNA Group North America LLC	NAP		64,900,000
Loan	11	Middleton Net Lease Portfolio	Various	Various	NAP		Recapitalization/Acquisition	Mitchel Greenberg; Peter Holstein; Keith Jaffee	Mitchel Greenberg; Peter Holstein; Keith Jaffee
Property	11.01	Asheboro - Walmart	10/10/2019	10/10/2019	NAP	NAP
Property	11.02	West Seneca - Home Depot	07/18/2019	07/19/2019	NAP	NAP
Property	11.03	Concord - Walmart	08/01/2019	08/02/2019	NAP	NAP
Property	11.04	Cranberry - Walmart	07/19/2019	07/19/2019	NAP	NAP
Loan	12	Landing Square	10/23/2019	10/23/2019	NAP	NAP	Acquisition	Edward I. Biskind	Edward I. Biskind
Loan	13	510 East 14th Street(2)(32)	11/27/2019	10/01/2019	NAP	NAP	Refinance	Extell Limited and Gershon Barnett (A/K/A Gary Barnett)	Extell Limited and Gershon Barnett (A/K/A Gary Barnett)		50,000,000
Loan	14	490-504 Myrtle Avenue(2)(32)	10/01/2019	09/30/2019	NAP		Refinance	Brian Shatz; Josh Zegen	Brian Shatz; Josh Zegen		50,000,000
Property	14.01	504 Myrtle Avenue	10/01/2019	09/30/2019	NAP	NAP					30,856,334
Property	14.02	490 Myrtle Avenue	10/01/2019	09/30/2019	NAP	NAP					19,143,666
Loan	15	1019 Market(34)	11/14/2019	11/11/2019	17.0%	NAP	Refinance	DWS Grundbesitz GmbH	DWS Grundbesitz GmbH	JPMBB 2014-C26
Loan	16	65 Ainslie	12/04/2019	12/03/2019	NAP	NAP	Refinance	Juda Klein; Mendel Klein	Juda Klein; Mendel Klein	FREMF 2017-KJ16
Loan	17	Crowne Plaza Resort Asheville	08/21/2019	08/21/2019	NAP	04/24/2035	Refinance	Dennis Hulsing	Dennis Hulsing
Loan	18	Sunset Grove Shopping Center	11/26/2019	11/25/2019	NAP	NAP	Refinance	Jay Levin; The Infinity Trust	Jay Levin; The Infinity Trust	MSBAM 2012-C5
Loan	19	West Road Plaza	07/16/2019	07/16/2019	NAP	NAP	Refinance	Raymond Levy; John Neman	Raymond Levy; John Neman
Loan	20	2142-2172 Nostrand Avenue	11/06/2019	11/06/2019	NAP	NAP	Refinance	Harry Adjmi; Gabriel Chehebar	Harry Adjmi; Gabriel Chehebar
Loan	21	Creekside	10/18/2019	10/18/2019	8.0%	NAP	Acquisition	Stephen M. Zotovich	Stephen M. Zotovich
Loan	22	Amazon Distribution Salem	09/05/2019	08/30/2019	8.0%	NAP	Refinance	H F Z Capital Group LLC; Reich Bros, LLC	H F Z Capital Group LLC; Reich Bros, LLC
Loan	23	300-314 North College Street	10/10/2019	10/10/2019	NAP	NAP	Acquisition	John Tracey; Chris Kono	John Tracey; Chris Kono
Loan	24	Giant Anchored Portfolio(2)	Various	10/18/2019	NAP		Acquisition	Leo S. Ullman; Robert F. Whalen, Jr.	Leo S. Ullman; Robert F. Whalen, Jr.		87,000,000
Property	24.01	Parkway Plaza	10/18/2019	10/18/2019	NAP	NAP					16,592,784
Property	24.02	Aston Center	10/18/2019	10/18/2019	NAP	NAP					14,350,515
Property	24.03	Spring Meadow	10/18/2019	10/18/2019	NAP	NAP					14,260,825
Property	24.04	Scott Town Center	09/23/2019	10/18/2019	NAP	NAP					12,377,320
Property	24.05	Creekside Marketplace	10/15/2019	10/18/2019	NAP	NAP					12,108,247
Property	24.06	Stonehenge Square	10/18/2019	10/18/2019	NAP	NAP					10,045,361
Property	24.07	AYR Town Center	10/18/2019	10/18/2019	NAP	NAP					7,264,948
Loan	25	Home Depot - Cleveland Heights	10/23/2019	10/23/2019	NAP	NAP	Acquisition	David Metcalf	David Metcalf
Loan	26	Fairfield Inn & Suites Spokane	10/10/2019	10/08/2019	NAP	02/11/2035	Acquisition	Avtar S. Dhillon; Amandeep K. Dhillon	Avtar S. Dhillon; Amandeep K. Dhillon
Loan	27	Northpoint Business Plaza(33)	11/15/2019	11/15/2019	NAP	NAP	Acquisition	Arturo Alvarez Demalde	Arturo Alvarez Demalde
Loan	28	Monster Storage Portfolio	11/12/2019	11/12/2019	NAP		Acquisition	George Thacker; Lawrence Charles Kaplan; Richard Schontz	George Thacker; Lawrence Charles Kaplan; Richard Schontz
Property	28.01	Monster Storage Westminster	11/12/2019	11/12/2019	NAP	NAP
Property	28.02	Monster Storage Seneca	11/12/2019	11/12/2019	NAP	NAP
Loan	29	Casa Laguna Hotel & Spa(33)	09/03/2019	09/03/2019	16.0%	NAP	Refinance	Britten Shuford; David Dittmer; David A. Lesser; Clifford Lord, Jr.	Britten Shuford; David Dittmer; David A. Lesser; Clifford Lord, Jr.
Loan	30	SpringHill Suites Florence	11/13/2019	11/13/2019	NAP	05/31/2023	Refinance	David G. Raines; Chrisie J. Raines	David G. Raines; Chrisie J. Raines	GSMS 2012-GCJ9
Loan	31	CVS Argyle	11/26/2019	12/04/2019	NAP	NAP	Acquisition	Ray John Shields, Jr.	Ray John Shields, Jr.
Loan	32	MS & MO Storage Portfolio	Various	Various	NAP		Acquisition	George Thacker; Lawrence Charles Kaplan; Richard Schontz	George Thacker; Lawrence Charles Kaplan; Richard Schontz
Property	32.01	Extra Space Long Beach	11/14/2019	11/14/2019	NAP	NAP
Property	32.02	Hampel Rd Storage	10/08/2019	10/08/2019	NAP	NAP
Loan	33	A&W Storage	11/05/2019	11/05/2019	NAP	NAP	Acquisition	George Thacker; Lawrence Charles Kaplan; Richard Schontz	George Thacker; Lawrence Charles Kaplan; Richard Schontz

A-1-8

Benchmark 2020-B16

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					Existing		Future Debt
					Additional Sub Debt		Permitted
Loan	ID	Property Name	Non-Trust Pari Passu Cut-off Date Balance	Non-Trust Pari Passu Balloon Balance	Amount	Existing Additional Sub Debt Description	Type
Loan	1	Harrison Retail				None	NAP
Loan	2	Bellagio Hotel and Casino(2)(31)(33)	1,616,200,000	1,616,200,000	1,333,800,000	$650,500,000 B-Notes; $683,300,000 C-Notes	Mezzanine
Loan	3	Kings Plaza(2)(32)(33)	437,000,000	437,000,000	53,000,000	Mezzanine Debt	NAP
Loan	4	3500 Lacey(2)(34)	35,800,000	35,800,000		None	NAP
Loan	5	FedEx Redmond				None	NAP
Loan	6	560 Mission Street(2)(33)	255,000,000	255,000,000		None	Mezzanine
Loan	7	1633 Broadway(2)(31)(33)	956,000,000	956,000,000	249,000,000	B Note	Equityholder Debt or Debt-Like Preferred Equity
Loan	8	Starwood Industrial Portfolio(2)(31)	99,500,000	99,500,000	65,527,072	B Note	NAP
Property	8.01	101 45th Street	7,599,937	7,599,937
Property	8.02	4820-4850 Indianapolis Road	5,855,689	5,855,689
Property	8.03	8401 Bearing Drive	5,699,953	5,699,953
Property	8.04	5900 North Meadows Drive	5,045,860	5,045,860
Property	8.05	5701 North Meadows Drive	4,640,945	4,640,945
Property	8.06	8421 Bearing Drive	4,018,000	4,018,000
Property	8.07	6451-6471 Northwind Parkway	3,893,411	3,893,411
Property	8.08	4910-4938 Indianapolis Road	3,799,969	3,799,969
Property	8.09	6221-6241 Northwind Parkway	3,737,674	3,737,674
Property	8.10	775 Commerce Parkway West Drive	3,581,938	3,581,938
Property	8.11	1901 Northwind Parkway	3,457,349	3,457,349
Property	8.12	333 45th Street	3,301,612	3,301,612
Property	8.13	221 South Swift Road	3,177,023	3,177,023
Property	8.14	W234N2091 Ridgeview Parkway Court	2,990,139	2,990,139
Property	8.15	2240 Creekside Parkway	2,865,550	2,865,550
Property	8.16	201 South Swift Road	2,834,403	2,834,403
Property	8.17	8441 Bearing Drive	2,803,256	2,803,256
Property	8.18	4700 Ironwood Drive	2,740,961	2,740,961
Property	8.19	4410 North 132nd Street	2,647,519	2,647,519
Property	8.20	999 Gerdt Court	2,585,225	2,585,225
Property	8.21	480 45th Street	2,554,077	2,554,077
Property	8.22	12857 South Hamlin Court	2,429,488	2,429,488
Property	8.23	1695 Glen Ellyn Road	2,273,752	2,273,752
Property	8.24	1701-1721 Northwind Parkway	2,242,604	2,242,604
Property	8.25	1245 Lakeside Drive	1,962,279	1,962,279
Property	8.26	3890 Perry Boulevard	1,931,132	1,931,132
Property	8.27	215 45th Street	1,417,201	1,417,201
Property	8.28	845 Telser Road	1,401,628	1,401,628
Property	8.29	1851 Northwind Parkway	1,401,628	1,401,628
Property	8.30	1650 Northwind Parkway	1,245,891	1,245,891
Property	8.31	225 45th Street	1,245,891	1,245,891
Property	8.32	1600-1640 Northwind Parkway	1,214,744	1,214,744
Property	8.33	235 45th Street	903,271	903,271
Loan	9	650 Madison Avenue(2)(31)	541,800,000	541,800,000	213,200,000	B Note	NAP
Loan	10	181 West Madison(2)(31)	64,900,000	64,900,000	132,100,000	B Note	NAP
Loan	11	Middleton Net Lease Portfolio				None	NAP
Property	11.01	Asheboro - Walmart
Property	11.02	West Seneca - Home Depot
Property	11.03	Concord - Walmart
Property	11.04	Cranberry - Walmart
Loan	12	Landing Square				None	NAP
Loan	13	510 East 14th Street(2)(32)	50,000,000	50,000,000	75,000,000	Mezzanine Debt	NAP
Loan	14	490-504 Myrtle Avenue(2)(32)	50,000,000	50,000,000	20,000,000	Mezzanine Debt	NAP
Property	14.01	504 Myrtle Avenue	30,856,334	30,856,334
Property	14.02	490 Myrtle Avenue	19,143,666	19,143,666
Loan	15	1019 Market(34)				None	NAP
Loan	16	65 Ainslie				None	NAP
Loan	17	Crowne Plaza Resort Asheville				None	NAP
Loan	18	Sunset Grove Shopping Center				None	NAP
Loan	19	West Road Plaza				None	NAP
Loan	20	2142-2172 Nostrand Avenue				None	NAP
Loan	21	Creekside				None	NAP
Loan	22	Amazon Distribution Salem				None	NAP
Loan	23	300-314 North College Street				None	NAP
Loan	24	Giant Anchored Portfolio(2)	87,000,000	78,778,081		None	NAP
Property	24.01	Parkway Plaza	16,592,784	15,024,686
Property	24.02	Aston Center	14,350,515	12,994,323
Property	24.03	Spring Meadow	14,260,825	12,913,108
Property	24.04	Scott Town Center	12,377,320	11,207,603
Property	24.05	Creekside Marketplace	12,108,247	10,963,960
Property	24.06	Stonehenge Square	10,045,361	9,096,026
Property	24.07	AYR Town Center	7,264,948	6,578,376
Loan	25	Home Depot - Cleveland Heights				None	NAP
Loan	26	Fairfield Inn & Suites Spokane				None	NAP
Loan	27	Northpoint Business Plaza(33)				None	Mezzanine
Loan	28	Monster Storage Portfolio				None	NAP
Property	28.01	Monster Storage Westminster
Property	28.02	Monster Storage Seneca
Loan	29	Casa Laguna Hotel & Spa(33)				None	Mezzanine
Loan	30	SpringHill Suites Florence				None	NAP
Loan	31	CVS Argyle				None	NAP
Loan	32	MS & MO Storage Portfolio				None	NAP
Property	32.01	Extra Space Long Beach
Property	32.02	Hampel Rd Storage
Loan	33	A&W Storage				None	NAP

A-1-9

Benchmark 2020-B16

FOOTNOTES TO ANNEX A-1

(1)

GACC—German American Capital Corporation or one of its affiliates; JPMCB—JPMorgan Chase Bank, National Association or one of its affiliates; CREFI—Citi Real Estate Funding Inc. or one of its affariliates.

(2)	Loan Number	Mortgage Loan Seller	Property Name	Cut-off Date Balance ($)	Non-Trust Pari Passu Cut-off Date Balance	Controlling Note	Governing PSA
	2	JPMCB/CREFI	Beiiagio Hotel and Casino	$60,000,000	$1,616,200,000	No	BX 2019-OC11
	3	JPMCB	Kings Plaza	S50,000,000	$437,000,000	No	JPMCB
	4	JPMCB	3500 Lacey	$50,000,000	$35,800,000	Yes	Benchmark 2020-B16
	6	GACC	550 Mission Street	$45,000,000	$255,000,000	Yes	Benchmark 2020-B16
	7	GACC/JPMCB	1633 Broadway	$45,000,000	$956,000,000	No	BWAY 2019-1633
	8	GACC	Starwood Industrial Portfolio	$45,000,000	$99,500,000	No	GSMS 2020-GC45
	9	CREFI	650 Madison Avenue	$45,000,000	$541.800,000	No	MAD 2019-650M
	10	JPMCB	181 West Madison	$43,000,000	$64,900,000	No	JPMCC 2020-LOOP
	13	CREFI	510 East 14th Street	$35,000,000	$50,000,000	No	GSMS 2020-GC45
	14	JPMCB	490-504 Myrtle Avenue	$35,000,000	$50,000,000	No	CGCMT 2019-C7
	24	CREFI	GIant Anchored Portfolio	$10,000,000	$87,000,000	No	CGCMT 2019-C7

(3)

With respect to any Mortgaged Property securing a multi-property Mortgage Loan, the amounts listed under the headings “Original Balance ($)” and “Cut-off Date Balance ($)” reflect the Allocated Loan Amount related to such Mortgaged Property.

● Loan No. 8 – Starwood Industrial Portfolio
● Loan No. 11 – Middleton Net Lease Portfolio
● Loan No. 14 – 490-504 Myrtle Avenue
● Loan No. 24 – Giant Anchored Portfolio
● Loan No. 28 – Monster Storage Portfolio
● Loan No. 32 – MS & MO Storage Portfolio

(4)				Residential			Retail
	Loan No.	Mortgage Loan	Units	Occ.	% of GPR	NRA (sq. ft. )	Occ.	% of GPR
	13	510 East 14th Street	160	100.0%	69.2%	56,377	78.7%	30.8%

Loan No. 2 – Bellagio Hotel and Casino – Approximately 71.6% of the total revenues from the Mortgaged Property comes from sources other than the hotel operation, including the following: (a) casino (29.6%), (b) food and beverage (24.7%), (c) entertainment (9.0%), (d) retail (4.1%) and (e) other operations (4.2%).

Loan No. 7 – 1633 Broadway – The Mortgaged Property includes 145,192 sq. ft. of theater space, constituting approximately 6% of the net rentable area at the Mortgaged Property, and approximately 80,000 sq. ft. of retail space, constituting approximately 3% of the net rentable area at the Mortgaged Property, of which approximately 40,000 sq. ft. is vacant.

Loan No. 14 – 490-504 Myrtle Avenue – 48 of the units are rent-stabilized, and the remaining 188 units are market-rate units.

(5)

Loan No. 12 - Landing Square - The Mortgaged Property is subject to a land use restrictive agreement, which is scheduled to expire in 2023.  The land use restrictive agreement provides that 65 of the 322 units are designated as affordable housing to be occupied by tenants whose income is 50% or less of the area median gross income. At the Mortgaged Property, 74 of the 322 units are occupied by tenants whose income is 50% or less of the area median gross income.

Loan No. 15 – 1019 Market – The Mortgaged Property is designated as a Category II Significant Building under Article 11 of the Planning Code of the City of San Francisco, and contributes to the city’s Market Street Theater and Loft District, which is listed on the National Register. However, this designation does not restrict the use of the Mortgaged Property. In addition, the Mortgaged Property is subject to a California Mills Act Historic Property Agreement which contemplated building rehabilitation work and continued maintenance. The rehabilitation work has been completed, and the next required maintenance will occur in 2023 and consist of painting and sealing various portions of the building exterior. If the building incurs damage of less than 50% of the historic property, the damaged area must be replaced and repaired.

(6)

The Administrative Cost Rate includes the respective per annum rates applicable to the calculation of the servicing fee, any sub-servicing fee, trustee/certificate administrator fee, operating advisor fee, and CREFC® license fee with respect to each Mortgage Loan. For purposes of this annex A-1, the definition of Administrative Fee Rate as it relates to any Non-Serviced Mortgage Loan includes the related Pari Passu Loan Primary Servicing Fee Rate which includes the “primary servicing fee rate” (as defined or set forth in the applicable pooling and servicing agreement) and any other related servicing or any sub-servicing fee rate (other than those payable to the applicable special servicer) applicable to such Non-Serviced Mortgage Loan that constitutes a portion of the “servicing fee rate” applicable to the other master servicer under the applicable other pooling and servicing agreement. See the table titled “Non-Serviced Whole Loans” under “Summary of Terms—Offered Certificates—Servicing and Administration Fees” in this Prospectus.

(7)

Loan No. 3 – Kings Plaza – With respect to the related mezzanine loan, the mezzanine borrower is required to make Monthly Debt Service ($) payments of (i) from the first payment date of Februrary 1, 2020 prior to February 1, 2025, interest only, and

A-1-10

(ii) from February 1, 2025, and thereafter amortization payments in accordance with the amortization schedule set forth in the mezzanine loan documents.

(8)

Annual Debt Service ($), Monthly Debt Service ($), Underwritten NOI DSCR and Underwritten NCF DSCR for Mortgage Loans (i) except as described above for loans with planned amortization, with partial interest only periods are shown based on the monthly debt service payment immediately following the expiration of the interest only period and (ii) that are interest only until the related maturity date are shown based on the interest only payments during the 12 month period following the Cut off Date (or, in the case of Monthly Debt Service ($), the average of such interest only payments) without regard to leap year adjustments.

(9)

Loan No. 12 – Landing Square - The Cut-off Date LTV Ratio, Underwritten NOI Debt Yield and Underwritten NCF Debt Yield are calculated net of a $2,000,000 holdback reserve in connection with capital improvements at the Mortgaged Property.  The holdback is structured with the first $1,000,000 available to the borrower for immediate release as work is completed and reimbursed pursuant to the lender-approved budget.  The remaining $1,000,000 will be released based on 1) satisfactory completion of the work as evidenced by invoices submitted to the servicer and 2) the net cash flow divided by the fully funded loan amount less amounts remaining in the lease yields a debt yield of at least 7.3%. Based on the fully funded loan amount of $36,200,000, the Underwritten NOI Debt Yield is 7.5%, the Underwritten NCF Debt Yield is 7.3% and the Cut-off Date LTV Ratio is 78.2%.

(10)

“Hard” generally means each tenant is required to transfer its rent directly to the lender controlled lockbox account. However, with respect to hospitality properties, “Hard” means all credit card receipts are deposited directly into the lockbox by the card processing company and all over the-counter cash and equivalents are required to be deposited by the property manager or borrower into the lockbox. “Soft” means the borrower has established a lockbox account that will be under lender control and the borrower or property manager is required to collect rents from the tenants and then deposit those rents into such lockbox account. “Springing Soft” means that upon the occurrence of a trigger event (as specified in the related Mortgage Loan Documents), the borrower is required to establish a lockbox account that will be under lender control and the borrower or property manager is required to collect rents from the tenants and then deposit those rents into such lockbox account. “Springing Hard” means that upon a trigger event (as specified in the related Mortgage Loan Documents), each tenant will be required to transfer its rent directly to a lender controlled lockbox.

“Soft Springing Hard” means the borrower has established a lockbox account that will be under lender control and the borrower or property manager is required to collect rents from the tenants and then deposit those rents into such lockbox account, but upon a trigger event (as specified in the related Mortgage Loan Documents), each tenant will be required to transfer its rent directly to a lender controlled lockbox.

(11)

“In Place” means that related property cash flows go through a waterfall of required reserve or other payment amounts due before the lender either (i) disburses excess cash to the related borrower or (ii) retains excess cash as additional collateral for the Mortgage Loan. “Springing” means that upon the occurrence of a trigger event, as defined in the related Mortgage Loan documents, In Place cash management (as described above) will take effect, and will generally continue until all trigger events are cured (to the extent a cure is permitted under the related Mortgage Loan documents).

(12)

With respect to the loans referenced below structured with A/B Notes, the Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) calculations exclude the subordinate secured debt.
● Loan No. 2 –  Bellagio Hotel and Casino
● Loan No. 7 – 1633 Broadway
● Loan No. 8 – Starwood Industrial Portfolio
● Loan No. 9 – 650 Madison Avenue
● Loan No. 10 – 181 West Madison

(13)

Loan No. 3 – Kings Plaza - The increase from the Most Recent NOI ($) to Underwritten NOI ($) is primarily attributable to (i) rent steps taken 12 months out until February 1, 2021 (based on the Kings Plaza Whole Loan’s securitization in February of 2020) and straight-lined rents for investment grade-rated tenants and (ii) projected increases in power plant revenue as this component of the property stabilizes.

Loan No. 6 – 560 Mission - The increase from Most Recent NOI ($) to Underwritten NOI ($) is primarily attributable to credit rent steps through November 2020.

Loan No. 9 – 650 Madison Avenue– The increase from Most Recent NOI to Underwritten NOI at the Mortgaged Property is primarily attributable to the signing of six new leases since December 2018 as well as contractual rent steps.

Loan No. 13 – 510 East 14th Street – The increase from Most Recent NOI to Underwritten NOI at the Mortgaged Property is primarily attributable to the Mortgaged Property having been built in 2018, and having not reached stabilization until late 2019.

Loan No. 14 – 490-504 Myrtle Avenue – The increase from Most Recent NOI ($) to Underwritten NOI ($) is primarily attributable to an increase in vacancy due to the adjacent 504 Myrtle Avenue Mortgaged Property being opened as well as concession burn off.

A-1-11

Loan No. 23 – 300-314 North College Street – The increase from Most Recent NOI ($) to Underwritten NOI ($) is primarily attributable to the recently executed lease with TopGolf, accounting for approximately $273,696 in underwritten base rent.

Loan No. 24 – Giant Anchored Portfolio - Underwritten NOI is based on the “straight line” rents of certain tenants at the related Mortgaged Properties.

Loan No. 27 – Northpoint Business Plaza – The increase from Most Recent NOI ($) to Underwritten NOI ($) is primarily attributable to the recently executed leases with Wood Evironment & Infratstructure, Arrow Exterminators, Inc. and Colliers International South Florida, LLC accounting for approximately $157,933 in underwritten base rent.

(14)

The grace periods noted under “Grace Period” reflect the number of days of grace before a payment default is an event of default. Certain jurisdictions impose a statutorily longer grace period. Certain of the Mortgage Loans may additionally be subject to grace periods with respect to the occurrence of an event of default (other than a payment default) and/or commencement of late charges which are not addressed in Annex A-1 to this Prospectus.

(15)

In certain cases, in addition to an “as-is” value, the appraisal states an “as complete”, “as-stabilized” or “hypothetical” value for the related Mortgaged Property that assumes that certain events will occur with respect to retenanting, construction, renovation or repairs at such Mortgaged Property. The Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this Prospectus. With respect to the Mortgaged Properties that secure the Mortgage Loans listed in the following table, the respective Cut-off Date LTV Ratio was calculated using the related “as complete”, “as-stabilized” or “hypothetical” Appraised Values, as opposed to the “as-is” Appraised Values, each as set forth in the following table:

Mortgage loan	% of initial Pool Balance	Mortgage Loan Cut-off Date LTV Ratio (Other Than “As-ls”)	Mortgage loan LTV Ratio at Maturity (Other Than “As-ls”)	Appraised Value (Other Than “As-Is”)	Mortgage loan Cut-off Date LTV Ratio (“As-ls”)	Mortgage Loan LTV Ratio at Maturity (“As-ls”)	Appraised Value (“As Is”)
Bellagio Hotel and Casino(1)	6.7%	39.3%	39.3%	$4,260,000,000	25.8%	25.8%	$6,500,000,000
650 Madison Avenue(2)	5.0%	48.5%	48.5%	$1,210,000,000	48.9%	48.9%	$1,200,000,000
181 West Madison(3)	4.8%	28.8%	28.8%	$375,289,826	29.9%	29.9%	$374,000,000
Fairfield Inn & Suites Spokane(4)	0.9%	67.8%	54.5%	$11,800,000	80.0%	64.3%	$10,000,000
SpringHill Suites Florence(5)	0.7%	64.4%	55.8%	$10,100,000	67.7%	58.7%	$9,600,000

(1)     The Appraised Value (Other Than “As-Is”) reflects the “As Leased” value solely with respect the real property portion of the Mortgaged Property of $4,260,000,000, excluding personal property and certain intangible value attributable to the Mortgaged Property.

(2)     The Appraised Value (Other Than “As-Is”) reflects the “Hypothetical As-Is” appraised value of $1,210,000,000 as of October 31, 2019, which assumes which assumes that the Mortgaged Property will have in place reserves of approximately $10,000,000 at origination. At origination of the Mortgage Loan, approximately $9,500,000 was reserved.

(3)     The Appraised Value (Other Than “As-Is”) reflects the “As Hypothetical” value of $375,289,826 for the Mortgaged Property as of October 22, 2019, which assumes the Borrower Sponsor has escrowed $1,289,826 for remaining capital expenses and unfunded tenant improvement allowances associated with CIBC.

(4)     The Appraised Value (Other Than “As-Is”) reflects the “As Is - PIP Funded” of $11,800,000 for the Mortgaged Property as of October 8, 2019, which assumes that the PIP is placed in escrow and funded by the lender. The Appraised Value (“As-Is”) of the Mortgaged Property as of October 8, 2019 is $10,000,000.

(5)     The Appraised Value (Other than As-Is) represents the “As Complete” value of $10,100,000, effective December 15, 2019, which assumes that an approximately  $1.3 million comprehensive renovation is complete.

(16)

Prepayment Provisions are shown from the respective Mortgage Loan First Payment Date.

“L(x)” means lock-out for x payments.

“D(x)” means may be defeased for x payments.

“YM(x)” means may be prepaid for x payments with payment of a yield maintenance charge.

“YM1(x)” means may be prepaid for x payments with payment of the greater of a yield maintenance charge and 1% of the amount prepaid.
 “DorYM1(x)” means may be prepaid for x payments with either defeasance or a yield maintenance charge or 1% of the amount prepaid.

“O(x)” means freely prepayable for x payments, including the maturity date.

“YM0.5(x)” means may be prepaid for x payments with payment of the greater of a yield maintenance charge and 0.5% of the amount prepaid.

“DorYM0.5(x)” means may be prepaid for x payments with either defeasance or a yield maintenance charge or 0.5% of the amount prepaid.

Certain of the Mortgage Loans permit the release of a portion of a Mortgaged Property (or an individual Mortgaged Property, in connection with a portfolio Mortgage Loan) under various circumstances, as described in this Prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” in this Prospectus. In addition, certain of the Mortgage Loans permit the borrower to prepay a portion of the Mortgage Loan to avoid or cure a cash sweep period due to a

A-1-12

low debt yield or debt service coverage ratio trigger. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Voluntary Prepayments” in this Prospectus.

(17)

Loan No. 2– Bellagio Hotel and Casino – The lockout period will be 26 payments beginning with and including the first payment date of January 5, 2020. The borrower may defease the whole loan after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) November 15, 2022. The assumed defeasance lockout period of 26 payments is based on the expected Benchmark 2020-B16 securitization closing date in February 2020. The actual defeasance lockout period may be longer.

Loan No. 3 – Kings Plaza – The lockout period will be at least 25 payment dates beginning with and including the first payment date of February 1, 2020. The borrower may prepay with yield maintenance the whole loan after the earlier to occur of (i) February 1, 2023 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 25 payments is based on the expected Benchmark 2020-B16 securitization closing date in February 2020. The actual lockout period may be longer.

Loan No. 6 – 560 Mission Street - The lockout period will be at least 26 payments beginning with and including the first payment date of January 6, 2020. The borrower has the option to (i) defease the full $300.0 million 560 Mission Street Whole Loan after the earlier to occur of (a) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (b) December 5, 2022 or (ii) prepay the 560 Mission Street Whole Loan in full with the greater of 1.0% of the outstanding principal balance and yield maintenance prior to June 6, 2029. The assumed lockout period of 26 months is based on the expected closing date of the Benchmark 2020-B16 securitization in February 2020. The actual lockout period may be longer.

Loan No. 7 – 1633 Broadway – The lockout period will be at least 26 payment dates beginning with and including the first payment date of January 6, 2020. Defeasance of the 1633 Broadway Whole Loan in full is permitted after the date that is the earlier to occur of (i) November 25, 2022 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 26 payments is based on the expected Benchmark 2020-B16 securitization closing date in February 2020. The actual lockout period may be longer.

Loan No. 8 – Starwood Industrial Portfolio – The lockout period will be at least 26 payments beginning with and including the first payment date of January 6, 2020. At any time after the earlier to occur of (i) November 26, 2022 or (ii) the second anniversary of the securitization closing date of the last note to be securitized, the Starwood Industrial Portfolio Whole Loan may be defeased with certain “government securities” as permitted under the related Mortgage Loan documents. The assumed lockout period of 26 months is based on the expected closing date of the Benchmark 2020-B16 securitization in February 2020. The actual lockout period may be longer.

Loan No. 9 – 650 Madison Avenue – The lockout period will be at least 26 payment dates beginning with and including the first payment date in January 2020. For the purpose of this prospectus, the assumed lockout period of 26 payment dates is based on the expected Benchmark 2020-B16 securitization closing date in February 2020. The actual lockout period may be longer.

Loan No. 10 – 181 West Madison – The lockout period will be at least 26 payment dates beginning with and including the first payment date of January 1, 2020. The borrower may defease the Whole Loan after the earlier to occur of (i) January 1, 2023 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 26 payments is based on the expected Benchmark 2020-B16 securitization closing date in February 2020. The actual lockout period may be longer.

Loan No. 13 – 510 East 14th Street – The lockout period will be at least 25 payments beginning with and including the payment date of February 6, 2020. Defeasance is permitted at any time on or after the earlier to occur of (i) two years after the closing date of the securitization that includes the last promissory note to be securitized and (ii) December 12, 2022. Prepayment in whole, but not in part, of the 510 East 14th Street Whole Loan is permitted at any time, prior to September 6, 2029 with the payment of the greater of 1% of the principal balance or yield maintenance. The assumed defeasance lockout period of 25 payment dates is based on the expected Benchmark 2020-B16 securitization closing date in February 2020. The actual lockout period may be longer.

Loan No. 24 – Giant Anchored Portfolio – The lockout period will be at least 26 payments beginning with and including the first payment date of January 6, 2020. The borrower has the option to defease the Giant Anchored Portfolio Whole Loan at any time after the earlier to occur of (i) November 19, 2022 and (ii) two years after the closing date of the securitization that includes the last promissory note to be securitized. The assumed lockout period of 26 payments is based on the expected Benchmark 2020-B16 closing date in February 2020. Voluntary prepayment of the Giant Anchored Portfolio Whole Loan is permitted on or after the due date in September 2029 without payment of any prepayment premium.

(18)

Partial release in connection with a partial prepayment or partial defeasance or substitution or a free release is permitted for the following loans. See “Description of the Mortgage Pool —Certain Terms of the Mortgage Loans—Partial Releases” in this Prospectus for the terms of the releases.
● Loan No. 3 – Kings Plaza
● Loan No. 8 – Starwood Industrial Portfolio
● Loan No. 9 – 650 Madison Avenue
● Loan No. 11 – Middleton Net Lease Portfolio

A-1-13

● Loan No. 19 – West Road Plaza ● Loan No. 21 – Creekside ● Loan No. 24 – Giant Anchored Portfolio ● Loan No. 28 – Monster Storage Portfolio ● Loan No. 32 – MS & MO Storage Portfolio

(19)

The following Mortgaged Properties consists, in whole or in part, of the related borrower’s interest in one or more ground leases, space leases, air rights leases or other similar leasehold interests:
● Loan No. 2 – Bellagio Hotel and Casino
● Loan No. 3 –  Kings Plaza
● Loan No. 13 – 510 East 14th Street

(20)

Loan No. 2 – Bellagio Hotel and Casino – The Mortgaged Property was acquired by the borrower in a sale-leaseback transaction from Bellagio, LLC, an indirectly wholly owned subsidiary of MGM Resorts International. Bellagio, LLC and the borrower entered into a new 30-year lease, with two 10-year extension options, for Bellagio, LLC to operate the Mortgaged Property.

(21)

Loan No. 8 – Starwood Industrial Portfolio – the Largest tenant, Bimbo Bakeries, has various expiration dates: (i) 45,000 sq. ft. at 12857 South Hamlin Court with a lease expiration date of November 30, 2029, (ii) 40,080 sq. ft. at 1695 Glen Ellyn Road with a lease expiration date of February 28, 2027, and (iii) 20,000 sq. ft. at 845 Telser Road with a lease expiration date of May 31, 2031.

(22)

The lease expiration dates shown are based on full lease terms. However, in certain cases, a tenant may have the option to terminate its lease or abate rent prior to the stated lease expiration date for no reason after a specified period of time and/or upon notice to the landlord or upon the occurrence of certain contingencies including, without limitation, if the landlord violates the lease or fails to provide utilities or certain essential services for a specified period or allows certain restricted uses, upon interference with such tenant’s use of access or parking, upon casualty or condemnation, for zoning violations, if certain anchor or key tenants (including at an adjacent property) or a certain number of tenants go dark or cease operations, if a certain percentage of the net rentable area at the Mortgaged Property is not occupied, if the tenant fails to meet sales targets or business objectives, or, in the case of a government tenant, for lack of appropriations or other reasons. In addition, in some instances, a tenant may have the right to assign its lease and be released from its obligations under the subject lease. Furthermore, some tenants may have the option to downsize their rented space without terminating the lease completely.

Loan No. 3 – Kings Plaza – The 2nd Largest Tenant, Primark, has the right to terminate its lease on July 7, 2028 with 12 months’ notice provided that, as of the termination date, (i) the tenant is Primark US Corp., or a Primark successor, and (ii) the tenant is not in default of its lease beyond any applicable notice and cure period; however, such termination option will be automatically terminated and of no force or effect if either (a) another Primark store opens for business within a certain radius of the Mortgaged Property, or (b) the tenant or any of its affiliates own, operate, otherwise become financially interested in any other Primark store or any other store branded under the Primark name within the radius.

Loan No. 4 – 3500 Lacey – The Largest Tenant, HAVI Global Solutions, has a one-time right to terminate its lease effective as of August 2022 with no less than 12 months’ prior notice and the payment of an estimated termination fee of $5,236,299. The 2nd Largest Tenant, Glanbia, has a one-time right to terminate its lease effective as of February 2026 with no less than 6 months’ prior notice and the payment of an estimated termination fee of $4,101,067. The 3rd Largest Tenant, Invesco, has a one-time right to terminate its lease effective as of May 2021 with no less than 12 months’ prior notice and the payment of an estimated termination fee of $3,789,544. The 5th Largest Tenant, CompTIA, has a one-time right to terminate its lease effective as of December 2026 with no less than 12 months’ prior notice and the payment of an estimated termination fee of $971,316.

Loan No. 6 – 560 Mission Street – the Largest Tenant, JP Morgan, representing approximately 36.9% of the net renable area at the Mortgaged Property, has the right at any time through September 30, 2021 to terminate its lease with respect to one full floor of its leased premises upon 12 months’ prior notice and payment of a termination fee. The 3rd Largest Tenant, TIAA-CREF, representing approximately 9.7% of the net renable area at the Mortgaged Property, has the one-time right to terminate the lease for all or any portion of its space effective as of March 31, 2023 upon written notice on or before March 31, 2022 and payment of a termination fee. The 5th Largest Tenant, Seyfarth Shaw, representing approximately 7.4% of the net renable area at the Mortgaged Property, has one-time right to terminate its lease with respect to the 29th floor effective as of September 30, 2022 upon written notice on or before September 30, 2021 and payment of a termination fee.

Loan No. 7 – 1633 Broadway – the 4th Largest Tenant, Morgan Stanley & Co, representing approximately 10.2% of net rentable area, has the option to terminate its lease as to all or any portion (but not less than one full floor) of its space at any time after April 1, 2027, upon 18 months’ notice and payment of a termination fee. The 5th Largest Tenant, Kasowitz Benson Torres, representing approximately 7.9% of the net rentable commercial area, has the right to terminate its lease as to one full floor, all or a portion of its uppermost or lowermost floor (provided that the terminated space must be in a commercially reasonable configuration) effective as of March 31, 2024, by providing notice by March 31, 2023 and payment of a termination fee.

Loan No. 8 – Starwood Industrial Portfolio – the sole tenant at the 333 45th Street Mortgaged Property, Staley, representing approximately 3.4% of net rentable area, has the right to terminate its lease as of July 31, 2021 upon not less than 270 days prior written notice and payment of a termination fee equal to 6 months of the rent in effect as of the termination date plus the

A-1-14

unamortized leasing commission amount equal to approximately $419,570. The Largest Tenant at the 8401 Bearing Drive Mortgaged Property, The Harvard Drug Store, representing approximately 4.8% of net rentable area, has a one-time right to terminate its lease effective as of June 30, 2022, as follows: provided that (A)-(i) the tenant is not in default under the lease and (ii) occupying less than 75% of the leased premises, or (B) the landlord, after written notice from the tenant, is unable to accommodate an expansion of at least 20% of the leased premises, then the tenant may terminate the lease by giving the landlord written notice no later than June 30, 2021, and paying the landlord an early termination fee of $775,000.

Loan No. 9 – 650 Madison Avenue - The 2nd Largest Tenant, Memorial Sloan Kettering Cancer Center, has (i) the one-time option to terminate its lease on any date between July 1, 2020, and June 30, 2022, so long as the tenant gives 18 months’ notice and (ii) the right to go dark at any time.

Loan No. 10 – 181 West Madison– The 4th Largest Tenant, CIBC, has a one-time right to terminate its lease effective as of December 31, 2025, with no less than 12 months’ prior notice and the payment of an estimated termination fee in the amount equal to (i) the unamortized portion of any brokerage commission at an interest rate of 8% per annum, (ii) the unamortized portion of any construction allowance, (iii) the unamortized portion of any abated rent, (iv) an amount equal to the then-escalated base rent and additional rent that would have been payable by the tenant under the lease for the three-month period immediately following the early termination date.

Loan No. 16 – 65 Ainslie – The Largest Tenant, Starbucks, has the option to terminate its lease effective any day after the 36th month of its lease term, so long as the tenant provides notice no less than 180 days before the termination date.

Loan No. 18 – Sunset Grove Shopping Center – Coldwell Banker, the 3rd Largest Tenant at the property has the option to terminate its lease at the end of the 60th month so long as they give 6 months written notice.

Loan No. 20 – 2142-2172 Nostrand Avenue – The 5th Largest Tenant, Wireless Vision (T-Mobile), has a one-time right to terminate its lease as of July 1, 2021, with a 60 days’ prior notice.

Loan No. 21 – Creekside – The 4th Largest Tenant, Mid-Valley Pain Clinic (SPA), has a one-time right to terminate its lease as of November 1, 2021, but only the landlord cannot provide the tenant’s needed space for an expansion. The 5th Largest Tenant, United States Department of Agruiculture, may terminate its lease at any time during the term of its lease with a 120 days’ prior notice; provided, however, that if the termination right is exercised in the first 60 months of lease (period ending in February 2021), the tenant is required to reimburse the borrower unamortized tenant improvement at rate of $1,267.67 per month for the first 60 months only.

Loan No. 24 – Giant Anchored Portfolio - The Largest Tenant at the Parkway Plaza Mortgaged Property, Giant, has the right to terminate its lease for the fuel station at any time with 30 days’ written notice and payment of a termination fee equal to two years of the then-current rent. The Largest Tenant at the Scott Town Center Mortgaged Property, Giant, is subject to a ground lease and owns all of its improvements. The 3rd Largest Tenant at the Scott Town Center Mortgaged Property, One Main Financial, has the right to terminate its lease effective July 31, 2021 by giving notice by January 31, 2021 and payment of termination fee in the amount of approximately $15,200 plus unamortized brokerage commission

Loan No. 27 – Northpoint Business Plaza – The Largest Tenant, Healthy Mothers Healthy Babies, has the right to terminate its lease after the completion of the 18th month of the Lease Extension pursuant to the option to renew, in the event the tenant undergoes a substantial loss of charitable funds and grants, the tenant may terminate its lease upon 6 months prior written notice to landlord and along with a payment of a fee equal to 6 months of gross rent during the period which the termination is exercised. The 2nd Largest Tenant, Wood Environment & Infrastructure, has the right to terminate its lease effective at the end of the 61st month of its lease so long as 6 months notice are given, the payment will be equal to unamortized TI’s and LC’s amortized at 8%. The 5th Largest Tenant, Florida Department of Highway Safety, will have the right to terminate, with 6 months notice, in the event a State-owned building becomes available.

(23)

The following major tenants (listed on Annex A-1) are currently subleasing all or a significant portion of its leased space:

Loan No. 4 – 3500 Lacey – The Largest Tenant, HAVI Global Solutions, has subleased (a) 17,696 sq. ft. to Hearthside Food Solutions at a base rent of $23.40 PSF and (b) 22,132 sq. ft. to Donnelley Financial, LLC at a base rent of $22.20 PSF. Both subleases are coterminous with the underlying lease to HAVI Global Solutions, which expires in April 2025.

Loan No. 7 - 1633 Broadway - The Largest Tenant, Allianz Asset Management of America L.P., subleases 20,600 sq. ft. of suite 4600 (totaling 54,118 sq. ft.) to Triumph Hospitality at a base rent of $46.80 PSF through December 30, 2030. Triumph Hospitality further subleases 3,000 sq. ft of suite 4600 to Stein Adler Dabah & Zelkowitz at a base rent of $41.33 PSF through July 31, 2022. Underwritten base rent is based on the contractual rent under the prime lease. The 2nd Largest Tenant, WMG Acquisition Corp, subleases 3,815 sq. ft of suite 0400 (totaling 36,854 sq. ft) to Cooper Investment Partners LLC at a base rent of $58.37 PSF on a month-to-month basis. Underwritten base rent is based on the contractual rent under the prime lease. The 5th Largest Tenant, Kasowitz Benson Torres, subleases a collective 32,487 sq. ft of Suite 2200 (totaling 50,718 sq. ft) to three tenants. Delcath Systems, Inc. subleases 6,877 sq. ft and pays a rent of $68.50 PSF through February 28, 2021; Avalonbay Communities subleases 12,145 sq. ft through October 31, 2026 and pays a current rent of $74.00 PSF; Cresa New York subleases 13,195 sq. ft and pays a rent of $65.00 PSF through April 30, 2021. Underwritten base rent is based on the contractual rent under the prime lease.

A-1-15

Loan No. 20 – 2142-2172 Nostrand Avenue – The 4th Largest Tenant, Visionary Properties, has subleased all of its space to Health First Insurance on the same terms as its underlying lease.

(24)

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy may not be in physical occupancy, may not have begun paying rent or may be in negotiation. With respect to the largest 15 Mortgage Loans and certain tenants representing more than 25% of the net rentable area of a Mortgaged Property, see “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations¬—Other” in this Prospectus.

The tenants shown in Annex A-1 have signed leases but may or may not be open for business as of the Cut-off Date.

Loan No. 1 – Harrison Retail - The 5th Largest Tenant, SoulCycle, representing 3.8% of the net rentable area of the Mortgaged Property, recently expanded its lease to include an additional 1,330 sq. ft., which includes construction of a locker room and additional bathrooms and showers. The SoulCycle expansion lease is expected to commence upon completion of landlord’s work, which is expected to be completed in February 2020. In addition, Bond Vet, representing 2.1% of the net rentable area of the Mortgaged Property, is not yet in occupancy or paying rent.  Bond Vet has six months of free rent which was reserved for on the origination date.  Bond Vet is currently building out its space and is expected to take occupancy and commence paying rent in June 2020.

Loan No. 3 – Kings Plaza – Though currently in occupancy and paying rent, Forever 21 has been underwritten as vacant. Forever 21 has been in occupancy at the Mortgaged Property since 2010 pursuant to a lease expiring in January 2020. Forever 21 filed for Chapter 11 bankruptcy in September 2019. The Forever 21 tenant and the borrower are currently negotiating a 3-year renewal with the tenant, which is pending court approval.

Loan No. 7 – 1633 Broadway – New Mountain Capital, LLC, representing 4.2% of the net rentable area has executed a lease but has not yet taken occupancy or begun paying rent.

Loan No. 13 – 510 East 14th Street – Citibank, representing approximately 7.9% of the net rentable commercial area, has executed a letter of intent but has not yet executed a lease or taken occupancy of its space. The expected lease commencement date is August 1, 2020 pursuant to the letter of intent. We cannot assure you that the tenant will execute its lease or take occupancy as expected or at all.

Loan No. 24 – Giant Anchored Portfolio – The Aston Center Mortgaged Property currently has a tenant, Together We Share, that pays $5,000 in rent but occupies 0 sq.ft.

(25)

The following Mortgage Loans have one or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—– Tenancies-in-Common or Diversified Ownership” in this Prospectus for further information.

Loan No. 19 – West Road Plaza
Loan No. 21 – Creekside

(26)	All upfront reserve balances reflect the upfront reserve amount at loan origination. The current balance may be less than the amount shown.

(27)

All ongoing reserve balances reflect the ongoing reserve amount at loan origination. The current balance may be greater than or less than the amount shown. Monthly reserves required to be deposited in such accounts may be capped pursuant to the related Mortgage Loan documents.

Loan No. 8 – Starwood Industrial Portfolio - The Ongoing Replacement Reserve is calculated as the product of (x) $0.15 and (y) rentable square feet, divided by 12 and is capped at the product of rentable square feet and $0.30. The Ongoing Rollover Reserve is calculated as the product of (x) $0.35 and (y) rentable square feet, divided by 12 and is capped at the product of rentable square feet and $0.70.

(28)

Loan No. 14 – 490-504 Myrtle Avenue – The borrower is required to deposit 1/12th of the sufficient amount into a condominium reserve if payments are due and there is an insufficient amount in such condominium reserve to make those payments.

Loan No. 16 – 65 Ainslie – On the 73rd monthly payment date, and each monthly payment date the borrower will deposit $50,000 into an Additional Collateral Reserve Funds account.

Loan No. 19 – West Road Plaza – If the TI/LC reserve falls below the TI/LC reserve cap of $500,000, the borrower is required to deposit approximately $18,531.50 on each monthly payment date until the TI/LC reserve cap is met.

Loan No. 26 – Fairfield Inn & Suites Spokane – On each monthly payment date occurring in June, July, August, September and October during the term of the Mortgage Loan, commencing on the payment date in June 2020, the borrower is required to deposit an amount which, if added to the net operating income for the months of February of the preceding year, December of the preceding year, and January of the current year, would cause the debt service coverage ratio to equal 1.0x (the “Seasonality Reserve Monthly Deposit”); provided, however, in the event there is insufficient cash flow to make the full

A-1-16

Seasonality Reserve Monthly Deposit in any of such months, the borrower will be permitted to make an additional payment, on or before October 1 of the applicable year, in the full amount of all prior payment shortfalls.

(29)

With respect to the Mortgage Loans identified below, the lender is insured under an environmental insurance policy obtained (i) in lieu of obtaining a Phase II Environmental Site Assessment, (ii) in lieu of providing an indemnity or guaranty from a sponsor or (iii) to address environmental conditions or concerns. For additional information, see “Risk Factors—Risks Related to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Environmental Considerations” in this Prospectus.

Loan No.	Mortgage Loan	Mortgage Loan Cut-off Date Balance	% of Initial Outstanding Pool Balance	Maximum Policy Amount	Premium Paid in Full	Expiration Date
2	Bellagio Hotel and Casino	$60,000,000	6.7%	$25,000,000	Yes	11/15/2024
6	560 Mission Street	$45,000,000	5.0%	$50,000,000	Yes	5/1/2021
7	1633 Broadway	$45,000,000	5.0%	$25,000,000	Yes	10/2/2020
10	181 West Madison	$43,000,000	4.8%	$10,000,000	Yes	3/15/2024
23	300-314 North College Street	$10,630,000	1.2%	$3,000,000	Yes	11/22/2027

(30)

Loan No. 2 – Bellagio Hotel and Casino – The aggregate liability of the related Carve-out Guarantor with respect to the full recourse carveouts is capped at 10% of the principal balance of the Whole Loan outstanding at the time of the occurrence of such event, plus any and all reasonable third-party costs actually incurred by the lender and/or any administrative agent (including reasonable attorneys’ fees and costs reasonably incurred) in connection with the collection of amounts due.

Loan No. 8 - Starwood Industrial Portfolio - The non-recourse carveout guarantor’s liability under the bankruptcy-related carveouts is limited to 20% of the then-current outstanding principal balance of the related Whole Loan.

Loan Nos. 5, 6, 7 and 10 – FedEx Redmond, 560 Mission Street, 1633 Broadway and 181 West Madison – In each case, the related Mortgage Loan does not have a separate Carve-out Guarantor, and each of the related borrowers is the only indemnitor under the related environmental indemnity agreement.

Loan No. 15 – 1019 Market – The Carve-out Guarantor’s liability is limited to only a subset of the non-recourse carveouts under the Mortgage Loan documents. In addition, the aggregate liability of the related Carve-out Guarantor with respect to such subset of the non-recourse carveouts for losses incurred by the lender is capped at 110% of the principal balance of the Mortgage Loan outstanding at the time of the occurrence of such event. Please see “Description of the Mortgage Pool – Non-Recourse Carveout Limitations” in this Prospectus for additional information.

Loan No. 19 – West Road Plaza - The non-recourse carve-out for failure to pay real estate or transfer taxes, maintain required insurance or pay insurance premiums does not apply in the event that a failure to pay such real estate taxes or insurance premiums is due solely to an insufficiency in rents to pay such obligation or funds to pay such amounts were in the applicable reserve account(s) and the master servicer failed to pay such amounts.

Loan No. 29 -  Casa Laguna Hotel & Spa -  Upon the death of one of the four individual guarantors, the deceased guarantor’s estate can request to be released from the guaranty for any acts that first occur from and after the release date without requiring a replacement guaranty, provided that the remaining guarantors have a net worth and liquidity of $7,500,000 and $500,000, respectively.

(31)

	Loan No.	Mortgage Loan	Senior Notes Cut-off Date Balance	Subordinate Notes Cut-off Date Balance	Total Mortgage Debt Cut-off Date Balance(1)	Total Senior Notes U/W NCF DSCR	Total Mortgage Debt U/W NCF DSCR(1)	Total Senior Notes Cut-off Date LTV	Total Mortgage Debt Cut-off Date LTV Ratio(1)	Total Senior Notes U/W NOI Debt Yield	Total Mortgage Debt U/W NOI Debt Yield(1)
	2	Bellagio Hotel and Casino	$1,676,200,000	$1,333,800,000	$3,010,000,000	8.42x	4.06x	39.3%	70.7%	28.3%	15.7%
	7	1633 Broadway	$1,001,000,000	$249,000,000	$1,250,000,000	3.84x	3.08x	41.7%	52.1%	11.9%	9.5%
	8	Starwood Industrial Portfolio	$144,500,000	$65,527,072	$210,027,072	3.67x	2.53x	45.2%	65.8%	13.1%	9.0%
	9	650 Madison Avenue	$586,800,000	$213,200,000	$800,000,000	2.74x	2.01x	48.5%	66.1%	10.0%	7.3%
	10	181 West Madison	$107,900,000	$132,100,000	$240,000,000	4.67x	2.10x	28.8%	64.0%	20.4%	9.2%

(1) Includes any related pari passu companion loan(s) and subordinate secured companion loan(s).

A-1-17

(32)
	Loan No.	Mortgage Loan	Mortgage Loan Cut-off Date Balance	% or Initial Outstanding Pool Balance	Intercreditor Agreement Required	Combined Minimum DSCR	Combined Maximum LTV	Combined Minimum Debt Yield
	2	Bellagio Hotel and Casino	$60,000,000	6.7%	Yes	4.24x	72.00%	NAP
	6	560 Mission Street	$45,000,000	5.0%	Yes	2.00x	60.00%	8.00%
	7	1633 Broadway(1)	$45,000,000	5.0%	Yes	3.08x	52.08%	9.35%
	27	Northpoint Business Plaza	$7,395,000	0.8%	Yes	1.90x	59.64%	10.50%
	29	Casa Laguna Hotel & Spa	$6,500,000	0.7%	Yes	1.96x	57.00%	11.15%

(1) Calculated including any related pari passu companion loan(s), related subordinate companion loan(s) and mezzanine debt.

(2)     The Kings Plaza Mezzanine Loan is interest only for the first five years of the loan term then fully amortizing based on a five-year schedule. Total Debt DSCR is based on the first 12 month period of the amortization period of the loan. The mezzanine loan is fully amortized by the maturity date of January 1, 2030, pursuant to a fixed amortization scheduled.

(33)
	Loan No.	Mortgage Loan	Mortgage Loan Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mezzanine Debt Cut-off Date Balance	Annual Interest Rate on Mezzanine Loan	Mezzanine Loan Maturity Date or ARD	Intercreditor Agreement	Total Debt Cut-off Date LTV Ratio(1)	Total Debt U/W NCF DSCR(1)	Total Cut-off Debt U/W NOI Debt Yield(1)
	3	Kings Plaza®	$60,000,000	5.6%	$53,000,000	6.00000%	1/1/2030	Yes	60.0%	1.73x	9.6%
	13	510 East 14th Street	$35,000,000	3.8%	$75,000,000	5 50000%	12/6/2029	Yes	55,6%	1 36x	5.8%
	14	490-504 Myrtle Avenue	$35,000,000	3.9%	$20,000,000	8.00000%	12/6/2029	Yes	74,3%	1 28x	6.0%

(1) Permitted future debt is equityholder debt or debt-like preferred equity

Loan No. 3 – Kings Plaza – The Mortgage Loan documents permit the pledge by The Macerich Company, Macerich Partnership, L.P., and/or their affiliates of their indirect ownership interest in the related borrower to a qualified real estate investor (with total assets in name or under management in excess of $2 billion and, except with respect to pension advisory firm or similar fiduciary, capital/ statutory surplus, shareholder equity or net worth in excess of $1 billion) (a “QREI”) as part of a credit facility upon certain conditions, including (i) no event of default has occurred and is continuing; (ii) the value of the Mortgaged Property constitutes no more than 15% of the value of all assets securing such credit facility and (iii) neither the granting of the pledge nor exercise of any remedies will result in a change of the manager unless the replacement manager is a qualified manager (generally, any of certain specified national property management firms or a reputable and experienced management organization having at least seven years’ experience in managing at least seven regional malls, other than the Mortgaged Property, of not less than 400,000 square feet (inclusive of anchor space) with at least one anchor store and totaling at least 5,000,000 square feet (including owned or leased anchor stores) of gross leasable area, which is not the subject of a bankruptcy or similar insolvency proceeding.

(34)

Loan No. 4 – 3500 Lacey – MEPT 3500 Lacey Road, LLC (the “3500 Lacey PE Member”), a core, open-end private equity real estate fund advised by BentallGreenOak, which owned the 3500 Lacey Property since 2003 and sold it to the borrower, is a member of the sole member of the borrower (the “3500 Lacey JV”). 3500 Lacey PE Member has made a preferred equity contribution in the amount of $33,000,000 to 3500 Lacey JV. Under the related limited liability company agreement (the “3500 Lacey LLC Agreement”) between the 3500 Lacey PE Member and the 3500 Lacey JV’s managing member, which is managed by Kore Investments LLC, the sole managing member owned by the non-recourse carveout guarantor of the 3500 Lacey Whole Loan (the “3500 Lacey Managing Member”), the 3500 Lacey PE Member is entitled to: (a) a quarterly preferred return payment from the net cash flow from operation of the 3500 Lacey Property (after payment of all operating expenses of the 3500 Lacey JV and of the 3500 Lacey Property) in an amount equal to 10.0% per annum, calculated on 3500 PE Member’s unreturned capital contributions, for the first 36 months from the effective date of the 3500 Lacey LLC Agreement and 12.0% per annum thereafter, calculated on 3500 PE Member’s unreturned capital contributions (the “Preferred Return”); and (b) in the event of any sale, disposition, financing, refinancing, casualty or condemnation with respect to the 3500 Lacey Property (each such event, a “3500 Lacey Capital Event”), the net proceeds resulting from such 3500 Lacey Capital Event (after payment of all expenses related to the capital event) in an amount equal to any unpaid Preferred Return and the amount of unreturned Preferred Equity Contribution. Except as described above, 3500 Lacey PE Member is not entitled to the return of any of its capital contributions or the Preferred Return, and any unrepaid capital contributions or Preferred Return will not be a liability of 3500 Lacey JV.  Please see “Description of the Mortgage Pool – Additional Indebtedness – Preferred Equity” in the Prospectus for additional information.

Loan No. 15 – 1019 Market – The borrower has incurred an unsecured loan (the “1019 Market Subordinate Loan”) from an affiliate, DWS Grundbesitz GmbH, a German capital investment company and the non-recourse carveout guarantor under the Mortgage Loan (“1019 Market Guarantor”), in the maximum amount of $16,750,000, with an interest rate of 9.0% per annum and matures on January 1, 2030. The 1019 Market Guarantor has provided for the benefit of the lender a Subordination and Standstill Agreement, subordinating, among other things, the right of payment under the 1019 Market Subordinate Loan documents to the Mortgage Loan.

A-1-18

ANNEX A-2

CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

[THIS PAGE INTENTIONALLY LEFT BLANK]

Annex A-2

Distribution of Cut-off Date Balances(1)
						Weighted Averages
Range of Cut-off Date Balances			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(2)	LTV Ratio at Maturity or ARD(2)
$3,725,000	-	$7,499,999	7	$40,395,000	4.5%	4.0210%	119	2.09x	63.7%	58.9%
$7,500,000	-	$14,999,999	6	$66,461,873	7.4%	3.8547%	109	2.39x	67.8%	65.2%
$15,000,000	-	$24,999,999	3	$59,350,000	6.6%	3.6773%	120	2.87x	52.0%	52.0%
$25,000,000	-	$49,999,999	13	$507,890,000	56.5%	3.5444%	115	3.04x	48.7%	47.7%
$50,000,000	-	$65,000,000	4	$225,000,000	25.0%	3.5782%	119	4.09x	56.1%	56.1%
Total/Weighted Average			33	$899,096,873	100.0%	3.6060%	116	3.20x	52.8%	51.9%

Distribution of Mortgage Rates(1)
						Weighted Averages
Range of Mortgage Rates as of the Cut-off Date			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(2)	LTV Ratio at Maturity or ARD(2)
2.5890%	-	2.9999%	3	$125,000,000	13.9%	2.8260%	118	4.28x	36.1%	36.1%
3.0000%	-	3.4999%	5	$215,000,000	23.9%	3.3026%	118	4.66x	46.4%	46.4%
3.5000%	-	3.9999%	15	$401,567,000	44.7%	3.7617%	115	2.56x	56.3%	56.1%
4.0000%	-	4.3500%	10	$157,529,873	17.5%	4.2421%	115	1.99x	66.2%	61.1%
Total/Weighted Average			33	$899,096,873	100.0%	3.6060%	116	3.20x	52.8%	51.9%

Property Type Distribution(1)(3)(4)(5)

						Weighted Averages
Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Number of Units or NRA	Cut-off Date Balance per # of Units or NRA	Mortgage Rate	Stated Remaining Term (Mos.)	Occupancy	U/W NCF DSCR	Cut-off Date LTV Ratio(2)	LTV Ratio at Maturity or ARD(2)
Retail	18	$242,055,000	26.9%	2,815,754	$406	3.5987%	116	98.8%	2.58x	59.0%	58.7%
Anchored	17	$231,425,000	25.7%	2,779,143	$411	3.5773%	119	98.8%	2.60x	58.6%	58.3%
Unanchored	1	$10,630,000	1.2%	36,611	$290	4.0650%	58	100.0%	2.07x	67.5%	67.5%
Office	7	$238,032,000	26.5%	5,014,134	$284	3.5301%	112	95.9%	3.68x	46.1%	46.1%
CBD	4	$166,500,000	18.5%	4,251,283	$346	3.2756%	109	96.0%	4.13x	37.8%	37.8%
Suburban	3	$71,532,000	8.0%	762,851	$140	4.1226%	118	95.9%	2.65x	65.5%	65.5%
Hospitality	5	$107,199,873	11.9%	4,409	$290,300	3.5798%	119	82.4%	5.79x	47.5%	43.3%
Full Service	3	$92,700,000	10.3%	4,230	$322,692	3.4858%	119	82.9%	6.38x	44.6%	41.5%
Select Service	1	$7,999,873	0.9%	84	$95,237	4.2760%	118	77.8%	2.09x	67.8%	54.5%
Limited Service	1	$6,500,000	0.7%	95	$68,421	4.0640%	119	80.2%	1.94x	64.4%	55.8%
Industrial	35	$104,245,000	11.6%	4,410,567	$125	3.5915%	118	99.4%	2.82x	52.3%	52.3%
Warehouse/Distribution	33	$102,448,944	11.4%	4,238,472	$126	3.5978%	118	99.4%	2.80x	52.4%	52.4%
Cold Storage	2	$1,796,056	0.2%	172,095	$34	3.2310%	118	100.0%	3.67x	45.2%	45.2%
Multifamily	4	$102,800,000	11.4%	604	$373,444	4.0355%	119	96.0%	1.62x	66.0%	63.9%
Mid Rise	3	$66,600,000	7.4%	282	$515,321	3.8837%	118	98.0%	1.83x	61.7%	61.7%
Garden	1	$36,200,000	4.0%	322	$112,422	4.3150%	119	92.2%	1.22x	73.9%	68.1%
Mixed Use	2	$80,000,000	8.9%	600,575	$232,971	3.2384%	118	98.5%	3.13x	40.2%	40.2%
Office/Retail	1	$45,000,000	5.0%	600,415	$977	3.4860%	118	97.4%	2.74x	48.5%	48.5%
Multifamily/Retail	1	$35,000,000	3.9%	160	$531,250	2.9200%	118	100.0%	3.62x	29.5%	29.5%
Self Storage	5	$15,175,000	1.7%	271,983	$58	4.1598%	118	84.7%	1.47x	69.5%	60.4%
Leased Fee	1	$9,590,000	1.1%	131,802	$73	3.7100%	119	0.0%	2.52x	70.0%	70.0%
Total/Weighted Average	77	$899,096,873	100.0%			3.6060%	116	95.5%	3.20x	52.8%	51.9%

A-2-1

Annex A-2

Geographic Distribution(1)(3)(6)

				Weighted Averages
State/Location	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(2)	LTV Ratio at Maturity or ARD(2)
New York	10	$332,900,000	37.0%	3.4254%	118	2.78x	52.6%	52.6%
New York City	9	$321,600,000	35.8%	3.4183%	119	2.79x	52.3%	52.3%
New York State	1	$11,300,000	1.3%	3.6300%	118	2.62x	59.4%	59.4%
Illinois	9	$122,717,194	13.6%	4.0182%	106	3.26x	51.3%	51.3%
California	3	$85,000,000	9.5%	3.1605%	118	3.91x	41.7%	41.7%
Northern	2	$78,500,000	8.7%	3.0973%	118	4.00x	40.4%	40.4%
Southern	1	$6,500,000	0.7%	3.9240%	118	2.86x	57.0%	57.0%
Nevada	1	$60,000,000	6.7%	3.1702%	118	8.42x	39.3%	39.3%
North Carolina	4	$59,230,000	6.6%	3.9160%	108	2.50x	58.2%	53.4%
Washington	2	$53,139,873	5.9%	3.9311%	119	2.14x	57.3%	55.3%
Other	48	$186,109,806	20.7%	3.8097%	119	2.43x	60.8%	58.3%
Total/Weighted Average	77	$899,096,873	100.0%	3.6060%	116	3.20x	52.8%	51.9%

Distribution of Cut-off Date LTV Ratios(1)(2)

						Weighted Averages
Range of LTV Ratios as of the Cut-off Date			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(2)	LTV Ratio at Maturity or ARD(2)
28.8%	-	54.9%	12	$463,700,000	51.6%	3.3348%	115	4.19x	42.4%	41.8%
55.0%	-	59.9%	5	$106,110,000	11.8%	3.7786%	119	2.42x	57.6%	57.6%
60.0%	-	64.9%	5	$110,587,000	12.3%	3.8213%	119	2.17x	62.3%	61.8%
65.0%	-	69.9%	6	$154,534,873	17.2%	3.9343%	114	2.21x	65.9%	64.8%
70.0%	-	74.3%	5	$64,165,000	7.1%	4.1190%	119	1.50x	73.0%	67.4%
Total/Weighted Average			33	$899,096,873	100.0%	3.6060%	116	3.20x	52.8%	51.9%

Distribution of LTV Ratios at Maturity Date or ARD(1)(2)

						Weighted Averages
Range of LTV Ratios as of the Maturity Date			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(2)	LTV Ratio at Maturity or ARD(2)
28.8%	-	49.9%	11	$413,700,000	46.0%	3.3319%	115	4.32x	40.9%	40.3%
50.0%	-	54.9%	2	$57,999,873	6.5%	3.4853%	119	2.93x	56.0%	54.2%
55.0%	-	59.9%	7	$119,410,000	13.3%	3.8244%	119	2.34x	58.5%	57.6%
60.0%	-	70.0%	13	$307,987,000	34.3%	3.9123%	117	2.08x	66.0%	64.9%
Total/Weighted Average			33	$899,096,873	100.0%	3.6060%	116	3.20x	52.8%	51.9%

Distribution of Underwritten NCF Debt Service Coverage Ratios(1)

						Weighted Averages
Range of Debt Service Coverage Ratios			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(2)	LTV Ratio at Maturity or ARD(2)
1.22x	-	1.49x	2	$43,000,000	4.8%	4.3142%	119	1.24x	72.9%	66.6%
1.50x	-	1.74x	4	$49,975,000	5.6%	3.9740%	119	1.66x	66.8%	63.8%
1.75x	-	2.49x	11	$296,049,873	32.9%	3.8726%	117	2.21x	61.0%	60.5%
2.50x	-	3.49x	9	$222,072,000	24.7%	3.6265%	119	2.82x	54.6%	53.4%
3.50x	-	8.42x	7	$288,000,000	32.0%	3.1466%	113	5.07x	37.7%	37.7%
Total/Weighted Average			33	$899,096,873	100.0%	3.6060%	116	3.20x	52.8%	51.9%

A-2-2

Annex A-2

Distribution of Original Terms to Maturity or ARD(1)

						Weighted Averages
Range of Original Terms to Maturity			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(2)	LTV Ratio at Maturity or ARD(2)
60	-	60	1	$10,630,000	1.2%	4.0650%	58	2.07x	67.5%	67.5%
84	-	84	1	$43,000,000	4.8%	3.9000%	82	4.67x	28.8%	28.8%
119	-	120	31	$845,466,873	94.0%	3.5853%	119	3.14x	53.9%	52.9%
Total/Weighted Average			33	$899,096,873	100.0%	3.6060%	116	3.20x	52.8%	51.9%

Distribution of Remaining Terms to Maturity or ARD(1)

						Weighted Averages
Range of Remaining Terms to Maturity			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(2)	LTV Ratio at Maturity or ARD(2)
58	-	58	1	$10,630,000	1.2%	4.0650%	58	2.07x	67.5%	67.5%
82	-	84	1	$43,000,000	4.8%	3.9000%	82	4.67x	28.8%	28.8%
118	-	120	31	$845,466,873	94.0%	3.5853%	119	3.14x	53.9%	52.9%
Total/Weighted Average			33	$899,096,873	100.0%	3.6060%	116	3.20x	52.8%	51.9%

Distribution of Underwritten NOI Debt Yields(1)

						Weighted Averages
Range of NOI Debt Yields as of the Cut-off Date			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(2)	LTV Ratio at Maturity or ARD(2)
7.1%	-	8.9%	9	$242,395,000	27.0%	3.8685%	119	1.91x	63.7%	62.4%
9.0%	-	9.9%	7	$133,970,000	14.9%	3.7598%	114	2.35x	59.7%	58.8%
10.0%	-	12.4%	8	$261,394,873	29.1%	3.5263%	118	3.03x	49.9%	49.5%
12.5%	-	14.9%	7	$158,337,000	17.6%	3.2909%	118	3.81x	47.0%	44.9%
15.0%	-	28.3%	2	$103,000,000	11.5%	3.4748%	103	6.85x	34.9%	34.9%
Total/Weighted Average			33	$899,096,873	100.0%	3.6060%	116	3.20x	52.8%	51.9%

Distribution of Amortization Types(1)

				Weighted Averages
Amortization Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(2)	LTV Ratio at Maturity or ARD(2)
Interest Only	25	$797,022,000	88.6%	3.5332%	116	3.39x	51.0%	51.0%
Interest Only, then Amortizing	6	$67,875,000	7.5%	4.1907%	119	1.39x	72.1%	65.1%
Amortizing Balloon	2	$34,199,873	3.8%	4.1412%	120	2.46x	56.8%	45.4%
Total/Weighted Average	33	$899,096,873	100.0%	3.6060%	116	3.20x	52.8%	51.9%

A-2-3

Annex A-2

FOOTNOTES TO ANNEX A-2

(1)	The U/W NCF DSCR, Cut-off Date LTV Ratio, Maturity Date or ARD LTV, Underwritten NOI Debt Yield and Cut-off Date Balance per # of NRA/Units/Rooms calculations include any related pari passu companion loan(s) and exclude any related subordinate companion loan(s) and/or mezzanine loan(s).

(2)	With respect to 5 mortgage loans (18.1%) (including Bellagio Hotel and Casino, 650 Madison Avenue, 181 West Madison, Fairfield Inn & Suites Spokane and Springhill Suites Florence), the Cut-off Date LTV and Maturity Date or ARD LTV have been calculated using a value other than the “As Is” appraised values. For additional information please see the footnotes to Annex A-1 in the Prospectus.

(3)	Reflects allocated loan amount for properties securing multi-property Mortgage Loans.

(4)	With respect to the Landing Square mortgage loan (4.0%) the Cut-off Date LTV and U/W NOI Debt Yield is calculated based on the Cut-off Date Balance net of a capex holdback reserve.

(5)	Anchored retail includes specialty retail, other, super-regional mall, single tenant and shadow anchored properties.

A-2-4

ANNEX A-3

DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN INFORMATION

 A-3-1

350 Amsterdam Avenue New York, NY 10024	Collateral Asset Summary – Loan No. 1 Harrison Retail	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$65,000,000 65.0% 2.20x 8.2%

 A-3-2

350 Amsterdam Avenue New York, NY 10024	Collateral Asset Summary – Loan No. 1 Harrison Retail	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$65,000,000 65.0% 2.20x 8.2%

 A-3-3

350 Amsterdam Avenue New York, NY 10024	Collateral Asset Summary – Loan No. 1 Harrison Retail	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$65,000,000 65.0% 2.20x 8.2%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Borrower Sponsor:	The Related Companies, L.P.
Borrower:	Harrison Retail Associates LLC
Original Balance:	$65,000,000
Cut-off Date Balance:	$65,000,000
% by Initial UPB:	7.2%
Interest Rate:	3.53000%
Payment Date:	6th of each month
First Payment Date:	February 6, 2020
Maturity Date:	January 6, 2030
Amortization:	Interest Only
Additional Debt:	None
Call Protection:	L(25), D(90), O(5)
Lockbox / Cash Management:	Hard / Springing

Reserves(1)
	Initial	Monthly	Cap
Taxes:	$0	Springing	NAP
Insurance:	$0	Springing	NAP
Replacement:	$0	Springing	NAP
TI/LC:	$0	Springing	NAP
Free Rent:	$213,313	NAP	NAP
Lease Sweep:	$0	Springing	NAP
Condominium:	$0	Springing	NAP

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Anchored Retail
Collateral:	Fee Simple
Location:	New York, NY
Year Built / Renovated:	2009 / NAP
Total Sq. Ft.:	88,254
Property Management:	Related Management Company, L.P.
Underwritten NOI:	$5,307,028
Underwritten NCF:	$5,112,869
Appraised Value:	$100,000,000
Appraisal Date:	November 20, 2019

Historical NOI
Most Recent NOI:	$5,243,585 (T-9 September 30, 2019 Ann.)
2018 NOI:	$5,050,045 (December 31, 2018)
2017 NOI:	$5,237,375 (December 31, 2017)
2016 NOI:	$5,359,982 (December 31, 2016)

Historical Occupancy
Most Recent Occupancy:	100.0% (November 30, 2019)
2018 Occupancy:	96.6% (December 31, 2018)
2017 Occupancy:	96.6% (December 31, 2017)
2016 Occupancy:	100.0% (December 31, 2016)

Financial Information
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$65,000,000	$737 / $737	65.0% / 65.0%	2.28x / 2.20x	8.2% / 7.9%	8.2% / 7.9%

(1)	See “Initial and Ongoing Reserves” herein.

 A-3-4

350 Amsterdam Avenue New York, NY 10024	Collateral Asset Summary – Loan No. 1 Harrison Retail	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$65,000,000 65.0% 2.20x 8.2%

The Loan.  The Harrison Retail mortgage loan (the “Harrison Retail Loan”) has an outstanding principal balance as of the Cut-off Date of $65,000,000. The Harrison Retail Loan is secured by the borrower’s fee simple interest in one retail and one garage condominium unit totaling 88,254 sq. ft., located in New York, New York (the “Harrison Retail Property”).

The Harrison Retail Loan has a 10-year interest-only term and accrues interest at a rate of 3.53000% per annum. The Harrison Retail Loan was primarily used to repay the existing loan, fund upfront reserves, pay closing costs and return approximately $24.0 million to the borrower sponsor. Based on the “As Is” appraised value of $100 million as of November 20, 2019, the Cut-off Date LTV Ratio is 65.0%. The Harrison Retail Property was most recently financed in the COMM 2010-C1 securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$65,000,000	100.0%	Loan Payoff	$38,394,618	59.1%
			Upfront Reserves	213,313	0.3
			Closing Costs	2,382,308	3.7
			Return of Equity	24,009,761	36.9
Total Sources	$65,000,000	100.0%	Total Uses	$65,000,000	100.0%

The Borrower / Borrower Sponsor. The borrower is Harrison Retail Associates LLC, a Delaware limited liability company structured to be a bankruptcy-remote entity with two independent directors in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Harrison Retail Loan.

The borrower sponsor and non-recourse carveout guarantor is The Related Companies, L.P. (“Related”). Related is a privately owned real estate company with experience in development, acquisitions, management, finance, fund management, marketing, and sales. Related has over $60 billion of real estate assets owned or under development including mixed-use, residential, retail, office, and affordable properties in premier markets. Headquartered in New York City, Related has offices and significant real estate assets in Boston, Chicago, Los Angeles, San Francisco, South Florida, Washington, DC, Abu Dhabi, and London, and developed the 2.8 million sq. ft. Time Warner Center in New York City and the 72-acre Rosemary Square in West Palm Beach. Related is the developer of the Hudson Yards, a 28-acre 20 million sq. ft. property located on the West Side of Manhattan. In addition, Related has recently completed LEED-certified residential buildings including The Brompton, The Harrison, MiMA and Superior Ink in New York City, The Clarendon in Boston and The Century in Los Angeles. Related also owns Equinox Fitness Clubs and has a partnership interest in Union Square Events, a catering, culture, sports, and events business.

 A-3-5

350 Amsterdam Avenue New York, NY 10024	Collateral Asset Summary – Loan No. 1 Harrison Retail	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$65,000,000 65.0% 2.20x 8.2%

The Property.

Tenant Summary(1)
Tenant	Credit Rating (Fitch/Moody’s/S&P)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF	% of Total U/W Base Rent	Lease Expiration
Equinox(2)	NR / NR / NR	34,376	39.0%	$79.52	43.6%	2/29/2024
Champion Parking	NR / NR / NR	20,324	23.0%	$18.46	6.0%	4/30/2030
Pure Yoga(2)	NR / NR / NR	19,768	22.4%	$60.89	19.2%	6/30/2030
Modell’s(3)	NR / NR / NR	7,316	8.3%	$114.28	13.3%	11/30/2020
SoulCycle(2)(4)	NR / NR / NR	3,362	3.8%	$162.49	8.7%	5/31/2030
Bond Vet(5)	NR / NR / NR	1,824	2.1%	$163.66	4.8%	7/15/2030
Juice Press	NR / NR / NR	1,284	1.5%	$210.38	4.3%	6/30/2030
Subtotal / Wtd. Avg.		88,254	100.0%	$70.97	100.0%
Vacant		0	0.0%
Total		88,254	100.0%

(1)	Based on the underwritten rent roll dated November 30, 2019.
(2)	Equinox, Pure Yoga and SoulCycle are subsidiaries of the borrower sponsor, Related.
(3)

Modell’s has been at the Harrison Retail Property since June 2010. The current store sq. ft. is in line with Modell’s current business plan of maintaining and opening stores within a range of 6,000 and 8,000 sq. ft.

(4)

SoulCycle recently agreed to extend its lease for an additional 10-year term and expanded its space by 1,330 sq. ft. The expansion includes the construction of a locker room with additional bathrooms and showers. The SoulCycle expansion lease will commence upon substantial completion of the landlord’s work which is estimated to be completed in February 2020. SoulCycle leases (i) 2,032 sq. ft. with an U/W Base Rent of $187.02 PSF and (ii) 1,330 sq. ft. with an U/W Base Rent of $125.00 PSF.

(5)

Bond Vet recently executed a lease which commenced in January 2020. Bond Vet has six months of free rent which was reserved for at loan origination. Bond Vet is currently building out its space and is expected to take occupancy and commence paying rent in June 2020. We cannot assure you that Bond Vet will take occupancy or commence paying rent as expected or at all.

Lease Rollover Schedule(1)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2020	1	7,316	8.3%	7,316	8.3%	$114.28	13.3%	13.3%
2021	0	0	0.0%	7,316	8.3%	$0.00	0.0%	13.3%
2022	0	0	0.0%	7,316	8.3%	$0.00	0.0%	13.3%
2023	0	0	0.0%	7,316	8.3%	$0.00	0.0%	13.3%
2024	1	34,376	39.0%	41,692	47.2%	$79.52	43.6%	57.0%
2025	0	0	0.0%	41,692	47.2%	$0.00	0.0%	57.0%
2026	0	0	0.0%	41,692	47.2%	$0.00	0.0%	57.0%
2027	0	0	0.0%	41,692	47.2%	$0.00	0.0%	57.0%
2028	0	0	0.0%	41,692	47.2%	$0.00	0.0%	57.0%
2029	0	0	0.0%	41,692	47.2%	$0.00	0.0%	57.0%
2030	6	46,562	52.8%	88,254	100.0%	$57.85	43.0%	100.0%
2031 & Thereafter	0	0	0.0%	88,254	100.0%	$0.00	0.0%	100.0%
Vacant	NAP	0	0.0%	88,254	100.0%	NAP	NAP
Total / Wtd. Avg.	8	88,254	100.0%			$70.97	100.0%

(1)	Based on the underwritten rent roll dated November 30, 2019.

The Harrison Retail Property consists of a four-level retail condominium unit and a garage condominium unit located along Amsterdam Avenue between West 76th Street and 77th Street in the Upper West Side of Manhattan. The Harrison Retail Property is situated at the base of a 127 unit, 16-story luxury residential condominium development (“The Harrison”) and was built in 2009 by Related. The retail portion (the “Retail Unit) totals approximately 67,930 sq. ft. across four floors and is anchored by Equinox (34,376 sq. ft.; 39.0% of NRA), which is located on the ground, second and lower levels. Juice Press, SoulCycle and Modell’s occupy the ground floor retail space, with Pure Yoga located in the lower level. The garage is located in two floors of the sub cellar and is leased to Champion Parking (20,324 sq. ft.; 58 spaces) (the “Garage Unit”).

The Harrison Retail Property is part of a condominium regime comprised of 127 residential units (non-collateral) (collectively, the “Residential Unit”) and a commercial unit (the “Commercial Unit”), which includes the Retail Unit and the Garage Unit. The owner of the Commercial Unit has the right to appoint two of the seven members on the condominium board and has a 24.697% common interest (with the remaining 75.303% common interest belonging to the Residential Unit owners). The Retail Unit benefits from a 421-a tax abatement expiring in fiscal year 2021/2022. The Garage Unit has no such tax abatement.

As of November 30, 2019, the Harrison Retail Property was 100.0% leased to seven distinct tenants. Since 2009, the Harrison Retail Property has maintained an occupancy of at least 96.6% each year. The tenants at the Harrison Retail Property are concentrated in the

 A-3-6

350 Amsterdam Avenue New York, NY 10024	Collateral Asset Summary – Loan No. 1 Harrison Retail	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$65,000,000 65.0% 2.20x 8.2%

lifestyle/fitness sector, and have a weighted average lease term of 17.2 years. Equinox, Modell’s, Champion Parking, SoulCycle are all original tenants that have been at the Harrison Retail Property since construction.

Major Tenants.

Equinox (34,376 sq. ft.; 39.0% of NRA; 43.6% of U/W Base Rent) was founded in 1991 and is a luxury gym and fitness club with over 100 locations throughout North America and Europe. Equinox offers a members-only experience centered around health, wellness and community. Equinox offers athletic training, barre, cycling, dance, pilates, pool, running and yoga classes. Amenities at the Equinox include, spas, steam rooms, saunas, locker rooms with showers, laundry service, child day care and personal or group workout classes. Equinox operates fitness brands including Pure Yoga, Blink Fitness and SoulCycle. Equinox has been a tenant at the Harrison Retail Property since August 2008 and has two, five-year renewal options remaining. The base rent for the first renewal option is equal to the greater of (i) fair market value and (ii) $3,034,606 per year. The base rent for the second renewal option is equal to the greater of (i) fair market value and (ii) 112.0% of the prior year’s rent. Equinox has no termination options.

Champion Parking (20,324 sq. ft.; 23.0% of NRA; 6.0% of U/W Base Rent) is a family run New York City-based garage operater that has been in business since 1949. Champion Parking operates 40 garages across New York City that offer monthly and transient parking. Champion Parking has been a tenant at the Harrison Retail Property since May 2010 and has no renewal options remaining. Champion Parking has no termination options.

Pure Yoga (19,768 sq. ft.; 22.4% of NRA; 19.2% of U/W Base Rent) is a yoga studio offering a variety of fitness classes including yoga, barre, and conditioning. Pure Yoga was founded in Asia in 2002 before opening locations on the Upper East and West sides of Manhattan in 2008 when they partnered with Equinox. While some Pure Yoga locations operate within or through Equinox, the Equinox and Pure Yoga are separate tenants at the Harrison Retail Property. Pure Yoga has been a tenant at the Harrison Retail Property since December 2009 and has two, five-year renewal options remaining with a base rent equal to 95.0% of fair market value. Pure Yoga has no termination options.

Environmental Matters.   The Phase I environmental report dated November 25, 2019 recommended no further action at the Harrison Retail Property.

The Market.    The Harrison Retail Property is located in the Upper West Side defined as Broadway from West 60th Street to West 86th Street and Columbus Avenue from West 66th Street to West 72nd Street. The Upper West Side submarket is home to private schools, colleges, and also has access to two major parks: Central Park (to the east) and Riverside Park (to the west). Also located in the Upper West Side submarket are a number of upscale hotels along with major cultural institutions such as Lincoln Center for the Performing Arts, and the Museum of Natural History. The Harrison Retail Property is accessible by the No. 1, No. 2 and No. 3 buses and the A, B, C and D subway lines.

According to the appraisal, the Harrison Retail Property is located in the Upper West Side retail submarket. As of the third quarter of 2019, the Upper West Side retail submarket had an inventory of 327 retail units with a vacancy rate of 11.3%. The average asking rent over the same period for ground floor retail was $334 PSF.

The appraisal identified 12 directly competitive grade level retail lease comparables in the Upper West Side submarket. Comparable leases range in size from 1,000 sq. ft. to 4,300 sq. ft. The weighted average rent PSF is approximately $158.20.

Comparable Retail Leases(1)
Property Name	Tenant Name	Tenant Leased Space	Lease Date	Lease Term (years)	Base Rent PSF
2050 Broadway	Lenscrafters	1,380	Oct-19	10	$230.00
2038 Broadway	Charles Schwab	4,300	Aug-19	5	$175.00
594 Amsterdam Avenue	Amsterdam Ale House	2,000	Jul-19	10	$115.00
2409 Broadway	The Shade Store	1,500	Jun-19	10	$155.00
2547 Broadway	Confidential Restaurant	1,000	Mar-19	10	$180.00
158 West 72nd Street	Seven Hills Grill	1,800	Jan-19	10	$133.00
377 Amsterdam Avenue	Tacombi	4,206	Aug-18	10	$100.00
2187 Broadway	Confidential Spa	1,000	Jun-18	10	$240.00
370 Columbus Avenue	Sushi of Gari	2,000	Feb-18	12	$200.00
279 Amsterdam Avenue	Blue Bottle Café	1,000	Jan-18	10	$240.00
466 Amsterdam Avenue	Bar Veloce	1,037	Jan-18	10	$145.00
158 West 72nd Street	Turkish Grill	1,800	Jan-18	10	$133.00

(1)	Source: Appraisal.

 A-3-7

350 Amsterdam Avenue New York, NY 10024	Collateral Asset Summary – Loan No. 1 Harrison Retail	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$65,000,000 65.0% 2.20x 8.2%

Cash Flow Analysis.

Cash Flow Analysis
	2016	2017	2018	T-9 9/30/2019 Annualized	U/W	U/W PSF
Base Rent(1)	$5,692,763	$5,665,198	$5,459,974	$5,749,252	$6,263,499	$70.97
Rent Steps(2)	0	0	0	0	167,561	1.90
Vacant Income	0	0	0	0	0	0.00
Gross Potential Rent	$5,692,763	$5,665,198	$5,459,974	$5,749,252	$6,431,060	$72.87
Total Reimbursements	880,200	1,166,442	1,313,110	1,241,651	1,797,090	20.36
Other Income	115,931	118,979	167,194	307,219	142,140	1.61
Less: Vacancy	0	0	0	0	(418,514)	(4.74)
Effective Gross Income	$6,688,894	$6,950,619	$6,940,278	$7,298,121	$7,951,775	$90.10
Total Fixed Expenses(3)	908,323	1,137,582	1,347,604	1,494,023	1,883,447	21.34
Total Operating Expenses	420,589	575,662	542,629	560,513	761,300	8.63
Net Operating Income	$5,359,982	$5,237,375	$5,050,045	$5,243,585	$5,307,028	$60.13
TI/LC	18,883	0	0	4,524	176,508	2.00
Capital Expenditures	0	0	0	631	17,651	0.20
Net Cash Flow	$5,341,100	$5,237,375	$5,050,045	$5,238,431	$5,112,869	$57.93

(1)	U/W Base Rent is based on the underwritten rent roll dated November 30, 2019.
(2)	Rent Steps represent contractual rent increases through October 2020.
(3)

The Retail Unit benefits from a 421-a tax abatement expiring in fiscal year 2021/2022. The Garage Unit has no such tax abatement. The taxes are underwritten to the sponsor’s budgeted figure of $1,883,447. The fully unabated taxes for the 2019/2020 fiscal year are equal to $2,051,466.

Property Management.   The Harrison Retail Property is managed by Related Management Company, L.P., an affiliate of the borrower sponsor.

Lockbox / Cash Management.   The Harrison Retail Loan is structured with a hard lockbox and springing cash management. At origination, a clearing account controlled by the lender (the “Clearing Account”) was established by the borrower, into which all rents, revenues and receipts from the Harrison Retail Property are required to be deposited directly by the tenants. If a Trigger Period (as defined below) exists, sums on deposit in the deposit account will be applied to payment of all monthly amounts due under the loan documents (including, without limitation, taxes and insurance reserves, debt service and all other required reserves) and property operating expenses incurred pursuant to an approved budget, with any excess funds held by the lender as additional collateral for the Harrison Retail Loan (provided that upon the occurrence of an event of default under the loan documents, the funds in the cash management account may be applied to amounts owed under the loan documents in such amounts, order and manner as the lender will elect in its sole discretion). If no Trigger Period exists, the funds in the clearing account will be swept on each business day into the borrower’s operating account and, if a Trigger Period exists, such funds will be swept on each business day into a deposit account controlled by the lender.

A “Trigger Period” will occur upon (i) an event of default under the loan documents, (ii) the commencement of a Lease Sweep Period (as defined below) or (iii) the commencement of a Low Debt Yield Period (as defined below).

A “Low Debt Yield Period” will occur if the debt yield is less than 6.00% at the end of any calendar quarter. A Low Debt Yield Period will cease to exist if such combined debt yield is at least 6.00% at the end of any two consecutive quarters. The debt yield may be tested by the lender quarterly.

A “Lease Sweep Period” will occur upon (a) the occurrence of a Lease Sweep Tenant (as defined below) insolvency proceeding, (b) a material monetary or non-monetary default by a Lease Sweep Tenant, (c) the date a Lease Sweep Tenant “goes dark” and ceases operations in a majority of its Lease Sweep Lease (as defined below) space, (d) the date the borrower or property manager receives written notice from the Lease Sweep Tenant that it is electing to surrender, cancel or terminate its lease or electing to not renew its lease or (e) the earlier of (i) the date that is six months prior to the expiration of a Lease Sweep Lease or (ii) the date required under a Lease Sweep Lease by which the Lease Sweep Tenant is required to give notice of its exercise of a renewal option (and such renewal has not been so exercised).

A Lease Sweep Period will end upon, (i) with respect to clause (a) above, the applicable tenant insolvency proceeding has terminated, (ii) with respect to clause (b) above, upon the date the default has been cured by the Lease Sweep Tenant, (iii) with respect to clause (c), (d) and (e) above, the portion of the Lease Sweep Lease space in which Lease Sweep Tenant has “gone dark” or the portion that has been contracted, surrendered, canceled, terminated or not renewed, as applicable, is leased pursuant to one or more qualified leases, (iv) with respect to clause (c) above, the date the Lease Sweep Tenant is no longer “dark” and operations are being conducted in a

 A-3-8

350 Amsterdam Avenue New York, NY 10024	Collateral Asset Summary – Loan No. 1 Harrison Retail	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$65,000,000 65.0% 2.20x 8.2%

majority of its space and (v) with respect to clause (a), (b), (c), (d) and (e) above, the date on which (i) to the extent a portion of the applicable Lease Sweep Lease space has not been re-tenanted, the amount of lease sweep funds deposited into the lease sweep account (including any Lease Sweep Lease termination payments deposited into the lease sweep account) is equal to the applicable Lease Sweep Deposit Amount (as defined below) with respect to such vacant space, and (ii) to the extent a portion of the applicable Lease Sweep Lease space has been re-tenanted pursuant to one or more qualified leases, sufficient funds (in addition to the Lease Sweep Deposit Amount), if the amounts on deposit in the lease sweep account are insufficient, have been accumulated in the Lease Sweep Account to cover all required approved Lease Sweep Lease space leasing expenses, free rent periods, and/or rent abatement periods set forth in all such qualified leases and all other landlord obligations of an inducement nature with respect to such qualified leases If the borrower funds the amounts required in this clause (v), no other action will be required on the part of the borrower to cure the Lease Sweep Period.

A “Lease Sweep Lease” means each of (i) the Equinox lease, and any replacement lease covering a majority of the space currently demised under the Equinox lease, and (ii) the Modell’s lease, and any replacement lease covering a majority of the space currently demised under the Modell’s lease.

A “Lease Sweep Tenant” means the then current tenant under a Lease Sweep Lease and any guarantor under the lease.

A “Lease Sweep Deposit Amount” means if a Lease Sweep Period has commenced and is continuing, an amount equal to the total rentable sq. ft. that has not been re-tenanted or renewed of the applicable Lease Sweep Lease, multiplied by $75.00.

Initial and Ongoing Reserves.  At loan origination, the borrower deposited approximately $213,313 into a free rent reserve related to the execution of the Bond Vet lease (approximately $149,260) and the SoulCycle expansion space (approximately $64,053). Upon the commencement of a Trigger Period other than a Trigger Period caused solely by the continuance of a Lease Sweep Period, the borrower will be required to make monthly payments of (i) 1/12th of the property taxes estimated over the next year into a tax reserve, (ii) 1/12th of the estimated annual insurance premiums into an insurance reserve, unless an acceptable blanket insurance policy is in place, (iii) $1,470.90 into a replacement reserve, (iv) $11,031.75 into a rollover reserve and (v) 1/12th of the estimated annual common charges.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None.

 A-3-9

3600 South Las Vegas Boulevard Las Vegas, NV 89109	Collateral Asset Summary – Loan No. 2 Bellagio Hotel and Casino	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 39.3% 8.42x 28.3%

 A-3-10

3600 South Las Vegas Boulevard Las Vegas, NV 89109	Collateral Asset Summary – Loan No. 2 Bellagio Hotel and Casino	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 39.3% 8.42x 28.3%

 A-3-11

3600 South Las Vegas Boulevard Las Vegas, NV 89109	Collateral Asset Summary – Loan No. 2 Bellagio Hotel and Casino	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 39.3% 8.42x 28.3%

Mortgage Loan Information
Loan Sellers(1):	JPMCB/CREFI
Loan Purpose:	Acquisition
Borrower Sponsor:	BREIT Operating Partnership L.P.
Borrowers:	BCORE Paradise LLC
Original Balance(2):	$60,000,000
Cut-off Date Balance(2):	$60,000,000
% by Initial UPB:	6.7%
Interest Rate(3):	3.170153%
Payment Date:	5th of each month
First Payment Date:	January 5, 2020
Maturity Date:	December 5, 2029
Amortization:	Interest Only
Additional Debt(2):	$1,616,200,000 Pari Passu Debt; $650,500,000 B-Notes; $683,300,000 C-Notes; Future Mezzanine Debt Permitted
Call Protection(4):	YM0.5(26), DorYM0.5(87), O(7)
Lockbox / Cash Management:	Hard / Springing

Reserves(5)
	Initial	Monthly	Cap
Taxes:	$0	Springing	NAP
Insurance:	$0	Springing	NAP
FF&E:	$0	Springing	NAP

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Full Service Hospitality
Collateral:	Fee Simple / Leasehold
Location:	Las Vegas, NV
Year Built / Renovated:	1997 / 2019
Total Rooms(6):	3,933
Property Management:	Self-Managed
Underwritten NOI:	$474,065,315
Underwritten NCF:	$453,829,378
Appraised Value(7):	$4,260,000,000
Appraisal Date(7):	October 16, 2019

Historical NOI(8)
Most Recent NOI:	$474,065,315 (T-12 September 30, 2019)
2018 NOI:	$489,866,042 (December 31, 2018)
2017 NOI:	$505,736,234 (December 31, 2017)
2016 NOI:	$480,822,095 (December 31, 2016)

Historical Occupancy
Most Recent Occupancy(6):	94.8% (September 30, 2019)
2018 Occupancy(6):	94.9% (December 31, 2018)
2017 Occupancy(6):	92.9% (December 31, 2017)
2016 Occupancy(6):	93.5% (December 31, 2016)

Financial Information(2)
Tranche	Cut-off Date Balance	Balance per Room Cut-off / Balloon	LTV(7) Cut-off / Balloon	U/W DSCR(8) NOI / NCF	U/W Debt Yield(8) NOI / NCF	U/W Debt Yield at Balloon(8) NOI / NCF
Mortgage Loan	$60,000,000
Pari Passu Notes	$1,616,200,000
Total Senior Notes	$1,676,200,000	$426,189 / $426,189	39.3% / 39.3%	8.80x / 8.42x	28.3% / 27.1%	28.3% / 27.1%
B Notes	$650,500,000
C Notes	$683,300,000
Whole Loan	$3,010,000,000	$765,319 / $765,319	70.7% / 70.7%	4.24x / 4.06x	15.7% / 15.1%	15.7% / 15.1%

(1)

The Bellagio Hotel and Casino Whole Loan (as defined below) was co-originated by Morgan Stanley Bank, N.A. (“MSBNA”), JPMorgan Chase Bank, National Association (“JPMCB”) and Citi Real Estate Funding Inc. (“CREFI”).

(2)

The Bellagio Hotel and Casino Loan (as defined below) is part of the Bellagio Hotel and Casino Whole Loan, which is comprised of (i) 23 pari passu senior promissory notes with an aggregate Cut-off Date balance of $1,676,200,000 (the “Bellagio Hotel and Casino Senior Notes,” and collectively, the “Bellagio Hotel and Casino Senior Loan”), (ii) six promissory notes with an aggregate Cut-off Date balance of $650,500,000 which are pari passu with each other and subordinate to the Bellagio Hotel and Casino Senior Notes (the “Bellagio Hotel and Casino Junior A Notes”), and (iii) three promissory notes with an aggregate Cut-off Date balance of $683,300,000 which are pari passu with each other and subordinate to the Bellagio Hotel and Casino Senior Notes and the Bellagio Hotel and Casino Junior A Notes (the “Bellagio Hotel and Casino Junior B Notes” and collectively with the Bellagio Hotel and Casino Junior A Notes, the “Bellagio Hotel and Casino Subordinate Companion Loan”).

(3)

Reflects the Bellagio Hotel and Casino Senior Notes only. The Bellagio Hotel and Casino Junior A Notes also accrue interest at the rate of 3.170153% per annum. The Bellagio Hotel and Casino Junior B Notes accrue interest at the rate of 5.35000% per annum.

(4)

The defeasance lockout period will be 26 payments beginning with and including the first payment date of January 5, 2020. The Bellagio Hotel and Casino Borrower (as defined below) has the option to defease the full Bellagio Hotel and Casino Whole Loan after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) November 15, 2022. The Bellagio Hotel and Casino Whole Loan may be prepaid in whole or in part at any time, subject to payment of the applicable yield maintenance premium if such prepayment occurs prior to June 5, 2029.

(5)	See “Initial and Ongoing Reserves” herein.
(6)

Size and Occupancy are based solely on the hotel at the Bellagio Hotel and Casino Property (as defined below).  As of the trailing 12 months ended September 30, 2019, approximately 29.6% of revenues were from gaming, 28.4% from hotel, 24.7% from food & beverage 9.0% from entertainment and 8.3% from other sources.

(7)

The Appraised Value of $4,260,000,000 set forth above is the appraised value solely with respect to real property at the Bellagio Hotel and Casino Property, excluding personal property and intangible property attributable to the Bellagio Hotel and Casino Property (the “Real Property Appraised Value”). The appraisal also includes an “As Leased-Sale-Leaseback Appraised Value,” which is equal to the Real Property Appraised Value. The Appraised Value of $6,500,000,000 (“As-Is Appraised Value”) includes personal property and intangible property attributable to the Bellagio Hotel and Casino Property. The personal property and intangible property relating to the Bellagio Hotel and Casino Property are owned by the Bellagio Tenant (as defined below), as more particularly provided in the Bellagio Lease (as defined below), which granted a security interest in certain property of Bellagio Tenant (with certain exclusions as more particularly described in the Bellagio Lease) in favor of the Bellagio Hotel and Casino Borrower (as defined below), and such security interest was collaterally assigned by the Bellagio Hotel and Casino Borrower to the lender. The Cut-off Date LTV Ratio and LTV Ratio at Maturity based on the As-Is Appraised Value are 25.8% and 25.8%, respectively, based on the Bellagio Hotel and Casino Senior Loan.

(8)

The Bellagio Hotel and Casino Property was acquired by the Bellagio Hotel and Casino Borrower in a sale-leaseback transaction from Bellagio, LLC, an indirectly wholly owned subsidiary of MGM Resorts International, which entered into a new 30-year lease, with two 10-year extension options to operate the Bellagio Hotel and Casino Property. The Bellagio Tenant owns a 5% equity interest in the Bellagio Hotel and Casino Borrower. Financial and other information presented in this term sheet is presented on a “look through” basis, before rent due under the Bellagio Lease.  For so long as the Bellagio Lease is in effect, the Bellagio Hotel and Casino Borrower will be entitled only to the rent due under the Bellagio Lease and not to the underlying rent and other income from the Bellagio Hotel and Casino Property.  The initial Bellagio Lease annual rent is $245,000,000, and U/W NCF DSCR, U/W NCF Debt Yield and U/W NCF Debt Yield at Maturity for the Bellagio Hotel and Casino Whole Loan based on such initial annual rent are 2.19x, 8.1% and 8.1% respectively.

 A-3-12

3600 South Las Vegas Boulevard Las Vegas, NV 89109	Collateral Asset Summary – Loan No. 2 Bellagio Hotel and Casino	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 39.3% 8.42x 28.3%

The Loan.   The Bellagio Hotel and Casino mortgage loan (the “Bellagio Hotel and Casino Loan”) is part of a fixed rate whole loan secured by the borrower’s fee simple and leasehold interest in an approximately 3,933 key full service hotel located in Las Vegas, Nevada (the “Bellagio Hotel and Casino Property”). The Bellagio Hotel and Casino Loan is evidenced by the non-controlling Notes A-2-C2 and A-3-C2 with an aggregate original principal balance and outstanding principal balance as of the Cut-off Date of $60.0 million. The Bellagio Hotel and Casino Loan is part of a $3.01 billion whole loan that is evidenced by 32 promissory notes (the “Bellagio Hotel and Casino Whole Loan”). Only the Bellagio Hotel and Casino Loan will be included in the mortgage pool for the Benchmark 2020-B16 mortgage trust.

The relationship between the holders of the Bellagio Hotel and Casino Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Bellagio Hotel and Casino Whole Loan” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-2-C2, A-3-C2	$60,000,000	$60,000,000	Benchmark 2020-B16	No
Note A-1-C1	$100,000,000	$100,000,000	BANK 2020-BNK25(1)	No
Note A-2-C1	$60,000,000	$60,000,000	GSMS 2020-GC45(2)	No
Note A-1-S1, A-1-S2, A-2-S1, A-2-S2, A-3-S1, A-3-S2	$716,000,000	$716,000,000	BX 2019-OC11	Yes(3)
Note A-1-RL, A-2-RL, A-3-RL	$360,200,000	$360,200,000	Third party investor	No
Note A-1-C2, A-1-C3, A-1-C4, A-1-C5	$200,000,000	$200,000,000	MSNBA(4)	No
Note A-2-C3	$60,000,000	$60,000,000	CREFI(4)	No
Note A-3-C1, A-3-C3, A-3-C4, A-3-C5, A-3-C6	$120,000,000	$120,000,000	JPMCB(4)	No
Total Senior Notes	$1,676,200,000	$1,676,200,000
Note B-1-S, B-2-S, B-3-S	$510,700,000	$510,700,000	BX 2019-OC11	No
Note B-1-RL, B-2-RL, B-3-RL	$139,800,000	$139,800,000	Third party investor	No
Total Junior A Notes	$650,500,000	$650,500,000
Note C-1-S, C-2-S, C-3-S	$683,300,000	$683,300,000	BX 2019-OC11	No(5)
Whole Loan	$3,010,000,000	$3,010,000,000

(1)	The BANK 2020-BNK25 transaction is expected to close on or about February 13, 2020.
(2)	The GSMS 2020-GC45 transaction is expected to close prior to the Closing Date.
(3)	The controlling note is Note A-1-S1.
(4)	Expected to be contributed to one or more future securitization transactions.
(5)

The Bellagio Hotel and Casino Junior A Notes are subordinate to the Bellagio Hotel and Casino Senior Notes, and the Bellagio Hotel and Casino Junior B Notes are subordinate to the Bellagio Hotel and Casino Senior Notes and the Bellagio Hotel and Casino Junior A Notes.

The Bellagio Hotel and Casino Whole Loan has a ten-year interest-only term. The Bellagio Hotel and Casino Senior Notes and Junior A Notes accrue at the rate of 3.170153% per annum. The Bellagio Hotel and Casino Junior B Notes accrue interest at the rate of 5.35000% per annum. The Bellagio Hotel and Casino Whole Loan proceeds along with borrower sponsor equity were used to purchase the Bellagio Hotel and Casino Property for approximately $4.25 billion. Based on the “As-Is” Appraised Value of $6.5 billion as of October 16, 2019, the Cut-off Date LTV and Maturity Date LTV for the Bellagio Hotel and Casino Senior Loan are 25.8% and 25.8%, respectively.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Notes	$1,676,200,000	39.3%	Purchase Price	$4,250,000,000	99.8%
Junior A Notes	1,333,800,000	31.3	Closing Costs	10,591,035	0.2
Sponsor Equity(1)	1,250,591,035	29.4
Total Sources	$4,260,591,035	100.0%	Total Uses	$4,260,591,035	100.0%

(1)	Includes MGM’s approximately $62.4 million of retained equity interest in the Bellagio Hotel and Casino Property after the sale-leaseback.

The Borrower / Borrower Sponsor. The borrower is BCORE Paradise LLC (the “Bellagio Hotel and Casino Borrower”), a Delaware limited liability company and single purpose entity with two independent directors. BREIT Operating Partnership L.P. (“BREIT OP”) is the borrower sponsor and the non-recourse carveout guarantor. BREIT OP is a subsidiary of Blackstone Real Estate Investment Trust, Inc. (“BREIT”). BREIT is a non-traded REIT focused on investing in commercial real estate properties diversified by sector with an emphasis on providing investors with access to Blackstone’s institutional real estate investment platform. BREIT seeks to directly own stabilized income-generating United States commercial real estate across the key property types, including multifamily, industrial, retail, hotel, healthcare and office. BREIT is managed by an external advisor, BX REIT Advisors L.L.C., which is an affiliate of The Blackstone Group Inc. (“Blackstone”). Blackstone’s real estate assets under management included 144,000 hotel rooms as of June 30, 2019, making Blackstone one of the largest hospitality investors in the United States. Blackstone’s experience of owning and managing hotels includes Cosmopolitan Las Vegas, Hotel Del Coronado, Grand Wailea, Arizona Biltmore, Ritz Carlton Kapalua, and Turtle Bay Resort. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Bellagio Hotel and Casino Whole Loan.

 A-3-13

3600 South Las Vegas Boulevard Las Vegas, NV 89109	Collateral Asset Summary – Loan No. 2 Bellagio Hotel and Casino	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 39.3% 8.42x 28.3%

The non-recourse carveout guarantor’s liability for bankruptcy related recourse events is capped at an amount equal to 10% of the aggregate outstanding principal balance of the Bellagio Hotel and Casino Whole Loan as of the date of the event.  In addition, only the related single purpose entity borrower, and not the non-recourse carveout guarantor, is liable for breaches of environmental covenants, and the single purpose entity borrower is the only party liable under the environmental indemnity; provided, however, that if the Bellagio Hotel and Casino Borrower fails to maintain an environmental insurance policy required under the loan documents, the non-recourse carveout guarantor is liable for losses other than (x) for any amounts in excess of the applicable coverage amounts under the environmental policy had the same been renewed, replaced or extended as required under the loan agreement and (y) for any amounts recovered under the environmental policy.   In addition, recourse for transfers of the Bellagio Hotel and Casino Property or controlling equity interests in the Bellagio Hotel and Casino Borrower is loss recourse, rather than full recourse.

The Property.   The Bellagio Hotel and Casino Property is a full-service luxury resort and casino property located on the Las Vegas Strip, between The Cosmopolitan and Caesar’s Palace, and across from the Paris Las Vegas Hotel & Casino and Bally’s Las Vegas Hotel & Casino. The Bellagio covers approximately 77 acres and consists of 3,933 hotel rooms and suites in two hotel towers – the Main Tower and the Spa Tower. The Main Tower offers panoramic views of the Las Vegas Strip and the Fountains of Bellagio. The Bellagio Hotel and Casino Property contains approximately 154,000 sq. ft. of casino space, featuring approximately 1,700 slot machines and 144 gaming tables, approximately 200,000 sq. ft. of event space, 29 food and beverage outlets, an approximately 55,000 sq. ft. spa, five swimming pools, approximately 85,000 sq. ft. of retail space featuring approximately 30 retailers, and a botanical garden. The Bellagio is also the home to Cirque du Soleil’s “O”, an aquatic, acrobatic theater production that has been in residence at the Bellagio since October 1998. Guestrooms range from one to three bedrooms. Standard room amenities include a flat-panel television, high-speed internet and 24-hour in room dining. The guest bathrooms are finished with porcelain tile flooring and tub/shower surrounds, granite vanity countertops, and wall-mounted lighting fixtures. Additional amenities include access to five outdoor swimming pools with 51 private cabanas, four whirlpools, two wedding chapels, a fitness center, a spa, a salon and barber shop, concierge services, the Fountains of Bellagio, the Bellagio Gallery of Fine Art, the Conservatory and Botanical Gardens, on-site entertainment, retail outlets, a FedEx business center and transportation services.

Approximately $371.9 million (approximately $94,600 per key) has been invested in the Bellagio Hotel and Casino Property since 2010, including approximately $165 million on room renovations (approximately $42,000 per key). In 2011 and 2012 the Bellagio Hotel and Casino Property underwent a $66.6 million renovation on the Main Tower and a $39.7 million renovation on the Spa Tower. ADR increased 2.9% from 2011 to 2012 and an additional 2.8% from 2012 to 2013. In 2014 and 2015 the Bellagio Hotel and Casino Property underwent a $59.1 million renovation on the suites in the Main Tower. Total hotel operating revenue increased to approximately $363.7 million in 2016, representing a 6.3% year over year increase compared to 2015. ADR increased 5.1% year over year and RevPAR increased 5.5% in the same time period. Approximately $12.8 million was spent on the renovation of Sadelle’s and Spago restaurants. Sadelle’s replaced Café Bellagio in December 2018 and Spago opened in June 2018, replacing Todd English Olives.

The Bellagio Hotel and Casino Property was acquired by the Bellagio Hotel and Casino Borrower in a sale-leaseback transaction from Bellagio, LLC (the “Bellagio Tenant”), an indirectly wholly owned subsidiary of MGM Resorts International (“MGM”), which entered into a new 30-year lease, with two 10-year extension options (the “Bellagio Lease”) to operate the Bellagio Hotel and Casino Property. Under the Bellagio Lease, the Bellagio Tenant is required to pay to the Bellagio Hotel and Casino Borrower an initial lease rent of $245.0 million per annum (the “Bellagio Lease Rent”), subject to annual increases of (i) 2.0% for the first 10 years of the lease term, and (ii) thereafter, the greater of 2.0% or the United States Department of Labor, Bureau of Labor Statistics Revised Consumer Price Index for All Urban Consumers (1982-84=100), U.S. City Average (“CPI”) (capped at 3.0% in years 11-20 and 4.0% thereafter) for the remainder of the initial lease term. MGM (NYSE: MGM, rated Ba3/BB/BB- by Moody’s, Fitch and S&P) guarantees the payment and performance of all monetary obligations and certain other obligations of the Bellagio Tenant under the Bellagio Lease. In connection with the sale-leaseback, the Bellagio Tenant is required under the Bellagio Lease to make capital improvements intended to ensure that the Bellagio Hotel and Casino Property remains competitive with other top tier Las Vegas Strip offerings going forward. For the four year period from 2020 through 2023, under the Bellagio Lease, the Bellagio Tenant is required to spend 5.0% of net revenues (subject to a minimum of $275.0 million total) on capital expenditures, in the aggregate. During each four year period (on a rolling basis) beginning in 2024 through the end of the Bellagio Hotel and Casino Whole Loan term, the Bellagio Tenant is required to spend 3.0% of net revenues on capital expenditures. Under the terms of the Bellagio Lease, the Bellagio Tenant is also required to reserve on a monthly basis 1.5% of net revenues each year to fund capital expenditures (which are made available to the Bellagio Tenant for capital expenditures and FF&E). As of the trailing twelve months ended September 30, 2019, approximately 29.6% of revenues were from gaming, 28.4% from hotel, 24.7% from food & beverage, 9.0% from entertainment and 8.3% from other sources.

The Bellagio Hotel and Casino Property includes a variety of retail tenants, including brands such as Chanel, Tiffany & Co., Gucci, Hermes, Christian Dior, Breguet and Harry Winston. The retail space totals approximately 85,000 sq. ft. and generated approximately $54.6 million in revenue as of December 31, 2018. The Bellagio Tenant is currently budgeting for the addition of a luxury retail store in the Bellagio Hotel and Casino Property lobby. We cannot assure you that this change will occur as expected or at all.

The hotel component of the Bellagio Hotel and Casino Property has maintained an occupancy at or above 92.3% since 2006 with an 11-year average occupancy of 93.4%. As of TTM September 2019, the Bellagio Hotel and Casino Property had an average of 3,933 rooms available with an occupancy of 94.8%, an ADR of $281.69 and a RevPAR of $267.18.

 A-3-14

3600 South Las Vegas Boulevard Las Vegas, NV 89109	Collateral Asset Summary – Loan No. 2 Bellagio Hotel and Casino	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 39.3% 8.42x 28.3%

Hotel Performance(1)
	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	TTM Sept. 2019	11-Year Avg.(2)
Occupancy	95.0%	94.2%	92.5%	93.3%	92.9%	92.3%	93.1%	93.2%	93.5%	92.9%	94.9%	94.8%	93.4%
ADR	$261	$204	$204	$230	$237	$243	$254	$257	$270	$276	$278	$282	$247
RevPAR	$248	$192	$189	$215	$220	$225	$236	$240	$253	$257	$264	$267	$231
Room Revenue ($mm)	$349.9	$271.2	$271.1	$297.3	$311.5	$321.7	$337.6	$342.2	$363.7	$368.1	$378.9	$382.8	$328.5

(1)

The financial information presented in this table is consistent with the manner in which MGM management assesses these results and allocates resources. Accordingly, the results and information presented in this table may differ, in some respects, from how such results and information would be presented in standalone financial statements.

(2)	Average excludes TTM September 2019.

The Bellagio Hotel and Casino Property contains approximately 154,000 sq. ft. of casino space, featuring approximately 1,700 slot machines and 144 gaming tables. The casino facilities include table games such as blackjack, craps, roulette, baccarat and poker.

Casino Performance
	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	5-Year Avg.	11-Year Avg.
Slot Units	2,376	2,298	2,250	2,205	2,100	2,118	2,063	1,935	1,873	1,827	1,732	1,886	2,071
Table Units	151	153	154	152	147	146	144	146	145	145	144	145	148
Gaming Revenue ($mm)	$352.75	$306.87	$289.51	$319.11	$298.61	$335.58	$381.50	$369.71	$439.66	$435.93	$422.86	$409.93	$359.28
% Change in Gaming Revenue	-	-13.0%	-5.7%	10.2%	-6.4%	12.4%	13.7%	-3.1%	18.9%	-0.8%	-3.0%	N/A	N/A

Cash Flow Analysis.

Cash Flow Analysis(1)
	2016	2017	2018	T-12 9/30/2019	U/W	U/W (Per Room)
Occupancy	93.5%	92.9%	94.9%	94.8%	94.8%
ADR	$270.29	$276.24	$278.28	$281.69	$281.69
RevPAR	$252.78	$256.53	$264.19	$267.18	$267.18

Room Revenue	$363,677,441	$368,058,522	$378,860,233	$382,839,838	$382,839,838	$97,340
F&B Revenue	347,665,102	341,830,126	334,447,851	333,149,122	333,149,122	$84,706
Gaming	439,662,976	435,933,726	422,862,787	399,769,284	399,769,284	$101,645
Entertainment	121,953,371	119,207,719	120,427,525	121,762,603	121,762,603	$30,959
Other Revenue(2)	91,179,322	100,540,676	111,236,871	111,541,617	111,541,617	$28,360
Total Revenue	$1,364,138,212	$1,365,570,769	$1,367,835,267	$1,349,062,464	$1,349,062,464	$343,011
Room Expense	105,289,765	107,330,702	111,385,859	111,344,926	111,344,926	$28,310
F&B Expense	266,202,142	258,789,184	257,609,113	256,340,473	256,340,473	$65,177
Other Departmental Expenses	335,693,118	322,639,400	332,481,659	330,066,360	330,066,360	$83,922
Total Departmental Expenses	$707,185,025	$688,759,286	$701,476,631	$697,751,759	$697,751,759	$177,410
Gross Operating Income	$656,953,187	$676,811,483	$666,358,636	$651,310,705	$651,310,705	$165,602
Total Undistributed Expenses	128,812,269	127,583,150	128,495,099	128,324,048	128,324,048	$32,628
Gross Operating Profit	$528,140,918	$549,228,333	$537,863,537	$522,986,657	$522,986,657	$132,974
Management Fee	26,957,472	24,326,134	26,005,109	26,682,737	26,682,737	$6,784
Taxes	17,112,907	16,070,971	18,230,324	17,763,857	17,763,857	$4,517
Insurance	3,248,444	3,094,994	3,762,062	4,474,748	4,474,748	$1,138
Total Fixed Charges	20,361,351	19,165,965	21,992,386	22,238,605	22,238,605	$5,654
Total Operating Expenses	$883,316,117	$859,834,535	$877,969,225	$874,997,149	$874,997,149	$222,476
Net Operating Income	$480,822,095	$505,736,234	$489,866,042	$474,065,315	$474,065,315	$120,535
Capital Expenditures	0	0	0	0	20,235,937	$5,145
Net Cash Flow	$480,822,095	$505,736,234	$489,866,042	$474,065,315	$453,829,378	$115,390

(1)

The information above is presented on a “look through” basis, before rent due under the Bellagio Lease. For so long as the Bellagio Lease is in effect, the Bellagio Hotel and Casino Borrower will be entitled only to the rent due under the Bellagio Lease and not to the underlying rent and other income from the Bellagio Hotel and Casino Property. The initial Bellagio Lease annual rent is $245,000,000, and DSCR and Debt Yield for the Bellagio Hotel and Casino Whole Loan based on such initial annual rent are 2.19x and 8.1% respectively.

(2)	Other Revenue and Other Departmental Expenses include retail other operations.

Environmental Matters.  The Phase I environmental report dated November 6, 2019 did not identify any recognized environmental conditions at the Bellagio Hotel and Casino Property.

 A-3-15

3600 South Las Vegas Boulevard Las Vegas, NV 89109	Collateral Asset Summary – Loan No. 2 Bellagio Hotel and Casino	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 39.3% 8.42x 28.3%

The Market. The Bellagio Hotel and Casino Property is located on the Las Vegas Strip in the heart of Las Vegas, Nevada. Visitor volume and airport passenger traffic into the Las Vegas region have more than doubled from 1990 to 2018. In connection with the financial downturn in 2008 and 2009, the Las Vegas Market generally experienced a contraction. During 2010, the market began to rebound and visitation has returned to or near peak levels. 2018 Year-over-Year, Airport Passenger Traffic is up 2.5% and Clark County Gaming Revenues are up 2.7%.

Market Overview(1)
Category	1990	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018
Visitor Volume (thousands)	20,954	36,351	37,335	38,929	39,727	39,668	41,127	42,312	42,936	42,214	42,117
YoY % Change	NAP	-3.0%	2.7%	4.3%	2.1%	-0.1%	3.7%	2.9%	1.5%	-1.7%	-0.2%
Clark County Gaming Revenues ($mm)	$4,104	$8,838	$8,909	$9,223	$9,400	$9,674	$9,554	$9,618	$9,714	$9,979	$10,250
YoY % Change	NAP	-9.8%	0.8%	3.5%	1.9%	2.9%	-1.2%	0.7%	1.0%	2.7%	2.7%
Hotel / Motel Rooms Inventory	73,730	148,941	148,935	150,161	150,481	150,593	150,544	149,213	149,339	148,896	149,158
YoY % Change	NAP	6.0%	0.0%	0.8%	0.2%	0.1%	0.0%	-0.9%	0.1%	-0.3%	0.2%
Airport Passenger Traffic (thousands)	19,090	40,469	39,757	41,481	41,668	41,857	42,885	45,389	47,435	48,500	49,717
YoY % Change	NAP	-8.2%	-1.8%	4.3%	0.4%	0.5%	2.5%	5.8%	4.5%	2.2%	2.5%
Convention Attendance (thousands)	1,742	4,492	4,473	4,865	4,944	5,107	5,195	5,891	6,311	6,646	6,502
YoY % Change	NAP	-23.9%	-0.4%	8.8%	1.6%	3.3%	1.7%	13.4%	7.1%	5.3%	-2.2%

(1)	Source: Las Vegas Convention and Visitors Authority.

The Las Vegas Strip has traditionally enjoyed high occupancy rates compared to the national average. From 2014 to year to date May 2019, occupancy across the Las Vegas Strip increased from 88.8% to 90.3%. ADR for the Las Vegas Strip increased by approximately 18.3% from $126 in 2014 to $149 for year to date May 2019. Improving trends in ADR have been driven by more properties adding resort fees, improvement in the convention segment, as well as the addition of higher-quality room supply.

Historical Occupancy, ADR, RevPAR(1)
	Competitive Set			Bellagio Hotel and Casino Property			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2018	91.1%	$281.66	$257.01	94.9%	$278.28	$264.19	104.2%	98.8%	102.8%

(1)	Source: Appraisal.

The primary competitive set for the Bellagio Hotel and Casino Property comprises five hotels located on the Las Vegas Strip. These properties total 22,840 rooms and include the 4,004 room Aria Resort & Casino, 4,748 room Wynn/Encore Resort and Casino, 7,117 room Venetian/Palazzo Resort and Casino, 2,995 room Cosmopolitan Resort and Casino and 3,976 room Caesar’s Palace.

Comparable Properties
Property Name	No. of Rooms	Year Opened	Meeting Space (sq. ft.)	Gaming Space (sq. ft.)	Estimated 2018 Occ.	Estimated 2018 ADR	Estimated 2018 RevPAR
Bellagio Hotel and Casino Property	3,933	1998	200,000	154,000	94.9%	$278.28	$264.19
Aria Resort & Casino	4,004	2009	500,000	150,000	91.0%	$265.00	$241.15
Wynn/Encore Resort and Casino	4,748	2006/2008	290,000	191,424	90.0%	$300.00	$270.00
Venetian/Palazzo Resort and Casino	7,117	1999/2010	450,000	335,878	91.0%	$295.00	$268.45
Cosmopolitan Resort and Casino	2,995	2010	152,000	68,981	95.0%	$325.00	$308.75
Caesar’s Palace	3,976	1966	300,000	124,200	90.0%	$220.00	$198.00

Property Management.  The Bellagio Hotel and Casino Property is managed by the Bellagio Tenant.

Lockbox / Cash Management.  The Bellagio Hotel and Casino Whole Loan is structured with a hard lockbox solely for payments of rent made to the Bellagio Hotel and Casino Borrower by the Bellagio Tenant under the Bellagio Lease.  However, if the Bellagio Hotel and Casino Property is no longer subject to the Bellagio Lease, then (i) if it is subject to a brand management agreement or casino management agreement, rents and cash receipts required to be remitted to the Bellagio Hotel and Casino Borrower pursuant to the brand management agreement and/or casino management agreement (which may be paid initially to the brand manager and/or casino manager

 A-3-16

3600 South Las Vegas Boulevard Las Vegas, NV 89109	Collateral Asset Summary – Loan No. 2 Bellagio Hotel and Casino	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 39.3% 8.42x 28.3%

or an account maintained by such manager, and from which such manager may have the right to deduct its fees, reserves and other funds), will be required to be remitted to the lockbox account within one business day of the date such amounts would have otherwise been transferred to the Bellagio Hotel and Casino Borrower, and (ii) if no brand management agreement is in effect, the Bellagio Hotel and Casino Borrower will be required to deposit rents from the Bellagio Hotel and Casino Property into the lockbox account no less than twice per week.

The Bellagio Hotel and Casino Whole Loan is structured with springing cash management. If no Cash Trap Period exists, amounts on deposit in the lockbox account are required to be disbursed to the Bellagio Hotel and Casino Borrower’s operating account. During the continuance of a Cash Trap Period, funds in the lockbox account are required to be deposited into a lender controlled cash management account.  During the continuance of a Cash Trap Period, funds in the cash management account are required to be applied (i) if the Bellagio Hotel and Casino Property is not subject to the Bellagio Lease, to make deposits into the tax and insurance reserves (if any), as described below under “Initial and Ongoing Reserves”, (ii) if the Bellagio Hotel and Casino Property is not subject to the Bellagio Lease, to pay hotel taxes and custodial funds (funds collected by the Bellagio Hotel and Casino Borrower on a third party’s behalf that must be paid or remitted to a third party), (iii) to pay debt service on the Bellagio Hotel and Casino Whole Loan, (iv) if the Bellagio Hotel and Casino Property is not subject to the Bellagio Lease, to pay operating expenses set forth in the annual budget (which is required to be reasonably approved by the lender during an event of default or DSCR Trigger Period, subject to certain exceptions for life, health and safety matters, or if a brand management agreement and/or casino management agreement is in effect, for items as to which the Bellagio Hotel and Casino Borrower does not have approval rights under such agreement(s)), (v) if the Bellagio Hotel and Casino Property is not subject to the Bellagio Lease, to make deposits into the recurring replacements reserve, as described below under “Initial and Ongoing Reserves,” and (vi) to pay any remainder into an excess cash flow account, (x) to be held by the lender as additional security for the Bellagio Hotel and Casino Whole Loan during the continuance of the Cash Trap Period (unless the Bellagio Hotel and Casino Borrower has delivered an Excess Cash Flow Guaranty (as defined below), in which event such remainder will be remitted to the Bellagio Hotel and Casino Borrower), or (y) if no Cash Trap Period is continuing, to be disbursed to an account designated by the Bellagio Hotel and Casino Borrower.

Notwithstanding the existence of an event of default under the Bellagio Hotel and Casino Whole Loan, unless a Priority Payment Cessation Event (as defined below) has occurred, the lender is required to apply amounts on deposit in the cash management account to pay taxes, insurance premiums, hotel taxes and custodial funds, and then to pay protective advances, and any amounts remaining after such payments may be applied to any obligations of the Bellagio Hotel and Casino Borrower under the loan documents as the lender may determine in its sole discretion.

“Priority Payment Cessation Event” means (a) the initiation of (x) judicial or non-judicial foreclosure proceedings, (y) proceedings for appointment of a receiver or (z) similar remedies permitted by the loan documents relating to all or a material portion of the Bellagio Hotel and Casino Property, and/or (b) the imposition of a stay, an injunction or a similar judicially imposed device that has the effect of preventing the lender from exercising its remedies under the loan documents.

For  so  long  as  the  Bellagio Hotel and Casino Property  is  subject  to  the  Bellagio  Lease,  funds in the excess cash flow reserve are required to be disbursed, at the Bellagio Hotel and Casino Borrower’s request, to pay (i) debt service  and/or  debt service under any mezzanine  loan  entered into pursuant to the loan documents,  (ii)  voluntary  prepayment  of  the (A) Bellagio Hotel and Casino Whole Loan  or mandatory prepayment in connection with a casualty or condemnation  or (B) voluntary prepayment of any mezzanine loan or mandatory prepayment thereof in connection with a casualty or condemnation (provided   such prepayment  is  made  pro  rata  between  the  Bellagio Hotel and Casino Whole Loan  and  any such mezzanine  loan), (iii) prepayments to cure a DSCR Trigger, (iv) costs associated with the Bellagio Lease, (v) any fees and costs payable by  the Bellagio Hotel and Casino Borrower,  including  to  the lender,  subject  to  and  in  compliance  with  the  loan documents, including without limitation costs related to a letter of credit or renewal of the required environmental insurance policy,  (vi) legal, audit, tax and accounting (including  actual  costs  incurred  by  BREIT  OP  (directly  or  indirectly)  and  its service  providers  for  back-office  accounting  and  for  costs  associated  with  the Bellagio Hotel and Casino Property  or  Bellagio Hotel and Casino Borrower);  provided  that  excess  cash  flow  may not  be  used  to enforce Bellagio Hotel and Casino Borrower’s rights under the loan documents or defend any enforcement by the lender of its rights under the loan documents, (vii) distributions to maintain the status of BREIT and other affiliated real estate investment trusts (“REITs”) as REITs and avoid imposition of any entity level tax on such REITs, provided such distributions may not exceed 10% of all deposits made into the excess cash flow reserve as of the date of determination, and (viii) other items reasonably approved by the lender.  If the Bellagio Hotel and Casino Property is  not  subject to  the  Bellagio Lease, in addition to the items described above, funds in the excess cash flow reserve are required to be disbursed, at the request of the Bellagio Hotel and Casino Borrower, among other things listed in accordance with the loan documents, (i) to pay operating expenses (including management fees, franchise fees and  other  fees,  charges  or  costs,  payable  to  the manager under a casino management agreement or brand management agreement or the franchisor under a franchise agreement), (ii)  emergency  repairs  and/or  life safety issues, (iii) capital expenditures, replacements, alterations, PIP Work or brand-mandated work, (iv) hotel taxes and custodial funds, (v) costs incurred in connection with the purchase of any furniture, fixtures and equipment, (vi) costs of restoration in excess of available net proceeds, (vii) costs associated with any ground lease or any other leases, and (viii) payment of shortfalls in required deposits to other reserve accounts.

 A-3-17

3600 South Las Vegas Boulevard Las Vegas, NV 89109	Collateral Asset Summary – Loan No. 2 Bellagio Hotel and Casino	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 39.3% 8.42x 28.3%

For so long as no event of default is continuing, the Bellagio Hotel and Casino Borrower will be permitted to deliver a guaranty of the payment of excess cash flow in a form attached to the loan agreement from BREIT, BREIT OP or another  affiliate of the Bellagio Hotel and Casino Borrower which is controlled by BREIT or BREIT OP and satisfies certain net worth requirements (an “Excess Cash Flow Guaranty”) in lieu of depositing excess cash flow into the excess cash flow reserve, provided, that it is a condition to delivery of an Excess Cash Flow Guaranty that (i) if the aggregate obligations under the Excess Cash Flow Guaranty (plus any outstanding amount under any letter of credit delivered under the Bellagio Hotel and Casino Whole Loan if the applicant thereunder is BREIT OP or a subsidiary of BREIT OP that directly or indirectly owns 49% or more of the equity interests in the Bellagio Hotel and Casino Borrower) exceed 15%,  a new non-consolidation opinion in respect of the Excess Cash Flow Guaranty reasonably satisfactory to the lender must be delivered and (ii) an enforceability opinion must be delivered. Pursuant to the loan documents, upon the earliest to occur of (i) a monetary event of default, (ii) a Priority Payment Cessation Event, and (iii) the delivery of a deed in lieu of foreclosure, the Bellagio Hotel and Casino Borrower (or guarantor under the Excess Cash Flow Guaranty) is required to remit to the lender an amount equal to the amount of excess cash flow that was disbursed to the Bellagio Hotel and Casino Borrower in lieu of being deposited into the excess cash flow reserve, less the amount that the Bellagio Hotel and Casino Borrower would have been permitted to withdraw from the excess cash flow reserve, as described above, as of such date, which amount will at the lender’s option either be deposited into the excess cash flow reserve or applied as if it had been contained in the excess cash flow reserve.

Initial and Ongoing Reserves.  At loan origination, the borrower was not required to deposit any initial reserves.

Real Estate Taxes – For so long as the Bellagio Hotel and Casino Property is subject to the Bellagio Lease, no reserves for real estate taxes are required under the loan documents.  If the Bellagio Hotel and Casino Property is not subject to the Bellagio Lease, solely if a Cash Trap Period (as defined below) is in effect, the loan documents provide for ongoing monthly reserves for real estate taxes in an amount equal to 1/12th of the real estate taxes that the lender estimates will be payable during the next twelve months. Notwithstanding the foregoing, the requirement for such monthly reserves will be reduced dollar for dollar by any taxes paid or reserved for by a brand manager or casino operator pursuant to a brand management or casino management agreement relating to the Bellagio Hotel and Casino Property.

Insurance Reserves – For so long as the Bellagio Hotel and Casino Property is subject to the Bellagio Lease, no reserves for insurance premiums are required under the loan documents.  If the Bellagio Hotel and Casino Property is not subject to the Bellagio Lease, solely if a Cash Trap Period is in effect, the loan documents provide for ongoing monthly reserves for insurance premiums in an amount equal to 1/12th of the insurance premiums that the lender estimates will be payable for the renewal of the insurance policies. Notwithstanding the foregoing, the requirement for such monthly reserves will be reduced dollar for dollar by any insurance premiums paid or reserved for by a brand manager or casino operator pursuant to a brand management or casino management agreement relating to the Bellagio Hotel and Casino Property.  In addition, such monthly reserves will not be required so long as (i) no event of default is continuing, and (ii) the insurance coverage for the Bellagio Hotel and Casino Property is included in a blanket policy reasonably acceptable to the lender.

Replacement Reserve – For so long as the Bellagio Hotel and Casino Property is subject to the Bellagio Lease, no reserves for replacements are required under the loan documents.  If the Bellagio Hotel and Casino Property is not subject to the Bellagio Lease, the loan documents provide for monthly deposits into a replacement reserve equal to (i) on each payment date during a Cash Trap Period, the Replacement Reserve Monthly Deposit (as defined below) and (ii) if a Cash Trap Period does not exist, on the first payment date of each calendar quarter, an amount equal to the lesser of (x) the positive difference between (A) the aggregate amount of Replacement Reserve Monthly Deposits that would have been funded during the calendar year to date and (B) the sum of the aggregate amount for the calendar year to date of funds expended on replacements, property improvement plan work (“PIP Work”) and brand mandated work and any amounts actually deposited into the replacement reserve, and (y) from and after January 1, 2024, for each four year period commencing on January 1, 2020, the positive difference between (A) (i) 4.0% of net revenue from guest rooms and borrower-managed food and beverage operations and (ii) 0.5% of all other net revenue (other than non-recurring items), in each case during such four year period and (B) the sum of the aggregate amount expended on replacements, PIP Work and brand mandated work and any amounts actually deposited into the replacement reserve, in each case during such four year period. Notwithstanding the foregoing, the requirement for such reserves will be reduced dollar for dollar by any reserves for replacements, PIP Work or brand mandated work reserved for by a brand manager or casino operator pursuant to a brand management or casino management agreement relating to the Bellagio Hotel and Casino Property.

“Replacement Reserve Monthly Deposit” means an amount equal to (i) 4.0% of net revenue from guest rooms and borrower-managed food and beverage operations for the calendar month that is two calendar months prior to the calendar month in which the applicable deposit to the replacement reserve is to be made and (ii) 0.5% of all other net revenue (other than non-recurring items) for the calendar month that is two calendar months prior to the calendar month in which the applicable deposit to the replacement reserve is to be made.

A “Cash Trap Period” will commence (a) upon the occurrence of an event of default under the loan documents, (b) upon the occurrence of a DSCR Trigger Event (as defined below) or (c) upon the occurrence of a Bellagio Tenant Bankruptcy Event (as defined below), and will terminate upon (x) with respect to clause (a), the cure of such event of default, (y) with respect to clause (b), the termination of such DSCR Trigger Event, or (z) with respect to clause (c), the occurrence of a Bellagio Tenant Bankruptcy Event Cure (as defined below).

 A-3-18

3600 South Las Vegas Boulevard Las Vegas, NV 89109	Collateral Asset Summary – Loan No. 2 Bellagio Hotel and Casino	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 39.3% 8.42x 28.3%

A “Bellagio Tenant Bankruptcy Event” will occur if the Bellagio Tenant makes an assignment for the benefit of creditors or if a receiver, liquidator or trustee is appointed for Bellagio Tenant or if Bellagio Tenant is adjudicated a bankrupt or insolvent, or if any bankruptcy action is filed, provided that, if such bankruptcy action was involuntary and not consented to by Bellagio Tenant, upon the same not being discharged, stayed or dismissed within 90 days.

A “Bellagio Tenant Bankruptcy Event Cure” means the occurrence of any of the following events: (i) Bellagio Tenant, as debtor in possession, or a trustee for Bellagio Tenant, has assumed the Bellagio Lease pursuant to the bankruptcy code, and an order authorizing the assumption of the Bellagio Lease has been granted by the applicable court and Bellagio Tenant has satisfied its obligations under the bankruptcy code; or (ii) Bellagio Tenant (or a qualifying replacement tenant) has entered into the Bellagio Lease (or a qualifying replacement lease) in accordance with the terms of the loan documents, provided that, if the initial Bellagio Lease is terminated and not otherwise replaced in accordance with the terms of the loan documents, a Bellagio Tenant Bankruptcy Event Cure will be deemed to have occurred if either (x) the debt service coverage ratio (based on the Adjusted EBITDA (as defined below) and the Bellagio Hotel and Casino Whole Loan debt service) (hereinafter, the “Whole Loan DSCR”) equals or exceeds 2.50x for two consecutive calendar quarters following the occurrence of the related Bellagio Tenant Bankruptcy Event or (y) the Bellagio Hotel and Casino Borrower makes voluntary prepayments in accordance with the terms of the Bellagio Hotel and Casino Whole Loan documents in an amount necessary to achieve a Whole Loan DSCR equal to or greater than 2.50x, in which case such Bellagio Tenant Bankruptcy Event will terminate upon such prepayment.

A “DSCR Trigger Event” will occur if the Whole Loan DSCR is less than 2.50x at the end of two consecutive calendar quarters, and will end if, provided no event of default is continuing under the loan documents, (i) the Whole Loan DSCR is equal to or greater than 2.50x for two consecutive calendar quarters, or (ii) the Bellagio Hotel and Casino Borrower has prepaid the Bellagio Hotel and Casino Whole Loan in accordance with the term of the loan documents in an amount necessary to achieve a Whole Loan DSCR equal to or greater than 2.50x, provided that, in the event that a prepayment under clause (ii) occurs, the DSCR Trigger Event will terminate upon such prepayment.

“Adjusted EBITDA” means EBITDA plus, without duplication, any Bellagio Lease rent reflected in Net Income, and, without duplication, in each case as determined in accordance with the Bellagio Lease and generally accepted accounting principles (“GAAP”) consistently applied using the Existing Accounting Guidelines.

“EBITDA” means for any test period and with respect to any Person or facility (as applicable), the sum of (a) Net Income of such Person or facility for that period, plus or minus the following (without duplication in each case) to the extent reflected in Net Income for that period, plus (b) any extraordinary loss, and, without duplication, any loss associated with the early retirement of indebtedness and with any disposition not in the ordinary course of business, minus (c) any extraordinary gain, and, without duplication, any gains associated with the early retirement of indebtedness and with any disposition not in the ordinary course of business, plus (d) interest charges of such Person or facility for that period, less (e) interest income of such Person or facility for that period, plus (f) the aggregate amount of expense for federal, foreign, state and local taxes on or measured by income of such Person or facility for that period excluding gaming taxes (whether or not payable during that period), minus (g) the aggregate amount of benefit for federal, foreign, state and local taxes on or measured by income of such Person or facility for that period excluding gaming taxes (whether or not receivable during that period), plus (h) depreciation, amortization, plus (i) all non-recurring and/or other non-cash expenses which will be limited to third party expenses in connection with an acquisition or disposition of an asset, plus (j) loss on sale or disposal of an asset, and write downs and impairments of an asset, minus (k) all non-recurring and/or other non-cash income in connection with an acquisition or disposition, and gain on sale of an asset, plus (l) expenses classified as “pre-opening and start-up expenses” on the applicable financial statements of that Person or facility for that fiscal period which will be limited to costs related directly to the facility’s primary intended use (hospitality, entertainment, gaming and/or pari mutual use, together with ancillary or complementary uses), minus (m) non-cash reversal of an accrual or reserve not recorded in the ordinary course, plus or minus (n) the impact of any foreign currency gains or losses and related swaps, plus (o) all long-term non-cash expenses realized in connection with or resulting from equity or equity-linked compensation plans, employee benefit plans or agreements or post-employment benefit plans or agreements, stock appreciation or similar rights, stock options, restricted stock, preferred stock, stock appreciation or other similar rights, in each case as determined in accordance with GAAP, consistently applied using the Existing Accounting Guidelines.

“Existing Accounting Guidelines” means the Bellagio Tenant’s accounting guidelines and policies in effect as of the Bellagio Lease commencement date and which are subject to change to the extent not material or to the extent needed to reflect changes in generally accepted accounting principles.

“Net Income” means, with respect to any fiscal period and with respect to any person, the net income (or net loss) of that person, determined in accordance with the Bellagio Lease and GAAP, consistently applied using the Existing Accounting Guidelines.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

 A-3-19

3600 South Las Vegas Boulevard Las Vegas, NV 89109	Collateral Asset Summary – Loan No. 2 Bellagio Hotel and Casino	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 39.3% 8.42x 28.3%

Current Mezzanine or Subordinate Indebtedness. In addition to the Bellagio Hotel and Casino Loan, the Bellagio Hotel and Casino Property also secures the Bellagio Hotel and Casino Senior Notes not included in the Benchmark 2020-B16 trust, which have an aggregate Cut-off Date principal balance of $1,616,200,000, and the Bellagio Hotel and Casino Subordinate Companion Loans (which are comprised of the Bellagio Hotel and Casino Junior A Notes, which have an aggregate Cut-off Date principal balance of $650,500,000, and the  Bellagio Hotel and Casino Junior B Notes, which have an aggregate Cut-off Date principal balance of $683,300,000). The Bellagio Hotel and Casino Senior Notes not included in the Benchmark 2020-B16 trust and the Bellagio Hotel and Casino Junior A Notes accrue interest at the same rate as the Bellagio Hotel and Casino Loan. The Bellagio Hotel and Casino Junior B Notes accrue interest at the rate of 5.3500000% per annum. The Bellagio Hotel and Casino Loan is entitled to payments of interest and principal on a pro rata and pari passu basis with the Bellagio Hotel and Casino Senior Notes not included in the Benchmark 2020-B16 trust. The Bellagio Hotel and Casino Loan and the Bellagio Hotel and Casino Senior Notes not included in the Benchmark 2020-B16 trust are generally senior to the Bellagio Hotel and Casino Junior A Notes and the Bellagio Hotel and Casino Junior B Notes, and the Bellagio Hotel and Casino Junior A Notes are generally senior to the Bellagio Hotel and Casino Junior B Notes.

Future Mezzanine or Subordinate Indebtedness Permitted. The loan documents provide for a one time right of a parent entity of the Bellagio Hotel and Casino Borrower to obtain a mezzanine loan secured by the direct or indirect equity interests in the Bellagio Hotel and Casino Borrower, provided that certain conditions are satisfied, including but not limited to (i) the principal amount of the mezzanine loan can in no event be greater than an amount equal to the amount which will yield (x) an aggregate loan-to-value ratio that does not exceed 72.0%, and (y) a Whole Loan DSCR that is not less than 4.24x and (ii) the mezzanine lender enters into an intercreditor agreement reasonably acceptable to the lender and the mezzanine lender.  No rating agency confirmation is required for the mezzanine loan, and the mezzanine loan is not required to be co-terminous with the Bellagio Hotel and Casino Whole Loan. The mezzanine loan documents may permit voluntary prepayment of the mezzanine loan without corresponding prepayment of the Bellagio Hotel and Casino Whole Loan (except that prepayments of the mezzanine loan to cure a DSCR Trigger Event or prepayments from the excess cash flow reserve must be made concurrently with a pro rata prepayment of the Bellagio Hotel and Casino Whole Loan).  In addition, the mezzanine loan documents may permit that, provided no event of default is continuing under the Bellagio Hotel and Casino Whole Loan, the mezzanine borrower may prepay the mezzanine loan at a discount pursuant to negotiated transactions with only the mezzanine lender.

Partial Release. None.

Ground Lease. A portion of the Bellagio Hotel and Casino Property, consisting of approximately 0.84 acres located at the southeast corner of the Bellagio Hotel and Casino Property, which currently houses the Bellagio’s marquee sign and a portion of the walkway leading from the sidewalk on Las Vegas Boulevard to the main entrance to the hotel, is ground leased pursuant to a ground lease from MKB Company (the “MKB Ground Lease”). The initial term of the MKB Ground Lease expires on April 27, 2033. The Bellagio Hotel and Casino Borrower, as ground lessee, has two renewal options of 20 years each, so long as the Bellagio Hotel and Casino Borrower provides at least one year prior written notice to the ground lessor and is not in default under the MKB Ground Lease both as of the date it exercises its option and on the date of commencement of the option term.  The initial annual ground rent was $225,000 beginning in April 1995 and has adjusted on an annual basis based on the Consumer Price Index since that time, plus an additional $75,000 increase in annual ground rent that occurred in April 2014. The current annual ground rent for the MKB Ground Lease is $503,702.77. The ground rent is subject to annual increase (including during the extension terms) based on a formula based on the Consumer Price Index.  The MKB Ground Lease lacks certain customary lender protections.  See the exceptions to representations and warranties set forth in the Prospectus.

 A-3-20

(THIS PAGE INTENTIONALLY LEFT BLANK)

 A-3-21

5100 Kings Plaza Brooklyn, NY 11234	Collateral Asset Summary – Loan No. 3 Kings Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 54.1% 3.07x 10.7%

 A-3-22

5100 Kings Plaza Brooklyn, NY 11234	Collateral Asset Summary – Loan No. 3 Kings Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 54.1% 3.07x 10.7%

 A-3-23

5100 Kings Plaza Brooklyn, NY 11234	Collateral Asset Summary – Loan No. 3 Kings Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 54.1% 3.07x 10.7%

 A-3-24

5100 Kings Plaza Brooklyn, NY 11234	Collateral Asset Summary – Loan No. 3 Kings Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 54.1% 3.07x 10.7%

Anchor
Non Anchor / In-line
Peripheral
Not Part of Collateral
N
MARINA BUILDING
PARKING GARAGE
FLATBUSH AVENUE
MALL STORES 2 LEVELS
MALL STORES 2 LEVELS
MALL STORES 2 LEVELS
jcpenney 2 LEVELS
PRIMARK 4 LEVELS
MALL STORES 2 LEVELS
LOWE'S 2 LEVELS
MALL STORES 2 LEVELS
MALL STORES 2 LEVELS
ZARA 2 LEVELS
MALL STORES 1 LEVEL
macy's 4 LEVELS
MALL STORES 2 LEVELS
MALL STORES 2 LEVELS
2 LEVELS
BEST BUY
AVENUE U

LOWE'S
MARINA
MACY'S
AVENUE U (VEHICULAR TRAFFIC 29,367)
ZARA
PRIMARK
BURLINGTON
JCPENNEY
PARKING GARAGE
BEST BUY
FLATBUSH AVENUE (VEHICULAR TRAFFIC 44,285)

 A-3-25

5100 Kings Plaza Brooklyn, NY 11234	Collateral Asset Summary – Loan No. 3 Kings Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 54.1% 3.07x 10.7%

 A-3-26

5100 Kings Plaza Brooklyn, NY 11234	Collateral Asset Summary – Loan No. 3 Kings Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 54.1% 3.07x 10.7%

Mortgage Loan Information
Loan Seller(1):	JPMCB
Loan Purpose:	Refinance
Borrower Sponsor:	The Macerich Partnership, L.P.
Borrowers:	Brooklyn Kings Plaza LLC; Kings Plaza Ground Lease LLC
Original Balance(2):	$50,000,000
Cut-off Date Balance(2):	$50,000,000
% by Initial UPB:	5.6%
Interest Rate:	3.35880%
Payment Date:	1st of each month
First Payment Date:	February 1, 2020
Maturity Date:	January 1, 2030
Amortization:	Interest Only
Additional Debt(2)(3):	$437,000,000 Pari Passu Debt; $53,000,000 Mezzanine Debt
Call Protection(4):	L(25), YM1(90), O(5)
Lockbox / Cash Management:	Hard / Springing

Reserves(5)
	Initial	Monthly	Cap
Taxes:	$0	Springing	NAP
Insurance:	$0	Springing	NAP
Replacement:	$0	Springing	(5)
TI/LC:	$0	Springing	(5)
Ground Rent:	$0	Springing	NAP

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Super Regional Mall
Collateral:	Fee Simple/Leasehold
Location:	Brooklyn, NY
Year Built / Renovated:	1969 / 2018
Total Sq. Ft.:	811,797
Property Management:	Macerich Property Management Company, LLC
Underwritten NOI(6):	$52,040,925
Underwritten NCF:	$50,950,970
Appraised Value:	$900,000,000
Appraisal Date:	October 17, 2019

Historical NOI
Most Recent NOI(6)(7):	$47,457,344 (T-12 September 30, 2019)
2018 NOI:	$42,088,187 (December 31, 2018)
2017 NOI:	$39,436,748 (December 31, 2017)
2016 NOI:	$42,598,711 (December 31, 2016)

Historical Occupancy
Most Recent Occupancy(7):	96.7% (October 31, 2019)
2018 Occupancy:	97.9% (December 31, 2018)
2017 Occupancy:	96.6% (December 31, 2017)
2016 Occupancy:	95.2% (December 31, 2016)

Financial Information(2)(3)(8)
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$50,000,000
Pari Passu Notes	437,000,000
Whole Loan	$487,000,000	$600 / $600	54.1% / 54.1%	3.14x / 3.07x	10.7% / 10.5%	10.7% / 10.5%
Mezzanine Loan	53,000,000
Total Debt	$540,000,000	$665 / $600	60.0% / 54.1%	1.77x / 1.73x	9.6% / 9.4%	10.7% / 10.5%
(1)

The Kings Plaza Whole Loan (as defined below) was co-originated by JP Morgan Chase Bank, National Association (“JPMCB”), Wells Fargo Bank, National Association (“WF”) and Société Générale Financial Corporation (“SGFC”).

(2)

The Kings Plaza Loan (as defined below) consists of the non-controlling Note A-1-2 and is part of a whole loan evidenced by 12 pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $487.0 million. For additional information, see “The Loan” herein.

(3)	See “Current Mezzanine or Secured Subordinate Indebtedness” herein.
(4)

The lockout period will be at least 25 payments beginning with February 1, 2020. The borrower has the option to prepay in full, together with an amount equal to the greater of yield maintenance or 1% of the outstanding principal balance of the Kings Plaza Whole Loan after the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) February 1, 2023. The lockout period of 25 payments is based on the expected Benchmark 2020-B16 transaction closing date occurring in February 2020. The actual lockout period may be longer.

(5)	See “Initial Reserves and Ongoing Reserves” herein.
(6)

The increase in Underwritten NOI from Most Recent NOI is primarily attributable to (i) rent steps taken 12 months out until February 1, 2021 (based on the Kings Plaza Whole Loan’s securitization in February of 2020) and straight-lined rents for investment grade-rated tenants and (ii) projected increases in power plant revenue as this component of the property stabilizes.

(7)

Though currently in occupancy and paying rent, Forever 21 has been underwritten as vacant. Forever 21 has been in occupancy at the Kings Plaza Property since 2010 pursuant to a lease expiring in January 2020. Forever 21 filed for Chapter 11 bankruptcy in September 2019. The Forever 21 tenant and the borrower are currently negotiating a 3-year renewal with the tenant, which is pending court approval.

(8)

The Kings Plaza Mezzanine Loan (as defined below) is interest only for the first five years of the loan term then fully amortizing based on a five-year schedule. Total Debt DSCR is based on the first 12 month period during the amortization period of the Kings Plaza Mezzanine Loan.

 A-3-27

5100 Kings Plaza Brooklyn, NY 11234	Collateral Asset Summary – Loan No. 3 Kings Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 54.1% 3.07x 10.7%

The Loan.    The Kings Plaza mortgage loan (the “Kings Plaza Loan”) is part of a whole loan that has an aggregate outstanding principal balance as of the Cut-off Date of $487.0 million (the “Kings Plaza Whole Loan”), which is secured by a first mortgage lien on the borrowers’ fee simple and leasehold interests in a 811,797 sq. ft. super regional mall located in Brooklyn, New York (the “Kings Plaza Property”). The Kings Plaza Whole Loan is comprised of 12 pari passu notes with an aggregate original principal balance as of the Cut-off Date of $487.0 million, of which Note A-1-2, with an outstanding principal balance as of the Cut-off Date of $50.0 million, is being contributed to the Benchmark 2020-B16 trust and constitute the Kings Plaza Loan. The remaining notes are expected to be contributed to one or more securitization trusts.

The relationship between the holders of the Kings Plaza Whole Loan will be governed by a co-lender agreement as described under the “Description of the Mortgage Pool—The Whole Loans— The Serviced Pari Passu Whole Loans“ and “—The Non-Serviced Pari Passu Whole Loans” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-1	$70,000,000	$70,000,000	JPMCB	Yes
A-1-2	$50,000,000	$50,000,000	Benchmark 2020-B16	No
A-1-3	$30,000,000	$30,000,000	JPMCB	No
A-1-4	$21,108,108	$21,108,108	JPMCB	No
A-2-1	$60,000,000	$60,000,000	SGFC	No
A-2-2	$50,000,000	$50,000,000	SGFC	No
A-2-3	$35,000,000	$35,000,000	SGFC	No
A-2-4	$12,945,946	$12,945,946	SGFC	No
A-3-1	$50,000,000	$50,000,000	BANK 2020-BNK25(1)	No
A-3-2	$50,000,000	$50,000,000	WF	No
A-3-3	$32,945,946	$32,945,946	WF	No
A-3-4	$25,000,000	$25,000,000	BANK 2020-BNK25(1)	No
Whole Loan	$487,000,000	$487,000,000

(1)	The Bank 2020-BNK25 transaction is expected to close on or about February 13, 2020.

The Kings Plaza Whole Loan has a 10-year interest-only term and accrues interest at a fixed annual rate equal to 3.35880% per annum. The Kings Plaza Whole Loan proceeds along with the Kings Plaza Mezzanine Loan, were used to refinance existing debt, pay closing costs, and return equity to the borrowers. Based on the “As Is” appraised value of $900.0 million as of October 17, 2019, the Kings Plaza Cut-off Date LTV Ratio for the Kings Plaza Whole Loan and the Total Debt Cut-off Date LTV Ratio is 54.1% and 60.0%, respectively.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$487,000,000	90.2%	Loan Payoff	$428,649,060	79.4%
Mezzanine Loan	53,000,000	9.8	Return of Equity	105,237,541	19.5
			Closing Costs	6,113,399	1.1
Total Sources	$540,000,000	100.0%	Total Uses	$540,000,000	100.0%

The Borrowers / Borrower Sponsors. The borrowers are Brooklyn Kings Plaza LLC and Kings Plaza Ground Lease LLC, each organized as a Delaware limited liability company and structured to be bankruptcy remote with two independent directors. The borrower sponsor and the non-recourse guarantor is The Macerich Partnership, L.P. The Macerich Partnership, L.P. is part of the parent organization The Macerich Company (“Macerich”), which ranks among the largest owners, operators and developers of retail real estate in the United States. Founded in 1964, Macerich has 47 properties in 15 different states primarily concentrated in California, Arizona and New York. Additionally, Macerich (NYSE:MAC), an S&P 500 company, reported total revenues of $960 million as of December 31, 2018. Macerich also reported $9.03 billion in total assets under management. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Kings Plaza Whole Loan.

 A-3-28

5100 Kings Plaza Brooklyn, NY 11234	Collateral Asset Summary – Loan No. 3 Kings Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 54.1% 3.07x 10.7%

The Property.

Tenant Summary
Tenant	Ratings (Fitch/Moody’s/S&P)(1)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF(2)	% of Total U/W Base Rent(2)	Lease Expiration	Sales PSF(3)	Occupancy Cost(3)

Lowe’s Home Centers	NR/Baa1/BBB+	114,000	14.0%	$19.30	5.6%	5/31/2028	$391	6.3%
Primark(4)	NR/NR/NR	102,805	12.7	35.17	9.2	7/31/2038	NAV	NAV
JCPenney(5)	CCC+/Caa3/CCC	94,895	11.7	7.57	1.8	7/31/2038	$159	9.8%
Burlington	BB+/NR/BB+	55,078	6.8	22.25	3.1	7/31/2028	NAV	NAV
Best Buy	NR/Baa1/BBB	53,371	6.6	52.80	7.2	1/31/2032	NAV	NAV
Zara	NR/NR/NR	33,771	4.2	34.22	2.9	7/31/2028	$512	7.3%
H&M	NR/NR/NR	25,151	3.1	88.44	5.7	1/31/2024	$441	19.2%
Old Navy	NR/Baa2/BB	18,256	2.2	68.94	3.2	1/31/2025	$403	19.6%
Victoria’s Secret	NR/Ba2/BB-	12,034	1.5	69.60	2.1	1/31/2023	$705	20.5%
Ulta Beauty	NR/NR/NR	10,924	1.3	82.50	2.3	10/31/2027	$637	19.3%
Subtotal / Wtd. Avg.		520,285	64.1%	$32.59	43.3%
Remaining Tenants		255,766	31.5	86.95	56.7
Total Occupied(6)		776,051	95.6%	$50.50	100.0%
Vacant Space(7)(8)		35,746	4.4
Total / Wtd. Avg.		811,797	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(2)

U/W Base Rent PSF and % of Total U/W Base Rent reflect the following: (a) in-place leases based on the October 2019 rent roll and (b) contractual rent steps of $1,139,421 through February 1, 2021, and (c) straight-lined rental income of $735,253 for investment grade rated tenants including Best Buy, Old Navy, Michael Kors, Chase, Vans, Verizon Wireless, Haagen-Dazs, Starbucks Coffee and Aeropostale.

(3)	Information as provided by the borrower sponsor based on each tenant’s actual base rent and reimbursements for the trailing 12-month period ending September 30, 2019.
(4)

Primark has the right to terminate its lease on July 7, 2028 with 12 months’ notice provided that, as of the termination date, (i) the tenant is Primark US Corp., or a Primark successor, and (ii) the tenant is not in default of its lease beyond any applicable notice and cure period; however, such termination option will be automatically terminated and of no force or effect if either (a) another Primark store opens for business within a certain radius of the Kings Plaza Property, or (b) the tenant or any of its affiliates own, operate, otherwise become financially interested in any other Primark store or any other store branded under the Primark name within the radius.

(5)	JCPenney is underwritten to percentage rent in lieu per the tenants’ respective lease. JCPenney percentage rent in lieu of 5.0% is based on T-12 September 2019 sales.
(6)	Includes All Seasons Marine Corp. which is the ground lease tenant at the Kings Plaza Property and has an annual ground lease payment of $122,957.
(7)

Vacant Space is inclusive of Forever 21, which is currently in occupancy and paying rent at the Kings Plaza Property but underwritten as vacant with no underwritten base rent. Forever 21 has been in occupancy at the Kings Plaza Property since 2010 pursuant to a lease expiring in January 2020. Forever 21 filed for Chapter 11 bankruptcy in September 2019. The Forever 21 Tenant and the borrowers are currently negotiating a 3-year renewal with the tenant, which is pending court approval.

(8)	Includes 9,065 sq. ft. of space that is occupied by temporary or kiosk tenants with no underwritten base rent.

The following table presents certain information relating to the historical sales at the Kings Plaza Property:

Tenant Sales PSF(1)
	2015	2016	2017	2018	TTM September 2019 Sales	TTM September 2019 Sales PSF	TTM Occupancy Cost %
Lowe’s Home Center	$406	$398	$396	$390	$44,601,794	$391	6.3%
H&M	$587	$601	$544	$459	$11,101,789	$441	19.2%
Victoria’s Secret	$839	$771	$677	$704	$8,479,695	$705	20.5%
Old Navy	$454	$435	$445	$412	$7,352,403	$403	19.6%
JCPenney(2)	NAP	NAP	NAP	NAP	$14,361,075	$159	9.8%
ULTA Beauty(3)	NAP	NAP	NAP	$593	$6,960,000	$637	19.3%
Zara(4)	NAP	NAP	NAP	NAP	$17,275,825	$512	7.3%

Total Comparable In-Line Sales (<10,000 SF)	$695	$718	$685	$734	$137,113,597	$753	19.0%
(1)	Information as provided by the borrower sponsor and only includes tenants reporting sales.
(2)	JCPenney’s lease commenced in July 2018 after the Sears redevelopment.
(3)	ULTA Beauty had a lease commencement date in October 2017.
(4)	Zara had a lease commencement date in August 2018.

Historical and Current Occupancy(1)(2)(3)
	2014	2015	2016	2017	2018	Current
Kings Plaza (%)	91.9%	92.3%	95.2%	96.6%	97.9%	96.7%
(1)	Current occupancy is based on the October 2019 underwritten rent roll.
(2)	Current occupancy included temporary tenants which account for 9,065 sq. ft. at the Kings Plaza Property.
(3)

Though currently in occupancy and paying rent, Forever 21 has been underwritten as vacant with no underwritten base rent. Forever 21 has been in occupancy at the Kings Plaza Property since 2010 pursuant to a lease expiring in January 2020. Forever 21 filed for Chapter 11 bankruptcy in September 2019. The Forever 21 tenant and the borrower are currently negotiating a 3-year renewal with the tenant, which is pending court approval.

 A-3-29

5100 Kings Plaza Brooklyn, NY 11234	Collateral Asset Summary – Loan No. 3 Kings Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 54.1% 3.07x 10.7%

Lease Rollover Schedule(1)
Year	Number of Leases Expiring(2)	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF(3)	% U/W Base Rent Rolling(3)	Cumulative % of U/W Base Rent
MTM	7	29,864	3.7%	29,864	3.7%	$90.63	6.9%	6.9%
2020(4)	5	12,737	1.6%	42,601	5.2%	$27.08	0.9%	7.8%
2021	8	21,346	2.6%	63,947	7.9%	$70.81	3.9%	11.6%
2022	15	26,624	3.3%	90,571	11.2%	$93.37	6.3%	18.0%
2023	9	24,161	3.0%	114,732	14.1%	$95.16	5.9%	23.9%
2024	10	43,309	5.3%	158,041	19.5%	$89.33	9.9%	33.7%
2025	9	40,150	4.9%	198,191	24.4%	$78.54	8.0%	41.8%
2026	13	41,603	5.1%	239,794	29.5%	$93.61	9.9%	51.7%
2027	8	29,981	3.7%	269,775	33.2%	$85.63	6.5%	58.3%
2028	10	219,491	27.0%	489,266	60.3%	$27.92	15.6%	73.9%
2029	13	35,714	4.4%	524,980	64.7%	$86.29	7.9%	81.8%
2030	0	0	0.0%	524,980	64.7%	$0.00	0.0%	81.8%
2031 & Thereafter	3	251,071	30.9%	776,051	95.6%	$28.48	18.2%	100.0%
Vacant(5)(6)	NAP	35,746	4.4%	811,797	100.0%	NAP	NAP	100.0%
Total / Wtd. Avg.	110	811,797	100.0%			$50.50	100.00%
(1)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and are not considered in the lease rollover schedule.
(2)	Number of Leases Expiring excludes temporary kiosks and storage units located across the King’s Plaza Property.
(3)

Annual U/W Base Rent PSF and % U/W Base Rent Rolling reflect the following: (a) in-place leases based on the October 2019 rent roll, (b) contractual rent steps of $1,139,421 through February 1, 2021 and (c) straight-lined rental income of $735,253 for investment grade rated tenants including Best Buy, Old Navy, Michael Kors, Chase, Vans, Verizon Wireless, Haagen-Dazs, Starbucks Coffee and Aeropostale.

(4)	Includes All Seasons Marine Corp. which is the ground lease tenant at the Kings Plaza Property and has an annual ground lease payment of $122,957.
(5)

Vacant space is inclusive of Forever 21, which is currently in occupancy and paying rent at the Kings Plaza Property but underwritten as vacant with no underwritten base rent. Forever 21 has been in occupancy at the Kings Plaza Property since 2010 pursuant to a lease expiring in January 2020. Forever 21 filed for Chapter 11 bankruptcy in September 2019. The Forever 21 Tenant and the borrowers are currently negotiating a 3-year renewal with the tenant, which is pending court approval.

(6)	Vacant space includes 9,065 sq. ft. associated with temporary tenants currently in occupancy across the King’s Plaza Property.

The Kings Plaza Property is an 811,797 sq. ft. enclosed, four-story super regional shopping center located in Brooklyn, New York. Built in 1969 and renovated in 2018, the collateral consists of the retail center, a power plant and a 3,739 space parking garage (3.26 spaces per 1,000 sq. ft.). A portion of the collateral including the parking garage ingress/egress, the Marina Building and a portion of the ground under the parking garage is subject to a ground lease as further described under “Ground Lease” herein.

The Kings Plaza Property is situated across approximately 21.6 acres of land with frontage along Flatbush Avenue and located at the intersection of Flatbush Avenue and Avenue U in Brooklyn, New York. The Kings Plaza Property is the only enclosed super-regional mall in Brooklyn. The Kings Plaza Property is anchored by Macy’s, Lowe’s Home Centers, Primark, JCPenney, Burlington and Best Buy. Additional anchors include Zara, H&M, Old Navy, Victoria’s Secret, ULTA Beauty and Forever 21. According to the appraisal, Primark expects its Kings Plaza Property location to generate the highest revenue in the United States, exceeding its Boston flagship store location. Primark does not report sales at the Kings Plaza Property, however, the appraisal estimated Primark’s Kings Plaza Property location sales to be approximately $45 to $50 million annually. Macy’s, which is not part of the collateral, occupies approximately 339,000 sq. ft. attached to the Kings Plaza Property (the “Macy’s Parcel”). The Kings Plaza Property Macy’s location was selected as one of the Macy’s “Growth 100” locations for 2020. The retailer is experimenting with new concepts directed at improving store fixtures and facilities. As part of the program, Macy’s will receive an estimated $4 to $5 million to remodel the store in the upcoming years. This typically consists of technology upgrades, dressing room upgrades, new flooring, lighting, painting and improvements to the exterior of the space. Forever 21 currently occupies 22,802 sq. ft. at the Kings Plaza Property. Forever 21 has been in occupancy since 2010 and is pursuant to a lease expiring on January 31, 2020. Forever 21 filed for Chapter 11 bankruptcy in September 2019 and is currently negotiating a three-year renewal at the Kings Plaza Property at $900,000 in annual base rent, which is pending court approval. Forever 21 reported T-12 September 2019 sales of approximately $237 PSF. Though in occupancy and paying rent, Forever 21 has been underwritten as vacant.

The Kings Plaza Property is currently 96.7% leased as of October 31, 2019. For those tenants reporting sales, the Kings Plaza Property generated approximately $351.98 million in gross sales as of the trailing twelve month period ending September 2019. The Kings Plaza Property generates approximately 46.8% of its top line revenue from department stores and in-line tenants over 10,000 sq. ft. Total in-line sales excluding temporary tenants accounts for approximately 85.7% of total revenue generated at the property. Since the sponsor renovated the kings Plaza Property, in-line sales have increased from $665 per sq. ft. in 2014 to $753 per sq. ft. as of September 2019. Additionally, in-line occupancy costs have decreased from year end 2014 to September 2019 from 20.6% to 19.0%.

Since acquiring the Kings Plaza Property in 2012, the borrower sponsor has invested approximately $290.3 million ($358 PSF) in capital improvements including renovations of the mall and parking garage, leasing capital and power plant upgrades. Most notable capital projects at the Kings Plaza Property included the $144.7 million redevelopment of the 290,000 sq. ft., former four-level Sears’s box. The borrower sponsor negotiated an early termination with Sears to recapture the space in 2016. The redevelopment included a four-story glass atrium, a new façade, exterior improvements and a new entry with visual and vertical connections to all four levels. In 2018, the space previously occupied by Sears re-opened with Brooklyn’s first Primark and Zara, a new JCPenney and a new Burlington. Combined, these retailers generate a total gross rent that is approximately 31.2% higher than that of the former Sears. Prior to the Sears re-

 A-3-30

5100 Kings Plaza Brooklyn, NY 11234	Collateral Asset Summary – Loan No. 3 Kings Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 54.1% 3.07x 10.7%

development, the Kings Plaza Property underwent $22.0 million in renovations throughout 2014 and 2015. These renovations included a refreshed interior and energy efficient LED lighting, new flooring including both carpet and tile, a new ceiling, wall paint, new signage, the addition of six soft seating areas, free Wi-Fi for guests and security system upgrades.

The Kings Plaza Property operates a stand-alone power plant located on the roof which provides electricity for the shopping center as well as the surrounding area. In 2019, the borrower sponsor completed a $17.5 million project allowing the power plant to interconnect with the local Consolidated Edison (“ConEd”) grid. This connection allowed the Kings Plaza Property to export its surplus electric capacity during peak load demands, which is an additional profit center for the Kings Plaza Property. Tenants at the Kings Plaza Property purchase their utilities directly from the plant at ConEd rates but due to operating cost efficiencies, expenses are kept below the billed rates allowing the power plant to generate a profit. The power plant system went live in July 2019 and is expected to generate approximately $1.3 million in participation revenue and $1.3 million in operating cost savings through year end 2019. In 2020, expected revenue is approximately $1.8 million and the income stream will reach stabilization in 2021 at approximately $2.1 million.

Environmental Matters.  Based on a Phase I environmental report dated November 22, 2019, the environmental consultant did not identify evidence of any recognized environmental conditions or recommendations for further action at the Kings Plaza Property, other than providing secondary containment for drums containing petroleum products or hazardous substances at the Kings Plaza Property and continued compliance with an existing operations and maintenance plan for asbestos-containing materials.

The Market.  The Kings Plaza Property is located in Brooklyn, New York located at the intersection of Flatbush Avenue and Avenue U. Primary access to the Kings Plaza Property is provided via the Belt Parkway, the region’s primary north-south route, situated approximately 3.9 miles northeast of the Kings Plaza Property. The Kings Plaza Property is located approximately 1.4 miles southeast of Kings Highway and is approximately 10.6 miles southwest of the John F. Kennedy International Airport. According to a third party report, over 69,000 vehicles pass through the area daily and more than 1,000 buses delivering up to 40,000 passengers to the Kings Plaza Property operate each week day. Per the appraisal, the estimated 2019 population within a one-, three- and five-mile radius of the Kings Plaza Property was 51,596, 601,221 and 1,737,025, respectively with estimated 2019 average household income of $117,474, $89,529, and $78,194, respectively.

The Kings Plaza Property is located in the South Brooklyn submarket of the New York retail market. According to a third party report, as of year-end 2019, the New York retail market had an inventory of approximately 593.4 million sq. ft., an overall vacancy rate of 4.0% and average asking rents of $42.34 PSF. According to a third party report dated August 2019, the South Brooklyn submarket had an inventory of approximately 42.9 million sq. ft., an overall vacancy rate of 3.1% and average asking rents of approximately $42.31 PSF. The concluded market rents for the South Brooklyn retail submarket was $42.90 PSF. As of October 2019, the Kings Plaza Property had a weighted average underwritten base rent of $50.50 PSF which is slightly above the market rent for the South Brooklyn retail submarket.

The following table presents certain information relating to the primary competition for the Kings Plaza Property:

Competitive Set(1)
	Distance to Subject (mi.)	Property Type	Year Built/ Renovated	Total GLA	Total Occupancy	Sales PSF	Anchors
Kings Plaza	N/A	Super Regional Mall	1969/2018	811,797	96.7%(2)	$736(3)	Macy’s (non-collateral), Lowe’s Home Centers, Primark, JCPenney, Burlington, Best Buy, Forever 21, H&M, Zara
Primary Competition

Gateway Center I & II	6.4	Power Center	2001/NAP	1,200,000	97.0%	$450	BJ’s Wholesale Club, Burlington, Home Depot, JCPenney, Shoprite, Target
Queens Center	16.4	Super Regional Mall	1973/2004	1,172,180	99.0%	$1430	JCPenney, Macy’s

Green Acres Mall	14.3	Super Regional Mall	1956/2016	2,075,000	96.0%	$615	JCPenney, Macy’s, Sears, Kohl’s (Vacant)

Secondary Competition

Staten Island Mall	19.0	Super Regional Mall	1972/2018	1,700,000	92.0%	NAV	JCPenney, Macy’s, Primark, Sears (Vacant)

Roosevelt Field	28.7	Super Regional Mall	1956/2014	2,330,000	97.0%	$1,200	Bloomingdales, Dick’s Sporting Goods, JCPenney, Macy’s, Neiman Marcus, Nordstrom
(1)	Source: Appraisal.
(2)	Occupancy as of October 31, 2019.
(3)	Comparable in-line and food court sales shown as of September 2019.

 A-3-31

5100 Kings Plaza Brooklyn, NY 11234	Collateral Asset Summary – Loan No. 3 Kings Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 54.1% 3.07x 10.7%

Cash Flow Analysis.

Cash Flow Analysis
	2016	2017	2018	T-12 9/30/2019	U/W	U/W (PSF)
Base Rent(1)	$32,606,560	$28,991,086	$33,095,904	$36,690,592	$38,005,038	$46.82
Straight-Line Rent(2)	0	0	0	0	735,253	$0.91
Vacant Income	0	0	0	0	2,227,628	$2.74
Gross Potential Rent	$32,606,560	$28,991,086	$33,095,904	$36,690,592	$40,967,919	$50.47
Total Reimbursements(3)	29,793,723	28,145,401	28,424,111	30,047,457	30,961,099	$38.14
% in Lieu/Percentage Rent(4)	293,672	201,320	735,279	1,476,667	2,195,355	$2.70
Bad Debt	(265,786)	(597,346)	(612,614)	(338,749)	0	$0.00
Vacancy/Credit Loss	0	0	0	0	(3,678,863)	($4.53)
Temporary Specialty Leasing	3,312,047	2,761,118	2,254,340	2,411,429	2,411,429	$2.97
Power Plant Income	0	0	0	960,000	1,804,680	$2.22
Other Income(5)	6,019,024	5,421,663	5,787,129	5,068,245	6,383,568	$7.86
Effective Gross Income	$71,759,240	$64,923,243	$69,684,148	$76,315,642	$81,045,187	$99.83
Real Estate Taxes	13,832,938	10,772,620	12,489,143	14,498,321	15,242,004	18.78
Insurance	329,601	266,664	243,524	273,222	320,964	0.40
Other Operating Expenses	14,997,990	14,447,211	14,863,294	14,086,756	13,441,294	16.56
Total Expenses	$29,160,529	$25,486,495	$27,595,961	$28,858,298	$29,004,262	$35.73
Net Operating Income(6)	42,598,711	39,436,748	$42,088,187	$47,457,344	$52,040,925	$64.11
TI/LC	0	0	0	0	995,395	$1.23
Capital Expenditures	0	0	0	0	139,559	$0.17
Net Cash Flow	$42,598,711	$39,436,748	$42,088,187	$47,457,344	$50,905,970	$62.71
(1)

U/W Base Rent reflects the following: (a) in-place leases based on the October 2019 rent roll where Forever 21 is underwritten as vacant and (b) contractual rent steps of $1,139,421 through February 1, 2021.

(2)	Straight-lined rental income of $735,253 for investment grade rated tenants including Best Buy, Old Navy, Michael Kors, Chase, Vans, Verizon Wireless, Haagen-Dazs, Starbucks Coffee and Aeropostale.
(3)	Total reimbursements includes contractual reimbursements from the Macy’s Parcel which is not part of the collateral.
(4)	Includes % in lieu for JCPenney, Charlotte Russe and Parfois.
(5)	Other Income includes storage income, business development, parking income and ground rent income associated with All Seasons Marine Corp.
(6)

The increase in Underwritten NOI from Most Recent NOI is primarily attributable to (i) rent steps taken 12 months out until February 1, 2021 (based on the Kings Plaza Whole Loan’s securitization in February of 2020) and straight-lined rents for investment grade-rated tenants and (ii) projected increases in power plant revenue as this component of the property stabilizes.

Property Management.   The Kings Plaza Property is managed by Macerich Property Management Company, LLC, a Delaware limited liability company and an affiliate of the borrowers.

Lockbox / Cash Management.     The Kings Plaza Whole Loan is structured with a hard lockbox and springing cash management. The borrowers were required at loan origination to deliver tenant direction letters directing all tenants at the Kings Plaza Property to deposit all rents and payments directly into a lender-controlled lockbox account at a deposit bank reasonably acceptable to the lender (the “Deposit Bank”). In addition, in accordance with the Power Plant Owner Agreement (the “KPE Agreement”) between Kings Plaza Energy LLC (“KPE”), a Delaware limited liability company and an affiliate of the Kings Plaza Borrowers, and the Lender, KPE is required to deposit amounts received by KPE directly into a lockbox account established and maintained by KPE at the Deposit Bank. Each of the borrowers, the related managers, and KPE is required to deposit any funds it receives into the applicable lockbox account within three business days of receipt. So long as no Trigger Period (as defined below) is continuing, all funds deposited into the each lockbox account are required to be transferred to or at the direction of the borrowers. Upon the commencement of a Trigger Period, none of the borrowers or KPE will have access to the funds in its lockbox account, and such funds are required to be swept on a weekly basis and on the second business day preceding each payment date into a lender-controlled cash management account.

A “Trigger Period” will commence upon (i) an event of default under the loan documents; (ii) the commencement of a Low Debt Service Period; and (iii) the occurrence of an event of default with respect to the Kings Plaza Mezzanine Loan; and ends if (A) with respect to clause (i), the event of default under the loan documents has been cured, (B) with respect to clause (ii), the Low Debt Service Period has ended, or (C) with respect to clause (iii), the lender has received notice from the applicable mezzanine lenders that no event of default with respect to the Kings Plaza Mezzanine Loan is continuing.

A “Low Debt Service Period” will commence if either (i) the debt service coverage ratio under the loan documents is less than 1.43x, or (ii) the aggregate debt service coverage ratio under the loan documents and the loan documents pursuant to the Kings Plaza Mezzanine Loan is less than 1.25x, and ends (a) with respect to clause (i), if the Kings Plaza Property has achieved a debt service coverage ratio with respect to the Kings Plaza Whole Loan of at least 1.48x, or (b) with respect to clause (ii), if the Kings Plaza Property has achieved an aggregate debt service coverage ratio with respect to the Kings Plaza Whole Loan and Kings Plaza Mezzanine Loan of at least 1.30x, in each case, for two consecutive calendar quarters.

 A-3-32

5100 Kings Plaza Brooklyn, NY 11234	Collateral Asset Summary – Loan No. 3 Kings Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 54.1% 3.07x 10.7%

Initial and Ongoing Reserves.   At loan origination, the borrowers were not required to fund any initial reserves.

Real Estate Taxes and Insurance Reserves – On a monthly basis, during the continuance of a Trigger Period, the borrowers are required to reserve 1/12th of the estimated annual property taxes and 1/12th of the estimated annual insurance premiums. The monthly tax reserve requirement will be waived if (i) no Trigger Period is continuing and (ii) the borrowers continue to deliver evidence reasonably satisfactory to the lender that all taxes and insurance have been timely paid. The monthly insurance reserve requirement is also waived if the borrowers provides the Lender with evidence that the insurance policies required to be maintained by the borrowers are maintained pursuant to blanket policies that comply with the requirements of the loan documents.

Replacements Reserve – On a monthly basis, during the continuance of a Trigger Period, the borrowers will be required to reserve a monthly amount equal to the gross leasable area of the Kings Plaza Property (excluding the Macy’s Parcel and the portion that is occupied by Lowe’s Home Centers and any other tenant that is required to pay for all repairs and maintenance costs for its entire leased premises) multiplied by $0.25 and divided by 12. At such time the balance of the replacement reserve account reaches an amount equal to 24 times the required monthly deposit, the borrower’s obligation to make monthly deposits into the replacement reserve account will be waived.

TI/LC Reserve – On a monthly basis, during the continuance of a Trigger Period, the borrowers will be required to reserve an amount equal to the gross leasable area of the Kings Plaza Property (excluding the Macy’s Parcel) multiplied by $1.50 and divided by 12. However, the borrowers will not be required to make any portion of the monthly TI/LC reserve deposit if the amount then on deposit in the TI/LC reserve is equal to or exceeds 24 times the required monthly deposit.

Ground Rent Reserve – On a monthly basis, during the continuance of a Trigger Period, the borrowers will be required to reserve an amount equal to the monthly ground rent due, as applicable, under the ground leases. However, as long as no Trigger Period has occurred or is continuing, the borrowers’ obligations with respect to monthly deposits to the ground rent reserve account will be waived.

Ground Lease. A portion of the Kings Plaza Property, comprising of the parking garage ingress/egress, the marina building (the “Marina Building”) and a portion of the ground under the parking garage covering a total of 10,278 sq. ft. (1.3% of the net rentable area), is subject to a ground lease with the City of New York. The original lease term expired on May 28, 2018 and the borrowers exercised their first of five extension options. Three, 10-year extension options and one 9-year option remain for a fully extended expiration date of May 28, 2067.  All Seasons Marine Corp. (the “Subtenant”) currently subleases the Marina Building from the borrowers, which is part of the ground leased land that is owned by the City of New York. The initial lease term expired in 2005, subsequent to which the Subtenant extended its sublease on a one- and two-year basis. A one-year extension through November 30, 2020 was recently executed by the Subtenant. Annual base rent equals $122,957 through the payment date occurring in May 2028. The annual ground lease payment will increase by 20% effective each time an extension term is exercised.

Current Mezzanine or Secured Subordinate Indebtedness.  Concurrently with the funding of the Kings Plaza Whole Loan, JPMCB, SGFC and WF funded a mezzanine loan in the amount of $53.0 million (the “Kings Plaza Mezzanine Loan”). The Kings Plaza Mezzanine Loan is secured by the pledge of the direct equity interest in the borrowers and is coterminous with the Kings Plaza Whole Loan. The Kings Plaza Mezzanine Loan accrues interest at a rate of 6.00000% per annum and following a five-year interest only period, is fully amortized by the maturity date of January 1, 2030 pursuant to a fixed amortization schedule. Based on the Kings Plaza Whole Loan and the Kings Plaza Mezzanine Loan, the cumulative Cut-off Date LTV is 60.0%, the cumulative U/W NCF DSCR is 1.73x and the cumulative U/W NOI Debt Yield is 9.6%. The rights of the related mezzanine lenders under the Kings Plaza Mezzanine Loan are further described under “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in the Prospectus.

Future Mezzanine or Subordinate Indebtedness Permitted.   None, other than a corporate financing arrangement with a pledge by the borrower sponsor or affiliates of their indirect ownership of the borrower, with respect to which, among other requirements, the value of the Mortgaged Property constitutes no more than 15% of the value of all assets securing such credit facility.

Release of Collateral. The borrowers will have the right to transfer and obtain a release of all or a portion of the parking garage at the Kings Plaza Property for redevelopment so long as the redevelopment will not materially impair the use of the garage by customers at the Kings Plaza Property. In addition, the borrowers have the right to convert excess space in the parking garage into multifamily units. The parking garage (such portion of the parking garage, the “Release Parcel”), may be released in whole or in part, provided that, among other things: (i) no event of default has occurred and is continuing under the loan documents, (ii) the borrowers have delivered not less than 30 days’ prior written notice to the lender, (iii) the borrowers pays the lender a processing fee in the amount of $15,000 and any additional reasonable costs and expenses incurred by the proposed transfer or release of the Release Parcel, (iv) the net revenue generated by parking operations at the Kings Plaza Property is not diminished by more than a de minimis amount as a result of the release of the Release Parcel, (v) the remaining Kings Plaza Property constitutes a separate tax lot, (vi) the number of parking spaces at the Kings Plaza Property is not reduced to a number below the number of parking spaces required to satisfy zoning requirements, (vii) the satisfaction of REMIC requirements, (viii) the development of the Release Parcel is restricted for a non-retail use; provided, however, that up to 10% of the gross leasable area may be used for retail purposes; provided, further, that none of the borrowers or the borrower sponsor may cause or solicit any existing retail tenant at the Kings Plaza Property to lease space at the Release Parcel.

 A-3-33

3500 Lacey Road Downers Grove, IL 60515	Collateral Asset Summary – Loan No. 4 3500 Lacey	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 66.5% 2.38x 11.3%

 A-3-34

3500 Lacey Road Downers Grove, IL 60515	Collateral Asset Summary – Loan No. 4 3500 Lacey	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 66.5% 2.38x 11.3%

3500 Lacey

12
Glanbia
23,419 SF 2/2030
11
Glanbia
44,324 SF 2/2030
10
Coopers Hawk
45,091 SF 4/2030
9
Fresenius
44,021 SF 11/2026
8
Invesco
43,959 SF 4/2025
7
Invesco
44,065 SF 4/2025
6
HAVI Global Solutions
44,379 SF 4/2025
5
HAVI Global Solutions
44,434 SF 4/2025
4
HAVI Global Solutions
44,264 SF 4/2025
3
HAVI Global Solutions
17,696 SF 4/2025
KIA Motors
15,410 SF 5/2027
2
Logicalis
11,659 SF 9/2026
Hearthside Food Solutions
2,332 SF 4/2025
Atradius Trade Credit
4,504 SF 2/2024
Vacant
4,008 SF
Christ Church
1,864 SF 12/2023
Alliance Global Services
1,853 SF 4/2021
Duravant
7,288 SF 12/2023
Kitchen
332 SF
12/2035
1
CompTIA
34,046 SF 12/2028
Management Office
897 SF
Glanbia
10,019 SF 2/2030
LL
Vacant
15,806 SF
Conference Center
11,208 SF
Christ Church
536 SF 12/2023
Invesco
715 SF
4/2025
HAVI Global Solutions
7,298 SF 4/2025
Glanbia
17,727 SF 2/2030
Vending Machine
2,472 SF
HAVI Global Solutions
541 SF 4/2025
Invesco
483 SF
4/2025
Fresenius
287 SF
11/2026
CompTIA
10,783 SF 12/2028
HP/AG Esplanade Lakes
26,262 SF 12/2023
Vacant
Building
2021 – 2022
2023 – 2024
2025 – 2026
2027+

 A-3-35

3500 Lacey Road Downers Grove, IL 60515	Collateral Asset Summary – Loan No. 4 3500 Lacey	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 66.5% 2.38x 11.3%

 A-3-36

3500 Lacey Road Downers Grove, IL 60515	Collateral Asset Summary – Loan No. 4 3500 Lacey	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 66.5% 2.38x 11.3%

Mortgage Loan Information
Loan Seller:	JPMCB
Loan Purpose:	Acquisition
Borrower Sponsor:	Jack Kim
Borrower:	KORE 3500 Lacey Owner, LLC
Original Balance(1):	$50,000,000
Cut-off Date Balance(1):	$50,000,000
% by Initial UPB:	5.6%
Interest Rate:	4.35000%
Payment Date:	1st of each month
First Payment Date:	January 1, 2020
Maturity Date:	December 1, 2029
Amortization:	Interest Only
Additional Debt(1) :	$35,800,000 Pari Passu Debt
Call Protection:	L(25), YM1(91), O(4)
Lockbox / Cash Management:	Hard / Springing

Reserves(2)
	Initial	Monthly	Cap
Taxes:	$437,987	$109,497	NAP
Insurance:	$15,884	$15,884	NAP
Replacement:	$7,300	$7,300	NAP
TI/LC:	$48,665	$48,665	$2,336,000
Outstanding Free Rent:	$1,763,787	$0	NAP
Outstanding TI/LC:	$387,266	$0	NAP

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Suburban Office
Collateral:	Fee Simple
Location:	Downers Grove, IL
Year Built / Renovated:	1992 / 2014-2018
Total Sq. Ft.:	583,982
Property Management:	Kore Management, LLC; Jones Lang LaSalle
Americas (Illinois), L.P.
Underwritten NOI:	$9,692,039
Underwritten NCF:	$9,020,460
Appraised Value:	$129,000,000
Appraisal Date:	September 3, 2019

Historical NOI
Most Recent NOI:	$9,838,753 (T-12 August 31, 2019)
2018 NOI:	$9,932,818 (December 31, 2018)
2017 NOI:	$9,724,208 (December 31, 2017)
2016 NOI:	$7,962,582 (December 31, 2016)

Historical Occupancy
Most Recent Occupancy:	96.6% (September 1, 2019)
2018 Occupancy:	95.1% (December 31, 2018)
2017 Occupancy:	93.6% (December 31, 2017)
2016 Occupancy:	87.2% (December 31, 2016)

Financial Information(1)
Tranche	Cut-off Date Balance	Balance PSF Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$50,000,000
Pari Passu Notes	35,800,000
Whole Loan	$85,800,000	$147 / $147	66.5% / 66.5%	2.56x / 2.38x	11.3% / 10.5%	11.3% / 10.5%
(1)

The 3500 Lacey Loan (as defined below) consists of the controlling Note A-1 and is part of the 3500 Lacey Whole Loan (as defined below) evidenced by two pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $85.8 million. For additional information, see “The Loan” herein.

(2)	See “Initial and Ongoing Reserves” herein.

 A-3-37

3500 Lacey Road Downers Grove, IL 60515	Collateral Asset Summary – Loan No. 4 3500 Lacey	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 66.5% 2.38x 11.3%

The Loan. The 3500 Lacey mortgage loan (the “3500 Lacey Loan”) is part of a whole loan with an aggregate outstanding principal balance as of the Cut-off Date of $85.8 million (the “3500 Lacey Whole Loan”) evidenced by two pari passu notes that are together secured by a first mortgage encumbering the borrower’s fee simple interest in a 583,982 sq. ft. Class A, LEED Silver trophy office building located in Downers Grove, Illinois (the “3500 Lacey Property”). The 3500 Lacey Loan, which is evidenced by the controlling Note A-1, has an original principal balance and outstanding principal balance as of the Cut-off Date of $50.0 million.

The relationship between the holders of the 3500 Lacey Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1	$50,000,000	$50,000,000	Benchmark 2020-B16	Yes
Note A-2	35,800,000	35,800,000	JPMCB	No
Whole Loan	$85,800,000	$85,800,000

The 3500 Lacey Whole Loan has a 10-year interest-only term and accrues interest at a rate of 4.35000% per annum. The 3500 Lacey Whole Loan proceeds, along with a $33.0 million preferred equity investment and approximately $13.8 million of borrower sponsor equity, were used to acquire the 3500 Lacey Property, fund reserves and pay closing costs. Based on the “As Is” appraised value of $129.0 million as of September 3, 2019, the Cut-off Date LTV Ratio is 66.5%. The 3500 Lacey Whole Loan has not been included in any prior securitizations.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$85,800,000	64.7%	Purchase Price	$128,500,000	96.9%
Preferred Equity	33,000,000	24.9	Upfront Reserves	1,393,201	1.1
Borrower Equity	13,754,090	10.4	Closing Costs	2,660,889	2.0
Total Sources	$132,554,090	100.0%	Total Uses	$132,554,090	100.0%

The Borrower / Borrower Sponsor. The borrower is KORE 3500 Lacey Owner, LLC, a Delaware limited liability company and a single purpose entity with two independent managers in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 3500 Lacey Whole Loan. The borrower is indirectly owned and controlled by Jack Kim, the borrower sponsor and founder of KORE Investments (“KORE”). KORE is a Denver-based real estate company specializing in acquisitions, development, asset management and property management for office, industrial, retail and multifamily properties. Founded in 2003, KORE has accumulated commercial real estate in various states across the United States. Notable acquisitions include the $115.2 million, 242,000 sq. ft. Denver Tech Center building that houses Re/Max’s headquarters, the $11.8 million Harmswood Office Center in Chicago and the $10.8 million, 91,000 sq. ft. Republic Park I office building in Greenwood Village, Colorado.

 A-3-38

3500 Lacey Road Downers Grove, IL 60515	Collateral Asset Summary – Loan No. 4 3500 Lacey	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 66.5% 2.38x 11.3%

The Property.

Tenant Summary(1)
Tenant(2)	Credit Rating (Moody’s/Fitch/S&P)(3)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF	% of Total U/W Base Rent	Lease Expiration(4)
HAVI Global Solutions(4)	NR / NR / NR	158,612	27.2%	$20.97	30.2%	4/30/2025
Glanbia(5)	NR / NR / NR	95,489	16.4%	$19.46	16.9%	2/28/2030
Invesco(6)	A2 / A- / BBB+	89,222	15.3%	$23.70	19.2%	4/30/2025
Coopers Hawk	NR / NR / NR	45,091	7.7%	$20.75	8.5%	4/30/2030
CompTIA(7)	NR / NR / NR	44,829	7.7%	$15.46	6.3%	12/31/2028
Fresenius(8)	Baa3 / BBB- / BBB	44,308	7.6%	$23.66	9.5%	11/30/2026
HP/AG Esplanade Lakes(9)	NR / NR / NR	26,262	4.5%	$2.91	0.7%	12/31/2023
KIA Motors(10)	Baa1 / BBB+ / BBB+	15,410	2.6%	$21.91	3.1%	5/31/2027
Logicalls	NR / NR / NR	11,659	2.0%	$20.59	2.2%	9/30/2026
Duravant	NR / NR / NR	7,288	1.2%	$21.45	1.4%	12/31/2023
Total Major Tenants		538,170	92.2%	$20.04	98.0%
Other Occupied(11)		25,998	4.5%	$8.66	2.0%
Total Occupied		564,168	96.6%	$19.52	100.0%
Vacant		19,814	3.4%
Total / Wtd. Avg.		583,982	100.0%

(1)	Based on the underwritten rent roll dated September 1, 2019 inclusive of rent steps through November 2020.
(2)	All tenants operate under a NNN structure with the exception of the Esplanade Lakes ballroom/event space tenant.
(3)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent guarantees the lease.
(4)

HAVI Global Solutions has a one-time right to terminate its lease effective as of August 2022 with no less than 12 months’ prior notice and the payment of an estimated termination fee of $5,236,299. In addition, HAVI Global Solutions has subleased (a) 17,696 sq. ft. to Hearthside Food Solutions, LLC at a base rent of $23.40 PSF and (b) 22,132 sq. ft. to Donnelley Financial, LLC at a base rent of $22.20 PSF. Both subleases are coterminous with the underlying lease to HAVI Global Solutions, which expires in April 2025.

(5)	Glanbia has a right to terminate its lease effective as of February 2026 with no less than 6 months’ prior notice and the payment of an estimated termination fee of $4,101,067.
(6)	Invesco has a right to terminate its lease effective as of May 2021 with no less than 12 months’ prior notice and the payment of an estimated termination fee of $3,789,544.
(7)	CompTIA has a right to terminate its lease effective as of December 2026 with no less than 12 months’ prior notice and the payment of an estimated termination fee of $971,316.
(8)

Fresenius has a right to terminate its lease effective as of December 2020 with no less than 12 months’ prior notice and the payment of an estimated termination fee of $2,340,159. Fresenius has requested a lease amendment, pursuant to which Fresenius would be permitted to terminate its lease with respect to approximately 22,000 sq. ft. of its 44,308 sq. ft. space effective as of December 2020, with the payment of a termination fee of approximately $1,340,000.

(9)	HP/AG Esplanade Lakes is a café at the 3500 Lacey Property.
(10)	Kia Motors has a right to terminate its lease effective as of June 2024 with no less than 12 months’ prior notice and the payment of an estimated termination fee of $650,895.
(11)

Other Occupied is inclusive of 14,909 sq. ft. associated with management and associated amenity spaces, including the conference center, the management office, a kitchen and vending machine space which have no attributable underwritten base rent.

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF(3)	% U/W Base Rent Rolling(3)	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2020	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2021	1	1,853	0.3%	1,853	0.3%	$20.87	0.4%	0.4%
2022	0	0	0.0%	1,853	0.3%	$0.00	0.0%	0.4%
2023	3	35,950	6.2%	37,803	6.5%	$7.72	2.5%	2.9%
2024	1	4,504	0.8%	42,307	7.2%	$20.26	0.8%	3.7%
2025	3	250,166	42.8%	292,473	50.1%	$21.95	49.9%	53.6%
2026	2	55,967	9.6%	348,440	59.7%	$23.02	11.7%	65.3%
2027	1	15,410	2.6%	363,850	62.3%	$21.91	3.1%	68.3%
2028	1	44,829	7.7%	408,679	70.0%	$15.46	6.3%	74.6%
2029	0	0	0.0%	408,679	70.0%	$0.00	0.0%	74.6%
2030	2	140,580	24.1%	549,259	94.1%	$19.88	25.4%	100.0%
2031 and Thereafter(4)	4	14,909	2.6%	564,168	96.6%	$0.00	0.0%	100.0%
Vacant	NAP	19,814	3.4%	583,982	100.0%	NAP	NAP	NAP
Total / Wtd. Avg.	18	583,982	100.0%			$19.52	100.0%

(1)	Based on the underwritten rent roll dated September 1, 2019 inclusive of rent steps through November 2020.
(2)

Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

(3)

U/W Base Rent PSF and % of Total U/W Base Rent Rolling reflect the following: (a) in-place leases based on the September 2019 rent roll, (b) contractual rent steps of $209,575 through November 1, 2020, and (c) straight-lined rental income of $305,095 for investment grade rated tenants including Invesco, Fresenius and KIA Motors.

(4)

2031 and Thereafter is inclusive of 14,909 sq. ft. associated with management and associated amenity spaces, including the conference center, the management office, a kitchen and vending machine space with no attributable underwritten base rent.

The 3500 Lacey Property is a 583,982 sq. ft., Class A, LEED Silver office building in Downers Grove, Illinois, a suburb of Chicago. The 3500 Lacey Property is comprised of 13 stories of office space adjacent to a six-level structured parking deck with 1,642 spaces along with 163 additional surface parking spaces located on the perimeter of the building, bringing the total number of parking spaces to 1,805, resulting in a parking ratio of approximately 3.1 spaces per 1,000 sq. ft. of net rentable area.

 A-3-39

3500 Lacey Road Downers Grove, IL 60515	Collateral Asset Summary – Loan No. 4 3500 Lacey	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 66.5% 2.38x 11.3%

The 3500 Lacey Property was built in 1992 as a build to suit headquarters for Spiegel Corporation and was previously the headquarters for Sara Lee Corp. According to the previous owner of the 3500 Lacey Property, Sara Lee Corp occupied approximately 80% of net rentable area and vacated in 2012. Two years after Sara Lee Corp’s full departure, the 3500 Lacey Property was approximately 86% occupied with new tenants. Since 2014, the 3500 Lacey Property has undergone an approximately $7.4 million renovation in order to reposition it as a best-in-class multi-tenant building. Renovations to the 3500 Lacey Property included lobby renovations, elevator modernization, conference center, restrooms, updated signage and building mechanical systems. The 3500 Lacey Property was awarded an Energy Star label in 2008, 2009, 2010 and 2012 for its operating efficiency, and LEED Silver Certification. Amenities at the 3500 Lacey Property include a full-service cafeteria, 11,208 sq. ft. of newly renovated conference facilities, the 9,500 sq. ft. Esplanade Lakes Ballroom and event space, fitness center, covered parking garage with electric car charging stations, car wash and rush hour shuttle service to the local Metra station.

As of September 1, 2019, the 3500 Lacey Property was 96.6% leased to 14 distinct tenants operating in a variety of industries including financial services, insurance, automotive, technology and real estate. The 3500 Lacey Property tenants have a weighted average in-place rent of $19.52 sq. ft. and a remaining lease term of approximately 7.1 years. Additionally, 58.9% of net rentable area and 61.9% of underwritten rent is attributable to corporate headquarters for four tenants: HAVI Global Solutions, Glanbia, Cooper’s Hawk, and CompTIA. The 3500 Lacey Property is part of the Esplanade at Locust Point corporate campus, a 1.6 million sq. ft., 100-acre master development that features multiple parks, ponds and roadways. Campus amenities include the DoubleTree Esplanade Lakes; Bright Horizon Daycare, a nationally recognized child care center; The Esplanade Fitness Center, a full-service health club; and rush hour shuttle service connecting Metra BNSF Line Belmont Station, the 3500 Lacey Property, and the greater campus.

Major Tenants.

HAVI Global Solutions (158,612 sq. ft.; 27.2% of NRA; 30.2% of U/W Base Rent) HAVI Global Solutions is a privately owned global company that focuses on innovating, optimizing, and managing the supply chains of leading brands. Established in 1974, HAVI Global Solutions began by providing the supply chain needs for a Fortune 100 restaurant, and since then, the company has grown to serve an international client base with several lines of business which include marketing dynamics, supply chain management, packing and logistics. The 3500 Lacey Property has been HAVI’s global headquarters since 2013 and employs over 10,000 individuals in more than 100 countries. In May 2013, HAVI Global Solutions executed its lease at the 3500 Lacey Property and expanded it in March 2014 and currently has space on floors three through six. HAVI has a lease expiration date of April 2025 with a termination option that is effective in August 2022 and the payment of an estimated termination fee of $5,236,299.

Glanbia (95,489 sq. ft.; 16.4% of NRA; 16.9% of U/W Base Rent) Glanbia is a global nutrition group headquartered at the 3500 Lacey Property with shares listed on the Irish and London Stock Exchanges. Glanbia is a global firm aimed at providing better nutrition for individuals around the world. Glanbia has eight premium brands such as Gold Standard protein, Optimum Nutrition, IsoPure, and Nutramino health and wellness products. Glanbia has primarily focused on dairy ingredients that supplement these brands; however, the company is also a leading manufacturer of cheddar cheese in the United States. Employing 6,600 people across 32 countries, Glanbia has experienced double-digit growth for the past eight consecutive years. In addition to a food laboratory on the ground floor, the 3500 Lacey Property houses Glanbia’s corporate staff. Glanbia originally executed its lease at the 3500 Lacey Property in March 2015 and currently occupies floors 11 and 12. Glanbia has a lease expiration date of February 2030 with a termination option that is effective in February 2026 and the payment of an estimated termination fee of $4,101,067.

Invesco (89,222 sq. ft.; 15.3% of NRA; 19.2% of U/W Base Rent) Invesco Advisors, Inc. is an investment management firm offering investment strategies through a diverse set of vehicles across major equity, fixed-income, and alternative asset classes. Formerly known as Invesco PowerShares, the company has been based on the western suburbs of Chicago since its creation in 2002. Invesco Advisors, Inc. currently has more than $1,200 billion in assets under management, recorded approximately $3.8 billion in net revenues in 2018, and employs more than 8,000 individuals. Invesco Ltd., the parent company, has earned a Moody’s credit rating of A2, a S&P rating of BBB+ and Fitch rating of A- which signifies its strong credit-worthiness. Invesco executed its lease at the 3500 Lacey Property in May 2013 and currently occupies floors seven and eight. Invesco has a lease expiration date of April 2025 with a termination option that is effective in May 2021 and the payment of an estimated termination fee of $3,789,544.

Environmental Matters. The Phase I environmental report dated September 13, 2019 recommended no further action at the 3500 Lacey Property.

The Market. The 3500 Lacey Property is located in Downers Grove, DuPage County, Illinois, approximately 22 miles west of Chicago’s central business district and is part of the Suburban Chicago office market. The boundaries of the 3500 Lacey Property’s immediate area are Butterfield Road to the north, Warrenville Road and Ogden Avenue to the south, Interstate 355 to the east, and State Route 53 to the west, offering its tenants access to local demand drivers. According to the appraisal, Chicago is a major Great Lakes port and is considered the commercial, financial, industrial, and cultural center of the Midwest. The 3500 Lacey Property is part of the Chicago-Naperville-Elgin IL-IN-WI core based statistical area, in which the top four employers are Advocate Health Care System, Northwestern Memorial HealthCare, University of Chicago and JPMorgan Chase & Co. According to the appraisal, the estimated 2018 population within a one-, three- and five-mile radius of the 3500 Lacey Property is 4,064, 80,104 and 269,441, respectively. Additionally, according to the appraisal, over the same period, the average household income within a one-, three- and five-mile radius was $135,882, $118,742 and $123,340, respectively.

 A-3-40

3500 Lacey Road Downers Grove, IL 60515	Collateral Asset Summary – Loan No. 4 3500 Lacey	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 66.5% 2.38x 11.3%

The 3500 Lacey Property is located within the Eastern East/West Corridor office submarket, within the Suburban Chicago office market. As of the second quarter of 2019, the Eastern East/West Corridor submarket included nearly 21.6 million sq. ft. of office space comprising approximately 21.5% of the Chicago non-central business district office market with a total vacancy rate of 19.8%. The 3500 Lacey Property is located adjacent to the convergence of I-355 and I-88 and the nearby Butterfield and I-355 interchange. The submarket benefits from its geographically central location, highway access, proximity to O’Hare International Airport, and close proximity to upper-income communities in DuPage County. As of the second quarter 2019, the Eastern East/West Corridor had an average direct asking rent of $23.72 PSF.

The appraisal identified 12 competitive office rent comparables located in the immediate market area. The comparable properties were built between 1980 and 2008 and range in size between 164,000 sq. ft. to 656,301 sq. ft. NNN rents range from $19.00 to $25.00 PSF, with a survey average of approximately $20.36 PSF. The appraisal’s concluded office market rent for the 3500 Lacey Property is $18.80 PSF, which is approximately 3.7% lower than the 3500 Lacey Property’s underwritten rent of $19.52 PSF.

Cash Flow Analysis.

Cash Flow Analysis(1)
	2016	2017	2018	T-12 Aug 2019	U/W	U/W PSF
Base Rent(1)(2)	$9,702,071	$10,220,404	$10,204,086	$10,392,644	$11,011,262	$18.86
Vacant Income	0	0	0	0	229,577	0.39
Gross Potential Rent	$9,702,071	$10,220,404	$10,204,086	$10,392,644	$11,240,838	$19.25
Total Reimbursements	5,474,200	6,125,736	6,393,020	6,424,783	6,271,808	10.74
Parking Income	243,010	291,623	373,357	417,117	138,638	0.24
Less: Vacancy	(712,944)	(405,375)	(201,943)	(154,950)	(1,313,448)	(2.25)
Effective Gross Income	$14,141,321	$16,116,813	$16,731,767	$16,670,953	$16,337,836	$27.98
Total Fixed Expenses	1,195,854	1,247,525	1,437,782	1,516,357	1,504,573	2.58
Total Operating Expenses	4,982,885	5,145,080	5,361,167	5,315,843	5,141,224	8.80
Net Operating Income	$7,962,582	$9,724,208	$9,932,818	$9,838,753	$9,692,039	$16.60
TI/LC	0	0	0	0	583,982	1.00
Capital Expenditures/ Replacement Reserves	0	0	0	0	87,597	0.15
Net Cash Flow	$7,962,582	$9,724,208	$9,932,818	$9,838,753	$9,020,460	$15.45

(1)

U/W Base Rent reflects the following: (a) in-place leases based on the September 2019 rent roll, (b) contractual rent steps of $209,575 through November 1, 2020, and (c) straight-lined rental income of $305,095 for investment grade rated tenants including Invesco, Fresenius and KIA Motors.

(2)	All tenants operate under a NNN Structure with the exception of the Esplanade Lakes Ballroom/event space tenant.

Property Management. The 3500 Lacey Property is managed by Kore Management, LLC, a Colorado limited liability company, and Jones Lang LaSalle Americas (Illinois), L.P., a Illinois limited partnership.

Lockbox / Cash Management. The 3500 Lacey Whole Loan is structured with a hard lockbox and springing cash management. The borrower was required at origination to deliver tenant direction letters instructing all tenants to deposit rents into a lender controlled lockbox account. So long as no Cash Sweep Event (as defined below) then exists, all funds deposited into the lockbox account are required to be transferred within three business days to or at the direction of the borrower. All funds on deposit in the cash management account, following the occurrence and during the continuance of a Cash Sweep Event, following payment of taxes and insurance, debt service, required reserves and operating expenses, are required to be deposited into the excess cash flow reserve, to be held and disbursed in accordance with the terms of the loan documents. During the continuance of an event of default, the lender may apply such funds in such order and priority as the lender determines. The lender has been granted a first priority security interest in the cash management account.

A “Cash Sweep Event” means the occurrence and continuance of (i) an event of default, (ii) any bankruptcy action of the borrower or property manager, (iii) a DSCR Trigger Event (as defined below) or (iv) a Significant Tenant Trigger (as defined below) or (v) a Significant Tenant Termination Trigger (as defined below).

A Cash Sweep Event may be cured upon the following: (a) if caused solely by the occurrence of a DSCR Trigger Event, the achievement of a debt service coverage ratio of 1.80x or greater for two consecutive quarters based upon the trailing six-month period immediately preceding the date of determination, (b) if caused solely by an event of default, the acceptance by the lender of a cure of such event of default, or (c) if the caused solely by a bankruptcy action of the property manager, if the borrower replaces the property manager with a property manager under a replacement management agreement, each approved by the lender in accordance with the loan documents, within 60 days or such bankruptcy action is dismissed within 60 days without any material adverse consequences to the 3500 Lacey Whole Loan, the 3500 Lacey Property or the operation thereof; (d) if caused by a Significant Tenant Trigger, the occurrence of a Significant Tenant Trigger Cure or (e) if caused by a Significant Tenant Termination Trigger (as defined below), the occurrence of a Significant Tenant Termination Trigger Cure (as defined below); provided that (i) no event of default has occurred and is continuing, and (ii) the borrower has paid all of the lender’s reasonable out-of-pocket expenses incurred in connection with such Cash Sweep Event Cure, and (iii) in no event will the borrower have the right to cure a Cash Sweep Event occurring by reason of any bankruptcy action of the borrower.

 A-3-41

3500 Lacey Road Downers Grove, IL 60515	Collateral Asset Summary – Loan No. 4 3500 Lacey	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 66.5% 2.38x 11.3%

“DSCR Trigger Event” means the debt service coverage ratio of the 3500 Lacey Whole Loan (as calculated in accordance with the loan documents) based on the trailing six-month period immediately preceding the date of determination is less than 1.75x.

“Significant Tenant Termination Trigger” means that HAVI Global Solutions (i) does not renew its lease on or prior to the date that is 12 months prior to the expiration dates of its lease or (ii) otherwise gives notice of its intention to terminate or not to renew its lease.

“Significant Tenant Termination Trigger Cure” means the date (i) upon which HAVI Global Solutions renews its lease for a rental amount of not less than 95% of the rent provided in its lease and for period of not less than three years or, (ii) on which the lender has received evidence that the borrower has entered into a replacement lease with a replacement tenant, each acceptable to the lender, such replacement tenant has taken occupancy (a “Re-tenanting Event”), and all current landlord obligations under such replacement lease have been performed, and a replacement lease or leases (A) demise individually or in the aggregate at least 95% of the premises covered by HAVI Global Solutions’ lease, (B) have an initial term of not less than five years, and (C) provide for a rental amount of not less than 95% of the rent under HAVI Global Solutions’ lease.

“Significant Tenant Trigger” means that HAVI Global Solutions (i) vacates, surrenders, or ceases to conduct its normal business operations at substantially all of its demised premises, terminates or cancels its lease or otherwise “goes dark” or (ii) becomes insolvent or a debtor in any bankruptcy action.

“Significant Tenant Trigger Cure” means the date on which (i) a Re-tenanting Event has occurred or (ii) the borrower delivers to the lender cash collateral or an acceptable letter of credit in an amount acceptable to the lender in its sole discretion, or (iii) the bankruptcy action that caused the Significant Tenant Trigger is dismissed without any material adverse consequences to the 3500 Lacey Whole Loan or the 3500 Lacey Property and HAVI Global Solutions has affirmed its lease pursuant to a final non-appealable order of a court of competent jurisdiction in each case as determined by the lender in its reasonable discretion.

Initial and Ongoing Reserves. At loan origination, the borrower deposited (i) approximately $1,763,787 into an outstanding free rent reserve in connection with three leases, (ii) approximately $437,987 into a real estate tax reserve, (iii) approximately $387,266 into outstanding TI/LC reserve in connection with two leases, (iv) approximately $15,884 into an insurance reserve, (v) approximately $48,665 into a rollover reserve and (vii) $7,300 into a replacement reserve.

Tax Reserve. The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the estimated annual real estate taxes, which currently equates to approximately $109,497 per month (approximately $2.28 PSF).

Insurance Reserve. The borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12th of estimated insurance premiums, which currently equates to approximately $15,884 per month (approximately $0.36 PSF). In the event the borrower obtains and maintains a blanket insurance policy acceptable to the lender and no event of default has occurred and is continuing, the requirement for monthly deposits into the insurance reserve will be waived.

TI/LC Reserve. The borrower is required to deposit into the TI/LC reserve, on a monthly basis, approximately $48,665 (approximately $0.96 PSF), subject to a cap of approximately $2,336,000.

Replacement Reserve. The borrower is required to deposit into the replacement reserve, on a monthly basis, approximately $7,300 (approximately $0.12 PSF).

Preferred Equity. MEPT 3500 Lacey Road, LLC (the “3500 Lacey PE Member”), a core, open-end private equity real estate fund advised by BentallGreenOak, which owned the 3500 Lacey Property since 2003 and sold it to the borrower, is a member of the sole member of the borrower (the “3500 Lacey JV”). 3500 Lacey PE Member has made a preferred equity contribution in the amount of $33,000,000 to 3500 Lacey JV. Under the related limited liability company agreement (the “3500 Lacey LLC Agreement”) between the 3500 Lacey PE Member and the 3500 Lacey JV’s managing member, which is managed by Kore Investments LLC, the sole managing member owned by the non-recourse carveout guarantor of the 3500 Lacey Whole Loan (the “3500 Lacey Managing Member”), the 3500 Lacey PE Member is entitled to: (a) a quarterly preferred return payment from the net cash flow from operation of the 3500 Lacey Property (after payment of all operating expenses of the 3500 Lacey JV and of the 3500 Lacey Property) in an amount equal to 10.0% per annum, calculated on 3500 PE Member’s unreturned capital contributions, for the first 36 months from the effective date of the 3500 Lacey LLC Agreement and 12.0% per annum thereafter, calculated on 3500 PE Member’s unreturned capital contributions (the “Preferred Return”); and (b) in the event of any sale, disposition, financing, refinancing, casualty or condemnation with respect to the 3500 Lacey Property (each such event, a “3500 Lacey Capital Event”), the net proceeds resulting from such 3500 Lacey Capital Event (after payment of all expenses related to the capital event) in an amount equal to any unpaid Preferred Return and the amount of unreturned Preferred Equity Contribution. Except as described above, 3500 Lacey PE Member is not entitled to the return of any of its capital contributions or the Preferred Return, and any unrepaid capital contributions or Preferred Return will not be a liability of 3500 Lacey JV.  Please see “Description of the Mortgage Pool – Additional Indebtedness – Preferred Equity” in the Prospectus for additional information.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None.

 A-3-42

(THIS PAGE INTENTIONALLY LEFT BLANK)

 A-3-43

18795 Northeast 73rd Street Redmond, WA 98052	Collateral Asset Summary – Loan No. 5 FedEx Redmond	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,140,000 55.4% 2.15x 8.6%

 A-3-44

18795 Northeast 73rd Street Redmond, WA 98052	Collateral Asset Summary – Loan No. 5 FedEx Redmond	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,140,000 55.4% 2.15x 8.6%

 A-3-45

18795 Northeast 73rd Street Redmond, WA 98052	Collateral Asset Summary – Loan No. 5 FedEx Redmond	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,140,000 55.4% 2.15x 8.6%

Mortgage Loan Information
Loan Seller:	JPMCB
Loan Purpose:	Acquisition
Borrower Sponsor:	RREEF Property Trust
Borrower:	RPT Seattle East Industrial, LLC
Original Balance:	$45,140,000
Cut-off Date Balance:	$45,140,000
% by Initial UPB:	5.0%
Interest Rate:	3.87000%
Payment Date:	1st of each month
First Payment Date:	February 1, 2020
Maturity Date:	January 1, 2030
Amortization:	Interest Only
Additional Debt:	None
Call Protection:	L(25), YM1(92), O(3)
Lockbox / Cash Management:	Hard / Springing

Reserves(1)
	Initial	Monthly	Cap
Taxes:	$0	Springing	NAP
Insurance:	$0	Springing	NAP
Replacement:	$0	Springing	NAP
TI/LC:	$0	Springing	NAP
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Warehouse/Distribution Industrial
Collateral:	Fee Simple
Location:	Redmond, WA
Year Built / Renovated:	2013 / NAP
Total Sq. Ft.:	210,321
Property Management:	CBRE, Inc.
Underwritten NOI:	$3,892,027
Underwritten NCF:	$3,807,899
Appraised Value(2):	$81,500,000
Appraisal Date(2):	November 20, 2019

Historical NOI
Most Recent NOI:	$3,894,096 (T-12 September 30, 2019)
2018 NOI:	$3,782,577 (December 31, 2018)
2017 NOI:	$3,708,939 (December 31, 2017)
2016 NOI(3):	NAV

Historical Occupancy(4)
Most Recent Occupancy:	100.0% (February 1, 2020)
2018 Occupancy:	100.0% (December 31, 2018)
2017 Occupancy:	100.0% (December 31, 2017)
2016 Occupancy:	100.0% (December 31, 2016)

Financial Information
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$45,140,000	$215 / $215	55.4% / 55.4%	2.20x / 2.15x	8.6% / 8.4%	8.6% / 8.4%
(1)	See “Initial and Ongoing Reserves” herein.
(2)	The appraiser determined a “Hypothetical Go-Dark Value” of $60.4 million, which results in a 74.7% Loan-to-Dark Value.
(3)	2016 NOI is not available as the prior owner provided financials dating back to 2017 during acquisition due diligence.
(4)	The FedEx Redmond Property (as defined below) is a single tenant property that has been fully occupied by FedEx Ground Package System Inc. since 2013.

 A-3-46

18795 Northeast 73rd Street Redmond, WA 98052	Collateral Asset Summary – Loan No. 5 FedEx Redmond	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,140,000 55.4% 2.15x 8.6%

The Loan.  The FedEx Redmond mortgage loan (the “FedEx Redmond Loan”) is a fixed rate loan that has an outstanding principal balance as of the Cut-off Date of $45.14 million, which is secured by a first mortgage lien on the borrower’s fee simple interest in a 210,321 sq. ft. warehouse/distribution industrial property located in Redmond, Washington (the “FedEx Redmond Property”). The FedEx Redmond Loan has a 10-year interest only term and accrues interest at a rate of 3.87000% per annum. The FedEx Redmond Loan proceeds along with borrower equity were used to acquire the FedEx Redmond Property and pay closing costs. Based on the “as is” appraised value of $81.5 million as of November 20, 2019, the FedEx Redmond Loan Cut-off Date LTV ratio is 55.4%.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$45,140,000	55.1%	Purchase Price	$81,500,000	99.6%
Borrower Equity	36,719,241	44.9	Closing Costs	359,241	0.4
Total Sources	$81,859,241	100.0%	Total Uses	$81,859,241	100.0%

The Borrower / Borrower Sponsor: The borrower is RPT Seattle East Industrial, LLC, a Delaware limited liability company, and a single purpose entity with one independent manager in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the FedEx Redmond Loan. The borrower sponsor is RREEF Property Trust, a subsidiary of DWS Group. DWS Group is a global asset manager based in Germany with approximately EUR 752 billion in assets under management. DWS Group currently has approximately 3,600 employees located across 22 countries and approximately $62 billion in real estate assets globally. RREEF Property Trust is a non-listed, publicly registered real estate investment trust that currently owns 14 assets located across eight states. The borrower, which is a single purpose entity with no assets other than the FedEx Redmond Property, is the sole party liable for breaches or violations of the nonrecourse carveout provisions in the loan documents.

The Property. The FedEx Redmond Property is a 210,321 sq. ft. LEED Silver, Class A industrial warehouse/distribution property located on an approximately 23.4-acre site in Redmond, Washington. The FedEx Redmond Property was built-to-suit for FedEx Ground Package System Inc. (“FedEx Ground”) in 2013 and currently serves as a last mile distribution center. According to the borrower sponsor, it is estimated that FedEx Ground has invested over $11.0 million in the FedEx Redmond Property. The FedEx Redmond Property features a custom-built in-place conveyor system that runs 24 hours a day, which sorts and organizes packages for shipping from 62 loading bays with clear heights ranging from 24-30 feet. The FedEx Redmond Property includes 482 surface parking spaces, resulting in a parking ratio of approximately 2.3 spaces per 1,000 sq. ft.

The FedEx Redmond Property is currently 100.0% leased to FedEx Ground through July 2028 with two, five-year extension options. FedEx Ground is a subsidiary of FedEx Corp which operates primarily in three segments, FedEx Express, FedEx Ground and FedEx Freight. FedEx Ground is a leading North American provider of small-package ground delivery services and the fastest growing segment of FedEx Corp, with revenue growing by approximately 11.6% from 2018 to 2019, reporting approximately $20.5 billion in revenue in 2019. FedEx Ground currently makes up approximately 29.4% of FedEx Corp’s 2019 annual revenue. As of May 31, 2019, FedEx Ground consisted of 619 distribution facilities and has 110,000 employees.

Tenant Summary(1)
Tenant	Credit Rating (Moody’s/Fitch/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF	% of Total U/W Base Rent	Lease Expiration
FedEx Ground	Baa2/NR/BBB	210,321	100.0%	$19.10	100.0%	7/31/2028
Total Occupied		210,321	100.0%	$19.10	100.0%
Vacant		0	0.0%
Total / Wtd. Avg.		210,321	100.0%

(1)	Based on the underwritten rent roll.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

 A-3-47

18795 Northeast 73rd Street Redmond, WA 98052	Collateral Asset Summary – Loan No. 5 FedEx Redmond	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,140,000 55.4% 2.15x 8.6%

Lease Rollover Schedule(1)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent per Sq. Ft.	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2020	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2021	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2022	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2023	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2024	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2025	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2026	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2027	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2028	1	210,321	100.0	210,321	100.0%	$19.10	100.0	100.0%
2029	0	0	0.0	210,321	100.0%	$0.00	0.0	100.0%
2030	0	0	0.0	210,321	100.0%	$0.00	0.0	100.0%
2031 & Thereafter	0	0	0.0	210,321	100.0%	$0.00	0.0	100.0%
Vacant	NAP	0	0.0	210,321	100.0%	NAP	NAP
Total / Wtd. Avg.	1	210,321	100.0%			$19.10	100.0%
(1)	Based on the underwritten rent roll.

Environmental Matters.  The Phase I environmental report dated December 3, 2019 recommended no further action at the FedEx Redmond Property.

The Market.  The FedEx Redmond Property is located in King County, Washington in the eastside market area at the interchange of Northeast Union Hill Road and Avondale Road, at the point where Avondale Road becomes State Route 520. The FedEx Redmond Property is located approximately 2.0 miles east of downtown Redmond, approximately 4.5 miles northeast of the Microsoft campus, approximately 8.5 miles northeast of the Bellevue central business district and approximately 17.0 miles west of the Seattle central business district. According to the appraisal, the FedEx Redmond Property is also located approximately 2.0 miles south of Facebook’s new location, estimated to be an approximately 650,000 sq. ft. development and projected to be completed in late 2021.This Facebook location is expected to house the Facebook Reality Labs/Oculus business. Microsoft also has plans to expand and redevelop its existing campus and Google will expand its existing corporate campus in Kirkland, Washington, approximately 5.0 miles west of the FedEx Redmond Property.

The FedEx Redmond Property is located within the Redmond East industrial submarket of the Eastside industrial market. As of the third quarter of 2019, the Eastside industrial market consisted of approximately 36.7 million sq. ft. of industrial space with a total vacancy rate of 3.1%. The Redmond East submarket totaled approximately 4.0 million sq. ft. with a total vacancy of 7.8%. From 2014 through the third quarter of 2019, total vacancy in the Redmond East submarket has decreased by approximately 28.4%, due to the market’s strong last-mile location near residential and employment bases.

The appraisal identified eight competitive industrial rent comparables located across eight properties nationwide. The comparable properties were built between 2002 and 2019 and range in size between 71,835 sq. ft. to 373,750 sq. ft. NNN rents range from $9.07 to $17.52 PSF, with a weighted average of approximately $12.65 PSF. The appraisal’s concluded industrial market rent for the FedEx Redmond Property is $18.50 PSF, which is in-line with the FedEx Redmond Property’s in-place office rent of $19.10 PSF.

Cash Flow Analysis(1)
	2017	2018	T-12 9/30/2019	U/W	U/W PSF
Base Rent(3)	$3,708,939	$3,782,577	$3,900,439	$4,016,879	$19.10
Vacant Income	0	0	0	0	0.00
Gross Potential Rent	$3,708,939	$3,782,577	$3,900,439	$4,016,879	$19.10
Total Reimbursements	104,659	105,775	120,206	609,000	2.90
Total Other Income	0	0	0	0	0.00
Less: Vacancy	0	0	0	(115,647)	(0.55)
Effective Gross Income	$3,813,598	$3,888,352	$4,020,645	$4,510,232	$21.44
Total Operating Expenses	104,659	105,775	126,549	618,205	2.94
Net Operating Income	$3,708,939	$3,782,577	$3,894,096	$3,892,027	$18.51
TI/LC	0	0	0	63,096	0.30
Capital Expenditures	0	0	0	21,032	0.10
Net Cash Flow	$3,708,939	$3,782,577	$3,894,096	$3,807,899	$18.11
(1)	2016 financials are not available as the prior owner provided financials dating back to 2017 during acquisition due diligence.
(2)	U/W Base Rent is inclusive of $126,403 in straight line rent for FedEx Ground, which represents its average rent over its loan term.

 A-3-48

18795 Northeast 73rd Street Redmond, WA 98052	Collateral Asset Summary – Loan No. 5 FedEx Redmond	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,140,000 55.4% 2.15x 8.6%

Property Management.   The FedEx Redmond Property is managed by CBRE, Inc. a Delaware corporation.

Lockbox / Cash Management.   The FedEx Redmond Loan is structured with a hard lockbox and springing cash management. The borrower was required at origination to deliver tenant direction letters instructing all tenants to deposit rents into a lender controlled lockbox account. So long as no Cash Sweep Event (as defined below) then exists, all funds deposited into the lockbox account are required to be transferred on each business day to or at the direction of the borrower. Upon the occurrence and during the continuance of a Cash Sweep Event, all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender to be applied and disbursed for payment of taxes, insurance premiums, operating expenses, debt service, reserves, and other amounts payable in accordance with the loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the FedEx Redmond Loan. During the continuance of an event of default, the lender may apply such funds in such order and priority as the lender determines. The lender has been granted a first priority security interest in the cash management account.

A “Cash Sweep Event” means the occurrence and continuation of (i) an event of default, (ii) any bankruptcy action of the borrower or property manager, (iii) a DSCR Trigger Event (as defined below), (iv) a FedEx Trigger Event (as defined below), or (v) Non-Renewal Trigger Event (as defined below).

A Cash Sweep Event may be cured no more than four times in the aggregate during the term of the FedEx Redmond Loan if, with respect to a Cash Sweep Event caused solely by (a) clause (i) above, the lender has accepted a cure by the borrower of the related event of default, (b) clause (ii) above, the borrower has replaced the property manager with a qualified manager under a replacement management agreement within 60 days in accordance with the FedEx Redmond Loan documents, (c) clause (iii) above, a DSCR Cure Event (as defined below) has taken place, (d) clause (iv) above, a FedEx Trigger Event Cure (as defined below), or (e) clause (v) above, the borrower satisfies FedEx Replacement Lease Criteria (as defined below) or FedEx Renewal Criteria (as defined below).

“DSCR Trigger Event” means the debt service coverage ratio of the FedEx Redmond Loan (as calculated in accordance with the loan documents) based on the trailing three-month period immediately preceding the date of determination is less than 1.30x.

“FedEx Trigger Event” means (i) any bankruptcy action of FedEx Ground or FedEx Corp, (ii) if FedEx Ground goes dark, vacates or abandons its premises at the FedEx Redmond Property or (iii) if FedEx Ground notifies the borrower it intends to terminate its lease.

“DSCR Cure Event” means (a) the debt service coverage ratio of the FedEx Redmond Loan (as calculated in accordance with the FedEx Redmond Loan documents), based on the trailing three-month period immediately preceding the date of determination, is at least 1.30x for two consecutive quarters, or (b) the borrower has deposited with the lender cash or a letter of credit that, if used to reduce the outstanding principal balance of the FedEx Redmond Loan, would result in the achievement of a debt service coverage ratio of 1.30x or greater for two consecutive quarters based on the trailing three-month period immediately preceding the date of determination.

“FedEx Trigger Event Cure” means with respect to a FedEx Trigger Event cause solely by (a) clause (i) or (iii) in the definition of FedEx Trigger Event, the borrower satisfies the FedEx Replacement Lease Criteria (as defined below) or (b) clause (ii) in the definition of FedEx Trigger Event, either (A) the borrower satisfies the FedEx Replacement Lease Criteria or (B) FedEx Ground is in physical occupancy and paying full contractual rent and has delivered a satisfactory estoppel certificate.

“FedEx Replacement Lease Criteria” means the borrower has entered into one or more leases approved by the lender with one or more replacement tenants approved by the lender with respect to at least 75% of the space formerly leased by FedEx Ground with each such replacement tenant in physical occupancy, and has satisfied certain other related conditions set forth in the loan documents.

“FedEx Renewal Criteria” means the lender has received satisfactory evidence that FedEx Ground has renewed its lease for a term not less than five years and delivered a satisfactory estoppel certificate.

“Non-Renewal Trigger Event” means the borrower has failed to satisfy the FedEx Renewal Criteria on or before the date that is 15 months prior to the expiration date of the FedEx lease.

Initial and Ongoing Reserves.  At loan origination, the borrower was not required to make any upfront deposits.

Tax Reserve. During the continuance of a Cash Sweep Event, the borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the estimated annual real estate taxes. In the event the borrower provides evidence reasonably satisfactory to the lender that all taxes and other charges have been paid prior to the related due date and there is no event of default continuing, the requirement for monthly deposits into the tax reserve will be waived.

Insurance Reserve. During the continuance of a Cash Sweep Event, the borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12th of estimated insurance premiums.

 A-3-49

18795 Northeast 73rd Street Redmond, WA 98052	Collateral Asset Summary – Loan No. 5 FedEx Redmond	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,140,000 55.4% 2.15x 8.6%

Replacements Reserve – During the continuance of a Cash Sweep Event (except as caused solely by a Non-Renewal Trigger Event), the borrower is required to reserve monthly $3,505.35 for a replacement reserve.

TI/LC Reserve – During the continuance of a Cash Sweep Event (except as caused solely by a Non-Renewal Trigger Event), the borrower is required to reserve monthly an amount equal to $8,763.38 for a TI/LC reserve.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None.

 A-3-50

(THIS PAGE INTENTIONALLY LEFT BLANK)

 A-3-51

560 Mission Street San Francisco, CA 94105	Collateral Asset Summary – Loan No. 6 560 Mission Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 35.6% 5.23x 14.2%

 A-3-52

560 Mission Street San Francisco, CA 94105	Collateral Asset Summary – Loan No. 6 560 Mission Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 35.6% 5.23x 14.2%

560 Mission Street

Floor			
31	Seyfarth Shaw 19,801 SF Exp. 9/2027		
30	Seyfarth Shaw 19,795 SF Exp. 9/2027		
29	Seyfarth Shaw 10,099 SF Exp. 9/2027	CITCO 9,696 SF Exp. 9/2024	
28	Munger Tolles & Olson 19,795 SF Exp. 9/2027		
27	Munger Tolles & Olson 22,074 SF Exp. 9/2027		
26	JP Morgan 22,003 SF Exp. 9/2025		
25	JP Morgan 22,002 SF Exp. 9/2025		
24	JP Morgan 22,002 SF Exp. 9/2025		
23	JP Morgan 22,002 SF Exp. 9/2025		
22	JP Morgan 20,972 SF Exp. 9/2025		
21	Alston & Bird 10,684 SF Exp. 9/2021	Alston & Bird 5,139 SF Exp. 5/2024	Five9, Inc 5,900 SF Exp. 10/2024
20	JP Morgan 21,650 SF Exp. 9/2025		
19	JP Morgan 21,650 SF Exp. 9/2025		
18	Vacant 7,173 SF	EY 14,525 SF Exp. 12/2028	
17	EY 21,650 SF Exp. 12/2028		
16	EY 21,650 SF Exp. 12/2028		
15	EY 21,650 SF Exp. 12/2028		
14	EY 21,650 SF Exp. 12/2028		
13	Delta Dental 21,698 SF Exp. 4/2025		
12	Delta Dental 21,698 SF Exp. 4/2025		
11	TIAA-CREF 21,511 SF Exp. 9/2027		
10	TIAA-CREF 21,524 SF Exp. 9/2027		
9	TIAA-CREF 21,661 SF Exp. 9/2027		
8	EY 21,635 SF Exp. 12/2028		
7	ARUP 24,916 SF Exp. 9/2026		
6	ARUP 24,916 SF Exp. 9/2026		
5	JP Morgan 24,836 SF Exp. 9/2025		
4	JP Morgan 24,836 SF Exp. 9/2025		
3	JP Morgan 24,836 SF Exp. 9/2025		
2	JP Morgan 17,544 SF Exp. 9/2025	Vacant 3,845 SF	
1	CWP Management Services 2,353 SF Exp. 9/2022	Mixt Greens 2,067 SF Exp. 1/2022	Split Bread 2,560 SF Exp. 3/2025

	Leased SF	Vacant
Storage Space	2,151	0

VACANT | 2021 – 2022 | 2023 – 2024 | 2025 – 2026 | 2027+

 A-3-53

560 Mission Street San Francisco, CA 94105	Collateral Asset Summary – Loan No. 6 560 Mission Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 35.6% 5.23x 14.2%

 A-3-54

560 Mission Street San Francisco, CA 94105	Collateral Asset Summary – Loan No. 6 560 Mission Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 35.6% 5.23x 14.2%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Recapitalization
Borrower Sponsor:	National Office Partners LLC
Borrower:	NOP 560 Mission, LLC
Original Balance(1):	$45,000,000
Cut-off Date Balance(1):	$45,000,000
% by Initial UPB:	5.0%
Interest Rate:	2.58900%
Payment Date:	6th of each month
First Payment Date:	January 6, 2020
Maturity Date:	December 6, 2029
Amortization:	Interest Only
Additional Debt(1):	$255,000,000 Pari Passu Debt; Permitted Mezzanine Debt
Call Protection(2):	L(26), DorYM1(87), O(7)
Lockbox / Cash Management:	Hard / Springing

Reserves(3)
	Initial	Monthly	Cap
Taxes:	$0	Springing	NAP
Insurance:	$0	Springing	NAP
Replacement:	$0	Springing	$267,260
TI/LC:	$2,152,612	Springing	$2,004,447
Free Rent:	$0	$0	NAP

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	CBD Office
Collateral:	Fee Simple
Location:	San Francisco, CA
Year Built / Renovated:	2002 / NAP
Total Sq. Ft.:	668,149
Property Management:	CommonWealth Partners Management Services, L.P.
Underwritten NOI:	$42,674,098
Underwritten NCF:	$41,204,170
Appraised Value:	$842,000,000
Appraisal Date:	October 31, 2019

Historical NOI
Most Recent NOI:	$38,313,473 (T-12 September 30, 2019)
2018 NOI:	$37,869,525 (December 31, 2018)
2017 NOI:	$30,771,436 (December 31, 2017)
2016 NOI:	$37,844,766 (December 31, 2016)

Historical Occupancy
Most Recent Occupancy:	98.4% (October 31, 2019)
2018 Occupancy:	97.3% (December 31, 2018)
2017 Occupancy:	97.8% (December 31, 2017)
2016 Occupancy:	NAV

Financial Information(1)
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$45,000,000
Pari Passu Notes	$255,000,000
Whole Loan	$300,000,000	$449 / $449	35.6% / 35.6%	5.42x / 5.23x	14.2% / 13.7%	14.2% / 13.7%

(1)

The 560 Mission Street Loan (as defined below) is evidenced by the controlling Note A-2-1-A and non-controlling Note A-1-4 and is part of a whole loan evidenced by seven pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $300.0 million. The Financial Information presented in the chart above reflects the aggregate Cut-off Date balance of the $300.0 million 560 Mission Street Whole Loan.

(2)

The lockout period will be at least 26 payments beginning with and including the first payment date of January 6, 2020. At any time after the earlier to occur of (i) December 5, 2022 or (ii) the second anniversary of the securitization closing date of the last note to be securitized, the 560 Mission Street Whole Loan may be (i) defeased as permitted under the loan documents or (ii) prepaid with a prepayment fee in an amount equal to the greater of (a) the yield maintenance amount, or (b) 1.00% of the outstanding principal balance as of the prepayment date. The assumed lockout period of 26 months is based on the expected closing date of the Benchmark 2020-B16 securitization in February 2020. The actual lockout period may be longer.

(3)	See “Initial and Ongoing Reserves” herein.

 A-3-55

560 Mission Street San Francisco, CA 94105	Collateral Asset Summary – Loan No. 6 560 Mission Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 35.6% 5.23x 14.2%

The Loan.   The 560 Mission Street mortgage loan (the “560 Mission Street Loan”) is part of a whole loan that has an outstanding principal balance as of the Cut-off Date of $300,000,000 (the “560 Mission Street Whole Loan”). The 560 Mission Street Whole Loan is secured by the borrower’s fee simple interest in a 668,149 sq. ft., office building located in San Francisco, California (the “560 Mission Street Property”). The 560 Mission Street Whole Loan is comprised of seven pari passu notes with an aggregate original principal balance as of the Cut-off Date of $300.0 million, of which only the controlling Note A-1-2-A and non-controlling A-1-4, with an aggregate outstanding principal balance as of the Cut-off Date of $45.0 million, are being contributed to the Benchmark 2020-B16 Trust and constitutes the 560 Mission Street Loan.

The relationship between the holders of the 560 Mission Street Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1-1	$60,000,000	$60,000,000	GSMS 2020-GC45(1)	No
Note A-1-2-A	30,000,000	30,000,000	Benchmark 2020-B16	Yes
Note A-1-2-B	20,000,000	20,000,000	DBRI(2)	No
Note A-1-3	25,000,000	25,000,000	DBRI(2)	No
Note A-1-4	15,000,000	15,000,000	Benchmark 2020-B16	No
Note A-2-A	100,000,000	100,000,000	BANA(2)	No
Note A-2-B	50,000,000	50,000,000	BANK 2020-BNK25(3)	No
Total	$300,000,000	$218,000,000
(1)	The GSMS 2020-GC45 transaction is expected to close prior to the Closing Date.
(2)	The related notes are currently held by the Note Holder identified in the table above and are expected to be contributed to one or more future securitization transactions.
(3)	The BANK 2020-BNK25 transaction is expected to close on or about February 13, 2020.

The 560 Mission Street Loan has a 10-year interest-only term and accrues interest at a rate of 2.58900% per annum. Proceeds of the 560 Mission Street Whole Loan was primarily used to recapitalize the 560 Mission Property, fund upfront reserves and pay closing costs. Based on the “As Is” appraised value of $842.0 million as of October 31, 2019, the Cut-off Date LTV Ratio is 35.6%.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$300,000,000	100.0%	Loan Payoff	$295,451,251	98.5%
			Upfront Reserves	2,396,137	0.8
			Closing Costs	2,152,612	0.7

Total Sources	$300,000,000	100.0%	Total Uses	$300,000,000	100.0%

The Borrower / Borrower Sponsor. The borrower is NOP 560 Mission, LLC, a Delaware limited liability company. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 560 Mission Street Whole Loan. There is no non-recourse carve-out guarantor and no separate environmental indemnitor for the 560 Mission Street Whole Loan.

The borrower is owned and controlled by National Office Partners LLC, a joint venture between California Public Employees’ Retirement System (“CalPERS”) and CommonWealth Partners, LLC (“CWP”). CalPERS is the nation’s largest public pension fund. The CalPERS retirement system serves more than 1.9 million members and the CalPERS health program administers benefits for 1.4 million members and their families. CWC is a privately held, vertically integrated real estate investment, development and management firm based in Los Angeles, with offices across the United States.

 A-3-56

560 Mission Street San Francisco, CA 94105	Collateral Asset Summary – Loan No. 6 560 Mission Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 35.6% 5.23x 14.2%

Tenant Summary(1)
Tenant	Credit Rating (Fitch/Moody’s/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent per sq. ft.	% of Total U/W Base Rent	Lease Expiration
JPMorgan(3)	AA- / A2 / A-	246,384	36.9%	$75.04	36.6%	9/30/2025
EY	NR / NR / NR	122,760	18.4	$69.68	16.9	12/31/2028
TIAA-CREF(4)	NR / NR / NR	64,696	9.7	$76.39	9.8	9/30/2027
ARUP	NR / NR / NR	49,832	7.5	$72.14	7.1	9/30/2026
Seyfarth Shaw(5)	NR / NR / NR	49,695	7.4	$93.36	9.2	9/30/2027
Delta Dental	NR / NR / NR	43,396	6.5	$75.19	6.5	4/30/2025
Munger Tolles & Olson	NR / NR / NR	41,869	6.3	$91.24	7.6	9/30/2027
Alston & Bird(6)	NR / NR / NR	15,823	2.4	$84.85	2.7	Various
CITCO	NR / NR / NR	9,696	1.5	$91.24	1.8	9/30/2024
Five9, Inc	NR / NR / NR	5,900	0.9	$89.00	1.0	10/31/2024
Total / Wtd. Avg. Major Tenants		650,051	97.3%	$77.00	99.2%
Remaining Tenants		7,080	1.1	$59.61	0.8%
Total / Wtd. Avg. Occupied Collateral		657,131	98.4%	$76.81	100.0%
Vacant		11,018	1.6%
Total		668,149	100.0%
(1)	Based on the underwritten rent roll as of October 31, 2019.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)

JPMorgan has the right at any time through September 30, 2021 to terminate its lease with respect to one full floor of its leased premises upon 12 months’ prior notice and payment of a termination fee.

(4)

TIAA-CREF has the one-time right to terminate the lease for all or any portion of its space effective as of March 31, 2023 upon written notice on or before March 31, 2022 and payment of a termination fee.

(5)

Seyfarth Shaw has the one-time right to terminate its lease with respect to the 29th floor effective as of September 30, 2022 upon written notice on or before September 30, 2021 and payment of a termination fee.

(6)	Alston & Bird has 10,684 sq. ft. expiring September 30, 2021 and 5,139 sq. ft. expiring May 31, 2024.

Lease Rollover Schedule(1)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2020	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2021	2	10,784	1.6	10,784	1.6%	$83.22	1.8	1.8%
2022	2	4,420	0.7	15,204	2.3%	$59.19	0.5	2.3%
2023	0	0	0.0	15,204	2.3%	$0.00	0.0	2.3%
2024	3	20,735	3.1	35,939	5.4%	$89.55	3.7	6.0%
2025	15	292,340	43.8	328,279	49.1%	$74.95	43.4	49.4%
2026	2	49,832	7.5	378,111	56.6%	$72.14	7.1	56.5%
2027	8	156,260	23.4	534,371	80.0%	$85.77	26.6	83.1%
2028	6	122,760	18.4	657,131	98.4%	$69.68	16.9	100.0%
2029	0	0	0.0	657,131	98.4%	$0.00	0.0	100.0%
2030	0	0	0.0	657,131	98.4%	$0.00	0.0	100.0%
2031 & Thereafter	0	0	0.0	657,131	98.4%	$0.00	0.0	100.0%
Vacant	NAP	11,018	1.6	668,149	100.0%	$0.00	0.0
Total / Wtd. Avg.	38	668,149	100.0%			$76.81	100.0%
(1)	Based on the underwritten rent roll dated October 31, 2019.

The 560 Mission Street Property is a 31-story Class A LEED Platinum office building totaling 668,149 sq. ft. located in San Francisco, California. The 560 Mission Street Property is 98.4% leased, as of October 31, 2019, to 13 tenants from industries including technology, financial services, consulting services, insurance and law. No tenant comprises more than 36.9% of net rentable area or 36.6% of underwritten base rent.

The 560 Mission Street Property has floor-to-ceiling glass and column-free space throughout the building allowing for 360-degree access to light and air. The 560 Mission Street Property has held the LEED Platinum designation since 2010 and received awards from a building management agency in 2010 and 2011. There is a two-level, below-grade parking garage that has 117 parking spaces, including seven handicapped parking spaces.

The borrower sponsor has invested approximately $2.5 million in capital since 2014. Recent leasing at the 560 Mission Street Property includes 90,621 sq. ft. of new and renewal leases since 2018, including new leases with Delta Dental (43,396 sq. ft.) and expansion leases with TIAA-CREF (21,661 sq. ft.) and EY (14,525 sq. ft.). The borrower sponsor has made investments to both the common areas and back-of-house infrastructure including new lobby and plaza furniture, elevator lobby upgrade, garage enhancement with bike area, and restroom and shower room upgrades. The bike area is able to house 70 bicycles.

 A-3-57

560 Mission Street San Francisco, CA 94105	Collateral Asset Summary – Loan No. 6 560 Mission Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 35.6% 5.23x 14.2%

Major Tenants.

JPMorgan (246,384 sq. ft.; 36.9% of NRA; 36.6% of U/W Base Rent) JPMorgan Chase (“JPMorgan”) is an American multinational investment bank and financial services holding company headquartered in New York City. As of the third quarter of 2019, JPMorgan had revenues of approximately $29.3 billion and a net income of approximately $9.1 billion. In addition, JPMorgan had assets of approximately $2.6 trillion with a presence in over 100 markets. JPMorgan is incorporated in New York City. JPMorgan has two, five-year options to renew at least 50% of its premises with 17 - 20 months’ notice. The first option is at 95% of base rent and the second option is at market rent. JPMorgan also has a right of first offer to lease any space in the building effective October 1, 2018. In addition, JPMorgan has an option to terminate one full floor effective between September 30, 2018 and September 30, 2021 with 12 months’ notice and termination fee of between approximately $137,136 and $210,495 depending on the floor terminated, plus the unamortized leasing costs at 8% interest. JPMorgan initially leased the entire 560 Mission Street Property and later reduced its footprint and subleased portions of its space to certain of the current tenants.

EY (122,760 sq. ft.; 18.4% of NRA; 16.9% of U/W Base Rent) EY occupies six suites with leases expiring in December 2028. EY is a multinational professional services firm headquartered in London, England, United Kingdom. EY is one of the largest professional services firms in the world. Along with Deloitte, KPMG and PricewaterhouseCoopers, EY is considered one of the “Big Four” accounting firms. EY has two, five-year options to renew its entire premises at market rent with 12 - 15 months’ notice. EY also has an option to expand and occupy 50%-100% of a full floor with notice by October 1, 2021 and delivery date between April 2022 and October 2024.

TIAA-CREF (64,696 sq. ft.; 9.7% of NRA; 9.8% of U/W Base Rent) TIAA-CREF is a financial services organization that provides financial services in the academic, research, medical, cultural and governmental fields. TIAA-CREF has one, five-year option to renew at least two contiguous floors at market rent with 15-18 months’ notice. In addition, TIAA-CREF has a one-time option to terminate its lease for any or all of its leased premises effective March 31, 2023 with notice by March 31, 2022 and a termination fee equal to the unamortized leasing costs at 8% interest.

Environmental Matters.   The Phase I environmental report dated November 25, 2019 recommended no further action at the 560 Mission Street Property.

The Market. The 560 Mission Street Property is located in San Francisco, in the South Financial District submarket.

The South Financial District submarket is the historic center of business activity in San Francisco. The submarket represents half of the metropolitan’s central business district, in conjunction with the North Financial District. The Financial District contains well-known buildings, including the Transamerica Pyramid, 555 California Street (formerly Bank of America Center), 101 California Street, and Embarcadero Center. These skyscrapers are heavily tenanted by financial institutions, and house many Fortune 500 firms, including Wells Fargo, Citigroup, Amazon’s Twitch division, and PricewaterhouseCoopers. According to a third party market research report, the South Financial District office submarket has a total inventory of 30,508,228 sq. ft. as of October 1, 2019.

The following chart displays six lease comparables for the office space. The office lease comparables range from $81.96 PSF to $114.96 PSF.

Comparable Retail Leases(1)
Property Name	Tenant Name	Tenant Leased Space	Lease Date	Lease Term (years)	Base Rent PSF
560 Mission Street San Francisco, CA	Various	Various	Various	Various	$76.81(2)
Blue Shield California Building San Francisco, CA	Glassdoor	11,688	Jun-19	10.3	$87.96
140 New Montgomery Street San Francisco, CA	Benchmark Capital Partners	12,364	Jun-19	10	$114.96
303 Second Street San Francisco, CA	Sony (PlayStation)	130,888	Jun-19	10.3	$90.00
101 California Street San Francisco, CA	The Blackstone Group	24,424	Jun-19	10.0	$114.96
201 Mission Street San Francisco, CA	Silicon Legal Strategy	17,636	Jul-19	5.1	$81.96
Pine Street Center San Francisco, CA	Bank of the Orient	10,353	Oct-19	6.2	$84.00
(1)	Based on the appraisal.
(2)	Based on the underwritten rent roll as of October 31, 2019

 A-3-58

560 Mission Street San Francisco, CA 94105	Collateral Asset Summary – Loan No. 6 560 Mission Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 35.6% 5.23x 14.2%

Cash Flow Analysis.

Cash Flow Analysis(1)
	2016	2017	2018	T-12 9/30/2019 Ann.	U/W	U/W PSF(2)
Base Rent	$36,190,949	$31,345,165	$47,586,908	$48,362,119	$50,476,593	$75.55
Credit Tenant Rent Steps(3)	0	0	0	0	2,163,939	$3.24
Rent Steps(4)	0	0	0	0	1,099,025	$1.64
Vacant Income	0	0	0	0	946,514	$1.42
Gross Potential Rent	$36,190,949	$31,345,165	$47,586,908	$48,362,119	54,686,071	$81.85
Total Reimbursements	11,308,135	8,261,973	40,660	422,347	229,001	$0.34
Other Income(5)	2,886,498	2,749,759	1,944,237	2,008,255	2,008,255	$3.01
Less: Vacancy	0	0	0	0	(2,185,140)	($3.27)
Effective Gross Income	$50,385,582	$42,356,897	$49,571,805	$50,792,721	$54,738,187	$81.93
Total Fixed Expenses	3,550,012	3,668,410	3,657,573	3,789,694	4,128,107	$6.18
Total Operating Expenses	8,990,804	7,917,051	8,044,708	8,689,554	7,935,981	$11.88
Net Operating Income	$37,844,766	$30,771,436	$37,869,525	$38,313,473	$42,674,098	$63.87
TI/LC	0	0	0	0	1,336,298	$2.00
Capital Expenditures	0	0	0	0	133,630	$0.20
Net Cash Flow	$37,844,766	$30,771,436	$37,869,525	$38,313,473	$41,204,170	$61.67
(1)

Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	U/W PSF is based on 668,149 sq. ft.
(3)	Represents straight-line average rent for the tenants, TIAA-CREF, JPMorgan, Seyfarth Shaw and Munger Tolles & Olson through the earlier of the loan term or lease term.
(4)	Includes contractual rent steps through November 1, 2020.
(5)	Underwritten Other Income consists of parking income ($1,491,645), net tenant service revenue ($191,861), and miscellaneous income ($324,748).

Property Management.  The 560 Mission Street Property is currently managed by Commonwealth Partners Management Services, L.P., an affiliate of the borrower.

Lockbox / Cash Management.  The 560 Mission Street Whole Loan is structured with a hard lockbox and springing cash management. The borrower is required to cause tenants to deposit rents directly into a lender-controlled lockbox account. In addition, the borrower and the property manager are required to deposit all rents and gross revenue from the 560 Mission Street Property into such lockbox account within two business days of receipt. If no 560 Mission Street Trigger Period exists, on each business day, all funds in the lockbox account are required to be swept into the borrower’s operating account. Following the occurrence and during the continuance of a 560 Mission Street Trigger Period, all funds in the lockbox account are required to be swept each business day to a segregated cash management account under the control of the lender and disbursed in accordance with the loan documents to make deposits into the tax and insurance reserves, as described under “Escrows“ to pay debt service on the 560 Mission Street Whole Loan, to make deposits into the capital expenditure and rollover reserves as described under “Escrows” to pay monthly operating expenses as set forth in the lender-approved annual budget, to pay mezzanine debt service if a mezzanine loan is then outstanding, to pay lender-approved extraordinary expenses, and to pay any remainder (i) if a 560 Mission Street Cash Trap Trigger Period is continuing, to a cash collateral account to be held as additional collateral for the 560 Mission Street Whole Loan during the continuance of such 560 Mission Street Cash Trap Trigger Period and (ii) if no 560 Mission Street Cash Trap Trigger period is continuing, to the borrower.

A “560 Mission Street Trigger Period” means each period (i) commencing upon an event of default under the loan documents or, if a mezzanine loan is then outstanding, under such mezzanine loan and ending if the applicable event of default has been cured and the cure accepted by the applicable lender, (ii) during a 560 Mission Street Low Debt Yield Trigger Period or (iii) during a 560 Mission Street Cash Trap Trigger Period.

A “560 Mission Street Low Debt Yield Trigger Period” will commence if, as of the last day of any calendar quarter, the debt yield (as calculated under the loan documents) is less than 7.0% for two consecutive calendar quarters and will end if a debt yield of at least 7.0% has been achieved for two consecutive calendar quarters.

A “560 Mission Street Cash Trap Trigger Period” will commence if, as of the last day of any calendar quarter, the debt yield is less than 6.50% for two consecutive calendar quarters and will end if a debt yield of at least 6.5% has been achieved for two consecutive calendar quarters; provided that, if the debt yield is greater than 6.5% but does not exceed 7.0%, a 560 Mission Street Low Debt Yield Trigger Period will still exist notwithstanding the expiration of the 560 Mission Street Cash Trap Trigger Period.

At any time after the lockout expiration date, the borrower has the right to prepay the 560 Mission Street Whole Loan (or deliver cash or a letter of credit meeting the requirements of the loan documents in an amount equal to the amount of the prepayment that would be required) in order for the borrower to satisfy the thresholds set forth in the definitions of either a 560 Mission Street Cash Trap Trigger Period or a 560 Mission Street Low Debt Yield Trigger Period. If prior to the open prepayment date, the prepayment fee in an amount

 A-3-59

560 Mission Street San Francisco, CA 94105	Collateral Asset Summary – Loan No. 6 560 Mission Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 35.6% 5.23x 14.2%

equal to the greater of (i) the yield maintenance amount, or (ii) one percent (1%) of the outstanding principal balance as of the prepayment date is required in connection with any such prepayment.

Initial and Ongoing Reserves.  At loan origination, the borrower deposited approximately $2,152,612 into a tenant improvements and leasing commissions reserve. On each due date during the continuance of a 560 Mission Street Trigger Period, the borrower will be required to fund (i) a tax and insurance reserve in an amount equal to 1/12th of the taxes and insurance premiums that the lender estimates will be payable during the next ensuing 12 months, unless in the case of insurance premiums, the borrower is maintaining a blanket policy in accordance with the related loan documents, (ii) a capital expenditure reserve in the amount of approximately $11,136, capped at approximately $267,260 and (iii) a rollover reserve in the amount of approximately $83,519, capped at approximately $2,004,447.  The borrower is permitted to deposit cash or a letter of credit meeting the requirements of the loan documents in an amount equal to the funds then required to be deposited into the capital expenditure reserve or rollover reserve in order to prevent a sweep of funds into such account.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. The owner of the direct or indirect equity interests of the borrower is permitted to incur mezzanine debt (the “560 Mission Street Permitted Mezzanine Loan”) secured by a pledge of direct or indirect equity interests in the borrower, provided that certain conditions set forth in the loan documents are satisfied, including, without limitation: (i) the principal amount of the 560 Mission Street Permitted Mezzanine Loan may not exceed $180,000,000; (ii) after giving effect to the 560 Mission Street Permitted Mezzanine Loan, (a) the loan-to-value ratio of the 560 Mission Street Whole Loan and the 560 Mission Street Permitted Mezzanine Loan (collectively, the “Total Debt”) is no greater than 60.0%, (b) the debt service coverage ratio on the Total Debt is at least 2.00x, and (c) the debt yield on the Total Debt is at least 8.0%; (iii) the 560 Mission Street Permitted Mezzanine Loan is at least co-terminous with the 560 Mission Street Whole Loan and has either a fixed rate or a hedged floating rate that results in a Total Debt debt service coverage ratio of at least 2.00x, (iv)  the holder of the 560 Mission Street  Permitted Mezzanine Loan enters into an intercreditor agreement with the lender in form and substance reasonably acceptable to the lender and the rating agencies; and (v) a rating agency confirmation is delivered in connection with the consummation of the 560 Mission Street Permitted Mezzanine Loan.

Partial Release. None.

 A-3-60

(THIS PAGE INTENTIONALLY LEFT BLANK)

 A-3-61

1633 Broadway New York, NY 10019	Collateral Asset Summary – Loan No. 7 1633 Broadway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 41.7% 3.84x 11.9%

 A-3-62

1633 Broadway New York, NY 10019	Collateral Asset Summary – Loan No. 7 1633 Broadway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 41.7% 3.84x 11.9%

Vacant

Floor	Tenant
48	New Mountain Capital, LLC
47	New Mountain Capital, LLC
46	Allianz Asset Management of America L.P.
45	Allianz Asset Management of America L.P.
44	Allianz Asset Management of America L.P.
43	Allianz Asset Management of America L.P.
42	Allianz Asset Management of America L.P.
41	Allianz Asset Management of America L.P.
40	Charter Communications Holding
39	Charter Communications Holding
38	MongoDB, Inc
37	MongoDB, Inc
36	Travel Leaders Group, LLC
35	Travel Leaders Group, LLC
34	Mechanical
33	Morgan Stanley & Co
32	Sullivan & Worcester LLP
31	Vedder Price PC
30	Morgan Stanley & Co
29	Morgan Stanley & Co
28	Industrial and Commercial Bank of China
27	Morgan Stanley & Co
26	Morgan Stanley & Co
25	Gannett Co., Inc.
24	Assured Guaranty Municipal
23	Assured Guaranty Municipal
22	Kasowitz Benson Torres
21	Kasowitz Benson Torres
20	Kasowitz Benson Torres
19	Kasowitz Benson Torres
18	Paramount Group, Inc. Industrial and Commercial Bank of China
17	Showtime Networks Inc.
16	Showtime Networks Inc.
15	Showtime Networks Inc.
14	Showtime Networks Inc.
13	Showtime Networks Inc.
12	Mechanical
11	WMG Acquisition Corp
10	WMG Acquisition Corp
9	WMG Acquisition Corp
8	WMG Acquisition Corp
7	WMG Acquisition Corp
6	Extreme Reach Inc
5	Extreme Reach Inc
4	WMG Acquisition Corp
3	Bleacher Report
2	Bleacher Report
Ground	Princi Bakery TD Bank Azalea Restaurant Equinox Gateway News Property Management Office
Concourse Theater	U T Associates Thespian Theatre Inc.
Storage	
Parking

 A-3-63

1633 Broadway New York, NY 10019	Collateral Asset Summary – Loan No. 7 1633 Broadway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 41.7% 3.84x 11.9%

 A-3-64

1633 Broadway New York, NY 10019	Collateral Asset Summary – Loan No. 7 1633 Broadway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 41.7% 3.84x 11.9%

Mortgage Loan Information
Loan Sellers(1):	GACC/JPMCB
Loan Purpose:	Refinance
Borrower Sponsor:	Paramount Group Operating Partnership LP
Borrowers:	PGREF I 1633 Broadway Tower, L.P. and PGREF I 1633 Broadway Land, L.P.
Original Balance(2):	$45,000,000
Cut-off Date Balance(2):	$45,000,000
% by Initial UPB:	5.0%
Interest Rate:	2.99000%
Payment Date:	6th of each month
First Payment Date:	January 6, 2020
Maturity Date:	December 6, 2029
Amortization:	Interest Only
Additional Debt(2):	$956,000,000 Pari Passu Debt; $249,000,000 Subordinate Debt
Call Protection(3):	L(26), D(87), O(7)
Lockbox / Cash Management:	Hard / Springing

Reserves(4)
	Initial	Monthly	Cap
Taxes:	$0	Springing	NAP
Insurance:	$0	Springing	NAP
Replacement Reserve:	$0	Springing	$1,024,605
TI/LC Reserve:	$0	Springing	$5,123,024
Unfunded Tenant Improvements:	$36,389,727	$0	NAP
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	CBD Office
Collateral:	Fee Simple
Location:	New York, NY
Year Built / Renovated:	1972 / 2013
Total Sq. Ft.:	2,561,512
Property Management:	Paramount Group Property-Asset Management LLC
Underwritten NOI:	$119,150,163
Underwritten NCF:	$116,677,727
Appraised Value:	$2,400,000,000
Appraisal Date:	October 24, 2019

Historical NOI
Most Recent NOI:	$110,809,315 (T-12 September 30, 2019)
2018 NOI:	$109,098,450 (December 31, 2018)
2017 NOI:	$94,190,007 (December 31, 2017)
2016 NOI:	$93,821,386 (December 31, 2016)

Historical Occupancy
Most Recent Occupancy:	98.4% (October 31, 2019)
2018 Occupancy:	95.4% (December 31, 2018)
2017 Occupancy:	95.4% (December 31, 2017)
2016 Occupancy:	86.3% (December 31, 2016)

Financial Information(1)(2)
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$45,000,000
Pari Passu Notes	956,000,000
Total Senior Notes	$1,001,000,000	$391 / $391	41.7% / 41.7%	3.93x / 3.84x	11.9% / 11.7%	11.9% / 11.7%
Subordinate Notes	249,000,000
Total Debt	$1,250,000,000	$488 / $488	52.1% / 52.1%	3.14x / 3.08x	9.5% / 9.3%	9.5% / 9.3%

(1)

The 1633 Broadway Whole Loan (as defined below) was co-originated by DBR Investments Co. Limited (“DBRI”), JPMCB, Goldman Sachs Bank USA and Wells Fargo Bank, National Association. GACC subsequently acquired from DBRI, and is selling Note A-2-C-1-B with a Cut-off Date Balance of $22,500,000. JPMCB is selling Note A-3-C-1-B with a Cut-off Date Balance of $22,500,000.

(2)

The 1633 Broadway Loan (as defined below) consists of the non-controlling Note A-2-C-1-B and A-3-C-1-B with an aggregate original principal balance and outstanding principal balance as of the Cut-off Date of $45.0 million. The 1633 Broadway Loan is part the 1633 Broadway Whole Loan evidenced by 34 senior pari passu notes and four pari passu subordinate notes, with an aggregate principal balance as of the Cut-off Date of $1.25 billion. For additional information, see “The Loan” herein.

(3)

The lockout period will be at least 26 payments beginning with and including January 6, 2020. The borrower has the option to defease the 1633 Broadway Whole Loan in full after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) November 25, 2022.

(4)	See “Initial and Ongoing Reserves” herein.

 A-3-65

1633 Broadway New York, NY 10019	Collateral Asset Summary – Loan No. 7 1633 Broadway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 41.7% 3.84x 11.9%

The Loan.   The 1633 Broadway mortgage loan (the “1633 Broadway Loan”) is part of a whole loan (the “1633 Broadway Whole Loan”) consisting of 34 pari passu senior notes with an outstanding aggregate principal balance as of the Cut-off Date of $1,001,000,000 (collectively the “1633 Broadway Senior Notes”) and four pari passu subordinate notes with an aggregate outstanding principal balance as of the Cut-of Date of $249,000,000 (the “1633 Broadway Subordinate Notes”). The 1633 Broadway Whole Loan is secured by a first mortgage encumbering the borrowers’ fee simple interest in an office building in New York, New York (the “1633 Broadway Property”). The 1633 Broadway Loan, which is evidenced by the non-controlling Note A-2-C-1-B and A-3-C-1-B, has an aggregate original principal balance and outstanding principal balance as of the Cut-off Date of $45,000,000.

The relationship between the holders of the 1633 Broadway Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 1633 Broadway Whole Loan” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-S-1, A-2-S-1, A-3-S-1, A-4-S-1	$1,000,000	$1,000,000	BWAY 2019-1633	No
A-1-C-1, A-1-C-3, A-1-C-4, A-1-C-5, A-1-C-6, A-1-C-7	205,000,000	205,000,000	GS Bank(1)	No(2)
A-1-C-2, A-2-C-5	60,000,000	60,000,000	GSMS 2020-GC45(3)	No
A-2-C-1-B, A-3-C-1-B	45,000,000	45,000,000	Benchmark 2020-B16	No
A-2-C-1-A, A-2-C-2, A-2-C-3, A-2-C-4, A-2-C-6, A-2-C-7	212,500,000	212,500,000	DBRI(1)	No
A-3-C-1-A, A-3-C-2, A-3-C-3, A-3-C-4, A-3-C-5, A-3-C-6, A-3-C-7	227,500,000	227,500,000	JPMCB(1)	No
A-4-C-1, A-4-C-2	100,000,000	100,000,000	BANK 2020-BNK25(4)	No
A-4-C-3, A-4-C-4, A-4-C-5, A-4-C-6, A-4-C-7	150,000,000	150,000,000	WFB(1)	No
Total Senior Notes	$1,001,000,000	$1,001,000,000
Note B-1, B-2, B-3, B-4	$249,000,000	$249,000,000	BWAY 2019-1633	Yes(2)
Whole Loan	$1,250,000,000	$1,250,000,000

(1)	The related notes are currently held by the Note Holder identified in the table above and are expected to be contributed to one or more future securitization transactions.

(2)

During the continuance of a control appraisal relating to the BWAY 2019-1633 securitization transaction (i.e., when the most senior class of certificates in such transaction have been control appraised out), Note A-1-C-1 will be the controlling piece.  See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 1633 Broadway Whole Loan” in the Prospectus.

(3)	The GSMS 2020-GC45 transaction is expected to close prior to the Closing Date.

(4)	The BANK 2020-BNK25 transaction is expected to close on or about February 13, 2020.

The 1633 Broadway Whole Loan has a 10-year interest-only term and accrues interest at a rate of 2.99000% per annum. The 1633 Broadway Whole Loan was primarily used to repay the existing loan, fund upfront reserves, pay closing costs and return approximately $139.9 million to the borrower sponsor. Based on the “As Is” appraised value of $2.4 billion as of October 24, 2019 and the Cut-off Date balance of the 1633 Broadway Senior Notes, the Cut-off Date LTV Ratio is 41.7%.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Notes	$1,001,000,000	80.1%	Loan Payoff	$1,052,884,467	84.2%
Subordinate Notes	249,000,000	19.9	Upfront Reserves	36,389,727	2.9
			Closing Costs	20,840,154	1.7
			Return of Equity	139,885,652	11.2
Total Sources	$1,250,000,000	100.0%	Total Uses	$1,250,000,000	100.0%

The Borrowers / Borrower Sponsor. The borrowers are PGREF I 1633 Broadway Tower, L.P. and PGREF I 1633 Broadway Land, L.P., each a Delaware limited partnership. PGREF I 1633 Broadway Land, L.P. owns the 1633 Broadway Property entirely in fee and also ground leases the 1633 Broadway Property to PGREF I 1633 Broadway Tower, L.P. (i.e., both landlord and tenant interests in the ground lease are pledged as collateral, in addition to the fee interest in the 1633 Broadway Property). Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the 1633 Broadway Whole Loan.  There is no non-recourse carveout guarantor or separate environmental indemnitor with respect to the 1633 Broadway Whole Loan.

The borrower sponsor is Paramount Group Operating Partnership LP, which indirectly owns and controls the borrowers. Paramount Group, Inc. (NYSE: PGRE), an approximately 91.0% general partner of the borrower sponsor, is a real estate investment trust that currently owns and/or manages a 13.4 million sq. ft. portfolio of 18 Class A office and retail buildings in New York, Washington, D.C., and San Francisco. Paramount Group, Inc. has a New York portfolio that includes: 1633 Broadway, 1301 Avenue of the Americas, 1325 Avenue of the Americas, 31 West 52nd Street, 900 Third Avenue, 712 Fifth Avenue, 60 Wall Street, 745 Fifth Avenue, 718 Fifth Avenue, and 0 Bond Street.

The Property.  The 1633 Broadway Property is an approximately 2.6 million sq. ft., 48-story office tower that is situated with a full block of Broadway frontage between 50th and 51st Streets in Midtown Manhattan. The 1633 Broadway Property contains views of the Hudson River, Central Park, and Midtown from above the 36th floor. In addition to the office space, the 1633 Broadway Property includes retail space (anchored by Equinox), a parking garage across three levels below grade, two theaters comprising a total of 145,192 sq. ft. (the Gershwin Theatre and Circle in the Square Theatre) and storage space comprising 18,384 sq. ft.

 A-3-66

1633 Broadway New York, NY 10019	Collateral Asset Summary – Loan No. 7 1633 Broadway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 41.7% 3.84x 11.9%

The 1633 Broadway Property is located on a 90,400 sq. ft. parcel comprising the entire western block front of Broadway between West 50th and West 51st Streets within the Westside office submarket of Midtown. The 1633 Broadway Property was constructed in 1972 and was most recently renovated in 2013. Since 2010, the borrower sponsor has invested a total of approximately $41.6 million in lobby renovations, plaza redevelopment, and retail renovations. In addition, the borrower sponsor has invested approximately $230 million in tenant improvements and leasing commissions since 2010. Going forward, the borrower sponsor provided a 10-year renovation budget which totals approximately $55.98 million; the renovation budget is anticipated to be utilized for items including a roof replacement, structural upgrades, fire alarm system upgrades, Gershwin Theatre upgrades, completion of the terrace on the 47th and 48th floors, and development of the Retail Cube. Such renovations are not required by the 1633 Broadway Whole Loan documents, and have not been reserved for. We cannot assure you that such renovation will proceed as expected or at all.

The 1633 Broadway Property comprises 2,561,512 sq. ft. and was 98.4% leased as of October 31, 2019. The 1633 Broadway Property benefits from a strong office component, which is currently 100.0% leased to 17 tenants. The retail space within the 1633 Broadway Property totals approximately 80,000 sq. ft. of net rentable area and is anchored by Equinox (25,458 sq. ft.) through February 2040. Approximately 94.3% of the underwritten rent is from office tenants.

The 1633 Broadway Property features two theatres that comprise 5.7% of the total net rentable area and account for 1.2% of the underwritten rental revenue. The larger of the two theatres is the U. T. Associates of the Gershwin Theatre (“Gershwin Theatre”), which is notable for hosting Wicked since 2003. The Gershwin Theatre contains three, five-year renewal options that could potentially extend the term through May 2042. The 1633 Broadway Property contains an additional theatre known as the Circle in the Square, which comprises approximately 800 seats and 34,570 sq. ft. and currently hosts the show OKLAHOMA! The 1633 Broadway Property also houses the Circle in the Square Theatre School, the only accredited training conservatory associated with a Broadway theatre, which offers two, two-year training programs, in acting and musical theatre. The tenant currently pays a total contract rent of $864,250 or $25.00 PSF through September 2021.

The parking component within the 1633 Broadway Property consists of 250-space parking garage across three levels below grade and comprises 64,158 sq. ft. The parking area is currently leased to ABM Parking Services, Inc., a parking garage operator, which is expected to occupy the space through July 2026. The parking garage operator is responsible for a contract rent of approximately $2.39 million, or $10,167 per space, which will increase by 1.50% per annum throughout the remainder of its lease.

Major Tenants.

Allianz Asset Management of America L.P. (“Allianz”) (320,911 sq. ft., 12.5% of NRA, 15.7% of U/W Base Rent) is an asset manager with over 800 investment professionals in 25 offices worldwide and manages assets for individuals, families and institutions. The 1633 Broadway Property serves as the United States headquarters for Allianz. Allianz occupies six suites with leases expiring in January 2031.

Morgan Stanley & Co (“Morgan Stanley”) (260,829 sq. ft., 10.2% of NRA; 11.1% of U/W Base Rent) is a financial holding company, that provides various financial products and services to corporations, governments, financial institutions and individuals in the Americas, Europe, the Middle East, Africa and Asia. Morgan Stanley operates through three segments: Institutional Securities, Wealth Management and Investment Management. Morgan Stanley occupies five suites with leases expiring in March 2032.

WMG Acquisition Corp (“Warner Music Group”) (293,888 sq. ft., 11.5% of NRA; 10.4% of U/W Base Rent) is an American multinational entertainment and record label conglomerate. It is one of the “Big Three” recording companies and the third largest in the global music industry, next to Universal Music Group and Sony Music Entertainment. Warner Music Group is headquartered at the 1633 Broadway Property.

 A-3-67

1633 Broadway New York, NY 10019	Collateral Asset Summary – Loan No. 7 1633 Broadway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 41.7% 3.84x 11.9%

Tenant Summary(1)
Tenant	Credit Rating (Moody’s/Fitch/S&P)(2)	Net Rentable Area (Sq. Ft.)(3)	% of Net Rentable Area	U/W Base Rent PSF	% of Total U/W Base Rent	Lease Expiration
Allianz(4)	AA-/Aa3/AA	320,911	12.5%	$82.66	15.7%	1/31/2031
Morgan Stanley(5)	A/A3/BBB+	260,829	10.2	$71.61	11.1	3/31/2032
WMG Acquisition Corp(6)	NR/NR/NR	293,888	11.5	$59.62	10.4	7/31/2029
Showtime Networks Inc	BBB/Baa2/BBB	261,196	10.2	$55.28	8.6	1/31/2026
Kasowitz Benson Torres(7)	NR/NR/NR	203,394	7.9	$68.00	8.2	3/31/2037
New Mountain Capital, LLC(8)	NR/NR/NR	108,374	4.2	$86.00	5.5	10/15/2035
Charter Communications Holding	NR/Ba2/BB+	106,176	4.1	$84.00	5.3	12/15/2025
MongoDB, Inc.	NR/NR/NR	106,230	4.1	$76.00	4.8	12/31/2029
Travel Leaders Group, LLC	NR/NR/B+	107,205	4.2	$74.58	4.7	12/31/2033
Assured Guaranty Municipal	NR/NR/A	103,838	4.1	$69.88	4.3	2/28/2032
Subtotal		1,872,041	73.1%	$70.81	78.5%
Remaining Tenants		649,710	25.4	$55.74	21.5
Total / Wtd. Avg. Occupied		2,521,751	98.5%	$66.93	100.0%
Vacant Space		39,761	1.6
Total / Wtd. Avg.		2,561,512	100.0%

(1)	Based on the underwritten rent roll dated October 31, 2019.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Borrowers’ owned space. Does not include non-owned anchors or outparcels.

(4)

Allianz subleases 20,600 sq. ft. of suite 4600 (totaling 54,118 sq. ft.) to Triumph Hospitality at a base rent of $46.80 PSF through December 30, 2030. Triumph Hospitality further subleases 3,000 sq. ft. of suite 4600 to Stein Adler Dabah & Zelkowitz at a base rent of $41.33 PSF through July 31, 2022. U/W Base Rent is based on the contractual rent under the prime lease.

(5)

Morgan Stanley has the option to terminate its lease as to all or any portion (but not less than one full floor) of its space at any time after April 1, 2027, upon 18 months’ notice and payment of a termination fee.

(6)

WMG Acquisition Corp subleases 3,815 sq. ft. of suite 0400 (totaling 36,854 sq. ft.) to Cooper Investment Partners LLC at a base rent of $58.37 PSF on a month-to-month basis. U/W Base Rent is based on the contractual rent under the prime lease.

(7)

Kasowitz Benson Torres subleases a collective 32,487 sq. ft. of Suite 2200 (totaling 50,718 sq. ft.) to three tenants. Delcath Systems, Inc. subleases 6,877 sq. ft. and pays a rent of $68.50 PSF through February 28, 2021; Avalonbay Communities subleases 12,145 sq. ft. through October 31, 2026 and pays a current rent of $74.00 PSF; Cresa New York subleases 13,195 sq. ft. and pays a rent of $65.00 PSF through April 30, 2021. Kasowitz Benson Torres has the right to terminate all or a portion of one full floor of the premises located on the uppermost or lowermost floors (provided that the terminated space must be in a commercially reasonable configuration), effective as of March 31, 2024, upon notice by March 31, 2023. U/W Base Rent is based on the contractual rent under the prime lease and payment of a termination fee.

(8)	New Mountain Capital, LLC has executed a lease but has not yet taken occupancy or begun paying rent. We cannot assure you that they will take occupancy or begin paying rent as expected or at all.

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	10	9,482	0.4%	9,482	0.4%	$67.30	0.4%	0.4
2020	2	960	0.0	10,442	0.4%	$30.00	0.0	0.4
2021	3	86,460	3.4	96,902	3.8%	$55.01	2.8	3.2
2022	4	116,337	4.5	213,239	8.3%	$24.18	1.7	4.9
2023	2	38,550	1.5	251,789	9.8%	$33.72	0.8	5.7
2024	1	51,276	2.0	303,065	11.8%	$91.00	2.8	8.4
2025	1	106,176	4.1	409,241	16.0%	$84.00	5.3	13.7
2026	3	383,584	15.0	792,825	31.0%	$53.18	12.1	25.8
2027	2	55,247	2.2	848,072	33.1%	$82.98	2.7	28.5
2028	2	90,001	3.5	938,073	36.6%	$67.15	3.6	32.1
2029	3	399,717	15.6	1,337,790	52.2%	$63.99	15.2	47.2
2030	0	0	0.0	1,337,790	52.2%	$0.00	0.0	47.2
Thereafter	10	1,183,961	46.2	2,521,751	98.4%	$75.21	52.8	100.0
Vacant	NAP	39,761	1.6	2,561,512	100.0%	NAP	NAP
Total / Wtd. Avg.	43	2,561,512	100.0%			$66.93	100.0%

(1)	Based on the underwritten rent roll dated October 31, 2019.

(2)	Certain tenants may have termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

Environmental Matters.  According to a Phase I environmental report, dated October 30, 2019, there are no recognized environmental conditions or recommendations for further action at the 1633 Broadway Property, other than the development and implementation of an asbestos operations and maintenance program.

The Market.  The 1633 Broadway Property is located in the Times Square neighborhood of Midtown Manhattan, a high traffic commercial corridor that produces 15% of New York City’s economic output. The neighborhood is bounded by 41st Street to the south and 52nd Street to the north between Avenue of the Americas and Eighth Avenue. The 1633 Broadway Property is located within one block of the 50th Street/Broadway, 50th Street and 49th Street subway stations, which serve the 1, 2, C, E, N, R and W lines.

According to the appraisal, the 1633 Broadway Property is located within the Westside office submarket of Midtown within the Manhattan market. Historically, the submarket has benefitted from the office space located around the boundaries of Central Park along major

 A-3-68

1633 Broadway New York, NY 10019	Collateral Asset Summary – Loan No. 7 1633 Broadway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 41.7% 3.84x 11.9%

corridors such as West 57th Street, Broadway and Seventh Avenue, which consist primarily of Class A office product that take advantage of protected Central Park Views. The area’s proximity to these locations has assisted with the historically low vacancy and availability rates exhibited by this submarket since 2010. As of the third quarter of 2019, the Westside office submarket had an existing inventory of approximately 25.7 million sq. ft., a vacancy rate of 5.4% and an average asking rent of $66.21 PSF. As of the third quarter of 2019, the Manhattan office market had an existing inventory of approximately 456.1 million sq. ft., a vacancy rate of 5.9% and an average asking rent of $79.25 PSF.

Competitive Set – Comparable Office Leases(1)
Location	Total GLA (sq. ft.)	Tenant Name	Lease Date / Term	Lease Area (sq. ft.)	Monthly Base Rent PSF	Lease Type
1633 Broadway New York, NY	2,561,512
1155 Avenue of the Americas New York, NY	752,996	BKD, LLC	September 2019 / 162 Mos.	20,899	$77.00	MG
1 Rockefeller Plaza New York, NY	603,397	Veteran Advisers, Inc.	September 2019 / 92 Mos.	2,552	$83.50	MG
1675 Broadway New York, NY	878,321	Davis & Gilbert LLP	August 2019 / 192 Mos.	85,852	$72.00	MG
142 West 57th Street New York, NY	255,586	Wedbush Securities Inc.	August 2019 / 130 Mos.	15,626	$65.00	MG
1251 Avenue of the Americas New York, NY	2,364,000	IHI Americas, Inc	July 2019 / 124 Mos.	9,438	$70.50	MG
1345 Avenue of the Americas New York, NY	1,998,994	Global Infrastructure Partners	June 2019 / 204 Mos.	84,856	$89.50	MG
810 Seventh Avenue New York, NY	765,000	Colonial Consulting LLC	May 2019 / 150 Mos.	17,320	$71.00	MG
1271 Avenue of the Americas New York, NY	2,100,000	Greenhill & Company	May 2019 / 183 Mos.	77,622	$91.00	MG
1271 Avenue of the Americas New York, NY	2,100,000	AIG - American International Group, Inc.	April 2019 / 198 Mos.	320,237	$97.13	MG
1700 Broadway New York, NY	625,000	Excel Sports Management, LLC	April 2019 / 91 Mos.	17,078	$79.00	MG
1325 Avenue of the Americas New York, NY	808,998	Dominus Capital, L.P.	March 2019 / 126 Mos.	9,361	$75.00	MG
1290 Avenue of the Americas New York, NY	2,113,000	Linklaters, LLP	March 2019 / 193 Mos.	90,508	$84.00	MG
1177 Avenue of the Americas New York, NY	1,000,000	Mill Point Capital	January 2019 / 126 Mos.	11,644	$87.00	MG
1700 Broadway New York, NY	625,000	M. Arthur Gensler, Jr. & Associates, Inc.	January 2019 / 119 Mos.	13,237	$71.00	MG
114 West 47th Street New York, NY	658,000	IFM Investments	October 2018 / 180 Mos.	18,000	$68.00	MG
(1)	Source: Appraisal.

 A-3-69

1633 Broadway New York, NY 10019	Collateral Asset Summary – Loan No. 7 1633 Broadway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 41.7% 3.84x 11.9%

Cash Flow Analysis.

Cash Flow Analysis(1)
	2016	2017	2018	T-12 9/30/2019	Underwritten	U/W PSF
Base Rent(2)	$141,156,682	$143,219,431	$160,621,035	$161,646,240	$168,770,601	$65.89
Credit Tenant Rent Steps(3)	0	0	0	0	7,558,579	2.95
Vacant Space	0	0	0	0	2,879,875	1.12
Reimbursements	9,150,315	11,228,307	13,952,510	16,874,074	15,267,588	5.96
Gross Potential Rent	$150,306,997	$154,447,738	$174,573,545	$178,520,314	$194,476,643	$75.92
Other Income(4)	5,692,549	5,017,065	4,645,691	4,240,034	4,279,853	1.67
Concessions	0	0	0	0	0	0.00
Vacancy & Credit Loss	(309,756)	0	0	0	(8,170,549)	(3.19)
Effective Gross Income	$155,689,790	$159,464,803	$179,219,236	$182,760,348	$190,585,947	$74.40
Real Estate Taxes	$35,413,254	$38,391,946	$41,366,170	$43,693,114	$45,478,153	$17.75
Insurance	1,061,417	908,564	1,009,544	1,082,131	1,069,190	0.42
Management Fee	2,507,162	2,981,306	3,149,432	3,287,347	1,000,000	0.39
Other Operating Expenses	22,886,571	22,992,980	24,595,640	23,888,441	23,888,441	9.33
Total Operating Expenses	$61,868,404	$65,274,796	$70,120,786	$71,951,033	$71,435,784	$27.89
Net Operating Income	$93,821,386	$94,190,007	$109,098,450	$110,809,315	$119,150,163	$46.52
TI/LC	0	0	0	0	2,011,364	0.79
Capital Expenditures	0	0	0	0	461,072	0.18
Net Cash Flow	$93,821,386	$94,190,007	$109,098,450	$110,809,315	$116,677,727	$45.55

(1)	Non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Underwritten Base Rent reflects annualized in-place rents as of October 31, 2019 ($167,497,806), with contractual rent steps through November 30, 2020 ($1,272,795).

(3)	Reflects the net present value of contractual rent step increments over the lease term using a discount rate of 7.0% (for investment grade tenants).

(4)	Other Income consists of overage rent, storage income, parking income, lease termination income, tenant work order income and other miscellaneous income.

Property Management.  The 1633 Broadway Property is currently managed by Paramount Group Property-Asset Management LLC.

Lockbox / Cash Management.  The 1633 Broadway Whole Loan is structured with a hard lockbox and springing cash management. The borrowers are required to direct each tenant at the 1633 Broadway Property to deposit rents directly into a lender-controlled lockbox account. In addition, the borrowers are required to cause all cash revenues relating to the 1633 Broadway Property and all other money received by the borrowers or the property manager with respect to the 1633 Broadway Property (other than tenant security deposits) to be deposited into the lockbox account or a lender-controlled cash management account within one business day of receipt. On each business day during the continuance of a 1633 Broadway Trigger Period or an event of default under the loan documents, all amounts in the lockbox account are required to be remitted to the cash management account. On each business day that no 1633 Broadway Trigger Period or event of default under the loan documents is continuing, all funds in the lockbox account are required to be swept into a borrower-controlled operating account.

On each due date during the continuance of a 1633 Broadway Trigger Period or, at the lender’s discretion, during an event of default under the loan documents, all funds on deposit in the cash management account after payment of debt service, required reserves and budgeted operating expenses are required to be reserved as additional collateral for the 1633 Broadway Whole Loan.

A “1633 Broadway Trigger Period” means each period (i) commencing when the debt yield (as calculated under the loan documents), determined as of the last day of each of two consecutive fiscal quarters, is less than 5.75%, and concluding when the debt yield (as calculated under the loan documents), determined as of the last day of each of two consecutive fiscal quarters thereafter, is at least 5.75%, and (ii) commencing upon the borrowers’ failure to deliver annual, quarterly or monthly financial reports as and when required under the loan documents and concluding when such reports are delivered and indicate that no other 1633 Broadway Trigger Period is ongoing.

Provided no event of default under the loan documents is continuing, the borrowers have the right to avoid the commencement, or terminate the continuance, of a 1633 Broadway Trigger Period by delivering to the lender additional collateral in the form of a guaranty, letter of credit and/or cash that is reasonably acceptable to the lender and that would, when subtracted from the then-outstanding principal balance of the 1633 Broadway Whole Loan, result in a debt yield (as calculated under the loan documents) equal to or greater than 5.75%.

 A-3-70

1633 Broadway New York, NY 10019	Collateral Asset Summary – Loan No. 7 1633 Broadway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 41.7% 3.84x 11.9%

Initial and Ongoing Reserves.  On the origination date, the borrowers provided a guaranty from Paramount Group Operating Partnership LP of up to $4,000,000 and funded a reserve of approximately $36,389,727 with respect to unfunded tenant improvements, tenant allowance and leasing commissions and free rent obligations consisting of (a) $24,105,228 for certain outstanding tenant improvements, (b) $804,393 for certain outstanding leasing commissions and (c) $15,480,107 for certain outstanding free rent. Subsequently, the borrowers substituted a letter of credit for the cash on reserve in such reserve account.

On each due date during the continuance of a 1633 Broadway Trigger Period, the borrowers are required to fund (i) a tax and insurance reserve in an amount equal to 1/12th of the taxes and insurance premiums that the lender reasonably estimates will be payable during the next ensuing 12 months, unless in the case of insurance premiums, the borrowers are maintaining a blanket policy in accordance with the related loan documents; (ii) a tenant improvement and leasing commission reserve in an amount equal to $213,459.33 (capped at $5,123,024); and (iii) a capital expenditure reserve in an amount equal to $42,691.87 (capped at $1,024,604.80).

Current Mezzanine or Subordinate Indebtedness.  The 1633 Broadway Subordinate Notes have an aggregate outstanding principal balance as of the Cut-off Date of $249.0 million and accrue interest at a fixed rate of 2.9900% per annum. Each of the 1633 Broadway Subordinate Notes have a 120-month term and is interest only for the full term. For additional information, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 1633 Broadway Whole Loan” in the Prospectus.

Future Mezzanine or Subordinate Indebtedness Permitted. On or after November 25, 2020, the owner of the direct or indirect equity interests of the borrowers is permitted to incur mezzanine debt (the “1633 Broadway Permitted Mezzanine Loan”) secured by a pledge of direct or indirect equity interests in the borrowers, provided that certain conditions set forth in the loan documents are satisfied, including, without limitation: (i) the loan-to-value ratio (as calculated under the loan documents and taking into account the mezzanine loan and the 1633 Broadway Whole Loan) is no greater than 52.08%, (ii) the debt service coverage ratio (as calculated under the loan documents and taking into account the mezzanine loan and the 1633 Broadway Whole Loan) is at least 3.08x, and (iii) the debt yield (as calculated under the loan documents and taking into account the mezzanine loan and the 1633 Broadway Whole Loan) is at least 9.35%; (iv) the execution of a subordination and intercreditor agreement that is reasonably acceptable to the lender; and (iv) receipt of a Rating Agency Confirmation.

Partial Release. None.

 A-3-71

Various	Collateral Asset Summary – Loan No. 8 Starwood Industrial Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 45.2% 3.67x 13.1%

 A-3-72

Various	Collateral Asset Summary – Loan No. 8 Starwood Industrial Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 45.2% 3.67x 13.1%

 A-3-73

Various	Collateral Asset Summary – Loan No. 8 Starwood Industrial Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 45.2% 3.67x 13.1%

Mortgage Loan Information(1)
Loan Seller:	GACC
Loan Purpose:	Acquisition
Borrower Sponsor:	Starwood Real Estate Income Trust
Borrower(1):	Various
Original Balance(2):	$45,000,000
Cut-off Date Balance(2):	$45,000,000
% by Initial UPB:	5.0%
Interest Rate:	3.23100%
Payment Date:	6th of each month
First Payment Date:	January 6, 2020
Maturity Date:	December 6, 2029
Amortization:	Interest Only
Additional Debt:	$99,500,000 Pari Passu Debt $65,527,072 Subordinate Debt
Call Protection(3):	L(26), D(90), O(4)
Lockbox / Cash Management:	Hard / Springing

Reserves(4)
	Initial	Monthly	Cap
Taxes:	$0	Springing	NAP
Insurance:	$0	Springing	NAP
Replacement:	$0	Springing	$1,221,119
TI/LC:	$0	Springing	$2,849,277
Roof Repair Reserve:	$880,000	$0	NAP

Property Information
Single Asset / Portfolio:	Portfolio of 33 properties
Property Type:	Industrial
Collateral:	Fee Simple
Location:	Various
Year Built / Renovated:	Various / Various
Total Sq. Ft.:	4,070,396
Property Management:	Becknell Services, L.L.C.
Underwritten NOI:	$18,877,110
Underwritten NCF:	$17,383,310
Appraised Value(5):	$319,450,000
Appraisal Date:	Various

Historical NOI
TTM:	NAV
2018 NOI:	$17,113,200 (December 31, 2018)
2017 NOI:	$16,323,706 (December 31, 2017)
2016 NOI	NAV

Historical Occupancy
Most Recent Occupancy:	98.4% (Various)
2018 Occupancy:	95.3% (December 31, 2018)
2017 Occupancy :	94.2% (December 31, 2017)
2016 Occupancy:	95.0% (December 31, 2016)

Financial Information(2)(5)
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$45,000,000
Pari Passu Notes	99,500,000
Total Senior Notes	$144,500,000	$36 / $36	45.2% / 45.2%	3.99x / 3.67x	13.1% / 12.0%	13.1% / 12.0%
Subordinate Notes	65,527,072
Total Debt	$210,027,072	$52 / $52	65.7% / 65.7%	2.74x / 2.53x	9.0% / 8.3%	9.0% / 8.3%
(1)

The borrowers are 33 newly formed owners of the respective Starwood Industrial Portfolio Properties, each a special purpose, bankruptcy-remote, Delaware limited liability company. Legal counsel to the borrowers provided a non-consolidation opinion in connection with the origination of the Starwood Industrial Portfolio Whole Loan. See “The Borrowers / Borrower Sponsor” herein.

(2)

The Starwood Industrial Portfolio Loan is evidenced by the non-controlling Note A-2-1 and Note A-3-1 and is part of the Starwood Industrial Portfolio Whole Loan evidenced by six senior pari passu notes and one subordinate note, with an aggregate outstanding principal balance as of the Cut-off Date of $210,027,072. For additional information, see “The Loan“ below. See “Current Mezzanine or Subordinate Indebtedness” herein.

(3)

The lockout period will be at least 26 payments beginning with and including January 6, 2020. The borrowers have the option to defease the Starwood Industrial Portfolio Whole Loan in full after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) November 26, 2022.

(4)	See “Initial and Ongoing Reserves” herein.
(5)	The Appraised Value is based on an aggregate “as-is” value of the Starwood Industrial Portfolio Properties.

 A-3-74

Various	Collateral Asset Summary – Loan No. 8 Starwood Industrial Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 45.2% 3.67x 13.1%

The Loan. The Starwood Industrial Portfolio mortgage loan (the “Starwood Industrial Portfolio Loan”) is part of a whole loan (the “Starwood Industrial Portfolio Whole Loan”) consisting of six senior pari passu promissory notes with an aggregate principal balance as of the Cut-off Date of $144,500,000 (the “Starwood Industrial Portfolio Senior Notes”) and one controlling subordinate promissory note with a principal balance as of the Cut-off Date of $65,527,072 (the “Starwood Industrial Portfolio Subordinate Note”). The Starwood Industrial Portfolio Whole Loan has an aggregate principal balance as of the Cut-off Date of $210,027,072 and is secured by a first mortgage encumbering the borrowers’ fee simple interests in a 33 property industrial portfolio located in the Chicago, Indianapolis, Columbus, and Milwaukee markets, comprising 4,070,396 sq. ft. of net rentable area (the “Starwood Industrial Portfolio Properties” or the “Portfolio”). The Starwood Industrial Portfolio Loan, which will be included in the Benchmark 2020-B16 securitization transaction, is evidenced by the non-controlling Note A-2-1 and Note A-3-1, has an aggregate outstanding principal balance as of the Cut-off Date of $45,000,000 and represents approximately 5.0% of the Initial Pool Balance.

The Starwood Industrial Portfolio Whole Loan has a ten-year interest-only term and accrues interest at a fixed rate of 3.23100% per annum. The proceeds of the Starwood Industrial Portfolio Whole Loan and a new cash contribution from the borrower sponsor were primarily used to fund the acquisition of the Starwood Industrial Portfolio Properties, fund upfront reserves and pay origination costs. The aggregate purchase price for the Starwood Industrial Portfolio Properties equaled approximately $319.6 million.

The relationship between the holders of the Starwood Industrial Portfolio Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Starwood Industrial Portfolio Whole Loan” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$50,000,000	$50,000,000	GSMS 2020-GC45(1)	No
A-2-1	30,000,000	30,000,000	Benchmark 2020-B16	No(2)
A-2-2	10,000,000	10,000,000	GSMS 2020-GC45(1)	No
A-3-1	15,000,000	15,000,000	Benchmark 2020-B16	No
A-3-2, A-4	39,500,000	39,500,000	DBRI(3)	No
Senior Notes	$144,500,000	$144,500,000
B-1	65,527,072	65,527,072	GSMS 2020-GC45(1)	Yes(2)
Whole Loan	$210,027,072	$210,027,072
(1)	The GSMS 2020-GC45 transaction is expected to close prior to the Closing Date.
(2)

The holder of the Starwood Industrial Portfolio Subordinate Note will have the right to appoint the special servicer of the Starwood Industrial Portfolio Whole Loan and to direct certain decisions with respect to the Starwood Industrial Portfolio Whole Loan, unless a control appraisal period exists under the related co-lender agreement; provided that during the occurrence of a control appraisal event with respect to the Starwood Industrial Portfolio Whole Loan, the holder of the Starwood Industrial Portfolio Note A-2-1, expected to be included in the Benchmark 2020-B16 securitization transaction will have such rights; however, the Starwood Industrial Portfolio Whole Loan will continue be serviced by the GSMS 2020-GC45 securitization transaction. For so long as the Starwood Industrial Portfolio Subordinate Note is included in the GSMS 2020-GC45 securitization, and a control appraisal period does not exist, such rights will be exercised by the directing holder of the GSMS 2020-GC45 loan-specific certificates. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Starwood Industrial Portfolio Whole Loan” in the Prospectus for additional information.

(3)	Expected to be contributed to one or more future securitization transactions.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Notes	$144,500,000	44.5%	Purchase Price	$319,625,000	98.5%
Subordinate Notes	65,527,072	20.2	Closing Costs	4,078,862	1.3
Principal’s Equity Contribution	114,556,790	35.3	Upfront Reserves	880,000	0.3
Total Sources	$324,583,862	100.0%	Total Uses	$324,583,862	100.0%

The Borrowers / Borrower Sponsor. The borrowers are 33 newly formed owners of the respective Starwood Industrial Portfolio Properties, each a special purpose, bankruptcy-remote, Delaware limited liability company with two independent directors. Legal counsel to the borrowers provided a non-consolidation opinion in connection with the origination of the Starwood Industrial Portfolio Whole Loan.

The borrower sponsor is Starwood Real Estate Income Trust (“SREIT”). The non-recourse carveout guarantor is Starwood REIT Operating Partnership, L.P., which has SREIT as its sole equity holder and sole general partner. The liability of the non-recourse carveout guarantor for bankruptcy-related recourse events is capped at 20% of the then outstanding principal balance of the Starwood Industrial Portfolio Whole Loan, plus reasonable out-of-pocket costs and expenses of enforcement.

The borrowers are owned by a joint venture between affiliates of SREIT and Becknell Industrial (“Becknell”). Starwood Capital Group (“Starwood”), a parent of SREIT, is a private investment firm founded in 1991 and currently headquartered in Miami, Florida. Since its inception, Starwood has acquired assets in every major real estate asset class. In 2018, Starwood launched SREIT, a public, non-traded, perpetual life real estate investment trust and Starwood’s only dedicated investment vehicle for core-plus investing with an investment strategy to acquire a portfolio of real estate across the United States and Europe and over all major asset classes. As of November 30, 2019, SREIT had a portfolio comprised of 70 properties.

 A-3-75

Various	Collateral Asset Summary – Loan No. 8 Starwood Industrial Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 45.2% 3.67x 13.1%

Becknell is a privately held national real estate development firm focused exclusively on industrial buildings, including distribution centers, warehouses, processing and assembly plants, and manufacturing plants. Becknell’s industrial portfolio includes more than 25.4 million sq. ft. of real estate across 33 states, and has approximately 400 acres of developable land. Becknell developed over 79% of the assets that comprise the Portfolio, was the operating partner of the seller from which the borrowers acquired the portfolio and retained a 5.0% equity interest following the acquisition of the Portfolio by the borrowers.

The Properties.

Tenant Summary(1)
Tenant / Building		Ratings (Fitch/Moody’s/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF(3)	% of Total U/W Base Rent	Lease Expiration
	Property Name
Bimbo Bakeries(2)	Various	NR/NR/NR	105,080	2.6%	$11.61	6.4%	Various
CTDI	5900 North Meadows Drive	NR/NR/NR	269,831	6.6	$3.43	4.9	2/28/2023
McJunkin Corp.	101 45th Street	NR/NR/NR	140,980	3.5	$5.56	4.1	12/31/2023
Staley(3)	333 45th Street	NR/NR/NR	140,000	3.4	$5.12	3.8	7/31/2024
The Harvard Drug Store(4)	8401 Bearing Drive	NR/NR/NR	196,200	4.8	$3.56	3.7	6/30/2025
Foremost Groups(5)	Various	NR/NR/NR	141,846	3.5	$4.54	3.4	Various
Anixter International, Inc.	W234N2091 Ridgeview Parkway Court	NR/NR/NR	105,444	2.6	$5.88	3.3	6/30/2030
Meadowbrook Meat Company	2240 Creekside Parkway	NR/NR/NR	125,000	3.1	$4.85	3.2	3/31/2024
Mondelez	221 South Swift Road	NR/NR/NR	110,000	2.7	$5.36	3.1	8/31/2020
API Heat Transfer	4700 Ironwood Drive	NR/NR/NR	123,200	3.0	$4.67	3.0	7/31/2026
Total / Wtd. Avg. Major Tenants			1,457,581	35.8%	$5.06	38.8%
Remaining Tenants			2,546,898	62.6%	$4.56	61.2%
Total / Wtd. Avg. Occupied Collateral			4,004,479	98.4%	$4.74	100.0%
Vacant			65,917	1.6
Total			4,070,396	100.0%

(1)	Based on the underwritten rent roll dated as of November 26, 2019.
(2)

Bimbo Bakeries occupies 45,000 sq. ft. at 12857 South Hamlin Court with a lease expiration date of November 30, 2029, 40,080 sq. ft. at 1695 Glen Ellyn Road with a lease expiration date of February 28, 2027, and 20,000 sq. ft. at 845 Telser Road with a lease expiration date of May 31, 2031.

(3)

Staley has the right to terminate its lease as of July 31, 2021 upon not less than 270 days prior written notice and payment of a termination fee equal to 6 months of the rent in effect as of the termination date plus the unamortized leasing commission amount equal to approximately $419,570.

(4)

The Harvard Drug Store has a one-time right to terminate its lease effective as of June 30, 2022, as follows- provided the tenant is (A) (i) not in default under the lease and (ii) occupying less than 75% of the leased premises, or (B) the landlord, after written notice from the tenant, is unable to accommodate an expansion of at least 20% of the leased premises, then the tenant may terminate the lease by giving the landlord written notice no later than June 30, 2021, and paying the landlord an early termination fee of $775,000.

(5)

Foremost Groups occupies 87,985 sq. ft. at 6221-6241 Northwind Parkway with a lease expiration date of November 30, 2020 and 53,861 sq. ft. at 6451-6471 Northwind Parkway with a lease expiration date of July 31, 2022.

 A-3-76

Various	Collateral Asset Summary – Loan No. 8 Starwood Industrial Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 45.2% 3.67x 13.1%

Lease Rollover Schedule(1)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2020	5	337,771	8.3	337,771	8.3%	$5.08	9.0	9.0%
2021	6	403,470	9.9	741,241	18.2%	$4.88	10.4	19.4%
2022	7	345,204	8.5	1,086,445	26.7%	$4.80	8.7	28.1%
2023	8	994,622	24.4	2,081,067	51.1%	$4.05	21.2	49.3%
2024	8	596,861	14.7	2,677,928	65.8%	$4.65	14.6	63.9%
2025	4	331,862	8.2	3,009,790	73.9%	$4.34	7.6	71.5%
2026	3	249,750	6.1	3,259,540	80.1%	$4.88	6.4	77.9%
2027	1	40,080	1.0	3,299,620	81.1%	$11.94	2.5	80.4%
2028	0	0	0.0	3,299,620	81.1%	$0.00	0.0	80.4%
2029	1	45,000	1.1	3,344,620	82.2%	$9.85	2.3	82.8%
2030	3	253,564	6.2	3,598,184	88.4%	$5.96	7.9	90.7%
2031 & Thereafter	4	406,295	10.0	4,004,479	98.4%	$4.35	9.3	100.0%
Vacant	NAP	65,917	1.6	4,070,396	100.0%	NAP	NAP
Total / Wtd. Avg.	50	4,070,396	100.0%			$4.74	100.0%
(1)	Based on the underwritten rent roll dated as of November 26, 2019.
(2)	Certain tenants may have termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

 A-3-77

Various	Collateral Asset Summary – Loan No. 8 Starwood Industrial Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 45.2% 3.67x 13.1%

The Starwood Industrial Portfolio Properties are comprised of 33 industrial properties built between 1992 and 2016. The Starwood Industrial Portfolio Properties include 4,070,396 sq. ft. of industrial space across the Chicago, Indianapolis, Columbus, and Milwaukee markets.

Portfolio Summary
Property Name	City, State	Property Subtype	Allocated Whole Loan Amount	Total GLA	Year Built	As-Is Appraised Value	UW NCF	Market	Occ. (%)	Clear Height	Truck Doors
101 45th Street	Munster, IN	Warehouse/Distribution	16,042,137	349,988	1992	24,400,000	1,515,360	Chicago	81.2%	26	46
4820-4850 Indianapolis Road	Whitestown, IN	Warehouse/Distribution	12,360,335	323,000	2016	18,800,000	932,732	Indianapolis	100.0%	32	36
8401 Bearing Drive	Indianapolis, IN	Warehouse/Distribution	12,031,603	266,400	2015	18,300,000	998,252	Indianapolis	100.0%	24	22
5900 North Meadows Drive	Grove City, OH	Warehouse/Distribution	10,650,927	269,831	1997	16,200,000	761,601	Columbus	100.0%	28	40
5701 North Meadows Drive	Grove City, OH	Warehouse/Distribution	9,796,223	268,905	1997	14,900,000	706,940	Columbus	100.0%	24	30
8421 Bearing Drive	Indianapolis, IN	Warehouse/Distribution	8,481,294	124,200	2015	12,900,000	653,850	Indianapolis	100.0%	24	16
6451-6471 Northwind Parkway	Hobart, IN	Warehouse/Distribution	8,218,308	159,813	2016	12,500,000	701,437	Chicago	100.0%	28	11
4910-4938 Indianapolis Road	Whitestown, IN	Warehouse/Distribution	8,021,068	156,000	2016	12,200,000	612,752	Indianapolis	100.0%	32	15
6221-6241 Northwind Parkway	Hobart, IN	Warehouse/Distribution	7,889,575	150,000	2009	12,000,000	586,266	Chicago	100.0%	24	15
775 Commerce Parkway West Drive	Greenwood, IN	Warehouse/Distribution	7,560,843	155,000	2014	11,500,000	644,690	Indianapolis	100.0%	28	8
1901 Northwind Parkway	Hobart, IN	Warehouse/Distribution	7,297,857	101,437	2006	11,100,000	719,263	Chicago	100.0%	24	7
333 45th Street	Munster, IN	Warehouse/Distribution	6,969,125	140,000	1999	10,600,000	595,176	Chicago	100.0%	24	39
221 South Swift Road	Addison, IL	Warehouse/Distribution	6,706,139	110,000	1995	10,200,000	485,806	Chicago	100.0%	24	12
W234N2091 Ridgeview Parkway Court	Pewaukee, WI	Warehouse/Distribution	6,311,660	105,444	2001	9,600,000	546,610	Milwaukee	100.0%	25	4
2240 Creekside Parkway	Lockbourne, OH	Warehouse/Distribution	6,048,674	125,000	2012	9,200,000	512,332	Columbus	100.0%	32	26
201 South Swift Road	Addison, IL	Warehouse/Distribution	5,982,928	85,000	1995	9,100,000	417,772	Chicago	100.0%	24	3
8441 Bearing Drive	Indianapolis, IN	Warehouse/Distribution	5,917,182	124,200	2015	9,000,000	421,531	Indianapolis	100.0%	28	4
4700 Ironwood Drive	Franklin, WI	Warehouse/Distribution	5,785,689	123,200	2000	8,800,000	492,219	Milwaukee	100.0%	24	8
4410 North 132nd Street	Butler, WI	Warehouse/Distribution	5,588,449	100,000	1998	8,500,000	467,788	Milwaukee	100.0%	28	10
999 Gerdt Court	Greenwood, IN	Warehouse/Distribution	5,456,956	132,315	2001	8,300,000	401,917	Indianapolis	100.0%	24	20
480 45th Street	Munster, IN	Cold Storage	5,391,210	107,095	2002	8,200,000	566,700	Chicago	100.0%	30	21
12857 South Hamlin Court	Alsip, IL	Warehouse/Distribution	5,128,224	45,000	2014	7,800,000	445,676	Chicago	100.0%	24	40
1695 Glen Ellyn Road	Glendale Heights, IL	Warehouse/Distribution	4,799,492	40,080	2011	7,300,000	445,272	Chicago	100.0%	24	42
1701-1721 Northwind Parkway	Hobart, IN	Warehouse/Distribution	4,733,745	94,786	2005	7,200,000	404,616	Chicago	100.0%	24	8
1245 Lakeside Drive	Romeoville, IL	Warehouse/Distribution	$4,142,027	59,976	1998	6,300,000	$283,831	Chicago	100.0%	24	14
3890 Perry Boulevard	Whitestown, IN	Warehouse/Distribution	4,076,281	70,000	2008	6,200,000	296,728	Indianapolis	100.0%	24	5
215 45th Street	Munster, IN	Cold Storage	2,991,464	65,000	2000	4,550,000	265,335	Chicago	100.0%	24	13
845 Telser Road	Lake Zurich, IL	Warehouse/Distribution	2,958,591	20,000	2016	4,500,000	301,135	Chicago	100.0%	24	19
1851 Northwind Parkway	Hobart, IN	Warehouse/Distribution	2,958,591	18,120	2014	4,500,000	292,468	Chicago	100.0%	22	0
1650 Northwind Parkway	Hobart, IN	Warehouse/Distribution	2,629,858	50,400	2006	4,000,000	222,544	Chicago	100.0%	24	4
225 45th Street	Munster, IN	Warehouse/Distribution	2,629,858	45,000	2000	4,000,000	207,338	Chicago	100.0%	24	1
1600-1640 Northwind Parkway	Hobart, IN	Warehouse/Distribution	2,564,112	50,206	2006	3,900,000	311,602	Chicago	100.0%	24	8
235 45th Street	Munster, IN	Warehouse/Distribution	1,906,647	35,000	2000	2,900,000	165,774	Chicago	100.0%	24	8
Total / Wtd. Avg.			$210,027,072	4,070,396		$319,450,000	$17,383,310		98.4%

 A-3-78

Various	Collateral Asset Summary – Loan No. 8 Starwood Industrial Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 45.2% 3.67x 13.1%

Major Tenants. Bimbo Bakeries (“BBU”) (105,080 sq. ft.; 2.6% of NRA; 6.4% of U/W base rent). BBU occupies 105,080 sq. ft. across three of the Starwood Industrial Portfolio Properties. BBU is the American corporate arm of the Mexican multinational bakery product manufacturing company Grupo Bimbo. BBU owns brands such as Thomas, Sara Lee, Arnold, Brownberry, Oroweat, Entemann’s and BallPark. BBU operates more than 60 bakeries, employs more than 22,000 associates and distributes products through 11,000 sales routes throughout the United States. BBU has 3, 5-year renewal options remaining.

Communications Test Design, Inc. (“CTDI”) (269,831 sq. ft.; 6.6% of NRA; 4.9% of U/W base rent). Founded in 1975, CTDI is a full-service, global engineering, repair and logistics company providing best-cost solutions to the communications industry. CTDI’s customers include the major wireline and wireless telecom carriers, cable service providers, and major original equipment manufacturers from around the world. CTDI maintains its corporate headquarters in West Chester, Pennsylvania, and has more than 14,000 employees in over 90 facilities worldwide. CTDI has two, five-year renewal options remaining.

McJunkin Corp (140,980 sq. ft.; 3.5% of NRA; 4.1% of underwritten base rent). McJunkin Corp occupies 140,980 sq. ft. and is an affiliate of MRC Global Inc. (NYSE: MRC). MRC Global Inc. is a large distributor of pipes, valves and fittings (PVF) and related infrastructure products and services to the energy industry. Through approximately 260 service locations worldwide, approximately 3,350 employees and with nearly 100 years of history, MRC Global Inc. provides supply chain solutions and technical product expertise to customers globally across diversified end-markets including the upstream, midstream (including gas utilities) and downstream (including industrials). MRC Global Inc. manages a complex network of over 200,000 SKUs and 11,000 suppliers simplifying the supply chain for its over 15,000 customers. As of the fiscal year ending December 31, 2018, MRC Global Inc. had total revenues of approximately $4.2 billion.

Environmental Matters. According to the Phase I environmental reports as of dates ranging from October 4, 2019 to October 22, 2019, there are no recognized environmental conditions or recommendations for further action at the Starwood Industrial Portfolio Properties.

The Market.

Chicago Industrial Market (51.4% of Portfolio Underwritten Net Cash Flow): The Starwood Industrial Portfolio has a total of 19 properties located within the greater Chicago market, which comprise approximately 1.7 million sq. ft. of net rentable area (42.4% of the Portfolio) and account for approximately $8.9 million of Underwritten Net Cash Flow. The Chicago market currently has approximately 21.7 million sq. ft. of logistics, specialized industrial, and flex space under construction and is projected to absorb approximately 16.3 million sq. ft. in 2019. Average market vacancy and asking rents across the logistics, specialized industrial, and flex property types for the market are 6.0% and $7.21 PSF, respectively. The Starwood Industrial Portfolio Properties in the Chicago market within the Portfolio have an average in place base rent of $5.83 PSF.

Indianapolis Industrial Market (28.5% of Portfolio Underwritten Net Cash Flow): The Portfolio has a total of 8 properties located within the Indianapolis market, which comprise approximately 1.4 million sq. ft. (33.2% of the Portfolio) and account for approximately $5.0 million of Underwritten Net Cash Flow. The Indianapolis market currently has approximately 10.5 million sq. ft. of logistics, specialized industrial, and flex space under construction and is projected to absorb approximately 6.9 million sq. ft. in 2019. Average market vacancy and asking rents across the logistics, specialized industrial, and flex property types for the market are 4.2% and $5.66 PSF, respectively. The Starwood Industrial Portfolio Properties in the Indianapolis market within the Portfolio have an average in place base rent of $3.94 PSF.

Columbus Industrial Market (11.4% of Portfolio Underwritten Net Cash Flow): The Portfolio has a total of 3 properties located within the greater Columbus market, which comprise approximately 664,000 sq. ft. of net rentable area (16.3% of the Portfolio) and account for approximately $2.0 million of Underwritten Net Cash Flow. The Columbus market currently has approximately 8.5 million sq. ft. of logistics, specialized industrial, and flex space under construction and is projected to absorb approximately 1.3 million sq. ft. in 2019. Average market vacancy and asking rent across the logistics, specialized industrial, and flex property types for the market are 4.9% and $5.27 PSF, respectively. The Starwood Industrial Portfolio Properties in the Columbus market within the Portfolio have an average in place base rent of $3.41 PSF.

Milwaukee Industrial Market (8.7% of Portfolio Underwritten Net Cash Flow): The Portfolio has a total of 3 properties located within the greater Milwaukee market, which comprise approximately 329,000 sq. ft. of net rentable area (8.1% of the Portfolio) and account for approximately $1.5 million of Underwritten Net Cash Flow. The Milwaukee market currently has approximately 3.7 million sq. ft. of logistics, specialized industrial, and flex space under construction and is projected to absorb approximately 1.6 million sq. ft. in 2019. Average market vacancy and asking rents across the logistics, specialized industrial, and flex property types for the market are 4.3% and $5.49 PSF, respectively. The Starwood Industrial Portfolio Properties in the Milwaukee market within the Portfolio have an average in place base rent of $5.30 PSF.

 A-3-79

Various	Collateral Asset Summary – Loan No. 8 Starwood Industrial Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 45.2% 3.67x 13.1%

Cash Flow Analysis.

Cash Flow Analysis(1)
	2017	2018	UW	UW $ PSF
Base Rent	$17,761,827	$18,194,059	$18,996,900	$4.67
Credit Tenant Rent Steps(2)	0	0	125,409	0.03
Rent Steps(3)	0	0	777,976	0.19
Potential Income from Vacant Space	0	0	409,588	0.10
Gross Potential Rent	$17,761,827	$18,194,059	$20,309,873	$4.99
Reimbursements	3,887,131	4,522,879	7,050,809	1.73
Other Income	273,775	211,290	363,911	0.09
Total Gross Income	$21,922,734	$22,928,228	$27,724,593	$6.81
Economic Vacancy & Credit Loss	(863,911)	(601,476)	(1,386,230)	(0.34)
Effective Gross Income	$21,058,823	$22,326,752	$26,338,363	$6.47
Real Estate Taxes	$2,954,345	$3,195,756	$4,751,637	$1.17
Insurance	112,657	83,689	253,241	0.06
Management Fee	361,955	362,002	790,151	0.19
Other Operating Expenses	1,306,160	1,572,106	1,666,224	0.41
Total Operating Expenses	$4,735,117	$5,213,552	$7,461,253	$1.83
Net Operating Income	$16,323,706	$17,113,200	$18,877,110	$4.64
Replacement Reserves	0	0	610,559	0.15
TI/LC	0	0	883,240	0.22
Net Cash Flow	$16,323,706	$17,113,200	$17,383,310	$4.27
(1)

Certain items such as interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items are not considered for the underwritten cash flow.

(2)	Represents straight-line average rent for tenants Bimbo Bakeries, Johnson Controls, FedEx Ground Package Systems, Inc., and The Harvard Drug Store through the earlier of the loan term or lease term.
(3)	Rent Steps are through December 2020.

Property Management. The Starwood Industrial Portfolio Properties are managed by Becknell Services, L.L.C., an Illinois limited liability company and an affiliate of the borrowers. The lender may require the borrowers to replace the property manager with another property manager chosen by the borrowers and approved by the lender in its sole discretion and terminate the existing management agreement without payment of any termination fees or other costs upon the occurrence of any one or more of the following events: (i) after the acceleration of the Starwood Industrial Portfolio Whole Loan, (ii) from and after a maturity default or (iii) if the property manager become insolvent or a debtor in any bankruptcy or insolvency proceeding; provided, however, that if the new property manager replacing such insolvent property manager is not an affiliate of the borrowers and is otherwise a qualified manager under the loan documents, and no event of default is then continuing, then the lender’s consent will not be required to replace the insolvent property manager.

Lockbox / Cash Management. The loan documents require a lender-controlled hard lockbox account with springing cash management. The borrowers are required to cause tenants to deposit rents directly into the lockbox account. In addition, the borrowers and the property manager are required to deposit all rents and gross revenue from the Starwood Industrial Portfolio Properties into such lockbox account within two business days of receipt. During the continuance of a Trigger Period, all funds in the lockbox account are required to be swept into a lender-controlled cash management account on a daily basis and applied to make required deposits into the tax and insurance reserves, if any, as described above under “—Escrows,“ to pay debt service on the Starwood Industrial Portfolio Whole Loan, to make required deposits into the replacement and rollover reserves, if any, as described above under “—Escrows,” to pay operating expenses set forth in the annual budget (which must be reasonably approved by the lender during a Trigger Period) and lender-approved extraordinary expenses, and to pay any remainder to a cash collateral account to be held as additional security for the Starwood Industrial Portfolio Whole Loan during the continuance of such Trigger Period.

A “Trigger Period” means a period commencing upon (i) an event of default under the loan documents, or (ii) the debt yield of the Starwood Industrial Portfolio Whole Loan falling below 6.25% as of the last day of any calendar quarter.

A Trigger Period will expire upon (a) in the case of a Trigger Period caused by the event described in clause (i) above, such event of default being cured (and the cure having been accepted by the lender), or (ii) in the case of a Trigger Period caused by the event described in clause (ii) above, upon the debt yield being equal to or greater than 6.25% as of the last day of any calendar quarter. The borrowers may cure a Trigger Period caused by clause (ii) above by delivering to the lender cash or a letter of credit meeting the requirements of the loan documents in an amount which, if applied to repay the outstanding principal balance of the Starwood Industrial Portfolio Whole Loan would cause the debt yield to equal 6.25%.

 A-3-80

Various	Collateral Asset Summary – Loan No. 8 Starwood Industrial Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 45.2% 3.67x 13.1%

Initial and Ongoing Reserves. On the origination date of the Starwood Industrial Portfolio Whole Loan, the borrowers funded reserves of $880,000 for roof repairs.

On each due date during the continuance of a Trigger Period, the borrowers will be required to fund the following reserves, (i) 1/12th of the real estate taxes that the lender estimates will be payable over the next-ensuing 12-month period, (ii) 1/12th of the amount that the lender estimates will be necessary to pay insurance premiums for the renewal of coverage, provided that an insurance reserve will be waived if the Starwood Industrial Portfolio Properties are covered under an acceptable blanket policy, (iii) 1/12th of the product of $0.15 multiplied by the aggregate sq. ft. of the Starwood Industrial Portfolio Properties for capital expenditures (which currently equates to a monthly deposit of $50,880 during a Trigger Period), which monthly deposit is suspended for so long as the total amount in the capital expenditures reserve exceeds the product of $0.30 multiplied by the aggregate sq. ft. of the Starwood Industrial Portfolio Properties, and (iv) 1/12th of the product of $0.35 multiplied by the aggregate sq. ft. of the Starwood Industrial Portfolio Properties for tenant improvements and leasing commissions (which currently equates to a monthly deposit of $118,720 during a Trigger Period), which monthly deposit is suspended for so long as the total amount in the leasing reserve exceeds the product of $0.70 multiplied by the aggregate sq. ft. of the Starwood Industrial Portfolio Properties.

Current Mezzanine or Subordinate Indebtedness. The Starwood Industrial Portfolio Subordinate Note has an outstanding principal balance as of the Cut-off Date of $65,527,072 and accrues interest at an interest rate of 3.23100% per annum. The Starwood Industrial Portfolio Subordinate Note has a 120-month term and is interest-only for the full term of the loan. For additional information, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Starwood Industrial Portfolio Whole Loan” in the Prospectus.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. In connection with an arm’s length sale of an individual property to an unrelated third party, the borrowers may obtain the release of an individual property or properties from the lien of the Starwood Industrial Portfolio Whole Loan after the Defeasance Lockout Expiration Date (as defined below), upon prepayment of the applicable Release Price (as defined below) for the subject property or properties, together with, if prior to the open period, a prepayment fee equal to the greater of (i) 1% of the applicable Release Price and (ii) a yield maintenance premium, and satisfaction of the conditions set forth in the loan documents, including but not limited to: (a) the debt yield after giving effect to such release is at least the greater of (x) 7.77% and (y) the debt yield immediately prior to such release (which such prong (y) of the test will not apply if the debt yield after such release is greater than 8.45%) and (b) no event of default under the loan documents has occurred and is continuing. In addition to the foregoing, no partial release will be permitted unless the loan-to-value ratio of the remaining properties (such value to be determined by lender in its reasonable discretion based on a commercially reasonable valuation method permitted to a REMIC trust and which will exclude the value of personal property or going concern value, if any) is greater than 125%. The borrowers may make an additional prepayment of the Starwood Industrial Portfolio Whole Loan in order to satisfy the foregoing REMIC test.

A “Defeasance Lockout Expiration Date” means the earlier of (A) two years after the “startup day” of the final REMIC that holds any note that evidences all or any portion of the Starwood Industrial Portfolio Whole Loan or (B) November 26, 2022.

A “Release Price” means (i) for releases with respect to the first 20% prepaid in connection with releases, 105% of the related allocated loan amount for such released property and (ii) for all releases after 20% has been prepaid in connection with releases, 110% of the related allocated loan amount for such released property, and (iii) in connection with a release that would result in and exceed the Release Amount Adjustment Trigger (defined below), an amount equal to the sum of: (a) the portion of the allocated loan amount for such property(ies) being released, such that if calculated by the immediately preceding clause (i), such release price would result in (but not exceed) the Release Amount Adjustment Trigger, multiplied by 105%, plus (b) the remaining allocated loan amount for such property(ies), multiplied by 110%.

A “Release Amount Adjustment Trigger” will occur upon the prepayment of the first 20% of the outstanding principal balance in connection with the release of one or more properties pursuant to the loan documents.

 A-3-81

650 Madison Avenue New York, NY 10022	Collateral Asset Summary – Loan No. 9 650 Madison Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 70.7% 2.74x 10.0%

 A-3-82

650 Madison Avenue New York, NY 10022	Collateral Asset Summary – Loan No. 9 650 Madison Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 48.5% 2.74x 10.0%

FLOOR	SF	TENANT	LEASE EXP.
27	6,871	Ralph Lauren Corporation	12/31/24
26	6,647	Ocean Road Advisors Inc	8/31/27
	4,002	Carson Family Charit. Trust	8/31/27
25	7,456	Lakewood Capital Mgmt LP	12/31/20
	3,218	Navigator Gas US L.L.C.	6/30/22
24	5,406	Caledonia (Private) Invest	12/31/24
23	12,866	BC Partners Inc.	1/31/27
22	5,096	Mid-Atlantic Strategies LLC	12/31/24
	7,770	GMF Capital LLC	12/31/26
21	12,861	Lee Equity Partners LLC	8/31/20
20	12,861	Spring Mountain Capital	9/30/30
19	6,514	BC Partners Inc.	1/31/27
	6,341	WP Global Partners Inc.	8/31/25
18	10,221	Key Square Group LP	3/31/21
	2,667	Key Square Group LP	3/31/21
17	12,866	Willett Advisors LLC	12/31/24
16	12,866	Willett Advisors LLC	12/31/24
15	6,338	Lomas Capital Mgmt LLC	1/31/23
14	12,861	Ralph Lauren Corporation	12/31/24
12	12,861	Ralph Lauren Corporation	12/31/24
11	12,657	Ralph Lauren Corporation	12/31/24
10	28,047	Ralph Lauren Corporation	12/31/24
9	31,221	Ralph Lauren Corporation	12/31/24
8	30,627	Ralph Lauren Corporation	12/31/24
7	44,439	Ralph Lauren Corporation	12/31/24
6	44,412	Ralph Lauren Corporation	12/31/24
5	44,435	Ralph Lauren Corporation	12/31/24
4	44,524	Memorial Sloan Kettering Cancer Center	7/31/23
3	44,504	Memorial Sloan Kettering Cancer Center	7/31/23
2	37,772	Sotheby's Int'l Realty Inc	10/31/35
	154	Memorial Sloan Kettering Cancer Center	7/31/23
G	4,250	Tod's	10/13/23
	3,005	B.A.P.E.	7/31/30
	1,202	Domenico Vacca	1/1/30
	4,650	Moncler	8/31/26
	6,396	Celine	2/28/29
	878	Memorial Sloan Kettering Cancer Center	7/31/23
C1	3,915	Ralph Lauren Corp (storage)	12/31/24
	10,640	Memorial Sloan Kettering Cancer Center (storage)	7/31/23
	97	Tod's (storage)	10/13/23
	4,335	Moncler (storage)	8/31/26
	3,827	Celine (storage)	2/28/29
	700	B.A.P.E. (storage)	7/31/30
C2	4,670	Ralph Lauren Corp (storage)	12/31/24
	3,520	Tod's (storage)	10/13/23
	1,196	Property MGMT Office	12/31/50

500C
2602A
2605A
2501A
2504A
2401A
2304A
2203A
2204A
2100A
2000A
1903A
2304B
1803A
1903B
1601A
1601A
1506A
500B
500B
500B
500D
500A
500A
500A
500A
500A
300A
300A
201A
101C
116A
109A
102A
109A
Storage/Miscellaneous
Storage/Miscellaneous
27
26
25
24
23
22
21
20
19
18
17
16
15
14
12
11
10
9
8
7
6
5
4
3
2
G
C1
C2

VACANT | 2019 – 2020 | 2021 – 2022 | 2023 – 2024 | 2025+

 A-3-83

650 Madison Avenue New York, NY 10022	Collateral Asset Summary – Loan No. 9 650 Madison Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 48.5% 2.74x 10.0%

 A-3-84

650 Madison Avenue New York, NY 10022	Collateral Asset Summary – Loan No. 9 650 Madison Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 48.5% 2.74x 10.0%

Mortgage Loan Information
Loan Seller:(1)	CREFI
Loan Purpose:	Refinance
Borrower Sponsors:	Vornado Realty L.P., OPG Investment Holdings (US), LLC
Borrower:	650 Madison Owner LLC
Original Balance:(2)	$45,000,000
Cut-off Date Balance:(2)	$45,000,000
% by Initial UPB:	5.0%
Interest Rate:	3.48600%
Payment Date:	8th of each month
First Payment Date:	January 8, 2020
Maturity Date:	December 8, 2029
Amortization:	Interest Only
Additional Debt:(2)	$541,800,000 Pari Passu Debt & $213,200,000 Subordinate Debt
Call Protection:(3)	L(26), D(87), O(7)
Lockbox / Cash Management:	Hard / Springing

Reserves(4)
	Initial	Monthly	Cap
Taxes:	$0	Springing	NAP
Insurance:	$0	Springing	NAP
Replacement:	$0	Springing	NAP
TI/LC:	$0	Springing	NAP
Other:	$9,576,014	$0	NAP

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Mixed Use
Collateral:	Fee Simple
Location:	New York, NY
Year Built / Renovated:	1957, 1987 / 2015
Total Sq. Ft.:	600,415
Property Management:	650 Madison Office Manager LLC, and 650 Madison Retail Manager LLC
Underwritten NOI:	$58,426,495
Underwritten NCF:	$56,776,391
Appraised Value(5):	$1,210,000,000
Appraisal Date:	10/31/2019

Historical NOI
Most Recent NOI:(6)	$50,961,537 (T-12 September 30, 2019)
2018 NOI:	$48,557,496 (December 31, 2018)
2017 NOI:	$46,541,346 (December 31, 2017)
2016 NOI:	$42,701,194 (December 31, 2016)

Historical Occupancy
Most Recent Occupancy:	97.4% (October 1, 2019)
2018 Occupancy:	92.2% (December 31, 2018)
2017 Occupancy:	92.6% (December 31, 2017)
2016 Occupancy:	94.3% (December 31, 2016)

Financial Information(2)
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$45,000,000
Pari Passu Notes	$541,800,000
Total Senior Notes	$586,800,000	$977/ $977	48.5% / 48.5%	2.82x / 2.74x	10.0% / 9.7%	10.0% / 9.7%
Subordinate Debt	$213,200,000
Whole Loan	$800,000,000	$1,332 / $1,332	66.1% / 66.1%	2.07x / 2.01x	7.3% / 7.1%	7.3% / 7.1%
(1)

The 650 Madison Avenue Whole Loan (as defined below) was co-originated by Citi Real Estate Funding Inc. (‘CREFI”), Barclays Capital Real Estate Inc. (“BCREI”), BMO Harris Bank N.A. (“BMO Harris”), and Goldman Sachs Bank USA (“GSBI”).

(2)

The Cut-off Date Balance of $45,000,000 represents the non-controlling note A-1-5, which is part of the 650 Madison Avenue Whole Loan evidenced by 25 notes having an aggregate outstanding principal balance as of the Cut-off Date of $800,000,000. For additional information see “The Loan” herein.

(3)

The defeasance lockout period, with respect to a defeasance of the 650 Madison Avenue Whole Loan, will be at least 26 payment dates beginning with and including the first payment date of January 8, 2020. Defeasance of the full $800.0 million 650 Madison Avenue Whole Loan is permitted after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last note to be securitized and (ii) November 26, 2022. Prepayment in whole, but not in part, of the 650 Madison Avenue Whole Loan is permitted on or after the payment date in June 2029 without the payment of a yield maintenance premium.

(4)	See “Initial and Ongoing Reserves” herein. Initial Other reserves consist of (i) $3,197,699 for outstanding tenant improvements and/or leasing commissions and (ii) $6,378,315 for free rent.
(5)

The Appraised Value (Other Than “As-Is”) reflects the “Hypothetical As-Is” appraised value of $1,210,000,000 as of October 31, 2019, which assumes which assumes that the 650 Madison Avenue Property will have in place reserves of approximately $10,000,000 at origination. At origination of the 650 Madison Avenue Whole Loan, approximately $9,500,000 was reserved.

(6)

The increase from TTM 9/30/2019 Net Operating Income to Underwritten Net Operating Income at the 650 Madison Avenue Property is primarily attributable to the signing of six new leases since December 2018 as well as contractual rent steps.

 A-3-85

650 Madison Avenue New York, NY 10022	Collateral Asset Summary – Loan No. 9 650 Madison Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 48.5% 2.74x 10.0%

The Loan.  The 650 Madison Avenue mortgage loan (the “650 Madison Avenue Loan”) is part of a whole loan (the “650 Madison Avenue Whole Loan”) evidenced by 25 notes comprising (i) 21 senior pari passu notes (collectively the “650 Madison Avenue Senior Pari Passu Notes”) with an aggregate outstanding principal balance as of the Cut-off Date of $586,800,000, and (ii) four junior pari passu notes (collectively, the “650 Madison Avenue Junior Non-Trust Notes”) with an aggregate outstanding principal balance as of the Cut-off Date of $213,200,000. The 650 Madison Avenue Junior Non-Trust Notes are subordinate to the 650 Madison Avenue Senior Pari Passu Notes and to the extent described in “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans —The 650 Madison Avenue Whole Loan“ in the Prospectus. The aggregate outstanding principal balance as of the Cut-off Date of all the notes evidencing the 650 Madison Avenue Whole Loan is $800,000,000.  The 650 Madison Avenue Whole Loan is secured by the borrower’s fee simple interest in a Class A office and retail building located in New York, New York (the “650 Madison Avenue Property”). The 650 Madison Avenue Loan, which is evidenced by the non-controlling note A-1-5, has an outstanding principal balance as of the Cut-off Date of $45,000,000 and represents approximately 5.0% of the Initial Pool Balance.  The related companion loans are evidenced by (i) 20 senior pari passu notes (collectively, the “650 Madison Avenue Senior Pari Passu Companion Loans”) which have an aggregate outstanding principal balance as of the Cut-off Date of $541,800,000 and (ii) the 650 Madison Avenue Junior Non-Trust Notes, as detailed in the note summary table below.  The 650 Madison Avenue Whole Loan was originated by CREFI, BCREI, BMO Harris and GSBI on November 26, 2019.  Each note evidencing the 650 Madison Avenue Whole Loan has an interest rate of 3.48600% per annum.  The borrower utilized the proceeds of the 650 Madison Avenue Whole Loan, existing loan reserves and new borrower sponsor equity to refinance the existing debt on the 650 Madison Avenue Property, fund upfront reserves and pay closing and defeasance costs.

The table below summarizes the promissory notes that comprise the 650 Madison Avenue Whole Loan. The relationship between the holders of the 650 Madison Avenue Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool–The Whole Loans—The Non-Serviced AB Whole Loans—The 650 Madison Avenue Whole Loan” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-1	$50,000,000	$50,000,000	CGCMT 2019-C7	No(1)
A-1-3, A-2-1	50,000,000	50,000,000	GSMS 2020-GC45(2)	No
A-1-4	50,000,000	50,000,000	CREFI(3)	No
A-1-5	45,000,000	45,000,000	Benchmark 2020-B16	No
A-1-6	87,900,000	87,900,000	CREFI(3)	No
A-1-2-1	40,000,000	40,000,000	CCRE(3)	No
A-2-2, A-2-3, A-2-4, A-2-5, A-2-6, A-2-7, A-2-8	116,450,000	116,450,000	GSBI(3)	No
A-3-1, A-3-2, A-3-3	146,450,000	146,450,000	BCREI(3)	No
A-4, A-5, A-6, A-7	1,000,000	1,000,000	MAD 2019-650M	No
Total Senior Notes	$586,800,000	$586,800,000
B-1, B-2, B-3, B-4	213,200,000	213,200,000	MAD 2019-650M	Yes(1)
Whole Loan	$800,000,000	$800,000,000
(1)

The initial Controlling Note is note B-1, so long as no related control appraisal period has occurred and is continuing. If and for so long as a control appraisal period has occurred and is continuing, then the Controlling Note will be note A-1-1. See “Description of the Mortgage Pool— The Whole Loans—The Non-Serviced AB Whole Loans— The 650 Madison Avenue Whole Loan” in the Prospectus.

(2)	The GSMS 2020-GC45 transaction is expected to close prior to the Closing Date.
(3)	Expected to be contributed to one or more future securitization transactions.

The 650 Madison Avenue Whole Loan had an initial term of 120 months and has a remaining term of 118 months as of the Cut-off Date.  The 650 Madison Avenue Whole Loan requires payment of interest only until the scheduled maturity date, which is the due date in December 2029.  Voluntary prepayment of the 650 Madison Avenue Whole Loan without payment of a yield maintenance premium is permitted on or after the due date in June 2029. Defeasance of the 650 Madison Avenue Whole Loan with direct, noncallable obligations of the United States of America or other obligations which are “government securities” is permitted under the 650 Madison Avenue Whole Loan documents at any time after the earlier of November 26, 2022 or the second anniversary of the securitization of the last portion of the 650 Madison Avenue Whole Loan.

Sources and Use(1)
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Notes	$586,800,000	70.7%	Loan Payoff	$800,000,000	96.4%
Junior Notes	213,200,000	25.7	Defeasance Costs	14,157,786	1.7
Existing Loan Reserves	20,051,781	2.4	Upfront Reserves	9,576,014	1.2
Principals New Cash Contribution	9,510,787	1.1	Closing Costs	5,828,767	0.7
Total Sources	$829,562,568	100.0%	Total Uses	$829,562,568	100.0%

(1)

The borrower sponsors acquired the 650 Madison Avenue Property for a purchase price of approximately $1.3 billion in 2013. Since acquisition, the borrower sponsors have invested approximately $37.5 million in capital expenditures and $51.6 million in tenant improvements and leasing commissions at the 650 Madison Avenue Property, implying total hard equity of $583.4 million remaining in the transaction following the closing of the 650 Madison Avenue Whole Loan.

 A-3-86

650 Madison Avenue New York, NY 10022	Collateral Asset Summary – Loan No. 9 650 Madison Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 48.5% 2.74x 10.0%

The Borrower / Borrower Sponsor.  The borrower is 650 Madison Owner LLC, a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 650 Madison Avenue Whole Loan.

The borrower sponsors and non-recourse carveout guarantors are Vornado Realty L.P. (“Vornado”) and OPG Investment Holdings (US), LLC (“Oxford”). Vornado and Oxford are liable on a several basis, 50% to Vornado and 50% to Oxford, subject to, with respect to each guarantor, an $80,000,000 cap on the full recourse carve-outs relating to bankruptcy and substantive consolidation and a $400,000,000 cap on all other guaranteed obligations. Vornado is one of the largest owners and operators of commercial real estate in the United States with a portfolio of Class A office, high-value street retail and other property types primarily located in New York City, aggregating over 37.1 million sq. ft. Oxford is a global real estate investor with approximately $45.0 billion of assets under management on behalf of Ontario Municipal Employees Retirement System (“OMERS”), one of Canada’s largest pension plans. In New York City, Oxford partnered with Crown Acquisitions to acquire Olympic Tower (a 380,000 sq. ft. office tower with retail space which includes the Cartier Mansion, Versace townhouse, Furla, and Armani Exchange), and with the Related Companies in the development of Hudson Yards. The joint venture of Vornado and Oxford includes other investors such as Crown Acquisitions. Crown Acquisitions is a real estate firm focused on luxury retail and has previously served as the 650 Madison Avenue Property’s retail operating advisor.

The Property.

Tenant Summary(1)
Office Tenant Names	Ratings (Fitch/Moody’s/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF(3)	% of Total U/W Base Rent(3)	Lease Expiration(4)
Ralph Lauren(5)	NR / A2 / A-	277,016	46.1%	$89.41	32.5%	12/31/2024
Memorial Sloan Kettering Cancer Center(6)	AA / Aa3 / AA-	100,700	16.8	$92.97	12.3	7/31/2023
Willett Advisors LLC	NR / NR / NR	25,732	4.3	$155.00	5.2	12/31/2024
Sotheby’s Int’l Realty, Inc.(7)	NR / B3 / B+	37,772	6.3	$91.60	4.5	11/30/2035
BC Partners Inc.		19,380	3.2	$118.58	3.0	1/31/2027
Largest Office Tenants		460,600	76.7%	$95.26	57.6%
Remaining Office Tenants		92,080	15.3	$119.00	14.4
Total / Wtd. Avg. All Office Tenants		552,680	92.0%	$99.21	72.0%

Retail Tenant Names	Ratings (Fitch/Moody’s/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF(3)	% of Total U/W Base Rent(3)	Lease Expiration
Celine	NR / A1 / A+	10,223	1.7%	$841.24	11.3%	2/28/2029
Moncler(8)	NR / NR / NR	8,985	1.5	$667.78	7.9	8/31/2026
Tod’s	NR / NR / NR	7,867	1.3	$680.90	7.0	10/13/2023
B.A.P.E.(9)	NR / NR / NR	3,705	0.6	$298.52	1.5	7/31/2030
Domenica Vacca(9)	NR / NR / NR	1,202	0.2	$239.60	0.4	3/30/2030
Largest Retail Tenants		31,982	5.3%	$667.58	28.0%

Vacant		15,753	2.6	NAP	NAP
Total / Wtd. Avg.(10)		600,415	100.0%	$130.31	100.0%

(1)	Based on the underwritten rent roll dated October 1, 2019.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)

U/W Base Rent includes contractual rent steps through July 2020 for non-investment grade-rated tenants and the straight-line average for investment grade-rated tenants. U/W Base Rent excludes $10,080 attributable to an elevator marketing contract with Captivate LLC (0 sq. ft.).

(4)

Certain tenants reflected in the chart above and other tenants, although paying rent, may not be in occupancy with respect to all or a portion of their leased space, and/or under certain conditions may have the option to terminate all or a portion of their leased space prior to the lease expiration date. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” in the Prospectus for more information regarding the foregoing and related tenant issues.

(5)	Ralph Lauren has one, 10-year renewal option under its lease.
(6)

Memorial Sloan Kettering Cancer Center has the one-time option to terminate its lease upon at least 18 months prior written notice to the landlord, provided that (a) the termination date is not earlier than July 1, 2020, (b) the termination date is not later than June 30, 2022, (c) the termination date is at least 18 months following the date upon which the termination notice is received by the landlord and (d) MSKCC pays to the landlord the termination payment simultaneously with the giving of such termination notice. The tenant also has one, five-year renewal option in its lease.

(7)	Sotheby’s International Realty, Inc. has one, five-year renewal option in its lease.
(8)	Moncler has one, five-year renewal option in its lease.
(9)	B.A.P.E. and Domenico Vacca are currently completing the build-out of their space and are expected to take occupancy in early 2020.
(10)	Total tenant Net Rentable Area is inclusive of the property management office but there is no associated rent.

 A-3-87

650 Madison Avenue New York, NY 10022	Collateral Asset Summary – Loan No. 9 650 Madison Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 48.5% 2.74x 10.0%

Lease Rollover Schedule(1)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF(2)	% U/W Base Rent Rolling(3)	Cumulative % of U/W Base Rent(3)
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2020	2	20,317	3.4	20,317	3.4%	$122.02	3.3	3.3%
2021	3	12,888	2.2	33,205	5.5%	$119.38	2.0	5.3%
2022	2	3,218	0.5	36,423	6.1%	$110.00	0.5	5.7%
2023	4	114,905	19.2	151,328	25.3%	$133.33	20.1	25.8%
2024	13	313,250	52.3	464,578	77.5%	$96.16	39.5	65.4%
2025	1	6,341	1.1	470,919	78.6%	$115.00	1.0	66.3%
2026	2	16,755	2.8	487,674	81.4%	$416.07	9.1	75.5%
2027	4	30,029	5.0	517,703	86.4%	$128.75	5.1	80.6%
2028	1	0	0.0	517,703	86.4%	$0.00	0.0	80.6%
2029	1	10,223	1.7	527,926	88.1%	$841.24	11.3	91.9%
2030 & Thereafter	5	55,540	9.3	583,466	97.4%	$111.71	8.1	100.0%
Vacant	0	15,753	2.6	599,219	100.0%	$0.00	0.0
Total / Wtd. Avg.(4)	38	599,219	100.0%			$130.59	100.0%
(1)	Based on the underwritten rent roll dated October 1, 2019.
(2)	Calculated based on the approximate square footage occupied by each collateral tenant.
(3)	U/W Base Rent includes contractual rent steps through July 2020 for non-investment grade-rated tenants and the straight-line average for investment grade-rated tenants.
(4)	Excludes 1,196 sq. ft. which is non-revenue and attributable to the property management office.

The 650 Madison Avenue Property is a 27-story, 600,415 sq. ft. Class A office building with grade level retail located in Midtown Manhattan on Madison Avenue between 59th and 60th Streets. The 650 Madison Avenue Property consists of 543,834 sq. ft. of Class A office space, 22,310 sq. ft. of ground floor retail space, and 34,271 sq. ft. of below-grade storage and flex space. The 650 Madison Avenue Property was originally constructed in 1957 as an eight-story building and in 1987 underwent a significant expansion and renovation that added the office tower. Based on the underwritten rent roll dated October 1, 2019, the 650 Madison Avenue Property is currently 97.4% leased (based on net rentable area) to a diverse tenant roster including fashion (Ralph Lauren Corporation (“Ralph Lauren”)), healthcare (Memorial Sloan Kettering Cancer Center (“MSKCC”), luxury goods (Celine, Inc. (“Celine”)), as well as finance (Willett Advisors LLC). The top three tenants by U/W Gross Rent are all investment grade rated tenants and account for 64.6% of net rentable area and 58.9% of U/W Gross Rent.

Office (92.0% of NRA; 74.5% of in-place U/W Gross Rent) The 543,834 sq. ft. of Class A office space at the 650 Madison Avenue Property is currently 97.9% occupied by 17 tenants that collectively contribute 72.0% of U/W Base Rent and 74.5% of U/W Gross Rent (inclusive of storage rent derived from office tenants). 358,491 sq. ft. of the office space (65.9% of Class A office net rentable area) at the 650 Madison Avenue Property is leased to two investment grade-rated office tenants (Ralph Lauren and MSKCC).

Major Office Tenants.

Ralph Lauren (277,016 sq. ft.; 46.1% of NRA; 32.5% of U/W Base Rent): Ralph Lauren (rated A2/A- by Moody’s/S&P), occupies 46.1% of the 650 Madison Avenue Property’s net rentable area and accounts for 36.0% of U/W Gross Rent. The tenant has occupied space in the 650 Madison Avenue Property since 1989 and has expanded several times. The 650 Madison Avenue Property serves as Ralph Lauren’s international headquarters. Ralph Lauren designs, markets, and distributes apparel, accessories, fragrances, and home furnishings under a wide range of brands and its operations include wholesale, retail, and licensing.

Memorial Sloan Kettering Cancer Center (100,700 sq. ft.; 16.8% of NRA; 12.3% of U/W Base Rent): MSKCC (rated AA/Aa3/AA- by Moody’s/Fitch/S&P), occupies 16.8% of the 650 Madison Avenue Property’s net rentable area and accounts for 13.0% of U/W Gross Rent. MSKCC signed a 10-year lease in 2013 to take over the approximately 100,000 sq. ft. medical office space that was previously occupied by Columbia Doctors, a faculty-run medical practice of Columbia University. The tenant has a separate entrance on the 60th Street and uses the space for medical purposes. MSKCC is a cancer treatment and research institution in New York City, founded in 1884 as the New York Cancer Hospital.  MSKCC is the largest and oldest private cancer center in the world, and is one of 50 National Cancer Institute-designated Comprehensive Cancer Centers.

Retail (5.3% of NRA; 25.5% of in-place U/W Gross Rent) The 22,310 sq. ft. of ground floor retail space at the 650 Madison Avenue Property is currently 87.4% occupied by five tenants that collectively contribute 28.0% of U/W Base Rent and 25.5% of U/W Gross Rent (inclusive of storage rent derived from retail tenants).

The ground floor retail space spans an entire block of the Madison Avenue retail corridor and, along with the second floor office space, was previously primarily occupied by Crate & Barrel until 2015. Since then, the borrower sponsors have executed leases with multiple luxury retailers including Celine, Moncler USA Inc (“Moncler”) (each utilizing its space as its respective brand’s flagship location) and B.A.P.E. in the ground floor retail space and an institutional tenant, Sotheby’s Int’l Realty Inc (“Sotheby’s”), in the second floor office space. The re-leasing has further diversified the rent roll at the 650 Madison Avenue Property and, based on U/W Gross Rent, the new

 A-3-88

650 Madison Avenue New York, NY 10022	Collateral Asset Summary – Loan No. 9 650 Madison Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 48.5% 2.74x 10.0%

leases have extended the weighted average lease expiration date of the space previously occupied by Crate & Barrel (excluding Tod’s, which has been a ground floor retail tenant at the 650 Madison Avenue Property since 1998) to August 2029.

Major Retail Tenant.

Celine Inc. (10,223 sq. ft.; 1.7% of NRA; 11.3% of U/W Base Rent): LVMH (rated A1/A+ by Moody’s/S&P), occupies 1.7% of net rentable area and accounts for 10.0% of U/W Gross Rent. Founded in 1945 by Céline Vipiana, Celine is a French ready-to-wear and leather luxury goods brand that has been owned by LVMH group (OTCMKTS: LVMUY) since 1996. The brand owns approximately 140 stores worldwide and is distributed through a network including department stores such as Barneys New York (New York), Bergdorf Goodman (New York), Harrods (London) and Galeries Lafayette (Paris). The retail space showcases Celine’s NYC flagship store as well as the world’s largest Celine store.

Environmental Matters. The Phase I environmental report dated October 29, 2019 recognized no environmental conditions nor recommended any further action at the 650 Madison Avenue Property.

The Market.  The 650 Madison Avenue Property occupies a full block along Madison Avenue between East 59th and 60th Streets within the Plaza District office submarket and the Madison Avenue retail submarket. The Plaza District is the largest office submarket by sq. ft. in the United States and is bounded by 65th Street to the north, the East River to the east, 47th Street on the south, and Avenue of the Americas on the west. The Madison Avenue retail submarket is located on Madison Avenue between 57th and 72nd Streets. According to the appraisal, Class A office space in the Plaza District had an inventory of approximately 78.2 million sq. ft. of office space, direct asking rents of $99.29 per sq. ft. and a direct vacancy rate of 8.1% as of the third quarter of 2019. According to the appraisal, the 650 Madison Avenue Property is located within the Madison/Fifth Avenue Class A office micro-market. As of the third quarter of 2019, the Madison/Fifth Avenue Class A office micro-market had an inventory of approximately 18.9 million sq. ft. of office space and direct asking rents of $102.23 per sq. ft. The 650 Madison Avenue Property’s U/W Gross Rents for office space range from $94.04 per sq. ft. to $176.76 per sq. ft., which is comparable to the Direct Asking Rent per sq. ft. for the appraiser’s competitive set as set forth below.

In determining market rent for the 650 Madison Avenue Property, the appraiser identified the nine comparable office buildings listed in the table below.

Competitive Set (Office Buildings)(1)
						Direct Asking Rent per SF
Property	Office Area (NRA)	Direct Avail. SF	Sublease Avail. SF	Occupied % Direct	Occupied % Total	Low	High
510 Madison Avenue	350,000	12,640	11,500	96.4%	93.1%	$99.00	$129.00
520 Madison Avenue	849,600	114,847	0	86.5%	86.5%	$105.00	$128.00
590 Madison Avenue	1,016,413	215,501	32,189	78.8%	75.6%	$90.00	$145.00
660 Madison Avenue	239,113	0	24,544	100.0%	89.7%	NAP	NAP
712 Fifth Avenue	457,281	72,333	12,090	84.2%	81.5%	$115.00	$175.00
745 Fifth Avenue	410,000	17,938	22,301	95.6%	90.2%	$128.00	$150.00
399 Park Avenue	1,250,000	96,203	47,488	92.3%	88.5%	$110.00	$110.00
450 Park Avenue	247,242	7,841	0	96.8%	96.8%	$125.00	$125.00
499 Park Avenue	265,000	11,303	11,512	95.7%	91.4%	$100.00	$100.00
Total	5,084,649	548,606	161,624
Wtd. Avg.(2)	564,961	60,956	17,958	89.2%	86.0%	$90.00	$175.00
(1)	Source: Appraisal.
(2)	Wtd. Avg. figures for the Direct Asking Rent per sq. ft. represent the low and high end of each respective range.

 A-3-89

650 Madison Avenue New York, NY 10022	Collateral Asset Summary – Loan No. 9 650 Madison Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 48.5% 2.74x 10.0%

The appraisal concluded blended market rents of $108.87 per sq. ft. and $986.96 per sq. ft. for the office and ground level retail space, respectively. Based on the appraiser’s market rents, the 650 Madison Avenue Property’s in-place rent is approximately 8.0% below market rent.

Market Rent Analysis (Office)		Market Rent Analysis (Retail)
Floors	Rent PSF	Tenant Category	Rent PSF
Concourse	$50.00	Below Grade	$35.00
2 to 7	$97.00	60th Corner	$1,250.00
8 to 10	$106.00	60th Street	$250.00
11 to 15	$116.00	59th Corner	$1,250.00
16 to 18	$127.00	59th Street	$350.00
19 to 22	$137.00	59th Midblock	$550.00
23 to 27	$147.00	Inline	$1,250.00

Cash Flow Analysis.

Cash Flow Analysis(1)
	2016	2017	2018	T-12 9/30/2019	U/W	U/W (PSF)
Base Rent(2)	$60,021,833	$65,301,771	$65,936,214	$68,490,075	$74,787,979	$124.56
Reimbursements	7,020,651	7,750,395	8,784,226	9,361,042	10,762,016	$17.92
Rent Step(3)	0	0	0	0	1,406,588	$2.34
Potential Income	0	0	0	0	3,327,410	$5.54
Other Income	222,390	265,643	319,055	362,098	371,407	$0.62
Gross Potential Rent	$67,264,874	$73,317,809	$75,039,495	$78,213,215	$90,655,399	$150.99
Less: Vacancy(4)	(86,339)	(829,105)	0	75,003	(3,327,410)	($5.54)
Effective Gross Income	$67,178,535	$72,488,704	$75,039,495	$78,288,218	$87,327,989	$145.45
Real Estate Taxes	15,935,782	16,699,910	17,606,496	18,301,078	19,659,925	$32.74
Insurance	396,387	393,355	378,835	380,309	382,942	$0.64
Management Fee	1,117,542	1,475,379	1,413,137	1,402,802	873,280	$1.45
Total Other Expenses	7,027,630	7,378,714	7,083,531	7,242,492	7,985,348	$13.30
Net Operating Income(5)	$42,701,194	$46,541,346	$48,557,496	$50,961,537	$58,426,495	$97.31
Replacement Reserves	0	0	0	0	150,104	$0.25
TI/LC	0	0	0	0	1,500,000	$2.50
Net Cash Flow	$42,701,194	$46,541,346	$48,557,496	$50,961,537	$56,776,391	$94.56
(1)

Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow

(2)	U/W Base Rent is based on the underwritten rent roll dated October 1, 2019. Base Rent excludes free rent due during each applicable period
(3)	Contractual rent steps through include $1,406,588 underwritten for various tenants through July 1, 2020.
(4)	U/W Vacancy represents the underwritten economic vacancy of 3.7%.
(5)

The increase from TTM 9/30/2019 Net Operating Income to Underwritten Net Operating Income at the 650 Madison Avenue Property is primarily attributable to the signing of six new leases since December 2018 as well as contractual rent steps.

Property Management.  The 650 Madison Avenue Property is managed by 650 Madison Office Manager LLC with respect to the office space and 650 Madison Retail Manager LLC with respect to the retail space, each a Delaware limited liability company and an affiliate of the borrower sponsors, pursuant to separate management agreements. Under the loan documents, the lender may require the borrower to terminate any management agreement and replace the applicable property manager if: (i) an event of default under the loan documents exists, (ii) there exists a material default by the property manager under the management agreement beyond all applicable notice and cure periods, or (iii) the property manager becomes insolvent or a debtor in any bankruptcy or insolvency proceeding or (iv) the property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds. Provided that no event of default is occurring under the loan documents, the borrower may, without lender’s approval and without a rating agency confirmation, terminate the management agreement and replace the manager with certain managers as set forth in the loan documents.

Lockbox / Cash Management.  The 650 Madison Avenue Whole Loan is subject to a hard lockbox with springing cash management. The borrower is required to cause all rents to be delivered directly to the clearing account with the clearing bank. During the continuance of a 650 Madison Avenue Trigger Period (as defined below) or a 650 Madison Avenue Specified Tenant Trigger Period (as defined below), the clearing bank will be required to transfer all amounts on deposit in the clearing account once each business day to the cash management account. Funds on deposit in the cash management account will be applied on each payment date in the order and priority set forth in the loan documents. In the absence of a 650 Madison Avenue Trigger Period or a 650 Madison Avenue Specified Tenant

 A-3-90

650 Madison Avenue New York, NY 10022	Collateral Asset Summary – Loan No. 9 650 Madison Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 48.5% 2.74x 10.0%

Trigger Period, all excess cash flow will be deposited into the borrower’s operating account. During a 650 Madison Avenue Trigger Period, the excess cash flow will be held by the lender and applied in accordance with the terms of the loan documents.

A “650 Madison Avenue Trigger Period” means a period (A) commencing upon the earliest to occur of: (i) the debt yield falling below 6.00% for two consecutive quarters, or (ii) an event of default, and (B) terminating upon (x) with respect to clause (i) above, the debt yield being equal or greater than 6.00% for two consecutive quarters or the delivery by borrower to lender of cash collateral or a letter of credit in order to achieve such debt yield, or (y) with respect to clause (ii) above, the event of default has been cured.

For the avoidance of doubt, the existence of a 650 Madison Specified Tenant Trigger Period will not, by itself, cause a 650 Madison Trigger Period.

Upon a 650 Madison Specified Tenant Trigger Period and prior to a 650 Madison Specified Tenant Trigger Period Cure (as defined below), a Specified Tenant (as defined below) reserve will be funded monthly until the lender has swept up to $80.00 per sq. ft. for the vacating Specified Tenant space into the Specified Tenant reserve.  Funds in the Specified Tenant reserve will be released to the borrower upon the occurrence of an applicable 650 Madison Avenue Specified Tenant Trigger Period Cure.

A “650 Madison Avenue Specified Tenant Trigger Period” means a period commencing upon the earliest of: (i) any bankruptcy of Ralph Lauren (together with any single tenant replacing the foregoing and paying no less than 30% of the total gross rent payable at the Property, a “Specified Tenant”), (ii) delivery of any notice of termination or cancellation by a Specified Tenant for all or any portion of the Specified Tenant’s lease and/or if any Specified Tenant’s lease fails to otherwise be in full force and effect, (iii) the Specified Tenant being in monetary default of base rent or any material non-monetary default under the Specified Tenant’s lease beyond applicable notice and cure periods, (iv) the Specified Tenant failing to be in actual, physical possession and operating or dark in the Specified Tenant’s space, provided that it will not be a trigger under this clause (iv) if such Specified Tenant is rated an investment grade rated tenant by at least one of Moody’s, S&P and/or Fitch, or (v) a Specified Tenant’s failure to provide written notice to the borrower of renewal of its lease upon the earlier to occur of 18 months prior to its then current applicable lease expiration and the renewal notice period required under the applicable lease, and ending upon the occurrence of an applicable 650 Madison Avenue Specified Tenant Trigger Period Cure.

A “650 Madison Avenue Specified Tenant Trigger Period Cure” means as applicable, (a) the Specified Tenant affirming its lease in the applicable bankruptcy proceeding pursuant to a final, non-appealable order, (b) the lender’s receipt of reasonably satisfactory evidence that, among other things, the applicable vacant or dark space referred to in clause (iv) of the definition of “650 Madison Avenue Specified Tenant Trigger Period” is leased, open for business and the applicable tenant is paying full unabated rent, (c) the lender’s receipt of evidence reasonably satisfactory that the default under the Specified Tenant’s lease has been cured, (d) the Specified Tenant’s revocation or rescission of all termination or cancellation notices with respect to the Specified Tenant’s lease and reaffirmation that the Specified Tenant’s lease is in full force and effect, and/or (e) the lender receives reasonably satisfactory evidence that (i) the Specified Tenant has renewed its lease prior to its then applicable lease expiration or (ii) the Specified Tenant’s space is leased for a minimum term of five (5) years, the replacement tenant has taken actual physical possession of the Specified Tenant’s space and the replacement tenant is paying full unabated rent. A 650 Madison Avenue Specified Tenant Trigger Period Cure will also be deemed to have occurred if the debt yield is equal to or greater than 7.5% (excluding gross revenue from any Specified Tenant who is then subject to a 650 Madison Avenue Specified Tenant Trigger Period, but including revenue on a pro forma basis from any new lease with respect to all or any portion of the space demised to such Specified Tenant that was entered into in accordance with the terms of this 650 Madison Avenue Whole Loan agreement).

Condominium Conversion. The borrower has the right to convert the entire 650 Madison Avenue Property to a commercial condominium form of ownership (a “Condominium Conversion”), provided that, among other conditions (i) the resulting condominium regime (the “Condominium”) consists exclusively of the three condominium units (collectively, the “Condominium Units”, each, a “Condominium Unit”) identified in the 650 Madison Avenue Whole Loan documents, (ii) no event of default is continuing, (iii) the condominium declaration and bylaws, all related documents, instruments and agreements (collectively the “Condominium Documents”) will be in the respective forms indicated in the 650 Madison Avenue Whole Loan documents or as otherwise approved by the lender in writing (which approval must not be unreasonably withheld, conditioned or delayed), and (iv) the borrower delivers to the lender such usual and customary documents and other agreements as may be reasonably required by the lender in connection with the Condominium Conversion, including, but not limited to, an amendment to the mortgage and amendments and reaffirmations to the terms and conditions of the 650 Madison Avenue Whole Loan documents reasonably required by the lender, and (v) the borrower has the right to transfer the Condominium Units to one or more transferee borrowers that will assume on a joint and several basis all of borrower’s obligations under the 650 Madison Avenue Whole Loan documents, provided (A) such transferee borrowers will be either (I) controlled by an eligible qualified owner in accordance with the 650 Madison Avenue Whole Loan documents that owns (x) by itself, at least 20% of the common equity interest in such transferee borrowers and (y) together with one or more other eligible qualified owner and/or institutional investors, at least 51% of the common equity interest in such transferee borrowers, with any person owning 10% or more of the equity interests in transferee borrower being a qualified transferee or (II) owned and controlled by one or more entities approved by the lender that are qualified transferees and are otherwise qualified to own the 650 Madison Avenue Property, and (B) rating agency confirmation will be required solely with respect to the legal structure of the transferee borrower(s), the documentation of the loan assumption and the related legal opinions

 A-3-91

650 Madison Avenue New York, NY 10022	Collateral Asset Summary – Loan No. 9 650 Madison Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 48.5% 2.74x 10.0%

Initial and Ongoing Reserves.   At origination of the 650 Madison Avenue Whole Loan, the borrower funded reserves of (i) $3,197,699 for outstanding tenant improvements and/or leasing commissions and (ii) $6,378,315 for free rent.

Tax Reserve: On each monthly payment date during the continuance of a 650 Madison Avenue Trigger Period or 650 Madison Avenue Specified Tenant Trigger Period, the borrower is required to deposit 1/12th of an amount which would be sufficient to pay taxes for the next ensuing 12 months.

Insurance Reserve: On each monthly payment date during the continuance of a 650 Madison Avenue Trigger Period or a 650 Madison Avenue Specified Tenant Trigger Period, insurance deposits are required in an amount equal to 1/12th of an amount which would be sufficient to pay the insurance premium due for the renewal of the coverage afforded by the insurance policies upon the expiration thereof. If the liability or casualty insurance policy maintained by the borrower covering the 650 Madison Avenue Property constitutes an acceptable blanket policy, then no insurance deposits are required.

TI/LC Reserve: On each monthly payment date during the continuance of a 650 Madison Avenue Trigger Period, the borrower is required to deposit into the rollover account an amount equal to $125,000.

Replacement Reserve: On each monthly payment date during the continuance of a 650 Madison Avenue Trigger Period, the borrower is required to deposit into the capital expenditure account an amount equal to 1/12th of $0.25 multiplied by the aggregate number of rentable sq. ft. then contained in the 650 Madison Avenue Property, which for avoidance of doubt will exclude rentable square footage contained in any Condominium Unit that was previously released from the collateral for the 650 Madison Avenue Whole Loan.

Operating Expense Reserve: On each monthly payment date during the continuance of a 650 Madison Avenue Trigger Period or a 650 Madison Avenue Specified Tenant Trigger Period, the borrower is required to deposit into the operating expense account an amount sufficient to pay monthly operating expenses for the month immediately preceding the month in which such payment date occurs in accordance with the approved annual budget.

Current Mezzanine or Subordinate Indebtedness.  On the origination date of the 650 Madison Avenue Whole Loan, CREFI, BCREI, BMO Harris and GSBI funded the 650 Madison Avenue Junior Non-Trust Notes in the amount of $213,200,000. The 650 Madison Avenue Junior Non-Trust Notes have an interest rate of 3.48600% per annum and is coterminous with the 650 Madison Avenue Senior Pari Passu Notes. The 650 Madison Avenue Whole Loan is subject to a co-lender agreement.

Future Mezzanine or Subordinate Indebtedness Permitted.  None.

Partial Release.  Provided no event of default is continuing, the borrower has the right at any time after the earlier of (a) November 26, 2022, and (b) the date that is two years after the closing date of the securitization that includes the last note to be securitized, and provided that a Condominium Conversion has occurred, to obtain the release of one or more Condominium Units solely in connection with a partial defeasance, subject to the satisfaction of certain conditions including, without limitation, (i) defeasing a portion of the 650 Madison Avenue Whole Loan in an amount that is equal to or greater than 125% of an allocated loan amount for the applicable Condominium Unit determined by dividing the 650 Madison Avenue Whole Loan among the various condominium units pro rata based on their respective appraised values based upon an appraisal of the 650 Madison Avenue Property at the time of the release, provided that (x) the debt yield with respect to the condominium unit(s) remaining subject to the lien of the mortgage after such partial defeasance is, in the aggregate, equal to or greater than 7.3% and (y) the loan-to-value ratio with respect to the Condominium Unit(s) remaining subject to the lien of the mortgage after such partial defeasance is equal to or less than 67%, in each case unless approved by the lender in its reasonable discretion, (ii) after giving effect to the partial defeasance, the debt yield for the four calendar quarters then most recently ended, recalculated to include only income and expense attributable to the portion of the 650 Madison Avenue Property that continues to be subject to the liens of the loan documents after the contemplated defeasance and to exclude the interest expense on the aggregate amount defeased, is no less than the greater of (x) 7.3% and (y) the lesser of (a) the debt yield immediately prior to such release, and (b) 9.125%, and (iii) at the lender’s request, delivery of a rating agency confirmation.

 A-3-92

(THIS PAGE INTENTIONALLY LEFT BLANK)

 A-3-93

181 West Madison Street Chicago, IL 60602	Collateral Asset Summary – Loan No. 10 181 West Madison	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,000,000 28.8% 4.67x 20.4%

 A-3-94

181 West Madison Street Chicago, IL 60602	Collateral Asset Summary – Loan No. 10 181 West Madison	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,000,000 28.8% 4.67x 20.4%

 A-3-95

181 West Madison Street Chicago, IL 60602	Collateral Asset Summary – Loan No. 10 181 West Madison	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,000,000 28.8% 4.67x 20.4%

 A-3-96

181 West Madison Street Chicago, IL 60602	Collateral Asset Summary – Loan No. 10 181 West Madison	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,000,000 28.8% 4.67x 20.4%

Mortgage Loan Information
Loan Sellers:	JPMCB
Loan Purpose:	Refinance
Borrower Sponsor:	HNA Group North America LLC
Borrower:	181 West Madison Property LLC
Original Balance(1):	$43,000,000
Cut-off Date Balance(1):	$43,000,000
% by Initial UPB:	4.8%
Interest Rate:	3.90000%
Payment Date:	1st of each month
First Payment Date:	January 1, 2020
Maturity Date:	December 1, 2026
Amortization:	Interest Only
Additional Debt(1)(2):	$64,900,000 Pari Passu Debt; $132,100,000 Subordinate Debt
Call Protection(3):	L(26), D(53), O(5)
Lockbox / Cash Management:	Hard / Springing

Reserves(4)
	Initial	Monthly	Cap
Taxes:	$0	Springing	NAP
Insurance:	$0	Springing	NAP
Replacement:	$0	Springing	$567,660
TI/LC:	$157,683	$157,683	$7,000,000
Outstanding Free Rent:	$1,532,852	NAP	NAP
Outstanding CapEx:	$60,000	NAP	NAP
Outstanding Rollover:	$1,229,826	NAP	NAP

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	CBD Office
Collateral:	Fee Simple
Location:	Chicago, IL
Year Built / Renovated:	1990 / 2016
Total sq. ft.:	946,099
Property Management:	MB Real Estate Services Inc.
Underwritten NOI(5):	$22,010,506
Underwritten NCF(5):	$19,929,089
Appraised Value(6):	$375,289,826
Appraisal Date:	October 22, 2019

Historical NOI
Most Recent NOI:	$21,846,296 (T-12 September 30, 2019)
2018 NOI:	$21,302,406 (December 31, 2018)
2017 NOI:	$23,203,111 (December 31, 2017)
2016 NOI(7):	NAV

Historical Occupancy
Most Recent Occupancy:	87.7% (November 30, 2019)
2018 Occupancy:	87.0% (December 31, 2018)
2017 Occupancy:	88.0% (December 31, 2017)
2016 Occupancy(7):	NAV

Financial Information(1)(2)
Tranche	Cut-off Date Balance	Balance per sq. ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$43,000,000
Pari Passu Notes	$64,900,000
Senior Notes	$107,900,000	$114 / $114	28.8% / 28.8%	5.16x / 4.67x	20.4% / 18.5%	20.4% / 18.5%
Subordinate Debt	$132,100,000
Whole Loan	$240,000,000	$254 / $254	64.0% / 64.0%	2.32x / 2.10x	9.2% / 8.3%	9.2% / 8.3%

(1)

The 181 West Madison Loan (as defined below) consists of the non-controlling Note A-2 and is part of the 181 West Madison Whole Loan (as defined below) evidenced by four pari passu senior notes and one subordinate note, with an aggregate outstanding principal balance as of the Cut-off Date of $240.0 million. For additional information, see “The Loan” herein.

(2)	See “Current Mezzanine or Subordinate Indebtedness” herein.

(3)

The lockout period will be 26 payments beginning with and including the first payment date in January 2020. The borrower has the option to defease the full $240,000,000 181 West Madison Whole Loan after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) January 1, 2023. The lockout period of 26 payments is based on the expected Benchmark 2020-B16 transaction closing date occurring in February 2020. The actual lockout period may be longer.

(4)	See “Initial and Ongoing Reserves” herein.

(5)

Underwritten NOI and Underwritten NCF are inclusive of (i) contractual rent steps taken through November 2020 and (ii) straight-lined rent through the 181 West Madison Whole Loan maturity date for investment-grade rated tenants Northern Trust and CIBC (each as defined below).

(6)

Appraised Value is reflective of the “As Hypothetical” Appraised Value as determined by Cushman & Wakefield, Inc., which assumes the Borrower Sponsor has escrowed $1,289,826 for remaining capital expenses and unfunded tenant improvement allowances associated with CIBC. At origination, the borrower reserved $1,229,826 for all outstanding tenant improvements and $60,000 for outstanding capital expenditures. The “As-Is” appraised value as of October 22, 2019 is $374.0 million, which results in a Whole Loan LTV at Cut-off Balance of approximately 64.2%.

(7)	2016 NOI and 2016 Occupancy are not available as the borrower sponsor acquired the 181 West Madison Property (as defined below) in March of 2017.

 A-3-97

181 West Madison Street Chicago, IL 60602	Collateral Asset Summary – Loan No. 10 181 West Madison	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,000,000 28.8% 4.67x 20.4%

The Loan.  The 181 West Madison mortgage loan (the “181 West Madison Loan”) is part of a fixed rate loan secured by the first mortgages encumbering the borrower’s fee simple interest in an approximately 946,099 sq. ft. Class A office tower located in Chicago, Illinois (the “181 West Madison Property”). The 181 West Madison Loan is evidenced by the non-controlling Note A-2 with an original principal balance and outstanding principal balance as of the Cut-off Date of $43.0 million. The 181 West Madison Loan is part of a $240.0 million whole loan that is evidenced by four pari passu senior notes with an aggregate original balance of $107.9 million (the “181 West Madison Senior Notes”) and one subordinate note with an original balance of $132.1 million (the “181 West Madison Junior Note” and together with 181 West Madison Senior Notes, the “181 West Madison Whole Loan”). The 181 West Madison Loan, which will be included in the Benchmark 2020-B16 securitization transaction, is evidenced by the non-controlling Note A-2, which has an outstanding principal balance as of the Cut-off Date of $43,000,000.

The relationship between the holders of the 181 West Madison Senior Notes and the 181 West Madison Junior Notes will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 181 West Madison Whole Loan” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1	$1,000,000	$1,000,000	JPMCC 2020-LOOP(1)	No
Note A-2	$43,000,000	$43,000,000	Benchmark 2020-B16	No(2)
Note A-3	$40,000,000	$40,000,000	JPMCB	No
Note A-4	$23,900,000	$23,900,000	JPMCB	No
Senior Notes	$107,900,000	$107,900,000
Note B-1	$132,100,000	$132,100,000	JPMCC 2020-LOOP(1)	Yes(2)
Whole Loan	$240,000,000	$240,000,000

(1)	The JPMCC 2020-LOOP transaction is expected to close prior to the Closing Date.

(2)

The initial controlling piece is Note B-1. During the continuance of a trust loan control event relating to the JPMCC 2020-LOOP securitization transaction (i.e., when the class G certificates in such transaction have been control appraised out, but the class C certificates in such transaction have not been control appraised out), a specified percentage  of the certificateholders of such transaction will be entitled to exercise the rights of the controlling piece to replace the special servicer (but no certificateholder will have any other rights of the controlling piece). During the control shift event relating to the JPMCC 2020-LOOP securitization transaction (i.e., when the class C certificates in such transaction have been control appraised out), Note A-2 will be the controlling piece; provided however, that the 181 West Madison Whole Loan will continue to be serviced by the master servicer, and if necessary, the special servicer, under the JPMCC 2020-LOOP trust and servicing agreement.  See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 181 West Madison Whole Loan” in the Prospectus.

The 181 West Madison Whole Loan has a seven-year interest-only term and accrues interest at a fixed rate of 3.90000% per annum. The 181 West Madison Whole Loan proceeds were used to refinance existing debt, pay closing costs and fund upfront reserves. Based on the “As Hypothetical” appraised value of approximately $375.3 million as of October 22, 2019, the Cut-off Date LTV Ratio for the 181 West Madison Whole Loan is 64.0%. The most recent financing of the 181 West Madison Whole Loan is expected to be included in the JPMCC 2020-LOOP transaction.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$240,000,000	99.6%	Loan Payoff	$235,188,488	97.6%
Sponsor Equity	1,027,259	0.4%	Upfront Reserves	2,980,361	1.2%
			Closing Costs	2,858,410	1.2%
Total Sources	$241,027,259	100.0%	Total Uses	$241,027,259	100.0%

The Borrower / Borrower Sponsor. The borrower is 181 West Madison Property LLC, a Delaware limited liability company structured to be a bankruptcy-remote entity with two independent directors in its organizational structure (the “Borrower”). The borrower is controlled by HNA Group North America LLC, the borrower sponsor (“HNA”). HNA is a China based Fortune Global 500 conglomerate with core divisions of aviation, tourism and real estate. As of November 11, 2019, HNA Group North America LLC controls approximately $2.1 billion of United States commercial real estate which includes 245 Park Avenue in New York City, the 181 West Madison property and the Casa Hotel at 66-70 West 45th Street in New York City. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 181 West Madison Whole Loan. The borrower, which is a single purpose entity with no assets other than the 181 West Madison Property, is the sole party liable for breaches or violations of the nonrecourse carveout provisions in the loan documents.

 A-3-98

181 West Madison Street Chicago, IL 60602	Collateral Asset Summary – Loan No. 10 181 West Madison	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,000,000 28.8% 4.67x 20.4%

The Property.

Tenant Summary(1)
Tenant	Credit Rating (Moody’s/Fitch/S&P)(2)	Net Rentable Area (sq. ft.)	% of Net Rentable Area	U/W Base Rent PSF(3)	% of Total U/W Base Rent	Lease Expiration(4)
The Northern Trust Company	A2 / AA- / AA-	400,030	42.3%	$21.31	40.2%	12/31/2025
Quantitative Risk Management Inc	NR / NR / NR	107,092	11.3%	$29.63	15.0%	3/31/2022
The Marmon Group	Aa2 / AA- / AA	45,123	4.8%	$30.78	6.5%	12/31/2022
GSA - US Citizenship and Immigration	Aaa / AAA / AA+	36,844	3.9%	$33.75	5.9%	9/21/2025
CIBC	Aa2 / NR / A+	42,414	4.5%	$26.41	5.3%	12/31/2029
Factset Research Systems Inc.	NR / NR / NR	38,012	4.0%	$28.42	5.1%	9/30/2027
MB Real Estate	NR / NR / NR	38,598	4.1%	$23.82	4.3%	9/30/2020
Cornerstone Research, Inc.	NR / NR / NR	27,177	2.9%	$30.43	3.9%	1/31/2029
Duracell U.S. Operations, Inc.	Aa2 / AA- / AA	11,699	1.2%	$29.98	1.7%	12/31/2027
BPI US Partners LLC	NR / NR / NR	5,681	0.6%	$53.72	1.4%	12/31/2020
Total Major Office		752,670	79.6%	$25.16	89.2%
Other Occupied(5)		76,925	8.1%	$29.76	10.8%
Total Occupied Office and Retail		829,595	87.7%	$25.58	100.0%
Vacant		116,504	12.3%
Total / Wtd. Avg.		946,099	100.0%

(1)	Based on the underwritten rent roll dated November 30, 2019.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)

U/W Base Rent PSF is inclusive of contractual rent steps taken through November 2020. U/W Base Rent is not inclusive of rent steps for Northern Trust which are based off of current negotiations in connection with a base rent reset, which would commence in January 2021. The Base Rent PSF for Northern Trust inclusive of the base rental reset reflects a weighted average underwritten base rent per square foot of approximately $27.64, which is later applied in the U/W Net Cash Flows as an additional add-on.

(4)	Certain tenants may have termination or contraction options which may become exercisable prior to the originally stated expiration date of the tenant lease.
(5)	Other Occupied is inclusive of (i) 3,462 sq. ft. of conference center space with no attributable underwritten base rent and (ii) 5,661 sq. ft. of retail space.

Lease Rollover Schedule(1)(2)
Year	# of Tenants Expiring(3)	Total Expiring sq. ft.	% of Total sq. Ft. Expiring	Cumulative sq. ft. Expiring	Cumulative % of sq. ft. Expiring	Annual U/W Base Rent per sq. ft.	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
2020 & MTM(4)	7	63,307	6.7%	63,307	6.7%	$27.97	8.3%	8.3%
2021	3	9,530	1.0%	72,837	7.7%	$28.13	1.3%	9.6%
2022	5	165,510	17.5%	238,347	25.2%	$30.00	23.4%	33.0%
2023	1	7,503	0.8%	245,850	26.0%	$28.71	1.0%	34.0%
2024	1	4,429	0.5%	250,279	26.5%	$26.65	0.6%	34.6%
2025	5	448,117	47.4%	698,396	73.8%	$22.50	47.5%	82.1%
2026	1	7,489	0.8%	705,885	74.6%	$26.65	0.9%	83.0%
2027	2	49,711	5.3%	755,596	79.9%	$28.79	6.7%	89.8%
2028	0	0	0.0%	755,596	79.9%	$0.00	0.0%	89.8%
2029	4	73,999	7.8%	829,595	87.7%	$29.36	10.2%	100.0%
2030 & Thereafter	0	0	0.0%	829,595	87.7%	$0.00	0.0%	100.0%
Vacant	NAP	116,504	12.3%	946,099	100.0%	$0.00	0.0%
Total / Wtd. Avg.	29	946,099	100.0%			$25.58	100.0%

(1)	Based on the underwritten rent roll dated November 30, 2019.
(2)

Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

(3)	# of Tenants Expiring excludes telecom space, conference centers and storage space.
(4)	2020 & MTM is inclusive of 3,462 sq. ft. associated with conference center and 357 sq. ft. of storage space associated with MB Real Estate, each of which has no attributable underwritten base rent.

The 181 West Madison Property is a 50-story, 946,099 sq. ft., Class A, LEED Certified Gold, office tower located in Chicago, Illinois. The 181 West Madison Property is located at the southeast corner of West Madison and South Wells Streets in Chicago’s central business district (“CBD”). There are 56 on-site garage parking spaces. The 181 West Madison Property was originally constructed in 1990 by Cesar Pelli & Associates and has since undergone renovations in 2016. The borrower sponsor purchased the 181 West Madison Property in March 2017 and since then have invested approximately $15.5 million into capital expenditures at the 181 West Madison Property. Recent renovations at the 181 West Madison property include modernized elevators, main lobby renovations, improvements to the tenant lounge, fitness center improvements and general cosmetic upgrades.

As of November 30, 2019, the 181 West Madison Property was 87.7% leased to 29 tenants across the banking, government, technology, advertising and industrial sectors. The 181 West Madison Property’s ten largest office tenants (five of which have investment grade credit ratings) occupy 752,670 sq. ft. accounting for approximately 79.6% of net rentable area and 89.2% of underwritten base rent, with a weighted average underwritten base rent of $25.16 PSF. The largest tenant at the 181 West Madison Property, The Northern Trust Company

 A-3-99

181 West Madison Street Chicago, IL 60602	Collateral Asset Summary – Loan No. 10 181 West Madison	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,000,000 28.8% 4.67x 20.4%

(“Northern Trust”), accounts for approximately 42.3% of net rentable area and 40.2% of underwritten base rent. Northern Trust has been at the property since 2000 and has continuously invested in the 181 West Madison Property over that time period while also expanding its footprint at the property. The 181 West Madison Property serves as one of two headquarter buildings for Northern Trust. Northern Trust owns and fully occupies the adjacent 50 South LaSalle building, which also serves as a headquarters for its operations. Northern Trust has re-reaffirmed its long term commitment to the property through a comprehensive remodeling of seven floors over the past five years at a cost of approximately $75 to $90 PSF. Northern Trust paid for a sky bridge that connects its offices on the 7th floor of the 181 West Madison Property to the adjacent 50 South Lasalle property. The 181 West Madison Property also serves as the headquarter location for Quantitative Risk Management Inc (“QRM”) (11.3% of net rentable area, 15.0% of underwritten base rent) and The Marmon Group (4.8% of net rentable area, 6.5% of underwritten base rent) the second and third largest tenants, respectively, by underwritten base rent.

The 181 West Madison Property is surrounded by a variety of cultural attractions, entertainment venues, restaurants and retail outlets located throughout the Central Loop, one of Chicago’s primary central business districts (the “Central Loop”). Notable demand generators in the Chicago Loop include a variety of theaters and museums such as the Auditorium Theatre, Cadillac Palace Theatre, The Chicago Theatre, The Goodman Theatre, Bank of America (formerly Shubert) Theatre and the Art Institute of Chicago. Millennium Park is another demand driver in the market. Millennium Park opened in July 2004, featuring world class art exhibits, a state-of-the-art open air band shell, flower and sculpture gardens, a small indoor music and dance theatre and a commuter bicycle center. A recent impact study prepared for the City of Chicago reports that Millennium Park is anticipated to generate $1.4 billion in residential development, $1.9 billion in hotel, retail and entertainment revenues and attract approximately 36 million visitors over the next decade. According to the Chicago Tribune, the Central Loop is also “the largest college town in Illinois,” with 20 higher education institutions with over 60,000 students in the Central Loop area.

Major Tenants.

The Northern Trust Corporation (400,030 sq. ft.; 42.3% of NRA; 40.2% of U/W Base Rent) (rated A2/AA-/AA- by Moody’s, Fitch and S&P) is an international financial services company headquartered in Chicago, Illinois. It provides investment management, asset and fund administration and fiduciary and banking services. Northern Trust employs approximately 20,000 people in offices across 20 U.S. states and 23 international locations throughout North America, Europe and the Asia-Pacific region. As of year-end 2018, Northern Trust reported $6.0 billion in revenue, $1.6 billion in net income and $1.1 trillion in assets under management. Northern Trust occupies its space through December 2025 with two, five-year renewal options remaining.

Quantitative Risk Management Inc. (107,092 sq. ft.; 11.3% of NRA; 15.0% of U/W Base Rent) Quantitative Risk Management, founded in 1987, is an enterprise risk management consulting firm. QRM aims to provide expert analytics and risk management advice to financial institutions worldwide. QRM is a financial risk consultancy of industry-leading organizations. With offices in Chicago, London, and Singapore, QRM works with companies worldwide, including clients on six continents and in over 30 countries. QRM’s client list numbers over 150 financial institutions worldwide, including 9 of the top 10 United States banking companies. The 181 West Madison Property is home of QRM’s global headquarters. QRM occupies its space through March 2022 and has one, five-year renewal option remaining.

The Marmon Group (45,123 sq. ft.; 4.8% of NRA; 6.5% of U/W Base Rent) The Marmon Group (rated Aa2/A+/AA by Moody’s, Fitch and S&P), a Berkshire Hathaway company, is a global industrial organization comprising 11 diverse business sectors and more than 125 autonomous manufacturing and service businesses. Some of the sectors of business include retail solutions, food service technologies, water technologies, transportation products, crane services and electrical and medical products. Marmon businesses operate more than 400 manufacturing, distribution and service facilities, and employ more than 22,000 people worldwide. Revenues exceeded $8.1 billion in 2018. The Marmon Group occupies its space through December 2022 and with one, five-year renewal option remaining.

Environmental Matters.    The Phase I environmental report dated November 13, 2019 recommended no further action at the 181 West Madison Property.

The Market. Chicago is one of the largest business centers of the Midwest. The 181 West Madison Property falls within the Chicago-Naperville-Joliet metropolitan statistical area (“MSA”). The MSA ranks second nationally in total office inventory behind New York, containing nearly 233.2 million sq. ft. The 181 West Madison Property is located in the Central Loop submarket of Chicago. The Central Loop office submarket is one of the seven submarkets in Chicago’s CBD. The Central Loop, which is considered to be in the heart of the CBD financial district, is bound by Chicago River to the north, Harrison Street to the south, State Street to the east and Wells Street to the west. As of third quarter 2019, the submarket included 61 buildings with more than 34 million sq. ft. of office space. The Central Loop submarket comprises approximately 25.5% of the Chicago CBD office market.

According to the appraisal, as of third quarter of 2019, Class A office space in the Central Loop submarket had inventory of nearly 10.7 million sq. ft. with a market vacancy of 12.9% and overall asking rents of $46.11 per sq. ft. on a gross basis, while the overall CBD had a vacancy of 13.1% and asking rents of $40.32 PSF on a gross basis. In recent years, the submarket has benefitted from the influx of technology, advertising, media and information companies, as the submarket is one of the primary office submarkets in downtown Chicago. Many large corporations, including 33 Fortune 500 companies, are headquartered in Chicago. Furthermore, the MSA has an employment base comprised of more than 4.8 million employees. Year-to-date overall net absorption measured more than 1.2 million sq. ft. in third quarter 2019 in the Chicago CBD office market as move-ins outpaced move-outs. This was a sharp increase from the 498,806 sq. ft. of positive net absorption recorded through third quarter 2018 indicating a clear appetite for higher quality space, Class A product recorded nearly 1.5 million sq. ft. of positive year-to-date net absorption.

 A-3-100

181 West Madison Street Chicago, IL 60602	Collateral Asset Summary – Loan No. 10 181 West Madison	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,000,000 28.8% 4.67x 20.4%

The appraisal identified eight comparable office leases across eight directly competitive office properties in the Central Loop and surrounding submarkets. Base rent across approximately 718,526 sq. ft. of recently executed leases ranges from $24.50 to $34.50 PSF. The appraisal’s concluded office market rent for the 181 West Madison Property is $26.07 PSF, in-line with the weighted average underwritten base rent for office space at the 181 West Madison Property of $25.37 PSF.

The appraisal identified six comparable property sale transactions that have occurred since July 2017 with a weighted average sales price of $386.60 PSF, in excess of the 181 West Madison Property’s acquisition price of approximately $379.45 PSF, highlighting the borrower sponsor’s attractive basis in the 181 West Madison Property. Year-to-date overall net absorption measured more than 1.2 million sq. ft. in third quarter 2019 in the Chicago CBD office market as move-ins outpaced move-outs. This was a sharp increase from the 498,806 sq. ft. of positive net absorption recorded through third quarter 2018. In addition, Class A product recorded nearly 1.5 million sq. ft. of positive year-to-date net absorption.

Cash Flow Analysis.

Cash Flow Analysis(1)
	2017	2018	T-12 9/30/2019	U/W	U/W per sq. ft.(1)
Base Rent(2)	$24,971,036	$23,735,144	$24,454,073	$21,223,015	$22.43
Vacant Income	$0	$0	$0	$3,361,566	$3.55
Gross Potential Rent	$24,971,036	$23,735,144	$24,454,073	$24,584,581	$25.99
Total Reimbursements	$14,020,576	$14,430,076	$14,935,883	$17,294,407	$18.28
Less: Vacancy/Credit Loss	($401,185)	$0	$0	($3,361,566)	($3.55)
Miscellaneous Income	$405,878	$311,107	$410,957	$180,499	$0.19
Add-On for IG Tenant(3)	$0	$0	$0	$2,696,844	$2.85
Effective Gross Income	$38,996,305	$38,476,327	$39,800,913	$41,394,765	$43.75
Total Fixed Expenses	$9,022,865	$9,939,202	$10,598,169	$11,066,586	$11.70
Total Operating Expenses	$6,770,329	$7,234,719	$7,356,448	$8,317,672	$8.79
Net Operating Income	$23,203,111	$21,302,406	$21,846,296	$22,010,506	$23.26
TI/LC	$0	$0	$0	$1,892,198	$2.00
Capital Expenditures	$0	$0	$0	$189,220	$0.20
Net Cash Flow	$23,203,111	$21,302,406	$21,846,296	$19,929,089	$21.06

(1)	Based on the underwritten rent roll dated November 30, 2019.
(2)

U/W Net Operating Income and U/W Net Cash Flow are inclusive of (i) contractual rent steps taken through November 2020 and (ii) straight lined rent through the 181 West Madison Whole Loan maturity date for investment-grade rated tenants, Northern Trust and CIBC. Northern Trust rent steps are based off of current negotiations for the base rent reset, which would commence in January of 2021 for all of the Northern Trust space at the Property. Currently negotiations are between $27.00 and $28.00, with 2.5% escalations through the loan term. Underwriting assumes an agreed upon rental rate of $27.50.

(3)	Add-On for IG Tenant is inclusive of an additional increase for investment grade tenants Northern Trust and CIBC, which have been straight-lined through the 181 West Madison Whole Loan term.

Property Management. The 181 West Madison Property is managed by MB Real Estate Services Inc., a Delaware corporation. MB Real Estate Services Inc., is a full-service real estate company that acquires, develops, leases and manages real estate across the United States.

Lockbox / Cash Management. The 181 West Madison Whole Loan is structured with a hard lockbox and springing cash management. The borrower was required at loan origination to deliver a tenant direction letter to each existing tenant at the 181 West Madison Property directing each tenant to remit its rent checks directly to a lender-controlled lockbox. The borrower is also required to deliver a tenant direction letter to each future commercial tenant. So long as no Cash Sweep Event (as defined below) then exists, all funds deposited into the lockbox account are required to be transferred on each business day to or at the direction of the borrower. Upon the occurrence and during the continuance of a Cash Sweep Event, all funds in the lockbox account are required to be swept on each business day to a lender-controlled cash management account to be applied and disbursed for payment of taxes, insurance premiums, operating expenses, debt service, reserves and other amounts payable in accordance with the loan documents. All excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the 181 West Madison Whole Loan. Upon the occurrence and during the continuance of an event of default under the loan documents or any bankruptcy action of the borrower or property manager, the lender may apply funds to the debt in such priority as it may determine.

A “Cash Sweep Event” means each period commencing on the occurrence of (i) an event of default under the loan documents, (ii) any bankruptcy or insolvency action of the borrower, (iii) any bankruptcy or insolvency action of the property manager which (a) results in the bank accounts associated with the 181 West Madison Property being subsumed in a bankruptcy or insolvency action, (b) has a material adverse effect on the operation of the 181 West Madison Property (the “Property Manager Trigger”), (iv) the debt service coverage ratio being less than 1.30x on any date of determination for the calendar quarter immediately preceding the date of such determination, based upon annualized gross income from operation and operating expenses for the trailing three-month period immediately preceding such date of determination (a “DSCR Trigger Event”) and (iv) a Tenant Trigger Event (as defined below).

 A-3-101

181 West Madison Street Chicago, IL 60602	Collateral Asset Summary – Loan No. 10 181 West Madison	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,000,000 28.8% 4.67x 20.4%

A “Tenant Trigger Event” means (a) any bankruptcy or insolvency action of Northern Trust, (b) the occurrence of the date that is 18 months prior to the expiration date of the Northern Trust lease, provided that Northern Trust has not renewed the Northern Trust lease with respect to at least 80.0% of its premises, (c) the occurrence of a default by Northern Trust under the Northern Trust lease which remains uncured beyond all applicable notice and cure periods.

A  “Cash Sweep Event Cure” means, (a) if caused by an event of default, the acceptance by the lender of a cure of such event of default; (b) if caused by a Property Manager Trigger, if the borrower replaces the property manager with a manager approved by the lender under a replacement management agreement in accordance with the loan documents within 60 days of such Property Manager Trigger; (c) if caused by the occurrence of a DSCR Trigger Event, (i) the achievement of a debt service coverage ratio of 1.30x or greater for six consecutive months based upon the trailing three month period immediately preceding the date of determination or (ii) the borrower effects a DSCR Cure Action (as defined below), or (d) if caused solely by the occurrence of a Tenant Trigger Event, the occurrence of a Tenant Cure Event; provided (i) no event of default is continuing, (ii) a Cash Sweep Event Cure may occur no more than a total of five times in the aggregate during the term of the 181 West Madison Whole Loan (provided, however, that there will be no limit on the number of times a DSCR Cure Action (as defined below) may occur, (iii) the borrower has paid all of the lender’s reasonable expenses incurred in connection with such Cash Sweep Event Cure, and (iv) in no event may the borrower have the right to cure a Cash Sweep Event caused by bankruptcy or insolvency of the borrower.

A “DSCR Cure Action” means satisfaction of the following conditions: (a) the borrower has delivered a letter of credit (the “Low Debt Service Period Threshold Letter of Credit”) with a notional amount which, if applied to the 181 West Madison Whole Loan, would result in a debt service coverage ratio of at least 1.30x based upon the trailing three month period immediately preceding the date of determination (the “DSCR Cure Assumed Paydown Amount”) and (b) no Cash Sweep Event resulting from a separate event has occurred which has not been cured; provided, among other conditions set forth in the loan documents, that (x) the amount of the Low Debt Service Period Threshold Letter of Credit (together with the amount of any other letters of credit that have been delivered by borrower to lender pursuant to the loan documents) may not exceed 10% of the outstanding principal of the 181 West Madison Whole Loan, unless such excess is permitted under a new additional insolvency opinion delivered in connection with the DSCR Cure Action, and (y) the borrower has no reimbursement obligations with respect to such Low Debt Service Period Threshold Letter of Credit.

“Tenant Cure Event” means either (x) the occurrence of: (i) the replacement of Northern Trust with one or more tenants approved by the lender leasing not less than 80% of the leasable area of the premises occupied by Northern Trust, in accordance with the loan documents, and (ii) delivery of a tenant estoppel confirming the lease and that the tenant has accepted the demised premises with respect to each such replacement tenant or (y) the lender’s acceptance of satisfactory evidence of a cure of Northern Trust’s default under its lease.

“Reserve Trigger Event” commences upon the earlier to occur of (i) the debt service coverage ratio based on underwritten net cash flow falls below 1.60x at the end of any quarter, based on a trailing three (3) month basis and (ii) a Cash Sweep Event has occurred and is continuing on a monthly basis thereafter.

Initial and Ongoing Reserves.  At loan origination, the borrower deposited approximately $1,532,852 for outstanding free rent associated with six tenants, approximately $1,229,826 for outstanding rollover, approximately $157,683 into a TI/LC reserve and approximately $60,000 for outstanding capital expenditures.

Tax Reserve. The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the estimated annual real estate taxes. In the event that (i) the borrower provides evidence reasonably satisfactory to the lender that all taxes and other charges have been paid prior to the related due date, (ii) no Reserve Trigger Event has occurred and (iii) there is no event of default continuing, the requirement for monthly deposits into the tax reserve will be waived.

Insurance Reserve. The borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12th of estimated insurance premiums. In the event that (i) the borrower obtains and maintains a blanket insurance policy acceptable to the lender, (ii) no Reserve Trigger Event has occurred and (iii) there is no event of default continuing, the requirement for monthly deposits into the insurance reserve will be waived.

TI/LC Reserves. On each payment date, the borrower is required to deposit $157,683 into a tenant improvement and leasing commissions reserve account, subject to a cap of $7,000,000.

Replacement Reserves. Commencing upon a Reserve Trigger Event, the borrower is required to deposit into a replacement reserve an amount equal to $0.20 PSF (deposited monthly in an amount equal to $15,768), subject to a cap of $567,660.

Current Mezzanine or Subordinate Indebtedness. The 181 West Madison Junior Note, with an outstanding principal balance as of the Cut-off Date of $132.1 million, accrues interest at a fixed rate of 3.90000% per annum. The 181 West Madison Junior Note has an 84-month term and is interest only for the full term. For additional information, see “Description of the Mortgage Pool—The Whole Loans—The Non- Serviced AB Whole Loans—The 181 West Madison Whole Loan” in the Prospectus.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None.

 A-3-102

(THIS PAGE INTENTIONALLY LEFT BLANK)

 A-3-103

Various	Collateral Asset Summary – Loan No. 11 Middleton Net Lease Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,250,000 59.4% 2.62x 9.9%

Mortgage Loan Information
Loan Seller:	CREFI
Loan Purpose:	Recapitalization / Acquisition
Borrower Sponsors:	Mitchel Greenberg; Peter Holstein; Keith Jaffee
Borrowers:	Middleton Income Investors West Seneca LLC, Middleton Income Investors Cranberry LLC, Middleton Income Investors Asheboro LLC and Middleton Income Investors Concord LLC
Original Balance:	$42,250,000
Cut-off Date Balance:	$42,250,000
% by Initial UPB:	4.7%
Interest Rate:	3.63000%
Payment Date:	6th of each month
First Payment Date:	January 6, 2020
Maturity Date:	December 6, 2029
Amortization:	Interest Only
Additional Debt:	None
Call Protection:	L(26), D(90), O(4)
Lockbox / Cash Management:	Springing Hard / Springing

Reserves
	Initial	Monthly	Cap
Taxes:	$0	Springing	NAP
Insurance:	$0	Springing	NAP
Replacement:	$0	Springing	NAP
TI/LC:	$0	Springing	NAP
Required Repairs:	$0	NAP	NAP
Property Information
Single Asset / Portfolio:	Portfolio of four properties
Property Type:	Single Tenant Retail
Collateral:	Fee Simple
Location:	Various
Year Built / Renovated:	Various / Various
Total Sq. Ft.:	716,871
Property Management:	Self-Managed
Underwritten NOI:	$4,171,675
Underwritten NCF:	$4,071,334
Appraised Value:	$71,150,000
Appraisal Date:	Various

Historical NOI(1)
Most Recent NOI:	NAV
2018 NOI:	NAV
2017 NOI:	NAV
2016 NOI:	NAV

Historical Occupancy(1)
Most Recent Occupancy:	100.0% (February 6, 2020)
2018 Occupancy:	NAV
2017 Occupancy:	NAV
2016 Occupancy:	NAV

Financial Information
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$42,250,000	$59 / $59	59.4% / 59.4%	2.68x / 2.62x	9.9% / 9.6%	9.9% / 9.6%
(1)

The borrower sponsors acquired three of the Middleton Net Lease Portfolio Properties in 2019. As a result, Historical NOI and Historical Occupancy are not available. Please see “The Properties” herein.

 A-3-104

Various	Collateral Asset Summary – Loan No. 11 Middleton Net Lease Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,250,000 59.4% 2.62x 9.9%

Portfolio Summary(1)
Property Name	City	State	Sole Tenant	Property Type	Sq. Ft.	Occupancy	Allocated Loan Amount ($)	% of Allocated Loan Amount	UW NCF	Appraised Value(2)
Asheboro - Walmart	Asheboro	NC	Walmart	Retail	221,896	100%	$11,700,000.00	27.7%	$1,116,504	$19,650,000
West Seneca - Home Depot	West Seneca	NY	Home Depot	Retail	103,344	100%	$11,300,000.00	26.7%	$1,137,974	$19,000,000
Concord - Walmart	Concord	NC	Walmart	Retail	203,750	100%	$10,700,000.00	25.3%	$1,025,358	$18,000,000
Cranberry - Walmart	Cranberry	PA	Walmart Supercenter	Retail	187,881	100%	$8,550,000.00	20.2%	$791,498	$14,500,000
Total / Wtd. Avg.					716,871	100%	$42,250,000.00	100.0%	$4,071,334	$71,150,000

(1)	Based on the underwritten rent roll dated October 1, 2019.
(2)

Source: Appraisal. The appraisal used capitalization rates equal to 5.75% for West Seneca – Home Depot, and 6.00% for Asheboro – Walmart, Cranberry – Walmart and Concord – Walmart, for the direct capitalization value approach.

Sources and Uses(1)
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$42,250,000	87.0%	Loan Payoff	$28,514,089	58.7%
Borrower Sponsor Equity	6,000,479	12.4	Purchase Price	$19,191,300	39.5
Other Sources(2)	292,611	0.6	Closing Costs	837,702	1.7
Total Sources	$48,543,091	100.0%	Total Uses	$48,543,091	100.0%
(1)

The Middleton Net Lease Portfolio loan proceeds and sponsors’ equity was used to (i) pay down approximately $28.5 million of an existing line of credit that was utilized to purchase the West Seneca - Home Depot, Concord – Walmart, and Cranberry - Walmart properties, (ii) fund the acquisition of the Asheboro - Walmart property and (iii) pay closing costs.

The Borrowers / Borrower Sponsors. The four borrowing entities for the Middleton Net lease Portfolio loan are Middleton Income Investors Cranberry LLC, Middleton Income Investors Concord LLC, Middleton Income Investors Asheboro LLC, and Middleton Income Investors West Seneca LLC, all Delaware limited liability companies and special purpose entities with at least one independent director in its organizational structure. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Middleton Net Lease Portfolio loan.

The borrower sponsors and non-recourse carveout guarantors are Mitchel Greenberg, Keith Jaffee, and Peter Holstein. Middleton Partners LLC (“Middleton”) is a private real estate investment company, which serves as the platform for investment activities of Mitchell Greenberg, Keith Jaffee, and Peter Holstein. Middleton is based out of Chicago and is active in commercial real estate and lower middle market manufacturing, distribution, and service companies. Middleton’s real estate portfolio exceeds 3 million sq. ft. across a variety of markets and property types, including commercial office, hospitality and multifamily assets. The principals’ real estate experience includes the acquisition and development of office, industrial, retail, residential, medical office and data center properties. Project sizes range from a few thousand to several hundred thousand sq. ft., with valuations from $2.5 million to $100 million.

The Properties. The Middleton Net Lease Portfolio properties (the “Middleton Net Lease Portfolio Properties”) are comprised of four single-tenant retail properties totaling 716,871 sq. ft. located in North Carolina, Pennsylvania, and New York. The Middleton Net Lease Portfolio Properties were acquired for $69,776,141. The West Seneca - Home Depot, Concord - Walmart, and Cranberry - Walmart were acquired in all cash transactions in 2019.

The Asheboro - Walmart property consists of 221,896 sq. ft. (31.0% of NRA) of single-tenant retail space, located in Asheboro, North Carolina. The Asheboro - Walmart property was constructed in 1999 and is situated on a 21.27-acre site with 1,094 parking spaces, resulting in a parking ratio of 4.93 per 1,000 sq. ft. The Asheboro - Walmart is located along the US Highway 64/NC Highway 49 corridor, the primary retail corridor in Asheboro, and is in close proximity to other major retailers such as JC Penney, Sears, Belk, and Dillard’s. As of February 6, 2020, the Asheboro - Walmart property is 100.0% occupied by Walmart. Walmart has a lease expiration date of October 31, 2029 with no termination options, four, five-year renewal options remaining and UW base rent of $5.32 per sq. ft.

The West Seneca - Home Depot property consists of 103,344 sq. ft. (14.4% of NRA) of single-tenant retail space, located in West Seneca, New York. The West Seneca - Home Depot property was constructed in 1996 and underwent a renovation in 2016. Situated on a 10.15 acre site, the West Seneca - Home Depot property offers 1,000 parking spaces, resulting in a parking ratio of 9.68 per 1,000 sq. ft. The West Seneca - Home Depot property is located along Ridge Road and is approximately 0.5 miles west of Interstate 90, providing convenient east-west access across Upstate New York to the metropolitan centers of Buffalo, Rochester, Syracuse, and Albany.  As of

 A-3-105

Various	Collateral Asset Summary – Loan No. 11 Middleton Net Lease Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,250,000 59.4% 2.62x 9.9%

February 6, 2020, the West Seneca - Home Depot was 100.0% occupied by Home Depot. Home Depot has a lease expiration date of January 31, 2031 with no termination options, three, five-year renewal options remaining and UW base rent of $11.45 PSF.

The Concord - Walmart property consists of 203,750 sq. ft. (28.4% of NRA) of single-tenant retail space, located in Concord, North Carolina.  The Concord - Walmart property was constructed in 1999 and is situated on a 17.97-acre site with 913 parking spaces, resulting in a parking ratio of 4.48 per 1,000 sq. ft. Concord’s central business district is located approximately two miles north of the subject, while Charlotte’s central business district is located approximately 20 miles southwest of the subject. As of February 6, 2020, the Concord - Walmart property was 100.0% occupied by Walmart. Walmart has a lease expiration date of January 31, 2030 with no termination options, twelve, nine-year renewal options remaining and UW base of $5.29 PSF.

The Cranberry - Walmart property consists of 187,881 sq. ft. (26.2% of NRA) of single-tenant retail space, located in Cranberry, Pennsylvania. The Cranberry - Walmart property was constructed in 1999 and is situated on a 17.70-acre site with 868 parking spaces, resulting in a parking ratio of 4.62 per 1,000 sq. ft.  As of February 6, 2020, the Cranberry - Walmart property was 100.0% occupied by Walmart Supercenter. Walmart Supercenter has a lease expiration date of July 20, 2029 with no termination options, ten, five-year renewal options remaining and UW base rent of $4.63 per sq. ft.

Tenant Summary(1)
Property Name/Tenant	Ratings (Moody’s/S&P/Fitch)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF(3)	% of Total U/W Base Rent(3)	Lease Expiration
West Seneca - Home Depot(4)	A2 / A / A	103,344	14.4%	$11.45	27.4%	1/31/2031
Asheboro - Walmart(5)	Aa2 / AA / AA	221,896	31.0	5.32	27.4	10/31/2029
Concord - Walmart(6)	Aa2 / AA / AA	203,750	28.4	5.29	25.0	1/31/2030
Cranberry - Walmart(7)	Aa2 / AA / AA	187,881	26.2	4.63	20.2	7/20/2029
Total Occupied Space		716,871	100.0%	$6.01	100.0%
Vacant		0	0.0
Total		716,871	100.0%
(1)	Based on the underwritten rent roll dated October 1, 2019.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)

U/W Base Rent PSF and % of Total U/W Base Rent includes $98,177 of contractual rent steps underwritten based on the straight line average of all rent steps for West Seneca - Home Depot through the term of the Middleton Net Lease Portfolio loan.

(4)	Tenant has three, five-year renewal options.
(5)	Tenant has four, five-year lease renewal options.
(6)	Tenant has twelve, nine-year renewal options.
(7)	Tenant has ten, five-year renewal options.

 A-3-106

Various	Collateral Asset Summary – Loan No. 11 Middleton Net Lease Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,250,000 59.4% 2.62x 9.9%

Lease Rollover Schedule(1)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF(2)	% U/W Base Rent Rolling(2)	Cumulative % of U/W Base Rent(2)
MTM	0	0	0.0%	0	0.0%	$0	0.0%	0.0%
2020	0	0	0.0%	0	0.0%	$0	0.0%	0.0%
2021	0	0	0.0%	0	0.0%	$0	0.0%	0.0%
2022	0	0	0.0%	0	0.0%	$0	0.0%	0.0%
2023	0	0	0.0%	0	0.0%	$0	0.0%	0.0%
2024	0	0	0.0%	0	0.0%	$0	0.0%	0.0%
2025	0	0	0.0%	0	0.0%	$0	0.0%	0.0%
2026	0	0	0.0%	0	0.0%	$0	0.0%	0.0%
2027	0	0	0.0%	0	0.0%	$0	0.0%	0.0%
2028	0	0	0.0%	0	0.0%	$0	0.0%	0.0%
2029	2	409,777	57.2%	409,777	57.2%	$5.00	47.5%	47.5%
2030	1	203,750	28.4%	613,527	85.6%	$5.29	25.0%	72.6%
Thereafter	1	103,344	14.4%	716,871	100.0%	$11.45	27.4%	100.0%
Vacant	NAP	0	0.0%	716,871	100.0%	NAP	NAP	NAP
Total / Wtd. Avg.	4	716,871	100.0%			$6.01	100.0%
(1)	Based on the underwritten rent roll dated October 1, 2019.
(2)

Annual U/W Base Rent PSF, % U/W Base Rent Rolling and Cumulative % of U/W Base Rent contractual rent steps underwritten based on the straight line average of all rent steps for West Seneca - Home Depot through the term of the Middleton Net Lease Portfolio loan.

Cash Flow Analysis.

Cash Flow Analysis(3)
	U/W	U/W (PSF)
Base Rent	$4,213,724	$5.88
Reimbursements	1,690,180	$2.36
Rent Steps(1)	98,177	$0.14
Gross Potential Rent	$6,002,081	$8.37
Other Income	0	$0.00
Vacancy & Credit Loss(2)	(140,226)	($0.20)
Effective Gross Income	$5,861,855	$8.18
Real Estate Taxes	959,327	$1.34
Insurance	46,802	$0.07
Management Fee	146,546	$0.20
Total Other Expenses	537,505	$0.75
Net Operating Income	$4,171,675	$5.82
Replacement Reserves	71,687	$0.10
TI/LC	28,654	$0.04
Net Cash Flow	$4,071,334	$5.68
(1)

Rent Steps includes $98,177 of contractual rent steps underwritten based on the straight line average of all rent steps for West Seneca - Home Depot through the term of the Middleton Net Lease Portfolio loan.

(2)	U/W Vacancy & Credit Loss represents the underwritten economic vacancy of 2.3%.
(3)	The borrower sponsors acquired three of the Middleton Net Lease Portfolio Properties in 2019. As a result, historical cash flows are not available.

 A-3-107

3378 Greenbriar Parkway Southwest Atlanta, GA 30331	Collateral Asset Summary – Loan No. 12 Landing Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$36,200,000 73.9% 1.22x 7.9%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Acquisition
Borrower Sponsor:	Edward I. Biskind
Borrower:	Landing Square Multifamily Limited Partnership
Original Balance:	$36,200,000
Cut-off Date Balance:	$36,200,000
% by Initial UPB:	4.0%
Interest Rate:	4.31500%
Payment Date:	6th of each month
First Payment Date:	February 6, 2020
Maturity Date:	January 6, 2030
Amortization:	Interest only for first 36 months, 360 months thereafter
Additional Debt:	None
Call Protection:	L(25), D(91), O(4)
Lockbox / Cash Management:	Soft / Springing

Reserves
	Initial	Monthly	Cap
Taxes:	$97,754	$32,585	NAP
Insurance:	$0	Springing	NAP
Replacement:	$0	$6,064	NAP
TI/LC Reserve:	$0	NAP	NAP
Capital Expenditure Holdback(1):	$2,000,000	NAP	NAP

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Garden Multifamily
Collateral:	Fee Simple
Location:	Atlanta, GA
Year Built / Renovated:	2008 / NAP
Total Units:	322
Property Management:	DayRise Residential, LLC
Underwritten NOI:	$2,704,827
Underwritten NCF:	$2,632,055
Appraised Value:	$46,300,000
Appraisal Date:	September 9, 2019

Historical NOI(2)
Most Recent NOI:	$2,687,874 (T-12 October 31, 2019)
2018 NOI:	$2,119,814 (December 31, 2018)
2017 NOI:	$1,657,299 (December 31, 2017)
2016 NOI(4):	NAV

Historical Occupancy
Most Recent Occupancy:	92.2% (November 15, 2019)
2018 Occupancy:	93.6% (December 31, 2018)
2017 Occupancy:	90.3% (December 31, 2017)
2016 Occupancy(4):	NAV

Financial Information(3)
Tranche	Cut-off Date Balance	Balance per Unit Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$36,200,000	$112,422 / $97,984	73.9% / 68.1%	1.26x / 1.22x	7.9% / 7.7%	8.6% / 8.3%

(1)

At origination, the lender escrowed 100% of the borrower’s capital improvement budget of $2.0 million. The initial $1.0 million of the holdback will be available for immediate release as work is completed and reimbursed pursuant to the borrower’s budget. The remainder of the Capital Expenditure reserve will be released based on (1) satisfactory completion of the work as evidenced by invoices submitted to the servicer and (2) achieving a debt yield of 7.3% or greater based on the fully funded loan amount.

(2)

Since 2017, approximately $1.4 million ($4,120/unit) in capital expenditures has been invested into the Landing Square Property (as defined below), which led to increases in rental rates over the period from 2017 to T-12 October 31, 2019.

(3)

The U/W Debt Yield NOI (%), U/W Debt Yield NCF (%), and Cut-off Date LTV are calculated net of a $2,000,000 holdback reserve. The U/W Debt Yield NOI and U/W Debt Yield NCF (%) calculated based on the fully funded loan amount of $36,200,000 are 7.5% and 7.3%, respectively. The Cut-off Date LTV calculated based on the fully funded loan amount of $36,200,000 is 78.2%.

(4)	Historical financial information and occupancy for 2016 are not available since the Landing Square Property was acquired at origination.

 A-3-108

3378 Greenbriar Parkway Southwest Atlanta, GA 30331	Collateral Asset Summary – Loan No. 12 Landing Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$36,200,000 73.9% 1.22x 7.9%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount	$36,200,000	75.1%	Purchase Price	$45,600,000	94.6%
Principal’s New Cash Equity	11,977,673	24.9	Capital Expenditure Holdback	2,000,000	4.2
			Closing Costs	479,918	1.0
			Tax Reserves	97,754	0.2
Total Sources	$48,177,673	100.0%	Total Uses	$48,177,673	100.0%

The Borrower / Borrower Sponsor.    The borrower is Landing Square Multifamily Limited Partnership, a Delaware limited liability company structured to be a bankruptcy-remote entity with two independent directors in its organizational structure. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Landing Square loan.

The borrower sponsor and non-recourse carveout guarantor is Edward I. Biskind. Edward I. Biskand is the co-founder and managing partner of Intercapital Group and has over 30 years’ experience in real estate investment, development and management. InterCapital Group was formed in 2010 and is a full-service, vertically integrated investment firm with property and construction management services provided by its affiliate, Dayrise Residential. InterCapital Group currently owns or manages 11,537 units across 41 properties.

The Property. The Landing Square Property is a 322-unit, garden-style multifamily property located at 3378 Greenbriar Parkway Southwest, Atlanta, Georgia. The Landing Square Property was built in 2008 and is situated on a 17.51-acre site. The improvements consist of 16 buildings including 10, three-story residential buildings, a pool/fitness building, a single-story leasing office/clubhouse, and four garage buildings. Landing Square Property amenities include a swimming pool, barbeque grills, fitness center, business center, clubhouse and playground. Surface parking is provided throughout the Landing Square Property for 435 vehicles (1.35 spaces per unit). The Landing Square Property is currently 92.2% occupied per the rent roll dated November 15, 2019. The Landing Square Property’s unit mix includes one, two and three bedroom floorplans with an average unit size of 1,096 sq. ft.

Multifamily Unit Mix(1)(2)
Unit Type	# of Units	% of Total Units	Occupancy	Average Unit Size (Sq. Ft.)	Average Rent Per Unit	Average Rent PSF/Year
1BR/1BA	106	32.9%	94.3%	778	$984	$15.21
2BR/2BA	166	51.6%	90.4%	1,167	$1,241	$12.80
3BR/2BA	50	15.5%	94.0%	1,532	$1,472	$11.53
Total / Wtd. Avg.	322	100.0%	92.2%	1,095	$1,191	$13.10
(1)	Based on the underwritten rent roll dated November 15, 2019.
(2)	Occupancy, Average Unit Size (sq. ft.), and Average Monthly In-Place Rents represent a weighted average of the various unit type layouts.

 A-3-109

3378 Greenbriar Parkway Southwest Atlanta, GA 30331	Collateral Asset Summary – Loan No. 12 Landing Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$36,200,000 73.9% 1.22x 7.9%

Cash Flow Analysis.

Cash Flow Analysis
	2017	2018	T-12 10/31/2019	U/W	U/W Per Unit
Gross Potential Rent	$3,950,968	$4,233,411	$4,428,877	$4,572,390	$14,199.97
Vacancy	(403,081)	(360,522)	(237,271)	(272,338)	($845.77)
Bad Debt	(199,731)	(193,329)	(111,717)	(62,756)	($194.90)
Concessions	(61,221)	(22,687)	(2,620)	0	$0.00
Net Rental Income	$ 3,286,934	$ 3,656,872	$ 4,077,269	$ 4,237,296	$ 13,159.30
Parking Income	9,543	13,303	23,107	23,107	$71.76
Other Income(1)	333,248	411,648	456,678	456,678	$1,418.26
Effective Gross Income	$ 3,629,725	$ 4,081,822	$ 4,557,054	$ 4,717,081	$ 14,649.32
Real Estate Taxes	473,583	448,511	400,819	599,571	$1,862.02
Management Fee	142,765	167,989	165,546	141,512	$439.48
Other Expenses	1,356,078	1,345,508	1,302,815	1,271,171	$3,947.74
Total Expenses	$ 1,972,426	$ 1,962,008	$ 1,869,180	$ 2,012,254	$ 6,249.24
Net Operating Income	$ 1,657,299	$ 2,119,814	$ 2,687,874	$ 2,704,827	$ 8,400.08
Replacement Reserves	80,500	80,500	80,500	72,772	$226.00
Net Cash Flow	$ 1,576,799	$ 2,039,314	$ 2,607,374	$ 2,632,055	$ 8,174.08
(1)	Other Income includes utility reimbursements and other general items.

 A-3-110

(THIS PAGE INTENTIONALLY LEFT BLANK)

 A-3-111

510 East 14th Street New York, NY 10009	Collateral Asset Summary – Loan No. 13 510 East 14th Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 29.5% 3.62x 10.9%

Mortgage Loan Information
Loan Seller:	CREFI
Loan Purpose:	Refinance
Borrower Sponsors:	Extell Limited and Gershon Barnett (A/K/A Gary Barnett)
Borrowers:	East Village 14 Owner LLC and East Village 14 TRS LLC
Original Balance:	$35,000,000
Cut-off Date Balance:	$35,000,000
% by Initial UPB:	3.9%
Interest Rate:	2.92000%
Payment Date:	6th of each month
First Payment Date:	February 6, 2020
Maturity Date:	December 6, 2029
Amortization:	Interest Only
Additional Debt(1):	$50,000,000 Pari Passu Debt; $75,000,000 Mezzanine Debt
Call Protection(2):	YM1(25), DorYM1(90), O(4)
Lockbox / Cash Management:	Soft (Residential) / Hard (Retail) / In Place

Reserves
	Initial	Monthly	Cap
Taxes:	$29,052	$14,526	NAP
Insurance:	$0	Springing	NAP
Replacement:	$0	$2,996	NAP
TI/LC:	$1,208,046	$0	NAP
Free / Gap Rent:	$1,291,954	$0	NAP
Mezzanine Loan Debt Service:	$1,000,000	$0	NAP
Prepaid Rent:	$588,293	$0	NAP
Citibank Lease:	$500,000	$0	NAP
Ground Rent:	$440,000	$220,000	NAP

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Multifamily / Retail
Collateral:	Leasehold
Location:	New York, NY
Year Built / Renovated:	2018 / NAP
Total Units(3):	160
Property Management:	Extell Management Services Inc.
Underwritten NOI(4):	$9,291,050
Underwritten NCF:	$9,112,149
Appraised Value:	$287,900,000
Appraisal Date:	September 25, 2019

Historical NOI(5)
Most Recent NOI:	$4,682,834 (T-12 September 30, 2019)
2018 NOI:	NAP
2017 NOI:	NAP
2016 NOI:	NAP

Historical Occupancy(5)
Most Recent Occupancy:	100.0% (September 30, 2019)
2018 Occupancy:	NAP
2017 Occupancy:	NAP
2016 Occupancy:	NAP

Financial Information(1)
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF(3)	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$35,000,000
Pari Passu Notes	$50,000,000
Whole Loan	$85,000,000	$531,250 / $531,250	29.5% / 29.5%	3.69x / 3.62x	10.9% / 10.7%	10.9% / 10.7%
Mezzanine Loan	$75,000,000
Total Debt	$160,000,000	$1,000,000 / $1,000,000	55.6% / 55.6%	1.39x / 1.36x	5.8% / 5.7%	5.8% / 5.7%

(1)	The 510 East 14th Street loan is part of a whole loan evidenced by three pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $85.0 million. In addition, there is one mezzanine loan with an outstanding principal balance as of the Cut-off Date of $75.0 million related to the 510 East 14th Street whole loan.

(2)	The borrowers have the option to (i) prepay the full $85.0 million 510 East 14th Street whole loan at any time prior to September 6, 2029, with payment of a yield maintenance premium, or (ii) defease the full $85.0 million 510 East 14th Street whole loan at any time after the earlier of (i) 24 months following the closing date of the securitization that includes the last pari passu note to be securitized and (ii) December 12, 2022.

(3)	See “The Property” herein.

(4)	The increase from Most Recent NOI to Underwritten NOI at the 510 East 14th Street Property is primarily attributable to the property having been built in 2018, and having not reached stabilization until late 2019.

(5)	Historical information was unavailable because the 510 East 14th Street Property was built in 2018.

 A-3-112

510 East 14th Street New York, NY 10009	Collateral Asset Summary – Loan No. 13 510 East 14th Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 29.5% 3.62x 10.9%

The relationship between the holders of the 510 East 14th Street whole loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1-1	$35,000,000	$35,000,000	Benchmark 2020-B16	No
Note A-1-2	15,000,000	15,000,000	CREFI	No
Note A-2	35,000,000	35,000,000	GSMS 2020-GC45(1)	Yes
Whole Loan	$85,000,000	$85,000,000

(1) The GSMS 2020-GC45 securitization transaction is expected to close prior to the Closing Date.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$85,000,000	53.1%	Existing Debt Payoff	$140,169,788	87.6%
Mezzanine Loan	75,000,000	46.9	Return of Equity	11,980,564	7.5
			Upfront Reserves	5,057,345	3.2
			Closing Costs	2,792,303	1.7
Total Sources	$160,000,000	100.0%	Total Uses	$160,000,000	100.0%

The Borrowers / Borrower Sponsors. The borrowers for the 510 East 14th Street whole loan are East Village 14 Owner LLC and East Village 14 TRS LLC, both Delaware limited liability companies and single purpose entities with two independent managers. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the 510 East 14th Street loan.

The borrower sponsors and non-recourse carveout guarantors are Extell Limited, a British Virgin Islands company (“Extell”) and Gershon Barnett (A/K/A Gary Barnett) (“Garry Barnett”). Founded in 1989 by Gary Barnett, Extell is a full-service development company driven by an internal team of talented real estate professionals whose combined breadth of experience includes all areas of real estate development. Extell currently has a portfolio of over 25 million sq. ft. of past and future developments.

The Property.   The 510 East 14th Street Property (“510 East 14th Street Property”) consists of the borrowers’ interest in a newly constructed, Class A luxury multifamily building totaling 160 units and 56,377 sq. ft. of commercial space located at 510 East 14th Street in New York, New York. The 510 East 14th Street Property is a seven-story building with 110 market rate units and 50 affordable units. The building amenities include a fitness center, indoor pool, rooftop decks, putting green, common lounge, children’s playroom, pet grooming station, and 24-hour attended lobby. All of the residential units include an in-unit washer/dryer combo. There are 55 units with private outdoor areas, and all three-bedroom units have private gardening areas on roof.

The market rate unit mix at the 510 East 14th Street Property consists of 13 studio apartments, 44 one-bedroom apartments, 39 two-bedroom apartments, and 14 three-bedroom units. The affordable unit mix at the 510 East 14th Street Property consists of 12 studio apartments, 13 one-bedroom apartments, and 25 two-bedroom apartments. As of the underwritten rent roll dated September 30, 2019, the 510 East 14th Street Property was 100.0% occupied for both market rate units and affordable units.

Tax Abatement.    The 510 East 14th Street Property benefits under the 421-a Affordable Housing NY Program tax abatement Option B, which provides an exemption of 100% of any increase in assessed value from the tax year prior to the commencement date for 25 years, and includes both the residential and commercial portions of the property. For years 26-35 this exemption is reduced to the percentage of affordable units (31.3% of occupied units). In connection with the tax abatement, 50 of the 160 residential units at the 510 East 14th Street Property are reserved for affordable housing. Taxes were underwritten at the current abated tax amount of $826,024 per annum.

Ground Lease.   The 510 East 14th Street Property is leased pursuant to a ground lease, and is subject to two condominium regimes, Pursuant to the ground lease, which expires in 2111, the leasehold estate consists of the ground lessor’s interest in the units of each condominium regime. Pursuant to the ground lease, provided no default has occurred and is continuing under the ground lease, the ground lessor has granted to the borrower, as tenant under the ground lease, certain of the ground lessor’s rights and powers under the condominium documents, including, but not limited to, the ground lessor’s right to enforce the obligations of the condominium board (a) to perform the condominium obligations and (b) as otherwise necessary for the borrower to exercise all of the ground lessor’s rights and obligations as a unit owner. Provided no default has occurred and is continuing under the ground lease, the ground lessor also granted the borrower the right to exercise certain rights and powers of the ground lessor as a unit owner under the condominium documents, and designated the borrower as ground lessor’s proxy with respect thereto.

 A-3-113

510 East 14th Street New York, NY 10009	Collateral Asset Summary – Loan No. 13 510 East 14th Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 29.5% 3.62x 10.9%

The following table presents unit mix information with respect to the 510 East 14th Street Property.

Unit Mix(1)(2)
Unit Type	Total Units	Occupied Units	Average Unit Size (SF)	In-Place Average Rent per Month
Studio – Market Rate	13	13	553	$4,560
1-BR – Market Rate	44	44	737	$5,511
2-BR – Market Rate	39	39	1,170	$8,614
3-BR – Market Rate	14	14	1,688	$13,804
Subtotal / Wtd. Avg. (Market Rate Units)	110	110	990	$7,554
Studio - Affordable	12	12	420	$1,128
`1-BR – Affordable	13	13	634	$1,870
2-BR - Affordable	25	25	946	$2,733
Subtotal / Wtd. Avg. (Affordable Units)	50	50	739	$2,123
Total / Wtd. Avg. (All Units)	160	160	911	$5,857
(1)	Based on the underwritten rent roll dated September 30, 2019.
(2)	Subtotal / Wtd. Avg. (market rate units) and Subtotal / Wtd. Avg. (affordable units) are weighted based on occupied units.

The following table represents the tenant summary with respect to the retail space of the 510 East 14th Street Property.

Tenant Summary(1)
Property Name/Tenant	Ratings (Moody’s/S&P/Fitch)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF	% of Total U/W Base Rent	Lease Expiration
Target(3)	A2 / A / A-	27,766	49.3%	$100.75	69.2%	1/31/2049
Bright Horizons(4)	NR / BB- / NR	10,616	18.8	60.29	15.8	11/30/2034
14th Street Medical Arts	NR / NR / NR	4,018	7.1	91.60	9.1	10/30/2039
Sally Beauty Supply(5)	NR / BB- / NR	1,995	3.5	120.00	5.9	1/31/2030
Total Occupied Space		44,395	78.7%	$91.11	100.0%
Vacant(6)		11,982	21.3
Total		56,377	100.0%
(1)	Based on the underwritten rent roll dated September 30, 2019.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Target has one, 10-year renewal option upon 30 months’ notice at the greater of the fair market rent and 110% of the final year rent. Target also has the right to go dark at any time with the landlord’s right of recapture after 180 days of closure.

(4)	Bright Horizons has two, five-year renewal options upon 18 months’ notice at the fair market rent. Bright Horizons lease is guaranteed by Bright Horizons Family Solutions Inc. Bright Horizons has the right to go dark with no right of the landlord to recapture.

(5)	Sally Beauty Supply has one, five-year renewal option upon 12 months’ notice at $151.88 PSF. Sally Beauty Supply has the right to go dark after the end of year-one on 60 days’ notice if operations are no longer economically viable. The landlord has the right to recapture at any time.

(6)	Vacant space includes Citibank, which has signed a letter of intent for a lease on 4,455 sq. ft. at the 510 East 14th Street Property.

 A-3-114

510 East 14th Street New York, NY 10009	Collateral Asset Summary – Loan No. 13 510 East 14th Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 29.5% 3.62x 10.9%

Cash Flow Analysis.

Cash Flow Analysis(1)
	T-12 9/30/2019	U/W(4)	U/W per Unit(3)
Base Rent	$9,229,639	$11,245,463	$70,284
Potential Income from Vacant Units	0	0	$0
Gross Potential Income – Apts.	$9,229,639	$11,245,463	$70,284
Other Income	27,805	189,505	$1,184
Less: Vacancy(2)	(1,322,750)	(984,952)	($6,156)
Effective Gross Income – Apts.	$7,934,694	$10,450,016	$65,313
Commercial Rental Income	2,980,002	4,584,960	$81
Potential Income from Commercial Vacant Space	0	940,875	$17
Other Income	65,427	60,726	$1
Gross Potential Income - Commercial	$3,045,429	$5,586,561	$99
Less: Vacancy	(480,000)	(940,875)	($17)
Effective Gross Income – Commercial	$2,565,429	$4,645,686	$82
Total Effective Gross Income	$10,500,123	$15,095,702	$94,348
Total Operating Expenses	5,817,289	5,804,651	$36,279
Net Operating Income(5)	$4,682,834	$9,291,050	$58,069
Capital Expenditures	0	48,457	$303
TI/LC(3)	0	130,445	$2
Net Cash Flow	$4,682,834	$9,112,149	$56,951
(1)	Based on underwritten rent roll dated September 30, 2019.

(2)	U/W Vacancy represents the economic vacancy of 8.8%.

(3)	Commercial U/W per unit is calculated using 56,377 sq. ft.

(4)	The increase in U/W Base Rent from T-12 September 30, 2019 is primarily due to the 510 East 14th Street Property being in lease up until the multifamily units were 100.0% occupied as of September 30, 2019. Three leases for the commercial space totaling 16,629 sq. ft. of space and $1,247,436 of underwritten base rent commenced or are expected to commence between October 2019 and February 2020.

(5)	The increase from Most Recent NOI to Underwritten NOI at the 510 East 14th Street Property is primarily attributable to the property having been built in 2018, and having not reached stabilization until late 2019.

 A-3-115

Various Brooklyn, NY 11205	Collateral Asset Summary – Loan No. 14 490-504 Myrtle Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 60.2% 1.92x 7.4%

Mortgage Loan Information
Loan Seller:	JPMCB
Loan Purpose:	Refinance
Borrower Sponsors:	Brian Shatz; Josh Zegen
Borrower:	490 Myrtle Residential Owner LLC; 504 Myrtle Residential Owner LLC
Original Balance(1):	$35,000,000
Cut-off Date Balance(1):	$35,000,000
% by Initial UPB:	3.9%
Interest Rate:	3.78764%
Payment Date:	6th of each month
First Payment Date:	January 6, 2020
Maturity Date:	December 6, 2029
Amortization:	Interest Only
Additional Debt(1):	$50,000,000 Pari Passu Debt $20,000,000 Mezzanine Loan
Call Protection(2):	L(26), D(89), O(5)
Lockbox / Cash Management:	Hard / Springing

Reserves
	Initial	Monthly	Cap
Taxes:	$0	$13,195	NAP
Insurance:	$52,358	$10,472	NAP
Replacement:	$0	$4,917	NAP
TI/LC:	$0	$0	NAP
Condominium Reserve	$0	Springing	NAP
Property Information
Single Asset / Portfolio:	Portfolio of two properties
Property Type:	Mid Rise Multifamily
Collateral:	Fee Simple
Location:	Brooklyn, NY
Year Built / Renovated:	Various / NAP
Total Units:	236
Property Management:	Silverstone Property Group, LLC
Underwritten NOI(3):	$6,320,091
Underwritten NCF:	$6,261,091
Appraised Value:	$141,300,000
Appraisal Date:	September 4, 2019

Historical NOI(3)
Most Recent NOI:	$5,426,801 (T-12 September 30, 2019)
2018 NOI(4):	NAV
2017 NOI(4):	NAV
2016 NOI(4):	NAV

Historical Occupancy(2)
Most Recent Occupancy:	96.2% (October 25, 2019)
2018 Occupancy(4):	NAV
2017 Occupancy(4):	NAV
2016 Occupancy(4):	NAV

Financial Information(1)
Tranche	Cut-off Date Balance	Balance per Unit Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$35,000,000
Pari Passu Notes	$50,000,000
Whole Loan	$85,000,000	$360,169 / $360,169	60.2% / 60.2%	1.94x / 1.92x	7.4% / 7.4%	7.4% / 7.4%
Mezzanine Loan	$20,000,000
Total Debt	$105,000,000	$444,915 / $444,915	74.3% / 74.3%	1.29x / 1.28x	6.0% / 6.0%	6.0% / 6.0%

(1)	The 490-504 Myrtle Avenue loan consists of the non-controlling Note A-2 with a Cut-off Date balance of $35,000,000 and is part of a whole loan evidenced by two pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $85.0 million.

(2)	The lockout period will be 26 payments beginning with and including the first payment date of January 6, 2020. The 490-504 Myrtle Avenue borrower has the option to defease the full $85.0 million 490-504 Myrtle Avenue Whole Loan after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) November 18, 2022.

(3)	The increase from T-12 (9/30/2019) Net Operating Income to U/W Net Operating Income is primarily attributable to an increase in occupancy due to the 504 Myrtle Avenue Property being opened as well as concession burn off.

(4)	The 504 Myrtle Avenue Property (as defined below) was constructed in 2017 and was in lease-up from October 2017 through June 2019, therefore no historical information is available for the 490-504 Myrtle Avenue whole loan except the September 30, 2019 trailing twelve months.

 A-3-116

Various Brooklyn, NY 11205	Collateral Asset Summary – Loan No. 14 490-504 Myrtle Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 60.2% 1.92x 7.4%

The relationship between the holders of the 490-504 Myrtle Avenue whole loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1	$50,000,000	$50,000,000	CGCMT 2019-C7	Yes
Note A-2	35,000,000	35,000,000	Benchmark 2020-B16	No
Whole Loan	$85,000,000	$85,000,000

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$85,000,000	81.0%	Loan Payoff	$102,417,123	97.5%
Mezzanine Loan	20,000,000	19.0%	Closing Costs	1,601,715	1.5%
			Return of Equity	928,803	0.9%
			Upfront Reserves	52,358	0.1%
Total Sources	$105,000,000	100.0%	Total Uses	$105,000,000	100.0%

The Borrowers / Borrower Sponsors. The borrowers are 490 Myrtle Residential Owner LLC and 504 Myrtle Residential Owner LLC, each a Delaware limited liability company structured to be bankruptcy remote with one independent director. The 490 Myrtle Residential Owner LLC is 100% owned by 490 Myrtle Residential MB LLC and 504 Myrtle Residential Owner LLC is 100% owned by 504 Myrtle Residential MB LLC. 490 Myrtle Residential MB LLC is 100% owned by 490 Myrtle Residential Holdings LP and 504 Myrtle Residential MB LLC is 100% owned by 504 Myrtle Residential Holdings LP. Both 490 Myrtle Residential Holdings LP and 504 Myrtle Residential Holdings LP are 99.99% owned by SPD Myrtle Avenue LLC and 0.01% owned and controlled by SDG Myrtle Manager LLC as a general partner. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of 490-504 Myrtle Avenue Whole Loan. Brian Shatz and Josh Zegen, of Madison Realty Capital, are the nonrecourse carve-out guarantors for the 490-504 Myrtle Avenue whole loan. Madison Realty Capital is a New York City-based real estate private equity firm focused on debt and equity investment strategies. Founded in 2004, Madison Realty Capital has closed on approximately $12.0 billion of transactions in the multifamily, retail, office, industrial and hotel sectors.

The Property. The 490-504 Myrtle Avenue property portfolio (“the “490-504 Myrtle Avenue Property Portfolio”) is comprised of two adjacent, newly developed, Class A buildings totaling 236 units located in the Clinton Hill neighborhood of Brooklyn, New York. The two buildings, comprising the 490-504 Myrtle Avenue Property Portfolio, are located at 490 Myrtle Avenue (the “490 Myrtle Avenue Property”) and 504 Myrtle Avenue (the “504 Myrtle Avenue Property”) and are 95.7% and 96.5% occupied, respectively, with an average occupancy of 96.2% as of October 25, 2019. The 490-504 Myrtle Avenue Property Portfolio consists of 188 fair market value units (80.0%) and 48 affordable units (20.0%). Each building is part of a separate condominium structure. The 490 Myrtle Avenue Property is comprised of the residential unit of the 490 Myrtle Avenue condominium, which has a 75% interest in the common elements of the 490 Myrtle Avenue condominium. The 504 Myrtle Avenue Property is comprised of the residential unit and the garage unit of the 504 Myrtle Avenue condominium, which has an aggregate 86.2% interest in the common elements of the 504 Myrtle Avenue condominium. For more information regarding the condominium ownership structure, please see “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests” in the Prospectus.

According to the appraisal, the 490 Myrtle Avenue Property contains approximately 81,000 gross sq. ft. across seven stories. The 490 Myrtle Avenue Property was constructed in 2015, and contains a total of 93 units of which 74 are market apartments and 19 affordable apartments. The unit-mix consists of 24 studios, 35 one-bedroom apartments and 34 two bedroom apartments. The 490 Myrtle Avenue Property is serviced by elevators and stairways and the building entrance is a 24-hour attended doorway. The interior finishes, at the 490 Myrtle Avenue Property, include natural wood, white oak flooring throughout the apartments along with white and grey Caesarstone countertops and backsplashes in the kitchens. The kitchens also include soft-close doors and stainless steel appliances. Amenities consist of a fitness center, roof deck, laundry room, dog run, pet grooming station and outdoor courtyard and select units within the building feature private terraces or balconies. The 490 Myrtle Avenue Property also contains non-collateral retail components. The 490 Myrtle Avenue Property benefits from a 421(a) tax abatement. For more information regarding the 421(a) tax abatement, please see “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Prospectus.

According to the appraisal, the 504 Myrtle Avenue Property contains approximately 105,000 gross sq. ft. across seven stories. It was constructed in 2017 and it contains a total of 143 units of which 114 are market apartments and 29 affordable apartments. The unit-mix consists of 47 studios, 62 one-bedroom apartments and 34 two-bedroom apartments. The 504 Myrtle Avenue Property is serviced by elevators and stairways and the building entrance is a 24-hour attended doorway. The interior finishes, at the 504 Myrtle Avenue Property, include all-white designer kitchens with stainless steel appliances, black Caesarstone countertops and Carrara marble backsplashes. The bathrooms feature subway tile and deep soaking bathtubs and the apartments also include in-unit washers and dryers. According to the appraisal, amenities consist of a fitness center, roof deck, game room, bicycle storage, laundry room and outdoor courtyard. The 504 Myrtle Avenue Property also contains a non-collateral retail component and a parking component, which is part of the collateral. The 504 Myrtle Avenue Property also benefits from a 421(a) tax abatement. For more information regarding the 421(a) tax abatement, please see “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Prospectus.

 A-3-117

Various Brooklyn, NY 11205	Collateral Asset Summary – Loan No. 14 490-504 Myrtle Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 60.2% 1.92x 7.4%

The 490-504 Myrtle Avenue Property Portfolio is located within Clinton Hill in Kings County, New York which is part of the New York-Jersey City-White Plains metro area (“New York Metro”). The appraisal notes that overall population, personal income and total employment are the primary economic drivers of apartment demand. According to the appraisal, the area is expected to experience significant growth and over the next five years. In addition, according to the appraisal, Brooklyn is anticipated to have the highest increase in population of any of the five boroughs of New York City with an increase of 4.0%. Total employment in the New York market is projected to grow by 157,100 jobs during the 2019-2024 period. The top five major employers within the New York Metro area are: City of New York (City Hall), New York City Department of Education, the US Government, the Metropolitan Transportation Authority and the State of New York. According to the appraisal, for the 2019-2024 period, new supply is expected to average 13,386 units, while net absorption is expected to average 12,411 units lagging new supply. Vacancy rates are expected to remain 3.3%, while rents are forecasted to rise to $3,043.

According to the appraisal, the Clinton Hill neighborhood is located in Brooklyn and is part of the Bushwick multifamily submarket. The neighborhood boundaries are Flushing Avenue (north), Atlantic Avenue (south), Classon Avenue (east) and Clermont Avenue (west). The 490-504 Myrtle Avenue Property Portfolio’s immediate neighborhood consists primarily of multifamily residential, transportation/utility and public institutional uses. Per the appraisal, primary east-west access to the 490-504 Myrtle Avenue Property Portfolio’s neighborhood is provided by Eastern Parkway and Atlantic Avenue and north-south access is provided by Nostrand and Bedford Avenues. The Brooklyn Battery Tunnel, Brooklyn Bridge and Manhattan Bridge to the west of the 490-504 Myrtle Avenue Property Portfolio all provide access to and from Manhattan. Additionally, public transportation is readily available in the area with bus access along Fulton Street as well as Clinton/Washington Avenue subway station, which services the A-C line. The A-C line provides transportation into downtown Manhattan as well as opportunities to transfer to other lines. Additionally, per the appraisal, the G subway line, which services much of Brooklyn and Queens, runs through the center of Clinton Hill and allows travel north to Williamsburg and Queens, as well as the Cobble Hill, Boerum Hill, Gowanus and Park Slope neighborhoods to the west and south.

For the 490-504 Myrtle Avenue Property Portfolio’s immediate neighborhood, the estimated year-end 2019 population is projected to be 48,748 with an average household income of $95,858. According to the appraisal, as of the first quarter of 2019, the total inventory within the submarket is 36,225 units with a 2.8% average vacancy, asking rents of $2,354 per month and net absorption of a positive 338 units. The overall growth, per the appraisal, is expected to continue as both residential and commercial demand continues to rise.

Multifamily Unit Mix(1)
Unit Type	# of Units(2)	% of Units	Occupied Units(1)	% Occupied	Average Unit Size (SF)	Average Market Rent per Month(3)	In-Place Average Rent per Month
490 Myrtle
Studio_FM	18	19.4%	16	88.9%	420	$2,500	$2,483
Studio_HPD	5	5.4	5	100.0	524	NAP	866
Studio_Super	1	1.1	0	0.0	534	2,500	0
1 Bedroom_FM	28	30.1	27	96.4	575	3,100	2,966
1 Bedroom_HPD	7	7.5	7	100.0	654	NAP	896
2 Bedroom_FM	27	29.0	27	100.0	1002	4,700	4,718
2 Bedroom_HPD	7	7.5	7	100.0	880	NAP	1,094
Subtotal/Wtd. Avg.	93	100.0%	89	95.7%	695	$3,530	$2,982

504 Myrtle
Studio_FM	21	14.7%	19	90.5%	428	$2,700	$2,601
Alcove Studio_FM	16	11.2	15	93.8	467	2,700	2,658
Studio_HPD	8	5.6	8	100.0	365	NAP	758
Alcove Studio_HPD	2	1.4	2	100.0	478	NAP	735
1-Bedroom_FM	45	31.5	45	100.0	580	3,100	3,037
1-Bedroom Plus_FM	5	3.5	5	100.0	668	3,100	3,209
1-Bedroom_HPD	3	2.1	3	100.0	616	NAP	747
1-Bedroom Plus_HPD	9	6.3	8	88.9	442	NAP	755
2-Bedroom_FM	27	18.9	26	96.3	831	4,500	4,438
2-Bedroom_HPD	7	4.9	7	100.0	824	NAP	894
Subtotal/Wtd. Avg.	143	100.0%	138	96.5%	586	$3,302	$2,750
Total / Wtd. Avg.	236	100.0%	227	96.2%	629	$3,391	$2,832
(1)	Based on the underwritten rent roll dated October 25, 2019.

(2)	48 of the units are rent-stabilized, and the remaining 188 units are market-rate units.

(3)	Source: Appraisal

 A-3-118

Various Brooklyn, NY 11205	Collateral Asset Summary – Loan No. 14 490-504 Myrtle Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 60.2% 1.92x 7.4%

Cash Flow Analysis.

Cash Flow Analysis(1)
	T-12 9/30/2019	U/W	U/W Per unit
Base Rent(2)	$7,721,572	$7,738,779	$32,791
Vacant Income	0	287,292	$1,217
Gross Potential Rent	$7,721,572	$8,026,071	$34,009
Vacancy & Credit Loss & Concessions(3)	$(586,010)	(287,292)	($1,217)
Other Income(4)	51,663	98,041	$415
Effective Gross Income	$7,187,225	$7,836,820	$33,207
Real Estate Taxes(5)	$163,259	$150,803	$639
Insurance	97,277	119,676	$507
Management Fee	215,617	235,105	$996
Other Operating Expenses	1,284,272	1,011,145	$4,285
Total Operating Expenses	$1,760,424	$1,516,729	$6,427
Net Operating Income(6)	$5,426,801	$6,320,091	$26,780
Replacement Reserves	0	59,000	$250
Net Cash Flow	$5,426,801	$6,261,091	$26,530
(1)	The 490-504 Myrtle Avenue Property Portfolio, which is comprised of two buildings, the 490 Myrtle Avenue Property and the 504 Myrtle Avenue Property, includes the 490 Myrtle Avenue Property which was constructed in 2015 and the 504 Myrtle Avenue Property that was more recently constructed in 2017 and was in lease up from October 2017 through June 2019. Therefore no historical information is available for the 490-504 Myrtle Avenue Property Portfolio as a whole.

(2)	Underwritten Base Rent is based on the combined occupied units of 490 Myrtle Avenue Property and the 504 Myrtle Avenue Property as of the underwritten rent roll dated October 25, 2019.

(3)	Vacancy & Credit Loss & Concessions is underwritten to the current 3.6% economic vacancy.

(4)	Other Income consists of parking income, storage fees, late fees, laundry revenue, key & lock fees and miscellaneous income.

(5)	The 504 Myrtle Avenue Property is currently in year 2 of a 25-year 421-a tax abatement program and the 490 Myrtle Avenue Property is currently in year 3 of a 25-year 421-a tax abatement program. Each property receives a 100% exemption on any increases in assessed value for the first 21 years, and the exemption percentage declines by 20% each year in years 22-25. In connection with the 421-a tax abatement, rental amounts for rental tenants are capped at 1.5% for one-year leases and 2.5% for two-year leases. Taxes were underwritten at the average abated amount of (i) $710 per unit with respect to the 490 Myrtle Avenue Property and (ii) $593 per unit with respect to the 504 Myrtle Avenue Property.

(6)	The increase from T-12 (9/30/2019) Net Operating Income to U/W Net Operating Income is primarily attributable to an increase in occupancy due to the 504 Myrtle Avenue Property being opened as well as concession burn off.

 A-3-119

1019 Market Street San Francisco, CA 94103	Collateral Asset Summary – Loan No. 15 1019 Market	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$33,500,000 46.9% 2.34x 9.7%

Mortgage Loan Information
Loan Seller:	JPMCB
Loan Purpose:	Refinance
Borrower Sponsor:	DWS Grundbesitz GmbH
Borrower:	1019 Market Street, L.P.
Original Balance:	$33,500,000
Cut-off Date Balance:	$33,500,000
% by Initial UPB:	3.7%
Interest Rate:	3.78000%
Payment Date:	1st of each month
First Payment Date:	February 1, 2020
Maturity Date:	January 1, 2030
Amortization:	Interest Only
Additional Debt(1) :	None
Call Protection:	L(25), YM1(92), O(3)
Lockbox / Cash Management:	Hard / Springing

Reserves
	Initial	Monthly	Cap
Taxes:	$0	Springing	NAP
Insurance:	$0	Springing	NAP
Replacement(2):	$0	Springing	NAP
TI/LC:	$1,877,080	$6,294	$4,908,995

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	CBD Office
Collateral:	Fee Simple
Location:	San Francisco, CA
Year Built / Renovated:	1909 / 2014
Total Sq. Ft.:	75,523
Property Management:	Transwestern Property Company West, L.L.C., d/b/a Transwestern
Underwritten NOI(3):	$3,234,192
Underwritten NCF:	$3,001,944
Appraised Value:	$71,400,000
Appraised Dark Value(1):	$59,500,000
Appraisal Date:	November 7, 2019

Historical NOI
Most Recent NOI(3):	$3,289,961 (T-10 October 31, 2019 Ann.)
2018 NOI(3):	$3,633,523 (December 31, 2018)
2017 NOI(3):	$2,899,948 (December 31, 2017)
2016 NOI:	$2,892,237 (December 31, 2016)

Historical Occupancy
Most Recent Occupancy:	100.0% (September 1, 2019)
2018 Occupancy:	100.0% (December 31, 2018)
2017 Occupancy:	100.0% (December 31, 2017)
2016 Occupancy:	100.0% (December 31, 2016)

Financial Information
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$33,500,000	$444 / $444	46.9% / 46.9%	2.52x / 2.34x	9.7% / 9.0%	9.7% / 9.0%

(1)

The appraisal provided a “Hypothetical Market Value As Dark” of $59.5 million as of November 7, 2019, which assumes that Zendesk terminates its lease and vacates its premises, resulting in a loan to dark value of approximately 56.3%.

(2)

Monthly deposits into the replacement reserve are waived as long as the debt yield as calculated in accordance with the loan documents is equal to or greater than 9.0%. To the extent that the Debt Yield is less than 9.0%, $1,259 is required to be deposited on each monthly due date into the replacement reserve.

(3)

The increase from 2017 Net Operating Income through T-10 10/31/2019 Ann. Net Operating Income is primarily attributable to (i) annual base rent increases of approximately 3.0% in accordance with Zendesk’s lease and (ii) a tax reassessment at the 1019 Market property which resulted in an increase in taxes in 2017 with the reimbursement paid in 2018.

 A-3-120

1019 Market Street San Francisco, CA 94103	Collateral Asset Summary – Loan No. 15 1019 Market	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$33,500,000 46.9% 2.34x 9.7%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$33,500,000	100.0%	Payoff Existing Debt	$19,359,731	57.8%
			Return of Equity	12,068,063	36.0
			Upfront Reserves	1,877,080	5.6
			Closing Costs	195,126	0.6
Total Sources	$33,500,000	100.0%	Total Uses	$33,500,000	100.0%

The Borrower / Borrower Sponsor. The borrower is 1019 Market Street L.P., a single purpose entity and Delaware limited partnership structured to be a bankruptcy-remote entity with one independent director in its organizational structure. The borrower sponsor and the non-recourse carveout guarantor is DWS Grundbesitz GmbH, an affiliate of DWS Group GmbH & Co. KGaA (“DWS”) and the management company of the DWS Grundbesitz Global fund. The borrower sponsor’s non-recourse carveout guarantor liability is limited to only a subset of non-recourse carveouts. In addition, the loss recourse carveout liability of the borrower and the borrower sponsor is capped at 110.0% of the principal balance of the 1019 Market loan then outstanding. For additional information, see “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” in the Prospectus.

Founded in 1956, DWS is a global asset manager that serves clients including large institutions, governments, corporations, foundations and individual investors. DWS is a publicly traded company on the Frankfurt Stock Exchange (FRA: DWS). As of September 30, 2019, DWS had approximately €752.0 billion of assets under management and reported total revenues of approximately €560.0 million. DWS launched the Grundbesitz Global fund in 2000. The Grundbesitz Global fund is a German open ended real estate fund with approximately €3.6 billion of total assets under management as of January 17, 2020.

The Property.  The 1019 Market property (the “1019 Market Property”) is a 75,523 sq. ft., seven story office building with ground floor retail located in the San Francisco, California central business district (the “San Francisco CBD”). The 1019 Market Property offers convenient access to public transportation including the Bay Area Rapid Transit System, a rapid transit rail which connects San Francisco’s CBD to Berkeley, Oakland, Fremont, Walnut Creek and other urban and suburban areas in California, as well as the San Francisco Municipal Transportation Agency bus lines and street cars.

The 1019 Market Property is designated as a Category II Significant Building under Article 11 of the Planning Code of the City of San Francisco, and contributes to the city’s Market Street Theater and Loft District, which is listed on the National Register. In addition, the 1019 Market Property is subject to a California Mills Act Historic Property Agreement which contemplated building rehabilitation work and continued maintenance. The rehabilitation work has been completed, and the next required maintenance will occur in 2023 and consist of painting and sealing various portions of the building exterior. If the building incurs damage of less than 50% of the historical property, the damaged area must be replaced and repaired.

The 1019 Market Property was built in 1909 and received a full interior renovation in 2014 including the addition of 400 work stations, 40 private offices and conference rooms, kitchen and several multi-functional areas. Additionally, the renovation focused on the replacement of all building systems, new elevator upgrades, new electrical and gas service, interior ADA and public area improvements, refurbishment of existing brick walls and restoration of the existing timber and steel structure.

As of September 1, 2019, the 1019 Market Property was 100.0% occupied by two tenants. The largest tenant, Zendesk (NYSE: ZEN) (72,933 sq. ft.; 96.6% of NRA; 96.6% of U/W Base Rent), occupies 72,933 sq. ft. of office space, which serves as Zendesk’s headquarters. Founded in 2007, Zendesk is a software development company that focuses on customer support software and customer relationship management platforms. Zendesk has approximately 3,000 global employees and 145,000 paid customer accounts across 160 customer countries and territories. As of September 30, 2019, Zendesk reported approximately $210.5 million in total revenue. Zendesk located to the 1019 Market Property in 2014, at which time the building received a full renovation including new building systems and amenities. The Zendesk lease expires in August 2022 with one, five year extension option remaining. Zendesk’s lease includes an approximately $1.8 million ($24.74 PSF) letter of credit (“LOC”). Following a default by Zendesk under its lease, the letter of credit will be drawn upon and contributed to the rollover reserve. Zendesk pays full service gross rent net of electric of $55.22 PSF with 3.0% annual rent escalations through the end of its lease. Zendesk’s rent is approximately 31.0% below the appraisal’s concluded market rent of $80.00. Zendesk has multiple offices located in the area and it has been reported that the tenant is in discussions to consolidate to one location in the future. The 1019 Market loan has been structured with an approximately $1.88 million upfront tenant improvement reserve, on-going annual collections of $1.00 PSF capped at approximately $4.9 million and a cash flow sweep into such tenant improvement reserve upon the occurrence the borrower failing to deliver to the lender, on or before the date that is 15 months prior to the expiration of the Zendesk lease, among other events (i) satisfactory evidence that Zendesk has renewed its lease in accordance with the terms set forth in the lease for a term of not less than five years and (ii) an updated tenant estoppel certificate from Zendesk confirming, among other things, (A) such renewal and the terms thereof, (B) the Zendesk is in physical occupancy of its space and paying full contractual rent, and (C) that there is no default by the borrower under the Zendesk lease.

The second largest tenant, The Chai Bar (2,590 sq. ft.; 3.4% of NRA; 3.4% of U/W Base Rent) occupies the ground floor retail space of the 1019 Market Property. Chai Bar’s lease expires in February 2025 with two, five year extension options.

 A-3-121

1019 Market Street San Francisco, CA 94103	Collateral Asset Summary – Loan No. 15 1019 Market	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$33,500,000 46.9% 2.34x 9.7%

Tenant Summary(1)
Tenant	Credit Rating (Moody’s/Fitch/S&P)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF	% of Total U/W Base Rent	Lease Expiration
Zendesk	NR / NR / NR	72,933	96.6%	$55.22	96.6%	8/31/2022
The Chai Bar	NR / NR / NR	2,590	3.4	54.02	3.4	2/28/2025
Total Occupied		75,523	100.0%	$55.18	100.0%
Vacant		0	0.0
Total / Wtd. Avg.		75,523	100.0%

(1)	U/W Base Rent is based on the underwritten rent roll dated September 1, 2019 inclusive of contractual rent steps through September 2020.

Lease Rollover Schedule(1)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2019	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2020	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2021	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2022	1	72,933	96.6	72,933	96.6%	$55.22	96.6	96.6%
2023	0	0	0.0	72,933	96.6%	$0.00	0.0	96.6%
2024	0	0	0.0	72,933	96.6%	$0.00	0.0	96.6%
2025	1	2,590	3.4	75,523	100.0%	$54.02	3.4	100.0%
2026	0	0	0.0	75,523	100.0%	$0.00	0.0	100.0%
2027	0	0	0.0	75,523	100.0%	$0.00	0.0	100.0%
2028	0	0	0.0	75,523	100.0%	$0.00	0.0	100.0%
2029	0	0	0.0	75,523	100.0%	$0.00	0.0	100.0%
2030 and Thereafter	0	0	0.0	75,523	100.0%	$0.00	0.0	100.0%
Vacant	NAP	0	0.0	75,523	100.0%	NAP	NAP
Total / Wtd. Avg.	2	75,523	100.0%			$55.18	100.0%

(1)	U/W Base Rent is based on the underwritten rent roll dated September 1, 2019 inclusive of contractual rent steps through September 2020.

Cash Flow Analysis.

Cash Flow Analysis
	2016	2017	2018	T-10 10/31/2019 Ann.	U/W	U/W PSF
Base Rent(1)	$3,686,692	$3,797,175	$3,910,688	$4,024,022	$4,167,272	$55.18
Vacant Income	0	0	0	0	0	$0.00
Gross Potential Rent	$3,686,692	$3,797,175	$3,910,688	$4,024,022	$4,167,272	$55.18
Total Reimbursements	330,380	587,918	1,146,528	738,904	885,037	$11.72
Other Income	5,544	9,533	14,427	14,673	0	$0.00
Less: Vacancy	0	0	0	0	(252,615)	($3.34)
Effective Gross Income	$4,022,616	$4,394,626	$5,071,643	$4,777,599	$4,799,693	$63.55
Total Fixed Expenses	430,870	776,870	665,280	661,078	716,511	$9.49
Total Operating Expenses	699,509	717,808	772,840	826,561	848,991	$11.24
Net Operating Income(2)	$2,892,237	$2,899,948	$3,633,523	$3,289,961	$3,234,192	$42.82
TI/LC	0	0	0	0	217,143	$2.88
Capital Expenditures	0	0	0	0	15,105	$0.20
Net Cash Flow	$2,892,237	$2,899,948	$3,633,523	$3,289,961	$3,001,944	$39.75

(1)	U/W Base Rent is based on the underwritten rent roll dated September 1, 2019 inclusive of contractual rent steps through September 2020.

(2)

The increase from 2017 Net Operating Income through T-10 10/31/2019 Ann. Net Operating Income is primarily attributable to (i) annual base rent increases of approximately 3.0% in accordance with Zendesk’s lease and (ii) a tax reassessment at the 1019 Market Property which resulted in an increase in taxes in 2017 with the reimbursement paid in 2018.

 A-3-122

ANNEX B

FORM OF REPORT TO CERTIFICATEHOLDERS

 B-1

[THIS PAGE INTENTIONALLY LEFT BLANK]

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B16 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B16	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/17/20
		Record Date:	2/29/20
		Determination Date:	3/11/20

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)
Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7 - 9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15 - 16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Realized Loss Reconciliation	20
Interest Shortfall Reconciliation Detail	21 - 22
Supplemental Reporting	23

Depositor	Master Servicer	Special Servicer	Asset Representations Reviewer/Operating Advisor
Deutsche Mortgage & Asset Receiving Corporation 60 Wall Street New York, NY 10005 Contact: Helaine M. Kaplan Phone Number: (212) 250-5270	Midland Loan Services, a Division of PNC Bank, National Association 10851 Mastin Street Suite 700 Overland Park, KS 66210 Contact: Heather Wagner Phone Number: (913) 253-9570	KeyBank National Association 11501 Outlook Street, Suite 300 Overland Park, KS 66211 Contact: Michael Tilden	Park Bridge Lender Services LLC 600 Third Avenue, 40th Floor New York, NY 10016 Contact: David Rodgers Phone Number: (212) 230-9025
This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B16 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B16	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/17/20
		Record Date:	2/29/20
		Determination Date:	3/11/20

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-M		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
VRR Interest		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-H		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B16 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B16	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/17/20
		Record Date:	2/29/20
		Determination Date:	3/11/20

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-M		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
H		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
VRR Interest		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000
X-F		0.00000000	0.00000000	0.00000000	0.00000000
X-G		0.00000000	0.00000000	0.00000000	0.00000000
X-H		0.00000000	0.00000000	0.00000000	0.00000000

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B16 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B16	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/17/20
		Record Date:	2/29/20
		Determination Date:	3/11/20

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Interest Shortfall/(Excess)	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-H	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-M	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
VRR Interest	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B16 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B16	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/17/20
		Record Date:	2/29/20
		Determination Date:	3/11/20

Other Required Information

Available Distribution Amount (1)	0.00

Appraisal Reduction Amount
		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Reduction
			Effected	Amount	Date

Controlling Class Information
Controlling Class:
Effective as of: mm/dd/yyyy
Directing Holder:
Effective as of: mm/dd/yyyy

Total

(1) The Available Distribution Amount includes any Prepayment Premiums and Yield Maintenance Charges.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B16 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B16	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/17/20
		Record Date:	2/29/20
		Determination Date:	3/11/20

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Scheduled Interest	0.00		Master Servicing Fee - Midland Loan Services	0.00
Interest reductions due to Nonrecoverability Determinations	0.00		Certificate Administrator/Trustee Fee - Wells Fargo Bank, N.A.	0.00
Interest Adjustments	0.00		CREFC® Intellectual Property Royalty License Fee	0.00
Deferred Interest	0.00		Operating Advisor Fee - Park Bridge Lender Services LLC	0.00
ARD Interest	0.00		Asset Representations Reviewer Fee - Park Bridge Lender	0.00
Default Interest and Late Payment Charges	0.00		Services LLC
Net Prepayment Interest Shortfall	0.00
Net Prepayment Interest Excess	0.00
Extension Interest	0.00		Total Fees		0.00
Interest Reserve Withdrawal	0.00		Additional Trust Fund Expenses:
Total Interest Collected		0.00	Reimbursement for Interest on Advances	0.00
			ASER Amount	0.00
Principal:			Special Servicing Fee	0.00
Scheduled Principal	0.00		Attorney Fees & Expenses	0.00
Unscheduled Principal	0.00		Bankruptcy Expense	0.00
Principal Prepayments	0.00		Taxes Imposed on Trust Fund	0.00
Collection of Principal after Maturity Date	0.00		Non-Recoverable Advances	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Workout-Delayed Reimbursement Amounts	0.00
Excess of Prior Principal Amounts paid	0.00		Other Expenses	0.00
Curtailments	0.00		Total Additional Trust Fund Expenses		0.00
Negative Amortization	0.00
Principal Adjustments	0.00		Interest Reserve Deposit		0.00
Total Principal Collected		0.00

Other:			Payments to Certificateholders & Others:
Prepayment Penalties/Yield Maintenance Charges	0.00		Interest Distribution	0.00
Repayment Fees	0.00		Principal Distribution	0.00
Borrower Option Extension Fees	0.00		Prepayment Penalties/Yield Maintenance Charges	0.00
Excess Liquidation Proceeds	0.00		Borrower Option Extension Fees	0.00
Net Swap Counterparty Payments Received	0.00		Net Swap Counterparty Payments Received	0.00
Total Other Collected		0.00	Total Payments to Certificateholders & Others		0.00
Total Funds Collected		0.00	Total Funds Distributed		0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B16 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B16	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/17/20
		Record Date:	2/29/20
		Determination Date:	3/11/20

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Debt Yield Ratio (4)

Debt Yield Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B16 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B16	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/17/20
		Record Date:	2/29/20
		Determination Date:	3/11/20

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B16 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B16	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/17/20
		Record Date:	2/29/20
		Determination Date:	3/11/20

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-Off Date balance of each property as disclosed in the offering document.

The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the “State” and “Property” stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The “State” and “Property” stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a “hope note”) of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

Note: There are no Hyper-Amortization Loans included in the Mortgage Pool.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B16 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B16	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/17/20
		Record Date:	2/29/20
		Determination Date:	3/11/20

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	SS	-	Self Storage	1	-	Modification	7	-	REO	11	-	Full Payoff	1	-	Maturity Date Extension	6	-	Capitalization on Interest
RT	-	Retail	98	-	Other	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties	2	-	Amortization Change	7	-	Capitalization on Taxes
HC	-	Health Care	SE	-	Securities	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD	3	-	Principal Write-Off	8	-	Other
IN	-	Industrial	CH	-	Cooperative Housing	4	-	Extension			to Master Servicer	98	-	Other	4	-	Blank	9	-	Combination
MH	-	Mobile Home Park	WH	-	Warehouse	5	-	Note Sale	10	-	Deed in Lieu Of				5	-	Temporary Rate Reduction	10	-	Forbearance
OF	-	Office	ZZ	-	Missing Information	6	-	DPO			Foreclosure
MU	-	Mixed Use	SF	-	Single Family
LO	-	Lodging

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B16 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B16	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/17/20
		Record Date:	2/29/20
		Determination Date:	3/11/20

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI (1)	Most Recent NOI (1)	Most Recent NOI Start Date	Most Recent NOI End Date

Total

(1) The Most Recent Fiscal NOI and Most Recent NOI fields correspond to the financial data reported by the Master Servicer. An NOI of 0.00 means the Master Servicer did not report NOI figures in their loan level reporting.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B16 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B16	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/17/20
		Record Date:	2/29/20
		Determination Date:	3/11/20

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document Cross-Reference	Principal Prepayment Amount		Prepayment Penalties
			Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Charge

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B16 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B16	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/17/20
		Record Date:	2/29/20
		Determination Date:	3/11/20

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.		WAM
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit

Note: Foreclosure and REO Totals are excluded from the delinquencies.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B16 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B16	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/17/20
		Record Date:	2/29/20
		Determination Date:	3/11/20

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Performing Matured Balloon	1	-	Modification	7	-	REO	11	-	Full Payoff
		But Still in Grace Period	1	- 30-59 Days Delinquent	5	-	Non Performing Matured Balloon	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties
		Or Not Yet Due	2	- 60-89 Days Delinquent	6	-	121+ Days Delinquent	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD
B	-	Late Payment But Less	3	- 90-120 Days Delinquent				4	-	Extension			to Master Servicer	98	-	Other
		Than 30 Days Delinquent						5	-	Note Sale	10	-	Deed In Lieu Of
** Outstanding P & I Advances include the current period advance.								6	-	DPO			Foreclosure

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B16 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B16	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/17/20
		Record Date:	2/29/20
		Determination Date:	3/11/20

Specially Serviced Loan Detail - Part 1

Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	DSCR Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B16 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B16	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/17/20
		Record Date:	2/29/20
		Determination Date:	3/11/20

Specially Serviced Loan Detail - Part 2

Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment from Special Servicer

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B16 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B16	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/17/20
		Record Date:	2/29/20
		Determination Date:	3/11/20

Advance Summary

Loan Group	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B16 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B16	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/17/20
		Record Date:	2/29/20
		Determination Date:	3/11/20

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B16 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B16	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/17/20
		Record Date:	2/29/20
		Determination Date:	3/11/20

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B16 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B16	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/17/20
		Record Date:	2/29/20
		Determination Date:	3/11/20

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B16 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B16	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/17/20
		Record Date:	2/29/20
		Determination Date:	3/11/20

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B16 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B16	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/17/20
		Record Date:	2/29/20
		Determination Date:	3/11/20

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B16 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B16	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	3/17/20
		Record Date:	2/29/20
		Determination Date:	3/11/20

Supplemental Reporting

Disclosable Special Servicer Fees, Loan Event of Default, Servicer Termination Event or Special Servicer Termination Event information would be disclosed here.

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT

Report Date: If during the prior calendar year, any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan was a Specially Serviced Loan at any time, this report will be delivered no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of February 1, 2020 (the “Pooling and Servicing Agreement”), among Deutsche Mortgage & Asset Receiving Corporation, as the depositor, Midland Loan Services, a Division of PNC Bank, National Association, as the master servicer, KeyBank National Association, as the special servicer, Wells Fargo Bank, National Association, as the certificate administrator and trustee and Park Bridge Lender Services LLC, as the operating advisor and the asset representations reviewer.
Transaction: Benchmark 2020-B16 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2020-B16
Operating Advisor: Park Bridge Lender Services LLC
Special Servicer for period: KeyBank National Association
Directing Holder: Ellington Management Group, LLC (or its affiliate)

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.     The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

a.	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of an Asset Status Report.

b.	Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which an Asset Status Report has been issued. The Asset Status Reports may not yet be fully implemented.

II.	Executive Summary

Based on the requirements and qualifications set forth in the PSA, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the PSA) has undertaken a limited review of the Special Servicer’s reported actions on the loans identified in this report. Based solely on such limited review and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA during the prior calendar year on an “asset-level basis”. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to comply with the Servicing Standard as a result of the following material deviations.]

●	[LIST OF MATERIAL DEVIATION ITEMS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

●	[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

In connection with the assessment set forth in this report, the Operating Advisor:

1.	Reviewed the Asset Status Reports, the Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations and net present value calculations and Appraisal Reduction Amount calculations and [LIST OTHER REVIEWED INFORMATION] for the following [●] Specially Serviced Loans: [List related Mortgage Loans]

2.	Consulted with the Special Servicer as provided under the PSA. The Operating Advisor’s analysis of the Asset Status Reports (including related net present value calculations, Collateral Deficiency Amount calculations and Appraisal Reduction Amount calculations) related to the Specially Serviced Loans should be considered a limited investigation and not be considered a full or limited audit. For instance, we did not re-engineer the quantitative aspects of their net present value calculator, visit any property, visit the Special Servicer, visit the Directing Holder or interact with any borrower. In addition, our review of the net present value calculations and Appraisal Reduction Amount calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

III.	Specific Items of Review

1.	The Operating Advisor reviewed the following items in connection with the generation of this report: [LIST MATERIAL ITEMS].

2.	During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate. The Special Servicer [agreed with/did not agree with] the material recommendations made by the Operating Advisor. Such recommendations generally included the following: [LIST].

3.	Net present value calculations:

4.	The Operating Advisor [received/did not receive] information necessary to recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portions of the applicable formulas required to be utilized in connection with any Appraisal Reduction Amount or net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to the utilization by the Special Servicer.

a.     The Operating Advisor [agrees/does not agree] with the [mathematical calculations] [and/or] [the application of the applicable non-discretionary portions of the formula] required to be utilized for such calculation.

b.     After consultation with the master servicer or the special servicer, as applicable, to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations, such inaccuracy [has been/ has not been] resolved.

5.	The following is a general discussion of certain concerns raised by the Operating Advisor discussed in this report: [LIST CONCERNS].

6.	In addition to the other information presented herein, the Operating Advisor notes the following additional items, if any: [LIST ADDITIONAL ITEMS].

IV.	Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

1.	As provided in the PSA, the Operating Advisor is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the Special Servicer’s obligations under the PSA that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial.

2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.

3.	Except as may have been reflected in any Major Decision Reporting Package or any Asset Status Report that is delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Holder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have any obligation to speak with the Directing Holder or borrower directly. As such, the Operating Advisor relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.	The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein or the actions of the Special Servicer.

5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communication held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

6.	There are many tasks that the Special Servicer undertakes on an ongoing basis related to Specially Serviced Loans. These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Operating Advisor does not participate in any discussions regarding such actions. As such, Operating Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.

7.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the Certificate Administrator through the Certificate Administrator’s website.

8.	This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX D-1

GERMAN AMERICAN CAPITAL CORPORATION AND CITI REAL ESTATE FUNDING INC.
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Each of GACC and CREFI will in its respective Mortgage Loan Purchase Agreement make, with respect to each Mortgage Loan sold by it that is included in the issuing entity, representations and warranties generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth in Annex D-2 and Annex D-3, respectively. Prior to the execution of the related final Mortgage Loan Purchase Agreement, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement. For the avoidance of doubt references to “Mortgage Loan” and “Mortgage Loans” in this Annex D-1 exclude the JPMCB Mortgage Loans. In addition, solely for purposes of this Annex D-1 and the related exceptions set forth in Annex D-2 or Annex D-3, as applicable, the term “Mortgage Loans” and “Mortgage Notes” will refer to such mortgage loans and mortgage notes sold by the applicable mortgage loan seller.

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related Mortgage Loan Seller, on the one hand, and the issuing entity, on the other. We present the representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the related Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)   Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the trustee for the related Non-Serviced Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

(2)   Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under

D-1-1

applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)       Mortgage Provisions. The Loan Documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)       Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Loan Documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Borrower nor the related guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan consented to by the Mortgage Loan Seller on or after January 10, 2020.

(5)       Hospitality Provisions. The Loan Documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Borrower and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the Non-Serviced Securitization Trust) against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the seller of the note which is contributed to the Non-Serviced Securitization Trust or its designee providing notice of the transfer of such note to the Non-Serviced Securitization Trust) in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee (except in the case of a Non-Serviced Mortgage Loan) shall provide, or if neither (A) nor (B) is applicable, except in the case of a Non-Serviced Mortgage Loan, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

(6)       Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases, Rents and Profits is freely assignable without the consent of the related Borrower. Each related Mortgage is a legal, valid and enforceable first

D-1-2

lien on the related Borrower’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (7) set forth in Annex D-2 or Annex D-3 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in this prospectus to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(7)       Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer)(the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized and cross-defaulted with another Mortgage Loan or a Whole Loan or is part of a Whole Loan that is cross-collateralized and cross-defaulted with another Whole Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for another Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan or with the Whole Loan of which such Crossed Mortgage Loan is a part, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(8)       Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (6) above), and equipment

D-1-3

and other personal property financing). Except as set forth in Annex D-2 or Annex D-3, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Borrower.

(9)       Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases, Rents and Profits constituting security for the entire Whole Loan), each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(10)     UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Borrower and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(11)     Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(12)     Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

D-1-4

(13)     Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(14)     Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor, or Borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.

(15)     Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to Purchaser or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust).

(16)     No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the Mortgage Loan set forth on the mortgage loan schedule attached as Exhibit A to the MLPA has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by Mortgage Loan Seller to merit such holdback).

(17)     Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating meeting the Insurance Ratings Requirements (as defined below) in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

D-1-5

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Borrower and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL or PML, as applicable.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Other Trustee). Each related Mortgage Loan obligates the related Borrower to maintain all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such Borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as

D-1-6

may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(18)     Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(19)     No Encroachments. To Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(20)     No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(21)     REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but determined without regard to the rule in the U.S. Department of Treasury regulations (the “Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan (or related Whole Loan); or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G-2(a)(1)(ii) of the Treasury Regulations). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield

D-1-7

maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Section 1.860G-1(b)(2) of the Treasury Regulations. All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(22)     Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(23)     Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

(24)     Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(25)     Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the Mortgage Loan. The terms of the Loan Documents require the Borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(26)     Licenses and Permits. Each Borrower covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(27)     Recourse Obligations. The Loan Documents for each Mortgage Loan provide that (a) the related Borrower and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Borrower and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but in some cases, only to the extent there is sufficient cash flow generated by

D-1-8

the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the Mortgage Loan shall become full recourse to the related Borrower and at least one individual or entity, if the related Borrower files a voluntary petition under federal or state bankruptcy or insolvency law.

(28)     Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (33)), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (33)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan (or related Whole Loan)) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the Borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Borrower can be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan (or related Whole Loan)) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (or Whole Loan, as applicable).

No Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(29)     Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.

(30)     Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as

D-1-9

“TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex D-2 or Annex D-3, as applicable; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Borrower under each Mortgage Loan is required to carry terrorism insurance, but in such event the Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(31)     Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Borrower, is directly or indirectly pledged, transferred or sold (in each case a “Transfer”), other than as related to (i) family and estate planning Transfers or Transfers upon death or legal incapacity, (ii) Transfers to certain affiliates as defined in the related Loan Documents, (iii) Transfers of less than, or other than, a controlling interest in the related Borrower, (iv) Transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) Transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (28) and (33) in this prospectus or the exceptions thereto set forth in Annex D-2 or Annex D-3, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule D-1 to Annex D-2 or Annex D-3, or future permitted mezzanine debt in each case as set forth on Schedule D-2 to Annex D-2 or Annex D-3 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Schedule D-3 to Annex D-2 or Annex D-3 or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(32)     Single-Purpose Entity. Each Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Borrower with respect to each Mortgage Loan with a Cut-off Date Stated Principal Balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Stated Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall

D-1-10

mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Stated Principal Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(33)     Defeasance. With respect to any Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Borrower, subject to satisfaction of conditions specified in the Loan Documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Borrower is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Mortgage Loan; (iv) the Borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Borrower would continue to own assets in addition to the Defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Borrower is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(34)     Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

(35)     Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

D-1-11

(a)   The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)   The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)   The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)   The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)   The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)    The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)   The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)   A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)     The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)     Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the

D-1-12

related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)   In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)     Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(36)     Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(37)     Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-1.

(38)     No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex D-1. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(39)     Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, no Borrower, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(40)     Organization of Borrower. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Borrower delivered by the Borrower in connection with the origination of such Mortgage Loan, the Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no Mortgage Loan has a Borrower that is an Affiliate of another Borrower under another Mortgage Loan. (An “Affiliate” for purposes of this paragraph (40) means, a Borrower that is under direct or indirect common ownership and control with another Borrower.)

D-1-13

(41)     Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Borrower was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(42)     Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Mortgage Loan.

(43)     Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the mortgage loan schedule attached as Exhibit A to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the MLPA to be contained therein.

(44)     Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except (i) with respect to any Mortgage Loan that is part of a Whole Loan, any other mortgage loan that is part of such Whole Loan and (ii) with respect to any Crossed Mortgage Loan, any mortgage loan that is part of a Whole Loan that is cross-collateralized and cross-defaulted with such Mortgage Loan or with a Whole Loan of which such Mortgage Loan is a part.

(45)     Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Borrower other than in accordance with the Loan Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Borrower or an affiliate for, or on account of, payments due on the Mortgage

D-1-14

Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a Mortgage Loan, other than contributions made on or prior to the date hereof.

(46)     Compliance with Anti-Money Laundering Laws. Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth in this prospectus, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in this prospectus.

D-1-15

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX D-2

EXCEPTIONS TO GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
8	Starwood Industrial Portfolio	(6) Lien; Valid Assignment and (7) Permitted Liens; Title Insurance	Eight of the tenants at the related Mortgaged Properties – Cummins Inc. (4820-4850 Indianapolis Road Mortgaged Property), Communication Test Design, Inc. (5900 North Meadows Drive Mortgaged Property), Poynter Sheet Metal, Inc. (775 Commerce Parkway Mortgaged Property), Staley General Transportation, Inc. (333 45th Street Mortgaged Property), Oldcastle Buildingenvelope, Inc. (8441 Bearing Drive Mortgaged Property), Poly-Tainer, Inc. (999 Gerdt Court Mortgaged Property), MWI Veterinary Supply (3890 Perry Boulevard Mortgaged Property) and Steiner Electric Company (1600-1640 Northwind Parkway Mortgaged Property) – each have a right of first offer or right of first refusal to purchase the individual Mortgaged Properties (or portions thereof) leased by such tenants. Each such tenant, except for the tenant at the 3890 Perry Boulevard Mortgaged Property, has executed an estoppel certificate confirming such right does not apply to a foreclosure or deed in lieu thereof. With respect to the 3890 Perry Boulevard Mortgaged Property, no such estoppel was obtained. With respect to each of said eight tenants, said right(s) would apply to subsequent transfers.
30	SpringHill Suites Florence	(6) Lien; Valid Assignment and (7) Permitted Liens; Title Insurance	Marriott International, Inc. has a right of first refusal to purchase the Mortgaged Property.
19	West Road Plaza	(6) Lien; Valid Assignment and (7) Permitted Liens; Title Insurance	Wells Fargo has a right of first refusal to purchase any pad site at the Mortgaged Property if Borrower elects to sell any pad site to a competitor. Wells Fargo has waived this right of first refusal in connection with a foreclosure, dead-in-lieu of foreclosure and a subsequent sale by Lender.
8	Starwood Industrial Portfolio	(11) Condition of Property	According to the related engineering report, the 333 45th Street Mortgaged Property, located in Munster, IN, requires certain repairs to the building exterior with an estimated cost of $60,750, which repair amount was not reserved for. The Mortgage Loan documents require the Borrower to cause the Mortgaged Property to be maintained in a good and safe condition and repair, to promptly repair, replace or rebuild any part of the Mortgaged Property that becomes damaged, worn or dilapidated (ordinary wear and tear consistent with the operation of a first-class office building excepted) and to complete and pay for any improvements at any time in the process of construction or repair.

D-2-1

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
19	West Road Plaza	(13) Condemnation	A proposed road widening of I-45 would result in a taking of a portion of the Mortgaged Property by the Texas Department of Transportation. A monthly cash flow sweep of “available funds” will commence upon the earlier of Borrower’s or an Affiliate’s receipt of notice from any governmental authority of a proposed condemnation of a portion of the Mortgaged Property or relocation of any roadway providing access to the Mortgaged Property, and the actual commencement of any such condemnation. Sweep continues until Borrower completes restoration of the Mortgaged Property and the final condemnation award, if any, has been deposited in a road widening condemnation account pledged to Lender. The swept funds and any award will be held by Lender as additional cash collateral for the Mortgage Loan until the sweep has ended, the Mortgaged Property has achieved the Closing Date DSCR, and no event of default or other trigger circumstances exist. Lender will have the right in its sole discretion to apply the award to pay down the Mortgage Loan.
1	Harrison Retail	(17) Insurance	To the extent that such insurance policies satisfy the requirements set forth in the Loan Agreement, a portion of the required insurance may be provided by the condominium association. If insurance proceeds of all condominium policies of physical damage is in excess of $2,500,000, the proceeds will be payable to an insurance trustee appointed pursuant to the condominium documents.
8	Starwood Industrial Portfolio	(25) Local Law Compliance

The 8401 Bearing Drive Mortgaged Real Property is legal nonconforming as to parking (deficient by 55 spaces) and street frontage (deficient by 31.64 feet). The building may be restored to original dimensions so long as the damage does not exceed 2/3 of the gross floor area of the building.

The 480 W 45th Street Mortgaged Property is legal nonconforming as to parking (deficient by 6 spaces). Any existing nonconforming building may be repaired, reconstructed or structurally altered without enlargement or extension provided that such repair, reconstruction or alteration shall comply with all other regulations and ordinances of the town.

29	Casa Laguna Hotel & Spa	(25) Local Law Compliance	The Mortgaged Property is legal non-conforming, and in the event restoration is not commenced within 12 months following a casualty or condemnation, a new conditional use permit would be required in order for the Mortgaged Property to continue in its current use.
7	1633 Broadway	(26) Licenses and Permits	Special Permit (Case 72-99 BZ) expires on January 11, 2020; however, such permit is related solely to the Equinox space. Equinox is required under its lease to renew such permit.
7	1633 Broadway	(27) Recourse Obligations	There is no non-recourse carveout guarantor and no separate environmental indemnitor with respect to the Mortgage Loan or related Whole Loan.
6	560 Mission Street	(27) Recourse Obligations	There is no non-recourse carveout guarantor and no separate environmental indemnitor with respect to the Mortgage Loan or related Whole Loan.

D-2-2

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
8	Starwood Industrial Portfolio	(27) Recourse Obligations	The obligations of the non-recourse carveout guarantor with respect to voluntary bankruptcy events are capped at 20% of the outstanding principal balance of the related Whole Loan as of the date of the applicable bankruptcy event.
1, 6, 7, 8, 12, 19, 29, 30	All GACC Mortgage Loans	(27) Recourse Obligations	In most cases, the Mortgage Loans being sold by German American Capital Corporation do not provide for recourse for misapplication of rents, insurance proceeds or condemnation awards.
8	Starwood Industrial Portfolio	(28) Mortgage Releases	The related Whole Loan documents permit the partial release of individual Mortgaged Properties. Prior to the prepayment of the first 20% of the outstanding principal balance of the related Whole Loan, such release is permitted upon prepayment of an amount equal to 105% of the allocated loan amount of the Mortgaged Property being released.
1, 6, 7, 8, 12, 19, 29, 30	All GACC Mortgage Loans	(30) Acts of Terrorism Exclusion	All exceptions to Representation 17 are also exceptions to this Representation 30.
6	560 Mission Street	(31) Due on Sale or Encumbrance	The Mortgage Loan documents for the related Mortgage Loan provide that no rating agency fees will be incurred in connection with permitted equity transfers.

D-2-3

SCHEDULE D-1

GERMAN AMERICAN CAPITAL CORPORATION

LOANS WITH EXISTING MEZZANINE DEBT

None.

D-2-4

SCHEDULE D-2

GERMAN AMERICAN CAPITAL CORPORATION

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan

6	560 Mission Street

7	1633 Broadway

29	Casa Laguna Hotel & Spa

D-2-5

SCHEDULE D-3

GERMAN AMERICAN CAPITAL CORPORATION

CROSSED MORTGAGE LOANS

None.

D-2-6

ANNEX D-3

EXCEPTIONS TO CREFI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
11	Middleton Net Lease Portfolio	(7) Permitted Liens; Title Insurance	In connection with the acquisition by the borrower of the Middleton Net Lease Portfolio – Asheboro - Walmart Mortgaged Property, pursuant to the purchase agreement, the unrelated seller has the right to purchase a portion of the Mortgaged Property (the “Release Parcel”). The Release Parcel was not assigned any material value in connection with the origination of the Mortgage Loan. In connection with the purchase of the Release Parcel, the Release Parcel may be released without payment of a release price and consequent reduction of the principal balance of the Mortgage Loan. The unrelated seller has notified the borrower that it is exercising its purchase option with respect to the Release Parcel. In addition, with respect to the Middleton Net Lease Portfolio – Cranberry - Walmart Mortgaged Property, the sole tenant, Walmart, has a right of first refusal to purchase the Mortgaged Property in the event the borrower enters into an agreement to sell the Mortgaged Property to an unrelated third party. In addition, with respect to the Middleton Net Lease Portfolio – Concord - Walmart Mortgaged Property, the sole tenant, Walmart, has a right of first refusal to purchase its leased premises in the event that the related borrower elects to sell such premises.
24	Giant Anchored Portfolio	(7) Permitted Liens; Title Insurance	The largest tenant at the Creekside Marketplace Mortgaged Property, Giant, has a right of first refusal to purchase the Mortgaged Property. In the event that the borrower elects to subdivide the Stonehenge Square Mortgaged Property from the shopping center and offers to sell the subdivided property, then the third largest tenant at the Stonehenge Square Mortgaged Property, Monroe Muffler Brake Inc., has a right of first refusal to purchase the subdivided property, unless the sale is to one of the partners of the borrower. The fifth largest tenant at the Parkway Plaza Mortgaged Property, Wendy’s, has a right of first refusal to purchase its leased portion of the Mortgaged Property in the event that the borrower elects to sell such leased portion, other than a sale of the entire Mortgaged Property. The second largest tenant at the Spring Meadow Mortgaged Property, Mavis Tire Supply, LLC, has a right of first refusal to purchase the portion of the premises it leases at the Mortgaged Property. None of the rights of first refusal were subordinated to the Mortgage Loan.
2, 9, 11, 13, 16, 18, 24, 27, 28, 31, 32, 33	All CREFI loans	(17) Insurance	The Mortgage Loan documents may permit the related mortgagor to cause the insurance required at the related Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant at the related Mortgaged Property.

D-3-1

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
2	Bellagio Hotel and Casino	(17) Insurance

The deductible for the “all risk” property insurance is permitted to be up to and including $250,000; the deductible for terrorism insurance is permitted to be up to and including $500,000, and the deductible for windstorm and earthquake coverage is not more than 5% of the total insurable value of the Mortgaged Property; provided that that, if the non-recourse carveout guarantor provides a guaranty acceptable to the lender and each rating agency rating securities that represent an interest in the related Whole Loan guaranteeing any failure by the related mortgagor to pay its obligations actually incurred with respect to that portion of the deductible that exceeds 5% of the total insurable value of the Mortgaged Property, the deductibles for windstorm and earthquake coverage may be up to 15% of the total insurable value of the Mortgaged Property); provided, further, that (1) the related mortgagor may utilize a $4,000,000 aggregate deductible subject to a $100,000 per occurrence deductible and a $100,000 maintenance deductible following the exhaustion of the aggregate and (2) the aggregate does not apply to any losses arising from named windstorm, earthquake or flood. Such deductibles may be considered not to be customary.

So long as the master lease between the related mortgagor and Bellagio, LLC (the “Bellagio Tenant,” and such lease, the “Bellagio Lease”) is in effect, the related mortgagor shall not be required to maintain the coverages on the Mortgaged Property required in the Mortgage Loan documents or Representation 18 for so long as (A) the Bellagio Lease is in full force and effect, (B) no default by Bellagio Tenant beyond any applicable notice and cure period has occurred and is continuing under the Bellagio Lease and (C) Bellagio Tenant maintains insurance policies on the Mortgaged Property that satisfy the requirements set forth in the Mortgage Loan documents (the “Bellagio Policies”), (except it is acknowledged and agreed that the Bellagio Policies are permitted to vary from the requirements of the Mortgage Loan documents with respect to (x) the named storm sublimit which shall be no less than $700,000,000 per occurrence and (y) any property or terrorism deductible, which shall be no greater than $2,500,000). Such $700,000,000 limit is less than full replacement cost. In addition, such deductibles may be considered not to be customary.

So long as the Bellagio Lease is in effect with terms and provisions reasonably equivalent to the terms and provisions regarding disbursement of insurance proceeds as the Bellagio Lease as in effect on the origination date, the provisions of the Bellagio Lease will govern the disbursement of insurance proceeds provided that (a) the related mortgagor will have demonstrated to the lender’s reasonable satisfaction that the Bellagio Tenant has committed to complete its restoration obligations pursuant to, and in accordance

D-3-2

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

with, the terms and provisions of the Bellagio Lease within 4 years of the date the Bellagio Tenant can first reasonably access the Mortgaged Property for purposes of commencing restoration and (b) the related mortgagor or Bellagio Tenant has demonstrated to the lender’s reasonable satisfaction that the Bellagio Tenant has sufficient funds available to complete its restoration obligations under the Bellagio Lease in the event the amount of insurance proceeds is insufficient to complete the required restoration. The Bellagio Lease provides that in the event any fee mortgagee (which has entered into a fee mortgage that is in compliance with the Bellagio Lease) that is entitled to any insurance proceeds, under the terms of any fee mortgage, such proceeds (except business interruption not allocated to rent expenses, which will be payable to and retained by the Bellagio Tenant), will be applied, held and/or disbursed in accordance with the fee mortgage but in all events subject to Bellagio Tenant’s right to such insurance proceeds, and the related mortgagor is required to cause the fee mortgagee to make such proceeds available to the Bellagio Tenant for the reasonable costs of preservation, stabilization, emergency restoration, reconstruction and repair for the Mortgaged Property.

The Mortgage Loan documents require the deductible under the related environmental insurance policy to be no more than $25,000. The deductible under the environmental insurance policy obtained by the related borrower is $50,000.

9	650 Madison Avenue	(17) Insurance	The mortgagor is only required to obtain flood insurance to the extent the same is commercially available.
11	Middleton Net Lease Portfolio	(17) Insurance	With respect to the Mortgaged Properties at which Walmart is the sole tenant, to the extent that such Walmart lease is in full force and effect, (ii) no default beyond any applicable notice and cure period has occurred and is continuing under such Walmart lease, (iii) Walmart Inc. maintains a credit rating from S&P of at least “BBB”, (iv) Walmart maintains the insurance required to be maintained by it under the applicable Walmart lease, and (v) Mortgagor shall have provided to lender evidence satisfactory to lender that Walmart is maintaining in full force and effect the insurance described in the Mortgage Loan documents with respect to such Walmart lease then the Mortgagor is not required to maintain the insurance set forth in the Mortgage Loan documents.

D-3-3

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
13	510 East 14th Street	(17) Insurance	Each such insurance policy shall (i) be in an amount equal to the greater of (A) one hundred percent (100%) of the then replacement cost of the Improvements without deduction for physical depreciation, and (B) such amount as is necessary so that the insurer would not deem Borrower a co-insurer under such policies. Pursuant to the related ground lease, proceeds which exceed the amount required to be used for restoration, will be split between the ground lessor and the borrower.
24	Giant Anchored Portfolio	(17) Insurance	With respect to the Scott Town Center Mortgaged Property, the parcel leased to the largest tenant, is a leased fee, where the tenant or other non-borrower party constructed improvements and either maintains its own insurance or self-insures. In addition, other properties have various leased fee pad sites, as follows: (i) Parkway Plaza; and (ii) Spring Meadow Shopping Center. Subject to applicable restoration obligations, casualty proceeds are payable to the ground lessee or other non-borrower party and/or its leasehold mortgagee.
2	Bellagio Hotel and Casino	(26) Licenses and Permits	So long as the Mortgaged Property is subject to the Bellagio Lease, the related mortgagor’s covenants with respect to any action are limited to (x) the related mortgagor not directly taking such prohibited actions (or granting its consent under the Bellagio Lease to permit the Bellagio Tenant to take such a prohibited action to the extent such action is prohibited under the Bellagio Lease) and (y) the related mortgagor using commercially reasonable efforts to exercise its rights under the Bellagio Lease to cause the Bellagio Tenant to satisfy its obligations under the Bellagio Lease).
2	Bellagio Hotel and Casino	(27) Recourse Obligations

The non-recourse carveout guarantor’s liability for bankruptcy related recourse events is capped at an amount equal to 10% of the outstanding principal balance of the related Whole Loan as of the date of the event.

The non-recourse carveout guarantor’s liability for transfers in violation of the Mortgage Loan documents is not full recourse, but is limited to losses only.

Only the related single purpose entity related mortgagor, and not the non-recourse carveout guarantor, is liable for breaches of environmental covenants, and the single purpose entity related mortgagor is the only party liable under the environmental indemnity; provided, however, that if the related mortgagor fails to maintain an environmental insurance policy as required under the Mortgage Loan documents, the non-recourse carveout guarantor is liable for losses relating to breaches of environmental covenants other than (x) for any amounts in excess of the applicable coverage amounts under the environmental policy had the same been renewed, replaced or extended as required under the loan agreement and (y) for any amounts recovered under the environmental policy.

D-3-4

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
Recourse for waste is limited to willful misconduct by the related mortgagor, Guarantor or certain of their affiliates that results in physical damage or waste to the Mortgaged Property.
11	Middleton Net Lease Portfolio	(27) Recourse Obligations	The related guarantors do not have any recourse liability for environmental matters because the related guarantors obtained an acceptable lender’s environmental insurance policy at origination of the Mortgage Loan. The related mortgagor is the only party liable for breaches of environmental covenants.
9	650 Madison Avenue	(27) Recourse Obligations

The liability for each guarantor (i) with respect to the full recourse carveouts relating to bankruptcy and substantive consolidation is capped at $80,000,000 (which is 10% of the original principal amount of the loan) and (ii) with respect to all other guaranteed obligations is capped at $400,000,000 (which is 50% of the original principal amount of the loan), in each case plus costs and expenses related to enforcement. The two guarantors are severally liable, rather than jointly and severally liable, under the guaranty.

The Mortgage Loan becomes fully recourse in the event that the mortgagor consents to or files a voluntary petition under the bankruptcy code but such recourse does not include a voluntary petition for “dissolution or liquidation”.

The loss carveout with respect to misappropriation of rents and security deposits is limited to intentional misappropriation of rents and security deposits. The loss carveout with respect to insurance proceeds or condemnation awards is limited to the intentional misapplication, rather than misappropriation, of insurance proceeds or condemnation awards. The loss carveout with respect to fraud is limited to fraudulent acts. The loss carveout for material physical waste is limited to material physical waste by reason of the mortgagor’s intentional physical destruction of the Mortgaged Property or any portion thereof (other than in connection with any alteration undertaken by mortgagor in good faith in accordance with the terms of the Mortgage Loan documents).

13	510 East 14th Street	(27) Recourse Obligations	The related Mortgage Loan is recourse for losses with respect to the misapplication, but not misappropriation, of rents, insurance proceeds and condemnation awards.
2	Bellagio Hotel and Casino	(30) Acts of Terrorism Exclusion

So long as the Mortgaged Property is subject to the Bellagio Lease, the borrower is permitted to rely on terrorism insurance provided by the Bellagio Tenant. The permitted deductible for terrorism insurance for the related mortgagor under the Mortgage Loan documents is $500,000 and for the Bellagio Tenant under the Bellagio Lease is $2,500,000, which may be considered not to be customary deductibles.

Terrorism insurance may be written by a non-rated captive insurer subject to certain conditions, including,

D-3-5

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

among other things: (i) TRIPRA shall be in full force and effect; (ii) the terrorism policy issued by such captive insurer, together with any other qualified terrorism policies in-place, provide per occurrence limit in an amount not less than replacement cost and rent loss coverage as otherwise required; (iii) except with respect to deductibles permitted under the Bellagio Lease, covered losses that are not reinsured by the federal government under TRIPRA and paid to the captive insurer shall be reinsured with a cut-through endorsement by an insurance company rated “A” by S&P and “A2” by Moody’s (to the extent  Moody’s rates securities which represent an interest in the related Whole Loan and rates the applicable insurance company); (iv) all reinsurance agreements between the captive insurer and other reinsurance providers shall be subject to the reasonable approval of the lender; and (v) such captive insurer shall be licensed in the State of Nevada or other jurisdiction to the extent reasonably approved by lender and qualified to issue the terrorism policy in accordance with applicable legal requirements.

If (A) the Terrorism Risk Insurance Program Reauthorization Act of 2015 or a similar or subsequent statute (“TRIPRA”) is not in effect, (B) TRIPRA or a similar or subsequent statute, extension or reauthorization is modified which results in a material increase in terrorism insurance premiums, or (C) there is a disruption in the terrorism insurance marketplace as the result of a terrorism event which results in a material increase in terrorism insurance premiums, provided that terrorism insurance is commercially available, the related (or Bellagio Tenant) will be required to maintain terrorism insurance as required by the related Whole Loan Document; provided, however, that it will not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the Whole Loan documents (without giving effect to the cost of the terrorism, flood, earthquake and windstorm components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, Mortgagor (or Bellagio Tenant) will be required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

In addition, all exceptions with respect to Representation 17 with respect to the Mortgage Loan are also exceptions to this Representation 30.

D-3-6

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
2	Bellagio Hotel and Casino	(31) Due on Sale or Encumbrance	The related Whole Loan documents provide that no Restricted Pledge Party (as defined below), other than the Mortgagor or any future mezzanine borrower, may be restricted from any sale or pledge of its direct or indirect assets, provided such assets are not encumbered or required to be encumbered by the Whole Loan or any mezzanine loan. The assets of a Restricted Pledge Party may include direct or indirect equity interests in the Mortgagor. “Restricted Pledge Party” means, collectively, Mortgagor, any mezzanine borrower, or any other direct or indirect equity holder in Mortgagor up to, but not including, the first direct or indirect equity holder that has substantial assets other than its direct or indirect interest in the Mortgaged Property.
9	650 Madison Avenue	(31) Due on Sale or Encumbrance

Certain transfers are permitted without lender’s consent, including: (a) any pledge of direct or indirect equity interests in and/or right to distributions from, Vornado Realty L.P. (“VRLP”, Vornado Realty Trust (“VRT”), any Multi-Asset Person, or any of their direct or indirect equity holders or affiliates (other than borrower) to secure a loan to any such person that is secured by all or a substantial portion of any such person’s assets or (b) the transfer or issuance of any securities or any direct or indirect interests in (i) any direct or indirect owner of borrower, in either case, whose securities are publicly traded on a national exchange (including VRLP’s and VRT’s securities) (regardless of whether such transfer or issuance is of publicly traded securities or interests), (ii) any person who directly or indirectly holds such securities or interests, or (iii) any Multi-Asset Person; provided, that, after such transfer or issuance, VRLP, VRT, any entity Controlled by OMERS Administration Corporation and/or eligible qualified owners will continue to control borrower.

“Multi-Asset Person” shall mean a person in respect of which the net operating income from the property (or such portion thereof allocable to such person) is less than fifty percent (50%) of such person’s aggregate gross income.

2	Bellagio Hotel and Casino	(33) Defeasance	The Mortgage Loan documents provide that the defeasance collateral must be “non-redeemable securities” but does not state that they are not permitted to be subject to prepayment, call or early redemption.

D-3-7

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
9	650 Madison Avenue	(33) Defeasance	The Mortgage Loan documents do not provide that the mortgagor may only pledge United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii) and rather require securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, which in each case are (i) not subject to prepayment, call or early redemption and (ii) in compliance with all requirements of all rating agencies.
13	510 East 14th Street	(33) Defeasance	Certification is to be provided by an accounting firm acceptable to Lender which certifies that the U.S. Obligations are sufficient to make the Scheduled Defeasance Payments (not an independent certified public accountant). The related borrower is required to pay all reasonable costs and expenses actually incurred by the lender in connection with any defeasance and all expenses and fees of the rating agencies, provided that defeasance fees charged by Lender or servicer are capped $25,000.
2	Bellagio Hotel and Casino	(35) Ground Leases	An approximately 1 acre portion of the Mortgaged Property is ground leased by the related mortgagor under a Ground Lease. The following exceptions exist with respect to such Ground Lease:

(B) The Ground Lease does not condition amendments, terminations or modifications on mortgagee consent.

(C) The expiration of the Ground Lease, not including extension options, is April 27, 2033. The Ground Lease contains two successive extension options for 20 years each, provided that the related mortgagor/ground lessee provides one year prior written notice. The Ground Lease does not provide that the extension options are exercisable by a mortgagee.

(E) The mortgagee is required to be an institutional lender or lenders such as banks, savings associations, insurance companies, pension funds or a group thereof. The Ground Lease does not state whether or not the mortgagee can be such an entity acting as a trustee. The mortgagee is permitted to foreclose without the Ground Lessor’s consent only if the foreclosing entity either (i) is a Qualifying Leasehold Mortgagee (as defined below) or (ii) pays two fees to the ground lessor, to the extent not previously paid, namely (a) $1,000,000 as increased annually by a formula based on the CPI from the commencement of the Ground Lease (the “Restaurant Reconstruction Fee”), and (b) the cost to demolish the then existing improvements of the ground leased property, regrade and restore the ground leased property to a level building pad ready to receive new construction (the “Demolition Fee”). In order to be A “Qualifying Leasehold Mortgagee” The foreclosing entity is

D-3-8

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

required to concurrently (i) pay any and all amounts which would at that time be due under the Ground Lease but for such foreclosure, (ii) cure all other then existing defaults under the Ground Lease. “Qualifying Leasehold Mortgagee” means the leasehold mortgagee or a group of leasehold mortgagees if it or they then have a tangible net worth of at least $200,000,000 (as increased annually by a formula based on the CPI from the commencement of the Ground Lease) and if they concurrently cure all other then existing defaults under the Ground Lease.

Any assignment of the Ground Lease interest requires the consent of the ground lessor unless (i) it is to an affiliate of the existing ground lessee, (ii) subject to the following sentence, it is to a Qualified Tenant (as defined below) then operating the hotel on the Mortgaged Property or a Qualified Hotel Tenant (as defined below), (iii) it is to a Qualified Tenant not then operating the hotel on the Mortgaged Property, provided that the related mortgagor or such Qualified Tenant transferee concurrently pays to the ground lessor the required Restaurant Reconstruction Fee and concurrently deposits in escrow the then determined Demolition Fee, (iv) if the transferee is not a Qualified Tenant then operating the hotel, (A) the related mortgagor or such transferee concurrently pays to the ground lessor the required Restaurant Reconstruction Fee and concurrently deposits in escrow the then determined Demolition Fee, and (B) the transferor delivers to the ground lessor a written undertaking that if the transferee rejects the Ground Lease in a bankruptcy proceeding, the transferor shall waive any claim that the Ground Lease has thereby been terminated and shall remain liable for the related mortgagor’s obligations under the Ground Lease the same as if the transferee had simply breached the Ground Lease and no bankruptcy had been filed. If the transfer is to a successor Qualified Tenant, whether or not such successor ground lessee is then operating the hotel, the then ground lessee or such transferee shall be required to concurrently pay to ground lessor the Restaurant Reconstruction Fee and deposit in escrow the Demolition Fee. In addition, all transfers require the transferee to assume all covenants and conditions to be performed by the ground lessee accruing from and after the date of transfer by execution of an instrument in form and substance reasonably satisfactory to ground lessor, no uncured event of default exists under the Ground Lease, the ground lessor shall have been paid all reasonable costs and expenses incurred by it in connection with the transfer.

“CPI” means the Consumer Price Index, All Urban Consumers All Items published by the U.S. Department of Labor, Bureau of Labor Statistics.

“Qualified Tenant” means a ground lessee unaffiliated

D-3-9

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

in any way with Mirage, who then has a tangible net worth equal to $200,000,000 (as such amount has increased based on a formula based on the CPI since the effective date of the Ground Lease) for at least the five consecutive years previous to any withdrawal of the Mirage Guarantee (as defined below).

“Qualified Hotel Tenant” means a ground lessee unaffiliated in any way with Mirage Resorts, LLC (“Mirage”), who then owns and operates the hotel, who then has a tangible net worth equal to $200,000,000 (as such amount has increased based on a formula based on the CPI since the effective date of the Ground Lease), and for at least the five consecutive years previous to any withdrawal of the Mirage Guarantee, has continuously had a tangible net worth equal to at least 50% of such amount.

“Mirage Guarantee” means a guaranty of the tenant’s obligations under the ground lease by Mirage Resorts, Incorporated. On November 11, 2019, the ground lessor and ground lessee acknowledged that Mirage Resorts, Incorporated was withdrawn from the Mirage Guarantee.

(G) Notices of default are effective against a mortgagee if mortgagee does not receive notice; however, the ground lessor is required to provide mortgagee simultaneously copies of all default notices. The ground lease only requires the lender to provide copies of notices of default to the lender after notice from the leasehold mortgagee to deliver such notices.

(H) Prior to the ground lessor exercising its remedies under the Ground Lease, including termination, a mortgagee shall have the right to remedy the default of the ground lessee under the Ground Lease or to cause such default to be remedied within the time period, if any, provided under the Ground Lease to the ground lessee, plus an additional ten days in the case of a monetary default or an additional 30 days in the case of a non-monetary default. A mortgagee’s cure periods under the Ground Lease are extended for any time that an automatic stay is in effect. The mortgagee is not permitted further cure periods or sufficient time to gain possession of the interest of the lessee under the Ground Lease. The ground lessor is not prohibited from terminating the Ground Lease in the event a mortgagee is proceeding to cure defaults to the extent that the cure periods granted under the Ground Lease have expired.

(J) The Ground Lease provides that insurance proceeds (and condemnation proceeds allocable to the ground lessee’s interest, if the ground lease is not terminated due to condemnation) will be disbursed to the ground lessee; provided that if the ground lessee’s tangible net worth is less than $200,000,000 (as such amount has increased based on a formula based on the CPI since the effective date of the Ground Lease),

D-3-10

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

or if the ground lessor has not theretofore been paid the Restaurant Reconstruction Fee and the Demolition Fee has not been deposited into escrow, such proceeds are required to be held by an “Insurance Trustee” on behalf of any leasehold mortgagee, ground lessor and ground lessee. The Ground Lease does not provide a definition of the term “Insurance Trustee.” To the extent such proceeds are paid to the related mortgagor, as Ground Lessee, they would be required to be disbursed to the Bellagio Tenant as described in the third paragraph of the exception to Representation 18.

(L) The new lease right is conditioned upon both (i) the leasehold mortgagee being a Qualifying Leasehold Mortgagee and (ii) payment by leasehold mortgagee of the Restaurant Reconstruction Fee and Demolition Fee. In addition, upon execution of the new lease, the leasehold mortgagee is required to (i) pay any and all sums which would at the time of the execution thereof be due under the Ground Lease but for termination of the Ground Lease, (ii) cure any default then susceptible of being cured and (iii) pay all reasonable expenses, including reasonable counsel fees, court costs and other reasonable disbursements incurred by the ground lessor in connection with such defaults, termination, recovery of possession of the leased premises and the preparation, execution and delivery of such new lease. In addition, in connection with the rejection of the lease by the ground lessee, the Ground Lease provides the lender with the right to obtain a new lease only if the lender obtains the approval of the bankruptcy court having jurisdiction over the ground lessee prior to terminating the ground lease.

13	510 East 14th Street	(35) Ground Leases

The Mortgaged Property is subject to two condominium regimes. Pursuant to the ground lease, the leasehold estate consists of the ground lessor’s interest in the units of each condominium regime. Pursuant to the ground lease, provided no default has occurred and is continuing under the ground lease, the ground lessor has granted to the related borrower, as tenant under the ground lease, certain of the ground lessor’s rights and powers under the condominium documents, including, but not limited to, the ground lessor’s right to enforce the obligations of the condominium board (a) to perform the condominium obligations and (b) as otherwise necessary for the borrower to exercise all of the ground lessor’s rights and obligations as a unit owner. Provided no default has occurred and is continuing under the ground lease, the ground lessor also granted the related borrower the right to exercise certain rights and powers of the ground lessor as a unit owner under the condominium documents, and designated the borrower as ground lessor’s proxy with respect thereto.

D-3-11

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

(a) A memorandum of ground lease was recorded in the applicable jurisdiction, but a memorandum was not recorded with respect to the first amendment, second amendment, or third amendment to the related ground lease.

(e) Foreclosures or assignments in lieu of foreclosure are permitted without the consent of the ground lessor, but further assignments must be to an institutional mortgagee or to an assignee that satisfies the requirements of the ground lease documents.

(k) Except in the last two years of the term (which will not occur until 2109) all proceeds with respect to a casualty will be held by the mortgagee or a trustee and must be applied to repair or restoration, but the related borrower and ground lessor are each entitled to one-half of all net proceeds received by the mortgagee or trustee that exceed the sums required by the related borrower for repair and restoration. The proceeds may not applied to the payment of the outstanding balance of the related Mortgage Loan.

In the event that a condemnation of all or a significant portion of the Mortgaged Property occurs (such that the portion of the Mortgaged Property not taken cannot be used or reconverted for use consistent with the ground lease), then proceeds are distributed (i) first, to the ground lessor for the modified fair market value of the land, subject to a floor $37,714,285 (subject to CPI Adjustment) and (ii) second, to the related borrower, subject to the rights of its lenders, in an amount equal to the principal balance (excluding accrued interest) secured by and all other sums payable pursuant to or secured by all such mortgage or mezzanine loans, subject to a ceiling equal to the total hard and soft costs of construction of the building.

28, 32, 33	Monster Storage Portfolio MS & MO Storage Portfolio A&W Storage	(40) Organization of Mortgagor	The related mortgagors are affiliated.

D-3-12

SCHEDULE D-1

CITI REAL ESTATE FUNDING INC.

LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	Mortgage Loan
13	510 East 14th Street

D-3-13

SCHEDULE D-2

CITI REAL ESTATE FUNDING INC.

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan
2	Bellagio Hotel and Casino

27	Northpoint Business Plaza

D-3-14

SCHEDULE D-3

CITI REAL ESTATE FUNDING INC.

CROSSED MORTGAGE LOANS

None.

D-3-15

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX E-1

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

JPMCB will in its Mortgage Loan Purchase Agreement make, with respect to each JPMCB Mortgage Loan, representations and warranties generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth in Annex E-2. Prior to the execution of the related final Mortgage Loan Purchase Agreement, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex E-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related Mortgage Loan Seller, on the one hand, and the issuing entity, on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the JPMCB Mortgage Loans, the related Mortgaged Properties or other matters. We cannot assure you that the JPMCB Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)     Complete Servicing File. All documents comprising the Servicing File will be or have been delivered to the Master Servicer with respect to each JPMCB Mortgage Loan by the deadlines set forth in the PSA and/or MLPA.

(2)     Whole Loan; Ownership of Mortgage Loans. Except with respect to each JPMCB Mortgage Loan that is part of a Whole Loan, each JPMCB Mortgage Loan is a whole loan and not an interest in a JPMCB Mortgage Loan. Each JPMCB Mortgage Loan that is part of a Whole Loan is a senior portion (or a pari passu portion of a senior portion) of a whole mortgage loan. Immediately prior to the sale, transfer and assignment to depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the trustee for the Other Securitization), participation (other than with respect to any JPMCB Mortgage Loans) or pledge, and the Mortgage Loan Seller had good and marketable title to, and was the sole owner of, each JPMCB Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Whole Loan) (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain agreement to appointment of Master Servicer, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller), any other ownership interests and other interests on, in or to such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain agreement to appointment of Master Servicer, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller). The Mortgage Loan Seller has full right and authority to sell, assign and transfer each JPMCB Mortgage Loan, and the assignment to depositor constitutes a legal, valid and binding assignment of such JPMCB Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain agreement to appointment of Master Servicer, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller).

E-1-1

(3)     Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with such JPMCB Mortgage Loan is the legal, valid and binding obligation of the related Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance premiums) may be further limited or rendered unenforceable by applicable law (clauses (i) and (ii) collectively, the “Insolvency Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the JPMCB Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(4)     Mortgage Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Insolvency Qualifications.

(5)     Hospitality Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Borrower and franchisor of such property enforceable by the trust against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each JPMCB Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

(6)     Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of such Mortgaged Property; and (c) neither Borrower nor guarantor has been released from its obligations under the JPMCB Mortgage Loan. The material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect since January 10, 2020.

(7)     Lien; Valid Assignment. Subject to the Insolvency Qualifications, each endorsement and assignment of Mortgage and assignment of Assignment of Leases (if a separate instrument from the Mortgage) to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding endorsement or assignment to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related Borrower’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such JPMCB Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined

E-1-2

below)), except as the enforcement thereof may be limited by the Insolvency Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances) as of origination was, and as of the Cut-off Date to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances, and to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are insured against by a lender’s title insurance policy (as described below). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the JPMCB Mortgage Loan establishes and creates a valid and enforceable lien on property described therein subject to Permitted Encumbrances, except as such enforcement may be limited by Insolvency Qualifications subject to the limitations described in clause (11) below. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

The assignment of the JPMCB Mortgage Loans to the Depositor validly and effectively transfers and conveys all legal and beneficial ownership of the JPMCB Mortgage Loans to the Depositor free and clear of any pledge, lien, encumbrance or security interest (subject to certain agreements regarding servicing as provided in the PSA, subservicing agreements permitted thereunder and that certain agreement to appointment of Master Servicer, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller).

(8)     Permitted Liens; Title Insurance. Each Mortgaged Property securing a JPMCB Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such JPMCB Mortgage Loan (or with respect to a JPMCB Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property which the Mortgage Loan documents do not require to be subordinated to the lien of such Mortgage; and (f) if the related JPMCB Mortgage Loan constitutes a cross-collateralized JPMCB Mortgage Loan, the lien of the Mortgage for another JPMCB Mortgage Loan contained in the same cross-collateralized group, provided that none of which items (a) through (f), individually or in the aggregate, materially interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related JPMCB Mortgage Loan or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the JPMCB Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in the Mortgage, and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

E-1-3

(9)     Junior Liens. It being understood that B notes secured by the same Mortgage as a JPMCB Mortgage Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens encumbering the related Mortgaged Property. The Mortgage Loan Seller has no knowledge of any mezzanine debt related to the Mortgaged Property and secured directly by the ownership interests in the Borrower.

(10)   Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Insolvency Qualifications; no person other than the related Borrower owns any interest in any payments due under such lease or leases that is superior to or of equal priority with the lender’s interest therein. The related Mortgage or related Assignment of Leases, subject to applicable law, provides for, upon an event of default under the JPMCB Mortgage Loan, a receiver to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(11)   Financing Statements. Each JPMCB Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed (except, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary to perfect a valid security interest in, the personal property (the creation and perfection of which is governed by the UCC) owned by the Borrower and necessary to operate any Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed.

(12)   Condition of Property. The Mortgage Loan Seller or the originator of the JPMCB Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within four months of origination of the JPMCB Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each JPMCB Mortgage Loan no more than twelve months prior to the Cut-off Date, which indicates that, except as set forth in such engineering report or with respect to which repairs were required to be reserved for or made, all building systems for the improvements of each related Mortgaged Property are in good working order, and further indicates that each related Mortgaged Property (a) is free of any material damage, (b) is in good repair and condition, and (c) is free of structural defects, except to the extent (i) any damage or deficiencies that would not materially and adversely affect the use, operation or value of the Mortgaged Property or the security intended to be provided by such Mortgage or repairs with respect to such damage or deficiencies estimated to cost less than $50,000 in the aggregate per Mortgaged Property; (ii) such repairs have been completed; or (iii) escrows in an aggregate amount consistent with the standards utilized by the Mortgage Loan Seller with respect to similar loans it originates for securitization have been established, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs. The Mortgage Loan Seller has no knowledge of any material issues with the physical condition of the Mortgaged Property that the Mortgage Loan Seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.

(13)   Taxes and Assessments. As of the date of origination and as of the Closing Date, all taxes and governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a JPMCB Mortgage Loan that is or if left unpaid could become a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that

E-1-4

became due and delinquent and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real property taxes, governmental assessments and other outstanding governmental charges shall not be considered delinquent until the date on which interest and/or penalties would be payable thereon.

(14)   Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there is no proceeding pending or threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the use or operation of the Mortgaged Property.

(15)   Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor, or Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related JPMCB Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the use, operation or value of the Mortgaged Property, (f) the principal benefit of the security intended to be provided by the Mortgage Loan documents, (g) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such JPMCB Mortgage Loan, or (h) the current principal use of the Mortgaged Property.

(16)   Escrow Deposits. All escrow deposits and payments required pursuant to each JPMCB Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to depositor or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the Other Securitization) and identified as such with appropriate detail. Any and all requirements under the JPMCB Mortgage Loan as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before Closing Date, have been complied with in all material respects or the funds so escrowed have not been released unless such release was consistent with proper and prudent commercial mortgage servicing practices or such released funds were otherwise used for their intended purpose. No other escrow amounts have been released except in accordance with the terms and conditions of the related Mortgage Loan documents.

(17)   No Holdbacks. The principal amount of the JPMCB Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the JPMCB Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property).

(18)   Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all-risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” (for a JPMCB Mortgage Loan with a principal balance below $35 million) and “A:VIII” (for a JPMCB Mortgage Loan with a principal balance of $35 million or more) from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount not less than the lesser of (1) the original principal balance of the JPMCB Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the mortgagor and included in the Mortgaged Property (with no deduction for

E-1-5

physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (i) covers a period beginning on the date of loss and continuing until the earlier to occur of restoration of the Mortgaged Property or the expiration of 12 months (or with respect to each JPMCB Mortgage Loan with a principal balance of $35 million or more, 18 months); (ii) for a JPMCB Mortgage Loan with a principal balance of $50 million or more contains a 180-day “extended period of indemnity”; and (iii) covers the actual loss sustained (or in certain cases, an amount sufficient to cover the period set forth in (i) above) during restoration.

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as-is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy, the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount at least equal to 100% of the full insurable value on a replacement cost basis of the Improvements and personalty and fixtures owned by the mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad-form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML or equivalent was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML or equivalent would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the PML or the equivalent.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related JPMCB Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such JPMCB Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the JPMCB Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Each related JPMCB Mortgage Loan obligates the related Borrower to maintain all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such

E-1-6

Borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(19)   Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made to the applicable governing authority for creation of separate tax lots, in which case the JPMCB Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(20)   No Encroachments. To the Mortgage Loan Seller’s knowledge and based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each JPMCB Mortgage Loan, (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such JPMCB Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy, (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy and (c) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or are insured by applicable provisions of the Title Policy.

(21)   No Contingent Interest or Equity Participation. No JPMCB Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(22)   REMIC. The JPMCB Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the JPMCB Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the JPMCB Mortgage Loan and (B) either: (a) such JPMCB Mortgage Loan or Whole Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the JPMCB Mortgage Loan or Whole Loan was originated at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Whole Loan on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Whole Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (1) the amount of any lien on the real property interest that is senior to the JPMCB Mortgage Loan and (2 a proportionate amount of any lien that is in parity with the JPMCB Mortgage Loan; or (b) substantially all of the proceeds of such JPMCB Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such JPMCB Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the JPMCB Mortgage Loan or Whole Loan was “significantly modified” prior to the Closing Date so as to

E-1-7

result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such JPMCB Mortgage Loan or Whole Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the JPMCB Mortgage Loan or Whole Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the JPMCB Mortgage Loan or Whole Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(23)   Compliance. The terms of the Mortgage Loan documents evidencing such JPMCB Mortgage Loan, comply in all material respects with all applicable local, state and federal laws and regulations, and the Mortgage Loan Seller has complied with all material requirements pertaining to the origination of the JPMCB Mortgage Loans, including but not limited to, usury and any and all other material requirements of any federal, state or local law to the extent non-compliance would have a material adverse effect on the JPMCB Mortgage Loan.

(24)   Authorized to do Business. To the extent required under applicable law, as of the Closing Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such JPMCB Mortgage Loan.

(25)   Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and except in connection with a trustee’s sale after a default by the related Borrower or in connection with any full or partial release of the related Mortgaged Property or related security for such JPMCB Mortgage Loan, no fees are payable to such trustee except for reasonable fees paid by the Borrower.

(26)   Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based solely upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a JPMCB Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use or operation of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations, (c) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property, or (d) title insurance coverage has been obtained for such nonconformity.

(27)   Licenses and Permits. Each Borrower covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy, consents, and other approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy, consents, and other approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy does

E-1-8

not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the JPMCB Mortgage Loan or the rights of a holder of the related JPMCB Mortgage Loan. The JPMCB Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and for the Borrower and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

(28)   Recourse Obligations. The Mortgage Loan documents for each JPMCB Mortgage Loan provide that such JPMCB Mortgage Loan (a) becomes full recourse to the Borrower and guarantor (which is a natural person or persons, or an entity distinct from the Borrower (but may be affiliated with the Borrower) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Borrower; (ii) Borrower or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Borrower or (iii) transfers of either the Mortgaged Property or equity interests in Borrower made in violation of the Mortgage Loan documents; and (b) contains provisions providing for recourse against the Borrower and guarantor (which is a natural person or persons, or an entity distinct from the Borrower (but may be affiliated with the Borrower) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained in the case of (i) (A) misapplication, misappropriation or conversion of insurance proceeds or condemnation awards or of rents following an event of default, or (B) any security deposits not delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (ii) the Borrower’s fraud or intentional misrepresentation; (iii) willful misconduct by the Borrower or guarantor; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of material physical waste at the Mortgaged Property, which may, with respect to this clause (v), in certain instances, be limited to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste or acts or omissions of the related Borrower, guarantor, property manager or their affiliates, employees or agents.

(29)   Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such JPMCB Mortgage Loan, (c) upon a Defeasance defined in paragraph (34) below, (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the JPMCB Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject JPMCB Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject JPMCB Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for any JPMCB Mortgage Loan originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the JPMCB Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the JPMCB Mortgage Loan or Whole Loan outstanding after the release, the Borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether

E-1-9

by legal proceeding or by agreement, the Borrower can be required to pay down the principal balance of the JPMCB Mortgage Loan or Whole Loan in an amount not less than the amount required by the REMIC provisions and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the JPMCB Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the JPMCB Mortgage Loan or Whole Loan.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, no such JPMCB Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another JPMCB Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC provisions.

(30)   Financial Reporting and Rent Rolls. Each Mortgage requires the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each JPMCB Mortgage Loan with more than one Borrower are in the form of an annual combined balance sheet of the Borrower entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis and (ii) for each JPMCB Mortgage Loan with an original principal balance greater than $50 million shall be audited by an independent certified public accountant upon the request of the owner or holder of the Mortgage.

(31)   Acts of Terrorism Exclusion. With respect to each JPMCB Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other JPMCB Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the JPMCB Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each JPMCB Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto, except to the extent that any right to require such coverage may be limited by availability on commercially reasonable terms.

(32)   Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each JPMCB Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such JPMCB Mortgage Loan if, without the consent of the holder of the Mortgage and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, such as transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any controlling equity interest in the related Borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than a controlling interest in a Borrower,

E-1-10

(iv) transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 in this Annex E-1, or (vii) by reason of any mezzanine debt that existed at the origination of the related JPMCB Mortgage Loan, or future permitted mezzanine debt or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any companion interest of any JPMCB Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with another JPMCB Mortgage Loan or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.

(33)   Single-Purpose Entity. Each JPMCB Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the JPMCB Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the Borrower with respect to each JPMCB Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each JPMCB Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the JPMCB Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the JPMCB Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with the related JPMCB Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(34)   Defeasance. With respect to any JPMCB Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Borrower, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the JPMCB Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Borrower is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the JPMCB Mortgage Loan when due, including the entire remaining principal balance on (A) the maturity date, (B) on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty or (C) if the JPMCB Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date, and if the JPMCB Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 115% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (vi) if the Borrower would continue to own assets in addition to the defeasance collateral, the portion of the JPMCB Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vii) the Borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest;

E-1-11

and (viii) the Borrower is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(35)   Fixed Interest Rates. Each JPMCB Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such JPMCB Mortgage Loan, except in the case of an ARD Loan and situations where default interest is imposed.

(36)   Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any JPMCB Mortgage Loan where the JPMCB Mortgage Loan is secured by a ground leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the ground lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns:

(A)        The ground lease or a memorandum regarding such ground lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The ground lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the related Mortgage. To the Mortgage Loan Seller’s knowledge, no material change in the terms of the ground lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(B)        The lessor under such ground lease has agreed in a writing included in the related Mortgage File (or in such ground lease) that the ground lease may not be amended, modified, canceled or terminated without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns;

(C)        The ground lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related JPMCB Mortgage Loan, or 10 years past the stated maturity if such JPMCB Mortgage Loan fully amortizes by the stated maturity (or with respect to a JPMCB Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(D)        The ground lease is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances;

(E)        The ground lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the ground lease is assignable to the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor;

(F)        The Mortgage Loan Seller has not received any written notice of default under or notice of termination of such ground lease. To the Mortgage Loan Seller’s knowledge, there is no default under such ground lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such ground lease. Such ground lease is in full force and effect as of the Closing Date;

E-1-12

(G)       The ground lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, provides that no notice of default or termination is effective unless such notice is given to the lender, and requires that the ground lessor will supply an estoppel;

(H)       A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the ground lease through legal proceedings) to cure any default under the ground lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the ground lease;

(I)         The ground lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(J)        Under the terms of the ground lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (K)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest;

(K)       In the case of a total or substantial taking or loss, under the terms of the ground lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest; and

(L)        Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the ground lease for any reason, including rejection of the ground lease in a bankruptcy proceeding.

(37)   Servicing. The servicing and collection practices used by the Mortgage Loan Seller in respect of each JPMCB Mortgage Loan complied in all material respects with all applicable laws and regulations and was in all material respects legal, proper and prudent, in accordance with Mortgage Loan Seller’s customary commercial mortgage servicing practices.

(38)   ARD Loan. Each JPMCB Mortgage Loan identified in the Mortgage Loan Schedule as an ARD Loan starts to amortize no later than the Due Date of the calendar month immediately after the calendar month in which such ARD Loan closed and substantially fully amortizes over its stated term, which term is at least 60 months after the related Anticipated Repayment Date. Each ARD Loan has an Anticipated Repayment Date not less than five years following the origination of such JPMCB Mortgage Loan. If the related Borrower elects not to prepay its ARD Loan in full on or prior to the Anticipated Repayment Date pursuant to the existing terms of the JPMCB Mortgage Loan or a unilateral option (as defined in Treasury Regulations under Section 1001 of the Code) in the JPMCB Mortgage Loan exercisable during the term of the JPMCB Mortgage Loan, (i) the Mortgage Loan’s interest rate will step up to an interest rate per annum as specified in the related Mortgage Loan documents; provided, however, that payment of such Excess Interest shall be deferred until the principal of such ARD Loan has been paid in full; (ii) all or a substantial portion of the excess cash flow (which is net of certain costs associated with owning, managing and operating the related Mortgaged Property) collected after the Anticipated Repayment Date shall be applied towards the prepayment of such ARD Loan and once the principal balance of an ARD Loan has been reduced to zero all excess cash flow will be applied to the payment of accrued Excess Interest; and (iii) if the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee on the basis of a debt service coverage test, the subject debt service coverage

E-1-13

ratio shall be calculated without taking account of any increase in the related mortgage interest rate on such Mortgage Loan’s Anticipated Repayment Date. No ARD Loan provides that the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee solely because of the passage of the related Anticipated Repayment Date.

(39)   Rent Rolls; Operating Histories. The Mortgage Loan Seller has obtained a rent roll (each, a “Certified Rent Roll”) other than with respect to hospitality properties certified by the related Borrower or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Mortgage Loan Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the related Borrower or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Mortgaged Property was owned, operated or constructed by the Borrower or an affiliate for less than three years then for such shorter period of time, it being understood that for mortgaged properties acquired with the proceeds of a JPMCB Mortgage Loan, Certified Operating Histories may not have been available.

(40)   No Material Default; Payment Record. No JPMCB Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the Closing Date, no JPMCB Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related JPMCB Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-1. No person other than the holder of such JPMCB Mortgage Loan may declare any event of default under the JPMCB Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(41)   Bankruptcy. In respect of each JPMCB Mortgage Loan, the related Borrower is not a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or similar proceeding.

(42)   Organization of Borrower. The Mortgage Loan Seller has obtained an organizational chart or other description of each Borrower which identifies all beneficial controlling owners of the Borrower (i.e., managing members, general partners or similar controlling person for such Borrower) (the “Controlling Owner”) and all owners that hold a 25% or greater direct ownership share (i.e., the “Major Sponsors”). The Mortgage Loan Seller (1) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and (2) performed or caused to be performed searches of the public records or services such as Lexis/Nexis, or a similar service designed to elicit information about each Controlling Owner, Major Sponsor and guarantor regarding such Controlling Owner’s, Major Sponsor’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that records searches were limited to the last 10 years. (clauses (1) and (2) collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence, to the knowledge of the Mortgage Loan Seller, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

(43)   Environmental Conditions. At origination, each Borrower represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by environmental laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Mortgaged Property, except as

E-1-14

disclosed by a Phase I environmental assessment (or a Phase II environmental assessment, if applicable) delivered in connection with the origination of the JPMCB Mortgage Loan or except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Mortgaged Property in compliance with all environmental laws and in a manner that does not result in contamination of the Mortgaged Property. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain JPMCB Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such JPMCB Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not reveal any known circumstance or condition that rendered the Mortgaged Property at the date of the ESA in material noncompliance with applicable environmental laws or the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) or the need for further investigation, or (ii) if any material noncompliance with environmental laws or the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) 125% of the funds reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint, or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as administratively “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Borrower with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance; or (F) a party related to the Borrower with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance is required to take action. The ESA will be part of the Servicing File; and to the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no (i) known circumstance or condition that rendered the Mortgaged Property in material noncompliance with applicable environmental laws, (ii) Environmental Conditions (as such term is defined in ASTM E1527-05 or its successor), or (iii) need for further investigation.

In the case of each JPMCB Mortgage Loan set forth on Schedule E-1 to Annex E-2, (i) such Mortgage Loan is the subject of an environmental insurance policy, issued by the issuer set forth on Schedule E-1 to Annex E-2 (the “Policy Issuer”) and effective as of the date thereof (the “Environmental Insurance Policy”), (ii) as of the Cut-off Date the Environmental Insurance Policy is in full force and effect, there is no deductible and the trustee is a named insured under such policy, (iii)(a) a property condition or engineering report was prepared, if the related Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Property, the related Borrower (A) was required to remediate the identified condition prior to closing the JPMCB Mortgage Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by the Mortgage Loan Seller, for the remediation of the problem, and/or (B) agreed in the Mortgage Loan documents to establish an operations and maintenance plan after the closing of the JPMCB Mortgage Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, the Mortgage Loan Seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the Mortgaged

E-1-15

Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a Borrower questionnaire that was provided to the Policy Issuer, or (c) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the JPMCB Mortgage Loan.

(44)   Lease Estoppels. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property leased to a single tenant, the Mortgage Loan Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related JPMCB Mortgage Loan, and to the Mortgage Loan Seller’s knowledge based solely on the related estoppel certificate, the related lease is in full force and effect or if not in full force and effect, the related space was underwritten as vacant, subject to customary reservations of tenant’s rights, such as, without limitation, with respect to common area maintenance (“CAM”) and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property, the Mortgage Loan Seller has received lease estoppels executed within 90 days of the origination date of the related JPMCB Mortgage Loan that collectively account for at least 65% of the in-place base rent for the Mortgaged Property or set of cross-collateralized properties that secure a JPMCB Mortgage Loan that is represented on the Certified Rent Roll. To the Mortgage Loan Seller’s knowledge, each lease represented on the Certified Rent Roll is in full force and effect, subject to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

(45)   Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the JPMCB Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

(46)   Mortgage Loan Schedule. The information pertaining to each JPMCB Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the PSA to be contained therein.

(47)   Cross-Collateralization. No JPMCB Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool.

(48)   Advance of Funds by the Mortgage Loan Seller. No advance of funds has been made by the Mortgage Loan Seller to the related Borrower, and no funds have been received from any person other than the related Borrower or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the JPMCB Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a JPMCB Mortgage Loan, other than contributions made on or prior to the Closing Date.

(49)   Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied with its internal procedures with respect to all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 in connection with the origination of the JPMCB Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of the officers and employees of the Mortgage Loan Seller directly responsible for the underwriting, origination, servicing or sale of the JPMCB Mortgage Loans regarding the matters expressly set forth herein. All information

E-1-16

contained in documents which are part of or required to be part of a Servicing File, as specified in the PSA (to the extent such documents exist or existed), shall be deemed to be within the Mortgage Loan Seller’s knowledge including but not limited to any written notices from or on behalf of the Borrower.

“Servicing File”: A copy of the Mortgage File and documents and records not otherwise required to be contained in the Mortgage File that (i) relate to the origination and/or servicing and administration of the JPMCB Mortgage Loans, (ii) are reasonably necessary for the ongoing administration and/or servicing of the JPMCB Mortgage Loans or for evidencing or enforcing any of the rights of the holder of the JPMCB Mortgage Loans or holders of interests therein and (iii) are in the possession or under the control of the Mortgage Loan Seller, provided that the Mortgage Loan Seller shall not be required to deliver any draft documents, privileged or other communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations.

E-1-17

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX E-2

EXCEPTIONS TO JPMCB MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
26	Fairfield Inn & Suites Spokane	(5) Hospitality Provisions	The comfort letter obtained in connection with the Mortgage Loan is not assignable by the lender. However, the franchisor has agreed to issue a replacement comfort letter if the lender: (A) transfers the Mortgage Loan to a successor mortgagee that is a financial institution in the business of routinely financing real estate transactions, designates a trustee of a trust established in connection with the securitization of the Mortgage Loan, or appoints a third-party loan servicing agent to service the Loan (each, a “Replacement Event”), provided that such transferee, designee, or appointee (i) is not a competitor (as defined in the comfort letter) or an affiliate of a competitor or certain other restricted transferees or an affiliate of the Mortgagor; and (ii) provides a written request to franchisor, no later than 90 days after the Replacement Event, to issue a replacement comfort letter, and includes in such request: (a) the name and address of the entity for which the replacement comfort letter is requested to be issued, (b) the name, address, telephone number, and email address for the contact person for such entity, and (c) the date of the Replacement Event.
2, 3, 4, 7 10, 14	Bellagio Hotel and Casino Kings Plaza 3500 Lacey 1633 Broadway 181 West Madison 490-504 Myrtle Avenue	(7) Lien; Valid Assignment	The related Mortgages and any related assignments of leases secure the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.
3	Kings Plaza	(7) Lien; Valid Assignment	The Mortgage Loan documents permit the Borrower to obtain property-assessed clean energy loans in an amount not to exceed $10,000,000 provided, among other conditions, at lender’s sole discretion, the Borrower delivers a rating agency confirmation from any applicable rating agency.

E-2-1

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
14	490-504 Myrtle Avenue	(8) Permitted Liens; Title Insurance

Each of the individual Borrowers and The City of New York, a municipal corporation acting by and through its Department of Housing Preservation and Development (“HPD”), have entered into that certain Regulatory Agreement (each, a “Regulatory Agreement”) under that certain inclusionary housing program of the City of New York pursuant to and as set forth in Sections 23-154 and 23-90 of the New York City Zoning Resolution and the related Inclusionary Housing Program Guidelines, to govern the affordable housing located at the Mortgaged Property and the affordable housing requirements. Each Regulatory Agreement provides that the borrower may not mortgage or otherwise encumber its interest in the Mortgaged Property or the Regulatory Agreement without the prior written consent of HPD. HPD has consented to the Mortgage Loan on the condition that the lender subordinate the Mortgage Loan to all the terms and conditions of the Regulatory Agreement. With respect to each individual Mortgaged Property, a Subordination and Non-Disturbance Agreement was entered into by the lender in favor of HPD to satisfy such conditions.  Each borrower has entered into a certain Restrictive Declaration to ensure the Mortgaged Property complies with certain affordability requirements thereunder (the “Affordability Requirements”) to be eligible for exemption from real property taxation. The Mortgaged Property is subject to the Affordability Requirements for a period which commenced upon the date of completion of construction of the affordable housing units and terminates on a date which is 35 years from the date of completion of such construction. 20% of the dwelling units situated on the Property must meet the Affordability Requirements.  Initial rent for the Affordable Units cannot exceed 30% of the applicable income limit for such units, less the amount of any applicable utility allowance if the tenant makes utility payments in addition to rent. Please see “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for additional information.

E-2-2

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
22	Amazon Distribution Salem	(8) Permitted Liens; Title Insurance

The sole tenant at the Mortgaged Property has the right of first offer to purchase the Mortgaged Property or any portion thereof if, during the term of its lease, the Borrower determines to offer all or any portion of the Mortgaged Property (the “Offered Property”) to the market for sale on the terms upon which the borrower intends to offer the Offered Property for sale to the market.

In addition, the sole tenant has the option to purchase the Mortgaged Property during the period commencing on the first calendar month of the initial lease term and continuing through the end of the 12th full calendar month of the initial lease term for a purchase price equal to 5.5% capitalization rate, plus all amortized and unamortized portions of all landlord and tenant improvement allowances, as well as brokerage commissions and any and all fees charged by the Borrower’s lender, if any, for the Borrower’s early satisfaction of its loan, including, but not limited to, prepayment penalties, defeasance fees, yield maintenance fees, legal fees and other third party costs, and other economic terms to be negotiated between the Borrower and the tenant.
26	Fairfield Inn & Suites Spokane	(8) Permitted Liens; Title Insurance	The franchisor has a right of first refusal if there is a proposed transfer to a competitor of the franchisor (as defined in the franchise agreement) of (i) the hotel (or any interest therein), (ii) the Borrower’s ownership interest in the franchise agreement, or (iii) an ownership interest or other interest in either the Borrower or a controlling affiliate. The comfort letter provides that the right of first refusal will be subordinate to the exercise of the lender’s rights under the mortgage or security deed securing the Mortgage Loan if and for so long as: (a) such mortgage or security deed is and remains validly recorded and in full force and effect and the Mortgage Loan is in compliance with requirements pertaining to financings or indebtedness in the franchise agreement; and (b) the lender is a bona fide lender and is not a competitor of the franchisor or an affiliate of a competitor.
2	Bellagio Hotel and Casino	(9) Junior Liens	The Mortgage Loan documents permit future mezzanine loan upon satisfaction of certain conditions, including, without limitation, (a) combined maximum LTV of 72.0%, (b) combined minimum DSCR of 4.24x, and (c) the lenders entering into an intercreditor agreement.
3	Kings Plaza	(9) Junior Liens	There is a mezzanine loan in the original principal balance of $53,000,000, which is currently held by JPMorgan Chase Bank, National Association and is expected to be sold to a third party investor, Wells Fargo Bank, National Association and Societe Generale Financial Corporation. In connection with the mezzanine loan, the lenders entered into an intercreditor agreement, a copy of which will be included in the Mortgage File.

E-2-3

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
14	490-504 Myrtle Avenue	(9) Junior Liens	There is a mezzanine loan in the original principal balance of $20,000,000, which is currently held by 490-504 Myrtle Mezz Funding LLC. In connection with the mezzanine loan, the lenders entered into an intercreditor agreement, a copy of which will be included in the Mortgage File.
4	3500 Lacey	(9) Junior Liens	MEPT Lacey Road LLC (the “3500 Lacey PE Member”), a core, open-end private equity real estate fund advised by BentallGreenOak, which owned the 3500 Lacey Property since 2003 and sold it to the borrower, is a member of the sole member of the borrower (the “3500 Lacey JV”). 3500 Lacey PE Member has made a preferred equity contribution in the amount of $33,000,000 to 3500 Lacey JV. Under the related limited liability company agreement (the “3500 Lacey LLC Agreement”) between the 3500 Lacey PE Member and the 3500 Lacey JV’s managing member, which is the non-recourse carveout guarantor of the Mortgage Loan (the “3500 Lacey Managing Member”), the 3500 Lacey PE Member is entitled to: (a) a quarterly preferred return payment from the net cash flow from operation of the 3500 Lacey Property (after payment of all operating expenses of the 3500 Lacey JV and of the 3500 Lacey Property) in an amount equal to 10.0% per annum for the first 36 months from the effective date of the 3500 Lacey LLC Agreement and 12.0% per annum thereafter (the “Preferred Return”); and (b) in the event of any sale, disposition, financing, refinancing, casualty or condemnation with respect to the 3500 Lacey Property (each such event, a “3500 Lacey Capital Event”), the net proceeds resulting from such 3500 Lacey Capital Event (after payment of all expenses related to the capital event) in an amount equal to any unpaid Preferred Return and the amount of unreturned Preferred Equity Contribution. Except as described herein, 3500 Lacey PE Member is not entitled to the return of any of its capital contributions or the Preferred Return, and any unrepaid capital contributions or Preferred Return will not be a liability of 3500 Lacey JV. Please see “Description of the Mortgage Pool — Additional Indebtedness — Preferred Equity” for additional information.
2, 3, 4, 7 10, 14	Bellagio Hotel and Casino Kings Plaza 3500 Lacey 1633 Broadway 181 West Madison 490-504 Myrtle Avenue	(10) Assignment of Leases and Rents	The related Mortgage and assignment of leases secures the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.

E-2-4

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
14	490-504 Myrtle Avenue	(15) Actions Concerning Mortgage Loan	One of the Borrowers, 504 Myrtle Residential Owner LLC, is named as a defendant in a pending tort suit affecting the Mortgaged Property filed in the New York County, Supreme Court. The plaintiff is seeking relief in the amount of $750,000. The litigation is being handled by insurance.
22	Amazon Distribution Salem	(15) Actions Concerning Mortgage Loan

The borrower sponsors and their affiliates have been involved in various lawsuits in connection with their ownership of multifamily properties in New York, including, without limitation, the following pending actions:

Adam Reich, one of the principals of Reich Bros, LLC, one of the carveout guarantors of the Mortgage Loan, is a defendant in a pending lawsuit filed in the Los Angeles County Superior Court in which the plaintiff has alleged fraud. The plaintiff, the owner of a discount retail store chain that has filed for bankruptcy, has alleged that (a) the defendants caused the plaintiff to purchase certain warehouse equipment while misrepresenting the value of such equipment and the expediency with which the equipment could be installed and begin operating, (b) the defendants profited off the plaintiff from providing a false valuation of such equipment and obtaining a fee for such valuation, as well as from an equipment financing the defendants provided the plaintiff in connection with the purchase of the equipment (the “Equipment Financing”), and (c) the plaintiff’s reliance on the defendants’ misrepresentation of the equipment resulted in the plaintiff’s company’s financial difficulties and eventual bankruptcy. The plaintiff is seeking damages in the amount in excess of $20,000,000. According to the sponsor, prior to the foregoing lawsuit, Adam Reich sued the plaintiff in New York State Court for failing to make payments on the Equipment Financing and obtained a judgment, which the plaintiff has appealed and subsequently filed the fraud lawsuit in California.

HFZ Capital Group, LLC, one of the carveout guarantors of the Mortgage Loan, is a defendant in a lawsuit filed by owners of a certain condominium unit in New York City. The plaintiff originally filed a suit in 2011 alleging breach of contract and material construction defects, and the defendants settled with the plaintiff pursuant to a settlement agreement and by repairing the condominium unit while providing a temporary space for the plaintiff. Upon completion of such repairs, the plaintiff refused to move out of the temporary space, causing HFZ Capital Group, LLC and other defendants of the original suit to commence a summary proceeding. The summary proceeding was settled by stipulation, pursuant to which the parties agreed to a list of outstanding repairs, which have been completed. The plaintiff then filed a second action in New York Supreme Court in October 2013 against the same group, including HFZ Capital Group, LLC, alleging, among other things, breach of contract and negligent

E-2-5

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

construction and seeking $400,000 in damages. According to the borrower sponsor, the plaintiff has subsequently not taken steps to prosecute this action and appears to have abandoned the action.

An affiliate of the borrower sponsor is a defendant in a lawsuit filed in the New York County Supreme Court by the condominium board of managers of a multifamily property owned by the sponsor’s affiliate. In the complaint, the plaintiff alleges that, by agreeing to fund protective advances to pay for the common charges in the unsold units in the building, the defendants assumed responsibilities beyond those of a typical lender and, therefore, became a “de facto sponsor” for the project. The plaintiff has alleged that the defendants are liable for $5 million in damages. The parties are in the process of scheduling a mediation.

HFZ Capital Group, LLC and Ziel Feldman, a principal of HFZ Capital Group, LLC, are defendants in a personal injury lawsuit filed by a tenant at a property owned by the defendants. The plaintiff has alleged, among other things, negligence in maintaining the property, causing injuries and respiratory ailments. According to the borrower sponsor, the current valuation of the claim in the event of favorable verdict for the plaintiff is no more than $125,000.

HFZ Capital Group, LLC and Ziel Feldman, a principal of HFZ Capital Group, LLC, are defendants in a lawsuit unrelated to the Mortgaged Property, in which the plaintiff, the prior developer of the site that includes the Mortgaged Property, alleges, among other things, breach of contract and unjust enrichment in connection with funds they allege are owned for services provided under a certain Cooperation and Deed-in-Lieu of Foreclosure Agreement, and seeking approximately $6.35 million. The case has progressed to oral argument and is still pending.

HFZ Capital Group, LLC is a defendant in a subrogation complaint filed in the New York Supreme Court by an insurance company which paid $528,871.90 to a condominium unit owner in a property owned by HFZ Capital Group, LLC. A preliminary conference is scheduled on November 25, 2019.

Ziel Feldman, a principal of the borrower sponsor, and another affiliate of the borrower sponsor is a defendant in a suit filed by an owner of a condominium unit in a multifamily property owned by the affiliate of the borrower sponsor for breaches of contract, fiduciary duties owed and warranties, as well as fraud and negligence, and seeking $2,500,000. According to the borrower sponsor, this

E-2-6

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
matter is in settlement negotiations, and is expected to be settled by performing corrective work.
2	Bellagio Hotel and Casino	(18) Insurance

The borrower is required to obtain and maintain insurance providing for a deductible (a) not to exceed $50,000,000 for comprehensive all risk property insurance, (b) not to exceed $500,000 and with respect to flood, windstorm and earthquake coverage, and (c) not to exceed 5% of the total insurable value of the Mortgaged Property, subject to a $1,000,000 minimum (provided that, if the guarantor provides a guaranty acceptable to the lender and the approved rating agencies guaranteeing any failure by the borrower to pay its obligations actually incurred with respect to that portion of the deductible that exceeds 5% of the total insurable value of the Mortgaged Property, the deductibles for windstorm and earthquake coverage may be up to 15% of the total insurable value of the Mortgaged Property); provided, further, that (1) the borrower may utilize a $4,000,000 aggregate deductible subject to a $100,000 per occurrence deductible and a $100,000 maintenance deductible following the exhaustion of the aggregate (2) the aggregate does not apply to any losses arising from named windstorm, earthquake or flood.

Notwithstanding the foregoing, the Borrower is not required to maintain the coverages on the Mortgaged Property required in the Mortgage Loan documents for so long as (A) the lease (the “Bellagio Lease”) between the Borrower and Bellagio, LLC (“Bellagio Tenant”) is in full force and effect, (B) no default by Bellagio Tenant beyond any applicable notice and cure period has occurred and is continuing under the Bellagio Lease and (C) Bellagio Tenant maintains insurance policies on the Mortgaged Property that satisfy the requirements set forth in the Mortgage Loan documents, (the “Bellagio Policies”), (except it is acknowledged and agreed that the Bellagio Policies are permitted to vary from the requirements of the Mortgage Loan documents with respect to (x) the named storm sublimit which will be no less than $700,000,000 per occurrence and (y) any property or terrorism deductible, which will be no greater than $2,500,000), including, without limitation, naming the lender as mortgagee/loss payee and additional insured, as applicable. Notwithstanding the foregoing requirements, (1) Bellagio Tenant is permitted to maintain a portion of the coverage required under the Mortgage Loan documents with insurance companies which do not meet the foregoing requirements (“Otherwise Rated Insurers”) in their current participation amounts and positions within the syndicate provided that (A) Bellagio Tenant replaces the Otherwise Rated Insurers at renewal with insurance companies meeting the rating requirements set forth hereinabove and (B) if, prior to renewal, the current AM Best rating of any such Otherwise Rated Insurer is withdrawn or downgraded, Bellagio Tenant replaces any Otherwise

E-2-7

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

Rated Insurer with an insurance company meeting the rating requirements set forth in the Mortgage Loan documents and (2) the terrorism coverage required in the Mortgage Loan documents, as it pertains to the Mortgaged Property, may be written a “captive” Insurance Company, provided such “captive” Insurance Company satisfies certain conditions set forth in the Mortgage Loan documents. See exceptions to representations and warranties #31 below.

Bellagio Tenant has provided the comprehensive all risk property insurance, under which (i) the property deductible is $2,500,000 and (ii) the flood deductible is $10,000,000.

If the Borrower elects to have its insurance coverage provided by a syndicate of insurers, then, if such syndicate consists of five or more members, (A) at least 60% of the insurance coverage (or 75% if such syndicate consists of four or fewer members) will be provided by insurance companies having a claims paying ability rating of “A” or better by S&P and “A2” or better by Moody’s (to the extent Moody’s is an approved Rating Agency and rates the applicable insurance carrier), and (B) the remaining 40% of the insurance coverage (or the remaining 25% if such syndicate consists of four or fewer members) will be provided by insurance companies having a claims paying ability rating of “BBB+” or better by S&P and “Baa1” or better by Moody’s (to the extent Moody’s is an approved Rating Agency and rates the applicable insurance carrier).

So long as the Bellagio Lease is in effect with terms and provisions reasonably equivalent to the terms and provisions regarding disbursement of insurance proceeds as the Bellagio Lease as in effect on the origination date, the provisions of the Bellagio Lease will govern the disbursement of insurance proceeds provided that (a) the Borrower will have demonstrated to the lender’s reasonable satisfaction that the Bellagio Tenant has committed to complete its restoration obligations pursuant to, and in accordance with, the terms and provisions of the Bellagio Lease within four years of the date the Bellagio Tenant can first reasonably access the Mortgaged Property for purposes of commencing restoration and (b) the Borrower or Bellagio Tenant has demonstrated to the lender’s reasonable satisfaction that the Bellagio Tenant has sufficient funds available to complete its restoration obligations under the Bellagio Lease in the event the amount of insurance proceeds is insufficient to complete the required restoration. The Bellagio Lease provides that in the event any fee mortgagee (which has entered into a fee mortgage that is in compliance with the Bellagio Lease) that is entitled to any insurance proceeds, under the terms of any fee mortgage, such proceeds (except business interruption not allocated to rent expenses, which will

E-2-8

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

be payable to and retained by the Bellagio Tenant), will be applied, held and/or disbursed in accordance with the fee mortgage but in all events subject to Bellagio Tenant’s right to such insurance proceeds, and the Borrower is required to cause the fee mortgagee to make such proceeds available to the Bellagio Tenant for the reasonable costs of preservation, stabilization, emergency restoration, reconstruction and repair for the Mortgaged Property.

4	3500 Lacey	(18) Insurance	The insurance coverage required under the Mortgage Loan documents include comprehensive all risk “special form” insurance including, but not limited to, loss caused by any type of windstorm or hail on the Improvements and the Personal Property, (i) in an amount equal to a loss limit of $226,142,492, and (ii) if any of the improvements or the use of the Mortgaged Property at any time constitutes legal non-conforming structures or uses, coverage for loss due to operation of law in an amount consistent with clause (i) above.
5	FedEx Redmond	(18) Insurance

The Mortgage Loan documents permit a property insurance deductible and a commercial general liability insurance deductible of up to $100,000.

The Borrower is permitted to maintain a portion of the coverage required under the Mortgage Loan documents with insurance companies which do not meet the requirements set forth in the Mortgage Loan documents (“Otherwise Rated Insurers”) in their current participation amounts and positions within the syndicate provided that (1) the Borrower replaces the Otherwise Rated Insurers at renewal with insurance companies meeting the rating requirements set forth in the Mortgage Loan documents and (2) if, prior to renewal, the current AM Best rating of any such Otherwise Rated Insurer is withdrawn or downgraded, the Borrower replaces any Otherwise Rated Insurer with an insurance company meeting the rating requirements set forth in the Mortgage Loan documents.

10	181 West Madison	(18) Insurance	The Mortgage Loan documents permit a property insurance deductible and a commercial general liability insurance deductible of up to $100,000.
15	1019 Market	(18) Insurance	The Mortgage Loan documents permit a property insurance deductible and a commercial general liability insurance deductible of up to $100,000.

E-2-9

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
3	Kings Plaza	(19) Access; Utilities; Separate Tax Lots	The Mortgaged Property is part of a tax parcel that includes certain non-collateral property owned by Macy’s (the “Macy’s Parcel”). Pursuant to a reciprocal easement agreement between the Mortgagor and Macy’s, the Mortgagor is required to make any payments due on the shared tax parcel directly to the related taxing authority and Macy’s is required to reimburse the Mortgagor for its pro rata share of any such payment. During any period when the Mortgaged Property and the Macy’s Parcel constitute a shared tax lot, any borrower obligation to escrow taxes or covenants to pay taxes will include any taxes attributable to the Macy’s Parcel. Provided that it would be commercially reasonable to do so under the circumstances, the Mortgage Loan documents require the Borrower to apply for, and make commercially reasonable efforts to obtain, approval from the applicable governmental authorities for the division of the Mortgaged Property and the Macy’s Parcel into separate tax lots. In addition, the Mortgage Loan documents (i) provide recourse for losses incurred by the lender as a result of the Mortgaged Property not constituting a separate tax lot, (ii) require the Borrower to cooperate with the lender to effectuate a tax lot split in connection with any enforcement of remedies by the lender under the Mortgage Loan documents and (iii) grant a power of attorney to the lender during the continuance of an event of default to effectuate a tax lot split on behalf of the Borrower.
3	Kings Plaza	(26) Local Law Compliance	Certain building code and fire code violations are open at the Mortgaged Property. The Mortgage Loan documents require the Borrower to use commercially reasonable efforts to cause all notes and notices of violation issued as of the origination date to be cleared and/or removed within a reasonable period of time.

E-2-10

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
20	2142-2172 Nostrand Avenue	(26) Local Law Compliance

The zoning report provided in connection with the Mortgage Loan indicates that there are three open violations for elevators and construction and three open fire code violations for Lot 124, two open violations for elevators and three open fire code violations for Lot 130 listed in the NYC Department of Buildings database and the NYC Fire Department database. Further, a certificate of occupancy for Lot 135 has not been issued for the three-story building (previously a certificate of occupancy was issued in 1960 for a 1-story building). In connection with the foregoing, the Mortgage Loan documents require the Borrower to use commercially reasonable efforts to, or cause the applicable tenant to, diligently work to cure the building, zoning, and/or fire code violations and obtain and deliver a temporary and permanent certificate of occupancy for the relevant lots. The Mortgage Loan documents provide non-recourse carveouts for any losses incurred by the lender as a result of (i) the building, zoning, and/or fire code violations set forth in the zoning report and (ii) the failure to have a temporary or permanent certificate of occupancy with respect to Lot 135; provided, however, there will be no further liability following receipt by the lender of satisfactory evidence that the applicable permanent certificate of occupancy has been received and no enforcement action has been taken by the applicable governmental authority.

25	Home Depot - Cleveland Heights	(26) Local Law Compliance

The zoning report provided in connection with the Mortgage Loan indicates a number a building and zoning code violations at the Mortgaged Property, including, without limitation, unhitched trailer/food truck operating in parking lot, Equipment parked in parking lot, and unstriped parking lot. The Mortgage Loan documents provide non-recourse carveouts for losses incurred by the lender in connection with any zoning or building code violation set forth in the zoning report.

2	Bellagio Hotel and Casino	(27) Licenses and Permits

So long as the Mortgaged Property is subject to the Bellagio Lease, the Borrower’s covenants with respect to any action (including any covenant described in this representation)  are limited to (x) the Borrower not directly taking such prohibited actions (or granting its consent under the Bellagio Lease to permit the Bellagio Tenant to take such a prohibited action to the extent such action is prohibited under the Bellagio Lease) and (y) the Borrower using commercially reasonable efforts to exercise its rights under the Bellagio Lease to cause the Bellagio Tenant to satisfy its obligations under the Bellagio Lease).

7	1633 Broadway	(27) Licenses and Permits	Special permit (Case 72-99 BZ) expires on January 11, 2020; however, such permit is related solely to the Equinox space. Equinox is required under its lease to renew such permit.

E-2-11

2	Bellagio Hotel and Casino	(28) Recourse Obligations

The loss carveout for intentional misrepresentation is limited to material intentional misrepresentation.

The Mortgage Loan documents do not provide for loss carveout for (i) commission of material physical waste at the Mortgaged Property or (ii) any security deposits not delivered to lender upon foreclosure or action in lieu thereof.

The loss carveout with respect to insurance proceeds or condemnation awards or of rents following an event of default is limited to misappropriation or conversion thereof and does not include misapplication thereof.

The failure of the Borrower or the Borrower’s single purpose entity managing member to obtain the lender’s prior written consent to any sale or pledge of the Mortgaged Property or a transfer of the ownership interests in the Borrower or the Borrower’s single purpose entity managing member as required by the Mortgage Loan documents constitutes only a loss carveout.

The aggregate liability of the related guarantor with respect to the full recourse carveouts is capped at 10% of the principal balance of the Mortgage Loan outstanding at the time of the occurrence of such event, plus any and all reasonable third-party costs actually incurred by the lender and/or any administrative agent (including reasonable attorneys’ fees and costs reasonably incurred) in connection with the collection of amounts due.

The Borrower is the only indemnitor under the related environmental indemnity agreement. At origination of the Mortgage Loan, the borrower obtained an environmental insurance policy (the “PLL Policy”) issued by Evanston Insurance Company in the name of the borrowers, with the lender as additional named insured with its successors, assigns and/or affiliates, with per incident and aggregate limits of $25,000,000, a deductible of $50,000 and a term expiring on November 15, 2024, which is before the Mortgage Loan maturity date of December 1, 2029. However, Borrower may obtain such PLL Policy for an initial policy term of five years so long as (x) at least 10 business days prior to the expiration thereof, the Borrower renews or extends such PLL Policy for the shorter of five years or a term not less than a term of at least two years past the maturity date of the Mortgage Loan (the “Required PLL Period”) and (y) for any time during the Required PLL Period that the Borrower does not have such PLL Policy satisfying the requirements of Mortgage Loan documents in effect, any liability pursuant to the environmental indemnity thereof that first arises after the expiration of such PLL Policy and that would have otherwise been covered by the PLL Policy had it been renewed, replaced or extended through the Required PLL Period), provided, however that there will be no liability under the environmental indemnity (x) for any

E-2-12

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

amounts in excess of the applicable coverage amounts of the PLL Policy had the PLL Policy been renewed, replaced or extended through the Required PLL Period and (y) for any amounts which are recovered from the PLL Policy.

The indemnification obligations of the Borrower under the environmental indemnity will terminate three years after the full and indefeasible payment by the Borrower of the Mortgage Loan, provided that with respect to the Mortgaged Property only at the time of such payment, the Borrower furnishes to the indemnitee a Phase I environmental report with respect to the Mortgaged Property which report is from an environmental consultant reasonably acceptable to the indemnitee and the Rating Agencies, which updated environmental report(s) disclose, as of the date of such repayment, no actual or threatened (other than as disclosed in the environmental report delivered to the indemnitee by the Borrower in connection with the origination of the Mortgage Loan) (A) non-compliance with or violation of applicable environmental law (or permits issued pursuant to environmental law) in connection with the Mortgaged Property, (B) the environmental liens encumbering the Mortgaged Property, (C) administrative processes or proceedings or judicial proceedings in directly connected with any matter addressed in the environmental indemnity or (D) presence or release of hazardous substances in, on, above or under the Mortgaged Property that has not been fully remediated in accordance with all applicable environmental law.

3	Kings Plaza	(28) Recourse Obligations

The loss carveout for intentional misrepresentation is limited to material intentional misrepresentation.

The Mortgage Loan documents do not provide for loss recourse carveout with respect to willful misconduct.

The loss recourse carveout with respect to the insurance proceeds or condemnation awards or of rents following an event of default is limited to the misappropriation or conversion thereof, and does not include misapplication thereof.

E-2-13

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
4	3500 Lacey	(28) Recourse Obligations

The loss carveout for intentional misrepresentation is limited to material intentional misrepresentation.

Provided that (a) the obligations under the Mortgage Loan documents (the “Obligations”) have been paid and performed in full in the normal course in accordance with the terms and provisions of the Mortgage Loan documents (and not following an event of default and the exercise of remedies by the indemnitee), (b) at any time on or after the date that the Obligations have been paid and performed in full, the Borrower or the guarantor (individually and collectively, “Indemnitor”) delivers to the indemnitee, at Indemnitor’s sole cost and expense, a Phase I acceptable to the indemnitee in accordance with the environmental indemnity (the “Clean Phase I”), (c) there has been no change in any environmental law or other applicable law prior to the Termination Date (as defined below) which would have the effect of imposing any liability upon a lender/mortgagee for any matter, condition or circumstance for which the indemnitee is entitled to be indemnified under the environmental indemnity notwithstanding the fact that the Obligations have been paid and performed in full, and (d) as of the Termination Date, there is no outstanding complaint, summons, citation, notice, directive, order, claim, litigation, investigation, notice of violation, judicial or administrative proceeding, judgment, letter or other communication from any governmental authority, or any third party, involving violations of any environmental law, releases of hazardous substances or any other environmental condition, the indemnification obligations and liabilities of Indemnitor under the environmental indemnity will terminate on, and be of no further force or effect from and after, the date (the “Termination Date”) that is three (3) years following delivery of the Clean Phase I in accordance with the terms and conditions set forth above.

E-2-14

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
5	FedEx Redmond	(28) Recourse Obligations

the Mortgage Loan does not have a separate carveout guarantor, and each of the related borrowers is the only indemnitor under the related environmental indemnity agreement.

The obligations and liabilities of the Borrower, as the sole environmental indemnitor (the “Indemnitor”), under the environmental indemnity will terminate and be of no further force and effect with respect to any unasserted claim when all of the following conditions are satisfied in full: (i) the Mortgage Loan has been paid in full on or prior to the maturity date of the Mortgage Loan and the Indemnitee has not foreclosed or otherwise taken possession of the Mortgaged Property, (ii) there has been no material change, between the date hereof and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which change would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity, notwithstanding the fact that the Mortgage Loan is paid in full, (iii) the indemnitee has received, at Indemnitor’s expense, an updated environmental report dated within sixty (60) days of the date that the Loan is paid in full showing, to the reasonable satisfaction of the indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity, and (iv) twenty-four (24) months have passed since date that the Mortgage Loan has been paid in full.

7	1633 Broadway	(28) Recourse Obligations

There is no non-recourse carveout guarantor and no separate environmental indemnitor with respect to the Mortgage Loan.

The loss recourse carveout with respect to the insurance proceeds or condemnation awards or of rents following an event of default is limited to the misappropriation of any funds in violation of the Mortgage Loan documents (including misappropriation of revenues, security deposits and/or loss proceeds), but does not include misapplication or conversion thereof.

Any unauthorized voluntary transfer of the Mortgaged Property or any other material collateral (including unauthorized voluntary liens and encumbrances on any material collateral) or prohibited change of control or prohibited pledge, in each case, in violation of the Mortgage Loan documents constitute only loss recourse carveouts instead of full recourse carveouts.

E-2-15

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
10	181 West Madison	(28) Recourse Obligations

There is no separate non-recourse carveout guarantor or environmental indemnitor, and the Borrower is the sole party responsible for breaches or violations of the nonrecourse carve-out provisions in the related Mortgage Loan documents. At origination of the Mortgage Loan, the borrowers obtained an environmental insurance policy issued by the Great American E&S Insurance Co. in the name of the borrowers, with the lender as additional named insured with its successors, assigns and/or affiliates, with per incident and aggregate limits of $10,000,000, a deductible of $25,000 per incident and a term expiring on March 15, 2024.

The loss carveout for material physical waste of the Mortgaged Property is limited to material physical waste of the Mortgaged Property caused by the intentional acts or intentional omissions of the Borrower.

The misapplication of with respect to the insurance proceeds or condemnation awards or of rents following an event of default constitutes a loss carveout only if it remains uncured.

In the event that (i) the Mortgage Loan is paid in full, and (ii) not more than three (3) months prior to the second (2nd) anniversary of the date on which the Mortgage Loan is paid in full (or thereafter if such conditions are satisfied after the second (2nd) anniversary of such date), the Borrower, at its sole cost and expense, delivers to the indemnitee a current Phase I environmental site assessment of the Mortgaged Property in form and substance reasonably satisfactory to the indemnitee and prepared by a qualified environmental consultant chosen or approved by the indemnitee in its sole discretion, (and delivers a follow up Phase II environmental report if required by the Phase I) and such other information or investigations as Indemnitee may reasonably require, which conclude that the Mortgaged Property contains no “recognized environmental conditions” (as that term is used by environmental professionals under applicable ASTM standards), and as of such second (2nd) anniversary there is no outstanding claim for indemnification or request for defense made by the indemnitee or any other Indemnified Party hereunder, the Borrower and the guarantor will be released from its obligations under the environmental indemnity on the second (2nd) anniversary of the date on which the Mortgage Loan is paid in full (or thereafter if such conditions are satisfied after the second (2nd) anniversary of such date).

E-2-16

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
14	490-504 Myrtle Avenue	(28) Recourse Obligations

The loss carveout for material physical waste of the Mortgaged Property is limited to material physical waste of the Mortgaged Property caused by the intentional acts or intentional omissions of the Borrower.

The loss recourse carveout with respect to the insurance proceeds or condemnation awards or of rents following an event of default is limited to the misappropriation or conversion thereof, and does not include misapplication thereof.

date on which the Mortgage Loan is indefeasibly paid or defeased in full in accordance with the Mortgage Loan documents

The obligations and liabilities of the Borrowers and the non-recourse carveout guarantor (individually and collectively, the “Indemnitor”) under the environmental indemnity will terminate if and when all of the following conditions are satisfied: (i) there has been no material change, between the date of the environmental indemnity and the date of proposed termination, in any applicable environmental law which would impose liability on a mortgagee or lender with respect to presence of any hazardous substance or any release, notwithstanding the fact that the Mortgage Loan is paid in full; (ii) the indemnitee will have received an acceptable environmental assessment (the cost of which will be paid by the Indemnitor) dated no more than 180 days following the Trigger Date; (iii) three (3) years have passed since the date on which the Mortgage Loan is indefeasibly paid or defeased in full in accordance with the Mortgage Loan documents (the “Trigger Date”); and (iv) no liability of Indemnitor has arisen under the environmental indemnity in the interim.

E-2-17

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
20	2142-2172 Nostrand Avenue	(28) Recourse Obligations

The environmental obligations and liabilities of the related guarantor under the related Mortgage Loan documents shall terminate and be of no further force and effect with respect to any unasserted claim when all of the following conditions are satisfied in full: (A) the related Mortgage Loan shall have been paid in full and the lender has not foreclosed or otherwise taken possession of any Mortgaged Property, (B) there has been no material change, between the closing date and the date the related Mortgage Loan is paid in full, in any environmental law, the effect of which change would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity, notwithstanding the fact that the related Mortgage Loan is paid in full, (C) the lender has received, at the lender’s expense, an updated environmental report dated within sixty (60) days of the requested release showing, to the reasonable satisfaction of the lender, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity, and (D) twenty-four (24) months have passed since the date that the related Mortgage Loan has been paid in full.

21	Creekside	(28) Recourse Obligations

Provided that (a) the obligations under the Mortgage Loan documents (the “Obligations”) have been paid and performed in full in the normal course in accordance with the terms and provisions of the Mortgage Loan documents (and not following an event of default and the exercise of remedies by the indemnitee), (b) at any time on or after the date that the Obligations have been paid and performed in full, the Borrower or the guarantor (individually and collectively, “Indemnitor”) delivers to the indemnitee, at Indemnitor’s sole cost and expense, a Phase I acceptable to the indemnitee in accordance with the environmental indemnity (the “Clean Phase I”), (c) there has been no change in any environmental law or other applicable law prior to the Termination Date (as defined below) which would have the effect of imposing any liability upon a lender/mortgagee for any matter, condition or circumstance for which the indemnitee is entitled to be indemnified under the environmental indemnity notwithstanding the fact that the Obligations have been paid and performed in full, and (d) as of the Termination Date, there is no outstanding complaint, summons, citation, notice, directive, order, claim, litigation, investigation, notice of violation, judicial or administrative proceeding, judgment, letter or other communication from any governmental authority, or any third party, involving violations of any environmental law, releases of hazardous substances or any other environmental condition, the indemnification obligations and liabilities of Indemnitor under the environmental indemnity will terminate on, and be of no further force or effect from and after, the date (the “Termination Date”) that is three (3) years following delivery of the

E-2-18

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
Clean Phase I in accordance with the terms and conditions set forth above.
15	1019 Market	(28) Recourse Obligations

The non-recourse carveout guarantor’s liability is limited to only a subset of the non-recourse carveouts under the Mortgage Loan documents, which includes the following: (a) any losses incurred by the lender associated with (i) the borrower’s prior ownership of a pair of properties unrelated to the Mortgaged Property, as described in the Mortgage Loan documents (collectively, the “Transferred Properties””), and (ii) certain dispute between the borrower and the largest tenant at the Mortgaged Property, Zendesk, related to the tax expenses at the Mortgaged Property and as more fully described in the tenant estoppel delivered in connection with the loan closing (provided that the borrower will not be liable if the borrower delivers to the lender satisfactory evidence that such dispute has been resolved and the borrower has no further related liability); (b) full recourse liability associated with (i) breach of (A) any “backwards looking” special purpose entity representation, warranty or covenant as set forth in the Mortgage Loan documents, or (B) any environmental representations and warranties related to the Transferred Properties, (ii) any substantive consolidation of the assets and liabilities of the borrower or the borrower’s special purpose entity general partner (“Principal”) with any other party, or (iii) the failure to replace the Principal in accordance with the terms of its organizational documents in the event that (A) the Principal becomes subject to any bankruptcy dissolution, liquidation or similar proceedings or (B) the debt under the Mortgage Loan becomes fully recourse for any losses arising out of that certain dispute regarding damages and losses by Zendesk as a result of a fire at the Mortgaged Property that occurred on August 27, 2019, as described in the tenant estoppel delivered in connection with the loan closing, such recourse liability not to exceed $924,578.71 (provided that the borrower will not be liable if the borrower delivers to the lender satisfactory evidence that such dispute has been resolved and the borrower has no further related liability).

The aggregate liability of the non-recourse carveout guarantor with respect to such subset of the non-recourse carveouts for losses incurred by the lender, as described in the previous paragraph, is capped at 110% of the principal balance of the Mortgage Loan outstanding at the time of the occurrence of such event.

E-2-19

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
22	Amazon Distribution Salem	(28) Recourse Obligations

The indemnification obligations of the borrower and the guarantor (individually and collectively, “Indemnitor”) under the environmental indemnity agreement will terminate two (2) years after the full and indefeasible payment by the Borrower of the Mortgage Loan, provided that at the time of such payment, Indemnitor furnishes to the lender, at Indemnitor’s sole cost and expense, a Phase I environmental report with respect to the Mortgaged Property, which report is from an environmental consultant reasonably acceptable to the lender and the Rating Agencies, which environmental report discloses, as of the date of such repayment, no actual or threatened (other than as disclosed in the environmental report delivered to the lender by Indemnitor in connection with the origination of the Mortgage Loan) (A) non-compliance with or violation of applicable environmental law (or permits issued pursuant to environmental law) in connection with the Mortgaged Property or operations thereon, (B) the environmental liens encumbering the Mortgaged Property, (C) any legal action connected with any matter addressed in the environmental indemnity agreement or (D) presence or release of hazardous substances in, on, above or under the Mortgaged Property that has not been fully remediated in accordance with all applicable environmental law.

3	Kings Plaza	(29) Mortgage Releases

The Mortgage Loan documents permit the Borrower to obtain the release of a parcel improved by a parking garage without payment of a release amount provided, among other conditions,  there is no material diminution of net revenue generated by parking operations at the Mortgaged Property, the number of parking spaces required to satisfy zoning requirements applicable to the Mortgaged Property is not reduced and satisfaction of customary REMIC requirements.

E-2-20

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
2	Bellagio Hotel and Casino	(31) Acts of Terrorism Exclusion

The terrorism coverage required in the Mortgage Loan documents, as it pertains to the Mortgaged Property, may be written a “captive” Insurance Company, provided such “captive” Insurance Company satisfies certain conditions set forth in the Mortgage Loan documents, including, among other things: (i) TRIPRA is in full force and effect; (ii) the terrorism policy issued by such captive insurer, together with any other qualified terrorism policies  in-place, provide per occurrence limit in an amount not less than replacement cost and rent loss coverage as otherwise required;  (iii) except with respect to deductibles permitted under the Bellagio Lease, covered losses that are not reinsured by the federal government under TRIPRA and paid to the captive insurer is reinsured with a cut-through endorsement by an insurance company rated “A” by S&P and “A2” by Moody’s (to the extent Moody’s rates securities which represent an interest in the related Whole Loan and rates the applicable insurance company); (iv) all reinsurance agreements between the captive insurer and other reinsurance providers are subject to the reasonable approval of the lender; and (v) such captive insurer is licensed in the State of Nevada or other jurisdiction to the extent reasonably approved by the lender and qualified to issue the terrorism policy in accordance with applicable legal requirements.

If (A) the Terrorism Risk Insurance Program Reauthorization Act of 2015 or a similar or subsequent statute (“TRIPRA”) is not in effect, (B) TRIPRA or a similar or subsequent statute, extension or reauthorization is modified which results in a material increase in terrorism insurance premiums, or (C) there is a disruption in the terrorism insurance marketplace as the result of a terrorism event which results in a material increase in terrorism insurance premiums, provided that terrorism insurance is commercially available, the borrower will be required to carry terrorism insurance throughout the term of the Mortgage Loan as required by the preceding sentence, but, if any of the events in clauses (A)-(C) occur, the borrower will not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the Mortgaged Property and business interruption/rental loss insurance required under the Mortgage Loan documents (without giving effect to the cost of the terrorism, flood, earthquake and windstorm components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, the borrower will be required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

E-2-21

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
3	Kings Plaza	(31) Acts of Terrorism Exclusion

The Borrower’s obligation to obtain terrorism insurance is limited to the extent of insurance that can be obtained for an amount equal to 200% of the amount of the then annual premiums paid by the Borrower for all-risk coverage under a stand-alone all-risk policy.

10	181 West Madison	(31) Acts of Terrorism Exclusion

If TRIPRA or a similar statute is not in effect, the Borrower will be required to carry terrorism insurance throughout the term of the Mortgage Loan as set forth in the Mortgage Loan documents, but the Borrower will not be required to spend on terrorism more than the an amount equal to two (2) times the amount of the insurance premium payable by the Borrower at such time for casualty and business interruption insurance (without giving effect to the cost of the terrorism and earthquake components of such coverage) at the time that such terrorism coverage is excluded from the applicable policy (on a going forward basis after TRIPRA expires or is otherwise no longer in effect for any reason and following expiration of the applicable terrorism insurance then in place) (the foregoing amount, the “Capped Amount”), and, if the cost of such terrorism coverage exceeds the Capped Amount, the Borrower shall purchase the maximum amount of terrorism coverage available with funds equal to the Capped Amount.

If the Borrower elects to have its insurance coverage provided by a syndicate of insurers, then, if such syndicate consists of five or more members, (A) at least 60% of the insurance coverage (or 75% if such syndicate consists of four or fewer members) and will be provided by insurance companies having a claims paying ability rating of “A” or better by S&P and (B) the remaining 40% of the insurance coverage (or the remaining 25% if such syndicate consists of four or fewer members) will be provided by insurance companies having a claims paying ability rating of “BBB” or better by S&P.

2	Bellagio Hotel and Casino	(32) Due on Sale or Encumbrance

The related Mortgage Loan documents provide that no Restricted Pledge Party (as defined below), other than the Borrower or any future mezzanine borrower, may be restricted from any sale or pledge of its direct or indirect assets, provided such assets are not encumbered or required to be encumbered by the Mortgage Loan or any mezzanine loan.  The assets of a Restricted Pledge Party may include direct or indirect equity interests in the Borrower. “Restricted Pledge Party” means, collectively, Borrower, any mezzanine borrower, or any other direct or indirect equity holder in Mortgagor up to, but not including, the first direct or indirect equity holder that has substantial assets other than its direct or indirect interest in the Mortgaged Property.

E-2-22

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
20	2142-2172 Nostrand Avenue	(34) Defeasance

The Mortgage Loan documents do not require the Borrower to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Loan documents.

2	Bellagio Hotel and Casino	(36) Ground Leases

The related ground lease (the “Ground Lease”) does not condition amendments, terminations or modifications on mortgagee consent.

The expiration of the Ground Lease is April 27, 2033, with two successive extension options for 20 years each, provided that the Borrower/ground lessee provides one year prior written notice.  The Ground Lease does not expressly provide that the extension options are exercisable by a mortgagee; provided, however, the Ground Lease generally requires the landlord thereunder to accept any required ground lessee performance from a mortgagee as if the ground lessee had tendered such performance.

The Ground Lease may be assigned without prior consent of the ground lessor, subject to satisfaction of the following conditions: (i) if applicable, the Borrower or such transferee concurrently pays to the ground lessor the amount (the “Restaurant Reconstruction Fee”) equal to the greater of (A) $1,000,000 or (B) $1,000,000 increased annually by the Consumer Price Index (the “CPI”), and concurrently deposits in escrow the cost to demolish the then existing improvements of the Mortgaged Property, regrade, and restore the Mortgaged Property to a level building pad ready to receive new improvements (the “Demolition Fee”), and (ii) the transferor delivers to the ground lessor a written undertaking that if the transferee rejects the Ground Lease in a bankruptcy proceeding, the transferor will waive any claim that the Ground Lease has thereby been terminated and will remain liable for the Borrower’s obligations under the Ground Lease the same as if the transferee had simply breached the Ground Lease and no bankruptcy had been filed; provided, further, (a) the ground lessee gives the ground lessor 30 days prior notice of the proposed transfer with appropriate documentation as to the proposed transferee’s proposed use of the Mortgaged Property, the financial condition of the proposed transferee and its history, business description and qualifications to operate the improvements, and business reputation; (b) the proposed transferee (other than a sublessee) assumes all covenants and conditions to be performed by the ground lessee pursuant to the Ground Lease accruing from and after the date of such transfer by execution of an instrument in form and substance reasonably satisfactory to the ground lessor; provided, however, that the proposed transferee will not be required to indemnify or defend the ground lessor against any liabilities or damages resulting from any breach by a prior ground lessee,

E-2-23

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

and the assignee causes to be recorded in the official records of Clark County, Nevada, an appropriate instrument reflecting such assignment; (c) no uncured event of default exists under the Ground Lease on the date of such transfer; and (d) the ground lessee has paid, or caused to be paid, to the ground lessor all reasonable costs and expenses incurred by the ground lessor in connection with the transfer, if any, including without limitation all recording fees, transfer and other taxes, attorneys’ fees, escrow fees and fees for title insurance and similar charges.

Notices of default are effective against a mortgagee even if mortgagee does not receive notice; however, the ground lessor is required to provide the mortgagee simultaneously copies of all default notices.

Prior to the ground lessor exercising its remedies under the Ground Lease, including termination, a mortgagee has the right to remedy the default of the ground lessee under the Ground Lease or to cause such default to be remedied within the time period, if any, provided under the Ground Lease to the ground lessee, plus an additional 10 days in the case of a monetary default or an additional 30 days in the case of a non-monetary default. A mortgagee’s cure periods under the Ground Lease are extended for any time that an automatic stay is in effect. However, the mortgagee is not permitted further cure periods or sufficient time to gain possession of the interest of the lessee under the Ground Lease.  Furthermore, the ground lessor is not prohibited from terminating the Ground Lease in the event a mortgagee is proceeding to cure defaults to the extent that the cure periods granted under the Ground Lease have expired.

The Ground Lease provides that insurance proceeds (and condemnation proceeds allocable to the ground lessee’s interest, if the ground lease is not terminated due to condemnation) will be disbursed to the ground lessee; provided that if the ground lessee’s tangible net worth is less than $200,000,000 (as such amount has increased based on a formula based on the CPI since the effective date of the Ground Lease), or if the ground lessor has not theretofore been paid the Restaurant Reconstruction Fee and the Demolition Fee has not been deposited into escrow, such proceeds are required to be held by an “Insurance Trustee” (undefined in the Ground Lease) on behalf of any leasehold mortgagee, ground lessor and ground lessee. To the extent such proceeds are paid to the Borrower, as the ground lessee, they would be required to be disbursed to the Bellagio Tenant as described in the third paragraph of the exception to Representation 18.

The new lease right is conditioned upon both (i) the leasehold mortgagee having a tangible net worth of at

E-2-24

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

least $200,000,000 (as increased annually by a formula based on the CPI from the commencement of the Ground Lease) and concurrently curing all other then-existing defaults under the Ground Lease and (ii) payment by the leasehold mortgagee of the Restaurant Reconstruction Fee and the Demolition Fee.  In addition, upon execution of the new lease, the leasehold mortgagee is required to (i) pay any and all sums which would at the time of the execution thereof be due under the Ground Lease but for termination of the Ground Lease, (ii) cure any default then susceptible of being cured and (iii) pay all reasonable expenses, including reasonable counsel fees, court costs and other reasonable disbursements incurred by the ground lessor in connection with such defaults, termination, recovery of possession of the leased premises and the preparation, execution and delivery of such new lease. In addition, in connection with the rejection of the lease by the ground lessee, the Ground Lease provides the lender with the right to obtain a new lease only if the lender obtains the approval of the bankruptcy court having jurisdiction over the ground lessee prior to terminating the ground lease.

3	Kings Plaza	(36) Ground Leases

A portion of the Mortgaged Property is comprised of the Borrower’s leasehold interest in (i) a marina and (ii) a portion of the land underneath the parking garage (which is otherwise held in fee by the Mortgagor) under a ground lease between the Borrower, as ground lessee, and the City of New York, as ground lessor, that does not comply with clauses (b), (e), (j), (k) and (l) of this Representation and Warranty No. 36.

22	Amazon Distribution Salem	(43) Environmental Conditions

The related ESA noted the presence of a clarifier, sump, and pit, each installed in 2009 by Panasonic and Sanyo, which occupied the Mortgaged Property from 2009 to 2017, to move or store wastewater or other substances collected near the drains located near the warehouse area in connection with manufacturing ingots of crystalline silicon that make up the base material of solar power cells. Each of the clarifier, sump, and pit is reportedly no longer in use, capped and/or equipped with secondary containment, but has not been decommissioned. The ESA also noted the presence of an exterior well, which was reportedly used to provide water for former industrial equipment cooling operations, but is no longer in use and scheduled to be removed. The borrower is required, within 180 days following the loan origination, to remove and decommission (or cause to be removed and decommissioned) such onsite clarifier, sump and pit and decommission the water well, in all instances in accordance with applicable regulatory requirements.

E-2-25

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
2, 3, 4, 7, 10, 14	Bellagio Hotel and Casino Kings Plaza 3500 Lacey 1633 Broadway 181 West Madison 490-504 Myrtle Avenue	(47) Cross-Collateralization	The Mortgage Loan is cross-collateralized and cross-defaulted with the related Companion Loans.

E-2-26

SCHEDULE E-1

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

MORTGAGED PROPERTY FOR WHICH ENVIRONMENTAL INSURANCE IS MAINTAINED

Loan No.	Mortgage Loan

2	Bellagio Hotel and Casino

10	181 West Madison

23	300-314 North College Street

E-2-27

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX F

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Period	Balance($)	Period	Balance($)
1	9,800,000.00	60	9,517,308.13
2	9,800,000.00	61	9,343,411.50
3	9,800,000.00	62	9,200,923.23
4	9,800,000.00	63	9,047,282.13
5	9,800,000.00	64	8,903,730.19
6	9,800,000.00	65	8,749,056.03
7	9,800,000.00	66	8,604,432.87
8	9,800,000.00	67	8,459,290.27
9	9,800,000.00	68	8,303,071.22
10	9,800,000.00	69	8,156,846.13
11	9,800,000.00	70	7,999,575.75
12	9,800,000.00	71	7,852,260.49
13	9,800,000.00	72	7,704,416.10
14	9,800,000.00	73	7,524,637.71
15	9,800,000.00	74	7,375,616.34
16	9,800,000.00	75	7,215,630.15
17	9,800,000.00	76	7,065,498.79
18	9,800,000.00	77	6,904,434.55
19	9,800,000.00	78	6,753,185.33
20	9,800,000.00	79	6,601,392.84
21	9,800,000.00	80	6,438,715.27
22	9,800,000.00	81	6,285,793.14
23	9,800,000.00	82	6,121,025.93
24	9,800,000.00	83	5,966,966.16
25	9,800,000.00	84	5,812,353.00
26	9,800,000.00	85	5,626,438.90
27	9,800,000.00	86	5,470,602.34
28	9,800,000.00	87	5,303,997.10
29	9,800,000.00	88	5,147,002.24
30	9,800,000.00	89	4,979,272.02
31	9,800,000.00	90	4,821,110.64
32	9,800,000.00	91	4,662,381.13
33	9,800,000.00	92	4,492,966.17
34	9,800,000.00	93	4,333,057.84
35	9,800,000.00	94	4,162,497.99
36	9,800,000.00	95	4,001,402.49
37	9,800,000.00	96	3,839,728.29
38	9,800,000.00	97	3,657,433.47
39	9,800,000.00	98	3,494,523.52
40	9,800,000.00	99	3,321,048.43
41	9,800,000.00	100	3,156,930.03
42	9,800,000.00	101	2,982,281.26
43	9,800,000.00	102	2,816,945.83
44	9,800,000.00	103	2,651,016.47
45	9,800,000.00	104	2,474,608.85
46	9,800,000.00	105	2,307,449.62
47	9,800,000.00	106	2,129,847.53
48	9,800,000.00	107	1,961,449.71
49	9,800,000.00	108	1,792,446.94
50	9,800,000.00	109	1,593,489.02
51	9,800,000.00	110	1,423,164.18
52	9,800,000.00	111	1,242,487.58
53	9,800,000.00	112	1,070,901.71
54	9,800,000.00	113	889,000.37
55	9,800,000.00	114	716,144.53
56	9,800,000.00	115	542,667.70
57	9,800,000.00	116	358,929.81
58	9,799,513.80	117	184,169.60
59	9,658,663.90	118 and thereafter	0

F-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	11
Important Notice About Information Presented in This Prospectus	12
Summary of Terms	19
Risk Factors	55
Description of the Mortgage Pool	131
Transaction Parties	232
Credit Risk Retention	266
Description of the Certificates	270
Description of the Mortgage Loan Purchase Agreements	305
Pooling and Servicing Agreement	316
Certain Legal Aspects of Mortgage Loans	420
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	435
Pending Legal Proceedings Involving Transaction Parties	437
Use of Proceeds	437
Yield and Maturity Considerations	437
Material Federal Income Tax Considerations	449
Certain State and Local Tax Considerations	462
Method of Distribution (Conflicts of Interest)	463
Incorporation of Certain Information by Reference	465
Where You Can Find More Information	465
Financial Information	465
Certain ERISA Considerations	466
Legal Investment	470
Legal Matters	470
Ratings	471
Index of Defined Terms	473
ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES	A-1-1
ANNEX A-2	CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES	A-2-1
ANNEX A-3	DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN INFORMATION	A-3-1
ANNEX B	FORM OF REPORT TO CERTIFICATEHOLDERS	B-1
ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT	C-1
ANNEX D-1	GERMAN AMERICAN CAPITAL CORPORATION AND CITI REAL ESTATE FUNDING INC. MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-1-1
ANNEX D-2	EXCEPTIONS TO GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-2-1
ANNEX D-3	EXCEPTIONS TO CREFI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-3-1
ANNEX E-1	JPMORGAN CHASE BANK, NATIONAL ASSOCIATION MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	E-1-1
ANNEX E-2	EXCEPTIONS TO JPMCB MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	E-2-1
ANNEX F	CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE	F-1

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

   $762,321,000
  (Approximate)

Deutsche Mortgage & Asset Receiving Corporation
Depositor

Benchmark 2020-B16 Mortgage Trust
Issuing Entity

Benchmark 2020-B16
Mortgage Trust Commercial Mortgage Pass-Through Certificates,
Series 2020-B16

Class A-1	$4,592,000
Class A-2	$10,098,000
Class A-3	$40,849,000
Class A-SB	$9,800,000
Class A-4	$221,000,000
Class A-5	$311,560,000
Class X-A	$691,854,000
Class A-M	$93,955,000
Class B	$36,301,000
Class C	$34,166,000

PROSPECTUS

Deutsche Bank Securities
Co-Lead Manager and Joint Bookrunner

J.P. Morgan
Co-Lead Manager and Joint Bookrunner

Citigroup
Co-Lead Manager and Joint Bookrunner

Academy Securities
Co-Manager

Drexel Hamilton
Co-Manager

January 27, 2020